As filed with the Securities and Exchange Commission on January 4, 2018

Registration No. 333-222282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RhythmOne plc

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant name into English)

England and Wales	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

251 Kearny Street, 2nd Floor

San Francisco, CA 94108

(415) 655-1450

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ted Hastings

251 Kearny Street, 2nd Floor

San Francisco, CA 94108

(415) 655-1450

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Ted Hastings RhythmOne plc 251 Kearny Street, 2nd Floor San Francisco, California 94108 (415) 655-1450	Mile T. Kurta John Emanoilidis Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036 (212) 880-6000	Paul Porrini Amy Rothstein YuMe, Inc. 1204 Middlefield Road Redwood City, California 94063 (650) 591-9400	James J. Masetti Christina F. Pearson Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233- 4500

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to consummation of the transactions described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging Growth Company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Ordinary shares, no par value	26,338,332	N/A	$69,935,912.97	$8,707.02

Notes:

(1)	Represents the maximum number of RhythmOne plc (“RhythmOne”) ordinary shares estimated to be issuable upon consummation of the Transactions (as defined herein). In accordance with Rule 416, this registration statement also covers an indeterminate number of additional RhythmOne securities as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of YuMe, Inc. (“YuMe”) common stock to be exchanged in the Transactions, computed in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) based on (a) the product of (i) $3.645, the average of the high and low sales prices per share of YuMe common stock on December 20, 2017, as reported by the New York Stock Exchange, and (ii) 35,956,768, the estimated number of shares of YuMe common stock to be exchanged in the Transactions, less (b) $61,126,506.39, the estimated maximum amount of cash payable in the offer and the mergers.
(3)	Calculated in accordance with Rule 457(f) under the Securities Act as the product of the maximum aggregate offering price and $124.50 per $1,000,000 of securities registered.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may be changed. RhythmOne may not complete the exchange offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell or a solicitation to sell these securities in any jurisdiction where such offer, sale or solicitation is not permitted.

PRELIMINARY — SUBJECT TO CHANGE, DATED JANUARY 4, 2018

Offer to Exchange

Each

Outstanding Share of Common Stock

of

YuMe, Inc.

For

$1.70 Cash and 0.7325 Ordinary Shares of RhythmOne plc

by

Redwood Merger Sub I, Inc.

a wholly-owned subsidiary of

RhythmOne plc

RhythmOne plc, a public limited company incorporated and registered in England and Wales with company number 06223359 (“RhythmOne” or the “Company”), through Redwood Merger Sub I, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of RhythmOne (“Purchaser”), is offering to acquire all of the outstanding common stock (the “YuMe Shares”) of YuMe, Inc., a corporation incorporated under the laws of Delaware (“YuMe”), upon the terms and subject to the conditions set out in this prospectus/offer to exchange and in the related letter of transmittal, which terms and conditions are referred to in this prospectus/offer to exchange together, as each may be amended or supplemented from time to time, as the “Offer”.

Pursuant to the Agreement and Plan of Merger and Reorganization, dated September 4, 2017, by and among RhythmOne, Purchaser, Redwood Merger Sub II, Inc. (“Merger Sub Two”), and YuMe (the “Merger Agreement”), YuMe stockholders are being offered a combination of cash and stock consideration for their YuMe Shares. For each YuMe Share held, YuMe stockholders are being offered (i) $1.70 in cash without interest (the “Cash Consideration”) and (ii) 0.7325 ordinary shares of RhythmOne (“RhythmOne Shares”), which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017 (the “Share Consideration”, together with the Cash Consideration, the “Transaction Consideration”).

The Offer is the first step in RhythmOne’s plan to acquire control of, and ultimately all of the outstanding equity in, YuMe. As a second step in such plan, if the Offer is completed, pursuant to the terms and subject to the conditions of the Merger Agreement, as soon as practicable following the consummation of the Offer, RhythmOne intends to consummate a merger of Purchaser with and into YuMe, with YuMe surviving the merger as a wholly-owned subsidiary of RhythmOne (the “First Merger”). Immediately following the First Merger, the surviving corporation will merge with and into Merger Sub Two, with the Merger Sub Two surviving the Second Merger as a wholly-owned subsidiary of RhythmOne (the “Second Merger” and together with the First Merger, the “Mergers,” and the Mergers together with the Offer, the “Transactions”).

The purpose of the First Merger is for RhythmOne to acquire all YuMe Shares that it did not acquire in the Offer. In the First Merger, each outstanding YuMe Share that was not acquired by Purchaser in the Offer (other than certain dissenting, converted and cancelled shares as described further in this prospectus/offer to exchange) will be converted into the right to receive the Transaction Consideration. After the First Merger, YuMe, as the surviving corporation, will be a wholly-owned subsidiary of RhythmOne, and the former stockholders of YuMe will no longer have any direct ownership interest in the surviving corporation. The First Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, if the Offer is completed (such that Purchaser owns at least a majority of the outstanding YuMe Shares), no stockholder vote will be required to complete the First Merger.

If the Offer is successful and the First Merger is completed, holders of YuMe Shares who have not properly tendered in the Offer, and who otherwise comply with the applicable procedures for demanding appraisal under Section 262 of the DGCL, will be entitled to seek appraisal for the “fair value” of their YuMe Shares as determined by the Delaware Court of Chancery. To exercise appraisal rights, a YuMe stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section of this prospectus/offer to exchange entitled “The Offer —Appraisal Rights.”

YUME’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF YUME, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YUME STOCKHOLDERS TENDER THEIR YUME SHARES INTO THE OFFER.

The completion of the Offer is subject to certain conditions, including that at least a majority of the issued and outstanding YuMe Shares are tendered in the Offer, which calculation includes the YuMe Shares resulting from the net exercise of all options that are vested as of immediately prior to the effective time of the First Merger (the “Effective Time”)) and that have an exercise price less than the value of the Transaction Consideration determined in accordance with the Merger Agreement (the “Minimum Tender Condition”). RhythmOne and Purchaser may not, without the prior written consent of YuMe, amend, modify or waive the Minimum Tender Condition. A detailed description of the terms and conditions of the Offer appears under “The Offer” and “The Merger Agreement — Conditions to the Offer” in this prospectus/offer to exchange.

THE OFFER WILL COMMENCE ON JANUARY 4, 2018. THE OFFER, AND YOUR RIGHT TO WITHDRAW YUME SHARES YOU TENDER IN THE OFFER, WILL EXPIRE AT THE TIME THAT IS ONE MINUTE FOLLOWING 11:59 P.M. PACIFIC TIME ON FEBRUARY 1, 2018, UNLESS THE EXPIRATION TIME OF THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

RhythmOne is an “emerging growth company” and a “foreign private issuer” under applicable U.S. securities laws and is eligible for reduced reporting requirements.

The YuMe Shares are listed on the New York Stock Exchange (the “NYSE”). The RhythmOne Shares are admitted to trading on the London Stock Exchange plc’s AIM market (“AIM”). Prior to the completion of the Offer, RhythmOne will apply to the London Stock Exchange plc for approval for admission to trading on AIM the RhythmOne Shares to be issued as partial consideration to YuMe stockholders. Admission will be subject to RhythmOne satisfying the AIM rules (the “AIM Rules”). Following the completion of the Offer and the Mergers, to the extent permitted under applicable law and stock exchange regulations, RhythmOne intends to delist the YuMe Shares from the NYSE.

FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CAREFULLY CONSIDER IN EVALUATING THE OFFER AND THE OTHER TRANSACTIONS, SEE “RISK FACTORS” BEGINNING ON PAGE 36 OF THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS DOCUMENT IS IMPORTANT AND YOU ARE ENCOURAGED TO READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY, INCLUDING THE ANNEXES AND INFORMATION REFERRED TO OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

THIS PROSPECTUS/OFFER TO EXCHANGE IS NOT AN OFFER TO SELL SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OR PURCHASE OF SECURITIES PURSUANT HERETO, IN ANY JURISDICTION IN WHICH SUCH OFFER, SALE OR SOLICITATION IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH JURISDICTION. FURTHER, NO OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY YUME SHARES IS BEING MADE IN COLORADO, OHIO, OKLAHOMA, NEW JERSEY, NORTH DAKOTA AND TEXAS UNTIL SUCH TIME AS RHYTHMONE HAS BEEN INFORMED BY THE APPLICABLE STATE SECURITIES LAW REGULATORS THAT SUCH OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY YUME SHARES IS PERMITTED IN SUCH STATE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE OFFER OR THE OTHER TRANSACTIONS OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROSPECTUS/OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

The date of this prospectus/offer to exchange is January 4, 2018.

IMPORTANT INFORMATION

This prospectus/offer to exchange is not an offer to sell securities and is not a solicitation of an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”) by RhythmOne, constitutes a prospectus of RhythmOne under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the RhythmOne Shares to be delivered to YuMe stockholders pursuant to the Transactions.

RhythmOne and YuMe have not authorized anyone to give information or make any representations about the Transactions, RhythmOne or YuMe that is different from, or in addition to, that contained in this prospectus/offer to exchange or in any of the materials incorporated by reference in this prospectus/offer to exchange. RhythmOne and YuMe take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

The information contained or incorporated in this prospectus/offer to exchange is accurate only as of the date of this prospectus/offer to exchange or the applicable incorporated document unless the information specifically indicates that another date applies, and neither the mailing of this prospectus/offer to exchange to stockholders nor the issuance of RhythmOne Shares in the Offer should create any implication to the contrary.

This prospectus/offer to exchange is not a prospectus published in accordance with the Prospectus Rules made under Part VI of the Financial Services and Markets Act 2000, as amended (“FSMA”). If you are in any doubt about the contents of this prospectus/offer to exchange or the action you should take, you are recommended to seek your own personal financial advice under FSMA.

WHERE YOU CAN FIND MORE INFORMATION

RhythmOne has filed a registration statement on Form F-4 to register with the SEC the RhythmOne Shares to be issued to YuMe stockholders as the share portion of the Transaction Consideration. This prospectus/offer to exchange is a part of that registration statement and constitutes a prospectus of RhythmOne. The registration statement, including the attached annexes and exhibits, contains additional relevant information about RhythmOne and the RhythmOne Shares. This prospectus/offer to exchange does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

YuMe files annual, quarterly and current reports, proxy statements and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including YuMe, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult RhythmOne’s and YuMe’s websites for more information about RhythmOne or YuMe, respectively. RhythmOne’s website is www.rhythmone.com. YuMe’s website is www.yume.com. The web addresses of the SEC, RhythmOne and YuMe have been included as inactive textual references only. These

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websites and the information contained therein or connected thereto are not intended to be incorporated into this prospectus/offer to exchange. Except as specifically incorporated by reference into this prospectus/offer to exchange, information on those websites is not part of this prospectus/offer to exchange.

The SEC allows RhythmOne to “incorporate by reference” certain information of YuMe into this prospectus/offer to exchange that YuMe files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus/offer to exchange. The information incorporated by reference is an important part of this prospectus/offer to exchange. Certain information that is subsequently filed by YuMe with the SEC will automatically update and supersede information in this prospectus/offer to exchange and in earlier filings with the SEC. This prospectus/offer to exchange also contains summaries of certain provisions contained in some of the RhythmOne or YuMe documents described in this prospectus/offer to exchange, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

This prospectus/offer to exchange incorporates important business and financial information about YuMe that is not included in or delivered with this prospectus/offer to exchange. The information and documents listed below, which YuMe has filed with the SEC, are incorporated by reference into this prospectus/offer to exchange (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions form 8-K):

•	YuMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 10, 2017, as amended by the Form 10-K/A filed on April 28, 2017;

•	The portions of YuMe’s Definitive Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2016, filed on June 16, 2017 that are incorporated by reference into Part II of YuMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	YuMe’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017;

•	YuMe’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 8, 2017;

•	YuMe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed on November 8, 2017; and

•	YuMe’s Current Reports on Form 8-K filed on March 6, 2017, April 21, 2017, May 9, 2017, June 22, 2017, July 28, 2017, August 8, 2017, September 5, 2017, September 28, 2017, October 3, 2017 and October 6, 2017.

In addition, all documents filed by YuMe with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus/offer to exchange and prior to completion of the Offer shall be deemed to be incorporated by reference into this prospectus/offer to exchange and made a part of this prospectus/offer to exchange from the respective dates of filing; provided, however, that this prospect/offer to exchange does not incorporate any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

YuMe will provide without charge to each person, including any beneficial owner, to whom this prospectus/offer to exchange is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may obtain copies of those documents by sending your request in writing to YuMe at the following address: YuMe, Inc., 1204 Middlefield Road, Redwood City, CA 94063 or by telephoning YuMe at (650) 591-9400, Attention: Investor Relations.

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In order to receive timely delivery of these documents, YuMe stockholders must make such a request no later than five U.S. business days before the then-scheduled expiration time of the Offer. The expiration time of the Offer is currently at the time that is one minute following 11:59 p.m. Pacific time on February 1, 2018 (the “Expiration Time”), but the actual deadline may change if the Offer is extended.

CURRENCIES AND EXCHANGE RATES

In this prospectus/offer to exchange, unless otherwise specified or the context otherwise requires, references to “$,” “U.S. dollars” or “USD” each refer to the lawful currency of the United States of America and references to “£,” “pounds sterling,” “pence” or “GBP” are to the lawful currency of the United Kingdom.

The following table sets forth the high and low noon buying rates of each month of the last six months, as certified for customs purposes by the Federal Reserve Bank of New York, for the pound sterling expressed in U.S. dollars per pound sterling.

	High	Low
Monthly data
June 2017	1.2995	1.2628
July 2017	1.3196	1.2851
August 2017	1.3236	1.2787
September 2017	1.3578	1.2972
October 2017	1.3304	1.3063
November 2017	1.3506	1.3067
December 2017	1.3529	1.3316

The following table sets forth for each year the average of the noon buying rates on the last business day of each month of that year, as certified for customs purposes by the Federal Reserve Bank of New York, for the pound sterling expressed in U.S. dollars per pound sterling for each of the five most recent fiscal years.

Average Rate for the Period
Annual data (Fiscal Year ended March 31)
2013	1.5924
2014	1.5668
2015	1.6461
2016	1.5250
2017	1.3444

On December 29, 2017, the latest practicable date prior to this filing, the noon buying rate was £1 = $1.3529.

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(continued)

MARKET, INDUSTRY AND OTHER DATA

Some of the market, industry and other data contained in this prospectus/offer to exchange are based on independent industry publications, including those generated by eMarketer, Pixalate, or other publicly available information. This information involves many assumptions and limitations. Although RhythmOne believes that each source is reliable as of its respective date, RhythmOne has not independently verified the accuracy or completeness of this information. The industry in which RhythmOne operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”, which could cause results to differ materially from those expressed in these independent publications.

HELPFUL INFORMATION

Certain Defined Terms

Unless otherwise specified or if the context so requires, in this prospectus/offer to exchange:

“AIM” refers to the London Stock Exchange plc’s AIM market.

“Board Recommendation” refers to the recommendation of the YuMe board of directors to the YuMe stockholders to accept the Offer and tender their YuMe Shares pursuant to the Offer.

“Cash Consideration” refers to the $1.70 in cash without interest being offered for each YuMe Share.

“Closing” refers to the closing of the Mergers that will take place at 8:00 a.m. (East Coast time) on the same date as Purchaser’s acceptance of YuMe Shares tendered in the Offer.

“Closing Date” refers to such date upon which the Closing occurs.

“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Companies Act (2006) (United Kingdom).

“Converted RhythmOne Option” refers to In-the-Money YuMe Options that were unvested and outstanding as of immediately prior to the Effective Time, to the extent held by a continuing service provider, and have been converted into options to purchase RhythmOne Shares, generally having the same terms and conditions as applied prior to the Mergers, except for an adjusted share count and adjusted per-share exercise price.

“Converted RhythmOne RSU” refers to YuMe RSUs that were unvested and outstanding as of the Effective Time, to the extent held by a continuing service provider, and have been converted into RSUs with respect to RhythmOne Shares, generally having the same terms and conditions as applied prior to the Mergers, except for an adjusted share count.

“DB Group” refers to Deutsche Bank AG and its affiliates.

“Deutsche Bank” refers to Deutsche Bank Securities Inc.

“DGCL” refers to the General Corporation Law of the State of Delaware.

“DTC” refers to the Depository Trust Company.

“Effective Time” refers to the effective time of the First Merger.

“Equity Award Conversion Ratio” refers to the quotient of (x) the Transaction Consideration Value divided by (y) the volume-weighted average trading price (rounded to the nearest one ten-thousandth) of RhythmOne Shares on AIM over the five (5) consecutive trading days ending on the last trading day prior to the Effective Time, as converted from pounds sterling to U.S. dollars using the exchange ratio quoted by Bloomberg at approximately 10:30am Pacific Time on the last trading day prior to the Effective Time.

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” refers to Computershare Trust Company, N.A. as the depositary and exchange agent retained by RhythmOne to handle the exchange of shares for the Transaction Consideration in both the Offer and the First Merger.

“Expiration Time” refers to the time that is one minute following 11:59 p.m. Pacific time on February 1, 2018, which is the time the Offer is scheduled to expire.

“First Merger” refers to the merger of the Purchaser with and into YuMe, with YuMe surviving the merger as a wholly owned subsidiary of RhythmOne.

“First Surviving Corporation” refers to the surviving entity in the First Merger.

“FSMA” refers to the Financial Services and Markets Act 2000, as amended.

“HSR Condition” refers to the condition that all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of the YuMe Shares pursuant to the Offer will have expired or been terminated.

“IRS” refers to the Internal Revenue Service.

“JOBS Act” refers to the Jumpstart Our Business Startups Act.

“Mergers” refers to the First Merger together with the Second Merger.

“Merger Agreement” refers to the Agreement and Plan of Merger and Reorganization, dated September 4, 2017, by and among RhythmOne, Purchaser, Redwood Merger Sub II, Inc., and YuMe.

“Merger Sub Two” refers to Redwood Merger Sub II, Inc.

“Minimum Tender Condition” refers to the condition that the completion of the Offer is subject to at least a majority of the issued and outstanding YuMe Shares being tendered in the Offer, which calculation shall include the YuMe Shares resulting from the net exercise of all options that are vested as of immediately prior to the Effective Time and which have an exercise price less than the Transaction Consideration.

“NYSE” refers to the New York Stock Exchange.

“Offer” refers to the offer, whereby Purchaser is offering to acquire all of the outstanding common shares of YuMe, upon the terms and subject to the conditions set out in this prospectus/offer to exchange and in the related letter of transmittal, which terms and conditions are referred to in this prospectus/offer to exchange together, as each may be amended or supplemented from time to time.

“Offer Conditions” refers to certain conditions to the Offer as described in Exhibit B to the Merger Agreement.

“Offer Documents” refer to, collectively, a Schedule TO and the documents included therein pursuant to which the Offer shall be made, including an offer to purchase, a letter of transmittal, and other ancillary Offer documents.

“Outside Date” refers to March 31, 2018 (which may be extended to April 30, 2018 in certain circumstances in accordance with the Merger Agreement).

“Panel” refers to the U.K. Panel for Takeovers and Mergers.

“Perk” refers to Perk Inc.

“PFIC” refers to a passive foreign investment company.

“Purchaser” refers to Redwood Merger Sub I, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of RhythmOne.

“Radium” refers to RadiumOne, Inc.

“Rhythm” refers to Rhythm NewMedia.

“RhythmOne” refers to RhythmOne plc.

“RhythmOne Representation and Warranty Condition” refers to YuMe’s right to terminate the Merger agreement due to the representations and warranties of RhythmOne contained in the Merger Agreement not being true and correct as of the date of the Merger Agreement and the Expiration Time of the Offer, subject to specified materiality standards.

“RhythmOne Shareholder Approval Condition” refers to the RhythmOne shareholder approval required to authorize the allotment and issue of the Share Consideration.

“RhythmOne Shares” refers to the ordinary shares of RhythmOne.

“Sarbanes-Oxley Act” refers to the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SEC” refers to the Securities and Exchange Commission.

“SEC Condition” refers to the condition to the Offer that the registration statement on Form F-4 relating to the Offer (of which this prospectus/offer to exchange is a part) shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of such registration statement shall not have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

“Second Merger” refers to the merger immediately following the First Merger, whereby the surviving corporation will merge with and into Merger Sub, with the Merger Sub surviving the Second Merger as a wholly-owned subsidiary of RhythmOne.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

“Share Consideration” refers to the 0.7325 RhythmOne Shares being offered to the YuMe stockholders pursuant to the Offer.

“Supporting Stockholders” refers to certain YuMe stockholders that entered into the Tender and Support Agreement.

“Tender and Support Agreement” refers to the tender and support agreement entered into by each of VIEX Capital Advisors, LLC, AVI Partners, LLC and their respective affiliates, each director and executive officer of YuMe, and RhythmOne concurrently with the execution of the Merger Agreement, pursuant to which, among other things and subject to the terms and conditions therein, each such stockholder, director or executive officer agreed to tender, and not withdraw, all of their respective YuMe Shares into the Offer.

“Transaction Consideration” refers to the Share Consideration together with the Cash Consideration.

“Transaction Consideration Value” refers to the sum of (x) the Cash Consideration plus (y) the product of the (i) Share Consideration multiplied by (ii) the volume-weighted average trading price (rounded to the nearest one ten-thousandth) of RhythmOne Shares on the AIM over the five (5) consecutive trading days ending on the last trading day prior to the Effective Time as converted from Sterling Pounds to U.S. Dollars using the exchange ratio quoted by Bloomberg at approximately 10:30am Pacific Time on the last trading day prior to the Effective Time.

“Transactions” refers to the Mergers together with the Offer.

“U.S. GAAP” refers to the accounting principles generally accepted in the United States.

“YuMe” refers to YuMe, Inc.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions that you, as a YuMe stockholder, may have regarding the Offer and the Mergers along with answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained or incorporated by reference in the remainder of this prospectus/offer to exchange or the annexes to this prospectus/offer to exchange, and this information is qualified in its entirety by the more detailed descriptions and explanations contained therein. RhythmOne urges you to carefully read this prospectus/offer to exchange, including any documents incorporated by reference, and its annexes in their entirety prior to making any decision as whether to tender your YuMe Shares in the Offer.

Who is making the Offer?

RhythmOne, through its wholly-owned subsidiary, Purchaser, is making the Offer to purchase all of the outstanding YuMe Shares.

RhythmOne is a technology media company that connects digital audiences with brands through premium content across devices. Founded in 2004 as a video search company, RhythmOne works with advertisers, publishers and content providers to offer fully integrated, cross-screen advertising and content distribution solutions that span across desktop, mobile channels and video, rich media, display, social and native formats.

What is RhythmOne proposing?

Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, RhythmOne is proposing to acquire control of, and ultimately acquire all of the outstanding equity in, YuMe.

The Offer is the first step in RhythmOne’s plan to acquire all of the outstanding YuMe Shares, and the First Merger is the second step in such plan. In the Offer, if a sufficient number of YuMe Shares are validly tendered into the Offer and not properly withdrawn such that, together with any YuMe Shares owned by RhythmOne, Purchaser and RhythmOne’s other subsidiaries, RhythmOne will directly or indirectly own at least a majority of the then-outstanding YuMe Shares, then subject to the satisfaction or waiver of the other conditions to the Offer, Purchaser will accept for exchange, and exchange, the YuMe Shares validly tendered and not properly withdrawn in the Offer for the Transaction Consideration.

As soon as practicable following the completion of the Offer, and as the second step in RhythmOne’s plan to acquire all of the outstanding YuMe Shares, the First Merger will be consummated whereby Purchaser will merge with and into YuMe, with YuMe surviving the First Merger as a wholly-owned subsidiary of RhythmOne. The purpose of the First Merger is for RhythmOne to acquire all remaining YuMe Shares that it did not acquire in the Offer. In the First Merger, each outstanding YuMe Share that was not acquired by Purchaser in the Offer (other than certain dissenting, converted and cancelled shares, as described further in this prospectus/offer to exchange) will be converted into the right to receive the Transaction Consideration.

After the First Merger, YuMe, as the surviving corporation, will be a wholly-owned subsidiary of RhythmOne, and the former stockholders of YuMe will no longer have any direct ownership interest in the surviving corporation. The First Merger will be governed by Section 251(h) of the DGCL, and accordingly, if the Offer is completed, no YuMe stockholder vote will be required to consummate the First Merger.

Immediately following the First Merger, the Second Merger will be consummated whereby YuMe, as the surviving corporation in the First Merger, will merge with and into Merger Sub Two, with Merger Sub Two surviving the Second Merger. The purpose of the Second Merger is to create the possibility (but not the certainty) that YuMe stockholders who tender their YuMe Shares in exchange for RhythmOne Shares pursuant to the Offer could qualify for U.S. tax-free treatment (in part). The Second Merger will be governed by Section 267 of the DGCL. The Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Please read the discussion under “Material U.S. Federal Income Tax Considerations” for more information.

What consideration is being offered for my YuMe Shares?

YuMe stockholders are being offered a combination of cash and share consideration for their YuMe Shares. For each YuMe Share held, YuMe stockholders are being offered (i) $1.70 in cash and (ii) 0.7325 RhythmOne Shares, which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

This represented an implied value of $5.20 per YuMe Share based upon the pre-share consolidation exchange ratio of 7.325 RhythmOne Shares, the closing price per RhythmOne Share of £0.37 on August 22, 2017, the last trading day prior to RhythmOne’s public confirmation that it was in discussions with YuMe, a U.S. dollar to pound sterling exchange of 1.292x and the $1.70 in cash payable per YuMe Share. Such implied value of $5.20 per YuMe Share represented a premium to the closing price of $5.06 per YuMe Share on August 22, 2017, to the volume weighted average closing price of $4.51 per YuMe Share for the 30 days ended August 22, 2017, and to the closing price of $3.44 per YuMe Share on November 9, 2016, which was the trading day prior to the public announcement by YuMe of its intent to explore and evaluate a range of strategic alternatives.

If you do not tender your YuMe Shares into the Offer, but the First Merger is completed, you will receive the Transaction Consideration in the First Merger in exchange for your YuMe Shares.

What will I receive if I accept the Offer?

YuMe stockholders who validly tender and do not withdraw their YuMe Shares prior to the Expiration Time will receive the Transaction Consideration.

Because the Merger Agreement provides for a fixed number of RhythmOne Shares to be issued in the Offer and the First Merger as part of the Transaction Consideration payable in exchange for each YuMe Share, the value of the Transaction Consideration that YuMe stockholders will receive will depend on the market price of RhythmOne Shares and the exchange rate of pounds sterling to U.S. dollars at the time the Offer and the First Merger are completed. As a result, the value of the Transaction Consideration that YuMe stockholders will receive upon the completion of the Offer and the First Merger could be greater than, less than or the same as the value of the Transaction Consideration on the date of this prospectus/offer to exchange.

How will the Cash Consideration component of the Transaction Consideration be financed?

RhythmOne currently intends to finance the Cash Consideration component of the Transaction Consideration (approximately $60.0 million) and related fees and expenses using existing cash resources as well as a drawing under the facility provided by the Subordinated Loan and Security Agreement, dated as of November 8, 2017, among Silicon Valley Bank, as lender (“SVB”), and certain of RhythmOne’s subsidiaries (including the Purchaser and Merger Sub Two), as borrowers (the “Borrowers”), pursuant to which SVB will make available to one or more of the Borrowers a subordinated loan not to exceed $35.0 million (the “Bridge Facility”). The Bridge Facility matures on the earlier of July 30, 2018 and the date that is 120 days after the funding of the subordinated loan under the Bridge Facility. It is currently expected that the Bridge Facility at maturity will be paid off with cash resources available to the combined RhythmOne and YuMe company. See “Background to and Reasons for the Transaction — Sources and Amount of Funds”.

What are the most significant conditions to the Offer?

The Offer is subject to a number of conditions, including:

1.	that at least a majority of the issued and outstanding YuMe Shares are tendered in the Offer, which calculation shall include the YuMe Shares resulting from the net exercise of all options that have vested prior to the Effective Time and that have an exercise price less than the value of the Transaction Consideration determined in accordance with the Merger Agreement;

2.	the expiration or termination of the waiting period applicable to the Offer and the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”);

3.	the registration statement on Form F-4, of which this prospectus/offer to exchange is a part, shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of such registration statement shall not have been issued by the SEC, and no proceedings for that purposes shall have been initiated or threatened by the SEC;

4.	(i) the RhythmOne Shares to be issued in the Offer and the First Merger shall have been approved for admission to trading on AIM; and (ii) the RhythmOne shareholder approval required to authorize the allotment and issue of the Share Consideration shall have been satisfied (the condition in this clause (ii), the “RhythmOne Shareholder Approval Condition”);

5.	no judgment will have been issued by a court of competent jurisdiction or by a governmental authority, or any law or other legal restraint or prohibition, will be in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

6.	there will not have occurred any material adverse effect on YuMe that is continuing, or there shall have occurred any effect that would reasonably be expected to result in a material adverse effect on YuMe;

7.	the representations and warranties of YuMe contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and the Expiration Time of the Offer, subject to specified materiality standards set forth in the Merger Agreement;

8.	YuMe having performed and complied with, in all material respects, all obligations, agreements and covenants of YuMe to be performed or complied with by it under the Merger Agreement;

9.	the Merger Agreement will have not have been terminated in accordance with its terms;

10.	no event will have occurred and remain outstanding or uncured that, with notice or lapse of time or both, would provide (i) RhythmOne the right to terminate the Merger Agreement or (ii) YuMe the right to terminate the Merger Agreement due to the representations and warranties of RhythmOne contained in the Merger Agreement not being true and correct as of the date of the Merger Agreement and the Expiration Time of the Offer, subject to specified materiality standards (the condition in this clause (ii), the “RhythmOne Representation and Warranty Condition”); and

11.	YuMe having at least $32 million in cash and cash equivalents at the consummation of the Offer.

RhythmOne reserves the right to waive, in whole or in part, subject to certain exceptions, any condition to the Offer, except for the Minimum Tender Condition and the RhythmOne Representation and Warranty Condition. The Offer is not subject to any financing condition.

As of the date of this prospectus/offer to exchange, all of the above conditions to the Offer remain outstanding other than the HSR Condition and the RhythmOne Shareholder Approval Condition, both of which have been satisfied.

See “The Merger Agreement — Conditions to the Offer” for additional information.

Is RhythmOne’s financial condition relevant to my decision to tender into the Offer?

Yes. The YuMe Shares validly tendered and accepted for payment in the Offer will be exchanged for cash and RhythmOne Shares. You should consider RhythmOne’s financial condition before you decide to become a holder of RhythmOne Shares by tendering your YuMe Shares in the Offer.

Does RhythmOne’s board of directors support the Offer?

Yes. RhythmOne’s board of directors has unanimously:

•	determined that it is in the best interests of RhythmOne to enter into the Merger Agreement and consummate the Transactions, including the issuance of RhythmOne Shares in the Transactions;

•	approved the Merger Agreement and authorized and approved the issuance of RhythmOne Shares in the Transactions; and

•	recommended that the shareholders of RhythmOne approve the issuance of RhythmOne Shares in the Transactions.

RhythmOne called a meeting of its shareholders in accordance with U.K. legislation that was held on September 25, 2017, and at that meeting, the requisite resolutions were passed giving the directors of RhythmOne the ability to issue the RhythmOne Shares as the Share Consideration pursuant to the Offer and the First Merger, thereby satisfying the RhythmOne Shareholder Approval Condition.

Does YuMe’s board of directors support the Offer?

Yes. YuMe’s board of directors has unanimously:

•	approved the Merger Agreement and authorized and approved the Offer; and

•	determined that the form, terms and provisions of the Merger Agreement, the performance by YuMe of its obligations thereunder and the consummation by YuMe of the transactions contemplated thereby, including the Mergers, are advisable and fair to and in the best interests of YuMe and its stockholders.

YuMe’s board of directors has also unanimously recommended that the holders of YuMe Shares accept the Offer and tender their YuMe Shares pursuant to the Offer. A description of the reasons for this recommendation is also set forth in the Schedule 14D-9, which will be filed by YuMe with the SEC on January 4, 2018.

Have any YuMe stockholders or YuMe directors and executive officers agreed to support the Transactions?

Yes. Concurrently with the execution of the Merger Agreement, each of VIEX Capital Advisors, LLC, AVI Partners, LLC, their respective affiliates, and each director and executive officer of YuMe has entered into the Tender and Support Agreement with RhythmOne, pursuant to which, among other things and subject to the terms and conditions therein, each such YuMe stockholder, director or executive officer has agreed to tender, and not withdraw, all of their respective YuMe Shares into the Offer. Such stockholders and directors and officers beneficially owned, in the aggregate, approximately 29.0% of the YuMe Shares outstanding as of January 2, 2018 (including equity awards to be accelerated in connection with the Transactions, included in both the YuMe Shares beneficially owned by such stockholders and directors and officers and the total outstanding YuMe Shares). See “Tender and Support Agreement”.

How do I accept the Offer?

YuMe stockholders whose YuMe Shares are registered in the share register of YuMe, referred to as registered holders, must return a properly completed and duly executed letter of transmittal. If you hold your YuMe Shares through a financial intermediary, broker, dealer, commercial bank, trust company or other entity, you should instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your YuMe Shares to tender your YuMe Shares to the Exchange Agent (as defined herein) by means of delivery through the book-entry confirmation facilities of DTC, before the expiration of the Offer.

When does the Offer expire, and under what circumstances will the Offer be extended?

The Offer will expire at the time that is one minute following 11:59 p.m. Pacific time on February 1, 2018, unless the Offer is extended in accordance with U.S. tender offer rules and the terms of the Merger Agreement, as set out herein.

If one or more conditions to the Offer set out in the Merger Agreement and described in this prospectus/offer to exchange under “The Merger Agreement — Conditions to the Offer” is not satisfied or, to the extent permitted under the Merger Agreement, waived, Purchaser will extend the period of time for which the Offer is open for successive periods of 10 business days each or such other number of business days as RhythmOne and YuMe may agree in order to permit the satisfaction of the conditions to the Offer, until all the conditions set out in “The Merger Agreement — Conditions to the Offer” have been satisfied or waived, provided that neither RhythmOne nor Purchaser will be required to extend the Offer beyond March 31, 2018, which may be extended to April 30, 2018 in certain circumstances (the “Outside Date”) as provided for in the Merger Agreement.

Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any period required by law.

In the event that the Offer is extended for any reason, the Offer will remain open for acceptance until the expiration of the relevant extension period. Any extension of the Offer period will be announced by RhythmOne or Purchaser by the issuance of a press release by no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time.

During any extension, any YuMe Shares validly tendered and not properly withdrawn will remain subject to purchase in the Offer, subject to the right of each YuMe stockholder to withdraw the YuMe Shares that such holder has previously tendered. See “How do I withdraw previously tendered YuMe Shares” below.

Will there be a subsequent offering period?

RhythmOne does not anticipate making any “subsequent offering period” (as contemplated by Rule 14d-11 of the Exchange Act) available after the Offer.

How will I know if the Offer is extended?

RhythmOne or Purchaser will announce any extension of the Offer by issuing a press release by no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time.

Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that any material changes to an Offer be promptly disseminated to YuMe stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which RhythmOne or Purchaser may choose to make any public announcement, it will have no obligation to communicate any public announcement other than as described above.

When will I be notified of the results of the Offer?

Unless the Offer period is extended, RhythmOne or Purchaser will make a public announcement no later than 9:00 a.m. New York City time on the next U.S. business day following the previously scheduled Expiration Time, stating whether (i) the conditions to the Offer have been satisfied or waived or (ii) the Offer is terminated, as a result of any of the conditions to the Offer not having been satisfied or waived.

In accordance with the U.S. tender offer rules, any extension of the Offer period will be announced by no later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled Expiration Time. RhythmOne or Purchaser will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether RhythmOne will cause Purchaser to accept the tendered YuMe Shares for exchange, as promptly as practicable following the scheduled Expiration Time.

After I tender my YuMe Shares, may I change my mind and withdraw them?

Yes. You may withdraw your YuMe Shares at any time before the Expiration Time and at any time after the Expiration Time until Purchaser accepts the YuMe Shares for exchange. Once Purchaser accepts YuMe Shares for exchange pursuant to the Offer, all withdrawal rights will terminate and you will not be able to withdraw any tendered YuMe Shares.

How do I withdraw previously tendered YuMe Shares?

If you tendered your YuMe Shares by delivering a letter of transmittal to the Exchange Agent, you may withdraw your YuMe Shares by delivering to the Exchange Agent a properly completed and duly executed notice of withdrawal, guaranteed by an eligible guarantor institution (if the letter of transmittal requires a signature guarantee) before the Expiration Time or before Purchaser accepts the YuMe Shares for exchange.

If you tendered your YuMe Shares by means of the book-entry confirmation facilities of DTC, you may withdraw your YuMe Shares by instructing your financial intermediary, broker, dealer, commercial bank, trust company or other entity through which you hold your YuMe Shares to cause the DTC participant through which your YuMe Shares were tendered to deliver a notice of withdrawal to the Exchange Agent through the book-entry confirmation facilities of DTC before the Expiration Time or before Purchaser accepts the YuMe Shares for exchange.

See “The Offer — Withdrawal Rights” for more information about the procedures for withdrawing your previously tendered YuMe Shares.

Do I need to do anything if I want to retain my YuMe Shares?

No. If you want to retain your YuMe Shares, you do not need to take any action. However, if RhythmOne completes the Offer, it intends to complete the First Merger as soon as practicable thereafter, which will result in the cancellation of all YuMe Shares outstanding as of immediately prior to the Effective Time.

Do the statements on the cover page regarding this prospectus/offer to exchange being subject to change and the registration statement filed with the SEC not yet being effective mean that the Offer has not commenced?

No. As permitted under SEC rules, RhythmOne may commence the Offer without the registration statement, of which this prospectus/offer to exchange is a part, having been declared effective by the SEC. RhythmOne cannot, however, complete the Offer and accept for exchange any YuMe Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived.

What happens if I do not tender my YuMe Shares?

If RhythmOne completes the Offer, it intends to complete the First Merger as soon as practicable following the completion of the Offer. Upon consummation of the First Merger, each YuMe Share that has not been tendered and accepted for exchange in the Offer, unless appraisal under Delaware law for such shares has been properly demanded, and other than shares held in treasury by YuMe or YuMe Shares held by RhythmOne or any subsidiary of RhythmOne, will be converted in the First Merger into the right to receive the Transaction Consideration.

If the Offer is completed, will YuMe continue as a public company?

No. If the Mergers take place, YuMe will no longer be publicly traded, and YuMe’s business will be held in an indirect wholly-owned subsidiary of RhythmOne. RhythmOne is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, to consummate the First Merger as soon as practicable following its acceptance for exchange of YuMe Shares in the Offer. The First Merger will be governed by Section 251(h) of the DGCL, and accordingly, if the Offer is completed, no YuMe stockholder vote will be required to consummate the First Merger. As such, RhythmOne anticipates that, if the Offer is completed, the First Merger will be completed on the same day as the Offer.

If my YuMe Shares are acquired in the Offer, how will my rights as a YuMe stockholder change?

The rights of YuMe stockholders are governed by Delaware law and YuMe’s restated certificate of incorporation. If your YuMe Shares are acquired in the Offer, you will become a holder of RhythmOne Shares. Your rights as a holder of RhythmOne Shares will be governed by laws of England and Wales and by RhythmOne’s articles of association. For a discussion of the differences in such rights of holders, see “Comparison of Shareholders’ Rights.”

Do I have appraisal rights under the Offer with respect to the YuMe Shares?

Appraisal rights are not available in connection with the Offer, and YuMe stockholders who tender their shares in the Offer will not have appraisal rights in connection with the First Merger. However, if the Offer is successful and Purchaser accepts YuMe Shares in the Offer and the First Merger is completed, holders of YuMe Shares will be entitled to exercise appraisal rights in connection with the First Merger and seek appraisal for the “fair value” of their YuMe Shares if they did not properly tender their YuMe Shares into the Offer and if they satisfy the other requirements and comply with the applicable procedures for demanding appraisal rights prescribed by Delaware law.

YuMe stockholders who (i) did not tender their YuMe Shares into the Offer, (ii) demand appraisal of their YuMe Shares in accordance with Section 262 of the DGCL and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to receive a judicial determination of the fair value of their YuMe Shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the First Merger) and to receive payment of such fair value in cash in lieu of receiving the Transaction Consideration. Any such judicial determination of the fair value of YuMe Shares could be based upon considerations other than, or in addition to, the Transaction Consideration and the market value of YuMe Shares. The value so determined could be higher or lower than, or the same as, the Transaction Consideration per YuMe Share paid by RhythmOne pursuant to the Offer and the First Merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the First Merger, are not opinions as to fair value for the purposes of appraisal under applicable Delaware law.

Under Section 262 of the DGCL, where a merger or consolidation is approved under Section 251(h), either a constituent corporation before the effective date of the Merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9, which is expected to be mailed to YuMe stockholders on January 4, 2018, constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by YuMe stockholders desiring to exercise appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex B to the Schedule 14D-9. See “The Offer — Appraisal Rights.”

What happens if the Offer is not completed?

If the Offer is not completed:

•	and you tendered your YuMe Shares by delivering a letter of transmittal, your YuMe Shares will be returned to you promptly following the announcement that the Offer has not been completed; or

•	you tendered your YuMe Shares by book-entry transfer, your YuMe Shares will be credited to an account maintained at the original book-entry transfer facility to which the YuMe Shares were tendered.

Under no circumstances will RhythmOne or Purchaser pay, or otherwise agree to be responsible for the payment of, interest or other fees, expenses or other costs of holders YuMe Shares if the Offer is not completed.

What percentage of RhythmOne Shares will be owned by the former YuMe stockholders after the Offer is completed?

If all of the issued and outstanding YuMe Shares are validly tendered and exchanged pursuant to the terms of the Offer, the former YuMe stockholders will own approximately 34% of the RhythmOne Shares, and holders of existing RhythmOne Shares will own approximately 66% of the RhythmOne Shares.

Will I have to pay any transaction fees or brokerage commissions?

You will not have to pay any transaction fees or brokerage commissions if:

•	your YuMe Shares are registered in your name and you tender them to the Exchange Agent; or

•	you instruct your financial intermediary, broker, dealer, commercial bank, trust company or other entity to tender your YuMe Shares, subject to the policies of such financial intermediary, broker, dealer, commercial bank, trust company or other entity.

What are the material United States federal income tax consequences of the Transactions to YuMe stockholders?

The qualification of the Offer and the Mergers as a tax-free “reorganization” within the meaning of Section 368(a) of the Code is uncertain. Thus, no representation is made as to whether the Offer and the Mergers will qualify as a reorganization for U.S. federal income tax purposes, nor will YuMe or RhythmOne seek or obtain either a ruling from the IRS or an opinion of legal counsel regarding the tax consequences of the Transactions. If the Offer and the Mergers do not qualify as a tax-free reorganization, then the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration will be a fully taxable transaction to U.S. Holders for U.S. federal income tax purposes.

If the Offer and the Mergers, taken together, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and certain requirements under Section 367(a) of the Code are satisfied, then a U.S. Holder who exchanges YuMe Shares for RhythmOne Shares and Cash Consideration in the Transactions generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized and (ii) the Cash Consideration received in the Transactions. As described more fully in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Transactions to U.S. Holders of YuMe Shares —Application of Section 368(a),” the qualification of the Offer and the Mergers as a reorganization under Section 368(a) of the Code is uncertain. Moreover, even if the Offer and the Mergers qualify as a reorganization, under Section 367(a)(1) of the Code and the Treasury Regulations thereunder, a U.S. Holder generally will be required to recognize all gain (but not loss) realized upon the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration, unless certain additional requirements are met, including the requirement that the value of RhythmOne equals or exceeds the value of YuMe, as specifically determined for purposes of Section 367 of the Code, as of the closing date of the Transactions. Whether this requirement is met cannot be known with sufficient certainty until the closing date of the Transactions. As a result, in deciding whether to tender YuMe Shares into the Offer, U.S. Holders should consider the possibility that the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration will be a fully taxable transaction to them for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Transactions are complex, and you are urged to consult your tax adviser regarding the tax consequences of the Transactions with regard to your particular circumstances. See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences summarized above.

What is the market value of the YuMe Shares as of a recent date?

As of January 2, 2018, the latest practicable date before the date of this prospectus/offer to exchange, the closing price of the YuMe Shares reported on the NYSE was $4.62 per YuMe Share. You are encouraged to get a more recent stock price of YuMe Shares before tendering your YuMe Shares into the Offer.

Where can I find more information about RhythmOne and YuMe?

You can find more information about RhythmOne and YuMe by reading this prospectus/offer to exchange and from various sources described in this prospectus/offer to exchange under “Where You Can Find More Information.”

Who can answer my questions?

If you have any questions about the Offer, or if you need to request additional copies of this prospectus/offer to exchange or other documents, you should contact the Information Agent at the following address and telephone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, brokers and shareholders please call toll-free: (866) 856-2826

SUMMARY

The following summary highlights material information contained or incorporated by reference in this prospectus/offer to exchange. It does not contain all of the information that may be important to you. You are urged to read carefully this entire prospectus/offer to exchange (including the annexes) and the other documents that are referred to or incorporated by reference in this prospectus/offer to exchange in order to fully understand the Transactions contemplated by the Merger Agreement. This summary and the balance of this prospectus/offer to exchange contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section “Cautionary Statement Regarding Forward-Looking Statements.” See “Where You Can Find More Information.” Most items in this summary include a page reference directing you to a more complete description of those items.

The Companies

RhythmOne (see page 153)

RhythmOne is a technology media company that connects digital audiences with brands through premium content across devices. Founded in 2004 as a video search company, RhythmOne works with advertisers, publishers and content providers to offer fully integrated, cross-screen advertising and content distribution solutions that span across desktop, mobile channels and video, rich media, display, social and native formats. RhythmOne’s registered office is located at 65 Gresham Street, 6th Floor, London EC2V 7NQ, United Kingdom and its head office is located at 251 Kearny Street, 2nd Floor, San Francisco, CA 94108, and its telephone number is (415) 655-1450. The RhythmOne Shares are admitted to trading on AIM under the symbol “RTHM”.

Purchaser and Merger Sub Two (see page 152)

Purchaser and Merger Sub Two are wholly-owned subsidiaries of RhythmOne. Purchaser was incorporated on August 29, 2017 for the purpose of making the Offer and consummating the First Merger and Merger Sub Two was incorporated on August 29, 2017 for the purpose of consummating the Second Merger. All outstanding shares of Purchaser and Merger Sub Two are directly owned by RhythmOne. Neither Purchaser nor Merger Sub Two has engaged in any business activities to date and neither has any material assets or liabilities of any kind, other than those incident to their formation and those incurred in connection with the Merger Agreement, the Offer and the Mergers. The address for Purchaser and Merger Sub Two are c/o RhythmOne plc, 251 Kearny Street, 2nd Floor, San Francisco, CA 94108, and their telephone number is (415) 655-1450.

YuMe (see page i)

YuMe was incorporated in Delaware on December 16, 2004. YuMe, including its wholly-owned subsidiaries, is a leading independent provider of digital video brand advertising solutions. YuMe’s proprietary technologies serve the specific needs of brand advertisers and enable them to find and target large, brand-receptive audiences across a wide range of internet-connected devices and digital media properties. YuMe’s software is used by global digital media properties to monetize professionally-produced content and applications. YuMe facilitates digital video advertising by dynamically matching relevant audiences available through its digital media property partners with appropriate advertising campaigns from its advertising customers. YuMe has its principal executive office located at 1204 Middlefield Road, Redwood City, CA 94063. Its telephone number at that address is (650) 591-9400. Additional information about YuMe is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find More Information” on page i. YuMe Shares are traded on the NYSE under the symbol “YUME.”

Risk Factors (see page 36)

In deciding whether to tender your YuMe Shares in the Offer, you should carefully consider the risks described under “Risk Factors.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Offer and the Mergers, and may have a material adverse effect on the business, cash flows, financial condition or operating results of the combined company following the Offer and the Mergers.

Background to and Reasons for the Transactions (see page 68)

RhythmOne’s Reasons for the Transaction (see page 83)

RhythmOne believes that the acquisition will result in a combined entity with a complete end-to-end platform in one of the fastest growing segments of the digital advertising industry, with the resources, relationships and talent to drive earnings growth both organically and through other potential acquisitions.

YuMe’s Reasons for the Transactions; Recommendation of YuMe’s Board of Directors (see page 86)

Because YuMe’s operational strengths complement RhythmOne’s strengths, YuMe believes that the combined company would offer a broader platform with greater revenue scale on a significantly stronger financial foundation. In addition, the YuMe board of directors evaluated a wide range of alternatives in addition to the Transactions, the potential benefits to the YuMe stockholders of these alternatives and the timing and the likelihood of completing such alternatives as well as the likelihood that such alternatives could result in greater value to YuMe stockholders, and concluded that the Transactions were in the best interest of YuMe stockholders.

The YuMe board of directors has unanimously determined and resolved that the terms of the Offer, the Mergers and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of, YuMe and its stockholders. The YuMe board of directors has also unanimously resolved to recommend that the holders of YuMe Shares accept the Offer and tender their YuMe Shares into the Offer. A description of the reasons for this recommendation is also set forth in the Schedule 14D-9, which will be filed by YuMe with the SEC. The initial Schedule 14D-9 is expected to be mailed to YuMe stockholders on January 4, 2018.

Opinion of YuMe’s Financial Advisor (see page 93)

At the September 4, 2017 meeting of the YuMe board of directors, Deutsche Bank, financial advisor to YuMe, rendered its oral opinion to the YuMe board of directors, confirmed by delivery of a written opinion dated September 4, 2017, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share was fair, from a financial point of view, to the holders of outstanding YuMe Shares (other than RhythmOne and its affiliates).

Following the delivery of Deutsche Bank’s opinion, the RhythmOne shareholders approved a share consolidation pursuant to which every 10 RhythmOne Shares were consolidated into one RhythmOne Share. As a result of this share consolidation and pursuant to the terms of the Merger Agreement, the consideration to be received for each YuMe Share is now $1.70 in cash and 0.7325 RhythmOne Shares. The description of Deutsche Bank’s opinion and financial analyses in this prospectus/offer to exchange refers to the original consideration set forth in the Merger Agreement at the time of delivery of Deutsche Bank’s opinion.

The full text of Deutsche Bank’s written opinion, dated September 4, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached to this Form F-4 as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the YuMe board of directors in connection with and for the purpose of its evaluation of the Transactions. Deutsche Bank’s opinion does not constitute a recommendation as to whether or not any YuMe stockholder should tender their YuMe Shares pursuant to the Offer or, if applicable, how any YuMe stockholder should vote with respect to the Transactions or any other matter. Deutsche Bank’s opinion was limited solely to the fairness of the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share from a financial point of view, to the holders of outstanding YuMe Shares (other than RhythmOne and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by YuMe to engage in the Transactions or the relative merits of the Transactions as compared to any alternative transactions or business strategies.

The Offer and the Mergers (see page 103)

RhythmOne, through Purchaser, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange the Transaction Consideration for each outstanding YuMe Share that is validly tendered in the Offer and not properly withdrawn. The Transaction Consideration consists of (i) $1.70 in cash and (ii) 0.7325 RhythmOne Shares, which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

The First Merger will be completed as soon as practicable following Purchaser’s acceptance of YuMe Shares tendered in the Offer if the Offer is completed, assuming the satisfaction or waiver of the other conditions to the Merger at such time. If the Offer is completed, the First Merger will be subject to Section 251(h) of the DGCL, which means that no vote of YuMe stockholders will be required to complete the First Merger. Accordingly, RhythmOne anticipates that, if the Offer is completed, the First Merger will be completed on the same day as the Offer. In the First Merger, Purchaser will merge with and into YuMe, with YuMe surviving the First Merger. At the Effective Time, each outstanding YuMe Share that was not acquired in the Offer (other than certain dissenting, converted or cancelled shares, as described further in this prospectus/offer to exchange) will be converted into the right to receive the Transaction Consideration. After the First Merger, YuMe will be held as a wholly-owned subsidiary of RhythmOne, and the former stockholders of YuMe will no longer have any direct ownership interest in the surviving corporation.

Immediately following the First Merger, the surviving corporation in the First Merger will merge with and into Merger Sub Two, with Merger Sub Two surviving the Second Merger as a wholly-owned subsidiary of RhythmOne. The Second Merger will be governed by Section 267 of the DGCL.

Timing of the Offer (see page 103)

The Offer will commence on January 4, 2018 and will expire at one minute following 11:59 p.m. Pacific time on the date that is twenty (20) Business Days following the commencement of the Offer. If one or more of the conditions to the Offer are not satisfied or, to the extent legally permitted, waived, Purchaser will extend the period of time for which the Offer is open for successive periods of 10 business days (or such other number of business days as RhythmOne and YuMe agree) until all the conditions to the Offer have been satisfied or waived. However, neither RhythmOne nor Purchaser will be required to extend the Offer beyond March 31, 2018, which may be extended to the Outside Date in certain circumstances as provided for in the Merger Agreement.

Withdrawal Rights (see page 106)

YuMe stockholders may withdraw their YuMe Shares at any time before the Expiration Time and at any time after the Expiration Time until Purchaser accepts the YuMe Shares for exchange pursuant to the Offer. Once Purchaser accepts YuMe Shares for exchange pursuant to the Offer, all withdrawal rights will terminate.

Conditions to the Offer (see page 141)

The Offer is subject to a number of conditions, including:

1.	the Minimum Tender Condition;

2.	the HSR Condition;

3.	the registration statement on Form F-4, of which this prospectus/offer to exchange is a part, shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the registration statement shall not have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

4.	(i) the RhythmOne Shares to be issued in the Offer and the First Merger shall have been approved for admission to trading on AIM; and (ii) the RhythmOne Shareholder Approval Condition shall have been satisfied;

5.	no judgment will have been issued by a court of competent jurisdiction or by a governmental authority, or any law or other legal restraint or prohibition, will be in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

6.	there will not have occurred any material adverse effect on YuMe that is continuing, or there shall have occurred any effect that would reasonably be expected to result in a material adverse effect on YuMe;

7.	the representations and warranties of YuMe contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and the Expiration Time of the Offer, subject to specified materiality standards set forth in the Merger Agreement;

8.	YuMe having performed and complied with, in all material respects, all obligations, agreements and covenants of YuMe to be performed or complied with by it under the Merger Agreement;

9.	the Merger Agreement will have not have terminated in accordance with its terms;

10.	no event will have occurred and remain outstanding or uncured that, with notice or lapse of time or both, (i) would provide RhythmOne the right to terminate the Merger Agreement; or (ii) would cause a failure of the RhythmOne Representation and Warranty Condition; and

11.	YuMe having at least $32 million in cash and cash equivalents at the consummation of the Offer.

RhythmOne reserves the right to waive, in whole or in part, subject to certain exceptions, any condition to the Offer, except for the Minimum Tender Condition and the RhythmOne Representation and Warranty Condition. The Offer is not subject to any financing condition.

As of the date of this prospectus/offer to exchange, all of the above conditions to the Offer remain outstanding other than the HSR Condition and the RhythmOne Shareholder Approval Condition, both of which have been satisfied.

Settlement of the Offer (see page 108)

If the conditions to the Offer have been satisfied or, to the extent legally permitted, waived, the consideration payable to tendering YuMe stockholders whose YuMe Shares are accepted for exchange will be calculated by the Exchange Agent. RhythmOne Shares will be issued, and cash will be paid, to tendering YuMe stockholders promptly following the Expiration Time.

With respect to the issuance of RhythmOne Shares to registered YuMe stockholders, the Exchange Agent will requisition from the transfer agent for RhythmOne Shares that such registered YuMe stockholder is entitled to receive in the Offer as specified in the letter of transmittal completed by such YuMe stockholder and

(i) deliver such RhythmOne Shares to the address or addresses as such YuMe stockholder directed in their letter of transmittal (or if not completed, the address of such registered YuMe stockholder as it appears on the securities register of YuMe), or (ii) facilitate the crediting of a CREST account where such YuMe stockholder has elected to receive RhythmOne Shares in CREST, in each case in accordance with the instructions of the YuMe stockholder in the letter of transmittal.

With respect to the issuance of RhythmOne Shares to beneficial YuMe stockholders who hold their YuMe Shares through a nominee, such YuMe stockholders must contact that nominee for instructions and assistance in exchanging their YuMe Shares for the RhythmOne Shares to which such beneficial YuMe stockholder is entitled pursuant to the Offer.

Delisting and Deregistration (see page 140)

Following the completion of the Offer and the Mergers, RhythmOne intends to delist the YuMe Shares from the NYSE. Following delisting of the YuMe Shares from the NYSE and provided that the criteria for deregistration are met, RhythmOne intends to cause YuMe to make a filing with the SEC requesting that YuMe’s reporting obligations under the Exchange Act be terminated.

Treatment of YuMe Options and Other Stock-Based Awards (see page 120)

The Offer does not extend to YuMe stock options or other stock-based awards. However, pursuant to the Merger Agreement, at the Effective Time, such awards will be subject to the following treatment.

•	Each option to purchase YuMe Shares (“YuMe Option”) that is vested and outstanding as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the value of the Transaction Consideration (as determined pursuant to the Merger Agreement) will be “net exercised” with a portion of the YuMe Shares subject to the option withheld by YuMe to fund payment of the option exercise price and applicable tax withholdings, and each of the issued YuMe Shares resulting from such “net exercise” will be cancelled at the Effective Time in exchange for the Transaction Consideration.

•	Each outstanding YuMe restricted stock unit (“YuMe RSU”) that is subject to an agreement with an individual holder that provides that such RSU shall be settled in connection with a change of control of YuMe (without the required occurrence of termination or any other event), or that otherwise becomes vested on or before the Effective Time will be settled in exchange for the Transaction Consideration with any applicable tax withholdings due upon the settlement of the YuMe RSUs to be withheld from the RhythmOne Shares portion of the Transaction Consideration.

•	Each YuMe Option that is unvested and outstanding as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the value of the Transaction Consideration (as calculated pursuant to the Merger Agreement), to the extent held by a continuing service provider, will be converted into options to purchase RhythmOne Shares. Such converted option will generally have the same terms and conditions as applicable prior to the Effective Time, except for an adjusted share count and adjusted per-share exercise price calculated using an equity award conversion ratio (as determined pursuant to the Merger Agreement) designed to preserve the economic value of the award.

•	Each YuMe RSU that is unvested and outstanding as of the Effective Time will be converted into RSUs with respect to RhythmOne Shares generally having the same terms and conditions as applicable prior to the Effective Time, except for an adjusted share count calculated using an equity award conversion ratio (as determined pursuant to the Merger Agreement) designed to preserve the economic value of the award.

•	Each YuMe Option that has an exercise price equal to or greater than the value of the Transaction Consideration (as calculated pursuant to the Merger Agreement) and each unvested YuMe Option not held by a continuing service provider will be cancelled at the Effective Time for no consideration in exchange.

With respect to YuMe’s Employee Stock Purchase Plan (“YuMe ESPP”), YuMe will cause the YuMe ESPP to terminate immediately prior to the completion of the Offer, and will commence no new offerings under the YuMe ESPP. If the completion of the Offer precedes the February 2018 purchase scheduled for the current offering period under such plan, then such offering period will be terminated prior to the expiration of the Offer, with the YuMe ESPP participants’ contributions to the plan being refunded and no purchase of shares under the plan taking place. No offering period will be authorized or commenced on or after the date of the Merger Agreement unless the Merger Agreement is terminated.

Regulatory Matters (see page 138)

Completion of the Offer is subject to the expiration or termination of any waiting period (and extensions thereof) applicable to the Offer and the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On September 29, 2017, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and as such, the HSR Condition has been satisfied. RhythmOne and YuMe are required to use their respective reasonable best efforts to consummate the Offer and the Mergers and make effective the Mergers as soon as practicable.

Appraisal Rights (see page 109)

Appraisal rights are not available in connection with the Offer, and YuMe stockholders who tender their shares in the Offer will not have appraisal rights in connection with the First Merger. However, if RhythmOne is successful and accepts YuMe Shares in the Offer and the First Merger is completed, holders of YuMe Shares will be entitled to exercise appraisal rights in connection with the First Merger and seek appraisal for the “fair value” of their YuMe Shares if they did not properly tender their YuMe Shares in the Offer and if they satisfy the other requirements and comply with the applicable procedures for demanding appraisal rights prescribed by Delaware law.

YuMe stockholders who (i) did not tender their YuMe Shares in the Offer, (ii) demand appraisal of their YuMe Shares in accordance with Section 262 of the DGCL and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such YuMe Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to receive a judicial determination of the fair value of their YuMe Shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the First Merger) and to receive payment of such fair value in cash in lieu of receiving the Transaction Consideration. Any such judicial determination of the fair value of YuMe Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the First Merger and the market value of YuMe Shares. The value so determined could be higher or lower than, or the same as, the price per YuMe Share paid by RhythmOne pursuant to the Offer and the First Merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the First Merger, are not opinions as to fair value for the purposes of appraisal under applicable Delaware law.

Under Section 262 of the DGCL, where a merger or consolidation is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9, which is expected to be mailed to YuMe stockholders on January 4, 2018, constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by YuMe stockholders desiring to exercise appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex B to the Schedule 14D-9. See “The Offer — Appraisal Rights.”

Accounting Treatment (see page 64)

In accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), RhythmOne will account for the acquisition of YuMe Shares in the Offer and the First Merger under the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Considerations (see page 225)

The qualification of the Offer and the Mergers as a tax-free “reorganization” within the meaning of Section 368(a) of the Code is uncertain. Thus, no representation is made as to whether the Offer and the Mergers will qualify as a reorganization for U.S. federal income tax purposes, nor will YuMe or RhythmOne seek or obtain either a ruling from the IRS or an opinion of legal counsel regarding the tax consequences of the Transactions. If the Offer and the Mergers do not qualify as a tax-free reorganization, then the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration will be a fully taxable transaction to U.S. Holders for U.S. federal income tax purposes.

If the Offer and the Mergers, taken together, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and certain requirements under Section 367(a) of the Code are satisfied, then a U.S. Holder who exchanges YuMe Shares for RhythmOne Shares and Cash Consideration in the Transactions generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized and (ii) the Cash Consideration received in the Transactions. Subject to certain conditions, the parties have agreed not to knowingly take or fail to take any action that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, as described more fully in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Transactions to U.S. Holders of YuMe Shares — Application of Section 368(a),” the qualification of the Offer and the Mergers as a reorganization is uncertain. Accordingly, there can be no assurance that the IRS will not challenge the treatment of the Offer and the Mergers as a reorganization or that a U.S. court would uphold the treatment of the Offer and the Mergers as a reorganization in the event of an IRS challenge. If the Offer and the Mergers do not qualify as a reorganization under Section 368(a) of the Code, then a U.S. Holder generally will recognize gain or loss measured by the difference between (i) the Cash Consideration and the fair market value as of the closing date of the Transactions of the RhythmOne Shares (including fractional shares) received and (ii) such holder’s tax basis in the YuMe Shares surrendered in the Transactions.

Even if the Offer and the Mergers qualify as a reorganization under Section 368(a) of the Code, under Section 367(a)(1) of the Code and the Treasury Regulations thereunder, a U.S. Holder generally will be required to recognize all gain (but not loss) realized upon the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration, unless certain additional requirements are met. One such requirement is that the value of RhythmOne equal or exceed the value of YuMe, as specifically determined for purposes of Section 367 of the

Code, as of the closing date of the Transactions. The determination of whether the value of RhythmOne equals or exceeds the value of YuMe for purposes of Section 367 of the Code is based on facts that cannot be known with sufficient certainty until the closing date of the Transactions. In addition, the law in this area, particularly as applied to certain facts relating to YuMe and RhythmOne, is not well-established. Accordingly, no assurance can be given as to whether Section 367(a)(1) of the Code will apply to the transfer by a U.S. Holder of YuMe Shares to RhythmOne in exchange for RhythmOne Shares and Cash Consideration in the Transactions.

Based on the foregoing considerations, in deciding whether to tender YuMe Shares in the Offer, U.S. Holders should consider the possibility that the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration will be a fully taxable transaction to them for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Transactions are complex, and you are urged to consult your tax adviser regarding the tax consequences of the Transactions with regard to your particular circumstances. See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences summarized above.

Comparison of Shareholders’ Rights (see page 261)

YuMe stockholders receiving RhythmOne Shares will have different rights once they become RhythmOne shareholders than they do as holders of YuMe Shares. The rights of a holder of RhythmOne Shares are governed by the laws of England and Wales and by RhythmOne’s articles of association. For a discussion of the differences in such rights of holders, see “Comparison of Shareholders’ Rights.”

Interests of Certain Persons in the Transactions (see page 286)

Certain members of the YuMe board of directors and executive officers may have interests in the Transactions that may be different from, or in addition to, the interests of YuMe stockholders generally. The YuMe board of directors was aware of the potentially different interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the transactions contemplated therein.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during its last fiscal year, RhythmOne qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions permit reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data, and an exception from compliance with auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

RhythmOne may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the effectiveness of its initial registration statement or such earlier time that it is no longer an emerging growth company. RhythmOne will cease to be an emerging growth company if it has more than $1.07 billion in “total annual gross revenues” during the most recently completed fiscal year, the market value of RhythmOne Shares held by non-affiliates exceeds $700 million or if it issues more than $1.0 billion of non-convertible debt over a three-year period. It may choose to take advantage of some, but not all, of these reduced burdens. For as long as it takes advantage of the reduced reporting obligations, the information that it provides stockholders may be different from information provided by other public companies.

Additional Information (see page 12)

If you have any questions about the Offer, or if you need to request additional copies of this prospectus/offer to exchange or other documents, you should contact the Information Agent at the following address and telephone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, brokers and shareholders please call toll-free: (866) 856-2826

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF RHYTHMONE

The following table sets forth selected historical consolidated financial information of RhythmOne prepared in accordance with IFRS. The selected financial information as of and for the fiscal years ended March 31, 2017 and 2016 is derived from RhythmOne’s audited consolidated financial statements included elsewhere in this prospectus/offer to exchange. The selected financial information as of September 30, 2017 and for the six months ended September 30, 2017 and 2016 is derived from the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus/offer to exchange. The unaudited selected historical consolidated financial information presented has been prepared on a basis consistent with RhythmOne’s audited consolidated financial statements. In the opinion of RhythmOne management, such unaudited financial information reflects all adjustments necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of RhythmOne or the combined company following completion of the Offer and the Mergers, and you should read the following information together with RhythmOne’s consolidated financial statements and accompanying notes included elsewhere in this prospectus/offer to exchange, RhythmOne’s unaudited condensed consolidated interim financial statements and accompanying notes included elsewhere in this prospectus/offer to exchange, and the section entitled “Management’s Discussion and Analysis of RhythmOne” beginning on page 165 of this prospectus/offer to exchange. See “Where You Can Find More Information.”

	Six Months Ended September 30,		Year Ended March 31,
	2017	2016	2017	2016
	(in thousands of U.S. dollars, except number of shares and per share amounts)
Income statement data:
Revenue	114,528	66,771	149,025	116,058

Cost of revenue	(70,939)	(43,736)	(98,478)	(72,690)
Operating expenses	(54,910)	(33,546)	(65,802)	(120,607)

Loss before tax and other items	(11,321)	(10,511)	(15,255)	(77,239)
Finance income	232	299	631	256
Finance expense	(141)	(84)	(266)	(198)

Other income	2,944	—	—	—
Loss before income tax	(8,286)	(10,296)	(14,890)	(77,181)
Income tax recovery (charge)	48	(404)	861	1,654

Loss from continuing operations	(8,238)	(10,700)	(14,029)	(75,527)
Discontinued operations
Loss from discontinued operations, net of tax	—	(197)	(4,761)	(16,726)

Loss for the period	(8,238)	(10,897)	(18,790)	(92,253)

Per share data:
Loss per share attributable to RhythmOne plc(1)
Basic	$(0.17)	$(0.27)	$(0.45)	$(2.29)
Diluted	$(0.17)	$(0.27)	$(0.45)	$(2.29)

Loss per share from continuing operations(1)
Basic	$(0.17)	$(0.26)	$(0.33)	$(1.87)
Diluted	$(0.17)	$(0.26)	$(0.33)	$(1.87)

Basic weighted average number of ordinary shares(1)	49,542,062	40,488,969	42,260,692	40,319,876
Diluted weighted average number of ordinary shares(1)	49,542,062	40,488,969	42,260,692	40,319,876
Dividends declared per common share	$—	$—	$—	$—

	Six Months Ended September 30,		Year Ended March 31,
	2017	2016	2017	2016
	(in thousands of U.S. dollars, except number of shares and per share amounts)

Other Financial Data:
Adjusted EBITDA(2)	3,057	(2,597)	1,386	(10,458)

Consolidated Balance Sheet Data:
Cash and cash equivalents	39,325		19,338	18,222
Marketable securities (short- and long-term)	—		55,866	60,264
Goodwill	58,234		48,530	37,207
Intangible assets	44,856		37,971	24,200
Deferred tax asset	19,707		19,271	19,208
Total assets	252,787		235,121	188,534
Share capital	8,674		8,667	7,537
Total shareholders’ equity	183,864		183,235	155,938

(1)	Share numbers and per share data have been adjusted for RhythmOne’s share consolidation approved at RhythmOne’s general meeting on September 25, 2017. Refer to Note 31 of the March 31, 2017 RhythmOne audited consolidated financial statements included elsewhere in this prospectus/offer to exchange.
(2)	Please see “Adjusted EBITDA” below for more information and for the reconciliation of Adjusted EBITDA to loss for the period, the most directly comparable IFRS financial measure.

Adjusted EBITDA

To provide investors with additional information regarding RhythmOne’s financial results, RhythmOne has presented, within this prospectus/offer to exchange, Adjusted EBITDA, a measure that is not defined by IFRS. RhythmOne has provided below a reconciliation of Adjusted EBITDA to loss for the period, the most directly comparable IFRS financial measure.

RhythmOne defines Adjusted EBITDA as loss for the period, adjusted to exclude finance income and expense, taxation, depreciation and amortization, share based payments and exceptional items in continuing operations and in discontinued operations, which include goodwill impairment, change in intangible assets’ lives, acquisition-related costs, restructuring and severance costs, fair value adjustments and unrealized foreign exchange gain and loss. RhythmOne adjusts Adjusted EBITDA for acquisition-related costs because the size, number and type of transactions have varied meaningfully over time. Acquisition-related costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of acquisitions, because they are not related to RhythmOne’s core operating performance, and the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. In addition, RhythmOne management believes that the adjustments of items such as acquisition-related costs and amortization of intangible assets more closely correlate with the sustainability of RhythmOne’s operating performance.

RhythmOne management believes that Adjusted EBITDA provides useful information to investors in understanding and evaluating the operating results of RhythmOne in the same manner as RhythmOne management and the RhythmOne board of directors because it excludes the impact of exceptional items in profit from operations, which have less bearing on the routine operating activities of RhythmOne, thereby enhancing users’ understanding of the underlying business performance. RhythmOne management also believes that Adjusted EBITDA provides information that enables investors to better compare RhythmOne’s business performance across periods.

This non-IFRS measure is not necessarily comparable to similarly titled measures of other companies, and Adjusted EBITDA should not be viewed as a substitute for, or superior to, loss for the period prepared in accordance with IFRS as a measure of RhythmOne’s profitability or liquidity. Some of the limitations of Adjusted EBITDA are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, RhythmOne’s working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to RhythmOne; and

•	other companies, including companies in RhythmOne’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Users of this financial information should consider the types of events and transactions for which adjustments have been made.

The following is a reconciliation of Adjusted EBITDA to loss for the periods indicated below:

	Six Months Ended September 30,		Year Ended March 31,
	2017	2016	2017	2016
	(in thousands of U.S. dollars)
Loss for the period	(8,238)	(10,897)	(18,790)	(92,253)

Adjustments:
Finance income	(232)	(299)	(631)	(256)
Finance expense	141	84	266	198
Taxation	(48)	404	(861)	(2,031)
Depreciation and amortization	7,738	4,487	10,208	14,174
Share based payments	641	1,445	2,015	4,415
Exceptional items
Goodwill impairment	—	—	—	32,363
Change in intangible assets’ lives	—	—	—	12,027
Acquisition-related costs	2,451	256	2,435	1,134
Restructuring and severance cost	4,188	1,459	2,810	1,668
Fair value adjustment	(2,944)	—	—	—
Unrealized foreign exchange (gain)/loss	(640)	267	—	—
Exceptional items in discontinued operations	—	197	3,934	18,103

Total adjustments	11,295	8,300	20,176	81,795

Adjusted EBITDA	3,057	(2,597)	1,386	(10,458)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF YUME

The following table sets forth selected historical consolidated financial information of YuMe prepared under accounting principles generally accepted in the United States (“U.S. GAAP”). The selected financial information as of and for the years ended December 31, 2016 and 2015 is derived from the audited consolidated financial statements included in YuMe’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus/offer to exchange.

The selected financial information as of and for the nine months ended September 30, 2017 and 2016 is derived from the unaudited condensed consolidated financial statements included in YuMe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this prospectus/offer to exchange. The unaudited financial data presented have been prepared on a basis consistent with YuMe’s audited consolidated financial statements. In the opinion of YuMe management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set out below is only a summary and is not necessarily indicative of the results of YuMe or the combined company following completion of the Mergers. You should read the following information together with (i) the audited consolidated financial statements of YuMe and the notes thereto, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in YuMe’s Annual Report on Form 10-K for the year ended December 31, 2016 and (ii) the unaudited interim consolidated financial statements of YuMe and the notes thereto, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this prospectus/offer to exchange. See the section “Where You Can Find More Information”.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
	(expressed in thousands of U.S. dollars, except per share data)
Consolidated Statements of Operations Data:
Revenue	114,309	114,861	160,411	173,254
Cost of revenue(1)	57,517	58,642	80,190	95,028

Gross Profit	56,792	56,219	80,221	78,226

Operating expenses:
Sales and marketing(1)	31,105	40,144	51,676	59,912
Research and development(1)	6,025	8,462	10,968	10,937
General and administrative(1)	14,232	17,954	22,513	23,584
Asset impairment	—	—	922	—
Restructuring	—	—	1,577	—

Total operating expenses	51,362	66,560	87,656	94,433

Income (loss) from operations	5,430	(10,341)	(7,435)	(16,207)

Interest and other income (expense), net:
Interest expense	(6)	(6)	(7)	(8)
Other income (expense), net	782	(146)	(299)	(230)

Total interest and other income (expense), net	776	(152)	(306)	(238)

Income (loss) before income taxes	6,206	(10,493)	(7,741)	(16,445)
Income tax (expense) benefit	(638)	(55)	20	(300)

Net income (loss)	5,568	(10,548)	(7,721)	(16,745)

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
	(expressed in thousands of U.S. dollars, except per share data)
Net income (loss) per share
Basic	$0.16	$(0.31)	$(0.22)	$(0.49)
Diluted	$0.16	$(0.31)	$(0.22)	$(0.49)

Weighted-average number of shares used in computing net income (loss) per share:
Basic	33,846	34,524	34,441	33,829
Diluted	34,653	34,524	34,441	33,829

Cash dividends declared per share	$1.06	$—	$—	$—

Other Financial Data:
Adjusted EBITDA income (loss)(2)	15,892	2,056	10,880	(1,552)

(1)	Stock-based compensation expense included in YuMe’s consolidated statements of operations data above is as follows:

	Nine Months Ended September 30,		Year Ended December 31
	2017	2016	2016	2015
	(expressed in thousands of U.S. dollars)
Cost of revenue	95	144	178	312
Sales and marketing	1,128	2,152	2,612	3,403
Research and development	535	924	1,200	1,111
General and administrative	1,523	3,418	4,434	4,053

Total employee stock-based compensation	3,281	6,638	8,424	8,879

(2)	Please see “Adjusted EBITDA” below for more information and for the reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	As of September 30,	Year Ended December 31,
	2017	2016	2015
	(expressed in thousands of U.S. dollars)
Consolidated Balance Sheet Data:
Cash and cash equivalents	28,589	34,700	17,859
Marketable securities	12,732	30,992	42,324
Property, equipment and software, net	15,821	11,726	12,110
Working capital	49,766	75,721	73,644
Total assets	112,684	137,379	149,074
Capital leases, non-current	703	13	—
Total stockholders’ equity	69,421	97,243	102,603

Adjusted EBITDA

To provide investors with additional information regarding YuMe’s financial results, YuMe has presented Adjusted EBITDA, a non-GAAP financial measure. YuMe has provided below a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

Adjusted EBITDA is a non-GAAP financial measure that YuMe calculates as net income (loss), adjusted to exclude expenses for: interest, income taxes, depreciation and amortization, stock-based compensation, merger-related costs, one-time proxy expenses, asset impairment and restructuring expenses. YuMe management believes that Adjusted EBITDA provides useful information to investors in understanding and evaluating YuMe’s operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of YuMe’s profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. The following is a reconciliation of Adjusted EBITDA to net income (loss) for the periods indicated below:

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
	(expressed in thousands of U.S. dollars)
Net income (loss)	5,568	(10,548)	(7,721)	(16,745)

Adjustments:
Interest expense	6	6	7	8
Income tax expense (benefit)	638	55	(20)	300
Depreciation and amortization expense	4,599	5,090	6,876	6,006
Stock-based compensation expense	3,281	6,638	8,424	8,879
Merger-related costs(1)	1,800	—	—	—
Proxy contest expense	—	815	815	—
Asset impairment	—	—	922	—
Restructuring	—	—	1,577	—

Total adjustments	10,324	12,604	18,601	15,193

Adjusted EBITDA income (loss)	15,892	2,056	10,880	(1,552)

(1)	Merger-related costs incurred during the nine months ended September 30, 2017 were related to YuMe’s comprehensive review of strategic alternatives leading up to the announcement of the Merger Agreement with RhythmOne.

YuMe has presented Adjusted EBITDA because it is a key measure used by YuMe’s management and board of directors to understand and evaluate YuMe’s core operating performance and trends, to prepare and approve YuMe’s annual budget, and to develop short- and long-term operational plans. In particular, YuMe believe that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of YuMe’s core business. Additionally, Adjusted EBITDA is a key financial measure considered by the compensation committee of YuMe’s board of directors in connection with the determination of compensation for YuMe’s executive officers. Accordingly, YuMe management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating YuMe’s operating results in the same manner as YuMe’s management and board of directors.

Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of YuMe’s results as reported under GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, YuMe’s working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to YuMe; and

•	other companies, including companies in YuMe’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net income or loss, and YuMe’s other GAAP financial results.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined income statement for the fiscal year ended March 31, 2017 and for the six months ended September 30, 2017 has been prepared by RhythmOne and gives effect to the following transactions (together, the “Acquisitions”) as if they occurred on April 1, 2016:

•	The acquisition of Perk Inc. (“Perk”) by RhythmOne on January 19, 2017 for consideration of 0.4512 RhythmOne Shares for each Perk share outstanding, as adjusted for the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017;

•	The acquisition of certain assets and related liabilities from RadiumOne, Inc. (“Radium”) by RhythmOne on June 26, 2017 for consideration of $20.4 million. The consideration included a cash payment of $3.9 million on the acquisition date, a $5.0 million deferred cash payment made on July 19, 2017 and up to a further $11.5 million being deferred and payable in shares at future dates; and

•	The Transactions, assuming 100% of YuMe Shares are exchanged in the Transactions for the Transaction Consideration.

The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as at September 30, 2017 combines the historical consolidated balance sheets of RhythmOne, Radium and YuMe, giving effect to the acquisition of Radium and the Transactions as if they occurred on September 30, 2017.

The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Financial Information”) have been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the financial statements and notes of RhythmOne, Perk, Radium and YuMe which are included or incorporated by reference elsewhere in this prospectus/offer to exchange. See “Presentation of Certain Financial and Other Information” and “Unaudited Pro Forma Condensed Combined Financial Information”.

RhythmOne’s fiscal year end is on March 31, whereas the fiscal year ends of Perk and Radium prior to their acquisitions were on December 31 and the fiscal year end of YuMe is December 31. The fiscal year ends of the companies differ by less than 93 days. As such, the Unaudited Pro Forma Financial Information is based upon:

•	Financial information for RhythmOne as of and for the fiscal year ended March 31, 2017, and as of and for the six months ended September 30, 2017,

•	Financial information for Radium as of and for the fiscal year ended December 31, 2016,

•	Financial information for YuMe for the fiscal year ended December 31, 2016, for the three months ended March 31, 2017, and for the nine months ended September 30, 2017, and as of September 30, 2017, and

•	Financial information for Perk for the fiscal year ended December 31, 2016, adjusted to match the fiscal year of RhythmOne, as RhythmOne acquired Perk on January 19, 2017.

Selected Unaudited Pro Forma Condensed Combined Income Statement Data

(in thousands, except number of shares and per share data)	Six months ended September 30, 2017	Fiscal Year ended March 31, 2017
Revenue	209,350	502,751
Loss before tax and other items	(10,808)	(60,456)
Loss before income tax	(7,556)	(57,773)
Loss for the year	(8,256)	(57,833)
Basic loss per share attributable to RhythmOne	(10.6)	(81.9)
Diluted loss per share attributable to RhythmOne	(10.6)	(81.9)

Weighted average shares outstanding:
Basic	77,917,936	70,636,566
Diluted	77,917,936	70,636,566

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

(in thousands, except per share data)	As of September 30, 2017
Total assets	416,773
Share capital	12,221
Total shareholders’ equity	263,687
Total liabilities and equity	416,773

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following tables include per share information for RhythmOne and YuMe on a historical basis, on an unaudited pro forma combined basis for RhythmOne and on an equivalent unaudited pro forma combined basis for YuMe. The information set out below should be read in conjunction with the consolidated financial statements and related notes of RhythmOne, the unaudited condensed consolidated interim financial information and related notes of RhythmOne, the consolidated financial statements and related notes of YuMe, and the unaudited condensed consolidated interim financial statements and related notes of YuMe which are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information”.

The historical per share data for RhythmOne shares and YuMe shares below is derived from RhythmOne’s consolidated financial statements, RhythmOne’s unaudited condensed consolidated interim financial statements, YuMe’s consolidated financial statements and YuMe’s unaudited condensed consolidated financial statements. The historical per share data for RhythmOne shares also is adjusted for RhythmOne’s share consolidation approved at RhythmOne’s general meeting on September 25, 2017. Refer to Note 31 of the March 31, 2017 RhythmOne audited consolidated financial statements included elsewhere in this prospectus/offer to exchange.

The following unaudited pro forma per share information has been prepared in accordance with the rules and regulations of the SEC, and is presented for informational purposes only. You should not rely on the unaudited pro forma combined amounts as being necessarily indicative of the results of operations that would have been reported by RhythmOne had the Transactions been effected during 2016 or that may be reported in the future. The unaudited pro forma combined per share information, although helpful in illustrating the financial characteristics of RhythmOne under one set of assumptions, does not reflect the benefits of any cost savings, opportunities to earn additional revenue or other factors that may result as a consequence of the Transactions, or liabilities or related costs of any integration and similar activities. Accordingly, the unaudited pro forma information does not attempt to predict or suggest future results. See “Unaudited Pro Forma Condensed Combined Financial Information” for a more complete discussion.

The unaudited pro forma combined per YuMe equivalent share data set forth below shows the effect of the Transactions from the perspective of a YuMe stockholder that is entitled to receive the Transaction Consideration. The information was calculated by multiplying the unaudited pro forma combined per share data for RhythmOne ordinary shares by the Transaction Consideration exchange ratio of 0.7325 of a RhythmOne Share per YuMe Share, which does not include the $1.70 per YuMe Share Cash Consideration portion of the Transaction Consideration.

	As of and for the Six Months Ended September 30, 2017	As of and for the Fiscal Year Ended March 31, 2017
RhythmOne — Historical per RhythmOne Share Data:
Basic earnings per share from continuing operations (cents)	(16.6)	(33.2)
Diluted earnings per share from continuing operations (cents)	(16.6)	(33.2)
Basic earnings per share (cents)	(16.6)	(44.5)
Diluted earnings per share (cents)	(16.6)	(44.5)
Cash dividend declared per share	$0.00	$0.00
Net book value per share	$3.71	$4.34

	As at and for the Nine Months Ended September 30, 2017	As at and for the Year Ended December 31, 2016
YuMe —Historical per YuMe Share Data:
Basic earnings per share	$0.16	$(0.22)
Diluted earnings per share	$0.16	$(0.22)
Cash dividend declared per share	$1.06	$0.00
Net book value per share	$2.05	$2.83

	As of and for the Six Months Ended September 30, 2017	As of and for the Fiscal Year Ended March 31, 2017
Unaudited Pro Forma Combined per RhythmOne Share Data:
Basic earnings per share from continuing operations (cents)	(10.6)	(75.1)
Diluted earnings per share from continuing operations (cents)	(10.6)	(75.1)
Basic earnings per share (cents)	(10.6)	(81.9)
Diluted earnings per share (cents)	(10.6)	(81.9)
Cash dividend declared per share	$0.00	$0.00
Net book value per share	$3.38	$3.88

Unaudited Pro Forma Combined per YuMe Equivalent Share Data:
Basic earnings per share from continuing operations (cents)	(7.8)	(55.0)
Diluted earnings per share from continuing operations (cents)	(7.8)	(55.0)
Basic earnings per share (cents)	(7.8)	(60.0)
Diluted earnings per share (cents)	(7.8)	(60.0)
Cash dividend declared per share	$0.00	$0.00
Net book value per share	$2.48	$2.84

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents RhythmOne’s historical and pro forma ratio of earnings to fixed charges for the periods indicated.

(unaudited)	Pro Forma For the Six Months Ended September 30, 2017	Pro Forma For the Year Ended March 31, 2017	For the Six Months Ended September 30,		For the Years Ended March 31,
			2017	2016	2017	2016
Ratio of earnings to fixed charges(1)	(2.2)	(8.8)	(12.0)	(14.6)	(10.8)	(56.1)

(1)	Based on rounded thousands.

For purposes of calculating this ratio, “earnings” consist of loss before income tax and fixed charges. “Fixed charges” consist of finance expense and the interest portion of operating lease expense.

COMPARATIVE MARKET INFORMATION

The RhythmOne Shares are admitted to trading on AIM under the symbol “RTHM.” The YuMe Shares are listed on the NYSE under the symbol “YUME”.

The table below sets out the closing price per share of RhythmOne Shares trading on AIM and of YuMe Shares on the NYSE on (a) August 22, 2017, the last full trading day prior to the public announcements of a potential business combination transaction between RhythmOne and YuMe, (b) September 1, 2017, the last full trading day on the NYSE prior to the public announcement of the signing of the Merger Agreement, (c) September 4, 2017, the last full trading day on AIM prior to the public announcement of the signing of the Merger Agreement; and (d) January 2, 2018 the last practicable trading day prior to the date of this prospectus/offer to exchange. The table below also presents the implied equivalent value per share for YuMe Shares in U.S. dollars.

The implied equivalent value of a YuMe Share was calculated as the Transaction Consideration.

	RhythmOne Shares (£)(1)	YuMe Shares ($)	Implied equivalent value per share ($)
Date:
August 22, 2017	3.70	5.06	5.20
September 1, 2017	3.50	5.16	5.01
September 4, 2017	3.50	—	5.01
January 2, 2018	2.83	4.62	4.38

(1)	Reflects the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

In calculating the implied equivalent value per YuMe Share, amounts in pounds sterling have been translated into U.S. dollars at the spot exchange rate of $1.2923 per pound sterling, as posted on Bloomberg on September 4, 2017 at approximately 10:30 a.m. (Pacific time).

The market prices of RhythmOne Shares and YuMe Shares are likely to fluctuate prior to the Expiration Time and cannot be predicted. RhythmOne urges you to obtain current market information regarding RhythmOne Shares and YuMe Shares.

See “Comparative Per Share Market Price and Dividend Information” for further information about historical market prices of these securities.

RISK FACTORS

You should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this prospectus/offer to exchange, including but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed in YuMe’s Annual Report on Form 10-K for the year ended December 31, 2016 and YuMe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as updated from time to time in YuMe’s subsequent filings with the SEC, which are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information”. Any of the following risks or the factors incorporated by reference into this prospectus/offer to exchange could materially adversely affect RhythmOne’s business, financial condition or results of operations. Additional risks and uncertainties not currently known to RhythmOne or that RhythmOne currently does not consider to be material may also materially and adversely affect RhythmOne’s business, financial condition or results of operations.

Risks related to the Transactions and the Combined Company

The Offer remains subject to conditions that RhythmOne cannot control and if such conditions are not satisfied or waived, the Offer may expire.

The Offer is subject to a number of conditions, including the Minimum Tender Condition, lack of legal prohibitions against consummation of the Offer, approval for listing on AIM of RhythmOne Shares to be issued in the Offer and the First Merger, continued effectiveness of the registration statement on Form F-4, of which this prospectus/offer to exchange is a part, the truth and accuracy of YuMe’s representations and warranties made in the Merger Agreement, subject to specified materiality standards, YuMe’s material compliance with its covenants under the Merger Agreement, the non-termination of the Merger Agreement and YuMe having at least $32 million in cash and cash equivalents at the consummation of the Offer. There are no assurances that all conditions to the Offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Offer are not met, then RhythmOne may, subject to the terms and conditions of the Merger Agreement, allow the Offer to expire, or amend or extend the Offer. See “Merger Agreement — Conditions to the Offer.”

Because the market price of RhythmOne Shares and the exchange rate of pounds sterling to U.S. dollars may fluctuate, YuMe stockholders cannot be sure of the value of the Transaction Consideration they will receive.

Upon completion of the Offer and the First Merger, each YuMe Share will be converted into the right to receive a fixed amount of cash and a fixed number of RhythmOne Shares. The value of the RhythmOne Shares upon completion of the Offer and the First Merger may differ from the value of the RhythmOne Shares at the signing of the Merger Agreement due to changes in the market value of RhythmOne Shares and the comparative value of the pound sterling and the U.S. dollar. If the value of the RhythmOne Shares decreases relative to the value of YuMe Shares or the value of the pound sterling decreases relative to the value of the U.S. dollar between the date of the Merger Agreement and the closing of the First Merger, the implied value and premium paid to YuMe stockholders pursuant to the Offer and in the First Merger will be lower than the implied value and premium paid as of the time the parties executed the Merger Agreement.

After completion of the Offer and the First Merger, former YuMe stockholders will own a smaller percentage of RhythmOne than they currently own of YuMe and as such will have diminished ability to affect the outcome of matters submitted to the RhythmOne shareholders.

After the completion of the Offer and the First Merger, former YuMe stockholders will own a smaller percentage of RhythmOne than they currently own of YuMe. If all of the issued and outstanding YuMe Shares are validly tendered and exchanged pursuant to the terms of the Offer, the former YuMe stockholders will own approximately 34% of the RhythmOne Shares, and holders of existing RhythmOne Shares will own approximately 66% of the RhythmOne Shares. As a result, former YuMe stockholders would be a minority of the RhythmOne shareholders with limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the appointment of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.

YuMe stockholders may decide to sell their YuMe Shares or RhythmOne Shares, which could cause a decline in their market prices and the value of the Transaction Consideration.

Some YuMe stockholders may decide they do not want to own shares of a company that has its primary listing outside the United States or decide they do not want to hold RhythmOne Shares for other reasons. This could result in the sale of YuMe Shares prior to the completion of the Offer and the First Merger or the sale of RhythmOne Shares received in the Offer and the First Merger after the completion of the Offer and the First Merger, as the case may be. These sales, or the prospects of such sales in the future, could adversely affect the market price for YuMe Shares, and the ability to sell YuMe Shares in the market before the Offer and the First Merger is completed as well as RhythmOne Shares before and after the Offer and the First Merger is completed. This could, in turn, adversely affect the dollar value of the RhythmOne Shares that YuMe stockholders will receive upon completion of the Offer and the First Merger.

There will be material differences between a stockholder’s current rights as a holder of YuMe Shares and the rights one can expect as a holder of RhythmOne Shares, some which may adversely affect you.

Upon completion of the Transactions, YuMe stockholders will no longer be stockholders of YuMe, a corporation incorporated under the laws of Delaware, but will be shareholders of RhythmOne, a corporation incorporated under the laws of England and Wales. There will be material differences between the current rights of YuMe stockholders and the rights you can expect to have as a holder of RhythmOne Shares, some which may adversely affect you.

Furthermore, for so long as RhythmOne remains a foreign private issuer under the rules and regulations of the SEC, RhythmOne will be exempt from a number of rules under the Exchange Act and will be permitted to file different, and in many instances less comprehensive, information with the SEC, and to file such information less frequently than YuMe is currently required to file. For example, RhythmOne would not be required to furnish Quarterly Reports on Form 10-Q, proxy statements pursuant to Sections 14(a) or 14(c) of the Exchange Act or reports on “insider” trading pursuant to Section 16 of the Exchange Act, nor will the “short swing” profit recovery provisions of Section 16(b) of the Exchange Act be applicable. Accordingly, if you continue to hold RhythmOne Shares after the consummation of the Transactions, for so long as RhythmOne remains a foreign private issuer, you may receive less information about RhythmOne than you currently receive about YuMe and may be afforded less protection under the U.S. federal securities laws than you are currently afforded. In addition, as an AIM listed company, there are differences in the corporate governance practices adopted by RhythmOne compared with those of a NYSE listed company, like YuMe, including the application of different tests for the independence of board members.

For a more detailed discussion of the differences in the rights of YuMe stockholders and RhythmOne shareholders, see “Comparison of Shareholders’ Rights.”

RhythmOne does not currently intend to list the RhythmOne Shares on a U.S. national securities exchange, and therefore a U.S. trading market for RhythmOne Shares may not develop.

RhythmOne currently does not intend to list the RhythmOne Shares on a U.S. national securities exchange. Liquidity in AIM-traded shares tends to be significantly lower than that of NYSE-traded shares. This could make it more difficult for you to sell your RhythmOne Shares following the closing of the Transactions and could adversely affect the price of those shares. Reduced liquidity also could result in increased volatility, and the price for the RhythmOne Shares may vary significantly in the future.

RhythmOne has the ability to terminate its Exchange Act reporting if permitted by applicable law, which would reduce the disclosures available to you.

Following the consummation of the Transactions, if RhythmOne were to cease to be a reporting company under the Exchange Act, and to the extent not required in connection with any other debt or equity securities of RhythmOne registered or required to be registered under the Exchange Act, the information now available to YuMe stockholders in the annual and other reports required to be filed by YuMe in the United States would not be available to holders of the RhythmOne Shares. As such, the disclosures available to you may be reduced, which may adversely affect your ability to make investment decisions with respect to your RhythmOne Shares.

The effect of comprehensive U.S. tax reform legislation on RhythmOne and its affiliates, whether adverse or favorable, is uncertain.

On December 22, 2017, President Trump signed into law H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (informally titled the “Tax Cuts and Jobs Act”). Among a number of significant changes to the current U.S. federal income tax rules, the Tax Cuts and Jobs Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, shifts the United States toward a more territorial tax system, and imposes new taxes to combat erosion of the U.S. federal income tax base. The effect of the Tax Cuts and Jobs Act on RhythmOne and its affiliates, whether adverse or favorable, is uncertain, and may not become evident for some period of time. You are urged to consult your tax adviser regarding the implications of the Tax Cuts and Jobs Act for an investment in RhythmOne Shares.

Changes in law could affect RhythmOne’s status as a foreign corporation for U.S. federal income tax purposes, limit the U.S. tax benefits from RhythmOne engaging in certain transactions, or adversely affect holders of RhythmOne Shares.

A corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because RhythmOne is organized under the laws of England and Wales, RhythmOne believes that it should be classified as a foreign corporation (and, therefore, not a U.S. tax resident) under these rules. Nevertheless, changes to the U.S. tax “inversion” rules under Section 7874 of the Code or the Treasury Regulations promulgated thereunder could adversely affect RhythmOne’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application. If RhythmOne were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to a materially different tax regime as a U.S. corporation than currently applies to it as a foreign corporation. Moreover, in such a case, a Non-U.S. Holder (as defined herein) of RhythmOne Shares generally would be subject to U.S. withholding tax on the gross amount of any dividends paid by RhythmOne to such shareholder. If RhythmOne were treated under Section 7874 of the Code as a “surrogate foreign corporation” that is not a U.S. corporation, dividends paid by RhythmOne to certain non-corporate U.S. Holders (including individuals) would not qualify for the lower capital gains rate generally available for “qualified dividend income.” The rules under Section 7874 and other relevant provisions could change on a prospective or retroactive basis in a manner that could adversely affect RhythmOne, its affiliates, and holders of RhythmOne Shares. You are urged to consult your tax advisers regarding the implications of Section 7874 of the Code and related provisions for an investment in RhythmOne Shares.

Future changes in U.S. and foreign tax laws could adversely affect RhythmOne.

The U.S. Congress, the Organization for Economic Co-operation and Development, and government agencies in jurisdictions where RhythmOne and its affiliates do business have focused on issues related to the taxation of multinational corporations. In particular, specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which RhythmOne and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect RhythmOne.

If the Offer and the Mergers, taken together, are not treated as tax-free with respect to U.S. Holders, then U.S. Holders may be required to recognize a greater amount of gain for U.S. federal income tax purposes at the time they exchange YuMe Shares for RhythmOne Shares and Cash Consideration in the Transactions.

The U.S. federal income tax consequences of the Transactions to U.S. Holders of YuMe Shares will be uncertain at the time such holders tender YuMe Shares in the Offer. In general, the tax consequences will depend on whether the Offer and the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and whether Section 367(a) of the Code applies to transfers of YuMe Shares by U.S. Holders pursuant to the Transactions. As described more fully in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Transactions to U.S. Holders of YuMe Shares — Application of Section 368(a),” the qualification of the Offer and the Mergers as a reorganization is uncertain. Thus, no representation is made as to whether the Offer and the Mergers will qualify as a reorganization for U.S. federal income tax purposes, nor will YuMe or RhythmOne seek or obtain either a ruling from the IRS or an opinion of legal counsel regarding the tax consequences of the Transactions. Accordingly, there can be no assurance that the IRS will not challenge the treatment of the Offer and the Mergers as a reorganization or that a U.S. court would uphold the treatment of the Offer and the Mergers as a reorganization in the event of an IRS challenge.

If the Offer and the Mergers, taken together, do not qualify as a reorganization under Section 368(a) of the Code, then a U.S. Holder generally will recognize gain or loss measured by the difference between (i) the Cash Consideration and the fair market value as of the closing date of the Transactions of the RhythmOne Shares (including fractional shares) received and (ii) such holder’s tax basis in the YuMe Shares surrendered in the Transactions. Even if the Offer and the Mergers qualify as a reorganization under Section 368(a) of the Code, under Section 367(a)(1) of the Code and the Treasury Regulations thereunder, a U.S. Holder generally will be required to recognize all gain (but not loss) realized upon the exchange of RhythmOne Shares for YuMe Shares and Cash Consideration, unless certain additional requirements are met. One such requirement is that the value of RhythmOne equal or exceed the value of YuMe, as specifically determined for purposes of Section 367 of the Code, as of the closing date of the Transactions. The determination of whether the value of RhythmOne equals or exceeds the value of YuMe for purposes of Section 367 of the Code is based on facts that cannot be known with sufficient certainty until the closing date of the Transactions. In addition, the law in this area, particularly as applied to certain facts relating to YuMe and RhythmOne, is not well-established. Accordingly, no assurance can be given as to whether Section 367(a)(1) of the Code will apply to the transfer by a U.S. Holder of YuMe Shares to RhythmOne in exchange for RhythmOne Shares and Cash Consideration in the Transactions.

Based on the foregoing considerations, in deciding whether to tender YuMe Shares into the Offer, U.S. Holders should consider the possibility that the exchange of YuMe Shares for RhythmOne Shares and the Cash Consideration will be a fully taxable transaction to them for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Transactions are complex, and U.S. Holders are urged to consult their tax advisers regarding the tax consequences of the Transactions with regard to their particular circumstances. See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences summarized above.

Upon completion of the Transactions, YuMe stockholders will become RhythmOne shareholders, and the market price for RhythmOne Shares may be affected by factors different from those that historically have affected YuMe.

Upon completion of the Transactions, YuMe stockholders will become RhythmOne shareholders. RhythmOne’s businesses differ from those of YuMe, and accordingly, the results of operations of RhythmOne will be affected by some factors that are different from those currently affecting the results of operations of YuMe. For a discussion of the business of RhythmOne, see “Information about RhythmOne.”

The market value of RhythmOne Shares may be adversely affected by fluctuations in the exchange rate between the U.S. dollar and the pound sterling.

Fluctuations in the exchange rate between the U.S. dollar and the pound sterling will affect the market value of RhythmOne Shares when expressed in U.S. dollars. If the relative value of the pound sterling to the U.S. dollar declines, the U.S. dollar equivalent of the pound sterling price of RhythmOne Shares traded on AIM will also decline.

The Merger Agreement limits YuMe’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third-party from proposing an alternative transaction.

The Merger Agreement contains provisions that, subject to certain exceptions, limit YuMe’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation of Acquisition Proposals.” In addition, under specified circumstances where the Merger Agreement is terminated, YuMe is required to pay a termination fee of $5,536,790. See “Merger Agreement — Effect of Termination; Termination Fee”. It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of YuMe from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire YuMe than it might otherwise have proposed to pay.

The opinion of YuMe’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Transactions.

YuMe has not obtained an updated opinion from its financial advisor as of the date of this prospectus/offer to exchange and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Transactions. Changes in the operations and prospects of YuMe or RhythmOne, general market and economic conditions and other factors that may be beyond the control of YuMe or RhythmOne, and on which YuMe’s financial advisor’s opinion was based, may significantly alter the value of YuMe or RhythmOne, or the prices of YuMe Shares or RhythmOne Shares by the time the Transactions are completed. The opinion does not speak as of the time the Transactions will be completed or as of any other date other than the date of such opinion. Because YuMe’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the Transaction Consideration from a financial point of view at the time the Transactions are completed.

Some of YuMe’s directors and executive officers may have financial interests in the Transactions that are different from or are in addition to those of YuMe stockholders generally.

Some of YuMe’s directors and executive officers may have financial interests in the Transactions that are different from, or are in addition to, those of YuMe’s stockholders generally. These interests could have affected their decision to support or approve the Offer. Such interests have been included in “Interests of Certain Persons in the Transactions — Interests of YuMe’s Directors and Executive Officers in the Transactions.

RhythmOne may fail to realize some or all of the anticipated cost savings, synergies, growth opportunities and other benefits of the Transactions, which could adversely affect the value of the RhythmOne Shares.

RhythmOne and YuMe currently operate as separate public companies. The success of the Transactions will depend, in part, on RhythmOne’s ability to realize the anticipated cost savings, synergies, growth opportunities and other benefits from combining with YuMe. The achievement of the anticipated benefits of the Transactions is subject to a number of uncertainties, including whether RhythmOne is able to integrate YuMe in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the revenues and diversion of management’s time and energy and could materially impact RhythmOne’s business, cash flows, financial condition or operating results. If RhythmOne is not able to successfully achieve these objectives, the anticipated cost savings, synergies, growth opportunities and other benefits may not be realized fully or at all, or may take longer to realize than expected.

It is possible that the integration process could take longer or be more costly than anticipated or could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of RhythmOne and YuMe to maintain their relationships with clients, customers and employees, to achieve the anticipated benefits of the Transactions or to maintain quality standards. Integration efforts between RhythmOne and YuMe may also divert their respective management’s time and energy. An inability to realize the full extent of, or any of, the anticipated benefits of the Transactions, as well as any delays encountered in the integration process, could have an adverse effect on the combined company’s business, cash flows, financial condition or operating results, which may affect the value of the RhythmOne Shares following the consummation of the Transactions.

In addition, the integration of RhythmOne’s and YuMe’s businesses may result in additional and unforeseen expenses and capital investments, and the anticipated benefits of the integration plan may not be realized. Actual cost and sales synergies, if achieved at all, may be lower than RhythmOne and YuMe expect and may take longer to achieve than anticipated. If RhythmOne and YuMe are not able to adequately address these challenges, the combined company may be unable to successfully integrate RhythmOne’s and YuMe’s businesses, or to realize the anticipated benefits of the integration of the businesses of the two companies.

There will be substantial transaction costs incurred in connection with the Transactions, and such costs may be paid even if the Transactions are not completed, and such costs could adversely affect the combined company’s ability to execute on its business plan.

RhythmOne and YuMe have incurred and expect to incur significant transaction fees and other costs associated with completing the Transactions. These fees and costs are substantial and include financial advisory, legal and accounting fees and expenses. The significant amount of these fees could adversely affect the combined company’s ability to execute on its business plans. Such fees and costs may be required to be paid even if the Transactions are not completed.

RhythmOne and YuMe may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on RhythmOne’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, neither RhythmOne nor YuMe is aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The unaudited pro forma condensed combined financial information may not be an indication of RhythmOne’s financial condition or results of operations following the Transactions.

The unaudited pro forma condensed combined financial information contained in this prospectus/offer to exchange has been prepared using the consolidated historical financial statements of RhythmOne, YuMe and Radium, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of RhythmOne following the Transactions. Certain adjustments and assumptions have been made regarding RhythmOne after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect RhythmOne’s results of operations or financial condition following the Transactions. For these and other reasons, the historical and pro forma condensed combined financial information included in this prospectus/offer to exchange does not necessarily reflect RhythmOne’s results of operations and financial condition and the actual financial condition and results of operations of RhythmOne following the Transactions may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this prospectus/offer to exchange may not be an indication of the actual results of the Transactions or RhythmOne’s future results.

This prospectus/offer to exchange contains projections and forecasts prepared by YuMe’s management. RhythmOne does not endorse any of the forecasts, projections or estimates prepared by YuMe of the business and financial performance of YuMe that may be included in this prospectus/offer to exchange.

None of the projections and forecasts included in this prospectus/offer to exchange have been prepared with a view toward public disclosure other than to certain parties involved in the Transactions or toward complying with SEC guidelines or generally accepted accounting principles. The projections and forecasts were based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of YuMe and RhythmOne, and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of YuMe’s operations, or could lead to such projections and forecasts not being achieved include, but are not limited to: customer demand for YuMe’s products, successful and timely development of products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, RhythmOne’s dependence on a limited number of customers in a highly competitive industry, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

RhythmOne’s acquisition of YuMe could trigger certain change-of-control or similar provisions contained in YuMe’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.

YuMe is a party to agreements that permit a counterparty to terminate an agreement or receive payments because the Transactions would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, RhythmOne may have to seek to replace that agreement with a new agreement or make additional payments under such agreement in order to retain the commercial relationship with the counterparty. However, RhythmOne may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to YuMe’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to RhythmOne of operating YuMe’s business or decrease the expected benefits of the Transactions to RhythmOne.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the Transactions.

The success of the acquisition of YuMe will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of RhythmOne. Employees may experience uncertainty about their future roles with RhythmOne and YuMe during the pendency of the Transactions or after their completion. RhythmOne and YuMe do not have identical corporate cultures, and some YuMe employees may not want to work for RhythmOne after consummation of the Transactions. In addition, competitors may recruit employees during RhythmOne’s integration of YuMe. If RhythmOne and YuMe are unable to attract, retain and motivate personnel that are critical to the successful integration of YuMe into RhythmOne and the future operation of the combined business, RhythmOne could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of YuMe to RhythmOne.

RhythmOne is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the RhythmOne Shares less attractive to investors.

RhythmOne is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, RhythmOne is only required to provide two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. In addition, RhythmOne is not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations, and is not required to hold non-binding advisory votes on executive compensation. RhythmOne cannot predict whether investors will find RhythmOne Shares to be less attractive as a result of its reliance on these exemptions. If some investors find RhythmOne Shares to be less attractive as a result, there may be a less active trading market for RhythmOne Shares and the price of RhythmOne Shares may be more volatile.

RhythmOne will remain an emerging growth company until the earliest of: the end of the fiscal year in which RhythmOne has total annual gross revenue of $1.07 billion; the last day of RhythmOne’s fiscal year containing the fifth anniversary of the date on which the RhythmOne Shares were offered in connection with the Offer; the date on which RhythmOne issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or the end of the fiscal year in which the market value of the RhythmOne Shares held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

RhythmOne may need additional capital in the future to meet its financial obligations and to pursue its business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise RhythmOne’s ability to meet its financial obligations and grow its business.

While RhythmOne’s management anticipates that existing cash, cash equivalents, marketable securities and cash generated from operations will be sufficient to fund RhythmOne’s operations for at least the next 12 months, RhythmOne may need to raise additional capital to fund operations in the future or to finance acquisitions.

If RhythmOne seeks to raise additional capital in order to meet various objectives, including developing existing or future technologies and solutions, increasing working capital, acquiring businesses, expanding geographically and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit RhythmOne’s ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute stock ownership. If adequate additional funds are not available, RhythmOne may be required to delay, reduce the scope of, or eliminate material parts of its business strategy, including potential additional acquisitions or the continued development of new or existing technologies or solutions and geographic expansion.

The combined company will incur significant costs and devote substantial management time as a result of becoming subject to reporting requirements in the United States, which may adversely affect the operating results of RhythmOne in the future.

As a company subject to reporting requirements in the United States, the combined company will incur significant legal, accounting and other expenses that RhythmOne did not incur as a public company in the United Kingdom. For example, RhythmOne will be subject to the reporting requirements of the Exchange Act and is required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements will increase RhythmOne’s legal and financial compliance costs and will make some activities more time consuming and costly, while also diverting management attention. In particular, RhythmOne expects to continue to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when it is no longer an emerging growth company as defined by the JOBS Act.

Risks related to the Business of RhythmOne

RhythmOne is an AIM traded company and has not historically been subject to reporting requirements of the Sarbanes-Oxley Act. In connection with the Offer, RhythmOne has begun an assessment of its internal controls in preparation for reporting under requirements of the Sarbanes-Oxley Act. As a result of work performed as part of this assessment, RhythmOne management identified material weaknesses in RhythmOne’s internal control over financial reporting, which could affect its ability to produce accurate financial statements on a timely basis.

RhythmOne is a U.K. publicly traded AIM company, and as such, has not historically been subject to the reporting requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”) or an audit performed in accordance with auditing standards issued by the Public Company Accounting Oversight Board (“PCAOB”). In connection with the Offer and in preparation of RhythmOne becoming subject to Section 404 reporting requirements, RhythmOne is engaged in a process to document and evaluate its internal controls over financial reporting. Furthermore, RhythmOne’s internal controls over financial reporting were for the first time subject to review under PCAOB auditing standards in connection with the audit of RhythmOne’s annual consolidated financial statements for the two years ended March 31, 2017. As a result of the work undertaken, certain weaknesses in RhythmOne’s internal control over financial reporting have been identified, which under PCAOB standards are considered to be material weaknesses. See “Management’s Discussion and Analysis of RhythmOne — Internal Control over Financial Reporting”.

Under the PCAOB standards, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of RhythmOne’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) the insufficient nature of RhythmOne’s formally designed, documented and implemented control processes and review procedures, (ii) the lack of adequate controls over key reports and spreadsheets, and (iii) the lack of key accounting personnel with the requisite knowledge and experience of IFRS for complex transactions and SEC rules.

Following the completion of the Offer, RhythmOne will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that RhythmOne maintain effective disclosure controls and procedures and internal control over financial reporting. Commencing with RhythmOne’s fiscal year ending March 31, 2019, RhythmOne must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting in its Form 20-F filing for that year, as required by Section 404. RhythmOne’s management may conclude that its internal control over financial reporting is not effective. As long as RhythmOne is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of RhythmOne’s internal controls over financial reporting pursuant to Section 404. However, if required to report under Section 404 at a future date, and even if RhythmOne’s management concludes that RhythmOne’s internal control over financial reporting is effective, RhythmOne’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with RhythmOne’s internal controls or the level at which its controls are documented, designed, operated or reviewed, or if RhythmOne’s independent registered public accounting firm interprets the relevant requirements differently from RhythmOne. This will require that RhythmOne incur substantial additional professional fees and internal costs to expand its accounting and finance functions and that it expend significant management efforts. Prior to the Offer, RhythmOne was never required to test its internal controls within a specified period, and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

In addition, RhythmOne’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

The RhythmOne board of directors has acknowledged its responsibility for ensuring that an adequate system of internal control and risk management is maintained following completion of the Transactions. While the board of directors is satisfied that RhythmOne has been and will continue to be in compliance with the internal controls and related financial reporting requirements of AIM listed companies, it acknowledges that the material weaknesses identified may not be able to be remediated by March 2019, and there is a risk that other deficiencies for purposes of Section 404 reporting may be identified. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of RhythmOne’s financial statements and could have a material adverse effect on RhythmOne’s business, financial condition, results of operation and prospects. If RhythmOne is not able to comply with the requirements of Section 404 in a timely manner, or if it is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements.

RhythmOne may not be able to integrate, maintain and enhance its advertising solutions to keep pace with technological and market developments, which may adversely affect the operating results of RhythmOne in the future.

The market for digital advertising solutions is characterized by rapid technological change, evolving industry standards and frequent introductions of new products and services. To keep pace with technological developments, satisfy increasing advertiser and digital media property requirements, maintain the attractiveness and competitiveness of RhythmOne’s advertising solutions and ensure compatibility with evolving industry standards and protocols, RhythmOne will need to anticipate and respond to varying product lifecycles, regularly enhance RhythmOne’s current advertising solutions and develop and introduce new solutions and functionality on a timely basis. This requires significant investment of financial and other resources. For example, RhythmOne is required to invest significant resources into integrating its solutions with multiple forms of internet-connected devices in order to maintain a comprehensive advertising platform. RhythmOne has periodically experienced difficulty integrating RhythmOne’s solutions with some digital media properties, advertising agencies and third parties. RhythmOne may continue to experience similar difficulties and these difficulties will consume financial, engineering and managerial resources and RhythmOne may not have the financial resources to make investments across all new forms of internet-connected devices in the future. Ad exchanges and other technological developments may displace RhythmOne or introduce an additional intermediate layer between RhythmOne and its advertising customers and digital media properties that could impair RhythmOne’s relationships with those customers. RhythmOne’s inability, for technological, business or other reasons, to enhance, develop, introduce and deliver compelling advertising solutions in response to changing market conditions and technologies or evolving expectations of advertisers, digital media properties or consumers of digital advertising could hurt RhythmOne’s ability to deliver successful digital campaigns which could result in RhythmOne’s advertising solutions becoming obsolete and a failure to grow or retain its current advertiser base.

RhythmOne’s growth forecasts may suffer if RhythmOne fails to gather sufficient data in a particular international market and effectively coordinate the demand for and supply of advertising inventory.

The performance in a particular geographic market depends on having sufficient advertiser clients and publishers in that market utilizing RhythmOne’s solutions and its ability to coordinate the demand for and supply of advertising inventory in that market. In most instances, digital media properties can change the terms and supply of ad inventory they make available to RhythmOne at any time, and if digital media properties increase the cost or reduce the supply of inventory available to RhythmOne in international markets, RhythmOne may not be coordinated for optimization. As such, as RhythmOne targets new geographic markets, a failure to effectively manage demand for and the supply of advertising inventory could impair its growth forecasts in these markets and could result in lost revenue.

RhythmOne’s rapidly evolving industry makes it difficult to evaluate RhythmOne’s business and prospects.

The digital advertising industry is rapidly evolving. As a result, RhythmOne will encounter risks and difficulties frequently encountered in rapidly evolving industries, particularly in light of its size and relatively short operating history compared to some of RhythmOne’s larger and more established competitors, including the need to:

•	Maintain RhythmOne’s reputation and build trust with advertisers and digital media property owners;

•	Offer competitive pricing to advertisers (including periodic discounting) and digital media properties;

•	Compete with larger, better capitalized competitors in addressing industry trends such as programmatic buying and real-time bidding;

•	Maintain quality and expand quantity of RhythmOne’s advertising inventory;

•	Deliver advertising results that are superior to those that advertisers or digital media property owners could achieve through the use of competing providers or technologies;

•	Continue to develop, launch and upgrade the technologies that enable RhythmOne to provide its solutions;

•	Respond to evolving government regulations relating to the internet, telecommunications, mobile, privacy, marketing and advertising aspects of RhythmOne’s business;

•	Identify, attract, retain and motivate qualified personnel; and

•	Cost-effectively manage RhythmOne’s operations, including its international operations.

If RhythmOne does not successfully address these risks, its revenue could decline, its costs could increase, and its ability to pursue its growth strategy and attain profitability could be compromised.

RhythmOne depends on the proliferation of cross-device, cross-format digital advertisements and anything that prevents this proliferation, including the possibility to opt out of services and functionality, will negatively impact RhythmOne’s business model.

The success of RhythmOne’s business model depends on its ability to deliver digital advertising to consumers on a wide variety of internet-connected devices. RhythmOne believes that digital advertising is most successful when targeted primarily through analysis of data. This data might include a device’s location or data collected when device users view an ad or video or when they click on or otherwise engage with an ad, or it could include demographic or other data about users’ interests or activities that is licensed or acquired from third parties. Users may elect not to allow data sharing for targeted advertising for many reasons, such as privacy concerns, or to avoid usage charges based on the amount or type of data consumed on the device. Users may opt out of interest-based advertising by RhythmOne through the opt-out feature on RhythmOne’s website or other opt-out features that may be developed. In addition, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of ads on their devices. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, when Apple announced that its Unique Device Identifier (“UDID”), a standard device identifier used in some applications, was being superseded and would no longer be supported application developers were required to update their apps to utilize alternative device identifiers such as universally unique identifier, or, more recently, identifier-for-Advertising, which simplify the process for Apple users to opt out of behavioral targeting. In addition, many advertising companies may participate in self-regulatory programs, such as the Network Advertising Initiative or Digital Advertising Alliance, through which they agree to offer users the ability to opt out of behavioral advertising. If users elect to utilize the opt-out mechanisms in greater numbers, RhythmOne’s ability to deliver effective advertising campaigns on behalf of its advertisers would suffer, which could hurt its ability to generate revenue and become profitable.

If the use of “third-party cookies” is rejected by internet users, restricted or otherwise subject to unfavorable regulation, RhythmOne’s performance could decline and RhythmOne could lose advertisers and revenue.

Cookies (small text files) are used to gather data to help support RhythmOne’s products. These cookies are placed through an internet browser on an internet user’s computer and correspond to certain data sets on RhythmOne’s servers. Cookies collect anonymous information, such as when an internet user views an ad, clicks on an ad, or visits one of RhythmOne’s advertisers’ websites.

Cookies may easily be deleted or blocked by internet users. All of the most commonly used internet browsers allow internet users to modify their browser settings to prevent first party or third-party cookies from being accepted by their browsers. Internet users can also delete cookies or download “ad blocking” software that prevents cookies from being stored on a user’s computer. If more internet users adopt these settings or delete their cookies more frequently than they currently do, RhythmOne’s business could be harmed. In addition, the Safari browser blocks third-party cookies by default, and other browsers may do so in the future. Unless such default settings in browsers are altered by internet users, RhythmOne will be able to set fewer of its cookies in browsers, which could adversely affect its business. There have also been announcements that prominent advertising platforms plan to replace cookies with alternative web tracking technologies. These alternative mechanisms have not been described in technical detail, and have not been announced with any specific stated timeline. It is possible that these companies may rely on proprietary algorithms or statistical methods to track web users without the deployment of cookies, or may utilize log-in credentials entered by users into other web properties owned by these companies, such as their digital email services, to track web usage without deploying third-party cookies. Alternatively, such companies may build alternative and potentially proprietary user tracking methods into their widely-used web browsers.

If and to the extent that cookies are blocked or replaced by proprietary alternatives, RhythmOne’s continued use of cookies may face negative consumer sentiment, reduce its market share, or otherwise place RhythmOne at a competitive disadvantage. If cookies are replaced, in whole or in part, by proprietary alternatives, RhythmOne may be obliged to license proprietary tracking mechanisms and data from companies that have developed them, which also compete with RhythmOne as advertising platforms, and RhythmOne may not be able to obtain such licenses on economically favorable terms. If such proprietary web-tracking standards are owned by companies that compete with RhythmOne, they may be unwilling to make that technology available to RhythmOne.

In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the “Cookie Directive,” directs EU member states to ensure that storing or accessing information on an internet user’s device, such as through a cookie, is allowed only if the internet user has given his or her consent. Because RhythmOne’s direct relationship with internet users is limited, in many cases RhythmOne relies on its digital media property owners, both practically and contractually, to obtain such consent. Some member states have adopted and implemented, and may continue to adopt and implement, legislation that negatively impacts the use of cookies for digital advertising. Some of these member states also require prior express user consent, as opposed to merely implied consent, to permit the placement and use of cookies. Where member states require prior express consent, RhythmOne’s ability to deliver advertisements on certain websites or to certain users may be impaired. Furthermore, there are proposals to replace the current Cookie Directive with a new ePrivacy Regulation, slated to take effect in May 2018. If adopted, the Regulation will standardize the currently disparate cookie consent laws across Europe. However, if adopted in its current draft form, it could create significant challenges for digital advertising models as it introduces enhanced cookie consent and transparency requirements, in particular proposing that browser (and similar internet access software) manufacturers should offer users the ability to accept or refuse cookies upon installation of their software.

RhythmOne operates in a highly competitive industry, and it may not be able to compete successfully.

The digital advertising market is highly competitive, with many companies providing competing solutions. RhythmOne competes with Google (YouTube and DoubleClick), Facebook and OATH (AOL, Yahoo, Verizon),

as well as many ad exchanges, demand-side platforms for advertisers and ad networks. RhythmOne also faces competition from direct response (search-based) advertisers who seek to target brands. Many of RhythmOne’s competitors are significantly larger than RhythmOne is and have more capital to invest in their businesses. RhythmOne’s competitors may establish or strengthen cooperative relationships with digital media property partners and brand advertisers, or other parties, which limit RhythmOne’s ability to promote its solutions and generate revenue. Competitors could also seek to gain market share by reducing the prices they charge to advertisers, introducing products and solutions that are similar to ours or introducing new technology tools for advertisers and digital media properties. Moreover, increased competition for advertising inventory from digital media properties could result in an increase in the portion of advertiser revenue that RhythmOne must pay to digital media property owners to acquire that advertising inventory.

Some large advertising agencies that represent RhythmOne’s current advertising customers have their own relationships with digital media properties and can directly connect advertisers with digital media properties. RhythmOne’s business will suffer to the extent that RhythmOne’s advertisers and digital media properties purchase and sell advertising inventory directly from one another or through other companies that act as intermediaries between advertisers and digital media properties. Other companies that offer analytics, mediation, ad exchange or other third-party solutions have or may become intermediaries between advertisers and digital media properties and thereby compete with RhythmOne. Any of these developments would make it more difficult for RhythmOne to sell its solutions and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

There is a concentration of growth within a small number of dominant providers, and if RhythmOne fails to compete effectively with these providers, RhythmOne’s operating results may be negatively impacted in the future.

In recent years, growth within the advertising technology sector has concentrated within a small number of dominant providers such as Google and Facebook. While RhythmOne believes there is significant opportunity for growth outside of these providers, and to take market share from these providers, there is no guarantee that RhythmOne will be able to do so. These providers often have greater resources at their disposal, so if they did ever view RhythmOne as a threat to their business, this could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

The impact of worldwide economic conditions, including effects on advertising spending by brand advertisers, may adversely affect RhythmOne’s business, operating results and financial condition.

RhythmOne’s financial performance is subject to worldwide economic conditions and their impact on advertising spending by brand advertisers, which may be disproportionately affected by economic downturns. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that worldwide economic conditions materially deteriorate or change, RhythmOne’s existing and potential advertisers may reduce current or projected advertising budgets and the use of RhythmOne’s advertising solutions. In particular, digital advertising may be viewed by some of RhythmOne’s existing and potential advertisers as a lower priority and could cause advertisers to reduce the amounts they spend on advertising, terminate their use of RhythmOne’s digital advertising solutions or default on their payment obligations to RhythmOne, which could have a material adverse effect on RhythmOne’s business, financial condition and results of operations. For example, concerns over the sovereign debt situation in certain countries in the EU, the impact of Brexit, as well as continued geopolitical turmoil in many parts of the world have, and may continue to, put pressure on global economic conditions, which could lead to reduced spending on advertising.

RhythmOne depends on digital media properties for advertising inventory for its customers’ advertising campaigns, and any decline in the supply of advertising inventory from these digital media properties could hurt its business.

Since only a small portion of RhythmOne’s advertising inventory is generated from owned and operated properties, RhythmOne depends largely on third-party digital media publishers to provide it with inventory within its websites and mobile applications on which RhythmOne deliver ads. Generally, the digital media publishers that supply their advertising inventory to RhythmOne are not required to provide any minimum amounts of advertising inventory to RhythmOne, nor are they contractually bound to provide RhythmOne with a consistent supply of advertising inventory. The tools that RhythmOne provides to digital media properties allows them to make decisions as to how to allocate advertising inventory among RhythmOne and other advertising technology providers, some of which may be RhythmOne’s competitors. Other ad exchanges or third parties acting as an intermediaries on behalf of digital media properties could increase the competition for third-party supply and pressure RhythmOne to increase the prices RhythmOne pays to digital media property owners for that inventory, which may reduce RhythmOne’s operating margins, or otherwise block RhythmOne’s access to that inventory, without which it would be unable to deliver ads on behalf of its advertising customers.

In addition, digital media publishers sometimes place significant restrictions on RhythmOne’s use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format.

RhythmOne also may be impacted by new protocols designed to influence buying and selling of third-party media, such as the Ads.txt initiative. Ads.txt stands for “Authorized Digital Sellers” and lets publishers and distributors publicly declare the companies they authorize to sell their digital inventory. As publishers increasingly adopt ads.txt, buyers will be able to more easily identify the Authorized Digital Sellers for a participating publisher, allowing brands to buy inventory on this basis.

If digital media properties decide not to make advertising inventory available to RhythmOne for any of these reasons, or decide to increase the price of inventory, or place significant restrictions on RhythmOne’s use of their advertising inventory, or not authorize RhythmOne to represent their inventory via Ads.txt, RhythmOne may not be able to replace this with inventory from other digital media properties that satisfy its requirements in a timely and cost-effective manner. If any of this happens, RhythmOne’s revenue could decline, its liquidity could be negatively impacted and its cost of acquiring inventory could increase, lowering RhythmOne’s operating margins.

If RhythmOne fails to detect advertising fraud or other actions that impact its advertising campaign performance, RhythmOne could harm its reputation with advertisers or agencies, which would cause its revenue and business to suffer.

RhythmOne’s business relies on its ability to deliver successful and effective digital advertising campaigns. Some of those campaigns may experience fraudulent and other invalid impressions, clicks or conversions that advertisers may perceive as undesirable, such as non-human traffic generated by machines that are designed to simulate human users and artificially inflate user traffic on websites. These activities could overstate the performance of any given advertising campaign and could harm RhythmOne’s reputation. It may be difficult for RhythmOne to detect fraudulent or malicious activity because RhythmOne does not own the majority of content and relies in part on its digital media properties to control such activity. These risks become more pronounced as the digital advertising industry shifts to programmatic buying. Industry self-regulatory bodies, the U.S. Federal Trade Commission (the “FTC”), certain influential members of the United States Congress and the European Commission have increased their scrutiny and awareness of, and have taken recent actions to address, advertising fraud and other malicious activity. While RhythmOne constantly assesses the quality of supply entering its ecosystem, using both human methods and proprietary filtering technologies, such review may not detect or prevent all fraudulent or malicious activity. If RhythmOne fails to detect or prevent fraudulent or other malicious activity, the affected advertisers may experience or perceive a reduced return on their investment and RhythmOne’s reputation may be harmed. High levels of fraudulent or malicious activity could lead to dissatisfaction with RhythmOne’s solutions, refusals to pay, refund or future credit demands or withdrawal of future business. In addition, advertisers increasingly rely on third-party vendors to measure campaigns against audience guarantee, viewability and other requirements and to detect fraud. If RhythmOne is unable to successfully integrate its technology with such vendors, or its measurement and fraud detection differs from their findings, RhythmOne’s customers could lose confidence in RhythmOne’s solutions, RhythmOne may not get paid for certain campaigns, traffic acquisition costs could increase and its revenues could decline. Further, if RhythmOne is unable to detect fraudulent or other malicious activities and advertisers demand fraud-free inventory, its supply could fall drastically, making it impossible to sustain its current business model. If RhythmOne fails to detect fraudulent or other malicious activities that impact the performance of RhythmOne’s brand advertising campaigns, RhythmOne could harm its reputation with its advertisers or agencies and its revenue and business would suffer.

Any inability to deliver successful digital advertising campaigns due to technological challenges or an inability to persuasively demonstrate success will prevent RhythmOne from growing or retaining its current advertiser base.

It is critical that RhythmOne deliver successful digital advertising campaigns on behalf of its advertisers. Factors that may adversely affect RhythmOne’s ability to deliver successful digital advertising campaigns include:

•	Inability to accurately process data and extract meaningful insights and trends, such as the failure to accurately process data to place ads effectively at digital media properties;

•	Faulty or out-of-date algorithms that fail to properly process data or result in inability to capture brand-receptive audiences at scale;

•	Technical or infrastructure problems causing digital ads not to function, display properly or be placed next to inappropriate context;

•	Inability to control ad engagement and performance, maintain user attention or prevent end users from skipping or ignoring advertisements;

•	Inability to detect and prevent advertising fraud and other malicious activity;

•	Inability to fulfill audience guarantee, brand safety or viewability requirements of RhythmOne’s advertiser customers;

•	Inability to integrate with third parties that measure RhythmOne’s campaigns against audience guarantee, brand safety or viewability requirements;

•	Unavailability of standard digital video audience ratings and brand receptivity measurements for brand advertisers to effectively measure the success of their campaigns; and

•	Access to quality inventory at sufficient volumes to meet the needs of RhythmOne’s advertisers’ campaigns.

RhythmOne’s ability to deliver successful advertising campaigns also depends on the continuing and uninterrupted performance of RhythmOne’s own internal and third-party managed systems, which RhythmOne utilizes to place ads, monitor the performance of advertising campaigns and manage RhythmOne’s advertising inventory. RhythmOne’s revenue depends on the technological ability of its solutions to deliver ads and measure them. Sustained or repeated system failures that interrupt RhythmOne’s ability to provide solutions to customers, including security breaches and other technological failures affecting its ability to deliver ads quickly and accurately and to collect and process data in connection with these ads, could significantly reduce the attractiveness of its solutions to advertisers, negatively impact operations and reduce its revenue. RhythmOne’s systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps RhythmOne takes to increase the reliability and redundancy of its systems may be expensive and may not be successful in preventing system failures. Also, advertisers may perceive any technical disruption or failure in ad performance on digital media properties’ platforms to be attributable to RhythmOne, and its reputation could similarly suffer, or advertisers may seek to avoid payment or demand future credits for disruptions or failures, any of which could harm its business and results of operations. If RhythmOne is unable to deliver successful advertising campaigns, its ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed and RhythmOne’s business, financial condition and operating results could be adversely affected.

A significant portion of RhythmOne’s historical growth has occurred through mergers, acquisitions or investments which may be unsuccessful and may divert RhythmOne’s management’s attention and consume significant resources.

RhythmOne is presently evaluating, and it expects to continue to evaluate on an ongoing basis, possible acquisition transactions. RhythmOne is presently engaged, and at any time in the future it may be engaged, in discussions or negotiations with respect to possible acquisitions, including larger transactions that would be significant to RhythmOne, but are not currently probable. RhythmOne regularly makes, and it expects to continue to make, non-binding acquisition proposals, and RhythmOne may enter into letters of intent, in each case allowing it to conduct due diligence on a confidential basis. RhythmOne cannot predict the timing of any contemplated transactions, and any pending transaction may be entered into as soon as shortly after the consummation of the Transactions. There can be no assurance that RhythmOne will enter into definitive agreements with respect to any contemplated transactions or that they will be completed. Acquisitions involve risks that the businesses acquired will not perform as expected and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Any merger, acquisition or investment may require RhythmOne to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, mergers and acquisitions involve many risks, any of which could harm its business, including:

•	Difficulties in integrating the operations, technologies, solutions and personnel, especially if those businesses operate outside of RhythmOne’s core competency of delivering digital advertising;

•	Cultural challenges associated with integrating employees;

•	Ineffectiveness or incompatibility of acquired technologies or solutions;

•	Potential loss of key employees;

•	Inability to maintain the key business relationships and the reputations of the involved businesses;

•	Diversion of management’s attention from other business concerns;

•	Litigation for activities of the involved companies, including claims from terminated employees, customers, former stockholders or other third parties;

•	In the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	Costs necessary to establish and maintain effective internal controls for the involved businesses;

•	Failure to successfully further develop the acquired technologies in order to achieve appropriate returns on investment; and

•	Increased fixed costs.

RhythmOne generally does not have long-term agreements with its customers, and it may be unable to retain key customers, attract new customers, or replace departing customers with customers that can provide comparable revenue to it.

RhythmOne’s success requires it to maintain and expand its current customer relationships and to develop new relationships. RhythmOne’s contracts and relationships with advertising agencies on behalf of advertisers generally do not include long-term obligations requiring them to purchase RhythmOne’s solutions and are cancelable upon short or no notice and without penalty. As a result, RhythmOne may have limited visibility into its future advertising revenue streams. RhythmOne cannot assure that its customers will continue to use its solutions, or that RhythmOne will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenue. If a major customer representing a significant portion of RhythmOne’s business decides to materially reduce its use of RhythmOne’s solutions or to cease using its solutions altogether, RhythmOne’s revenue could be significantly reduced. Any non-renewal, renegotiation, cancellation or deferral of large advertising contracts, or a number of contracts that in the aggregate account for a significant amount of revenue, could cause an immediate and significant decline in RhythmOne’s revenue and harm its business.

RhythmOne business depends on certain key demand and supply partners and any disruption in these relationships could have an adverse effect on RhythmOne’s operations.

The RhythmOne business depends on its relationship with certain key advertising inventory partners both on the demand and supply side of its business and any disruption in its relationship or commercial arrangement with such partners, including, among other things, by way of non-renewal or termination of the agreement governing the arrangement, a material change to the commercial terms, including the economics, of the arrangement or non-performance by a key partner of its contractual obligations, could have an adverse effect on RhythmOne’s prospects, business, financial condition and results of operations if RhythmOne is unable to find a suitable substitute in a timely manner.

An active trading market for RhythmOne Shares may not be sustained and investors may not be able to resell their RhythmOne Shares at or above the price at which they purchased them.

An active trading market for RhythmOne Shares may not be sustained. In the absence of an active trading market for RhythmOne Shares, investors may not be able to sell their RhythmOne Shares at or above the price they paid at the time that they would like to sell. In addition, an inactive market may impair RhythmOne’s ability to raise capital by selling shares and may impair its ability to acquire other companies or technologies by using RhythmOne Shares as consideration, which, in turn, could harm RhythmOne’s business.

The trading price of RhythmOne Shares is likely to remain volatile, and holders of RhythmOne Shares could incur substantial losses.

The price of RhythmOne Shares has been and is likely to remain volatile. Since RhythmOne Shares were sold in its IPO at a price of £0.45 per share, the stock price of RhythmOne Shares has ranged from £0.10 to £3.30 from May 31, 2007 through to October 25, 2017. The foregoing share prices are unadjusted and reflect the prices of RhythmOne Shares as then traded, both before and after the 10-for-1 share consolidation on September 25, 2017. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their RhythmOne Shares at or above the price paid for the RhythmOne Shares. The market price for the RhythmOne Shares may be influenced by many factors, including:

•	Actual or anticipated variations in operating results;

•	Changes in financial estimates by RhythmOne or by any securities analysts who might cover RhythmOne Shares;

•	Conditions or trends in RhythmOne’s industry;

•	Stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the advertising, internet or media industries;

•	Announcements by RhythmOne or its competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•	Announcements of investigations or regulatory scrutiny of RhythmOne’s operations or lawsuits filed against RhythmOne;

•	Capital commitments;

•	Business disruption and costs related to stockholder activism;

•	Additions or departures of key personnel;

•	Stock repurchase programs;

•	Sales of RhythmOne Shares, including sales by RhythmOne’s directors and officers or specific shareholders; and

•	Expectations of future cash dividend declarations and payments.

In addition, in the past, shareholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. If litigation is instituted against RhythmOne, RhythmOne could incur substantial costs and divert management’s attention and resources. RhythmOne has failed in the past, and may fail in the future, to meet its publicly announced guidance or other expectations about RhythmOne’s business and future operating results. Such past failures have caused, and future failures would likely cause, the price of RhythmOne’s Shares to decline.

Seasonal fluctuations in digital advertising activity could adversely affect RhythmOne’s cash flows.

RhythmOne’s cash flows from operations vary from quarter to quarter due to the seasonal nature of advertiser spending. For example, many advertisers devote a disproportionate amount of their advertising budgets to the fourth quarter of the calendar year to coincide with increased holiday purchasing. In addition, RhythmOne acquires advertising inventory on a guaranteed basis, or at a fixed price, in order to meet the anticipated increased demand in the fourth quarter. These seasonal effects have been partially masked by RhythmOne’s historical revenue growth and other factors, such as episodic political campaign advertising spending. However, if and to the extent that seasonal fluctuations become more pronounced, or are not offset by other factors, RhythmOne’s operating cash flows could fluctuate materially from period to period as a result.

The digital advertising market may deteriorate or develop more slowly than RhythmOne expects, which could harm its business.

Digital advertising is an emerging market. Advertisers have historically spent a smaller portion of their advertising budgets on digital advertising than on traditional advertising methods, such as television, newspapers, radio and billboards. In addition, spending on digital advertising has historically been primarily for direct response advertising, or relatively simple display advertising such as banner ads on websites. Advertiser spending in the emerging cross-device, cross-format digital advertising market is uncertain. Many advertisers still have limited experience with cross-device, cross-format advertising and may continue to devote larger portions of their limited advertising budgets to more traditional offline or online performance-based advertising, instead of shifting resources to digital advertising. In addition, RhythmOne’s current and potential future customers may ultimately find digital advertising to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and solutions, and they may reduce their spending on digital advertising as a result. If the market for digital advertising deteriorates, or develops more slowly than RhythmOne expects, or brand advertisers prefer traditional advertising over its solutions, RhythmOne may not be able to increase its revenue and its business would suffer.

The vote by the United Kingdom to leave the European Union could adversely affect RhythmOne.

In June 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved the United Kingdom’s withdrawal from membership of the European Union (the “E.U.”) (“Brexit”). Brexit has resulted in significant volatility in global stock markets and currency exchange rate fluctuations that resulted in the strengthening of the U.S. dollar against foreign currencies in which RhythmOne conducts business. As described elsewhere in this report, RhythmOne translates revenue denominated in foreign currency into U.S. dollars for RhythmOne’s financial statements. During periods of a strengthening dollar, RhythmOne’s reported international revenue is reduced because foreign currencies translate into fewer U.S. dollars. The announcement of Brexit may also create global economic uncertainty, which may cause RhythmOne’s customers to closely monitor their costs and reduce their spending budget on RhythmOne’s products and services.

The United Kingdom commenced negotiations to determine the future terms of the United Kingdom’s relationship with the E.U., including the terms of trade between the United Kingdom and the E.U. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to E.U. markets either during a transitional period or more permanently. The measures could potentially disrupt the markets RhythmOne serves and may cause it to lose customers and employees. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which E.U. laws to replace or replicate.

RhythmOne’s international operations subject RhythmOne to new challenges and risks.

Despite RhythmOne’s international operations, RhythmOne has a limited sales operations history as a company outside the United States, and RhythmOne’s ability to manage its business and conduct its operations internationally requires considerable management attention and resources and is subject to the challenges of multiple cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. International expansion will require RhythmOne to invest significant funds and other resources. Expanding internationally subjects RhythmOne to new risks that RhythmOne has not faced before or increases risks that it currently faces, including risks associated with:

•	Establishing and maintaining effective controls at foreign locations and the associated increased costs;

•	Challenges inherent to efficiently managing a number of employees over large geographic distances;

•	Providing digital advertising solutions among different cultures, including potentially modifying RhythmOne’s solutions and features to ensure that RhythmOne delivers ads that are culturally relevant in different countries;

•	Variations in traffic access costs and margins, region by region;

•	Increased competition from local providers of digital advertising solutions;

•	Longer sales or collection cycles in some countries;

•	Credit risk and higher levels of payment fraud;

•	Compliance with anti-bribery laws, such as the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

•	Compliance with foreign data privacy frameworks, such as the EU Data Privacy Directive (and from May 25, 2018, the successor to the Directive, the General Data Protection Regulation);

•	Currency exchange rate fluctuations;

•	Foreign exchange controls that might prevent RhythmOne from repatriating cash earned outside the United States;

•	Economic and political instability in some countries;

•	Compliance with the laws of numerous taxing jurisdictions where RhythmOne conducts business, potential double taxation of its international earnings and potentially adverse tax consequences due to changes in applicable U.S. and foreign tax laws;

•	The complexity and potential adverse consequences of U.S. tax laws as they relate to RhythmOne’s international operations; and

•	Overall higher costs of doing business internationally.

Further expansion or contraction of RhythmOne’s international operations may require significant management attention and financial resources and may place burdens on RhythmOne’s management, administrative, operational and financial infrastructure. Additionally, in most instances digital media properties can change the terms and supply of ad inventory they make available to RhythmOne at any time, and if digital media properties increase the cost or reduce the supply of inventory available to RhythmOne in international markets, RhythmOne’s growth forecasts in these markets may suffer. Further, if RhythmOne’s revenue from its international operations, and particularly from its operations in the countries and regions on which RhythmOne has focused its investment, does not exceed the expense of establishing and maintaining these operations, RhythmOne’s business and operating results will suffer. RhythmOne’s limited experience in operating its business internationally increases the risk that any potential future expansion efforts that it may undertake will not be successful. If RhythmOne invests substantial time and resources to expand its international operations and is unable to do so successfully and in a timely manner, its business and results of operations will suffer.

RhythmOne has experienced foreign currency gains and losses and expects to continue to experience those gains and losses. Fluctuations in currency exchange rates can adversely affect its profitability.

RhythmOne incurs foreign currency transaction gains and losses, primarily related to foreign currency exposures that arise from British pound, Canadian dollar, Australian dollar, Singapore dollar and euro denominated transactions that it expects to cash settle in the near term, which are charged against earnings in the period incurred. RhythmOne expects that it will continue to realize gains or losses with respect to its foreign currency exposures. RhythmOne does not enter into or trade financial instruments, including derivative financial instruments, for any purpose. RhythmOne maintains the majority of its cash in U.S. dollars as a natural hedge, in line with its revenue and costs which are predominantly U.S.-based.

RhythmOne’s business depends on its ability to collect and use data to deliver ads, and to disclose data relating to the performance of its ads; any limitation on these practices could significantly diminish the value of its solutions and cause it to lose customers and revenue.

When RhythmOne delivers an ad to an internet-connected device, it is able to collect information about the placement of the ad and the interaction of the device user with the ad, such as whether the user visited a landing page or watched a video. RhythmOne is also able to collect information about the user’s IP address, device, mobile location and some demographic characteristics. It may also contract with one or more third parties to obtain additional pseudonymous information about the device user who is viewing a particular ad, including information about the user’s interests. As RhythmOne collects and aggregates this data provided by billions of ad impressions, it analyzes it to optimize the placement and timing of ads served across the advertising inventory provided to it by digital media properties.

Although the data RhythmOne collects does not enable it to determine the actual identity of any individual, its customers — or end users — might decide not to allow RhythmOne to collect some or all of the data or might limit its use of it. For example, a digital media property might not agree to provide RhythmOne with data generated by interactions with the content on its apps, or device users might not consent to share their information about device usage. Any limitation on RhythmOne’s ability to collect data about user behavior and interaction with content could make it more difficult for it to deliver effective digital advertising programs that meet the demands of its customers. This in turn could harm its revenue and impair its business.

Although RhythmOne’s contracts with advertisers generally permit it to aggregate data from advertising campaigns, sometimes an advertiser declines to permit the use of this data, which limits the usefulness of the data that RhythmOne collects. Furthermore, advertisers may request that RhythmOne discontinue using data obtained from their campaigns that have already been aggregated with other advertisers’ campaign data. It would be difficult, if not impossible, to comply with these requests, and complying with these kinds of requests could cause RhythmOne to spend significant amounts of resources. Interruptions, failures or defects in RhythmOne’s data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection, use and processing of data, could also limit its ability to aggregate and analyze the data from its customers’ advertising campaigns. If that happens, RhythmOne may not be able to optimize the placement of advertising for the benefit of RhythmOne’s advertising customers, which could make its solutions less valuable, and, as a result, RhythmOne may lose customers and its revenue may decline.

RhythmOne’s business practices with respect to data could give rise to liabilities, restrictions on its business or reputational harm as a result of evolving governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing RhythmOne’s solutions, RhythmOne collects, transmits and stores information related to and seeking to correlate internet-connected devices, user activity and the ads RhythmOne places. Federal, state and international laws and regulations govern the collection, use, processing, retention, sharing and security of data that RhythmOne collects across its advertising solutions. RhythmOne strives to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data collection, processing use and disclosure. However, the applicability of specific laws may be unclear in some cases and domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, not clearly defined and rapidly evolving. In addition, it is possible that these requirements may be interpreted and applied in a manner that is new or inconsistent from one jurisdiction to another and may conflict with other rules or RhythmOne’s practices. Any actual or perceived failure by RhythmOne to comply with U.S. federal, state or international laws, including laws and regulations regulating privacy, data, security or consumer protection, or disclosure or unauthorized access by third parties to this information, could result in proceedings or actions against RhythmOne by governmental entities, competitors, private parties or others. Any proceedings or actions against RhythmOne alleging violations of consumer or data protection laws or asserting privacy-related theories could hurt RhythmOne’s reputation, force RhythmOne to spend significant amounts in defense of these proceedings, distract RhythmOne’s management, increase RhythmOne’s costs of doing business, adversely affect the demand for RhythmOne’s solutions and ultimately result in the imposition of monetary liability. RhythmOne may also be contractually liable to indemnify and hold harmless its customers from the costs or consequences of litigation resulting from using its solutions or from the disclosure of confidential information, which could damage RhythmOne’s reputation among its current and potential customers, require significant expenditures of capital and other resources and cause RhythmOne to lose business and revenue.

The regulatory framework for privacy issues is evolving worldwide, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the digital advertising industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect RhythmOne’s business, particularly with regard to collection or use of data to target ads and communication with consumers and the international transfer of data from Europe to the United States. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In Europe, in October 2015 the Court of Justice of the European Union invalidated the “US-EU Safe Harbor framework,” which created a safe harbor under the European Data Protection Directive for certain European data transfers to the United States. RhythmOne had not self-certified under this regime, and therefore was not directly affected by this decision. In July 2016, the European Commission approved the Privacy Shield, which is a set of principles and related rules that are intended to replace the US-EU Safe harbor framework. RhythmOne is in the process of determining whether to join the Privacy Shield program. Stricter regulation of European data transfers to U.S. in future may impact RhythmOne’s ability to serve European customers effectively, or require RhythmOne to open and operate datacenters in the European Union which would result in a higher cost of doing business in these jurisdictions.

In particular, Europe’s new General Data Protection Regulation (“GDPR”) (which comes into force in May 2018) extends the jurisdictional scope of European data protection law. As a result, RhythmOne will be subject to the GDPR when it provides its targeting services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to RhythmOne’s services and business practices. Potential penalties for non-compliance with the GDPR include administrative fines of up to 4% of annual worldwide turnover. Complying with any new regulatory requirements could force RhythmOne to incur substantial costs or require RhythmOne to change its business practices in a manner that could reduce its revenue or compromise its ability to effectively pursue its growth strategy.

The FTC has also adopted revisions to the Children’s Online Privacy Protection Act (“COPPA”) that expand liability for the collection of information by operators of websites and other electronic solutions that are directed to children. Questions exist as to how regulators and courts may interpret the scope and circumstances for potential liability under COPPA, and the FTC continues to provide guidance and clarification as to its 2013 revisions of COPPA. FTC guidance or enforcement precedent may make it difficult or impractical for RhythmOne to provide advertising on certain websites, services or applications. In addition, the FTC recently fined an ad network for certain methods of collecting and using data from mobile applications, including certain applications directed at children, and failing to disclose the data collection to mobile application developers in their network.

While RhythmOne has not collected data that is traditionally considered personal data, such as name, email address, physical address, phone numbers or social security numbers, RhythmOne typically collects and stores IP addresses, geo-location information, and device or other persistent identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. For example, some jurisdictions in the EU regard IP addresses as personal data, and certain regulators, such as the California Attorney General’s Office, have advocated for including IP addresses, GPS-level geolocation data, and unique device identifiers as personal data under California law. Furthermore, when it enters into effect in May 2018, Europe’s GDPR indicates that online identifiers (such as IP addresses and other device identifiers) will be treated as “personal data” going forward and therefore subject to stricter data protection rules.

Evolving definitions of personal data within the EU, the United States and elsewhere, especially relating to the classification of IP addresses, machine or device identifiers, geo-location data and other such information, may cause RhythmOne to change RhythmOne’s business practices, diminish the quality of RhythmOne’s data and the value of RhythmOne’s solution, and hamper RhythmOne’s ability to expand its offerings into the EU or other jurisdictions outside of the United States. RhythmOne’s failure to comply with evolving interpretations of applicable laws and regulations, or to adequately protect personal data, could result in enforcement action against RhythmOne or reputational harm, which could have a material adverse impact on RhythmOne’s business, financial condition and results of operations.

In addition to compliance with government regulations, RhythmOne voluntarily participates in trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of internet advertising. RhythmOne could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with its practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. For instance, new guidelines, codes, or interpretations, by self-regulatory organizations or government agencies, may require additional disclosures, or additional consumer consents, such as “opt-in” permissions to share, link or use data, such as health data from third parties, in certain ways. If RhythmOne fails to abide by, or is perceived as not operating in accordance with, industry best practices or any industry guidelines or codes with regard to privacy, its reputation may suffer and RhythmOne could lose relationships with advertisers and digital media properties.

RhythmOne’s business model is dependent on the continued growth in usage of the internet, computers, smartphones, tablets, internet-connected TVs and other devices, as well as continued digital audience fragmentation as a result of this continued growth.

RhythmOne’s business model depends on the continued proliferation of the internet, computers and internet-connected devices, such as smartphones, tablets and internet-connected TVs, as well as the increased consumption of digital video content on the internet through those devices resulting in increased audience fragmentation. However, consumer usage of these internet-connected devices and resulting audience fragmentation may be inhibited for a number of reasons, such as:

•	Inadequate network infrastructure to support advanced features;

•	Users’ concerns about the security of these devices and the privacy of their information;

•	Inconsistent quality of cellular or wireless connections;

•	Unavailability of cost-effective, high-speed internet service;

•	Changes in network carrier pricing plans that charge device users based on the amount of data consumed; and

•	Government regulation of the internet, telecommunications industry, mobile platforms and related infrastructure.

For any of these reasons, users of the internet and internet-connected devices may limit the amount of time they spend and the type of activities they conduct on these devices. In addition, technological advances may standardize or homogenize the way users access digital video content, making brand-receptive audiences easier for advertisers to reach without use of RhythmOne’s solutions. RhythmOne’s total addressable market size may be significantly limited if user adoption of the internet and internet-connected devices and consumer consumption of content on those devices and resulting audience fragmentation do not continue to grow. These conditions could compromise RhythmOne’s ability to increase its revenue and to become profitable.

RhythmOne may be unable to deliver advertising in a context that is appropriate for a brand’s specifications, which could harm RhythmOne’s reputation and cause its business to suffer.

It is very important to advertisers that their brand advertisements not be placed in or near content that is unlawful or would be deemed offensive or inappropriate by their customers. Unlike advertising on television, where the context in which an advertiser’s ad will appear is highly predictable and controlled, digital media content — especially when delivered programmatically — is more unpredictable, and RhythmOne cannot guarantee that digital advertisements will appear in a context that is appropriate for the brand. RhythmOne relies on continued access to premium ad inventory in high-quality and brand-safe environments, viewable to consumers across multiple screens. If RhythmOne is not successful in delivering context appropriate digital advertising campaigns for advertisers, its reputation will suffer and its ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed, or RhythmOne’s customers may seek to avoid payment or demand future credits for inappropriately placed advertisements, any of which could harm RhythmOne’s business, financial condition and operating results.

RhythmOne’s sales efforts with advertisers and digital media properties require significant time and expense.

Attracting new advertisers and digital media properties requires substantial time and expense, and RhythmOne may not be successful in establishing new relationships or in maintaining or advancing its current relationships. For example, it may be difficult to identify, engage and market to potential advertisers who do not currently spend on digital advertising or are unfamiliar with RhythmOne’s current solutions. Furthermore, many of RhythmOne’s customers’ purchasing and design decisions typically require input from multiple internal constituencies, including those units historically responsible for a larger TV brand campaign. As a result, RhythmOne must identify those persons involved in the purchasing decision and devote a sufficient amount of time to presenting its solutions to each of those persons.

The novelty of RhythmOne’s solutions and its business model often requires RhythmOne to spend substantial time and effort educating its own sales force and potential advertisers, advertising agencies and digital media properties about its offerings, including providing demonstrations and comparisons against other available solutions. This process is costly and time-consuming. If RhythmOne is not successful in targeting, supporting and streamlining its sales processes, its ability to grow its business may be adversely affected.

If RhythmOne’s pricing model is not accepted by its advertisers, RhythmOne could lose customers and its revenue could decline.

RhythmOne offers its solutions to advertisers based on a variety of different pricing models, including cost per thousand impressions (“CPM”) basis or on a Pay per Click (“PPC”) basis, as well as dynamic pricing models based on open auction or private marketplace deal structures. If advertisers do not understand or accept the benefits of RhythmOne’s pricing model, or if competitors are able to offer alternative pricing models (or pricing) that is deemed more attractive than that of RhythmOne, then the market for RhythmOne’s solutions may decline or develop more slowly than RhythmOne expects, limiting its ability to grow its revenue and profits.

RhythmOne’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

RhythmOne’s systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as a tornado, earthquake, fire or flood, could have a material adverse effect on RhythmOne’s business, results of operations and financial condition, and RhythmOne’s insurance coverage may be insufficient to compensate RhythmOne for losses that may occur. RhythmOne has offices located in California, a region known for earthquakes. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in RhythmOne’s or RhythmOne’s advertisers’ businesses or the economy as a whole. RhythmOne’s servers may also be vulnerable to computer viruses, break-ins, denial-of-service attacks and similar disruptions from unauthorized tampering with RhythmOne’s computer systems, which could lead to interruptions, delays, loss of critical data. RhythmOne may not have sufficient protection or recovery plans in the event a natural disaster should occur. As RhythmOne relies heavily on its data centers, computer and communications systems and the internet to conduct its business and provide high-quality customer service, such disruptions could negatively impact RhythmOne’s ability to run its business and either directly or indirectly disrupt its advertisers’ businesses, which could have a material adverse effect on RhythmOne’s business, results of operations and financial condition.

If RhythmOne does not retain its senior management team and key employees, or attract and retain additional sales and technology talent, RhythmOne may not be able to grow or achieve its business objectives.

RhythmOne has experienced and in the future it may periodically experience attrition in key executive management positions. The loss of members of RhythmOne’s senior management team and other key employees, whether voluntarily or involuntarily, could significantly limit RhythmOne’s ability to achieve its strategic objectives. RhythmOne does not maintain key-person insurance on any of these employees. RhythmOne’s future success also depends on RhythmOne’s ability to continue to attract, retain and motivate highly skilled employees, particularly employees with technical skills that enable RhythmOne to deliver effective advertising solutions and sales and customer support representatives with experience in digital advertising and strong relationships with brand advertisers, agencies and digital media properties. Competition for these employees in RhythmOne’s industry is intense and RhythmOne has experienced difficulty in recruiting and retaining them. Many of the companies with which RhythmOne competes for experienced personnel also have greater resources than it has. Competition for qualified personnel is particularly intense in the San Francisco Bay Area, where RhythmOne’s headquarters are located. As a result, RhythmOne may be unable to attract or retain these management, technical, sales, marketing and customer support personnel that are critical to its success, resulting in harm to its key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. Additionally, RhythmOne’s ability to achieve revenue growth in the future will depend, in part, on RhythmOne’s success in recruiting, retaining and training sufficient numbers of sales personnel. These new employees require training in order to achieve full productivity. The timing of these activities may continue to negatively impact sales productivity. Additionally, the loss of the services of RhythmOne’s senior management or other key employees could make it more difficult to successfully operate its business and pursue RhythmOne’s business goals.

If RhythmOne cannot foster or maintain an effective corporate culture as it continues to build its business and evolve, its future success could be negatively impacted.

RhythmOne believes that fostering and maintaining an effective corporate culture that promotes innovation, creativity and teamwork has been and will be in the future a critical contributor to RhythmOne’s success. Fostering and maintaining an effective corporate culture will become increasingly difficult as RhythmOne builds its business and implements the more complex business plans and organizational management structures necessary to support its development and to comply with the requirements imposed on public companies. Failure to foster, maintain and further develop its culture could negatively impact RhythmOne’s future success.

RhythmOne’s software could be susceptible to errors, defects, or unintended performance problems that could result in loss of reputation, lost inventory or liability.

RhythmOne develops and offers complex software platforms and other software that is used or embedded by RhythmOne’s customers and digital media properties in devices, video technologies, software and operating systems. Complex software often contains defects, particularly when first introduced or when new versions are released. Determining whether RhythmOne’s software has defects may occur after versions are released into the market. Defects, errors or unintended performance problems with RhythmOne’s software could unintentionally jeopardize the performance of advertising campaigns and digital media properties’ products. This could result in injury to RhythmOne’s reputation, loss of revenue, diversion of development and technical resources, increased insurance costs and increased warranty costs. If RhythmOne’s software contains any undetected defects, errors or unintended performance problems, its advertising customers may refuse to use it, digital media properties may refuse to embed it into their products and RhythmOne may be unable to collect data or acquire advertising inventory from digital media properties. These defects, errors and unintended performance problems could also result in product liability claims. Although RhythmOne attempts to reduce the risk of losses resulting from these claims through warranty disclaimers and limitation of liability clauses in its agreements, these contractual provisions may not be enforceable in every instance. Furthermore, although RhythmOne maintains errors and omissions insurance, this insurance may not adequately cover these claims. If a court refused to enforce the liability-limiting provisions of RhythmOne’s contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, its business could be materially harmed.

RhythmOne’s inability to use software licensed from third parties, or its use of open source software under license terms that interfere with RhythmOne’s proprietary rights, could disrupt RhythmOne’s business.

RhythmOne’s technologies incorporate software licensed from third parties, including some software, known as open source software, which RhythmOne uses without charge. Although RhythmOne monitors its use of open source software, the terms of many open source licenses to which RhythmOne are subject have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on RhythmOne’s ability to provide its solutions to its customers. In the future, RhythmOne could be required to seek licenses from third parties in order to continue offering its solutions, which licenses may not be available on terms that are acceptable to it, or at all. Alternatively, RhythmOne may need to re-engineer its solutions or discontinue use of portions of the functionality provided by its solutions. In addition, the terms of open source software licenses may require RhythmOne to provide software that RhythmOne develops using this software to others on unfavorable license terms. Further, if a digital media property owner who embeds RhythmOne’s software in their devices, video technologies, software and operating systems incorporates open source software into its software and RhythmOne’s software is integrated with such open source software in the final product, RhythmOne could, under some circumstances, be required to disclose the source code to RhythmOne’s software. While RhythmOne carefully monitors the use of all open source software and tries to ensure that no open source software is used in such a way as to require RhythmOne to disclose the source code to its software, such use could inadvertently occur. RhythmOne’s inability to use third-party software or the requirement to disclose the source code to its software could result in disruptions to its business, or delays in the development of future offerings or enhancements of existing offerings, which could impair its business.

Software and components that RhythmOne incorporates into its advertising solutions may contain errors or defects, which could harm its reputation and hurt its business.

RhythmOne uses a combination of custom and third-party software, including open source software, in building its advertising solutions. Although RhythmOne tests software before incorporating it into its solutions, RhythmOne cannot guarantee that all the third-party technologies it incorporates will not contain errors, bugs or other defects. RhythmOne continues to launch enhancements to its advertising solutions, and RhythmOne cannot guarantee any of these enhancements will be free from these kinds of defects. If errors or other defects occur in technologies that RhythmOne utilizes in its advertising solutions, it could result in damage to its reputation and losses in revenue, and RhythmOne could be required to spend significant amounts of additional research and development resources to fix any problems.

RhythmOne’s failure to protect its intellectual property rights could diminish the value of its solutions, weaken its competitive position and reduce its revenue.

RhythmOne regards the protection of its intellectual property, which includes patents and patent applications, trade secrets, copyrights, trademarks and domain names, as critical to its success. RhythmOne strives to protect its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. RhythmOne enters into confidentiality and invention assignment agreements with its employees and contractors, and confidentiality agreements with parties with whom it conducts business in order to limit access to, and disclosure and use of, its proprietary information. However, these contractual arrangements and the other steps RhythmOne has taken to protect its intellectual property may not prevent the misappropriation of its proprietary information or deter independent development of similar technologies by others.

In addition to issued patents and trademarks, RhythmOne has applications pending. There can be no assurance that its applications will be approved, and if approved, there’s no assurance they will adequately protect its intellectual property, or will not be challenged by third parties or found to be invalid or unenforceable. Effective trade secret, copyright, trademark and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending RhythmOne’s rights. RhythmOne may be required to protect its intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which RhythmOne may not pursue in every location. RhythmOne may, over time, increase its investment in protecting its intellectual property through additional patent filings that could be expensive and time-consuming.

Monitoring unauthorized use of RhythmOne’s intellectual property is difficult and costly. RhythmOne’s efforts to protect its proprietary rights may not be adequate to prevent misappropriation of RhythmOne’s intellectual property. RhythmOne may not be able to detect unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Further, RhythmOne’s competitors may independently develop technologies that are similar to ours but which avoids the scope of RhythmOne’s intellectual property rights. In addition, the laws of many countries, such as China and India, do not protect RhythmOne’s proprietary rights to as great an extent as do the laws of European countries and the United States. Further, the laws in the United

States and elsewhere change rapidly, and any future changes could adversely affect RhythmOne and its intellectual property. RhythmOne’s failure to meaningfully protect its intellectual property could result in competitors offering solutions that incorporate RhythmOne’s most technologically advanced features, which could seriously reduce demand for its advertising solutions. In addition, RhythmOne may in the future need to initiate infringement claims or litigation. Litigation, whether RhythmOne is a plaintiff or a defendant, can be expensive, time-consuming and may divert the attention of RhythmOne’s technical staff and managerial personnel, which could harm its business, whether or not the litigation results in a determination that is unfavorable to RhythmOne. In addition, litigation is inherently uncertain, and thus RhythmOne may not be able to stop its competitors from infringing its intellectual property rights.

RhythmOne’s agreements with partners, employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

RhythmOne relies in part on confidentiality agreements and other restrictions with its customers, partners, employees, consultants and others to protect RhythmOne’s proprietary technology and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Despite RhythmOne’s efforts to protect its proprietary technology, processes and methods, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. Moreover, policing unauthorized use of RhythmOne’s technologies, products and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where applicable laws may be less protective of intellectual property rights than those in the United States, and where enforcement mechanisms for intellectual property rights may be weak. Costly and time-consuming litigation could be necessary to enforce and determine the scope of RhythmOne’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect RhythmOne’s competitive business position.

RhythmOne could incur substantial costs and disruption to its business as a result of any claim of infringement of another party’s intellectual property rights, which could harm its business and operating results.

In recent years, there has been significant litigation in the United States over patents and other intellectual property rights. From time to time, RhythmOne faces allegations that it or customers who use its products have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including allegations made by its competitors or by non-practicing entities. RhythmOne cannot predict whether assertions of third-party intellectual property rights or claims arising from these assertions will substantially harm its business and operating results. If RhythmOne is forced to defend any infringement claims, whether they are with or without merit or are ultimately determined in RhythmOne’s favor, RhythmOne may face costly litigation and diversion of technical and management personnel. Some of RhythmOne’s competitors have substantially greater resources than RhythmOne does and is able to sustain the cost of complex intellectual property litigation to a greater extent and for longer periods of time than RhythmOne could. Furthermore, an adverse outcome of a dispute may require RhythmOne: to pay damages, potentially including treble damages and attorneys’ fees, if RhythmOne is found to have willfully infringed a party’s patent or other intellectual property rights; to cease making, licensing or using products that are alleged to incorporate or make use of the intellectual property of others; to expend additional development resources to redesign RhythmOne’s products; and to enter into potentially unfavorable royalty or license agreements in order to obtain the rights to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to RhythmOne, or at all. In any event, RhythmOne may need to license intellectual property which would require it to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in RhythmOne’s favor or without significant cash settlements, the time and resources necessary to resolve them could harm RhythmOne’s business, operating results, financial condition and reputation.

In addition, if RhythmOne’s advertising customers do not own the copyright for advertising content included in their advertisements or if digital media property owners do not own the copyright for content to the digital media next to which the advertisements appear, advertisers and digital media properties could receive complaints from copyright owners, which could harm RhythmOne’s reputation and its business.

Risks Related to YuMe’s Business

You should read and consider the risk factors specific to YuMe’s business that will also affect the combined company after the Transactions. These risks are described in YuMe’s Annual Report on Form 10-K for the year ended December 31, 2016 in YuMe’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017, and in other documents that are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information” for the location of information incorporated by reference in this prospectus/offer to exchange.

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

YuMe Financial Information

YuMe’s unaudited consolidated financial information for the nine months ended September 30, 2017 has been derived from its Quarterly Report on Form 10-Q filed on November 8, 2017, incorporated by reference in this prospectus/offer to exchange. YuMe’s consolidated financial information for the years ended December 31, 2016, 2015 and 2014 has been derived from its Annual Report filed on Form 10-K dated March 10, 2017, also incorporated by reference in this prospectus/offer to exchange. All disclosures of dollar amounts, except share data and per share amounts, are presented in millions of U.S. dollars. YuMe’s consolidated financial statements, incorporated by reference herein, are prepared in accordance with U.S. GAAP.

As a subsidiary of RhythmOne, the accounting policies that will be applied by YuMe will be consistent with those applied by RhythmOne. In addition, for the purposes of the consolidated financial information prepared for RhythmOne, YuMe will be consolidated as a subsidiary of RhythmOne in accordance with RhythmOne’s accounting policies under IFRS. Therefore, YuMe’s historical financial information may not be a reliable indicator of future results.

Accounting Principles

The consolidated financial statements of RhythmOne have been prepared in accordance with IFRS.

The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies. The areas that require a high level of judgment or areas of judgment and estimation that are significant to RhythmOne are disclosed in the notes accompanying its annual consolidated financial statements.

Under IFRS, the acquisition of YuMe will be accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combinations, which requires that one of the two companies in the Transactions be designated as the acquirer for accounting purposes based on the evidence available. RhythmOne is the accounting and legal acquirer. In RhythmOne’s consolidated financial statements, the assets, liabilities and contingent liabilities of YuMe will initially be recognized at fair value, with limited exceptions; the excess of the cost of the Transactions over the net fair value of the assets, liabilities and contingent liabilities recognized will be recorded as goodwill.

Reconciliation of YuMe Historic Financial Information from U.S. GAAP to IFRS

This prospectus/offer to exchange contains unaudited pro forma condensed combined financial information that has been adjusted to reflect the effect of the Transactions on the consolidated balance sheet of RhythmOne as at September 30, 2017 as if the Transactions had occurred on that date and to reflect the effect of the Transactions on the consolidated income statements of RhythmOne for the year ended March 31, 2017 and the six months ended September 30, 2017 as if the Transactions had occurred on April 1, 2016.

The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates and assumptions made by RhythmOne’s management that it considers reasonable. It does not purport to represent what RhythmOne’s actual results of operations or financial condition would have been had the Transactions occurred on the date indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition, the unaudited pro forma condensed combined financial information does not reflect the effect of any cost or revenue synergies associated with combining RhythmOne and YuMe. For more information see “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of the unaudited pro forma condensed combined financial information, the historical consolidated financial information of YuMe as at September 30, 2017 and for the six months ended September 30, 2017 and for the year ended December 31, 2016 has been reconciled to RhythmOne’s IFRS accounting policies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus/offer to exchange and in documents incorporated by reference into this prospectus/offer to exchange regarding the Transactions, the expected timetable for the Transactions, the benefits and synergies associated with the Transactions, future opportunities for the combined company and any other statements regarding RhythmOne’s, YuMe’s or the combined company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “should,” “strategy,” “will,” “would” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and statistical data within this prospectus/offer to exchange. Among the key factors that could cause the failure of the Transactions to be completed or, if completed, that could have an adverse effect on the results of operations, cash flows and financial position of the combined company and any anticipated benefits of the Transactions, and that could cause actual results to differ materially from those projected in the forward-looking statements, are:

•	the growth and prospects of the digital advertising industry;

•	forecasts regarding internet usage and advertising spend;

•	projected levels of growth in RhythmOne’s markets;

•	RhythmOne’s expectations about the factors that drive business;

•	RhythmOne’s investments in international and emerging market and sectors;

•	anticipated trends and challenges in RhythmOne’s industry, including but not limited to the increasing quantity, variety and fragmentation of digital video content, platforms, distribution channels and technologies;

•	the expansion of the digital media advertising market in general and the digital video advertising market in particular;

•	RhythmOne’s operating results, including revenue, cost of revenue, expenses and liquidity;

•	RhythmOne’s strategy and competition;

•	market trends, including overall opportunities for digital media advertising and shifting advertising budgets;

•	the ongoing improvement and refinement of RhythmOne’s data-science capabilities;

•	developments in the regulatory framework applicable to RhythmOne’s business; and

•	RhythmOne’s intellectual property and proprietary technologies.

All forward-looking statements attributable to RhythmOne and YuMe, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set out in this paragraph. Undue reliance should not be placed on such statements, which speak only as of the date they are made. Such factors include, but are not limited to: the failure to complete the Transactions or to complete them on the currently proposed terms; adverse fluctuations in foreign currency exchange rates; RhythmOne’s ability to implement and achieve its business strategies successfully; and other factors that are set out in “Risk Factors” and in the documents incorporated by reference in this prospectus/offer to exchange, including those in the section “Risk Factors” in YuMe’s Annual Report on Form 10-K for the year ended December 31, 2016 and YuMe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Additional factors could cause actual results to differ materially from those in the forward-looking statements. Subject to compliance with applicable laws and regulations of the relevant stock exchanges, RhythmOne disclaims any intention or obligation to update or revise any forward-looking statements and undertakes no obligation to release publicly the results of any future revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

Radium Acquisition

On June 26, 2017, RhythmOne acquired a leading data-driven marketing platform from Radium, together with certain other related assets and associated liabilities for consideration of $20.4 million and the assumption of approximately $4 million in net liabilities. The consideration included a cash payment of $3.9 million on the acquisition date and up to a further $16.5 million being deferred and payable by way of issuance of up to 30,956,849 RhythmOne Shares following closing (“Deferred Consideration”). The Deferred Consideration could, in certain circumstances, be payable in cash at RhythmOne’s discretion.

On July 19, 2017, RhythmOne made a Deferred Consideration payment of $5.0 million in cash, reducing the maximum number of new RhythmOne Shares that could be issued as Deferred Consideration to 21,575,985 based on a $0.53 share price, representing RhythmOne’s average closing share price for the 10 trading days ending on June 23, 2017 (the “Deemed Price”).

On August 31, 2017 RhythmOne provided written notice to Radium for the indemnification of certain out of pocket legal expenses incurred in connection with the transaction and the maximum number of new RhythmOne Shares that could be issued as Deferred Consideration was, based on the Deemed Price, further reduced by 17,190 shares, reducing the maximum number of new RhythmOne Shares that could be issued as Deferred Consideration to 21,558,795.

A Deferred Consideration payment of 1,660,569 RhythmOne Shares was made on December 21, 2017, and subject to certain conditions being met, it is expected that a final Deferred Consideration payment of up to 495,309 RhythmOne Shares will be made on or about June 26, 2018, in each case as adjusted for the 10-to-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

Any RhythmOne Shares issued prior to June 26, 2018 will be subject to a lock-up from the date of issuance through to June 26, 2018, subject to limited exceptions.

Each reference to RhythmOne Shares reflected above in this section reflects the number of RhythmOne Shares as at the relevant time, both before and after the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

BACKGROUND TO AND REASONS FOR THE TRANSACTIONS

Background to the Transactions

YuMe operates in the digital advertising industry, which is highly competitive and characterized by rapid technological change. The board of directors of and management of YuMe have recognized that many of YuMe’s competitors, such as Hulu, Google (YouTube and DoubleClick) and Facebook, are larger or more diversified companies with substantially greater financial resources and capacity to invest in the development and marketing of their product offerings. The large scale of these competitors enables them to establish or strengthen cooperative relationships with digital media property partners and brand advertisers, or other parties, which limits YuMe’s ability, as a smaller scale company, to promote its solutions and generate revenue. In light of these market and business dynamics, the YuMe board of directors, together with YuMe management, periodically reviews and assesses YuMe’s business plan and potential strategic opportunities available to YuMe with the goal of maximizing stockholder value. As part of this ongoing process, the YuMe board of directors and YuMe management have periodically evaluated whether the continued execution of YuMe’s strategy as a standalone company or the sale of YuMe to, or a combination of YuMe with, a third party offers the best avenue to maximize stockholder value.

In connection with such review, YuMe management, with assistance from financial advisors and the oversight of the YuMe board of directors, has met, from time to time, with various third parties who expressed an interest in engaging in a strategic transaction with YuMe. In addition, the YuMe board of directors has from time to time evaluated the possibility of acquiring synergistic companies or product lines, but in the past several years did not find businesses or assets to acquire on terms that it deemed attractive. The YuMe board of directors has also evaluated the divestiture of certain businesses and assets and executed on certain restructuring activities as a way to maximize stockholder value.

In connection with YuMe’s periodic review of strategic alternatives, in October 2014, YuMe engaged GCA Savvian Advisors, LLC (“Savvian”) to provide financial advisory services and to provide YuMe with market, industry trend and financial information to aid in YuMe’s evaluation of its prospects for maximizing stockholder value as a standalone company. Additionally, in November 2014, the YuMe board of directors established a strategic transactions committee (the “Strategic Transactions Committee”) consisting of independent directors Adriel Lares, Daniel Springer and David Weiden. Around this time, at the direction of the Strategic Transactions Committee, Savvian contacted a number of third parties as part of YuMe’s review of its strategic alternatives, and in December 2014, YuMe entered into a non-disclosure agreement with, and received a non-binding indication of interest from, Company A, a strategic party. The Strategic Transactions Committee considered the terms of the indication of interest, and YuMe management met with Company A to discuss a potential strategic transaction. In January 2015, YuMe engaged Needham & Company LLC (“Needham”) to serve as a second financial advisor, and in February 2015, YuMe received a revised non-binding indication of interest from Company A for a potential combination with YuMe with such third party. Ultimately, the YuMe board of directors determined that the proposed transaction would not be in the best interests of YuMe stockholders and ceased discussions with Company A.

From February 2015 through February 2016, Savvian and Needham continued to contact additional parties as part of YuMe’s review of strategic alternatives, but no further indications of interest were received. In February 2016, YuMe terminated the engagement letters previously entered into with each of Savvian and Needham.

In early October 2015, Jayant Kadambi, the CEO of YuMe at that time, met with Brian Mukherjee, the CEO of RhythmOne at that time, as part of YuMe and RhythmOne’s commercial relationship. All references to “RhythmOne” in this section with respect to periods prior to June 17, 2016, refer to blinkx plc, which changed its name to RhythmOne plc on June 17, 2016. YuMe had entered into a commercial agreement with RhythmOne in 2014, as the two companies had complementary products addressing different aspects of the digital advertising market. YuMe and RhythmOne executed standard YuMe publisher agreements for the purchase of media inventory. For the six months ended September 30, 2017 and for the fiscal years ended March 31, 2017, 2016 and 2015, YuMe generated approximately 1.1%, 0.6%, nil and 1.4%, respectively, of RhythmOne’s consolidated revenues for such periods through such commercial arrangements. For these same periods, these commercial arrangements resulted in no revenue for YuMe directly from RhythmOne, except for less than $0.1 million of ad serving fee revenue in the six months ended September 30, 2017. The companies originally executed a mutual non-disclosure agreement with respect to commercial discussions in July 2014 that terminated in July 2015. On March 23, 2016, the companies executed a new mutual non-disclosure agreement with respect to commercial discussions and amended it effective March 14, 2017 to extend the term to March 23, 2018. As a result of this commercial relationship, Mr. Kadambi and Mr. Mukherjee had occasion to periodically meet and discuss the ongoing commercial relationship, various aspects of each company’s business and market strategy, and additional ways in which the companies could collaborate. At a meeting in October 2015, Mr. Mukherjee suggested that a strategic transaction might be in the best interests of both companies and their respective customers and stockholders. Mr. Kadambi agreed that the idea was worth exploring and the two set up a follow-up meeting with the heads of corporate development for each company on October 30, 2015.

On October 7, 2015, Vertex Capital Advisors, LLC, an entity affiliated with Eric Singer which was later renamed Viex Capital Advisors, LLC (“Viex”), filed a Schedule 13D, disclosing Viex’s belief that YuMe Shares were materially undervalued and that the YuMe board of directors should focus on strategic alternatives to maximize stockholder value and be accountable to YuMe stockholders on capital allocation. The Schedule 13D reported that Viex owned 5.3% of the outstanding YuMe Shares.

On October 30, 2015, Mr. Kadambi, Mr. Mukherjee and the heads of corporate development of each of YuMe and RhythmOne met, along with a small group of managers from both parties, and presented company overviews and found the two businesses to be potentially complementary. Following an additional management meeting on November 9, 2015 and a meeting between Mr. Kadambi and Mr. Mukherjee on December 12, 2015, however, the parties mutually agreed not to pursue a strategic transaction at that time. The parties agreed to stay in touch and, when appropriate, explore the possibility of a strategic transaction again.

On March 4, 2016, Viex delivered a letter to the YuMe board of directors nominating Mr. Singer and Elias Nader for election to the YuMe board of directors at YuMe’s 2016 annual meeting of stockholders to be held later in the year. Prior to and following this nomination, Viex had engaged, and continued to engage, in discussions with the YuMe board of directors regarding matters related to the composition of the YuMe board of directors.

In March 2016, a meeting occurred between Mr. Kadambi and a shareholder of RhythmOne at which many industry issues were discussed, including growth through a potential strategic transaction. Frank Barbieri, YuMe’s head of corporate development, also met with Ujjal Kohli, a director of RhythmOne, regarding a potential strategic transaction. Mr. Barbieri and Mr. Kohli reported back to Mr. Kadambi and Mr. Mukherjee, respectively, and the parties agreed to restart discussions and enter into a new mutual non-disclosure agreement.

Over the next several months, a series of meetings followed in which management teams of both YuMe and RhythmOne discussed product lines, teams, business lines, financial performance, market opportunities and the potential for a strategic transaction between the companies.

On April 26, 2016, Mr. Kadambi received a letter from a RhythmOne shareholder requesting that the YuMe board of directors consider a potential strategic transaction with RhythmOne, and YuMe management informed the YuMe board of directors of the letter, but no further developments occurred with the RhythmOne shareholder in regards to such letter.

In parallel, strategic discussions between YuMe and RhythmOne management continued through June 2016. In June 2016, Mr. Barbieri communicated to Frank Pao, RhythmOne’s head of corporate development, that YuMe would consider a proposal from RhythmOne for a strategic transaction, but that YuMe would not provide such a proposal for an acquisition of RhythmOne. Ultimately RhythmOne declined to submit a proposal at that time.

On May 27, 2016, the two Viex director nominees, Mr. Singer and Mr. Nader, were elected to the YuMe board of directors at the YuMe annual meeting of stockholders.

On August 2, 2016, the YuMe board of directors met, with representatives of Needham and Fenwick & West LLP (“Fenwick”), YuMe’s legal counsel at the time. During the meeting, representatives from Needham discussed various strategic alternatives, including remaining independent, a potential sale of YuMe, potential acquisitions or merger and other alternatives. A representative from Fenwick discussed the Board’s fiduciary duties.

In August 2016, YuMe received a non-binding indication of interest from its second largest stockholder at that time, AVI Partners, LLC (“AVI”) to acquire all of the outstanding YuMe Shares for a purchase price in the range of $4.52 to $5.22 per share subject to certain conditions including YuMe having at least $63 million in cash and cash equivalents and the elimination of at least $10 million in operating costs (the “AVI Proposal”). AVI publicly disclosed the AVI Proposal in an amended Schedule 13D filed on September 14, 2016, and also disclosed AVI’s then current holdings of 10.4% of the outstanding YuMe Shares. The closing price per YuMe Share as reported by the NYSE on September 14, 2016 was $4.12 per share.

In connection with the review and consideration of the AVI Proposal and to allow YuMe management to receive the input and consideration from the YuMe board of directors more efficiently, on August 31, 2016, the YuMe board of directors re-constituted its Strategic Transactions Committee. The committee was renamed the special committee (the “Special Committee”) and was comprised of independent directors Mr. Singer (chairman), Mitchell Habib and Chris Paisley. The Special Committee was formed to review, consider and, if deemed advisable, to make recommendations to the YuMe board of directors with respect to strategic alternatives intended to enhance stockholder value. The YuMe board of directors authorized the Special Committee to meet with YuMe management and take such actions as deemed necessary by the Special Committee, and to provide the YuMe board of directors with updates at the regular quarterly board meetings. YuMe management and the Special Committee determined that YuMe should consider engaging an investment bank as a financial advisor in connection with the review of strategic alternatives, and, at the direction of the Special Committee, YuMe management contacted four investment banks to present to the Special Committee as part of the selection process.

On September 20, 2016 the Special Committee held a meeting at which representatives of Deutsche Bank and three other investment banks made presentations. Following the presentations, the Special Committee reviewed and evaluated the presentations made by Deutsche Bank and the other banking firms, discussing the pros and cons of each in assisting YuMe in connection with the proposed review of strategic alternatives. As part of this discussion, the Special Committee considered various criteria and factors, including Deutsche Bank’s experience in the digital advertising industry, its understanding of YuMe’s business, that Deutsche Bank had previously served as an underwriter of the initial public offering of YuMe Shares, that Deutsche Bank had informed YuMe that it was not advising any of the potential business combination partners then under discussion in connection with a potential strategic transaction involving YuMe, and Deutsche Bank’s overall capabilities and strengths. After discussion, the Special Committee determined that Deutsche Bank would be best qualified and able to serve as financial advisor to YuMe and approved the engagement of Deutsche Bank. On October 6, 2016, YuMe engaged Deutsche Bank as its financial advisor.

Following the meeting of the Special Committee held on September 20, 2016, members of the Special Committee and YuMe management identified an initial group of parties to contact as part of YuMe’s exploration of potential strategic alternatives. YuMe management began to contact these parties and to discuss the forms of confidentiality agreements. Except as noted below, the confidentiality agreements entered into by YuMe in connection with these discussions included a “standstill” provision, which prevented the other party from purchasing YuMe securities or announcing publicly a proposal to acquire YuMe without YuMe’s consent. These standstill provisions automatically terminated at such time that YuMe announced a definitive agreement for the sale or merger of YuMe.

On September 21, 2016 and September 29, 2016, YuMe management met with Company B, a strategic party, to discuss a potential strategic transaction.

On September 29, 2016, YuMe executed a confidentiality agreement with Company B.

On October 5, 2016, YuMe executed a confidentiality agreement with Company C, a financial sponsor, and on October 10, 2016, representatives of YuMe management made a presentation to Company C about YuMe’s business and discussed a potential transaction between the parties.

On October 7, 2016, the Special Committee held a meeting with YuMe management present. Paul Porrini, who was then serving as YuMe’s General Counsel, advised the Special Committee on its fiduciary duties as directors in the context of exploring strategic alternatives, including the potential sale of the company. YuMe management updated the Special Committee on the status of the negotiations of confidentiality agreements with certain entities and on upcoming management diligence meetings. YuMe management also presented for the Special Committee’s review, the list of companies that YuMe and Deutsche Bank recommended be contacted as part of the review of strategic alternatives. The Special Committee agreed to review the list and discuss it at the next meeting of the Special Committee.

The Special Committee held meetings on October 13, 2016 and October 20, 2016, at which members of YuMe management and representatives of Deutsche Bank provided updates relating to the initial outreach and communications with parties previously contacted as to their potential interest in a strategic transaction. The Special Committee discussed next steps for a structured market check process, noting that additional actions would be put on hold until further direction was received from the YuMe board of directors.

On October 27, 2016, YuMe management met with Company B for a follow-up discussion regarding a potential strategic transaction between the parties.

On October 28, 2016, YuMe and AVI executed a confidentiality agreement, which did not contain a standstill provision.

On November 4, 2016, YuMe granted AVI access to its electronic data room containing materials enabling substantive due diligence on YuMe and its operations. Also on this date, YuMe management met telephonically with representatives of AVI to confirm access to the data room had been granted and to offer support to AVI’s diligence efforts.

On November 8, 2016, the YuMe board of directors met and discussed various strategic alternatives available to YuMe and potential alternatives to maximize stockholder value, including how to maximize stockholder value while continuing to operate YuMe on a standalone basis. As part of the YuMe board of directors’ consideration of how to maximize stockholder value as a standalone company, the YuMe board of directors reviewed and approved a restructuring plan to reduce its operating expenses to realign YuMe’s cost structure with revenue.

On November 9, 2016, YuMe announced that Mr. Singer would replace Mr. Kadambi as the Chairman of the YuMe board of directors, and Mr. Porrini would replace Mr. Kadambi as CEO, effective November 9, 2016. YuMe also announced its restructuring plan, that the YuMe board of directors’ Special Committee of independent directors was exploring and evaluating a range of strategic alternatives to enhance stockholder value, and the engagement of Deutsche Bank to advise the Special Committee in this process.

On November 10, 2016, at a meeting of the Special Committee, YuMe management, together with representatives of Deutsche Bank presented, and the committee reviewed and discussed, a proposed market check strategy and a list of potential parties to be contacted. Representatives of Deutsche Bank also discussed an anticipated timeline and milestones. The Special Committee authorized Deutsche Bank and YuMe management to proceed with the plan.

On November 10, 2016, YuMe management met telephonically with representatives of AVI to discuss YuMe’s performance in the third quarter of 2016 and to offer any additional assistance to AVI’s diligence efforts.

Beginning on November 14, 2016 and at the direction of the Special Committee, YuMe management and representatives of Deutsche Bank contacted additional parties regarding their interest in a potential strategic transaction with YuMe. YuMe management contacted a total of seven parties and representatives of Deutsche Bank contacted an additional 38 parties, including those parties that were initially contacted in October 2016. Of these parties, 34 were strategic parties and 11 were financial sponsors.

On November 15, 2016 Mr. Barbieri reached out to Mr. Pao of RhythmOne to describe the management changes at YuMe and the strategic alternatives process being run with assistance from Deutsche Bank. Mr. Pao expressed interest in continuing the companies’ previous discussions.

On November 16, 2016, Company C informed representatives of Deutsche Bank that it could not move forward with a transaction with YuMe at this time due to matters related to Company C, but indicated it would consider a potential transaction with YuMe in the future. Representatives of Deutsche Bank subsequently informed YuMe of this communication.

On November 17, 2016, the Special Committee held a meeting with YuMe management and representatives of Deutsche Bank present. Representatives of Deutsche Bank provided an update on YuMe’s outreach activities, noting that the most engaged potential strategic counterparties were likely to structure a potential transaction as a “merger of equals,” meaning these were parties of similar size and/or value compared to YuMe.

On November 18, 2016, YuMe executed a confidentiality agreement with Company D, a strategic party.

On December 1, 2016, the Special Committee held a meeting to discuss the status of strategic discussions.

On December 1, 2016, YuMe executed a confidentiality agreement with Company E, a financial sponsor.

On December 3, 2016, YuMe management met with Company B to discuss a potential strategic transaction.

On December 6, 2016, YuMe executed a confidentiality agreement with Company F, a strategic party.

On December 6, 2016, YuMe management made presentations about YuMe’s business to Company D and Company G, a strategic party, with representatives of Deutsche Bank in attendance.

On December 7, 2016, YuMe management and representatives of Deutsche Bank met with RhythmOne and made a presentation about YuMe’s business. Several days after the meeting with RhythmOne, Mr. Pao and Mr. Mukherjee, who had both attended the meeting, indicated to Mr. Barbieri that they were interested in a possible strategic transaction but that the timing was not right for RhythmOne as they had very recently announced the acquisition of Perk. They indicated that RhythmOne’s acquisition of Perk was expected to close in late January 2017 at which time RhythmOne management would be able to re-engage on a potential transaction with YuMe.

Also, on December 7, 2016, YuMe executed a confidentiality agreement with Company H, a strategic party.

Between December 8, 2016 and December 22, 2016, YuMe management made presentations about YuMe’s business to Company H, Company E, Company F, Company I (a strategic party), Company J (a strategic party) and Company B, and the Special Committee met on December 9, 2016 and December 15, 2016 to receive updates from YuMe management and representatives of Deutsche Bank with respect to meetings held, actions taken and next steps with respect to a potential strategic transaction.

On December 12, 2016, YuMe executed a confidentiality agreement with Company G.

On December 13, 2016, YuMe executed a confidentiality agreement with Company I.

On December 14, 2016, YuMe executed a confidentiality agreement with Company J.

On January 2, 2017, YuMe received an indication of interest from Company I to acquire YuMe for $60 million in cash and an amount of Company I stock which would result in the stockholders of YuMe holding approximately 50% of Company I stock following the transaction. In light of Company I’s relatively small market capitalization at that time, the potential value of the proposal was highly dependent on an increase in value of the combined company based on potential synergies from combining the two companies. On December 30, 2016, the last trading day prior to receipt of the indication of interest, the closing price per YuMe Share as reported by the NYSE was $3.58 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). As of December 31, 2016, YuMe held $66 million in cash, cash equivalents and marketable securities. On January 4, 2017, the YuMe board of directors met, with representatives of Deutsche Bank present, to review the indication of interest from Company I. After discussion of the offer and YuMe’s strategic alternatives, the YuMe board of directors rejected Company I’s proposal as insufficient, but directed YuMe management to continue discussions with Company I to determine if a more favorable transaction was possible.

On January 4, 2017, YuMe management met with Company B to hold a follow-up discussion regarding a potential strategic transaction between the parties.

On January 9, 2017, YuMe executed a confidentiality agreement with Company K, a strategic party.

On January 11, 2017, YuMe management made a presentation about YuMe’s business to Company K with representatives of Deutsche Bank in attendance.

On January 12, 2017, Company I was granted access to YuMe’s data room, along with Company E and RhythmOne. YuMe also provided Company I with a reverse diligence request list.

On January 13, 2017, YuMe granted data room access to Company K.

On January 19, 2017, YuMe management again met with RhythmOne to discuss a potential strategic transaction.

On January 23, 2017, YuMe management met with Company B for a follow-up discussion regarding a potential strategic transaction between the parties.

During this period, YuMe management kept the members of the Special Committee informed of developments in the strategic process, including the fact that discussions with Company F had ceased due to lack of interest. At the direction of the Special Committee members, YuMe management directed Deutsche Bank to deliver process letters to Company D, Company G, Company H, Company E, Company I, Company K and RhythmOne requesting initial non-binding indications of interest by January 30, 2017. Deutsche Bank sent such letters on January 23, 2017. YuMe determined not to send process letters to Company J or Company B because, based on previous discussions with these parties, YuMe believed that both parties were unlikely to submit a proposal with terms competitive to the other currently engaged parties and were unlikely to be able to consummate a transaction in a reasonable timeframe.

On January 26, 2017, YuMe had additional diligence sessions with Company I and granted data room access to Company G, and, at the direction of YuMe, Deutsche Bank circulated a draft transaction framework to Company G’s financial advisor.

On January 27, 2017, YuMe granted data room access to Company J.

On January 30, 2017, a representative of Deutsche Bank called Mr. Pao of RhythmOne to follow up on the timing and RhythmOne’s interest in a transaction with YuMe. Mr. Pao provided a high-level overview of proposed terms and structure from RhythmOne. Deutsche Bank reported this conversation to YuMe. Based on the terms described by Mr. Pao, YuMe determined that a transaction with RhythmOne at this time would not likely be competitive with other potential offers or in the best interest of YuMe stockholders. However, representatives of the Special Committee directed YuMe management, with assistance from Deutsche Bank, to continue to negotiate with RhythmOne to determine whether its offer terms could be improved. Over the next week, representatives of YuMe and RhythmOne negotiated terms of a potential transaction that would be more acceptable to YuMe stockholders.

On February 2, 2017, the Special Committee held a meeting during which representatives of Deutsche Bank provided an update on the process in general and recent activity with respect to RhythmOne, Company G and Company I, specifically. The Special Committee discussed the likelihood that RhythmOne and Company I would submit non-binding letters of intent in the next few days. Mr. Porrini also provided an update on recent interest from Company J and Company B, and noted AVI’s lack of engagement with YuMe with respect to a potential transaction, including the fact that it had not entered the data room despite having access to the YuMe data room since November 4, 2016. The Special Committee discussed at length the strategic rationale of a potential transaction with the currently interested parties, including RhythmOne, and the potential economic terms of any such transaction.

On February 7, 2017, YuMe management received a non-binding indication of interest from Company I reaffirming its prior offer of an aggregate of $60 million in cash and an amount of Company I stock which would result in the stockholders of YuMe holding approximately 50% of Company I stock following the transaction. In light of Company I’s relatively small market capitalization at that time, the potential value of the proposal was highly dependent on an increase in value of the combined company based on potential synergies from combining the two companies. On February 7, 2017, RhythmOne also submitted a non-binding letter of intent to acquire YuMe in an “at-market” transaction, representing an implied 0.0% premium to YuMe’s enterprise value (defined as YuMe’s fully-diluted market capitalization based on the closing price of $3.65 per YuMe Share on February 7, 2017, less net cash, cash equivalents and marketable securities of $66 million). The aggregate consideration to be paid to YuMe stockholders would consist of $50 million in cash and $81 million through the issuance of approximately 168 million RhythmOne Shares (based on the closing price per RhythmOne Share of $0.48 on February 7, 2017, converted from pound sterling to U.S. dollar at the daily closing spot exchange rate and before giving effect to the RhythmOne share consolidation implemented on September 25, 2017), which would result in YuMe stockholders holding approximately 25% of the combined company. On February 7, 2017, the closing price per YuMe Share as reported by the NYSE was $3.65 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). RhythmOne’s offer, at this time, was predicated on YuMe holding $66 million in cash, cash equivalents and marketable securities.

Additionally, on February 7, 2017, Company G’s financial advisor contacted Deutsche Bank indicating Company G’s preliminary support of a potential transaction with YuMe, but noting that Company G would require as part of any such transaction that YuMe would pay $30 to $35 million in cash to Company G, and that Company G shareholders would need to own 60% of the combined entity.

On February 9, 2017, Company B submitted a non-binding indication of interest to acquire YuMe for an aggregate of between $150 and $160 million to be paid entirely in cash, representing an offer price of between $4.18 and $4.46 per YuMe Share. Company B’s offer was contingent on its ability to secure the financing necessary for the transaction, which at the time was uncertain. On February 9, 2017, the closing price per YuMe Share as reported by the NYSE was $3.52 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017).

Company D, Company H, Company E, Company J and Company K did not submit proposals.

On February 10, 2017, YuMe management and representatives of Deutsche Bank met with representatives of Company B to discuss a potential strategic transaction.

On February 21, 2017, YuMe management met telephonically with representatives of AVI to discuss YuMe’s fourth quarter 2016 and full year 2016 results.

On February 22, 2017, Company I provided a verbal revised indication of interest for an acquisition of YuMe for an aggregate of $60 million in cash and an additional $20 million in Company I stock, resulting in the stockholders of YuMe holding approximately 55% of Company I stock. In light of Company I’s relatively small market capitalization, the potential value of the proposal was highly dependent on an increase in value of the combined company based on potential synergies from combining the two companies.

Also on February 22, 2017, RhythmOne provided a revised non-binding letter of intent to acquire YuMe for aggregate consideration of approximately $131 million, which reflected a 2.5% premium to YuMe’s enterprise value (defined as YuMe’s fully-diluted market capitalization based on the closing price of $3.60 per YuMe Share on February 13, 2017, less net cash, cash equivalents and marketable securities of $66 million). The aggregate consideration to be paid to YuMe stockholders would consist of $85 million in cash and $46 million through the issuance of approximately 95 million RhythmOne Shares (based on the closing price per RhythmOne Share of $0.48 on February 13, 2017, converted from pound sterling to U.S. dollar at the daily closing spot exchange rate and before giving effect to the RhythmOne share consolidation implemented on September 25, 2017) which would result in YuMe stockholders holding approximately 16% of the combined company. RhythmOne’s offer represented an estimated value of approximately $3.65 per YuMe Share. On February 22, 2017, the closing price per YuMe Share as reported by the NYSE was $3.82 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017 and on October 9, 2017). RhythmOne’s offer, at this time, was predicated on YuMe holding $66 million in cash, cash equivalents and marketable securities

On February 23, 2017, the Special Committee met, with representatives of YuMe management, Deutsche Bank and Fenwick, and discussed the proposals received from RhythmOne, Company I and Company B. The representative from Fenwick advised the members of the Special Committee regarding their fiduciary duties. With respect to Company B, YuMe management noted that Company B had not yet engaged counsel, had not yet been granted access to the data room, had previously indicated that it would take at least two months to conduct their due diligence once access was granted and did not yet have committed financing for the transaction. YuMe management also noted that Company J had not provided any proposal to date. The Special Committee discussed the letter of intent and negotiations with RhythmOne to date, including that the cash portion of the proposed consideration had increased to $85 million with the balance to be paid in equity and other terms, including the right of YuMe to designate two members of the board of the combined company. The Special Committee also discussed recent discussions with Company I and the terms of its indication of interest. The Special Committee then discussed the pros and cons of a transaction with each of RhythmOne, Company I and Company B, and representatives of Deutsche Bank discussed with the Special Committee certain financial aspects of each of the proposals. The Special Committee also considered YuMe’s alternatives to a strategic transaction including remaining as a standalone company, and the prospects and risks associated with such alternatives. Following a discussion of potential alternatives and a discussion of which transaction would be most likely to maximize stockholder value, the Special Committee directed YuMe management to continue pursuing all alternatives reasonably available, including continued negotiations with RhythmOne, but noted that, to the extent YuMe and RhythmOne converge on terms, a YuMe board of directors meeting should be called to consider entry into a letter of intent containing binding exclusivity provisions.

Also on February 23, 2017, YuMe granted data room access to Company B.

On February 24, 2017, RhythmOne provided a revised non-binding letter of intent to acquire YuMe for aggregate consideration of approximately $132 million, which reflected a 5.0% premium to YuMe’s enterprise value (defined as YuMe’s fully-diluted market capitalization based on the closing price of $3.60 per YuMe Share on February 13, 2017, less net cash, cash equivalents and marketable securities of $66 million). The aggregate consideration to be paid to YuMe stockholders would consist of $90 million in cash and $42 million through the issuance of approximately 88 million RhythmOne Shares (based on the closing price per RhythmOne Share of $0.48 on February 13, 2017, converted from pound sterling to U.S. dollar at the daily closing spot exchange rate and before giving effect to the RhythmOne share consolidation implemented on September 25, 2017) which would result in YuMe stockholders holding approximately 15% of the combined company. RhythmOne’s offer represented an estimated value of approximately $3.69 per YuMe Share. On February 24, 2017, the closing price per YuMe Share as reported by the NYSE was $3.60 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). RhythmOne’s offer, at this time, was predicated on YuMe holding $66 million in cash, cash equivalents and marketable securities

On February 28, 2017, the YuMe board of directors met with representatives of YuMe management, Deutsche Bank and Fenwick, to discuss the current status of the strategic process and each of Company D, Company G, Company H, Company E, Company I, Company J, Company K, Company B and RhythmOne, each of whom had participated in the strategic process. YuMe management noted that no indication of interest had been received from Company D, Company H, Company E, Company J or Company K and that none were expected, but that Company G, Company I, Company B and RhythmOne each had submitted indications of interest. In response to follow-up discussions, only Company I and RhythmOne had provided revised indications of interest. The representative of Fenwick advised the YuMe board of directors regarding its fiduciary duties. YuMe management reviewed the revised written letter of intent provided by RhythmOne and the verbal revised indication of interest from Company I. The YuMe board of directors discussed all of the proposals received to date, including the previous proposal provided by AVI, but noted AVI’s lack of engagement with YuMe with respect to a potential transaction. The YuMe board of directors determined not to pursue further discussions with AVI due to AVI’s apparent lack of interest. The YuMe board of directors determined not to proceed with further discussions with Company G due to the unfavorable economic terms of their proposal, namely the requirement of the cash payment by YuMe, the preliminary nature of Company G’s interest indicated by the fact that no formal indication of interest was ever provided, the limited strategic rationale for such a transaction, and the limited recent engagement by Company G. The YuMe board of directors then discussed the offers provided by each of Company I and Company B relative to the offer provided by RhythmOne, and determined that the RhythmOne transaction presented the best terms reasonably available to YuMe. The YuMe board of directors directed YuMe management to finalize the letter of intent with RhythmOne.

On March 1, 2017, RhythmOne provided a revised non-binding letter of intent to acquire YuMe reaffirming the economic terms contained in the February 24, 2017 non-binding letter of intent. The revised non-binding letter of intent contained certain changes to other deal terms that had been negotiated between the parties and included a binding commitment of YuMe to work with RhythmOne on an exclusive basis for 21 days to try to finalize a definitive agreement as well as a binding and mutual standstill provision. RhythmOne’s offer reaffirmed an estimated offer price of approximately $3.69 per YuMe Share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). On March 1, 2017, the closing price per YuMe Share as reported by the NYSE was $3.56 per share, which does not take into account both the $1.00 per share special dividend and the $0.03 per share quarterly dividends paid by YuMe on July 7, 2017, and on October 9, 2017. RhythmOne’s offer, at this time, was predicated on YuMe holding $66 million in cash, cash equivalents and marketable securities. On March 1, 2017, YuMe agreed to the 21-day exclusivity period and began working with RhythmOne on due diligence and the negotiation of a definitive agreement.

In March 2017, the management teams from both YuMe and RhythmOne met more than 15 times and addressed several due diligence topics including product roadmap, sales strategy, organization, financial performance, cost synergies, deal structure, demand and supply, engineering competencies and processes, international expansion, strategic agency deals, working capital needs and receivables and other relevant topics.

During this time, while initially getting closer on terms, YuMe began to believe that RhythmOne was reconsidering the mix of the cash and stock components of the proposed consideration. On March 20, 2017, the parties agreed to extend the exclusivity period by 24 hours to March 22, 2017.

On March 22, 2017, RhythmOne circulated the first draft of the merger agreement.

On March 23, 2017, the Special Committee held a meeting where YuMe management provided an update on management diligence meetings held with RhythmOne over the past several weeks. Representatives of Deutsche Bank also provided an overview of certain terms of the draft merger agreement received from RhythmOne’s counsel, including the exchange offer transaction structure. The Special Committee discussed the proposed transaction and its various terms and conditions.

Messrs. Porrini and Mukherjee had phone calls on March 24, 2017 and March 30, 2017 in which Mr. Mukherjee expressed reticence to proceed with the proposed transaction due to uncertainty in RhythmOne’s ability to finance the transaction within the proposed transaction timeline.

In parallel, on several occasions throughout March 2017, Mr. Singer spoke with Ted Hastings, a current member of the board of directors of RhythmOne and the former CEO of recently acquired Perk, about the potential synergies between the two companies, the strategic rationale for a potential transaction, as well as the proposed deal terms, and Mr. Hastings expressed support for the deal.

On April 6, 2017, the Special Committee held a meeting with YuMe management and representatives of Deutsche Bank. Mr. Porrini provided an update regarding the interactions with RhythmOne since the prior meeting and his discussions with Mr. Mukherjee who had indicated that he would allow the exclusivity period to expire with YuMe but that RhythmOne remained open to additional discussions. Mr. Porrini provided Mr. Mukherjee’s reasons for RhythmOne’s slow-down in diligence and other transaction-related activities, which included YuMe’s recent stock price increase and RhythmOne’s ability to finance the transaction within the proposed transaction timeline. The Special Committee discussed, with input from representatives of Deutsche Bank, next steps in light of the termination of exclusivity with RhythmOne, and YuMe management noted they had additional meetings planned with other parties who had expressed interest, including Company B.

On April 10, 2017, YuMe management met with Company B to discuss a potential strategic transaction and re-granted Company B access to the data room.

On April 11, 2017, Company B contacted YuMe management, reaffirming its non-binding indication of interest for an acquisition of YuMe for between $150 and $160 million in all-cash, or between approximately $4.11 and $4.38 per YuMe Share. Company B’s offer was contingent on its ability to secure the financing necessary for the transaction, which at the time was uncertain. On April 11, 2017, the closing price per YuMe Share as reported by the NYSE was $3.92 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). As of March 31, 2017, YuMe held $68 million in cash, cash equivalents and marketable securities.

On April 16, 2017, YuMe sent an initial draft of a merger agreement to Company B.

On April 18, 2017, Mr. Mukherjee called Mr. Porrini to say that RhythmOne would not be moving forward at this time with the proposed transaction. Also on April 18, 2017, YuMe management met with Company B to continue to discuss a potential strategic transaction.

On April 20, 2017, the Special Committee met, with representatives of Deutsche Bank and YuMe management, to review the proposal from Company B. A representative from Company B was also in attendance for part of the meeting, and presented Company B’s reasons for a potential transaction with YuMe, its proposed cash consideration, matters relating to its foreign status and cash received from foreign entities, and a proposed transaction timeline. The Special Committee discussed these points with the representative from Company B, including placing the cash consideration in escrow, potential approval processes and other deal certainty matters, after which time the representative of Company B left and the Special Committee further discussed the terms of the proposed transaction.

On April 25, 2017, YuMe received a revised merger agreement from Company B, and on April 27, 2017, YuMe responded with a list of open issues in the merger agreement.

On May 1, 2017, May 8, 2017 and May 22, 2017, Mr. Porrini and other members of YuMe management had discussions with Company B regarding the open issues in the merger agreement and a potential strategic transaction.

On multiple occasions during May 2017, Mr. Hastings and Mr. Singer continued to discuss a proposed transaction between RhythmOne and YuMe.

On May 4, 2017, YuMe sent Company B a revised merger agreement, and the parties continued to negotiate terms of the merger agreement.

On May 5, 2017, the YuMe board of directors met and discussed various alternatives for maximizing stockholder value, including a potential strategic transaction and continuing as a standalone company. YuMe management provided an update on the strategic process, noting that discussions with Company B were ongoing. The YuMe board of directors discussed a potential transaction with Company B, however expressed concern regarding the likelihood of such a transaction due to the uncertainty of Company B’s financing relating to such a transaction and other necessary regulatory approvals. The YuMe board of directors discussed the status of discussions with RhythmOne and the fact that any potential transaction with RhythmOne was on hold due to RhythmOne’s ability to finance the proposed transaction within the proposed transaction timeline. In evaluating ways to maximize value for YuMe’s stockholders in the event it was determined that YuMe should continue as a standalone company, the YuMe board of directors considered declaring a special dividend and a quarterly dividend to its stockholders. The YuMe board of directors discussed the impact these dividends would have on the company, its operations and its prospects for engaging in a strategic transaction. The YuMe board of directors determined that, in light of the absence of any firm offer with acceptable terms from a third party with respect to a strategic transaction and no near-term prospects for executing a strategic transaction, that it would be in the YuMe stockholders’ best interests to declare a special dividend of $1.00 per share and initiate a quarterly dividend of $0.03 per share, each payable on June 26, 2017, but conditioned upon YuMe not having entered into a definitive agreement to be acquired by June 1, 2017.

On May 18, 2017, YuMe management met again with Company C to discuss YuMe’s business and a potential transaction with Company C. Shortly following the meeting, Company C declined to move forward in discussions with YuMe.

On May 23, 2017, YuMe management, together with representatives of Deutsche Bank, met with Company B to provide information about YuMe and to discuss a proposed transaction.

Additionally on May 23, 2017, YuMe received a non-binding indication of interest from Company I to acquire YuMe for $4.75 per share in cash. On May 23, 2017, the closing price per YuMe Share as reported by the NYSE was $4.39 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017).

On May 26, 2017, Company B sent YuMe a revised merger agreement, and the parties continued to negotiate terms of the merger agreement.

On or around May 31, 2017, the YuMe board of directors approved, through a unanimous written consent, delaying the record date for the special and quarterly dividends to June 7, 2017 and the payment date to July 7, 2017 due to ongoing strategic negotiations.

On June 2, 2017, Company B provided a revised non-binding indication of interest to acquire YuMe for an aggregate of $180 million in cash, representing an approximate offer of $4.88 per YuMe share, and YuMe sent Company B a revised merger agreement. On June 2, 2017, the closing price per YuMe Share as reported by the NYSE was $4.80 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). As of March 31, 2017, YuMe held $68 million in cash, cash equivalents and marketable securities. YuMe and Company B continued to be unable to come to an agreement on terms, including key terms related to the structure of the transaction and the placement into an escrow account by Company B of a minimum amount of the purchase price consideration. At this time, Company B’s financing for the transaction continued to be uncertain.

On June 6, 2017, the YuMe board of directors approved a delay in the record date for the special and quarterly dividends to June 30, 2017 and a payment date of July 7, 2017, the payment of which would be contingent upon YuMe not having entered into a definitive agreement by June 30, 2017.

On June 15, 2017, RhythmOne provided a non-binding letter of intent to acquire YuMe for an aggregate of $120 million in cash and $70 million in RhythmOne Shares. RhythmOne’s offer represented an estimated offer price of approximately $5.15 per YuMe Share. On June 15, 2017, the closing price per YuMe Share as reported by the NYSE was $4.68 per share (which is not adjusted to reflect the special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid by YuMe on July 7, 2017, and on October 9, 2017). As of March 31, 2017, YuMe held $68 million in cash, cash equivalents and marketable securities.

On June 21, 2017, the YuMe board of directors met and, based on certain FINRA and NYSE notice requirements, determined to delay the record date of the special and quarterly dividend to July 3, 2017. At this time, the YuMe board of directors believed none of the ongoing strategic discussions were likely to lead to a definitive agreement in the near term based on the status of discussions with RhythmOne and Company B.

On June 22, 2017, YuMe announced the declaration of the special cash dividend of $1.00 per YuMe Share and a quarterly cash dividend of $0.03 per YuMe Share.

On June 26, 2017, Mr. Porrini met with Company B to discuss a potential strategic transaction.

On June 27, 2017, RhythmOne announced that Mr. Hastings would be replacing Mr. Mukherjee as CEO of RhythmOne, effective July 29, 2017. Around this time, Mr. Pao also ceased to be part of the RhythmOne management team. Additionally, during this time, RhythmOne signed and closed an asset purchase agreement to buy certain assets and liabilities of Radium on June 27, 2017. Although RhythmOne remained interested in a potential transaction with YuMe, it indicated it was not in a position to execute a transaction in the near-term as a result of this restructuring and recent asset acquisition. However, Messrs. Hastings and Singer continued to have several discussions in July 2017 regarding potential deal terms.

On July 7, 2017, YuMe management met with Company B, and Company B indicated it would not continue discussions regarding a potential transactions due to, among other things, the political climate in the United States and certain U.S. foreign relations issues.

On July 7, 2017, YuMe paid its special cash dividend of $1.00 per YuMe Share and quarterly cash dividend of $0.03 per YuMe Share, resulting in a total cash dividend to its stockholders of $35.6 million.

On July 20, 2017, representatives of YuMe and RhythmOne met to discuss a potential transaction and outlined a process to continue to explore a potential transaction between the parties.

On July 21, 2017, YuMe and RhythmOne executed a third non-binding letter of intent with a 15-day exclusivity period. The letter of intent reflected an offer to acquire YuMe for a total purchase price of $185 million, consisting of $2.40 in cash per YuMe Share and approximately $2.85 per YuMe Share in

RhythmOne Shares for a total purchase price of approximately $5.25 per YuMe Share, subject to adjustment based on an average trading price of RhythmOne Shares applying a formula set out in the letter of intent. On July 21, 2017, the closing price per YuMe Share as reported by the NYSE was $4.37 per share. After accounting for the payment of the special and quarterly dividends, YuMe held $38 million in cash, cash equivalents and marketable securities as of June 30, 2017.

On July 26, 2017, Torys LLP (counsel for RhythmOne) circulated a draft of the merger agreement. Between July 27, 2017 and September 2, 2017, YuMe, with assistance from its outside counsel Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) and Deutsche Bank, and RhythmOne, with assistance from its outside counsel, Torys LLP, and Bird & Bird LLP (RhythmOne’s U.K. outside counsel) continued to conduct business and legal due diligence with respect to RhythmOne and YuMe, respectively, and negotiated the terms of the definitive merger agreement, as well as the form of tender and support agreement that RhythmOne required to be entered into by certain stockholders of YuMe.

On July 27, 2017, the YuMe board of directors met to discuss YuMe’s ongoing operations as a standalone business. During this meeting, the YuMe board of directors confirmed board committee appointments following the 2017 annual meeting of stockholders, including the appointment of the following independent directors to serve on the Special Committee: Mr. Singer, as chairman, Mr. Paisley, Stephen Domenik and John Mutch.

On August 2, 2017, the YuMe board of directors met with YuMe management and representatives of Pillsbury, to review the status of the proposed transaction with RhythmOne, including current deal terms, the rationale for the proposed transaction and timing of the proposed transaction. The YuMe board of directors directed YuMe management to continue to negotiate terms with RhythmOne and work toward the execution of a definitive agreement.

Between August 2, 2017 and August 10, 2017, representatives of YuMe management negotiated the terms of the potential acquisition of YuMe by RhythmOne. Each party also continued to conduct due diligence on the other party.

On August 10, 2017, the parties executed a revised non-binding letter of intent for RhythmOne to acquire YuMe for $1.70 in cash per YuMe Share and approximately $3.55 per YuMe Share in RhythmOne Shares for a total purchase price of approximately $5.25 per YuMe Share, subject to adjustment based on an average trading price of RhythmOne Shares applying the formula set out in the letter of intent and subject to a 0.39 pence-0.42 pence collar on the RhythmOne Shares (before giving effect to the RhythmOne share consolidation implemented on September 25, 2017).

From August 10, 2017 until September 2, 2017, each company conducted due diligence on the other company. These due diligence activities included the finance teams of both organizations, together with their respective outside accounting consultants, conducting a mutual forensic accounting diligence and a quality of earnings audit.

On August 23, 2017, RhythmOne issued a press release confirming that it was in discussions regarding the potential acquisition of YuMe, following which, YuMe issued a press release confirming the same. The closing price per YuMe Share as reported by the NYSE on August 22, 2017 was $5.06 and on August 23, 2017 was $5.15.

On August 24, 2017, the YuMe board of directors met with representatives from YuMe management, Deutsche Bank and Pillsbury present. YuMe management provided an update on the recent speculative public statements in the press regarding a potential transaction between YuMe and RhythmOne, noting that because certain rules and regulations in the UK required RhythmOne to issue a press release to address the speculation, YuMe released a similar statement that discussions were ongoing. Representatives of Deutsche Bank provided a process overview and discussed the current status of negotiations with respect to the potential transaction with

RhythmOne, including certain preliminary financial information taking into account then-current transaction terms. YuMe management also provided an update with respect to the due diligence process, including forensic accounting due diligence, business due diligence and legal diligence, noting that they had identified no major concerns thus far, and described the current status of the definitive agreement. A representative from Pillsbury discussed with the YuMe board of directors certain tax matters, including whether the receipt of the stock portion of the consideration would be taxable. The YuMe board of directors considered other potential deal structures in light of uncertainty of the tax treatment of the transaction. The Board determined to take the position to preserve the possibility that the transaction should be treated as a tax-free reorganization and to provide certain cautionary disclosures to stockholders as the tax treatment of the transaction was uncertain.

On August 31, 2017, the YuMe board of directors held a meeting at which representatives of YuMe management, Deutsche Bank and Pillsbury were present. YuMe management provided the YuMe board of directors with an update on the proposed transaction with RhythmOne including the current deal structure, due diligence and material deal points, including closing conditions, lock-up requirements and board representation. The YuMe board of directors, together with YuMe management, discussed negotiation strategies, and the YuMe board of directors provided direction to YuMe management on outstanding deal points. YuMe management also presented an update on tax considerations with respect to the proposed transaction, and the YuMe board of directors again reiterated its preference that YuMe preserve the possibility of a tax-free reorganization and to provide YuMe stockholders disclosure as to the uncertainty of the tax treatment. Representatives of Deutsche Bank discussed with the YuMe board of directors other strategic alternatives available to YuMe, including continuing to operate on a standalone basis, and reviewed the various steps taken in the strategic alternatives process including the parties contacted, the letters of intent received, and the history of negotiations with RhythmOne. The YuMe board of directors reviewed, together with YuMe management, the potential synergies of the proposed transaction with RhythmOne and the impact those could have on stockholder value. A representative from Pillsbury advised the YuMe board of directors on its fiduciary duties.

On September 2, 2017, the YuMe board of directors held a meeting with representatives of YuMe management, Deutsche Bank and Pillsbury. The YuMe board of directors once again discussed the current tax analysis, noting no changes since the last discussion, and then representatives of Deutsche Bank discussed the strategic process to date and the history of negotiations with RhythmOne.

On September 3, 2017, the YuMe board of directors held a meeting at which representatives of YuMe management, Deutsche Bank, Pillsbury and its outside accounting consultant were present. Representatives from the accounting consultant presented the findings of the forensic accounting due diligence review, discussing RhythmOne revenue recognition standards under IFRS, financial statement due diligence of both RhythmOne and its recently acquired companies, and other accounting due diligence matters. The YuMe board of directors discussed forecasts provided by RhythmOne and the anticipated synergies as a result of the potential combination of RhythmOne and YuMe. The YuMe board of directors directed YuMe management to request additional support on RhythmOne’s forecasts and the projected synergistic cost savings. YuMe management, together with representatives of Pillsbury, reviewed the overall process and timing of the transaction, including the negotiation of the definitive agreement and supporting documents, the material terms of the definitive agreement, the deal structure, support and lock-up agreements with officers, directors and major stockholders, closing conditions, offer conditions, no-shop terms, fiduciary out provisions, and termination provisions and related fees.

On September 3, 2017, representatives of each of RhythmOne, Torys, Pillsbury and YuMe continued to negotiate the definitive merger agreement, the tender and support agreements and the related disclosure schedules, including a series of discussions regarding the proposed purchase price between Mr. Singer and Mr. Hastings. As a result of these discussions, the mechanism for calculating the stock consideration component that had been set forth in the August 10, 2017 letter of intent from RhythmOne was revised to lower the low-end of the collar from 0.39 pence to 0.375 pence (before giving effect to the RhythmOne share consolidation implemented on September 25, 2017), resulting in an increase of $0.13 per YuMe Share in total consideration to be paid to YuMe stockholders from what would have been paid under the terms of the letter of intent.

On September 4, 2017, the YuMe board of directors held two meetings to review the proposed transaction. During the first meeting, YuMe management presented additional information related to the due diligence performed by YuMe on RhythmOne, with the assistance of its advisors, including follow-up reports on the forensic accounting review, the anticipated synergies from the transaction and RhythmOne’s business. The YuMe board of directors also discussed the closing conditions set forth in the Merger Agreement.

During the second meeting of the YuMe board of directors held later in the day on September 4, 2017, Pillsbury began the meeting by advising the directors of their fiduciary duties in the context of considering a sale of the company. YuMe management then reviewed the rationale for the transaction, the robust sales process, the prospects, risks and benefits of the proposed transaction with RhythmOne as well as the prospects, risks and benefits of YuMe remaining as a standalone entity, the consideration offered by RhythmOne, the return of capital to stockholders in light of the cash portion of the consideration, deal certainty matters, tax treatment and stockholder value, following which YuMe management made a recommendation in support of the proposed transaction with RhythmOne. Representatives of Deutsche Bank then joined the meeting and discussed the process undertaken by the YuMe board of directors to evaluate strategic alternatives which included outreach to 45 parties which ultimately resulted in three companies presenting non-binding offers. Representatives of Deutsche Bank reviewed and discussed with the YuMe board of directors certain financial analyses with respect to the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share (not giving effect to the share consolidation pursuant to which every 10 RhythmOne ordinary shares were consolidated into one RhythmOne ordinary share) and rendered an oral opinion to the YuMe board of directors, confirmed by delivery of a written opinion dated September 4, 2017, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share (not giving effect to the share consolidation pursuant to which every 10 RhythmOne ordinary shares were consolidated into one RhythmOne ordinary share) was fair, from a financial point of view, to the holders of YuMe Shares (other than RhythmOne and its affiliates). The opinion of Deutsche Bank is more fully described below under the heading “Opinion of Deutsche Bank, as Financial Advisor to YuMe.” The YuMe board of directors then discussed, with input from YuMe management, the standalone prospects of YuMe and the risks and benefits of remaining a standalone company. The Board held a further discussion of the proposed transaction with RhythmOne, the diligence conducted on RhythmOne, the cash to be received by YuMe stockholders and the value of RhythmOne Shares to be received in the transaction, the anticipated value of such stock as a result of the announcement of this transaction and other factors, the reasons in support of the proposed transaction and the negative factors about the proposed transaction.

Following discussion, the YuMe board of directors unanimously agreed and determined, for the reasons more fully described in “— YuMe’s Reasons for the Transactions”, that the Offer and the Mergers were advisable and in the best interests of YuMe and its stockholders, and the YuMe board of directors voted unanimously to approve the Merger Agreement and the transactions contemplated thereunder.

The definitive merger agreement and the tender support agreements were executed following the YuMe board of directors meeting on September 4, 2017 and the transaction was announced prior to the opening of AIM and the NYSE.

RhythmOne’s Reasons for the Transactions

The RhythmOne board of directors approved the Merger Agreement and the transactions contemplated by the Merger Agreement. In reaching its decision to approve the Merger Agreement, the RhythmOne board of directors consulted with senior members of RhythmOne’s management and legal teams regarding the results of the due diligence efforts undertaken by management. In reaching its decision to approve the Merger Agreement, the RhythmOne board of directors considered a variety of factors, including the following:

Strategic factors considered by the RhythmOne board of directors

•	Broader platform. The acquisition accelerates RhythmOne’s strategy to build a unified programmatic platform with distinctive audiences of differentiated quality at scale. With the acquisition of YuMe, RhythmOne gains access to a leading data driven marketing platform, premium inventory, distinctive consumer insights, cross-screen targeting technology and established demand relationships. The RhythmOne board of directors believes that, as a result of the acquisition, RhythmOne will be a more attractive alternative to the largest networks and exchanges, represented by companies such as Google and Facebook.

•	Greater volume. The acquisition will increase RhythmOne’s access to mobile, desktop and connected TV video inventory, augmenting the relative attractiveness of its platform to brand advertisers. Through its video supply footprint, YuMe currently attracts over 150 million unique U.S. viewers and over 250 million unique viewers globally. The majority of ad impressions are served via YuMe’s audience-aware software development kit.

•	Controlled inventory and premium demand. YuMe provides, among other things, premium demand on connected TV as a supply channel, which will be a new supply category for RhythmOne. YuMe has been a connected TV leader with almost six years of experience in connected TV that includes over 2,000 campaigns run to date through this medium.

•	Premium demand. Both video and connected TV inventory are expected to improve scale and reach benefiting the overall economic effects realized through RhythmOne’s platform. Global brands have shown a particular appetite for advertising campaigns such as connected TV, which can supplement the flagging effectiveness of broadcast television. In addition, the acquisition will add premium video brand advertising demand, generated through established, long-term relationships with agencies and brands, which the RhythmOne board of directors believes may have a positive effect on fill rate achieved by RhythmOne’s platform.

•	Proven team and R&D capability. YuMe has an experienced executive team, and is expected to add material sales, engineering, product and operational expertise to the combined enterprise. Moreover, YuMe has an India-based technology development and ad operations center, which adds a significant competitive advantage in terms of product innovation and a streamlined operational expenditure structure.

•	Critical and financial scale. RhythmOne’s strategy is to build a unified programmatic platform with distinctive audiences of differentiated quality at scale. The acquisition directly advances this objective through the addition of premium mobile, video and connected TV inventory onto the platform, and further builds on the increased scale of supply that resulted from the acquisitions of Perk Inc. in January 2017 and RadiumOne, Inc. in June 2017. The RhythmOne board of directors believes that the industry will consolidate and the acquisition allows RhythmOne to stay ahead of the industry trend and to build critical and financial scale.

•

Synergies. RhythmOne believes that the acquisition represents an attractive opportunity to achieve savings of approximately $10 million to $12 million per annum (before tax) across the combined businesses from, among other things, functional redundancies as a combined entity, duplicative vendor relationships and YuMe public company costs, with associated one-off costs of no greater than approximately $1 million. There also may be potential for revenue synergies. However, there can be no assurance that any particular amount of such savings or synergies will be achieved following completion of the Transactions or that they will be achieved in the expected time frame. See “Risk Factors — RhythmOne may fail to realize some or all of the anticipated cost savings, synergies, growth opportunities and other benefits of the Transactions, which could adversely affect the value of the RhythmOne Shares.”

Other factors considered by the RhythmOne board of directors

•	Exchange ratio. The fact that the exchange ratio of 0.7325 RhythmOne Shares (which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017) for each YuMe Share (which exchange ratio implied a Transaction Consideration value of approximately $5.01 per YuMe Share based upon the £0.35 closing price per RhythmOne Share and an exchange rate of $1.2923 per pound sterling, in each case as of September 4, 2017) is fixed;

•	Pro forma ownership of the combined company. The fact that, based on the RhythmOne Shares and YuMe Shares outstanding on September 4, 2017 and after giving effect to the RhythmOne share consolidation to be completed prior to the consummation of the Offer and the Mergers, RhythmOne shareholders would own approximately 66% of RhythmOne’s Shares upon completion of the Transactions, and would continue to participate in potential further appreciation of the combined company thereafter;

•	Terms of Merger Agreement. The terms of the Merger Agreement, including the following:

•	conditions to the completion of the Transactions;

•	the circumstances under which the Merger Agreement could be terminated and the impact of such a termination;

•	the potential payment by YuMe to RhythmOne of a termination fee of $5,536,790 under certain circumstances;

•	the potential payment by YuMe to RhythmOne of up to $500,000 as a reimbursement for certain RhythmOne expenses under certain circumstances;

•	Tender and Support Agreement. Affiliates of each of VIEX Capital Advisors, LLC and AVI Partners, LLC, and each director and executive officer of YuMe, entered into a Tender and Support Agreement with RhythmOne, pursuant to which, among other things and subject to the terms and conditions therein, each such stockholder, director or executive officer agreed to tender and not withdraw all of their respective YuMe Shares into the Offer. As of January 2, 2018, such stockholders and directors and officers beneficially own, in the aggregate, approximately 29.0% of the outstanding YuMe Shares (including equity awards to be accelerated in connection with the Transactions, included in both the YuMe Shares beneficially owned by such stockholders and directors and officers and the total outstanding YuMe Shares);

•	Likelihood of Completion. The likelihood that the Transactions would be completed, in light of, among other things, the conditions to the Offer, the efforts required to obtain regulatory approvals, and the provisions of the Merger Agreement in the event of various breaches by YuMe; and

The RhythmOne board of directors considered a number of potentially negative factors, as well as related mitigating factors, in its deliberations concerning the Merger Agreement, including:

•	The risk that the anticipated strategic and other benefits to RhythmOne following completion of the Transactions, including the estimated synergies described above, will not be realized or will take longer to realize than expected;

•	The potential challenges and difficulties relating to integrating the operations of RhythmOne and YuMe, including the cost to achieve the estimated synergies;

•	The potential that the exchange ratio could result in RhythmOne delivering greater value to YuMe stockholders than had been anticipated should the value of the RhythmOne Shares increase from the date of execution of the Merger Agreement;

•	The possibility that the Transactions might not be completed, including as a result of the failure to achieve the Minimum Tender Condition;

•	The possible disruption to RhythmOne’s business that may result from the Transactions, the resulting distraction of the attention of RhythmOne’s management and potential attrition of RhythmOne employees;

•	The costs and expenses that RhythmOne has incurred and will incur in connection with the proposed Transactions, regardless of whether the Transactions are completed;

•	The potential payment by RhythmOne to YuMe of up to $500,000 as a reimbursement for certain YuMe expenses under certain circumstances; and

•	The risks described under “Risk Factors — Risks Related to the Transactions and the Combined Company” beginning on page 36 of this prospectus/offer to exchange.

After consideration of these factors, the RhythmOne board of directors determined that these risks could be mitigated or managed by YuMe or by RhythmOne following the Transactions, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the Transactions or on RhythmOne following the Transactions, and that, overall, these risks were significantly outweighed by the potential benefits of the Transactions.

The RhythmOne board of directors considered all of the foregoing factors as a whole and determined to approve the Merger Agreement and the Transactions.

The foregoing description of the information and factors considered by the RhythmOne board of directors is not exhaustive, but RhythmOne believes it includes all the material factors considered by the RhythmOne board of directors in its consideration of the Transactions, including factors that may support the Transactions, as well as factors that may weigh against the Transactions. In view of the wide variety of factors considered by the RhythmOne board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the RhythmOne board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to and did not make specific assessments of the specific factors it considered in reaching its decision. Rather, the RhythmOne board of directors made its decision based on the totality of information presented to it and the investigation it conducted. In considering the factors described above, individual RhythmOne directors may have given different weights to different factors. The RhythmOne board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.

Recommendation of YuMe’s Board of Directors

After careful consideration, including a thorough review of the Transactions with its legal and financial advisers, YuMe’s board of directors unanimously: (i) approved the Merger Agreement and authorized and approved the Offer; (ii) determined that the form, terms and provisions of the Merger Agreement, the performance by YuMe of its obligations thereunder and the consummation by YuMe of the transactions contemplated thereby, including the Mergers, are advisable and fair to and in the best interests of YuMe; and (iii) resolved to recommend that the stockholders of YuMe accept the Offer and tender their YuMe Shares into the Offer.

The YuMe board of directors’ full statement regarding the Offer is set out in YuMe’s solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC on January 4, 2018.

For the reasons described below, and in light of other factors that they believed were appropriate, YuMe’s board of directors unanimously determined and resolved that the terms of the Offer, the Mergers and the other transactions contemplated by the Merger Agreement are advisable, and fair to and in the best interests of, YuMe and its stockholders, and unanimously resolved to recommend that the stockholders of YuMe accept the Offer and tender their YuMe Shares to Purchaser pursuant to the Offer.

YuMe’s Reasons for the Transactions

In evaluating the Offer, the Mergers and the Merger Agreement and reaching its decision to make the recommendation to the YuMe stockholders that they tender their YuMe Shares in the Offer, the YuMe board of directors consulted with YuMe management and its legal and financial advisors, and also considered numerous substantive factors that it viewed as supporting its recommendation, including, but not limited to:

Value and Form of Transaction Consideration

•	that the Transaction Consideration of $1.70 in cash and 0.7325 RhythmOne Shares per YuMe Share to be received by the YuMe stockholders in the Offer and the First Merger (after giving effect to the share consolidation pursuant to which every 10 RhythmOne Shares were consolidated into one RhythmOne Share) resulted in an implied value of $5.20 per YuMe Share based upon the pre-share consolidation exchange ratio of 7.325 RhythmOne Shares, the closing price per RhythmOne Share of £0.37 on August 22, 2017, the last trading day prior to RhythmOne’s public confirmation that it was in discussions with YuMe, a U.S. dollar to pound sterling exchange of 1.292x and the $1.70 in cash payable per YuMe Share;

•	that such implied value of $5.20 per YuMe Share represented a premium to the closing price of $5.06 per YuMe Share on August 22, 2017, to the volume weighted average closing price of $4.51 per YuMe Share for the 30 days ended August 22, 2017, and to the closing price of $3.44 per YuMe Share on November 9, 2016, which was the trading day prior to the public announcement by YuMe of its intent to explore and evaluate a range of strategic alternatives; and

•	that a portion of the Transaction Consideration will be paid in cash providing some immediate value and liquidity to YuMe’s stockholders, and a portion will be paid in RhythmOne Shares, providing the opportunity for the YuMe stockholders to participate in the future growth and profitability of the combined entity.

Strategic Rationale for Mergers

•	A demand leader paired with a supply leader. YuMe offers demand-side software and services used by brands, agencies and trading platforms, a data management and targeting platform, first party data collection system and global programmatic capabilities. RhythmOne primarily focuses on the supply-side, and has sizeable owned and operated, controlled and extended reach properties, as well as established programmatic platform capabilities represented by its multi-channel, multi-format ad exchange, whereby advertisers and agencies can reach targeted, engaged audiences at scale. YuMe’s strong sales organization and relationships with agencies and brands and its demand side platform complement RhythmOne’s unified programmatic platform;

•	The benefits of scale. Advertisers want the value and scale from digital advertising that they previously experienced with television. The Transactions could potentially result in a combined company with one of the largest independent cross-device supply footprints in the industry which would allow advertisers to go to a single source to meet their advertising objectives rather than to a patchwork of boutique providers. The YuMe board of directors also expects that the combined company’s larger commercial profile will provide access to a more diverse investor base and additional sources of capital;

•	Comprehensive data insights. YuMe’s first-party data management and targeting platform provides insights for brand advertising campaigns. RhythmOne’s analytics, data management platform and brand safety technology provide transparency and drive results for performance-based campaigns. The unified, proprietary data set, augmented by machine-learning algorithms, could enable the combined company to successfully deliver against a broad range of advertising key performance indicators. The data could also offer significant insight for publishers looking to derive additional value from their audiences; and

•	Talent. RhythmOne and YuMe each have experienced, tenured teams that are aligned as to the vision for the combined company. These teams could directly benefit from operating a broader platform with greater revenue scale on a significantly stronger financial foundation.

Risks of Continuing to Operate as a Standalone Entity. YuMe’s prospects for substantially increasing stockholder value as a standalone company above the Transaction Consideration, including consideration of the following factors:

•	YuMe’s ability to build trust with and offer competitive pricing to advertisers and digital media property owners in an industry with larger, better capitalized competitors, as well as the need to develop and upgrade the technologies involved with YuMe’s solutions and respond to evolving customer demands, and the investment associated with such efforts;

•	the likelihood of YuMe achieving its growth plans in light of the current and future market conditions, including the risks and uncertainties in the U.S. and global economy generally and YuMe’s industry specifically;

•	the potential negative reaction of investors, employees, customers, distributors and suppliers if YuMe did not consummate a transaction as a result of its publicly announced strategic alternative review and the resulting impact on YuMe’s business and stock price;

•	a standalone company would not have the ability to achieve value through revenue and cost synergies that may be recognized by the combined company;

•	the fact that YuMe’s legacy direct business, particularly in its European operations, has not experienced revenue growth in the past three years;

•	despite early success, the sustainability of customer adoption of YuMe’s programmatic offering remains uncertain;

•	challenges associated with attracting and retaining talented employees;

•	lack of a comprehensive set of product features when compared with larger competitors with greater financial resources and scale;

•	the challenge of operating profitably, which can reduce the ability to scale organically;

•	the significant cost of being a public company in the United States, while operating a subscale business;

•	the general risks associated with YuMe’s ability to execute on a business plan that would create stockholder value in excess of the Transaction Consideration; and

•	the risk and uncertainty associated with YuMe’s business, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Opinion of Deutsche Bank. The financial analyses presented to the YuMe board of directors by Deutsche Bank with respect to the Transaction Consideration and the oral opinion of Deutsche Bank delivered to the YuMe board of directors, subsequently confirmed by delivery of a written opinion dated September 4, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $1.70 in cash and 7.325 RhythmOne Shares per one YuMe Share was fair, from a financial point of view, to the holders of the YuMe Shares (other than RhythmOne and its affiliates). Following the delivery of Deutsche Bank’s opinion, the RhythmOne shareholders approved a share consolidation pursuant to which every 10 RhythmOne Shares were consolidated into one RhythmOne Share. As a result of this share consolidation and pursuant to the terms of the Merger Agreement, the consideration to be received for each YuMe Share will now be $1.70 in cash and 0.7325

RhythmOne Shares. The description of Deutsche Bank’s opinion and financial analyses in this document refers to the original consideration set forth in the Merger Agreement at the time of delivery of Deutsche Bank’s opinion.

Available Alternatives; Results of Discussions with Additional Third Parties. The possible alternatives to the Transactions (including the possibility of being acquired in whole or in part by another buyer, or continuing to operate as an independent entity, and the desirability and perceived risks of those alternatives), the potential benefits to the YuMe stockholders of these alternatives and the timing and the likelihood of completing such alternatives, as well as the likelihood that such alternatives could result in greater value for the YuMe stockholders, taking into account risks of execution as well as business, competitive, industry and market risks. The YuMe board of directors also considered the results of the process conducted by the YuMe board of directors prior to approval of the Merger Agreement, with the assistance of YuMe management and Deutsche Bank, to evaluate strategic alternatives, including the results of discussions with third parties regarding their interest in a potential business combination with YuMe and, the possibility that other bidders would make a superior proposal to acquire YuMe at a price higher than the Transaction Consideration.

Absence of Financing Condition and Other Limited Conditions. That the Offer is likely to be completed and the Mergers are likely to be consummated, based on, among other things, the absence of a financing condition and the limited number of other conditions to the Offer and the Mergers.

Timing of Completion. The anticipated timing of the consummation of the Transactions and the fact that the Transactions is structured as a tender offer and subsequent mergers, which can often be completed more promptly than other structures, meaning that all YuMe stockholders are likely to receive the Transaction Consideration more promptly.

The terms and conditions of the Merger Agreement, including:

•	under certain circumstances, RhythmOne would be required to extend the Offer beyond the initial expiration of the Offer if certain conditions to the consummation of the Offer are not satisfied as of the initial expiration of the Offer or, if applicable, certain subsequent expirations, which would increase the likelihood that the Offer could be consummated;

•	the ability of the YuMe board of directors to withdraw or modify its recommendation that the YuMe stockholders vote to approve the Mergers in the event that there is an unsolicited bona fide acquisition proposal that the YuMe board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a superior proposal, and YuMe’s right to terminate the Merger Agreement in order to accept a superior proposal and enter into a definitive agreement, in both cases after giving RhythmOne four (4) business days’ notice and providing a “last look” to amend its offer prior to the YuMe board of directors’ withdrawing or modifying its recommendation and subject to payment of a termination fee;

•	the ability of the YuMe board of directors to withdraw or modify its recommendation in response to a material development or change in circumstances (not in connection with a competing acquisition proposal) that was not known to the YuMe board of directors as of the date of the Merger Agreement, if, in each case, (a) it determines in good faith, after consultation with its financial and legal advisors, that failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law; (b) allows for a five business day period to discuss such withdrawal or modification with RhythmOne in good faith; and (c) after such discussion, the YuMe board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duty under applicable law;

•	the customary nature of the conditions to RhythmOne’s obligations to consummate the Mergers and the risk of non-satisfaction of such conditions; and

•	the conclusion of the YuMe board of directors that the termination fee of $5,536,790.00 which is payable by YuMe if the Merger Agreement is terminated in connection with a superior proposal or certain other events is customary and reasonable and will not unduly inhibit the YuMe board of directors from approving a superior proposal if such were available.

Arm’s Length Negotiations. The belief of the YuMe board of directors that as a result of arm’s-length negotiations with RhythmOne, YuMe, with the assistance of its representatives had negotiated the highest price per share that RhythmOne was willing to pay for YuMe and that the terms of the Merger Agreement include the most favorable terms to YuMe in the aggregate to which RhythmOne was willing to agree;

Ability to Participate in Future Growth. The fact that the YuMe stockholders will have the opportunity to participate in any future earnings or growth of the resulting combined entity following the Mergers, and will benefit from any future appreciation in the value of RhythmOne, including appreciation resulting from potential synergies;

Tax Treatment. The Transaction may qualify for tax-deferred treatment as a “reorganization” for U.S. federal income tax purposes, in which case YuMe’s U.S. stockholders would not be able to recognize any loss, but would be required to recognize gain only up to the amount of cash received; and

Availability of Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Mergers for YuMe stockholders who comply with the statutory requirements of the DGCL and who believe that exercising their appraisal rights would yield a greater per share amount than the Mergers would.

The YuMe board of directors also considered a variety of risks and other potentially negative factors of the Merger Agreement and the Transaction, including the following:

Effect of Public Announcement. Possible effects of the announcement and pendency of the Transaction on YuMe’s operations, employee retention, and relationships with distributors, customers, and suppliers;

Restrictions on Conduct of Business. The restrictions in the Merger Agreement on the conduct of YuMe’s business prior to the consummation of the Transactions, which may delay or prevent YuMe from undertaking business or other opportunities that may arise prior to the consummation of the Transactions, and the potentially adverse impact on YuMe’s business and financial condition if the Transactions are not consummated;

Potential decrease in the implied value and premium to YuMe stockholders if RhythmOne stock price declines before the First Merger is consummated. The risk that the value of RhythmOne Shares may decline relative to the YuMe Shares during the period of time between the execution of the Merger Agreement and the closing of the First Merger, which would result in a lower value and premium paid to YuMe stockholders. There is no adjustment mechanism or other protections in the Merger Agreement to address significant fluctuations in stock price of RhythmOne Shares relative to YuMe Shares or to address fluctuations in the comparative value of the pound sterling and the U.S. dollar. As a result, the value and premium paid to YuMe stockholders pursuant to the Offer and at the closing of the First Merger may be lower or greater than the implied value and premium paid to YuMe stockholders as of the time the parties executed the Merger Agreement.

Inability to Obtain Approvals or the Failure of Other Conditions. The risk that the Transactions may not receive required government approvals, that a governmental authority may prohibit the Transactions, or that other conditions to the parties’ obligations to complete the Transactions will not be satisfied, and as a result, the possibility that the Transactions may not be completed even if a majority of outstanding shares are tendered in the Offer;

Significant Monetary and Opportunity Costs. The significant financial costs involved with completing the Transactions, the substantial time and effort of management required to complete the Transactions, and the related disruptions to YuMe’s operations;

No Solicitation of Alternative Acquisition Proposals. The restrictions in the Merger Agreement that prohibit YuMe from soliciting or initiating discussions with third parties regarding a competing offer for YuMe, and place certain constraints on YuMe’s ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the YuMe board of directors;

Termination Fee. The termination fee payable to RhythmOne upon the occurrence of certain events may deter other potential acquirors from publicly making a competing offer for YuMe that might be more advantageous to the YuMe stockholders, and the impact of the termination fee on YuMe’s ability to engage in certain other transactions following the termination of the Merger Agreement;

Reimbursement of RhythmOne’s expenses. The requirement for YuMe to pay RhythmOne’s actual and reasonable out-of-pocket expenses up to $500,000 incurred in connection with the Merger Agreement, if less than a majority of outstanding YuMe Shares are tendered in the Offer and the Merger Agreement is terminated after the March 31, 2018 (or April 30, 2018 under certain circumstances);

Potential decrease in liquidity. The liquidity in AIM-traded shares tends to be significantly lower than that of NYSE-traded shares. This could make it more difficult for YuMe stockholders to sell their RhythmOne Shares following the closing of the Transactions and could adversely affect the price of those shares.

Tax Treatment. The possibility that the Transactions may not qualify for tax-deferred treatment as a “reorganization” for U.S. federal income tax purposes, in which case YuMe stockholders would recognize gain or loss in full, taking into account the amount of cash and the fair market value of RhythmOne Shares received; and even if the Transactions qualify as a “reorganization” for U.S. federal income tax purposes, YuMe stockholders would not be able to recognize any loss, and would be required to recognize any gain up to the amount of cash received (a smaller portion of the total consideration than the stock consideration); and

Potential Conflicts of Interest of Officers and Directors. The arrangements and possible conflicts of interest of YuMe’s officers and directors.

The YuMe board of directors based its ultimate decision on its business judgment that the benefits of the Offer and the Mergers to the YuMe stockholders outweigh the negative considerations. The YuMe board of directors determined that the Offer and the Mergers represent the best reasonably available alternative to maximize YuMe stockholder value with the least risk of non-completion.

This discussion of the information and factors considered by the YuMe board of directors includes the material positive and negative factors considered by the YuMe board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the YuMe board of directors. The YuMe board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Offer, the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair and advisable to and in the interests of the YuMe stockholders. Rather, the YuMe board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, YuMe management and YuMe’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the YuMe board of directors may have given different weight to different factors. This explanation of the reasoning of the YuMe board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements”.

For the reasons described above, the YuMe board of directors unanimously recommends that the YuMe stockholders accept the Offer and tender their YuMe Shares in the Offer.

Certain YuMe Prospective Financial Information

YuMe’s management does not as a matter of course make detailed or long-term public forecasts or projections as to its future financial performance beyond the then current quarter due to the unpredictability of the underlying assumptions and estimates and uncertainty inherent in YuMe’s business. However, in connection with strategic planning and decision-making purposes, YuMe’s management has prepared internal forecasts and projections for the YuMe board of directors. In addition, in connection with the strategic process that resulted in the proposed Offer and Mergers, including, without limitation, the due diligence process and evaluation of the Offer, the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Mergers, as described in this prospectus/offer to exchange, YuMe’s management prepared financial projections for fiscal years 2017 through 2021 (the “Forecasts”). The Forecasts were provided to the YuMe board of directors, Deutsche Bank and RhythmOne in preparation for their analysis and evaluation of YuMe and its businesses. The Forecasts are provided below to give YuMe stockholders access to certain nonpublic information that was available to RhythmOne and the RhythmOne board of directors at the time of the evaluation of the Offer, the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Mergers.

These Forecasts were developed from historical financial statements and a series of assumptions and estimates of YuMe management related to future trends and did not give effect to any changes or expenses as a result of the Offer, the Merger Agreement or the Mergers or any other effects of such terms. The Forecasts were prepared by YuMe’s management for internal use and were not prepared with a view to public disclosure, except to the parties identified below, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled, nor applied any agreed-upon procedures with respect to the accompanying prospective financial information nor have they expressed any opinion or any other form of assurance on such information or its achievability. The PricewaterhouseCoopers LLP report incorporated by reference in this prospectus/offer to exchange relates to YuMe’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The Forecasts were prepared by employees of YuMe without the assistance of RhythmOne, Purchaser or any of their affiliates.

Before entering into the Merger Agreement, representatives of RhythmOne and Purchaser conducted a due diligence review of YuMe, and in connection with their review, RhythmOne and Purchaser received certain non-public information concerning YuMe, including the Forecasts. This information was also furnished to Deutsche Bank. YuMe management and the YuMe board of directors instructed Deutsche Bank to rely on these Forecasts as the basis for its analysis in rendering its fairness opinions described in more detail above. YuMe’s management also advised RhythmOne and Purchaser that the financial projections provided to them on August 28, 2017 and set forth below for fiscal years 2017 through 2021 represented YuMe management’s best estimate as to YuMe’s future performance on a stand-alone basis.

These Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of YuMe and exclude, among other things, transaction-related expenses. The Forecasts show gross revenue, Adjusted EBITDA and unlevered free cash flow. Important factors that may affect actual results and results of YuMe’s operations, or could lead to the Forecasts not being achieved include, but are not limited to: customer demand for YuMe’s products, successful and timely development of products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, RhythmOne’s dependence on a limited number of customers in a highly competitive industry, successful management and retention of key personnel, unexpected expenses and general economic conditions, and other factors that are more fully described in the “Risk Factors” section of YuMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, as filed with the SEC. The assumptions upon which the Forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and conditions in the industries in which YuMe operates, all of which are difficult or impossible to predict accurately and many of which are beyond the control of YuMe and its management. The Forecasts also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the Forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the Forecasts in this prospectus/offer to exchange should not be regarded as an indication that any member of YuMe or any of their respective affiliates, advisors, officers, directors, partners, members or representatives considered or consider the Forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. Neither YuMe nor any of their respective affiliates, advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date such Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. The Forecasts have not been updated since they were prepared, and do not take into account any circumstances or events occurring after the date they were prepared, including the September 5, 2017 announcement of the parties’ entry into the Merger Agreement or subsequent integration planning activities. In addition, the Forecasts do not take into account the effect of any failure of the Mergers to occur and should not be viewed as accurate or continuing in that context. Neither YuMe nor any of their respective affiliates intends to make publicly available an update or other revisions to the Forecasts. Neither YuMe nor any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any YuMe stockholder or other person regarding the ultimate performance of YuMe compared to the information contained in the Forecasts or that the Forecasts will be achieved. YuMe has made no representation to RhythmOne or Purchaser or any of their respective affiliates concerning the Forecasts.

The summary of the Forecasts is not being included in this Form F-4 to influence any YuMe stockholder’s decision whether to tender YuMe Shares in the Offer, but because this information was made available by YuMe to RhythmOne, Purchaser and Deutsche Bank. The information from the Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding YuMe contained in YuMe’s public filings with the SEC.

All Forecasts are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in YuMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in these or YuMe’s other periodic reports are not applicable to any forward looking statements made in connection with the Offer.

Stockholders are cautioned not to place undue reliance on the Forecasts included in this prospectus/offer to exchange.

A summary of the information that was included in the Forecasts is set forth below, including reconciliation between the Non-GAAP prospective financial information and the comparable GAAP measures for fiscal years 2017 through 2021.

(in millions)	2017E	2018E	2019E	2020E	2021E
Revenue	$162	$170	$183	$197	$213

Net income/(loss)	10	11	11	11	16
Add: Income taxes	1	—	1	6	8
Add: Depreciation and amortization	7	6	8	8	9
Add: Stock-based compensation	5	5	5	5	5
Adjusted EBITDA(1)	$23	$22	$25	$30	$38

Adjusted EBITDA(1)	$23	$22	$25	$30	$38
Less: Stock-based compensation	(5)	(5)	(5)	(5)	(5)
Less: Cash paid for taxes	—	—	(3)	(6)	(8	)(2)
Less: Capital expenditures	(9)	(9)	(10)	(11)	(11)
Less: Change in net working capital	4	(1)	(1)	(1)	(3)
Unlevered Free Cash Flow(3)	$12	$7	$6	$8	$11

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of stock-based compensation expense.
(2)	Includes U.S. federal income tax savings expected from the utilization of $27 million of net operating loss carryforwards in fiscal years 2017, 2018 and 2019, Forecasts assume a 35% tax rate.
(3)	Unlevered Free Cash Flow as used in the Forecasts represents Non-GAAP Adjusted EBITDA less stock-based compensation, cash paid for taxes (based on EBIT adjusted for stock-based compensation), capital expenditures and change in net working capital.

Opinion of YuMe’s Financial Advisor

At the September 4, 2017 meeting of the YuMe board of directors, Deutsche Bank, financial advisor to YuMe, rendered its oral opinion to the YuMe board of directors, subsequently confirmed by delivery of a written opinion dated September 4, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share was fair, from a financial point of view, to the holders of the outstanding YuMe Shares (other than RhythmOne and its affiliates).

Following the delivery of Deutsche Bank’s opinion, the holders of RhythmOne Shares approved a share consolidation pursuant to which every 10 RhythmOne Shares were consolidated into one RhythmOne Share. As a result of this share consolidation and pursuant to the terms of the Merger Agreement, the consideration to be received for each YuMe Share will now be $1.70 in cash and 0.7325 RhythmOne Shares. The description of Deutsche Bank’s opinion and financial analyses in this prospectus/offer to exchange refers to the original consideration set forth in the Merger Agreement at the time of delivery of Deutsche Bank’s opinion.

The full text of Deutsche Bank’s written opinion, dated September 4, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is attached to this prospectus/offer to exchange as Annex C and is incorporated herein by reference (the “opinion”). The summary of Deutsche Bank’s opinion set forth in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the YuMe board of directors in connection with and for the purpose of its evaluation of the

Transactions. Deutsche Bank’s opinion was limited to the fairness of the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share, from a financial point of view, to the holders of the outstanding YuMe Shares (other than RhythmOne and its affiliates) as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Transactions, the Mergers, the Merger Agreement or any other agreement entered into or to be entered into in connection with the Transactions. The YuMe board of directors did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Transactions, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of YuMe, nor did it address the fairness of the contemplated benefits of the Transactions. Deutsche Bank expressed no opinion as to the merits of the underlying decision by YuMe to engage in the Transactions or the relative merits of the Transactions as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to whether or not any holder of YuMe Shares should tender YuMe Shares pursuant to the Offer or, if applicable, how any holder of YuMe Shares should vote with respect to the Transactions or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to, or to be received by, any of the officers, directors, or employees of any party to the Transactions, or any class of such persons, in connection with the Transactions, whether relative to the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share or otherwise. Deutsche Bank’s opinion did not in any manner address what the value of the RhythmOne Shares will actually be when issued pursuant to the Transactions or the prices at which YuMe Shares, the RhythmOne Shares or any other securities will trade following the announcement or consummation of the Transactions.

In connection with Deutsche Bank’s role as financial advisor to YuMe, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning YuMe and certain internal analyses, financial forecasts and other information relating to YuMe prepared by management of YuMe. In addition, Deutsche Bank reviewed certain forecasts of the amount and timing of certain cost savings and operating efficiencies projected by the management of YuMe to result from the Transactions, as approved for Deutsche Bank’s use by YuMe (the “Synergies”). Deutsche Bank also reviewed certain publicly available financial and other information concerning RhythmOne and certain internal analyses, financial forecasts and other information related to RhythmOne prepared by management of RhythmOne and approved by YuMe for Deutsche Bank’s use. Deutsche Bank also held discussions with certain senior officers of YuMe regarding the businesses and prospects of YuMe, RhythmOne and the combined company and with certain senior officers of RhythmOne regarding the business and prospects of RhythmOne and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the YuMe Shares and the RhythmOne Shares;

•	compared certain financial and stock market information for YuMe and RhythmOne with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning YuMe, RhythmOne or the combined company, including, without limitation, any financial information considered in connection with the rendering of Deutsche Bank’s opinion. Accordingly, for purposes of Deutsche Bank’s opinion, Deutsche Bank, with the knowledge and permission of the YuMe board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of YuMe, RhythmOne, or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of YuMe, RhythmOne any of their respective subsidiaries or the combined company (or the impact of the Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the YuMe forecasts, Synergies and RhythmOne forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of YuMe board of directors, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of YuMe (in the case of the YuMe forecasts and the Synergies) and RhythmOne (in the case of the RhythmOne forecasts), as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which Deutsche Bank becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the YuMe board of directors that, in all respects material to Deutsche Bank’s analysis, the Transactions would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis. Deutsche Bank also assumed with knowledge and permission of the YuMe board of directors that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transactions would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by YuMe and its other advisors with respect to such issues.

YuMe selected Deutsche Bank as its financial advisor in connection with the Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between YuMe and Deutsche Bank, dated October 6, 2016, YuMe agreed to pay Deutsche Bank a fee estimated to be approximately $3,510,000 for its services as financial advisor to YuMe in connection with the Transactions, of which $400,000 became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the YuMe board of directors that it was unable to render an opinion) and the remainder of which is contingent upon consummation of the Offer. YuMe has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group has not received fees from YuMe or RhythmOne with respect to any investment banking, transaction banking or corporate banking services unrelated to the Transactions since January 1, 2015. One or more member of the DB Group may provide investment and commercial banking services to RhythmOne, YuMe or their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of RhythmOne, YuMe and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments, and obligations.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses presented by Deutsche Bank to the YuMe board of directors on September 4, 2017, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2017, and is not necessarily indicative of current market conditions.

In preparing its analysis, Deutsche Bank utilized calculations of, among other things, (i) enterprise value, calculated as equity value plus net debt (“EV”), (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (iii) earnings before interest, taxes, depreciation and amortization adjusted to exclude the impact of certain non-cash and non-recurring items (for purposes of this “Opinion of YuMe’s Financial Advisor” section only, “Adjusted EBITDA”). For purposes of its analysis, Deutsche Bank calculated the implied value of the consideration to be paid in the Transactions as $5.20 per YuMe Share based upon the exchange ratio of 7.325 RhythmOne Shares, the closing price per RhythmOne Share of £0.37 on August 22, 2017, the last trading day prior to RhythmOne’s public confirmation that it was in discussions with YuMe, a U.S. dollar to British pound exchange of 1.292x and the $1.70 in cash payable per YuMe Share.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for YuMe and RhythmOne with corresponding financial information and valuation measurements for the following publicly-traded advertising technology and software companies:

•	Criteo S.A.

•	Marchex, Inc.

•	Matomy Media Group Ltd.

•	Perion Network Ltd.

•	Taptica International Ltd

•	Tremor Video, Inc.

•	The Rubicon Project, Inc.

•	The Trade Desk, Inc.

Although none of RhythmOne or the other selected companies is directly comparable to YuMe, and none of YuMe or the other selected companies is directly comparable to RhythmOne, for the purpose of selecting the companies for this analysis, Deutsche bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, YuMe’s and RhythmOne’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which YuMe, RhythmOne and the selected companies operate and YuMe’s and RhythmOne’s product offerings and those of the selected companies. Accordingly, the analysis of selected publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of each of the common stock or common equity of each of the selected companies (other than RhythmOne) on September 1, 2017, information contained in the most recent public filings of such selected companies, and analyst consensus estimates of Adjusted EBITDA for calendar year 2017 for each such selected company (other than RhythmOne), Deutsche Bank calculated EV as a multiple of the estimated calendar year 2017 Adjusted EBITDA with respect to such selected companies.

Deutsche Bank calculated the same multiple for RhythmOne based upon RhythmOne management’s estimate of calendar year 2017 Adjusted EBITDA. Deutsche Bank also calculated the same multiple for YuMe based upon YuMe management’s estimate of calendar year 2017 Adjusted EBITDA of YuMe and implied EV of YuMe based upon the implied value of the consideration of $5.20 per share. The results of this analysis are summarized as follows:

EV/CY2017E Adjusted EBITDA
Selected Companies
Criteo S.A.	10.7x
Marchex, Inc.	Not Meaningful (“NM”)*
Matomy Media Group Ltd.	6.1x
Perion Network Ltd.	4.4x
Taptica International Ltd	7.7x
Tremor Video, Inc.	NM
The Rubicon Project, Inc.	5.0x
The Trade Desk, Inc.	NM

RhythmOne	NM
Median	6.1x

YuMe (at 5.20 per share)	6.7x

*	Multiples that were negative or above 15.0x were considered not meaningful and excluded.

For purposes of its analyses, the foregoing multiples for Taptica International Ltd and Tremor Video, Inc. were calculated to adjust for Taptica International Ltd’s acquisition of Tremor Video Inc.’s demand-side platform business.

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per YuMe Share on a fully-diluted basis of approximately $4.14 to $5.65 per YuMe Share by applying multiples of EV to calendar 2017 Adjusted EBITDA of 5.0x to 7.5x to YuMe’s management estimates of calendar year 2017 Adjusted EBITDA.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the nine selected advertising technology transactions announced since May 2015 described in the table below, which are referred to in this section as the “selected transactions”.

Although none of the selected transactions is directly comparable to the Transactions, the companies that participated in the selected transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the selected transactions may be considered similar to the Transactions.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s EV to last twelve months (“LTM”) Adjusted EBITDA. The following table presents the results of this analysis:

Date Announced	Target	Acquirer	EV/LTM Adjusted EBITDA
August 28, 2017	MaxPoint Interactive, Inc.	Valassis Communications, Inc.	NM*
August 7, 2017	Tremor Video, Inc. demand-side platform	Taptica International Ltd	3.1x
July 18, 2017	Rocket Fuel Inc.	Sizmek Inc.	9.5x
December 14, 2016	NeuStar, Inc.	Golden Gate Private Equity, Inc.	5.9x
November 10, 2016	TubeMogul, Inc.	Adobe Systems Incorporated	NM
August 3, 2016	Sizmek Inc.	Vector Capital	6.2x
July 25, 2016	Yahoo! Inc. core assets	Verizon Communications Inc.	7.9x
December 1, 2015	Undertone	Perion Network Ltd.	9.2x
May 12, 2015	AOL Inc.	Verizon Communications Inc.	8.3x

Median			7.9x

*	Multiples that were negative or above 15.0x were considered not meaningful and excluded.

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied value per YuMe Share of approximately $4.31 to $5.89 per YuMe Share on a fully-diluted basis by applying multiples of EV to calendar 2017 Adjusted EBITDA of 6.0x to 9.0x to YuMe’s management estimates of calendar year 2017 Adjusted EBITDA.

Discounted Cash Flow Analysis

Deutsche Bank also performed a discounted cash flow analysis to determine a range of implied net present values per share of the YuMe Shares. Deutsche Bank applied discount rates ranging from 12.0% to 15.8% to estimates of the future unlevered free cash flows of YuMe for the calendar years 2017 through 2021, and to a range of estimated terminal values for YuMe at the end of such period based upon the YuMe forecasts to determine a range of implied enterprise values for YuMe as of September 1, 2017. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA less, (b) stock based compensation expense less, (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for YuMe, RhythmOne, Criteo S.A., Marchex, Inc., Perion Network Ltd., Tremor Video, Inc., The Rubicon Project, Inc. and The Trade Desk, Inc. The terminal values were calculated using a range of perpetuity growth rates of 3.0% to 5.0%. Deutsche Bank then added cash (net of debt) and divided the result by the number of fully diluted YuMe Shares outstanding using the treasury method. This analysis resulted in a range of implied net present values of YuMe Shares as of September 1, 2017 of approximately $3.08 to $4.60 per share.

Other Information

Deutsche Bank also noted for the YuMe board of directors certain additional factors that were not considered part of its financial analysis with respect to its opinion but were referenced for informational purposes.

Specifically, Deutsche Bank reviewed the historical trading prices for the YuMe Shares and RhythmOne Shares for each trading day during the 52-week period ended September 1, 2017, and noted that during such 52-week period (a) the price per YuMe Share ranged from a low of $2.22 per share on November 11, 2016

(adjusted for a $1.00 special dividend prior to the June 29, 2017 ex-dividend date) to a high of $5.90 per share on August 30, 2017, (b) the price per RhythmOne Share ranged from a low of $0.41 per share on August 11, 2017 to a high of $0.63 per share on May 12, 2017, converted from GBP at the daily closing spot exchange rate, and (c) the daily exchange ratio for one YuMe Share calculated by dividing the closing price per YuMe Share (adjusted for a $1.00 special dividend prior to the June 29, 2017 ex-dividend date and the cash consideration of $1.70 per share) by the closing price per RhythmOne Share on each relevant date ranged from a low of 1.148 RhythmOne Shares to a high of 8.845 RhythmOne Shares per YuMe Share, which, when adjusted for the cash consideration of $1.70 per YuMe Share and the special dividend, implied a value range of $2.22 to $5.70 for each YuMe Share.

In addition, Deutsche Bank performed a discounted cash flow analysis to determine a range of implied net present values per RhythmOne Share. Deutsche Bank applied discount rates ranging from 12.0% to 15.8% to estimates of the future unlevered free cash flows of RhythmOne for the calendar years 2017 through 2021, and to a range of estimated terminal values for RhythmOne at the end of such period based upon the RhythmOne forecasts to determine a range of implied enterprise values for RhythmOne as of September 1, 2017. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA less, (b) stock based compensation expense less, (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for RhythmOne, YuMe, Criteo S.A., Marchex, Inc., Perion Network Ltd., Tremor Video, Inc., The Rubicon Project, Inc. and The TradeDesk, Inc. The terminal values were calculated using a range of perpetuity growth rates of 3.0% to 5.0%. Deutsche Bank then added cash (net of debt) and divided the result by the number of fully diluted RhythmOne Shares outstanding using the treasury method. This analysis resulted in a range of implied net present value per RhythmOne Share as of September 1, 2017 of approximately $0.60 to $1.00 per share.

Deutsche Bank also reviewed the stock price targets for the RhythmOne Shares in four publicly available research analysts’ reports published since June 26, 2017, which indicated a price target range from a low of £0.61 per share to a high of £0.93 per share with a median of £0.75 (or $0.97 based upon a U.S. dollar to pound sterling exchange rate of 1.292x).

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to YuMe, RhythmOne, the combined company or the Transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the YuMe board of directors as to the fairness of the consideration of $1.70 in cash and 7.325 RhythmOne Shares per YuMe Share (unadjusted for RhythmOne’s share consolidation completed on September 25, 2017), from a financial point of view, to the holders of YuMe Shares (other than RhythmOne and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of YuMe with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or YuMe. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of YuMe or RhythmOne or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Transactions, including the consideration, were determined through arm’s-length negotiations between YuMe and RhythmOne and were approved by the YuMe board of directors. Although Deutsche Bank provided advice to the YuMe board of directors during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the YuMe board of directors.

Deutsche Bank did not recommend any specific consideration to YuMe or the YuMe board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transactions. As described above, the opinion of Deutsche Bank and its presentation to the Board of Directors were among a number of factors taken into consideration by the YuMe board of directors in making its determination to approve the Merger Agreement and the Transactions.

Intent to Tender

Affiliates of each of VIEX Capital Advisors, LLC and AVI Partners, LLC, and each director and executive officer of YuMe, entered into a Tender and Support Agreement with RhythmOne, pursuant to which, among other things and subject to the terms and conditions therein, each such stockholder, director or executive officer agreed to tender and not withdraw all of their respective YuMe Shares into the Offer. Such stockholders and directors and officers beneficially own, in the aggregate, approximately 29.0% of the outstanding YuMe Shares as of January 2, 2018 (including equity awards to be accelerated in connection with the Transactions, included in both the YuMe Shares beneficially owned by such stockholders and directors and officers and the total outstanding YuMe Shares).

Plans and Proposals for YuMe

RhythmOne’s immediate priority after the Transactions will be to ensure that RhythmOne continues to provide a high quality service to its customers. RhythmOne has reviewed and will continue to review various possible business strategies, and following the Closing of the Transactions, may make changes to its business that affect YuMe. These changes could include, among other things, changes in YuMe’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. For further detail, see “Background to and Reasons for the Offer — RhythmOne’s Reasons for the Transactions.”

The Mergers

The Offer is the first step in RhythmOne’s plan to acquire control of, and ultimately acquire all of the outstanding equity in, YuMe. As a second step in such plan, if the Offer is completed, pursuant to the terms and subject to the conditions of the Merger Agreement, as soon as practicable following the consummation of the Offer, RhythmOne intends to consummate the First Merger which will be governed by Section 251(h) of the DGCL. Accordingly, if the Offer is completed (such that Purchaser owns at least a majority of the YuMe Shares), no YuMe stockholder vote will be required to complete the First Merger. The purpose of the First Merger is for RhythmOne to acquire all remaining YuMe Shares that it did not acquire in the Offer. In the First Merger, each outstanding YuMe Share that was not acquired by Purchaser in the Offer (other than certain dissenting, converted and cancelled shares, as described further in this prospectus/offer to exchange) will be converted into the right to receive the Transaction Consideration.

After the First Merger, YuMe, as the surviving corporation, will be a wholly-owned subsidiary of RhythmOne, and the former stockholders of YuMe will no longer have any direct ownership interest in the surviving corporation. Immediately following the First Merger, the Second Merger will be consummated whereby the surviving corporation in the First Merger will merge with and into Merger Sub Two, with Merger Sub Two surviving the Second Merger as a wholly-owned subsidiary of RhythmOne. The purpose of the Second Merger is to create the possibility (but not the certainty) that YuMe stockholders who tender their YuMe Shares in exchange for RhythmOne Shares pursuant to the Offer could qualify for U.S. tax-free treatment (in part). The Second Merger will be governed by Section 267 of the DGCL.

Effect of the Offer on the Market for YuMe Shares

The purchase of YuMe Shares by Purchaser pursuant to the Offer will reduce the number of holders of YuMe Shares, and the number of YuMe Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for YuMe Shares after consummation of the Offer and the availability of quotations for such shares will depend upon a number of factors, including the number of YuMe stockholders, the aggregate market value of the YuMe Shares held by the public at such time, the interest in maintaining a market in the YuMe Shares, analyst coverage of YuMe on the part of any securities firms and other factors. It is anticipated that, because the First Merger may be effected pursuant to Section 251(h) of the DGCL if the Offer is consummated, the First Merger will be consummated on the same day that the Offer is consummated. As a result of the First Merger, YuMe Shares will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

NYSE Listing

The YuMe Shares are currently listed on the NYSE. However, the rules of the NYSE establish certain criteria that, if not met, could lead to the discontinuance of listing of the YuMe Shares from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of YuMe Shares pursuant to the Offer or otherwise, YuMe Shares no longer meet the requirements of the NYSE for continued listing and the listing of YuMe Shares is discontinued, the market for such shares would be adversely affected.

Following the consummation of the Offer, if the First Merger is for some reason not consummated, it is possible that YuMe Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of YuMe stockholders and the aggregate market value of YuMe Shares remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of YuMe Shares under the Exchange Act and other factors. As a result of the First Merger, YuMe Shares will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

Registration Under the Exchange Act

The YuMe Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by YuMe to the SEC if YuMe Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of YuMe Shares under the Exchange Act would substantially reduce the information required to be furnished by YuMe to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to YuMe, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of YuMe and persons holding “restricted securities” of YuMe to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of YuMe Shares under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on the NYSE. After consummation of the Offer and the First Merger, RhythmOne and YuMe have agreed to cooperate to cause YuMe to terminate the registration of YuMe Shares under the Exchange Act as soon as the requirements for termination of registration are met.

Sources and Amount of Funds

RhythmOne currently intends to finance the Cash Consideration portion of the Transaction Consideration (approximately $60.0 million) and related fees and expenses using existing cash resources as well as a drawing under the Bridge Facility. Pursuant to the Bridge Facility, SVB, the lender thereunder, will make available to one or more subsidiaries of RhythmOne a subordinated loan not to exceed $35.0 million. The Bridge Facility matures on the earlier of July 30, 2018 and the date that is 120 days after the funding of the subordinated loan under the Bridge Facility. The principal amount outstanding under the Bridge Facility will accrue interest at a per annum rate equal to the greater of (i) the prime rate from time to time in effect less 1.5%, and (ii) 2.75%. Upon the occurrence of an event of default under the Bridge Facility, the interest rate will increase by 2.0% above the applicable interest rate. The obligations of each borrower under the Bridge Facility will be guaranteed on a full and unconditional basis by certain of RhythmOne’s subsidiaries and the obligations of the borrowers and the guarantors will be secured by substantially all of the assets of the borrowers and the guarantors (limited, in the case of the stock of certain non-U.S. subsidiaries, to 65% of the capital stock of such subsidiaries). The loans under the Bridge Facility will be subordinated in right of payment to the payment in full of the loans under the Revolving Credit Facility and, except with respect to the Cash Collateral Account described below, and the liens securing the obligations under the Bridge Facility will be junior to the liens securing the obligations under the Revolving Credit Facility.

Borrowings under the Bridge Facility are subject to certain conditions precedents, including (i) evidence of the deposit of up to $35.0 million in cash collateral into a deposit account (the “Cash Collateral Account”) subject to a lien and control agreement in favor of SVB, (ii) all conditions to the Offer shall have been satisfied, (iii) the truth, accuracy and completeness in all material respects of the representations and warranties contained in the Bridge Facility, and (iv) the absence of a continuing event of default under the Bridge Facility and a material adverse change (as determined by SVB).

The Bridge Facility contains representations and warranties, covenants, and events of default substantively similar to those governing the Revolving Credit Facility. The Bridge Facility will be secured by the same collateral securing the Revolving Credit Facility as well as the Cash Collateral Account. See “Management’s Discussion and Analysis of RhythmOne —Liquidity and Capital Resources — Indebtedness”.

It is currently expected that the Bridge Facility at maturity will be paid off with cash resources available to the combined RhythmOne and YuMe company.

The foregoing description of the Bridge Facility does not purport to be a complete description of its terms, and is qualified by reference to the complete text of the loan and security agreement governing the Bridge Facility, a copy of which is filed as an exhibit to the registration statement of which this prospectus/offer to exchange forms a part, and is incorporated herein by reference.

THE OFFER

The Offer

RhythmOne, through Purchaser, is offering to acquire all of the outstanding YuMe Shares pursuant to an offer to exchange to all YuMe stockholders. YuMe stockholders who accept the Offer will receive a combination of cash and RhythmOne Shares. The Offer is being made pursuant to the terms and subject to the conditions set out herein and in the accompanying letter of transmittal, to exchange for each outstanding YuMe Share that is validly tendered in the Offer and not properly withdrawn.

The Offer is being made for all YuMe Shares. As at January 2, 2018, there were 35,056,618 YuMe Shares outstanding.

The Offer will commence on January 4, 2018.

Terms of the Offer

Pursuant to the Merger Agreement, YuMe stockholders are being offered a combination of cash and share consideration for their YuMe Shares. For each YuMe Share held, YuMe stockholders are being offered

(i) $1.70 in cash without interest (the “Cash Consideration”); and

(ii) 0.7325 RhythmOne Shares, which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017 (the “Share Consideration”, together with the Cash Consideration, the “Transaction Consideration”).

YuMe stockholders will not receive any fractional RhythmOne Shares in the Offer or the First Merger, and each YuMe stockholder who otherwise would be entitled to receive a fraction of a RhythmOne Share pursuant to the Offer or the First Merger will be paid an amount in cash (without interest) in lieu thereof, determined by multiplying (a) the RhythmOne trading price, rounded to the nearest one-hundredth of a cent by (b) the fraction of a share (after aggregating all YuMe Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of RhythmOne Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of RhythmOne Shares.

Distribution of Offering Materials

This prospectus/offer to exchange, the related letter of transmittal and other relevant materials will be delivered to record holders of YuMe Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on YuMe’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of YuMe Shares.

Expiration Time

The Offer is scheduled to expire at the time that is one minute following 11:59 p.m. Pacific time on February 1, 2018, unless and until Purchaser has extended or re-extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Time” means the subsequent time and date at which the Offer, as so extended or re-extended by Purchaser, will expire.

Extension, Termination and Amendment of Offer

Subject to the provisions of the Merger Agreement, and unless the Offer or the Merger Agreement is terminated in accordance with its terms, (1) Purchaser must (and RhythmOne must cause Purchaser to) extend the Offer for any period required by law or any interpretation or position of the SEC applicable to the Offer, and (2) if the Offer Conditions are not satisfied at any scheduled Expiration Time, Purchaser must extend the Offer (and the corresponding Expiration Time) for one or more consecutive periods of 10 business days each (which any longer or shorter period for such extension to be mutually determined by RhythmOne and YuMe), if, as of the schedule Expiration Time, any condition to the Offer is not satisfied and has not been waived (to the extent waivable) by RhythmOne or Purchaser, until such offer condition is satisfied. Notwithstanding the foregoing, in no event will Purchaser be required to extend the Offer past March 31, 2018, which may be extended to the Outside Date in certain circumstances as provided for in the Merger Agreement.

If Purchaser does not accept any tendered YuMe Shares for exchange pursuant to the terms and conditions of the Offer for any reason, including as a result of termination of the Offer, Purchaser will cause to be returned such un-exchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the Exchange Agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following any such termination of the Offer.

Other than as described above, Purchaser may not extend, terminate or withdraw the Offer without the prior written consent of YuMe. Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

Purchaser expressly reserves the right to waive any Offer condition or modify the terms of the Offer, including increasing the Transaction Consideration payable in the Offer. However, without the prior written consent of YuMe, Purchaser may not (and RhythmOne will not permit Purchaser to): (A) reduce the Transaction Consideration, (B) change or waive (i) the Minimum Tender Condition or (ii) the RhythmOne Representation and Warranty Condition, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of YuMe Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of YuMe Shares in its capacity as such. The Offer may not be withdrawn prior to the scheduled Expiration Time (as such Expiration Time may be extended or re-extended in accordance with the Merger Agreement) unless permitted by the Merger Agreement in accordance with its terms.

In the case of any extension, delay, termination, waiver or amendment of the Offer, Purchaser will promptly make a public announcement thereof, which, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

If Purchaser materially changes the terms of the Offer or the information concerning the Offer, or if Purchaser or YuMe waives a material condition of the Offer, Purchaser will extend the Offer to the extent legally required under the Exchange Act.

For purposes of the Offer, a “business day” is calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act.

The parties do not anticipate making any subsequent offering period available after the Offer.

Exchange of Shares

RhythmOne has retained Computershare Trust Company, N.A. as the depositary and exchange agent (the “Exchange Agent”) to handle the exchange of shares for the Transaction Consideration in both the Offer and the First Merger.

RhythmOne has retained Georgeson LLC as information agent (the “Information Agent”) in connection with the Offer. The Information Agent may contact holders of YuMe Shares by mail, telephone, facsimile, the internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of YuMe Shares. RhythmOne will pay the Information Agent a customary fee for these services in addition to reimbursing it for its reasonable out-of-pocket expenses.

RhythmOne has engaged Georgeson Securities Corporation (“GSC”) to assist with the Offer as an accommodating broker in states where applicable securities laws require such offerings to be made by a registered broker-dealer. GSC is a registered broker-dealer in all fifty states of the United States, the District of Columbia and Puerto Rico. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities, including long or short positions in the securities or loans related to the Offer for the accounts of customers. GSC does not make any recommendations with respect to the Offer. Moreover, GSC has not prepared any materials or any report or opinion constituting recommendations or advice in connection with the Offer. RhythmOne will pay GSC a customary fee for these services.

RhythmOne will indemnify the Exchange Agent, the Information Agent and GSC against specified liabilities and expenses in connection with the Offer, including liabilities under the U.S. federal securities laws. Indemnification for liabilities under the U.S. federal securities laws may be unenforceable as against public policy.

Except as set forth above, RhythmOne will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of YuMe Shares pursuant to the Offer. RhythmOne will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange promptly after the Expiration Time, and will thereafter promptly exchange the Transaction Consideration for, YuMe Shares validly tendered in the Offer and not properly withdrawn. In all cases, a YuMe stockholder will receive consideration for tendered YuMe Shares only after timely receipt by the Exchange Agent of a confirmation of a book-entry transfer of those shares, a properly completed and duly executed letter of transmittal or an agent’s message in connection with a book-entry transfer (as described below), as applicable, and any other documents as may customarily be required by the Exchange Agent.

For purposes of the Offer, Purchaser will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the Exchange Agent of its acceptance of those shares pursuant to the Offer. The Exchange Agent will deliver to the applicable YuMe stockholders any cash and RhythmOne Shares issuable in exchange for YuMe Shares validly tendered and accepted pursuant to the Offer promptly after receipt of such notice informing it of Purchaser’s acceptance. The Exchange Agent will act as the agent for tendering YuMe stockholders for the purpose of receiving cash and RhythmOne Shares from Purchaser and transmitting such cash and shares to the tendering YuMe stockholders. YuMe stockholders will not receive any interest on any cash that Purchaser pays in the Offer, even if there is a delay in making the exchange.

Without the prior written consent of YuMe, Purchaser shall not accept for payment or pay for any YuMe Shares if, as a result, Purchaser would acquire less than the number of YuMe Shares required to satisfy the Minimum Tender Condition to the Offer.

If Purchaser does not accept any tendered YuMe Shares for exchange pursuant to the terms and conditions of the Offer for any reason, Purchaser will cause to be returned such un-exchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the Exchange Agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the Offer.

Withdrawal Rights

YuMe stockholders may withdraw tendered YuMe Shares at any time until the Expiration Time (as the same may be extended) or if Purchaser fails to promptly accept and pay for such tendered shares.

For the withdrawal of YuMe Shares tendered into the Offer to be effective, the Exchange Agent must receive a written notice of withdrawal from the YuMe stockholder at one of the addresses set forth in “Who Can Help Answer My Questions”, prior to the Expiration Time. The notice must include the YuMe stockholder’s name, address, social security number, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If YuMe Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of Purchaser, RhythmOne, YuMe, the Exchange Agent, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any YuMe Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, a YuMe stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time prior to the Expiration Time.

Procedures for Tendering

YuMe stockholders whose YuMe Shares are registered in the share register of YuMe, referred to as registered holders, must deliver a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, to the Exchange Agent at its address set forth in “Who Can Help Answer My Questions” prior to the Expiration Time.

Registered holders of YuMe Shares should send their properly completed and duly executed letters of transmittal only to the Exchange Agent and not to YuMe or the Information Agent. Letters of transmittal properly completed and duly executed must be received by the Exchange Agent before the Expiration Time to be accepted. The method of delivery of letters of transmittal is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Agent. In all cases, you should allow sufficient time to ensure timely delivery.

YuMe stockholders whose YuMe Shares are held through a financial intermediary in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee) must instruct such nominee to arrange for a DTC participant holding the YuMe Shares in its DTC account to tender such YuMe Shares in the Offer to the Exchange Agent by means of delivery through the book-entry confirmation facilities of DTC of such YuMe Shares to the DTC account of the Exchange Agent, together with an agent’s message acknowledging that the tendering YuMe stockholder has received and agrees to be bound by the letter of transmittal, before the Expiration Time.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the YuMe Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Purchaser may enforce that agreement against such participant.

The Exchange Agent has established an account with respect to the YuMe Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of YuMe Shares by causing DTC to transfer such YuMe Shares prior to the Expiration Time into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of YuMe Shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth in “Who Can Help Answer My Questions” prior to the Expiration Time. Purchaser cannot assure YuMe stockholders that book-entry delivery of YuMe Shares will be available. Purchaser is not providing for guaranteed delivery procedures and therefore YuMe stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Time. Tendered shares received by the Exchange Agent after the Expiration Time will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

The method of delivery of YuMe Shares and all other required documents, including delivery through DTC, is at the option and risk of the tendering YuMe stockholder, and delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, Purchaser recommends registered mail with return receipt requested and properly insured. In all cases, YuMe stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each YuMe stockholder that is a “United States person” (within the meaning of the Code) must provide the Exchange Agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the Offer. For more information, see “Tax Withholding” in the instructions to the accompanying letter of transmittal.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering YuMe stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and subject to certain withdrawal rights.

No Guaranteed Delivery

Purchaser is not providing for guaranteed delivery procedures, and therefore YuMe stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Time. YuMe stockholders must tender their YuMe Shares in accordance with the procedures set forth in this prospectus/offer to exchange. In all cases, Purchaser will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the Exchange Agent of shares (or timely confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at DTC as described elsewhere in this prospectus/offer to exchange), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Settlement of the Share Consideration

All YuMe stockholders who have validly tendered their YuMe Shares in the Offer and not properly withdrawn prior to the Expiration Time will be issued RhythmOne Shares in addition to Cash Consideration.

RhythmOne Shares are held in uncertificated or certificated form. Euroclear UK & Ireland Limited (“Euroclear”) is the Central Securities Depository for the United Kingdom and it operates the CREST settlement system, allowing securities trading in the United Kingdom to take place in uncertificated form and transfers of such securities to be settled electronically.

Existing RhythmOne Shares are currently available for settlement in the CREST system and RhythmOne will arrange for the RhythmOne Shares to be issued and allotted in connection with the Offer to be admitted to CREST. Euroclear requires RhythmOne to confirm to it that certain conditions are satisfied before admitting the RhythmOne Shares to be issued and allotted in connection with the Offer to CREST. It is expected that these conditions will be satisfied in respect of the RhythmOne Shares to be issued and allotted in connection with the Offer upon such shares being admitted to trading on AIM.

Registered YuMe stockholders

Upon receipt by the Exchange Agent of the applicable letter of transmittal and all related materials from a registered YuMe stockholder:

(a) the Exchange Agent will requisition RhythmOne Shares from the transfer agent for RhythmOne, and upon receipt, forward the certificate(s) representing the RhythmOne Shares the tendering YuMe stockholder is entitled to in the Offer; and

(b) such RhythmOne Shares will be registered in the name, or names, of such registered YuMe stockholder or as otherwise directed in the letter of transmittal.

In respect of the RhythmOne Shares to which such registered YuMe stockholder is entitled, such registered YuMe stockholder shall, at its election (made in the letter of transmittal), receive the RhythmOne Shares: (i) in registered physical certificate form, or (ii) to be held through a CREST participant. If a registered YuMe stockholder deposits more than one certificate representing YuMe Shares, the number of RhythmOne Shares issuable to such YuMe stockholder will be computed on the basis of the aggregate number of YuMe Shares tendered in the Offer by such registered YuMe stockholder.

Physical certificates representing the RhythmOne Shares issued to such tendering YuMe stockholder will be registered in such name or names and delivered to the address or addresses as such YuMe stockholder directed in their letter of transmittal (or if not completed, the address of such registered YuMe stockholder as it appears in the securities register of YuMe) promptly after receipt by the Exchange Agent of the required certificates and documents.

Beneficial YuMe stockholders

YuMe stockholders whose YuMe Shares are registered in the name of a nominee must contact that nominee as the nominee will be responsible for completing the relevant documents to exchange the YuMe Shares of such beneficial YuMe stockholder for the RhythmOne Shares to which such beneficial YuMe stockholder is entitled pursuant to the Offer.

The nominee shall elect in the agent’s message that such YuMe Shares be held through a designated CREST account and complete all related materials. In the case of YuMe stockholders who hold their YuMe Shares through a nominee, in most cases, it is expected that the designated account will be the CREST account of, or of a nominee for, the relevant nominee of the YuMe stockholder. If the nominee does not make this election or if the nominee does not have a designated CREST account, such YuMe stockholder will receive a physical certificate representing the RhythmOne Shares to which such YuMe stockholder is entitled, registered in the name of the nominee for the benefit of such YuMe stockholder.

Grant of Proxy

By executing a letter of transmittal or an agent’s message in lieu thereof, a YuMe stockholder will irrevocably appoint Purchaser’s designees as such YuMe stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by Purchaser and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the Expiration Time. That appointment is effective, and voting rights will be effected, when and only to the extent that Purchaser accepts tendered YuMe Shares for exchange pursuant to the Offer and deposits with the Exchange Agent the Transaction Consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the YuMe stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Purchaser’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of YuMe’s stockholders or otherwise.

Purchaser reserves the right, prior to the expiration of the Offer, to require that, in order for YuMe Shares to be deemed validly tendered, immediately upon the exchange of such shares, Purchaser must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by Purchaser in accordance with terms of the Offer, the appointment will not be effective, and Purchaser will have no voting rights as a result of the tender of shares until such acceptance.

Appraisal Rights

No appraisal rights are available to YuMe stockholders in connection with the Offer. However, if the First Merger is consummated, the holders of record of YuMe Shares immediately prior to the Effective Time who (1) did not tender their YuMe Shares in the Offer; (2) demand appraisal of their YuMe Shares in accordance with Section 262 of the DGCL and otherwise follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive in lieu of the Transaction Consideration payment of the “fair value” of such shares, determined as of the Effective Time exclusive of any element of value arising from the accomplishment or expectation of the Transactions, together with a fair rate of interest, as determined by such court.

The “fair value” of any YuMe Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the First Merger and the market value of such shares. YuMe stockholders should recognize that the value so determined could be higher or lower than, or the same as, the Transaction

Consideration. Moreover, RhythmOne and YuMe may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such YuMe Shares is less than such amount.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 which will be mailed to YuMe stockholders will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a YuMe stockholders elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:

•	by the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to YuMe a written demand for appraisal of YuMe Shares held by the stockholder, which demand must reasonably inform YuMe of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such holder’s YuMe Shares in the Offer; and

•	continuously hold of record the YuMe Shares from the date on which the written demand for appraisal is made through the Effective Time.

This does not purport to be a complete statement of the procedures to be followed by YuMe stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

Fees and Commissions

Tendering registered YuMe stockholders who tender shares directly to the Exchange Agent will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Tendering YuMe stockholders who hold YuMe Shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the Offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the Offer will be paid by Purchaser.

Matters Concerning Validity and Eligibility

Purchaser will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Purchaser also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of Purchaser, RhythmOne, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of YuMe under the Merger Agreement, Purchaser’s interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

YuMe stockholders who have any questions about the procedure for tendering shares in the Offer should contact the Information Agent, Georgeson LLC, toll-free at (866) 856-2826 or at the address set forth in “Who Can Help Answer My Questions”.

Announcement of Results of the Offer

RhythmOne will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or, to the extent permitted, waived and whether Purchaser will accept the tendered YuMe Shares for exchange, as promptly as practicable following the Expiration Time. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

RhythmOne Shareholder Approvals

Neither the Offer nor the Mergers require approval of RhythmOne shareholders. However, RhythmOne held a general meeting of its shareholders (i) to approve a share consolidation at a ratio of one new RhythmOne Share for every ten RhythmOne Shares outstanding and (ii) to grant to the board of directors of RhythmOne the authority to issue RhythmOne Shares in the Offer and the First Merger. On September 25, 2017, the RhythmOne shareholders approved the share consolidation and the grant to the board of directors of RhythmOne of the authority to issue RhythmOne Shares in the Offer and the First Merger. As a result of the share consolidation, the number of outstanding RhythmOne Shares decreased to 49,566,754.

London Stock Exchange AIM Market

Prior to the completion of the Offer, RhythmOne will apply to the London Stock Exchange for admission to trading on AIM the RhythmOne Shares issuable as partial consideration to YuMe stockholders. The new RhythmOne Shares are expected to commence trading on the trading day immediately following the closing of the Offer.

No YuMe stockholder Approval

If the Offer is consummated, RhythmOne is not required to and will not seek the approval of YuMe’s remaining public stockholders before effecting the First Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for the outstanding shares of voting stock of a corporation whose shares are listed on a national securities exchange, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement providing for the merger of the target corporation, and as soon as practicable thereafter each outstanding share of each class or series of stock of the target corporation subject to, but not tendered in, the tender offer is subsequently converted by virtue of such a merger into, or into the right to receive, the same amount and kind of consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect such a merger without the vote of the stockholders of the target corporation. If the Offer is completed, it will mean that the Minimum Tender Condition has been satisfied, and if the Minimum Tender Condition has been satisfied, it will mean that the First Merger may be consummated pursuant to Section 251(h) of the DGCL. Accordingly, if the Offer is completed, RhythmOne intends to effect the closing of the First Merger without a vote of the YuMe stockholders in accordance with Section 251(h) of the DGCL.

Non-Applicability of Rules Regarding “Going Private Transactions”

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the First Merger or another business combination following the purchase of shares pursuant to the Offer in which Purchaser seeks to acquire the remaining YuMe Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the First

Merger because it is anticipated that the First Merger will be effected within one year following the consummation of the Offer and, in the First Merger, YuMe stockholders will receive the same consideration as that paid in the Offer. It is anticipated that, because the First Merger may be effected pursuant to Section 251(h) of the DGCL if the Offer is consummated, the First Merger will be consummated on the same day that the Offer is consummated.

Exchange Agent Contact Information

The contact information for the Exchange Agent for the Offer and the First Merger is:

Computershare Trust Company, N.A.

By first class mail:	By registered mail or overnight courier:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

THE MERGER AGREEMENT

This section describes certain material terms of the Merger Agreement. The description in this section and elsewhere in this prospectus/offer to exchange is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this prospectus/offer to exchange. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you in determining whether to tender your YuMe Shares in the Offer. RhythmOne encourages you to read the Merger Agreement carefully and in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The Merger Agreement and the summary of terms included in this prospectus/offer to exchange have been provided to you with information regarding its terms and are not intended to provide any factual information about YuMe, RhythmOne, Purchaser, Merger Sub Two or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this prospectus/offer to exchange or in the public filings, as described in the section entitled “Where You can Find More Information”. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement as of specific dates and solely for the benefit of parties to, or to third parties as specified in, the Merger Agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other YuMe stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of YuMe, RhythmOne, Purchaser, Merger Sub Two or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of YuMe or RhythmOne. Accordingly, the representations and warranties and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus/offer to exchange and in the documents incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information”.

The Offer

Purchaser is offering to exchange the Transaction Consideration for each outstanding YuMe Share that is validly tendered in the Offer and not validly withdrawn, other than YuMe Shares held in YuMe’s treasury and each YuMe Share owned by RhythmOne, Purchaser or any wholly-owned subsidiary of RhythmOne or YuMe immediately prior to the Effective Time, all of which YuMe Shares shall be cancelled without any conversion thereof, and no payment or distribution will be made with respect thereto (the “Excluded Shares”).

Purchaser’s obligation to accept for exchange and to exchange YuMe Shares validly tendered in the Offer and not validly withdrawn is subject to the satisfaction or waiver of certain conditions as described in the Merger Agreement (the “Offer Conditions”), including there having been validly tendered and not withdrawn prior to the Expiration Time, a number of YuMe Shares which would represent at least a majority of the then issued and outstanding YuMe Shares, which calculation shall include the YuMe Shares resulting from the net exercise of all options that are vested as of immediately prior to the Effective Time and which have an exercise price less the Transaction Consideration value. This condition is referred to as the “Minimum Tender Condition.” See “— Conditions to the Offer” beginning on page 141 for a description of the other Offer Conditions, including YuMe having at least $32 million in cash and cash equivalents.

Subject to the terms and conditions of the Merger Agreement, and unless the Merger Agreement is terminated in accordance with its terms and no circumstance, fact, change, event or occurrence has occurred that would render it impossible for one or more of the Offer Conditions to be satisfied, Purchaser will (and RhythmOne will cause Purchaser to) commence the Offer to purchase all of the outstanding YuMe Shares, other than the Excluded Shares, at a price per share equal to the Transaction Consideration. In no event will the Offer commence later than ten (10) business days after the effectiveness of this registration statement on Form F-4, however, Purchaser will not be required to commence the Offer if YuMe is not prepared to file immediately with the SEC, and to disseminate to holders of YuMe Shares, the Schedule 14D-9 described in “— Registration Statement; Offer Documents; Schedule TO.”

The initial Expiration Time of the Offer is one minute following 11:59 p.m., Pacific time on the date that is twenty (20) business days following the commencement of the Offer (i.e. February 1, 2018), unless otherwise agreed to in writing by RhythmOne and YuMe (such date or subsequent date to which the Expiration Time is extended in accordance with the terms of the Merger Agreement, the “Expiration Time.” Notwithstanding anything to the contrary contained in the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, Purchaser will (and RhythmOne will cause Purchaser to) extend the Offer: (i) for any period required by any law or any interpretation or position of the SEC applicable to the Offer; and (ii) for one or more consecutive periods of ten (10) business days each (with any longer or shorter period for such extension to be mutually determined by RhythmOne and YuMe), if, as of the scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived (to the extent waivable) by RhythmOne or Purchaser, until such Offer Condition is satisfied. In no event shall Purchaser be required to extend the Offer to a date past March 31, 2018, which may be extended to the Outside Date in the event that the SEC Condition has not been met.

Purchaser has agreed (and RhythmOne has agreed to cause Purchaser to), on the terms and subject to the conditions of the Merger Agreement and the Offer, promptly and in accordance with applicable law following the Expiration Time, to accept for payment and, no later than three (3) business days after the Expiration Time, provide the Transaction Consideration to the Exchange Agent to pay for all YuMe Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time. The Transaction Consideration payable in respect of each YuMe Share that is validly tendered and not validly withdrawn will be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. YuMe has agreed to use its reasonable best efforts to register (and instruct its transfer agent to register) the transfer of YuMe Shares accepted for purchase and payment effective immediately after accepted for payment.

Other than in connection with a valid termination of the Merger Agreement, and subject to its obligations to extend the Offer in accordance with the Merger Agreement, Purchaser may not terminate or withdraw the Offer prior to the Expiration Time of the Offer without the prior written consent of YuMe. In the event that the Merger Agreement is terminated in accordance with its terms, Purchaser must (and RhythmOne must cause Purchaser to) promptly (and in any case within twenty four (24) hours of such termination), terminate the Offer and will not be required to acquire any YuMe Shares pursuant to the Offer. If Purchaser terminates or withdraws the Offer, it will promptly return, and will cause any depository acting on its behalf to return, in accordance with applicable law, all tendered YuMe Shares to the registered holders thereof.

RhythmOne and Purchaser have expressly reserved the right to increase the Transaction Consideration, waive any Offer Condition or make any other changes in the terms of the Offer. However, without the prior written consent of YuMe, neither RhythmOne nor Purchaser will: reduce the Transaction Consideration, change or waive the Minimum Tender Condition or the condition relating to RhythmOne’s, Purchaser’s or Merger Sub Two’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, impose conditions or requirements to the Offer in addition to those described in “— Conditions to the Offer,” extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement, change the form of consideration payable in the Offer, decrease the maximum number of YuMe Shares sought to be purchased in the Offer, or otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of YuMe Shares in its capacity as such.

No fraction of a RhythmOne Share will be issued by virtue of the Offer or the First Merger, but in lieu thereof, each holder of YuMe Shares who otherwise would be entitled to receive a fraction of a RhythmOne Share (after aggregating all YuMe Shares tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the Effective Time, as applicable) will be paid an amount of cash (without interest) determined by multiplying (a) the RhythmOne trading price, rounded to the nearest one-hundredth of a cent by (b) the fraction of a share (after aggregating all YuMe Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of RhythmOne Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of RhythmOne Shares.

Schedule TO; Offer Documents; Registration Statement

Purchaser (or RhythmOne, as applicable) shall, on the commencement date of the Offer, file a tender offer statement on Schedule TO with the SEC, which will contain certain specified Offer documents, including but not limited to, an offer to purchase, a letter of transmittal, and other ancillary Offer documents pursuant to which the Offer shall be made (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”) and take all steps necessary to cause these Offer Documents to be disseminated to YuMe stockholders, as and to the extent required by applicable securities laws.

RhythmOne agreed to, within five business (5) days following the date of the Merger Agreement, issue a circular to its shareholders and a notice calling a general meeting of its shareholders on twenty (20) clear days’ notice at which the shareholders were asked to resolve (a) to authorize the allotment and issuance of the Share Consideration for the First Merger, (b) to amend RhythmOne’s existing articles of association, (c) to consolidate every 10 issued ordinary shares of £0.01 each in the capital of RhythmOne into one ordinary share of £0.10 each in the capital of RhythmOne and (d) to authorize RhythmOne to make certain off-market purchases of its own shares. On September 25, 2017, the RhythmOne shareholders approved these resolutions.

RhythmOne agreed, with YuMe’s reasonable cooperation, to use reasonable best efforts to (a) have the registration statement declared effective under the Securities Act as promptly as practicable after its filing, (b) ensure that the registration statement and Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (c) keep the registration statement effective for so long as necessary to complete the First Merger.

Unless YuMe’s board of directors has effected a change of recommendation, YuMe agreed to promptly furnish in writing to RhythmOne and Purchaser, information concerning YuMe, its subsidiaries, and the holders of YuMe Shares that is required by applicable law or otherwise reasonably advisable to be included in the Offer Documents and the registration statement. YuMe agreed to use reasonable best efforts to cause YuMe’s current and former accountants to promptly deliver to RhythmOne and Purchaser duly executed consents of such accountants to allow RhythmOne and Purchaser to include or incorporate by reference in the registration statement YuMe’s financial statements and such accountants’ report therein. RhythmOne, Purchaser and YuMe agreed to cooperate in good faith to determine the information regarding YuMe that is necessary or reasonably advisable to include in the Offer Documents and the registration statement in order to satisfy applicable laws. Each of RhythmOne, Purchaser and YuMe agreed to promptly correct any information provided by it or any of its respective representatives for use in the Offer Documents and the registration statement if and to the extent that such information has become false or misleading in any material respect. To the extent permitted by applicable law, RhythmOne and Purchaser will have no responsibility with respect to any information supplied by YuMe for inclusion or incorporation by reference in the Offer Documents and the registration statement. RhythmOne and Purchaser agreed, with YuMe’s cooperation, to take all reasonable steps to cause the Offer Documents and the registration statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of YuMe Shares, in each case as and to the extent required by applicable laws, or by the SEC or its staff.

RhythmOne agreed to cause the registration statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable law. Each of RhythmOne and Purchaser has agreed to (a) provide YuMe and its counsel with reasonable opportunity to review and comment on the Offer Documents and the registration statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by YuMe or its counsel, (b) promptly notify YuMe of the receipt of, and promptly provide YuMe with copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the registration statement and promptly notify YuMe of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (c) provide YuMe and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between RhythmOne or any of its representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the registration statement and give reasonable consideration to any timely comments thereon made by YuMe or its counsel, and (d) promptly provide YuMe with final copies of any correspondence sent by it or any of its representatives to the SEC or its staff with respect to any Offer Document or the registration statement, and of any amendments or supplements to any Offer Document or the registration statement. RhythmOne will also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the RhythmOne Shares pursuant to the Offer or the First Merger, and will pay all expenses related thereto, and YuMe will timely furnish all information concerning YuMe and the holders of YuMe Shares as may be reasonably requested in connection with any such actions.

YuMe Actions

On the date of the filing of the Schedule TO by RhythmOne and Purchaser with the SEC, YuMe has agreed to file with the SEC and disseminate to holders of YuMe Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, containing, among other things, (a) the recommendation of YuMe’s board of directors that the holders of YuMe Shares accept the Offer and tender their YuMe Shares pursuant to the Offer, unless and until such recommendation is changed in accordance with the terms of the Merger Agreement; (b) the opinion of the YuMe’s financial advisor; (c) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable law; and (d) the notice and other information required by Section 262(d)(2) of the DGCL.

YuMe has also agreed to cause the Schedule 14D-9 (a) to comply in all material respects with the Exchange Act and other applicable laws and (b) on the date first filed with the SEC and on the date first published, sent or given to the holders of YuMe Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by YuMe with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the

Schedule 14D-9. Each of YuMe, RhythmOne and Purchaser have agreed to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect. YuMe has further agreed to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of YuMe Shares, in each case as and to the extent required by applicable laws. RhythmOne and its counsel will be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments or supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of YuMe Shares. YuMe has agreed to (a) provide RhythmOne and its counsel with a copy of any written comments or telephonic notification of any oral comments that YuMe or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (b) give RhythmOne prompt telephonic notice of any material discussions with the SEC staff, (c) consult with RhythmOne and Purchaser and their counsel prior to responding to such comments, and (d) provide to RhythmOne and Purchaser and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff. Notwithstanding the foregoing, YuMe’s obligations in the preceding sentence will not apply from and after the time YuMe’s board of directors effects a change in recommendation, as described in “— Change of Recommendation.”

In connection with the Offer, YuMe will (and will instruct its transfer agent to) furnish RhythmOne or its designated agent promptly with mailing labels containing the names and addresses of the record holders of YuMe Shares as of a recent date, together with copies of all lists of stockholders and security position listings as of a recent date, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders and security position listings) as RhythmOne or Purchaser may reasonably request in communicating the Offer to YuMe stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, the registration statement and any other documents necessary to consummate the Transactions, RhythmOne and Purchaser will, until the consummation of the Offer, (a) hold in confidence the information contained in any such labels, listings and files, (b) use such information only in connection with the Offer and the First Merger and (c) if the Merger Agreement is terminated, upon request, deliver to YuMe all copies of such information then in their possession.

YuMe has also agreed to, and cause its subsidiaries to, and use reasonable best efforts to cause its representatives to, at the sole expense of RhythmOne, provide such cooperation as may reasonably be requested by RhythmOne in connection with the financing of the Transactions, including reasonable cooperation in providing due diligence information to potential financing sources, participating in lender meetings and rating agency presentations, assisting in the preparation of offering and related documents and, contingent upon the consummation of the Transactions, executing loan documentation and providing or obtaining ancillary certificates, comfort letters and legal opinions.

The Mergers

Upon the terms and subject to the conditions set forth in the Merger Agreement, and as soon as practicable following the consummation of the Offer in accordance with the DGCL (including Section 251(h)):

•	Purchaser will be merged with and into YuMe, in accordance with the DGCL (including Section 251(h)), whereupon the separate existence of Purchaser will cease, with YuMe surviving the First Merger (YuMe, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly-owned direct subsidiary of RhythmOne;

•	immediately thereafter, and as part of the same plan, in accordance with the DGCL, the First Surviving Corporation will be merged with and into Merger Sub Two, whereupon the separate corporate existence of the First Surviving Corporation will cease with Merger Sub Two surviving the Second Merger (Merger Sub Two, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Corporation”) such that following the Second Merger, the Surviving Corporation will be a wholly-owned direct subsidiary of RhythmOne; and

•	immediately thereafter, and as part of the same plan, all issued and outstanding shares of Merger Sub Two will be transferred to RhythmOne (US) Holding, Inc.

The Mergers will have the effects provided in the Merger Agreement and as specified in the DGCL. The First Merger will be governed by Section 251(h) of the DGCL.

Tax Consequences

The Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties to the Merger Agreement made any representation regarding whether the Offer and the Mergers, taken together, will so qualify.

Further Action

Each of YuMe, RhythmOne, Purchaser and Merger Sub Two have agreed to take all necessary actions to cause the First Merger to become effective as soon as practicable following Purchaser’s acceptance of YuMe Shares tendered in the Offer without a meeting of YuMe’s stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. In addition, and without limiting the generality of the foregoing, none of YuMe, RhythmOne or Purchaser will, and each of YuMe, RhythmOne and Purchaser will cause their respective subsidiaries and representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the First Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of YuMe, Purchaser or Merger Sub Two, the officers and directors of the Surviving Corporation are fully authorized in the name of the YuMe, Purchaser and Merger Sub Two or otherwise to take, and shall take, all such lawful and necessary action.

RhythmOne Board of Directors

On or immediately after the Closing Date, the RhythmOne board of directors will take such reasonable actions as are necessary under RhythmOne’s articles of association and applicable law (a) to appoint two (2) individuals as directors of RhythmOne who are designated by YuMe, who shall initially be Eric Singer and John Mutch (together, the “Company Nominees” and each a “Company Nominee”), subject to the prior approval and acceptance of the RhythmOne’s board of directors acting reasonably and to the completion by RhythmOne’s nominated advisor of due diligence checks to its satisfaction on each Company Nominee; and (b) provide for a RhythmOne board of directors at such time that comprises a total of seven (7) directors; provided, however, that if, prior to the Effective Time, any individual designated as a Company Nominee is unable or unwilling to serve on RhythmOne’s board of directors as a result of illness, death, resignation or any other reason, YuMe will designate another individual to serve in such person’s place.

As of the date of the Merger Agreement, RhythmOne was not aware of any reason why Mr. Singer or Mr. Mutch would not be eligible to serve on the RhythmOne’s board of directors. On or immediately after the Closing Date, RhythmOne’s board of directors will appoint an individual designated by YuMe, who shall initially be Eric Singer, as the chairman of RhythmOne’s board of directors, subject again to the prior approval of RhythmOne’s board of directors acting reasonably; provided, however, that in the event that, prior to the Effective Time, Mr. Singer is unable or unwilling as a result of illness, death, resignation or any other reason, to serve as the chairman of RhythmOne’s board of directors, YuMe will designate another individual to so serve. Any substitute nominee that is nominated by YuMe will be subject to the prior approval and acceptance of RhythmOne’s board of directors acting reasonably and to the completion by RhythmOne’s nominated advisor of due diligence checks to its satisfaction on any such substitute nominee. The Company Nominees will serve as directors of RhythmOne until RhythmOne’s first annual meeting of shareholders following the closing of the Transactions. RhythmOne’s board of directors will, subject to compliance with their fiduciary duties, cause the

Company Nominees to be nominated and recommended for election as directors of RhythmOne at RhythmOne’s first annual meeting following the Closing.

Closing and Effective Time of the Mergers

The Closing of the Mergers will take place at 8:00 a.m. (East Coast time) on the same date as Purchaser’s acceptance of YuMe Shares tendered in the Offer, except if the condition regarding judgments and legal prohibitions described in “— Conditions to the Mergers” beginning on page 143 will not be satisfied or waived by such date, in which case it shall take place on no later than the first business day on which such condition is satisfied or waived.

Each merger will become effective at the time when the relevant certificate of merger is duly filed with the Secretary of State of the State of Delaware unless a later date is agreed to by YuMe and RhythmOne and is specified therein. The First Merger (the merger of Purchaser with and into YuMe) must precede the Second Merger (the merger of the First Surviving Corporation with and into Merger Sub Two).

Directors and Officers; Certificate of Incorporation; By-laws

The amended and restated certificate of incorporation and bylaws of Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation, in each case, until thereafter changed or amended in accordance with their terms or applicable law.

The amended and restated certificate of incorporation and bylaws of Merger Sub Two as in effect immediately prior to the effective time of the Second Merger (the “Second Effective Time”) will be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms or applicable law.

Following the effectiveness of the First Merger, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the First Surviving Corporation, until the earlier of their death, resignation or removal or until their successors have been duly elected and qualified. Following the effectiveness of the Second Merger, the directors of Merger Sub Two immediately prior to the Second Effective Time will be the directors of the Surviving Corporation.

The officers of Purchaser immediately prior to the Effective Time will continue as the officers of the First Surviving Corporation, and unless otherwise determined by RhythmOne, the officers of the First Surviving Corporation immediately prior to the Second Effective Time will be the officers of the Surviving Corporation, until their respective successors are duly elected, designated or qualified, or their earlier death, resignation or removal.

Treatment of Purchaser Common Stock and Merger Sub Two Common Stock

First Merger

At the Effective Time, by virtue of the First Merger and without any action on the part of the parties to the Merger Agreement or the holder of shares of common stock of Purchaser, each share of common stock of Purchaser, will automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Surviving Corporation, and all certificates representing shares of the common stock of Purchaser will be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted.

Second Merger

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the parties to the Merger Agreement or holders of any securities of the First Surviving Corporation or Merger Sub

Two, each share of Merger Sub Two issued and outstanding immediately prior to the Second Effective Time will remain outstanding as a share of common stock of the Surviving Corporation and all shares of common stock of the First Surviving Corporation will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration being payable therefor.

Treatment of YuMe Shares and Equity Awards

Common Stock

Conversion of YuMe Shares

At the Effective Time, by virtue of the First Merger and without any action on the part of RhythmOne, Purchaser, YuMe or the holders of any YuMe Shares, each YuMe Share issued and outstanding immediately prior to the Effective Time (other than (a) the Excluded Shares or (b) YuMe Shares that are held by any stockholder who is entitled to demand and properly demands appraisal of such YuMe Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (See “— Appraisal Shares”)) will be cancelled and converted automatically into the right to receive the Transaction Consideration, subject to any withholding of taxes required by applicable laws.

As of the Effective Time, all such YuMe Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a YuMe Share will cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon surrender of share certificates or uncertificated shares, as set forth below, without interest.

Each Excluded Share will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

YuMe Options

At the Effective Time, by virtue of the First Merger, each outstanding unvested YuMe Option that is held by an employee, director or consultant of YuMe or any of its subsidiaries who remains or becomes an employee, director or consultant of RhythmOne or one of its subsidiaries at the Effective Time (a “continuing service provider”) with an exercise price less than the Transaction Consideration value, will, without any further action on the part of any holder thereof, be converted into an option (“converted RhythmOne option”) to purchase that number of RhythmOne Shares (rounded down to the nearest whole number) equal to the product of (a) the number of YuMe Shares subject to such unvested YuMe stock option, and (b) the equity award conversion ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per YuMe Share for such unvested option immediately prior to the Effective Time, by (2) such equity award conversion ratio. The converted RhythmOne options will have the same vesting schedule, exercisability terms and other terms and conditions as the corresponding unvested YuMe stock options. Each outstanding unvested YuMe stock option that is held by a person that is not a continuing service provider will not be assumed by RhythmOne and will be cancelled and have no further effect following the Effective Time.

At the Effective Time, each outstanding vested YuMe stock option with an exercise price less than the Transaction Consideration value, will, without any further action on the part of any holder thereof, be converted into a number of YuMe Shares equal to (a) the number of YuMe Shares issuable upon the exercise in full of such vested YuMe stock option, minus (b) the net exercise amount in respect of such vested YuMe stock options, which represents the exercise price of the vested options plus any applicable withholding taxes, which will be paid to the appropriate governmental authority and treated for all purposes as having been paid to the holder of the vested YuMe stock option. The YuMe Shares resulting from such conversion will be considered YuMe Shares for all purposes of the Merger Agreement.

Each YuMe Option with an exercise price that is not less than the Transaction Consideration value that is outstanding immediately prior to the Effective Time will not be assumed by RhythmOne and will be cancelled and have no further effect following the Effective Time.

The “Transaction Consideration value” for purposes of the Merger Agreement means the sum of (i) the Cash Consideration payable under the Merger Agreement plus (ii) the product of (x) the Share Consideration payable under the Merger Agreement multiplied by (y) the volume-weighted average per share trading price of RhythmOne Shares on AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per RhythmOne Share in U.S. Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

The “equity award conversion ratio” for purposes of the Merger Agreement means the quotient of (i) the Transaction Consideration value divided by (ii) the volume-weighted average per share trading price of RhythmOne Shares on AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per RhythmOne Share in U.S. Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

YuMe RSUs

At the Effective Time, by virtue of the First Merger and without any further action on the part of any holder thereof, the YuMe RSUs outstanding as of the Effective Time will be converted into restricted stock units of RhythmOne Shares (“converted RhythmOne RSUs”) equal to the product (rounded down to the nearest whole number) of (a) the number of YuMe Shares subject to such YuMe RSUs immediately prior to the Effective Time, and (b) the equity award conversion ratio set forth in the Merger Agreement. Any converted RhythmOne RSUs so issued will be subject to the same terms and conditions (including vesting terms) as were applicable under such YuMe RSUs. See “Interests of Certain Persons in the Transactions — Interests of YuMe’s Directors and Executive Officers in the Transactions — YuMe RSUs”.

Notwithstanding the above, if a YuMe RSU is subject to an agreement with an individual holder in effect as of the date of the Merger Agreement that provides that such YuMe RSU will be settled in connection with a change of control involving YuMe (without the required occurrence of termination or any other event), or if a YuMe RSU otherwise becomes vested on or before the Effective Time (and has not already been settled), such YuMe RSU will be treated as YuMe Shares as described above. Any applicable taxes that are required to be withheld with respect to the settlement of YuMe RSUs at the Effective Time will be withheld from the RhythmOne Shares that would otherwise be issued on settlement.

Treatment of YuMe Employee Stock Purchase Plan

As soon as reasonably practicable following the date of the Merger Agreement and in any event prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, YuMe will take all actions necessary to ensure that (a) except for the six-month offering period under the YuMe ESPP that commenced on August 20, 2017 (the “Final Offering”), no offering period will be authorized or commenced on or after the date of the Merger Agreement, (b) if, with respect to the Final Offering, Purchaser accepts YuMe Shares tendered in the Offer prior to February 19, 2018, (1) each individual participating in the Final Offering will receive notice of the Transactions, (2) the YuMe ESPP will terminate in its entirety immediately prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, and (3) each participant’s accumulated contributions under the YuMe ESPP will be refunded to the relevant participant following such termination and will not be used to purchase YuMe Shares, and (c) no further rights will be granted or exercised under the YuMe ESPP after its termination.

Following written notice from RhythmOne delivered not less than ten (10) business days prior to the Effective Time, at or prior to the Effective Time, YuMe, YuMe’s board of directors and the compensation committee of YuMe’s board of directors, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause all of YuMe’s stock plans to terminate at or prior to the Effective Time; and (ii) ensure that from and after the Effective Time, none of RhythmOne, Purchaser, Merger Sub Two, YuMe or any of their successors or affiliates will be required to deliver YuMe Shares or other capital stock of YuMe to any person pursuant to or in settlement of awards pursuant thereto.

Appraisal Shares

YuMe Shares that are issued and outstanding immediately prior to the Expiration Time that are held by any person who (a) is entitled to demand and properly demands appraisal of such YuMe Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and (b) as of the Expiration Time, has neither effectively withdrawn nor lost such person’s rights to such appraisal and payment under the DGCL with respect to such YuMe Shares, will not be converted into the right to receive Transaction Consideration, but rather the holders of such YuMe Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL. However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Transaction Consideration. YuMe has agreed to give RhythmOne prompt notice (and in no event more than two (2) business days) of (a) any demand YuMe receives for appraisal of YuMe Shares (and will give RhythmOne the opportunity (at RhythmOne’s election) to direct and control all negotiations and proceedings with respect to any such demand) and (b) any notice of exercise by any holder of YuMe Shares of appraisal rights in accordance with the DGCL. YuMe will not (and will not agree to), without the prior written consent of RhythmOne, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Representations and Warranties

The parties made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and, with respect to YuMe’s representations and warranties, the matters contained in confidential disclosure schedules delivered by YuMe to RhythmOne concurrently with the execution of the Merger Agreement. YuMe’s representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on YuMe’s business as it is currently being conducted and currently planned to be conducted;

•	the accuracy and completeness of each of YuMe’s and YuMe’s subsidiaries certificate of incorporation, bylaws or similar organizational documents;

•	YuMe’s and YuMe’s subsidiaries’ capitalization;

•	YuMe’s corporate power and authority to execute, deliver, and consummate the Transactions, and the enforceability of the Merger Agreement against YuMe, subject to certain specified customary assumptions and exceptions;

•	the adoption by the YuMe board of directors of resolutions (a) determining that the Merger Agreement, including the Offer, the Mergers and the other transactions contemplated thereby, are fair to and in the best interests of YuMe and its stockholders, (b) electing that the Merger Agreement and the Transactions be expressly governed by Section 251(h) of the DGLC, (c) adopting and approving the Merger Agreement, declaring the advisability of the Merger Agreement and approving the Transactions contemplated thereby, including the Offer and the Mergers, in accordance with the requirements of the DGCL, (d) approving the execution, delivery and performance by YuMe of the Merger Agreement and the consummation of the Transactions, including the Offer and the Mergers, and (e) recommending that the YuMe stockholders accept the Offer and tender their YuMe Shares pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement;

•	that the YuMe board of directors has taken all actions so that the restrictions applicable to “business combinations” in Section 203 of the DGCL, are, and will be, to the extent such restrictions can be rendered inapplicable by the action of the YuMe board of directors under applicable law, inapplicable to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Mergers and the other transactions contemplated thereby;

•	the absence of violations of, breaches of or conflicts with, YuMe’s constitutional documents, applicable law and certain agreements as a result of YuMe’s entrance into and performance under the Merger Agreement, subject to certain specified standard qualifications and assumptions;

•	that no vote or consent of the YuMe stockholders is needed for the adoption of the Merger Agreement or for the consummation by YuMe of the First Merger;

•	YuMe’s SEC reports (including all amendments) since January 1, 2014, the financial statements included therein, and the absence of any outstanding or unresolved written comments from the SEC with respect to YuMe’s SEC reports;

•	books, records and accounts of YuMe and its subsidiaries;

•	YuMe’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with certain requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE;

•	the absence of certain undisclosed liabilities;

•	the absence of a YuMe Material Adverse Effect (as defined herein) since December 31, 2016, and the absence of specified actions since December 31, 2016 that would be in violation of certain interim operating covenants under the Merger Agreement if taken after date of the Merger Agreement;

•	the absence of actions, claims, suits or proceedings against YuMe or any of its subsidiaries, and the absence of judgments and continuing governmental investigations against YuMe or any of its subsidiaries;

•	employee benefit plans and ERISA;

•	tax matters;

•	environmental matters;

•	compliance with applicable laws;

•	possession of licenses and permits needed to carry out the respective businesses of YuMe and its subsidiaries and compliance therewith;

•	intellectual property;

•	labor and other employment matters;

•	insurance;

•	material contracts, the absence of any material default under any material contract, and the absence of any event that with the lapse of time or the giving of notice or both would constitute a material default under, any material contract;

•	related party transactions;

•	property and assets;

•	privacy matters;

•	compliance with restrictions on certain payments by YuMe and its subsidiaries, including those that would violate any provisions of the federal Foreign Corrupt Practices Act of 1977, the federal Anti-Kickback Act of 1986 and the U.K. Bribery Act of 2010 and other anti-corruption laws of similar effect;

•	compliance with certain export laws and regulations and economic sanction laws by YuMe and its subsidiaries;

•	the receipt of an opinion from Deutsche Bank;

•	information supplied by YuMe for inclusion in the Offer Documents, the Schedule 14D-9 and the registration statement on Form F-4 of which this prospectus/offer to exchange is a part;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	YuMe’s solvency.

Many of YuMe’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “YuMe Material Adverse Effect,” which means any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other changes, events, violations, inaccuracies, effects or circumstances that have occurred on or prior to the date of determination of the occurrence of the YuMe Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of YuMe and its subsidiaries considered as a single enterprise. However, a YuMe Material Adverse Effect will not include any change, event, violation, inaccuracy, effect or circumstance to the extent attributable to:

(A)	general political, economic or market conditions or general changes or developments in the industry in which YuMe and its subsidiaries operate;

(B)	national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the date of the Merger Agreement;

(C)	the announcement of the Merger Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third person (provided that this exception will not apply to any representation or warranty pertaining to the execution and delivery of the Merger Agreement by YuMe, the performance of YuMe of its obligations thereunder, or the consummation of the Transactions);

(D)	the compliance by YuMe with the terms of the Merger Agreement (other than with the provisions thereto relating to the conduct of YuMe’s and its subsidiaries’ businesses in the ordinary and usual course of business), including any action taken or refrained from being taken by YuMe pursuant to or in accordance with the Merger Agreement and any action taken or refrained from being taken by YuMe, in each case, which RhythmOne has expressly approved, consented to or requested in writing following the date of the Merger Agreement (provided that any adverse change, event, violation, inaccuracy, effect or circumstance resulting from the manner in which YuMe takes or fails to take such action or complies with the terms of the Merger Agreement will not be excluded by this exception);

(E)	changes in law or any applicable accounting regulations or principles or the interpretations thereof;

(F)	changes in the price or trading volume of YuMe Shares, in and of itself (provided that any adverse change, event, violation, inaccuracy, effect or circumstance that may have caused or contributed to such change in market price or trading volume will not be excluded under this exception);

(G)	any failure, in and of itself, by YuMe and its subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided that any adverse change, event, violation, inaccuracy, effect or circumstance that may have caused or contributed to any such failure will not be excluded under this exception);

(H)	changes in the industry in which YuMe and its subsidiaries operate; or

(I)	any securityholder litigation.

except, with respect to items (A), (B), (E) and (H) above, to the extent that such change, event, violation, inaccuracy, effect or circumstance has had a disproportionate adverse effect on YuMe and its subsidiaries relative to other companies operating in the industries in which YuMe and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a YuMe Material Adverse Effect.

The Merger Agreement also contains customary representations and warranties made by RhythmOne that are subject to specified exceptions and qualifications contained in the Merger Agreement and the matters contained in confidential disclosure schedules delivered by RhythmOne to YuMe concurrently with the execution of the Merger Agreement. The representations and warranties of RhythmOne, Purchaser and Merger Sub Two to YuMe under the Merger Agreement relate to, among other things:

•	RhythmOne’s, Purchaser’s and Merger Sub Two’s due organization, existence, good standing (where relevant), authority to own, operate and lease their properties and to carry on their business as it is currently being conducted;

•	the accuracy and completeness of the memorandum of association and articles of association of RhythmOne and the certificate of incorporation of Purchaser and Merger Sub Two and bylaws or other organizational documents of RhythmOne, Purchaser and Merger Sub Two;

•	neither Purchaser nor Merger Sub Two carrying on business since incorporation, nor will carry on any business prior to the Effective Time, other than the execution of the Merger Agreement and performance of the obligations thereunder;

•	RhythmOne’s, Purchaser’s and Merger Sub Two’s ownership of shares;

•	RhythmOne’s, Purchaser’s, Merger Sub Two’s and RhythmOne’s subsidiaries’ capitalization;

•	the corporate power and authority of RhythmOne, Purchaser and Merger Sub Two to execute, deliver, and consummate the Transactions, and the enforceability of the Merger Agreement against RhythmOne, Purchaser and Merger Sub Two, subject to certain specified customary assumptions and exceptions;

•	the adoption by the respective board of directors of each of RhythmOne, Purchaser and Merger Sub Two of resolutions approving the Merger Agreement, the Offer, the First Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of violations of, breaches of or conflicts with, the constitutional documents of RhythmOne, Purchaser or Merger Sub Two, applicable law and certain agreements as a result of RhythmOne’s, Purchaser’s or Merger Sub Two’s entrance into and performance under the Merger Agreement, subject to certain specified standard qualifications and assumptions;

•	RhythmOne’s public disclosure since January 1, 2014, and financial statements for the years ended March 31, 2017 and March 31, 2016;

•	RhythmOne’s books, records and accounts;

•	RhythmOne’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with applicable requirements of London Stock Exchange plc governing admission to AIM and the regulation of companies whose securities are admitted to trading on AIM (including any guidance notes and schedules);

•	the absence of certain undisclosed liabilities;

•	the absence of a RhythmOne Material Adverse Effect (as defined herein) since March 31, 2017, and the absence of specified actions since March 31, 2017 that would be in violation of certain interim operating covenants under the Merger Agreement if taken after date of the Merger Agreement;

•	information supplied by RhythmOne for inclusion in the Offer Documents, the Schedule 14D-9 and the registration statement on Form F-4 of which this document is a part;

•	the absence of actions, claims, suits or proceedings against RhythmOne or any of its subsidiaries, and the absence of any judgments or continuing governmental investigations against RhythmOne or any of its subsidiaries;

•	employee benefit plans;

•	tax matters;

•	environmental matters;

•	compliance with applicable laws;

•	possession of licenses and permits needed to carry out the respective businesses of RhythmOne and its subsidiaries and compliance therewith;

•	intellectual property matters;

•	labor and other employment matters;

•	insurance matters;

•	material contracts, the absence of any material default under any material contract, and the absence of any event that with the lapse of time or the giving of notice or both would constitute a material default under, any material contract;

•	related party transactions;

•	property and assets;

•	privacy matters;

•	compliance with restrictions on certain payments by RhythmOne and its subsidiaries, including those that would violate any provisions of applicable anti-corruption laws or any rules or regulations promulgated thereunder; applicable anti-money laundering laws and any rules or regulations promulgated thereunder; applicable anti-terrorism law or regulations promulgated thereunder; and applicable anti-boycott regulations or embargo regulations;

•	the solvency of RhythmOne, Purchaser and Merger Sub Two;

•	the absence of RhythmOne, Purchaser or Merger Sub Two and any of their respective subsidiaries being an “interested stockholder” of YuMe, as such term is defined in Section 203 of the DGCL and the absence of ownership of YuMe Shares stock by RhythmOne, Purchaser or Merger Sub Two and any of their respective subsidiaries, other than YuMe Shares beneficially owned through benefit or pension plans;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	sufficiency of funds.

Many of RhythmOne’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “RhythmOne Material Adverse Effect,” which means any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other changes, events, violations, inaccuracies, effects or circumstances that have occurred on or prior to the date of determination of the occurrence of the RhythmOne Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of RhythmOne and its subsidiaries considered as a single enterprise. However, a RhythmOne Material Adverse Effect will not include any change, event, violation, inaccuracy, effect or circumstance to the extent attributable to:

(A)	general political, economic or market conditions or general changes or developments in the industry in which RhythmOne and its subsidiaries operate;

(B)	national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the date of the Merger Agreement;

(C)	the announcement of the Merger Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third person (provided that this exception will not apply to any representation or warranty pertaining to the execution and delivery of the Merger Agreement by RhythmOne, the performance of RhythmOne of its obligations thereunder, or the consummation of the Transactions);

(D)	the compliance by RhythmOne with the terms of the Merger Agreement (other than with the provisions thereto relating to the conduct of RhythmOne’s and its subsidiaries’ businesses in the ordinary and usual course of business), including any action taken or refrained from being taken by RhythmOne pursuant to or in accordance with the Merger Agreement and any action taken or refrained from being taken by RhythmOne, in each case, which YuMe has expressly approved, consented to or requested in writing following the date of the Merger Agreement (provided that any adverse change, event, violation, inaccuracy, effect or circumstance resulting from the manner in which RhythmOne takes or fails to take such action or complies with the terms of the Merger Agreement will not be excluded by this exception);

(E)	changes in law or any applicable accounting regulations or principles or the interpretations thereof;

(F)	changes in the price or trading volume of RhythmOne Shares, in and of itself (provided that any adverse change, event, violation, inaccuracy, effect or circumstance that may have caused or contributed to such change in market price or trading volume will not be excluded under this exception);

(G)	any failure, in and of itself, by RhythmOne and its subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided that any adverse change, event, violation, inaccuracy, effect or circumstance that may have caused or contributed to any such failure will not be excluded under this exception);

(H)	changes in the industry in which RhythmOne and its subsidiaries operate; or

(I)	any securityholder litigation.

except, with respect to items (A), (B), (E) and (H) above, to the extent that such change, event, violation, inaccuracy, effect or circumstance has had a disproportionate adverse effect on RhythmOne and its subsidiaries relative to other companies operating in the industries in which RhythmOne and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a RhythmOne Material Adverse Effect.

The representations and warranties contained in the Merger Agreement will not survive the Mergers.

Certain Pre-Closing Covenants

Conduct of YuMe’s Business Pending the Mergers

YuMe has agreed to certain covenants in the Merger Agreement restricting the conduct of its business during the period from the date of the Merger Agreement until the earlier of Purchaser’s acceptance of YuMe Shares tendered in the Offer and the termination of the Merger Agreement (such period referred to as the “Pre-Closing Period”). Except (i) with the written consent of RhythmOne (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to the Merger Agreement or as required by applicable law, or (iii) as set forth in the YuMe disclosure schedules, (a) the business of YuMe and its subsidiaries will, subject to the restrictions and exceptions set forth in the Merger

Agreement, be conducted in all material respects in the ordinary course of business, and YuMe and its subsidiaries will use their respective commercially reasonable efforts to keep available in all material respects the services of the current officers, employees and consultants of the YuMe and each of its subsidiaries and to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all persons having significant business dealings with YuMe and its subsidiaries; and (b) YuMe will not, and will not permit any of its subsidiaries to, do any of the following:

•	acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to YuMe and YuMe’s subsidiaries, considered as a single enterprise (including any material intellectual property rights that are owned by YuMe) (except for (1) in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of YuMe’s and its subsidiaries’ business and (3) as provided for in YuMe’s capital expense budget as made available to RhythmOne or its representatives);

•	accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any material contract, or amend or modify any material contract (other than in the ordinary course) in a manner that is materially adverse to YuMe or any of its subsidiaries;

•	enter into, extend or renew any contract which, if entered into prior to the date of the Merger Agreement would have been a material contract, except in the ordinary course of business;

•	enter into any contract that limits, curtails or restricts the ability of YuMe or its subsidiaries to compete or conduct activities in any geographic area, line of business, or with any person;

•	(A) grant to any third-party any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any intellectual property rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to YuMe and its subsidiaries, taken as a whole); (B) assign or transfer to any third-party any material intellectual property rights of YuMe; or (C) abandon any material intellectual property rights of YuMe;

•	acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend its certificate of incorporation or bylaws or, in the case of YuMe’s subsidiaries, their respective constituent documents;

•	establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the YuMe Shares), except for dividends or other distributions by a direct or indirect wholly-owned YuMe subsidiary to its parent and for the quarterly dividend of $0.03 per YuMe Share paid by YuMe on October 9, 2017;

•	repurchase, redeem or otherwise reacquire any YuMe Shares, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by YuMe’s or its subsidiaries’ officers, employees, independent contractors, consultants or directors in payment of withholding tax upon the vesting of any YuMe RSU as required under an RSU agreement;

•	split, combine, subdivide or reclassify any outstanding YuMe Shares;

•

issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by YuMe or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Merger Agreement, except (A) pursuant to contracts in effect as of the date of the Merger Agreement made available to RhythmOne prior to the date of the Merger Agreement, (B) for YuMe Shares issuable upon exercise or conversion of options outstanding on the date of the Merger Agreement, (C) for the settlement of RSUs granted prior to the date of the Merger Agreement, (D) pursuant to the operation of YuMe’s employee stock purchase plan and (E) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate will not exceed 150,000 YuMe Shares (as adjusted pursuant to the Merger Agreement);

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for indebtedness incurred or guaranteed in the ordinary course of business;

•	make any loans or advances, except (A) any payments in connection with YuMe’s master sales incentive plan made available to RhythmOne prior to the date of the Merger Agreement, consistent with past practice, (B) to or for the benefit of YuMe’s subsidiaries or (C) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with YuMe’s existing policies to employees of YuMe or any of its subsidiaries;

•	except as set forth in the YuMe disclosure schedules or to the extent required in a YuMe employee benefit plan in existence as of the date of the Merger Agreement and made available to RhythmOne prior to the date of the Merger Agreement: (A) grant or increase any severance or termination pay to any of YuMe’s or its subsidiaries’ officers, employees, independent contractors, consultants or directors (it being understood that the payment of severance to an employee in accordance with the existing severance policies of YuMe shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause) represent an aggregate net liability of YuMe in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any of YuMe’s material employee agreements; (C) materially increase or decrease the benefits payable under any of YuMe’s employee agreements (which increase would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of YuMe in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of YuMe or any of its subsidiaries (which increase would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of YuMe in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a YuMe benefit plan (including, for greater certainty, any bonus plan not in existence on the date of the Merger Agreement) if it were in existence on the date of the Merger Agreement, or amend any existing employee benefit plan; (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in the Merger Agreement (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to YuMe under any employee benefit plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of YuMe or any of its subsidiaries (which event would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of YuMe in excess of $250,000);

•	(A) execute or amend any indemnification agreement between YuMe or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by YuMe or any of its subsidiaries;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any insurance policies maintained by YuMe or any of its subsidiaries which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

•	change any material tax accounting methods, principles or practices, other than as required by U.S. GAAP or applicable law;

•	(A) amend any income tax return or any material non-income tax return, (B) make, change or revoke any material tax election, (C) settle or compromise any material tax claim or assessment by any governmental authority, (D) surrender or waive any right to claim a material tax refund, or (E) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	settle, compromise or otherwise resolve any legal proceedings (other than securityholder litigation which shall be governed in accordance with the Merger Agreement) or commence any legal proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any legal proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by YuMe or any of its subsidiaries following the Effective Time, or waive any material claims or rights, or (B) those legal proceedings set forth in the YuMe disclosure schedules);

•	other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in YuMe’s financial statements;

•	make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in YuMe’s fiscal 2017 capital expenditure plan previously made available to RhythmOne;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	take or agree in writing or otherwise to take any of the actions precluded by any of the above.

Conduct of RhythmOne’s Business Pending the Mergers

RhythmOne has agreed to certain covenants in the Merger Agreement restricting the conduct of its business the period during the Pre-Closing Period. Except (i) with the written consent of YuMe (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to the Merger Agreement or as required by applicable law, or (iii) as set forth in the YuMe disclosure schedules, (a) the business of RhythmOne and its subsidiaries will, subject to the restrictions and exceptions set forth in the Merger Agreement, be conducted in all material respects in the ordinary course of business, and RhythmOne and its subsidiaries will use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all persons having significant business dealings with RhythmOne or any of its subsidiaries; and (b) RhythmOne will not, and will not permit any of its subsidiaries to, do any of the following:

•	accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any material contract, or amend or modify any material contract (other than in the ordinary course) in a manner that is materially adverse to RhythmOne or any of its subsidiaries;

•	except as permitted pursuant to the Merger Agreement, enter into, extend or renew any contract which, if entered into prior to the date of the Merger Agreement would have been a material contract, except in the ordinary course of business;

•	enter into any contract that limits, curtails or restricts the ability of RhythmOne or its subsidiaries to compete or conduct activities in any geographic area, line of business, or with any person;

•

(A) grant to any third-party any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any intellectual property rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to RhythmOne and its subsidiaries, taken as a whole); (B) assign or transfer to any third-party any material intellectual property rights of RhythmOne; or (C) abandon any material intellectual property rights of RhythmOne;

•	(A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to RhythmOne and RhythmOne’s subsidiaries, considered as a single enterprise (including any material intellectual property rights that are owned by RhythmOne), (B) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof; (C) with respect to RhythmOne only, amend its articles of association or bylaws; or (D) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except for (1) in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of RhythmOne’s and its subsidiaries’ business, (3) as provided for in RhythmOne’s capital expense budget as made available to YuMe or its representatives, (4) subject to the terms of the Merger Agreement, entering into a definitive agreement regarding or consummating a RhythmOne takeover proposal, or (5) the acquisition by RhythmOne, or merger with or purchase of an interest in, any other person (other than YuMe as contemplated by the Merger Agreement) if such acquisition, merger or purchase (I) would not reasonably be expected to prevent or materially impede or delay RhythmOne’s, Purchaser’s and Merger Sub Two’s ability to consummate the Transactions and (II) does not involve the issuance of ten percent (10%) or more of the issued and outstanding RhythmOne Shares;

•	establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including its ordinary shares), except for dividends or other distributions by a direct or indirect wholly-owned RhythmOne subsidiary to its parent;

•	repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by RhythmOne’s or its subsidiaries’ officers, employees, independent contractors, consultants or directors in payment of withholding tax upon the vesting of RhythmOne RSUs as required under an RSU agreement;

•	split, combine, subdivide or reclassify any outstanding shares of its capital stock except for any transaction contemplated by the Merger Agreement;

•	except as permitted pursuant to the Merger Agreement and other than issuances of RhythmOne Shares at or above RhythmOne’s trading price for purposes of a bona fide capital financing, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by RhythmOne or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Merger Agreement, except (A) pursuant to contracts in effect as of the date of the Merger Agreement made available to YuMe prior to the date of the Merger Agreement, (B) for RhythmOne Shares issuable upon exercise or conversion of options outstanding on the date of the Merger Agreement, (C) for the settlement of RSUs granted prior to the date of the Merger Agreement, and (D) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate will not exceed 90,000 RhythmOne’s Shares (as adjusted pursuant to the Merger Agreement);

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for indebtedness incurred or guaranteed in the ordinary course of business;

•	make any loans or advances, except (A) to or for the benefit of RhythmOne’s subsidiaries or (B) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with RhythmOne’s existing policies to employees of RhythmOne or any of its subsidiaries;

•	except as set forth in the RhythmOne disclosure schedules, to the extent required in a RhythmOne employee benefit plan in existence as of the date of the Merger Agreement and made available to YuMe prior to the date of the Merger Agreement, or otherwise in the ordinary course of business: (A) grant or increase any severance or termination pay to any of RhythmOne’s or its subsidiaries’ officers, employees, independent contractors, consultants or directors (it being understood that the payment of severance to an employee in accordance with the existing severance policies of RhythmOne shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause) represent an aggregate net liability of RhythmOne in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any of RhythmOne’s material employee agreements; (C) materially increase or decrease the benefits payable under any of RhythmOne’s employee agreements (which increase would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of RhythmOne in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of RhythmOne or any of its subsidiaries (which increase would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of RhythmOne in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a RhythmOne employee benefit plan if it were in existence on the date of the Merger Agreement, or amend any existing RhythmOne employee benefit plan (including, for greater certainty, any bonus plan not in existence on the date of the Merger Agreement); (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in the Merger Agreement (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to RhythmOne under any employee benefit plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of RhythmOne or any of its subsidiaries (which event would (collectively with all increases/amendments contemplated by this clause) represent an additional aggregate net liability of RhythmOne in excess of $250,000);

•	(A) execute or amend any indemnification agreement between RhythmOne or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by RhythmOne or any of its subsidiaries other than on RhythmOne’s standard form;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any insurance policies maintained by RhythmOne or any of its subsidiaries which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

•	settle, compromise or otherwise resolve any legal proceedings (other than securityholder litigation which shall be governed in accordance with the Merger Agreement) or commence any legal proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any legal proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by RhythmOne or any of its subsidiaries following the Effective Time, or waive any material claims or rights, or (B) those legal proceedings set forth in the RhythmOne disclosure schedules);

•	other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in RhythmOne’s financial statements;

•	make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in RhythmOne’s fiscal 2017 capital expenditure plan previously made available to YuMe; or

•	take or agree in writing or otherwise to take any of the actions precluded by any of the above.

No Solicitation of Acquisition Proposals

Under the terms of the Merger Agreement, subject to certain exceptions described below, YuMe has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (which officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives in their capacity as such are referred to in this section of this registration statement as the “Representatives”) not to:

•	solicit, initiate, or knowingly encourage the submission of, any YuMe Takeover Proposal (as defined below) or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a YuMe Takeover Proposal (referred to in this section of this registration statement as a “Takeover Inquiry”);

•	approve or recommend any YuMe Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any YuMe Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing);

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any YuMe Takeover Proposal or Takeover Inquiry; or

•	terminate, amend, waive or fail to enforce any rights under any confidentiality or non-use agreement or provision relating to a YuMe Takeover Proposal or “standstill” or other similar agreement to which YuMe or any of its subsidiaries is a party.

However, prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, in response to an unsolicited written YuMe Takeover Proposal from a third-party that has not been withdrawn and that YuMe’s board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a “Superior Proposal” (as defined below), YuMe and its Representatives may (a) furnish information with respect to YuMe and its subsidiaries to the person making such YuMe Takeover Proposal and its Representatives and afford access to the business, properties, assets, books, records or personnel of YuMe and any of its subsidiaries, in each case, pursuant to a confidentiality agreement and (b) participate or engage in discussions or negotiations with such person making such YuMe Takeover Proposal and its Representatives (including to solicit a revised YuMe Takeover Proposal), in the case of each of clauses (a) and (b), if and only if: (1) there shall have been no material breach or violation of YuMe’s non solicitation obligations in connection with such person making such YuMe Takeover Proposal; (2) prior to taking any action contemplated in clauses (a) or (b) with respect to such person, YuMe’s board of directors shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to YuMe’s stockholders under applicable law and (3) contemporaneously with furnishing or making available any information to such person, YuMe furnishes or makes available such information to RhythmOne (to the extent not previously furnished or made available to RhythmOne).

Nothing contained in the Merger Agreement will prohibit YuMe or YuMe’s board of directors from (a) taking and disclosing to the holders of YuMe Shares a position contemplated by Rules 14d-9 and 14e-2(a)

promulgated under the Exchange Act, (b) making any disclosure to the holders of YuMe Shares if YuMe’s board of directors has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the YuMe stockholders under applicable Law, or (c) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that this paragraph shall not be deemed to permit YuMe’s board of directors to make a change of recommendation except as and to the extent permitted by “— Change of Recommendation;” and (b) any such communication or disclosure shall be deemed to be an change of recommendation unless it is accompanied by a statement of YuMe’s board of directors expressly reaffirming the board of directors recommendation in connection with such communication or disclosure.

Under the Merger Agreement, YuMe is obligated to notify RhythmOne in writing promptly (within one (1) business day) of any YuMe Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any YuMe Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any YuMe Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the YuMe Takeover Proposal or Takeover Inquiry is in written form, in which case YuMe will give RhythmOne a copy thereof and any material amendments or modifications thereto) and the identity of the person making such YuMe Takeover Proposal, Takeover Inquiry or request.

YuMe has also agreed that upon execution of the Merger Agreement, it will, and will direct its Representatives, to cease immediately all discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any YuMe Takeover Proposal or Takeover Inquiry. YuMe will also promptly (and in any event within three (3) business days following the date of the Merger Agreement) (a) request in writing that each person that executed a confidentiality agreement in connection with its consideration of acquiring YuMe or any portion thereof to return or destroy all confidential information furnished to such person by or on behalf of YuMe or any of its subsidiaries, and (b) cease furnishing or making available any non-public information regarding YuMe or any of its subsidiaries to such person, including by prohibiting such person from having access to any physical or electronic data rooms.

A “YuMe Takeover Proposal” for purposes of the Merger Agreement means any proposal or offer from any person (other than RhythmOne, Purchaser, Merger Sub Two or any of their affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving YuMe or any of its subsidiaries of (a) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of YuMe and its subsidiaries, taken as a whole, or (b) 15% or more outstanding YuMe Shares or any other capital stock of, or other equity or voting interests in, YuMe or any of its subsidiaries, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (a) above.

A “Superior Proposal” for purposes of the Merger Agreement means any bona fide written YuMe Takeover Proposal (as defined above but substituting “50%” for all references to “15%”) which is on terms that the YuMe board of directors determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the YuMe board of directors (or a committee thereof) deems relevant, (a) would, if consummated, result in a transaction that is more favorable to the holders of YuMe Shares from a financial point of view than the Transactions (including the terms of any proposal by RhythmOne to modify the terms of the Transactions) and (b) is reasonably capable of being completed on the terms proposed.

Change of Recommendation

The Merger Agreement requires the YuMe board of directors to recommend that the YuMe stockholders accept the Offer and tender their YuMe Shares pursuant to the Offer (the “Board Recommendation”). YuMe has consented to the inclusion of a description of such recommendation in the Offer Documents and the registration statement (including the Offer prospectus) and RhythmOne’s circular. YuMe’s board of directors may not change such recommendation, other that as set forth below.

More specifically, other than as described below (any of the following being a “Change of Recommendation”), the YuMe board of directors and any committee or director thereof may not:

•	withdraw (or modify in a manner adverse to RhythmOne, Purchaser or Merger Sub Two), or publicly propose to withdraw (or modify in a manner adverse to RhythmOne, Purchaser or Merger Sub Two), the Board Recommendation; or

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any YuMe Takeover Proposal.

Additionally, other than as described below, the YuMe board of directors and any committee or director thereof may not:

•	fail to publicly reaffirm the Board Recommendation within ten (10) business days after RhythmOne so requests in writing, provided that, unless a YuMe Takeover Proposal will have been publicly disclosed, RhythmOne may only make such request once every thirty (30) days;

•	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow YuMe to execute or enter into any contract with respect to any YuMe Takeover Proposal, or requiring, or reasonably expected to cause, YuMe to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than a confidentiality agreement); or

•	take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third-party, other than a recommendation against such offer or a “stop, look and listen” communication by the YuMe board of directors (or a committee thereof) to the YuMe stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), it being understood that the YuMe board of directors (or a committee thereof) may refrain from taking a position with respect to a YuMe Takeover Proposal until the close of business on the tenth (10th) business day after the commencement of a tender or exchange offer in connection with such YuMe Takeover Proposal.

The Merger Agreement also provides that prior to the meeting of RhythmOne shareholders duly convened to authorize the allotment and issue of the share consideration under the Merger Agreement, neither the board of directors of RhythmOne nor any committee of director thereof will fail to publicly reaffirm the recommendation to approve such allotment and issuance within ten (10) business days after YuMe so requests in writing, provided that, YuMe may only make such request once every thirty (30) days.

Notwithstanding anything to the contrary in the Merger Agreement, prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, in respect of a bona fide, written YuMe Takeover Proposal that did not result from a breach of YuMe’s non-solicitation obligations from any person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, YuMe’s board of directors has determined, in good faith, that such YuMe Takeover Proposal is a Superior Proposal, then (a) YuMe’s board of directors may make a change of recommendation, and (b) YuMe may terminate the Merger Agreement (subject to payment of a termination fee of $5,536,790) and enter into a definitive agreement for such Superior Proposal, in each case if and only if:

•	YuMe’s board of directors has determined in good faith, after consultation with YuMe’s outside legal counsel, that the failure to do so is or is reasonably likely to be inconsistent with its fiduciary duties to YuMe’s stockholders under applicable law;

•	YuMe has given RhythmOne at least four (4) business days’ prior written notice of its intention to take such action, which notice will include a copy of the proposed acquisition agreement (in the case of clause (b) above), the identity of the person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal;

•	YuMe has given RhythmOne four (4) business days after the date of the Superior Proposal notice described above to propose revisions to the terms of the Merger Agreement or make other proposals so that such YuMe Takeover Proposal would cease to constitute a Superior Proposal, and will have made its Representatives available to, and negotiated in good faith with, RhythmOne with respect to such proposed revisions or other proposals, if any, during such period; and

•	following the end of such four (4) business day notice period, the YuMe board of directors determines, after considering the results of such negotiations and giving effect to the proposals made by RhythmOne, if any, and after consultation with its outside legal counsel and financial advisor, that such YuMe Takeover Proposal is still a Superior Proposal and that the failure to take such action is or is reasonably likely to be inconsistent with its fiduciary duties to the YuMe stockholders under applicable law.

The procedures described above also apply to every material amendment to any YuMe Takeover Proposal and a new notice of such Superior Proposal is required to be delivered to RhythmOne, except that the “matching period” described above is two (2) business days rather than the initial four (4) business day period.

Neither YuMe nor any of its subsidiaries may enter into a definitive agreement with respect to a Superior Proposal unless the Merger Agreement is terminated in accordance with its terms and YuMe pays the termination fee.

Notwithstanding anything to the contrary contained in the Merger Agreement, other than in connection with a YuMe Takeover Proposal (which, for the purposes of this clause, shall be read without reference to the percentage thresholds set forth in the description above), at any time prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, the YuMe board of directors may make a change of recommendation due to an “Intervening Event” if, prior to taking such action, the YuMe board of directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking such action:

•	YuMe has given RhythmOne at least five (5) business days’ prior written notice of its intention to take such action and the opportunity to meet and discuss in good faith the purported basis for the proposed recommendation change, RhythmOne’s reaction thereto and potential amendments and modifications to the terms and conditions of the Merger Agreement in response thereto so that the Transactions may be effected; and

•

after such discussions, the YuMe board of directors (or an authorized committee thereof established solely to address conflicts of interest) determines in good faith (after consultation with outside legal counsel) that the failure to make a change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

For the purposes of the Merger Agreement, an “Intervening Event” means a material event, development or change in circumstances with respect to YuMe and its subsidiaries, taken as a whole, that occurred or arose after the date of the Merger Agreement, which (a) was unknown to and was not reasonably foreseeable by, the YuMe board of directors as of or prior to the date of the Merger Agreement and (b) becomes known to or by the YuMe board of directors prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a YuMe Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a YuMe Takeover Proposal or any matter relating thereto or consequence thereof; (ii) changes in the market price or trading volume of the YuMe Shares on the NYSE; (iii) the fact that YuMe or its subsidiaries have exceeded or met in and of itself (or the failure of RhythmOne to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date of the Merger Agreement; and (iv) changes in the market price or trading volume of RhythmOne Shares on AIM (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

Employee and Employee Benefit Matters

The Merger Agreement provides that YuMe will take (or cause to be taken) all actions reasonably determined by RhythmOne to be necessary or appropriate to terminate each YuMe employee benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (such arrangement a “401(k) Plan”), with such termination effective as of the business day immediately prior to acceptance of the exchange offer. YuMe will provide RhythmOne with evidence that such 401(k) Plan(s) have been terminated. In the event of such 401(k) Plan termination, RhythmOne shall take all actions necessary to allow continuing employees who meet the age and service eligibility requirements under the 401(k) Plan maintained by RhythmOne or its affiliates (the “RhythmOne 401(k) Plan”) to enroll no later than sixty (60) days following acceptance of the exchange offer under the RhythmOne 401(k) Plan and to make rollover contributions of “Eligible Rollover Distributions” (within the meaning of Section 401(a)(31) of the Code), including outstanding participant loans.

Effective as of no later than the day immediately preceding the acceptance of the Offer, YuMe and as applicable, any affiliates, taken together with YuMe, constituting a single employer (“YuMe ERISA Affiliates”) will terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by YuMe and the YuMe ERISA affiliates, and all YuMe employee benefit plans set forth in the Merger Agreement (the “Other Plans”). However, the following plans will not be terminated: (a) plans, programs or arrangements required by law and deferred compensation arrangements that cannot be terminated without violating Section 409A of the Code and (b) agreements entered into by YuMe or any of its subsidiaries, on the one hand, and individual employees on the other hand, providing for severance or other employment benefits, including any agreements entered into after the date of the Merger Agreement providing for severance or termination benefits consistent with existing plans or policies and the provisions of the Merger Agreement. The termination of the other plans will be effected without any payment or benefit. YuMe will provide RhythmOne evidence that such other plans have been terminated. YuMe has also agreed to take such other actions in furtherance of terminating such other plans as RhythmOne may reasonably request.

From the time Purchaser accepts YuMe Shares tendered in the Offer, and to the extent permitted by applicable law, RhythmOne will, or will cause Merger Sub Two to, recognize the prior service of each of YuMe’s and its subsidiaries’ employees in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of YuMe or its affiliates in which continuing employees are eligible to participate following the acceptance of the exchange offer for purposes of eligibility and vesting and determination of level of benefits, but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits. From the time Purchaser accepts YuMe Shares tendered in the Offer, RhythmOne will, or will cause Merger Sub Two to use its commercially reasonable best efforts to: (a) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with YuMe) under any group health plans of RhythmOne or its affiliates to be waived with respect to such YuMe employee and their eligible dependents, and (b) provide each such YuMe employee with credit for any deductibles, coinsurance, copay, or other out of pocket expenses paid under any YuMe employee benefit plan that provides medical, prescription dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible, coinsurance, copay or out of pocket requirements under any medical, prescription dental or vision plans of RhythmOne or Merger Sub Two that such employees are eligible to participate in after the time of acceptance of the exchange offer to the same extent that such expenses were recognized under the comparable YuMe employee plan.

The Merger Agreement provides that for a period of twelve (12) months following the Effective Time, RhythmOne will provide (or cause to be provided) certain YuMe employees who continue to be employed following the Effective Time with (a) at least the same level of base salary or base wage as provided to such YuMe employees immediately prior to the Effective Time, (b) bonus and incentive opportunities that are substantially equivalent, in the aggregate, provided to such YuMe employees immediately prior to the Effective Time, (c) employee benefits, other than equity-based awards, defined benefit, or non-qualified retirement arrangements, that are substantially equivalent in the aggregate to the employee benefits provided to such YuMe employees immediately prior to the Effective Time, or otherwise as required by applicable law and (d) upon a termination without cause or, if applicable, resignation for good reason of a such YuMe employees, severance benefits that are no less favorable than those that would have been provided to such YuMe employee under the applicable severance benefit plans, programs, policies or arrangements as in effect immediately prior to the date of the Merger Agreement. RhythmOne will also cause each such YuMe employee who participated in YuMe’s annual bonus or incentive plan as of immediately prior to the date of the First Merger to be paid a bonus, or other applicable incentive payment, through the end of the applicable fiscal year in accordance with the terms of the plan as in effect on the Closing Date.

For any YuMe employee who will not continue to be employed following the Effective Time, RhythmOne will provide such employee with the severance payments and termination payments or benefits under YuMe’s current practices or any higher amount of severance or termination payments or benefits as may be required by applicable law, or any agreement between such employee and YuMe or any of its subsidiaries. Except as otherwise required by applicable law, RhythmOne will pay or deliver the severance benefits to any such employee as soon as reasonably practicable following the termination of such employee’s employment.

Efforts; Antitrust Filings

RhythmOne, Purchaser, Merger Sub Two and YuMe have agreed to use their respective reasonable best efforts to take all actions, to file all documents, to do, and to assist and cooperate with the other parties in doing, all thing necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from governmental authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such governmental consent by or from, or to avoid an action or proceeding by, any governmental authority in connection with any antitrust law (including the HSR Act). Early termination of all applicable waiting periods under the HSR Act was received on September 29, 2017, and therefore the HSR Condition applicable to the Offer has been satisfied.

Indemnification of Directors and Officers and Insurance

The Merger Agreement provides that all rights to indemnification by YuMe existing in favor of each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the First

Merger an officer or director of YuMe or any of its subsidiaries (each a “YuMe Indemnified Party”), with respect to actions or omissions taken by a YuMe Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of YuMe or any of its subsidiaries, as provided in YuMe’s certificate of incorporation or bylaws, or pursuant to any indemnification agreements of YuMe, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Mergers and will remain in full force and effect. From the Effective Time through the six year anniversary of such date, RhythmOne will cause the Surviving Corporation to abide by such indemnification obligations to the indemnified parties.

RhythmOne has also agreed to cause the Surviving Corporation to maintain YuMe’s officers’ and directors’ liability insurance policies, in effect on the date of the Merger Agreement, for a period of six years after the Effective Time, subject to certain limitations described in the Merger Agreement.

Section 16 Matters

YuMe and RhythmOne have agreed to, prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of YuMe Shares and YuMe stock awards in the Transactions by applicable individuals or issuance or conversion of awards by RhythmOne and, in all cases, to cause such dispositions, cancellations or issuances or conversion to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10 Matters

The compensation committee of the YuMe board of directors, at a meeting to be duly called and held prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between YuMe or any of its affiliates and any of the officers, directors or employees of YuMe that are effective as of the date of the Merger Agreement or are entered into after the date of the Merger Agreement and prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Taxes

Pursuant to the Merger Agreement, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar taxes and fees will be paid by the person or persons on whom such taxes and fees are imposed by applicable law.

Unless (a) there has been a “determination” (within the meaning of Section 1313 of the Code) that the Offer and the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) RhythmOne fails to satisfy the “substantiality test” of Treasury Regulations Section 1.367(a)-3(c)(3)(iii) with respect to YuMe at the time of any transfer of YuMe Shares (including any deemed transfer of YuMe Shares for U.S. federal income tax purposes) pursuant to the Offer and the Mergers (as determined by RhythmOne, acting reasonably after consultation with YuMe), none of the parties to the Merger Agreement will (and each of the parties will cause their respective subsidiaries not to) knowingly (x) take any action, other than an action expressly provided for in the Merger Agreement, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (y) fail to take any action, other than an action expressly prohibited by the Merger Agreement, that could reasonably be expected to be necessary to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Whether or not the Offer and Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, none of the parties to the Merger Agreement will (and each of the parties will cause their respective subsidiaries not to knowingly) (i) take any action that could reasonably be expected to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or, (ii) fail to take any action that could reasonably be expected to be necessary to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Securityholder Litigation

The terms of the Merger Agreement require each of RhythmOne and YuMe to notify the other promptly of the commencement of any litigation related to the Merger Agreement or the Transactions brought by any securityholder and provide copies of pleadings (except if it would waive attorney-client privilege) and third-party correspondence related to such litigation. Each party has agreed to in good faith consider the other party’s advice with respect to such litigation, including the defense and settlement of such litigation. Neither YuMe nor RhythmOne will agree to any full or partial compromise or settlement of any such claim or litigation without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Takeover Laws

If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, YuMe has agreed to use reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Exchange Delisting Matters

YuMe agreed in the Merger Agreement to, prior to the Closing Date, cooperate with RhythmOne and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to cause the delisting of YuMe and of the YuMe Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the YuMe Shares under the Exchange Act as promptly as practicable after such delisting.

Directors and Officers

YuMe has agreed to deliver to RhythmOne, at least three (3) business days prior to the Closing Date, (a) written resignations of all directors of YuMe, to be effective as of the Effective Time and (b) written resignations of all officers of YuMe and all directors and officers of YuMe’s subsidiaries from their positions as directors or officers as may be requested by RhythmOne, to be effective as of the Effective Time (or if requested by RhythmOne, upon their later resignation or removal).

RhythmOne Takeover Proposal

In the event RhythmOne receives a RhythmOne Takeover Proposal (as defined herein):

•	that falls within clause (A) or (C) of that definition, RhythmOne has agreed to give YuMe notice thereof within forty-eight (48) hours of receiving such a RhythmOne Takeover Proposal and will provide YuMe with a copy of such RhythmOne Takeover Proposal. RhythmOne also agreed to provide YuMe an opportunity to consult with it with respect to such RhythmOne Takeover Proposal and to promptly provide YuMe with any substantive updates related thereto; or

•	that falls within clause (B) of that definition, RhythmOne has agreed to consult with the U.K. Panel for Takeovers and Mergers (the “Panel”), and, if the Panel so approves (and subject to YuMe complying with any requirements imposed on it by the Panel), RhythmOne will give YuMe notice thereof within forty-eight (48) hours of receiving the Panel’s approval and provide to YuMe a copy of such RhythmOne takeover proposal. Subject to the Panel’s approval, and YuMe complying with the City Code on Takeovers and Mergers and any requirements imposed on it by the Panel, RhythmOne has agreed to provide YuMe an opportunity to consult with it with respect to such RhythmOne Takeover Proposal and to promptly provide YuMe with any substantive updates related thereto.

YuMe has agreed to keep confidential and not disclose the existence or terms of any RhythmOne Takeover Proposal or any other information disclosed by RhythmOne with respect thereto without RhythmOne’s prior written consent.

A “RhythmOne Takeover Proposal” for purposes of the Merger Agreement means any proposal or offer from any person (other than YuMe or any of its affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving RhythmOne or any of RhythmOne’s subsidiaries of (A) the assets or businesses that constitute or represent 30% or more of the total revenue, operating income, or assets of RhythmOne and its subsidiaries, taken as a whole, or (B) 30% or more of the outstanding shares or any other capital stock of, or other equity or voting interests in, RhythmOne or (C) 30% or more of the shares in or any other capital stock of, or other equity or voting interests in any of RhythmOne’s subsidiaries, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

Admission to Trading

RhythmOne has agreed to authorize NUMIS Securities Limited to submit to the London Stock Exchange an application for admission to trading on AIM of the Share Consideration in accordance with the AIM Rules for companies. RhythmOne has agreed to use all reasonable endeavors to obtain such admission including paying all fees and executing and delivering all such documents as shall be necessary in connection with the application and, insofar as within its power, will generally do and procure to be done all such things as may properly be required by the London Stock Exchange for the purposes of or in connection with such admission so as to enable such admission to take place by the time of Purchaser’s acceptance of YuMe Shares tendered in the Offer.

Conditions to the Offer

RhythmOne and Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to RhythmOne’s obligation to pay for or return tendered YuMe Shares promptly after the termination or withdrawal of the Offer), to pay for any YuMe Shares tendered pursuant to the Offer (and not therefore accepted for payment or paid for) and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, unless, at the then effective Expiration Time:

•	Minimum Tender Condition — there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of YuMe Shares which would represent at least a majority of the then issued and outstanding YuMe Shares, which calculation shall include the YuMe Shares resulting from the net exercise of all options that are vested as of immediately prior to the Effective Time and which have an exercise price less than the Transaction Consideration;

•	HSR Clearance — all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of the YuMe Shares pursuant to the Offer will have expired or been terminated;

•	Effectiveness of Form F-4 — the registration statement on Form F-4 relating to the Offer (of which this prospectus/offer to exchange is a part) shall have been declared effective by the SEC under the

Securities Act, a stop order suspending the effectiveness of such registration statement shall not have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC (the “SEC Condition”); and

•	Listing and Issuance of RhythmOne Shares — (i) the RhythmOne Shares to be issued in the Offer and the Mergers shall have been approved for listing on AIM; and (ii) RhythmOne’s shareholders shall have authorized the allotment and issue of the Share Consideration under the Merger Agreement at a duly convened meeting.

Furthermore, RhythmOne and Purchaser will not be required to accept for payment or, subject to the payment rules described above, to pay for any YuMe Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement if, at the then effective Expiration Time any of the following conditions exist:

•	No Legal Prohibition — any judgment, ruling, order, writ, injunction (whether temporary or permanent) or decree issued by a court of competent jurisdiction or by a governmental authority, or any law or other legal restraint or prohibition, is in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

•	YuMe Material Adverse Effect — since the date of the Merger Agreement, there has occurred a YuMe Material Adverse Effect that is continuing, or there will have occurred any change, event, violation, inaccuracy, effect or circumstance that would reasonably be expected to result in a YuMe Material Adverse Effect;

•	Accuracy of YuMe’s Representations — any of the representations and warranties of YuMe contained in the Merger Agreement prove to be inaccurate as follows:

a)	certain representations and warranties of YuMe relating to YuMe’s capitalization:

(1)	were not true and correct other than de minimis inaccuracies as of the date of the Merger Agreement or will not be true and correct other than de minimis inaccuracies as of the Expiration Time as if made on and as of the Expiration Time except, in each case, for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only); and

(2)	the failure to be so true and correct, individually or in the aggregate with all other failures of such representations and warranties to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of YuMe Shares by YuMe in the aggregate or more than a de minimis cost, expense or liability to YuMe, RhythmOne and their affiliates in the aggregate;

b)	the representation and warranty that no YuMe Material Adverse Effect has occurred or is reasonably likely to occur or the representation that nothing has occurred that would constitute a breach of YuMe’s pre-closing covenants, was not true and correct as of the date of the Merger Agreement or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time; or

c)	certain fundamental representations and warranties of YuMe relating to corporate organization and qualification, corporate power and authorization, and broker’s or finder’s fees were not true and correct in all material respects as of the date of the Merger Agreement or will not be true and correct in all material respects as of the Expiration Time as if made on and as of the Expiration Time, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only) in each case determined without giving effect to any limitation as to “materiality” or YuMe Material Adverse Effect.

d)	the other representations and warranties set forth in the Merger Agreement (other than the representations and warranties set forth in (a)-(c) above) were not true and correct as of the date of the Merger Agreement or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as such date and time only), in each case determined without giving effect to any limitation as to “materiality” or “material adverse effect” limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a YuMe Material Adverse Effect.

•	YuMe’s Compliance with Covenants — YuMe has not performed and complied with, in all material respects, all obligations, agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Time;

•	YuMe Closing Certificate — RhythmOne and Purchaser have not received a certificate executed by YuMe’s Chief Executive Officer confirming on behalf of YuMe that the conditions regarding a YuMe Material Adverse Effect, the accuracy of YuMe’s representations and warranties and compliance with its covenants have been duly satisfied;

•	YuMe Tax Certification — RhythmOne has not received a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) issued by YuMe certifying that YuMe is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

•	Termination of Merger Agreement — the Merger Agreement has been terminated in accordance with its terms;

•	Right to Terminate Merger Agreement — an event has occurred and remains outstanding or uncured that, with notice or lapse of time or both, provides (a) RhythmOne the right to terminate the Merger Agreement, or (b) YuMe the right to terminate the Merger Agreement due to RhythmOne’s, Purchaser’s or Merger Sub Two’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; or

•	Cash and Cash Equivalents — YuMe fails to have cash and cash equivalents of at least $32 million.

As of the date of this prospectus/offer to exchange, all of the above conditions to the Offer remain outstanding other than the HSR Condition and the RhythmOne Shareholder Approval Condition, both which have been satisfied.

Except for the Minimum Tender Condition and the condition relating to YuMe’s right to terminate the Merger Agreement, the Offer Conditions set forth above may be waived by RhythmOne and Purchaser, in whole or in part at any time from time to time, in the sole discretion of RhythmOne and Purchaser. The failure by RhythmOne, Purchaser or any other affiliate to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The condition relating to YuMe’s termination right set forth above may not be waived by RhythmOne or Purchaser without the consent of YuMe (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to the Mergers

The respective obligations of RhythmOne, Purchaser, Merger Sub Two and YuMe to consummate the Mergers are subject to the satisfaction (or waiver by YuMe or RhythmOne if permissible under applicable law) on or prior to the Closing Date of each of the following conditions:

•	no judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition, prevents, prohibits or makes illegal the consummation of the Mergers; and

•	Purchaser (or RhythmOne on Purchaser’s behalf) will have accepted for payment and paid for all YuMe Shares validly tendered and not properly withdrawn pursuant to the Offer.

Termination

The Merger Agreement may be terminated and the Offer and the Mergers abandoned at any time prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer in the following circumstances:

•	Mutual Written Consent — by mutual written consent of RhythmOne and YuMe;

•	Outside Date — by either YuMe or RhythmOne, if Purchaser’s acceptance of YuMe Shares tendered in the Offer has not occurred on or prior to 11:59 p.m., Pacific time on the Outside Date; provided, however, that this termination right is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of Purchaser’s acceptance of YuMe Shares tendered in the Offer to occur on or before the Outside Date; or

•	Legal Prohibition — by either YuMe or RhythmOne, if any judgment, ruling, order, writ injunction (whether temporary or permanent), or decree issues by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition making the acceptance for payment of, and payment for, YuMe Shares pursuant to the Offer or the Mergers illegal or otherwise prohibiting or preventing the consummation thereof is in effect and has become final and nonappealable; provided, however, that this termination right is not available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, any such legal restraint.

•	Change of Recommendation; Breach of Board Recommendation or Non-Solicitation Obligations — by RhythmOne, if: (a) the YuMe board of directors has failed to include the Board Recommendation in the Schedule 14D-9 when mailed, or has effected a change of recommendation; (b) the YuMe board of directors has approved, endorsed or recommended a YuMe Takeover Proposal to the YuMe stockholders; (c) a tender offer or exchange offer for outstanding YuMe Shares has been commenced (other than by RhythmOne or one of its affiliates) and the YuMe board of directors has recommended that the YuMe stockholders tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the YuMe board of directors has failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of the Merger Agreement, the Offer and the Mergers; (d) a YuMe Takeover Proposal has been publicly announced, and YuMe fails to issue a press release that reaffirms its recommendation of the Merger Agreement, the Offer and the Mergers, within five (5) business days after receipt of RhythmOne’s request to do so; or (e) there has been a breach or deemed breach by YuMe of its board of directors recommendation or non-solicitation obligations under the Merger Agreement in any material respect;

•	YuMe’s Breach — by RhythmOne, if YuMe has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) gives rise to the failure of the Offer Condition relating to the accuracy of YuMe’s representations and warranties or YuMe’s compliance with its covenants or other agreements contained in the Merger Agreement, and (b) is incapable of being cured by the Outside Date, or has not been cured within thirty (30) days of the date RhythmOne gives YuMe notice of such breach or failure to perform; provided, however that RhythmOne will not be entitled to exercise this termination right if RhythmOne, Purchaser or Merger Sub Two is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•

RhythmOne, Purchaser or Merger Sub Two’s Breach — by YuMe, if RhythmOne, Purchaser or Merger Sub Two has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement as follows: (a)(1) certain of the representations and warranties relating to RhythmOne’s capitalization (A) are not true and correct, other than de minimis inaccuracies as of the Expiration Time as if made on or as of the Expiration Time (except, in each case, for any such representations and warranties that address matters only as of a specific date or time, which failure to be true and correct would be as of such date or time only) and (B) the failure to be so true and correct, individually or in the aggregate with all other failures of such representations and warranties to be so true and correct, has resulted or would reasonably be expected to result in the net issuance of more than a de minimis number RhythmOne Shares in the aggregate or more than a de minimis cost, expense or liability to RhythmOne and its affiliates in the aggregate, (2) any failure to perform by RhythmOne, Purchaser or Merger Sub Two in all material respects with the obligations, or failure to comply in all material respects with the agreements or covenants, of YuMe to be performed or complied with by it under the Merger Agreement prior to such time; provided, however, nothing in clause (2) gives YuMe the right to terminate the Merger Agreement except solely for the purpose of determining whether an event has occurred and remains outstanding that, with notice or lapse of time or both, provides YuMe the right to terminate the Merger Agreement; and (3) any breach or failure to perform by RhythmOne of the other representations and warranties, covenants or other agreements contained in the Merger Agreement (other than the representations and warranties contained in clause (A) above) has had or would reasonably be expected to have a RhythmOne Material Adverse Effect, and (b) in each such breach or failure to perform is incapable of being cured by the Outside Date, or has not been cured by RhythmOne, Purchaser or Merger Sub Two, as applicable, within thirty (30) days of the date YuMe gives RhythmOne notice of such breach or failure to perform; provided, however, that YuMe is not entitled to exercise this termination right if it is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•	Offer Not Completed — by YuMe, upon two (2) business days’ notice to RhythmOne, if Purchaser has failed to accept for purchase all YuMe Shares validly tendered (and not validly withdrawn) as of the expiration of the offer (as it may have been extended pursuant to the Merger Agreement);

•	Superior Proposal — by YuMe, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, that YuMe will only be entitled to exercise this termination right if it has complied in all respects with its obligations to provide RhythmOne with the notice period and related opportunities discussed above in “— Change of Recommendation,” and concurrently with the termination of the Merger Agreement, YuMe pays the termination fee to RhythmOne in the manner described below under “— Effect of Termination; Termination Fee” and enters into such definitive agreement providing for such Superior Proposal; or

•	RhythmOne Shareholder Approval — by YuMe, after the date that is thirty (30) business days from the date of the Merger Agreement, if the RhythmOne shareholders do not authorize the allotment and issue of the stock consideration under the Merger Agreement at a vote taken thereon at the duly convened meeting of RhythmOne’s shareholders. This approval was obtained on September 25, 2017.

Effect of Termination; Termination Fee

The Merger Agreement provides that YuMe will pay RhythmOne a termination fee of $5,536,790 less any expense reimbursement payment, if any, made by YuMe to RhythmOne as described in “— Expenses” in the following circumstances:

•	if the Merger Agreement is terminated (a) by RhythmOne pursuant to RhythmOne’s termination right described under “Change of Recommendation; Breach of Board Recommendation or Non-Solicitation Obligations” as described in “— Termination” or (b) by YuMe or RhythmOne pursuant to the termination right described under “Outside Date” as described in “— Termination” at a time when it could have been terminated by RhythmOne pursuant to RhythmOne’s termination right described under “Change of Recommendation; Breach of Board Recommendation or Non-Solicitation Obligations,” in each case as described in “— Termination”;

•	if the Merger Agreement is terminated by YuMe pursuant to the termination right described under “Superior Proposal” as described in “— Termination”; or

•	if:

a)	after the date of the Merger Agreement, a YuMe Takeover Proposal (with references to “15%” in the definition of YuMe Takeover Proposal deemed to be references to “50%”) has been communicated to the YuMe board of directors or has been publicly announced or disclosed or otherwise publicly known and not withdrawn at least two (2) business days prior to the earliest of (1) the date of such termination, (2) the Outside Date, and (3) the then scheduled Expiration Time of the Offer, and

b)	thereafter, either YuMe or RhythmOne terminates the Merger Agreement pursuant to the termination right described under “Outside Date” as described in “— Termination” (and at the then scheduled Expiration Time of the Offer as of immediately prior to such termination, all conditions of the Offer are satisfied or waived (other than (A) the Minimum Tender Condition, (B) any Offer Condition, the failure which to be satisfied was principally caused or resulted from YuMe’s breach of the Merger Agreement and (C) those Offer Conditions that by their terms are to be satisfied or waived at the time that Purchaser accepts the YuMe Shares tendered in the Offer, so long as such conditions are capable of being satisfied at such time) or RhythmOne terminates the Merger Agreement pursuant to the termination right described under “YuMe’s Breach”, in each case as described in “— Termination”, and

c)	within twelve (12) months after such termination, YuMe or any of its subsidiaries enters into a definitive acquisition agreement or similar definitive agreement that provides for any transaction within the definition of a YuMe Takeover Proposal (and which transaction is ultimately consummated), or any transaction within the definition of a YuMe Takeover Proposal (regardless of when proposed) is consummated (with references to “15%” in the definition of YuMe Takeover Proposal deemed to be references to “50%”).

In the event the termination fee is paid, it is deemed to constitute liquidated damages and is the sole and exclusive remedy of RhythmOne, except in the case of fraud, willful breach or intentional breach of the Merger Agreement.

Additionally, YuMe has agreed that, if YuMe fails to timely pay any termination fee that becomes due, and RhythmOne commences a legal proceeding to obtain payment which results in a judgment against YuMe, YuMe shall pay RhythmOne the reasonable and documented costs and expenses (including attorneys’ fees) of RhythmOne and its affiliates in connection with such legal proceedings, together with interest.

Expenses

Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the other Transactions are paid by the party incurring such costs and expenses, whether or not the Transactions are consummated. RhythmOne or Merger Sub Two shall be responsible for all fees and expenses of the exchange agent for the Offer.

Additionally, YuMe has agreed that, if the Merger Agreement is terminated by RhythmOne or YuMe pursuant to the termination right described under “Outside Date” as described in “— Termination,” and the Offer has been commenced and at the then scheduled Expiration Time of the Offer, the Minimum Tender Condition is the only Offer Condition not satisfied or waived, YuMe will pay the actual and reasonable out-of-pocket expenses of RhythmOne incurred in connection with the Merger Agreement (up to a maximum amount of $500,000) within two (2) business days of such termination. RhythmOne has agreed that if RhythmOne is unable to obtain shareholder approval of matters relating to the Transactions by March 31, 2018 and the Merger Agreement terminates in accordance with its terms, RhythmOne will have to pay YuMe for their reasonable expenses in connection with the Merger Agreement up to $500,000. RhythmOne obtained the necessary shareholder approval on September 25, 2017 and as such, this provision is no longer applicable.

Remedies

Under the Merger Agreement, the parties have agreed that, prior to the valid termination of the Merger Agreement, each party will be entitled to, in addition to any other remedy that may be available to it (including monetary damages), an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of competent jurisdiction.

Amendment and Waivers under the Merger Agreement

Under the Merger Agreement, prior to Purchaser’s acceptance of YuMe Shares tendered in the Offer, subject to the rights of indemnified directors and officers as described in “— Indemnification of Directors and Officers and Insurance”, the Merger Agreement may be amended by YuMe, RhythmOne, Purchaser and Merger Sub Two, without the need to obtain the approval of any third-party beneficiaries; provided, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of YuMe, RhythmOne, Purchaser and Merger Sub Two.

Any failure of any of YuMe, RhythmOne, Purchaser and Merger Sub Two to comply with any obligation, covenant, agreement or condition under the Merger Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

TENDER AND SUPPORT AGREEMENT

This section describes certain material terms of the Tender and Support Agreement. The description in this section and elsewhere in this prospectus/offer to exchange is qualified in its entirety by reference to the complete text of the Tender and Support Agreement, a copy of which is attached as Annex B and is incorporated by reference into this prospectus/offer to exchange. This summary does not purport to be complete and may not contain all of the information about the Tender and Support Agreement that is important to you in determining whether to tender your YuMe Shares in the Offer. RhythmOne encourages you to read the Tender and Support Agreement carefully and in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Tender and Support Agreement and not this summary.

On September 4, 2017, concurrently with the execution of the Merger Agreement, certain YuMe stockholders (the “Supporting Stockholders”) entered into the Tender and Support Agreement with RhythmOne, Purchaser and Merger Sub Two. Pursuant to the terms of the Tender and Support Agreement, and pursuant to and in accordance with the terms of the Offer, each such Supporting Stockholder agreed to validly tender, or cause to be tendered, into the Offer no later than ten (10)business days after the commencement of the Offer, all of the YuMe Shares beneficially owned by such Supporting Stockholder free and clear of all liens and to not withdraw, or cause to be withdrawn, such shares from the Offer unless and until the Expiration Time of the Offer or the termination of the Tender and Support Agreement in accordance with its terms. The Tender and Support Agreement also contains customary representations and warranties of each Supporting Stockholder.

Each Supporting Stockholder has agreed to deliver, or cause to be delivered, to the depositary designated in the Offer:

•	a letter of transmittal with respect to such Supporting Stockholder’s YuMe Shares complying with the terms of the Offer;

•	a certificate or certificates representing such Supporting Stockholder’s YuMe Shares or an “Agent’s Message” (or such other evidence, if any, of transfer as the depositary designated in the Offer may reasonably request) in the case of a book-entry transfer of any such YuMe Shares beneficially owned by such Supporting Stockholder; and

•	all other documents or instruments reasonably required to be delivered by YuMe stockholders pursuant to the terms of the Offer;

or instruct such Supporting Stockholder’s broker or such other person that is the holder of record of such Supporting Stockholder’s YuMe Shares beneficially owned by such Supporting Stockholder to tender such YuMe Shares pursuant to and in accordance with the terms of the Offer.

Subject to the terms of the Tender and Support Agreement, to the extent that any of such Supporting Stockholder’s shares are not exchanged in the Offer, each Supporting Stockholder further agreed that, during the time the Tender and Support Agreement is in effect, to the extent that any of such Supporting Stockholder’s YuMe Shares have not been purchased in the Offer, at any annual or special meeting of the stockholders of YuMe, however called, including any adjournment or postponement thereof, such Supporting Stockholder will, in each case to the fullest extent that such Supporting Stockholder’s YuMe Shares are entitled to vote thereon:

•	appear at each such meeting or otherwise cause all of its YuMe Shares to be counted as present thereat for purposes of determining a quorum, and

•	be present (in person or in proxy) and vote, or cause to be voted, all of its YuMe Shares:

•	against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of YuMe contained in the Merger Agreement, or of any Supporting Stockholder contained in the Tender and Support Agreement, or (B) result in any of the Offer Conditions not being satisfied on or before the Outside Date,

•	against any agreement or arrangement related to or in furtherance of any YuMe Takeover Proposal,

•	against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, materially interfere with, or materially delay consummation of the Transactions by YuMe (including the Offer or the First Merger), including (A) any extraordinary corporate transaction such as a merger, acquisition, sale, consolidation or other business combination involving YuMe (other than the First Merger), (B) a sale, lease, license or transfer of a material amount of assets of YuMe or any reorganization, recapitalization, extraordinary dividend or liquidation of YuMe; or (C) any change in the present capitalization of YuMe or any amendment or other change to YuMe’s certificate of incorporation or bylaws, in the each case, solely to the extent YuMe is prohibited from taking such action pursuant to the Merger Agreement), and

•	in favor of (A) the adoption and approval of the Merger Agreement and the Transactions, (B) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the Transactions on the date on which such meeting is held, and (C) any other matter necessary for the consummation of such Transactions, which is considered at any such meeting of stockholders.

Pursuant to the Tender and Support Agreement, each Supporting Stockholder also irrevocably appointed RhythmOne (and any other person designated by RhythmOne) as attorney-in-fact and proxy for and on behalf of such Supporting Stockholder, to (a) attend any and all stockholder meetings of YuMe with respect to the above matters, and (b) vote, express consent or dissent with respect to such Supporting Stockholder’s YuMe Shares in accordance with the above at any such meeting. RhythmOne agreed not to exercise the proxy granted in the Tender and Support Agreement for any purpose other than the purposes described in the Tender and Support Agreement.

Pursuant to the Tender and Support Agreement, each Supporting Stockholder also agreed, subject to limited exceptions for transfers to partners or members of such Supporting Stockholder, to certain affiliated entities under common control with such Supporting Stockholder, and to trustees or beneficiaries of such trust or pursuant to a transfer by will, operation of law or for estate planning purposes, provided, that such a transfer shall be permitted only if, as a precondition, the transferee of Supporting Stockholder’s YuMe Shares agrees in writing to accept such shares subject to the terms of Tender and Support Agreement and to agree the such person shall constitute a Supporting Stockholder for all purposes of the Tender and Support Agreement (each, a “Permitted Transfer”), not to, directly or indirectly:

•	create or permit to exist any encumbrance, other than certain permitted encumbrances, on any of its YuMe Shares;

•	transfer, sell, assign, gift, hedge, pledge or otherwise dispose of any of its shares or any right or interest therein (whether by sale, liquidation, dissolution, dividend or distribution);

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer of its YuMe Shares or any right or interest therein;

•	grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of its YuMe Shares;

•	deposit or permit the deposit of any of its YuMe Shares into a voting trust or enter into a voting agreement with respect to any of its YuMe Shares; or

•	take or permit its representatives to take other action that would in any way materially restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under or the transactions contemplated by the Tender and Support Agreement or otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect in any material respect.

Under the Tender and Support Agreement, each Supporting Stockholder agreed, and authorized YuMe and its counsel to, notify YuMe’s transfer agent that, from the date of the Tender and Support Agreement until the termination thereof, and subject to Permitted Transfers, there is a stop transfer order with respect to all of such Supporting Stockholder’s YuMe Shares and that the Tender and Support Agreement places limits on the voting and transfer of such shares, in each case, prior to the termination of the Tender and Support Agreement.

In addition, each Supporting Stockholder agreed (a) not to make a written demand or file a petition for appraisal, and waived and agreed not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of its YuMe Shares that may arise in connection with the Offer and the First Merger, and (b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against YuMe and its successors relating to the negotiation, execution or delivery of the Tender and Support Agreement or the Merger Agreement, including any claim challenging (i) the validity of or seeking to enjoin the operation of, any provision of the Tender and Support Agreement, or (ii) alleging any breach of any fiduciary duty of the YuMe board of directors in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the Transactions, including, without limitation, the First Merger.

Each Supporting Stockholder consented and authorized RhythmOne, Purchaser, and the Merger Sub Two to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determined to be necessary in connection with the Offer, the First Merger and any other transactions contemplated by the Merger Agreement, such Supporting Stockholder’s identity and ownership of its YuMe Shares, the existence of the Tender and support Agreement and the nature of such Supporting Stockholder’s commitments and obligations under the Tender and Support Agreement.

Each Supporting Stockholder also agreed (and agreed to cause its representatives) (a) to immediately cease and cause to be terminated any solicitation, discussions or negotiations by such Supporting Stockholder or its representatives with any persons (other than RhythmOne and its representatives) that are ongoing with respect to a takeover proposal and (b) not to, directly or indirectly through intermediaries, (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to YuMe or any of its subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a YuMe Takeover Proposal, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a YuMe Takeover Proposal (subject to certain exceptions in response to an unsolicited inquiry), and (iii) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a YuMe Takeover Proposal. Each Supporting Stockholder has agreed to, and to cause its representatives to, promptly request any person that has executed a confidentiality or non-disclosure agreement with such Supporting Stockholder in connection with any actual or potential YuMe Takeover Proposal that remains in effect as of the date of the Tender and Support Agreement to return or destroy all confidential information in the possession of such person or its representatives.

Each Supporting Stockholder also agreed to notify RhythmOne as promptly as practicable (and in any event no later than twenty-four (24) hours after receipt) (a) of the number of any additional YuMe Shares or other YuMe securities of which such Supporting Stockholder acquires beneficial ownership on or after the date thereof, and (b) in the event that such Supporting Stockholder or any of its representatives receives a YuMe Takeover Proposal or a request for information relating to YuMe or its subsidiaries that contemplates a YuMe Takeover Proposal, including the identity of the person making the YuMe Takeover Proposal and the material terms and conditions thereof and an unredacted copy of such YuMe Takeover Proposal. Each Supporting Stockholder agreed to keep RhythmOne informed on a reasonably current basis of material developments with respect to any such YuMe Takeover Proposal. Each Supporting Stockholder also agreed to promptly (and in no event later than 24 hours after receipt) provide to RhythmOne copies of any indications of interest or draft agreements received by such Supporting Stockholder or its representatives relating to such YuMe Takeover Proposal.

Under the Tender and Support Agreement, each Supporting Stockholder also agreed that, for a period of six months after the Effective Time, it will not, directly or indirectly, in any single transaction or series of related transactions, and will not authorize or permit any of its affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, RhythmOne, (i) transfer or offer to transfer (other than Permitted Transfers) any legal or beneficial ownership in any RhythmOne Shares, options or RSUs received by it in the Transactions contemplated by the Merger Agreement (“Restricted Securities”), (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer (other than permitted transfers) of such Supporting Stockholder’s restricted securities or any right or interest therein, including any derivative instrument, hedging arrangement or other similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Restricted Securities, or (iii) engage in any short selling of Restricted Securities.

The Tender and Support Agreement will terminate automatically with respect to each Supporting Stockholder upon the first to occur of (a) the Effective Time, (b) the date the Offer shall have terminated or the Expiration Time or the Merger Agreement is terminated in accordance with its terms, in each case without acceptance for payment of such Supporting Stockholder’s YuMe Shares pursuant to the Offer or (c) the mutual written consent of RhythmOne and such Supporting Stockholder.

Notwithstanding anything to the contrary contained in the Tender and Support Agreement, 798,000 YuMe Shares, which may be deemed to be beneficially owned by AVI Partners, LLC and its affiliates (collectively, “AVI”) and held in an AVI separately managed account, will not be subject to any of the provisions in the Tender and Support Agreement, if AVI or its affiliates receives any instructions from the beneficial account holder of such YuMe Shares that are contrary to the agreements, instructions, restrictions or other provisions contained in the Tender and Support Agreement.

As of January 2, 2018, the Supporting Stockholders beneficially owned in the aggregate 10,385,214 YuMe Shares subject to the Tender and Support Agreement (excluding out-of-the-money options), which represented approximately 29.0% of the 35,804,666 YuMe Shares outstanding as of that date (including equity awards to be accelerated in connection with the Transactions, included in both the YuMe Shares beneficially owned by such stockholders and directors and officers and the total outstanding YuMe Shares).

INFORMATION ABOUT PURCHASER AND MERGER SUB TWO

Purchaser and Merger Sub Two are wholly-owned subsidiaries of RhythmOne. Purchaser was incorporated on August 29, 2017 for the purpose of making the Offer and consummating the First Merger and Merger Sub Two was incorporated on August 29, 2017 for the purpose of consummating the Second Merger. All outstanding shares of Purchaser and Merger Sub Two are directly owned by RhythmOne. Neither Purchaser nor Merger Sub Two has engaged in any business activities to date or have any material assets or liabilities of any kind, other than those incidental to their formation and those incurred in connection with the Merger Agreement, the Offer and the Mergers. The address for Purchaser and Merger Sub Two are c/o RhythmOne plc, 251 Kearny Street, 2nd Floor, San Francisco, CA 94108, and their telephone number is (415) 655-1450.

INFORMATION ABOUT RHYTHMONE

Overview

RhythmOne is an online advertising technology company that connects brands to audiences through digital advertising and content distribution. Its business focuses on three key constituents in the value chain: (i) consumers, by facilitating access to digital content; (ii) advertisers, by maximizing return on advertising spend; and (iii) publishers, as suppliers of audiences, by monetizing their content, improving yield and enhancing the value of their inventory. RhythmOne offers advertisers a suite of solutions that allow them to reach and connect with their target audiences through premium content across a variety of devices — from smartphones, tablets and other mobile devices to desktop computers. RhythmOne aims to maximize return on investment for advertisers by providing streamlined, transparent connections between advertisers and audiences through a combination of differentiated supply, innovative technology and data-driven insights. RhythmOne offers publishers the ability to maximize their yield and revenue by providing value-added tools and premium demand for their advertising inventory. RhythmOne’s proprietary technology and data analytics tools deliver a comprehensive, integrated solution at scale that allows advertisers to buy its ad supply in a programmatic, multi-channel fashion and publishers to manage and monetize their ad inventory.

The majority of RhythmOne’s revenue is generated from brand- and performance-based advertising delivered through mobile and desktop devices via formats such as video, rich media, OTT, banners and native advertising. Historically, RhythmOne’s strength has been on the supply-side of the value chain. RhythmOne believes YuMe’s strength lies in demand-side relationships with both agencies and trading platforms, a robust data management and targeting platform and emerging programmatic capabilities. While RhythmOne has added data management and demand-side platform capabilities through the acquisition of Radium, RhythmOne believes adding YuMe’s capabilities will enable it to become one of the top global players with a comprehensive, end-to-end technology offering within the digital advertising ecosystem. The combined power of data-driven marketing solutions and supply-side depth enables RhythmOne to offer advertisers the ability to reach consumers on multiple connected devices across a variety of formats, driving business outcomes.

Going forward, RhythmOne expects its unified programmatic platform, RhythmMax, to be the primary engine for growth across the company’s selling channels, facilitating the delivery of targeted, quality audiences, across devices and formats, at scale — globally. RhythmOne anticipates programmatic growth be derived from a number of drivers, including: international expansion across EMEA and APAC regions; the addition of exclusive supply, fueling greater demand, fill rates and pricing; the delivery of high impact, high margin video and rich media campaigns programmatically; higher pricing as a result of data-driven targeting capabilities; increased throughout from existing supply and demand side relationships; new direct and programmatic supply and demand side partners; and the establishment of private (trading) marketplaces to directly connect preferred supply and demand within the RhythmMax platform.

RhythmOne was incorporated under the Companies Act (1985) (United Kingdom) on April 23, 2007. RhythmOne’s principal executive office is located at 251 Kearny Street, 2nd Floor, San Francisco, California, U.S.A, 94108 and its registered office is located at 65 Gresham Street, 6th Floor, London EC2V 7NQ, United Kingdom. RhythmOne has offices in the United States, the United Kingdom and Canada. RhythmOne Shares are listed for trading on AIM under the ticker symbol “RTHM”.

Incorporation and History

RhythmOne was incorporated under the name of XYZABC plc in 2007, subsequently changing its name to blinkx plc, and was founded within and spun out of a company called Autonomy plc with a perpetual license to the IDOL (Intelligent Data Operating Layer) technology. Protected by 111 patents, IDOL was able to extract meaning and content on virtually all forms of digital information, including audio, video, images, social media, email and web content, as well as structured data such as customer transaction logs, to interpret and contextualize data at scale and in real time. Using the IDOL engine as its foundation, blinkx pioneered internet video search through its Concept Recognition Engine (CORE) technology. CORE used speech recognition and text and image analysis to extract meaning and context of video content to generate improved search results for consumers.

In recent years, RhythmOne has transformed its product offerings and capabilities to shift from a primarily desktop video business toward the mobile, video and programmatic advertising segments of the industry. Key acquisitions and product developments which have contributed to the evolution of its business include:

•	In 2013, the acquisition of the Grab Media video syndication platform, which allowed RhythmOne to augment relationships with its key advertisers, publishers and content providers to provide increased scale;

•	In 2013, the acquisition of Rhythm NewMedia, a leading premium mobile video advertising and technology platform;

•	In 2014, the acquisition of AdKarma, a video supply-side platform to bolster RhythmOne’s programmatic supply footprint;

•	In 2014, the acquisition of LYFE Mobile, a demand-side and data management platform, which provided an entry point into the programmatic segment of mobile advertising, a fast growing channel for programmatic spending;

•	In 2014, the entry into a technology licensing agreement with Zenovia Digital Exchange (Zenovia), which allowed RhythmOne to integrate high-volume, low-latency programmatic trading technology and industry-leading processes to filter and segment traffic and enhance brand safety for advertisers;

•	In 2014, the acquisition of All Media Network, LLC (All Media), providing access to a number of premium consumer properties, including Sidereel.com, Allmusic.com, Allmovie.com and Celebified.com, which collectively represented over 25 million unique users per month; owning and operating a sizeable, high-quality audience enhanced RhythmOne’s ability to continuously test, filter and score RhythmOne’s aggregate supply to enhance traffic quality and performance;

•	In 2017, the acquisition of Perk, Inc., gaining access to premium consumer mobile apps and web properties, adding exclusive inventory to RhythmOne’s supply side portfolio as well as strategic demand relationships; and

•	In 2017, the acquisition of certain assets of Radium, gaining access to a leading data-driven, performance-focused marketing platform, distinctive consumer insights, audience segmentation and targeting technology, and premium demand relationships.

Market Overview

RhythmOne believes that consumers are shifting from traditional media like television to digital media displayed on mobile devices and personal computers. While total advertising spend is estimated to be $207 billion in the United States in 2017, growing at 6% compound annual growth rate (“CAGR”) by 2020, digital advertising spend is projected to be $83 billion in 2017 and is anticipated to grow at 13% CAGR between 2016 and 2020. Notably, in 2016, digital advertising spend outpaced television spend for the first time —$71.6 billion compared to $71.3 billion. This trend is expected to continue, with digital advertising spend projected to represent 50% of all media spend by 2021 compared to 31% for television, according to eMarketer. In 2016, digital advertising was dominated by the display channel, estimated at 49% of total digital advertising spend. Display advertising, including video (which represents 18% of digital advertising spend), outpaced search for the first time in 2016, a significant achievement given the direct-response nature of search.

Furthermore, consumers are now spending more time on mobile devices. Growth in digital spend is led by mobile and video, and according to eMarketer, are expected to grow by 19% CAGR and 17% CAGR, respectively, over the next five years. Mobile video is anticipated to grow at 21% CAGR over the next five years, as broadband access improves and more users regularly consume video content through their smartphones.

Programmatic trading is now the dominant buying method, as the majority of media inventory is bought and sold through automated trading mechanisms that include exclusive private marketplaces (“PMPs”), where pools of inventory are set aside for specific bidders, and auction-based real-time bidding (“RTB”). According to eMarketer, programmatic, or the automated purchase of media through a technology platform, is now the primary buying modality for advertisers. In 2017, programmatic digital display advertising spend will represent 78% of digital spend overall, rising to 84% by 2019. This is projected in 2018 to include $30 billion in mobile programmatic and $9 billion in video programmatic.

This dynamic landscape is coupled with increased advertiser demand for standardization around measurement, viewability, audience quality and brand safety, especially given the recent high-profile attention given to “fake news” and the need of brands to ensure that their advertising does not appear alongside controversial or inappropriate content.

Finally, ad blocking continues to be a concern for the industry, especially on the supply-side. Monetization has become more challenging as publishers deal with emerging technologies, look for new ways to create dialogue around the value exchange that governs content consumption, and seek creative ways to generate revenue from their audience base. There is also increased pressure on advertisers and brands to create compelling, relevant ad experiences for consumers. This has led to increased interest in native advertising (where the ad experience mirrors the natural form and style of the digital medium in which it is placed), influencer marketing and experiential advertising.

RhythmOne believes the online advertising sector will continue to grow and transform at a rapid pace, and that advertisers will continue to reward full-stack technology partners that deliver data-driven, audience-centric, cross-screen advertising capabilities and clear measurement around campaign effectiveness and supply quality.

Strategy

RhythmOne’s objective is to be the advertising partner of choice for publishers and brands by helping them capitalize on the large and growing digital advertising opportunity. RhythmOne simplifies the technological complexities of digital advertising to make it accessible to its partners. The following are the key elements of RhythmOne’s strategy:

•	Innovating through continued investments in technology and data.

•	Deepening its relationship with existing advertising and publishing clients.

•	Increasing its share of advertising budgets from existing advertisers.

•	Acquiring new publishing and advertising partners.

Operations

RhythmOne’s operating model consists of four key components: supply partners, demand partners, content (including desktop and mobile application providers) and underlying technology. RhythmOne matches audiences across thousands of sites and mobile applications with content and advertisements in real time using its contextual algorithms and programmatic trading capabilities. RhythmOne earns revenue from advertisers seeking to present their messages to highly-targeted consumers across devices and formats, and distributes a share of this revenue to the publishers, mobile application owners and content providers (including RhythmOne’s owned and operated properties) within its ecosystem.

Revenue is a function of three factors within RhythmOne’s operating model: price of inventory, fill rate (percent of opportunities monetized), and volume (total number of opportunities within the platform).

RhythmOne’s organizational structure largely reflects the operating model, with supply and demand entities supported by centralized finance, operations, marketing, product and engineering, and legal functions. The sales function is consolidated to encourage cross-platform, integrated campaign selling.

The following chart presents RhythmOne’s organizational structure prior to the consummation of the Transactions:

The following chart presents RhythmOne’s organizational structure following the consummation of the Transactions:

Products and Services

RhythmOne offers advertisers the opportunity to reach and engage with their target audiences across mobile devices and screens through RhythmOne’s unified, multi-channel, multi-format programmatic platform for engaged audiences called “RhythmMax”. Through RhythmMax, advertisers gain access to RhythmOne’s advertising inventory across owned, controlled and extended supply sources. RhythmOne represents one of the largest supply footprints in the industry, ranking fourth in the United States by comScore, as of August 2017. Importantly, the RhythmMax platform has enabled RhythmOne to unify the entire supply-side of the value chain, eliminating intermediaries and streamlining interactions between advertisers and consumers, thereby enhancing the efficiency and effectiveness of RhythmOne’s customers’ online advertising campaigns. RhythmOne’s customers purchase RhythmOne’s marketplace inventory through demand-side platforms, including RhythmOne’s own or third-party technology, either as part of a private marketplace, managed service arrangement or open auction (real-time bidding).

Integral to the success of the RhythmMax programmatic platform has been RhythmOne’s focus on quality. The digital advertising space is rapidly changing and standards around quality assurance have yet to be universally defined. However, pressure from advertising partners for efficiency and transparency is growing. RhythmOne has taken significant, proactive steps to build and enhance its supply quality, and have made continuous enhancements to its proprietary filtering technology, “RhythmGuard,” which blocks underperforming or suspicious traffic before it reaches the marketplace. As a result of RhythmOne’s technology and filtering processes, RhythmOne believes that it now operates one of the highest quality advertising marketplaces in the industry. As at August 2017, RhythmOne ranked first in the United States for five consecutive months and in the top two internationally in quality on Pixalate’s Global Seller Trust Index.

In addition to platform investments in RhythmMax, RhythmOne has sought to distinguish its supply footprint by offering access to distinctive owned, controlled and first-look audiences that are compelling to advertisers and brands. A key action in support of this strategy was the acquisition of Perk Inc., a mobile-first supply-side rewards and engagement platform. During 2017, RhythmOne integrated Perk Inc.’s cross-device, owned and operated inventory into RhythmOne’s unified programmatic platform, deepening RhythmOne’s audience reach and enhancing the quality and quantity of RhythmOne’s differentiated brand- and performance-focused supply. Perk Inc. joined RhythmOne’s other owned and operated properties, including AllMusic, SideReel and Celebified, that serve as a critical test platforms to enhance the quality and targeting algorithms for RhythmOne’s controlled and extended supply, and differentiate RhythmOne from other advertising technology providers.

With the acquisition of Radium, RhythmOne gained access to a leading data-driven marketing platform, distinctive customer insights, audience segmentation and targeting technology, and premium advertiser relationships. The Radium technology reads intent-based signals from paid, earned, shared and owned channels, identifying the highest value customers with the greatest propensity to engage or convert. These insights are then activated through RhythmOne’s demand-side platform (“DSP”) or third-party DSPs to execute ad purchases across channels and formats — all within a brand-safe environment. With this acquisition, RhythmOne believes that it has become one of a handful of global competitors with a comprehensive, end-to-end technology offering within the digital advertising ecosystem.

During RhythmOne’s last fiscal year, RhythmOne continued to focus on the development of RhythmMax. It now provides a centralized platform to access cross-device, cross-format RhythmOne inventory across owned, controlled and extended supply sources. It also provides advertisers with flexibility in how they purchase, whether through traditional direct deals, private “walled garden” marketplaces with pre-defined content or targeting parameters, or via auction-based mechanisms — all of which use the OpenRTB (Real-Time Bidding) protocol. Through RhythmMax, advertisers can reach target audiences to achieve measurable return on investment at their desired spend level through a single entry point. RhythmOne also made critical enhancements to its RhythmGuard technology, including the development of automated creative scanning, ad quality verification processes and additional algorithms to measure the quality of video advertising.

On the supply side, RhythmOne has developed several tools designed to attract and retain high-quality publisher and app developer partners. Specifically, RhythmOne built and released header bidder functionality, which helps publishers monetize their inventory more efficiently. In addition, RhythmOne released a new version of its software development kit (SDK) for mobile app developers, allowing for easier installation and campaign management, as well as deeper reporting features. The SDK supports all standard video and rich media ad units and includes emerging viewability standards for both display and video.

Finally, RhythmOne has made enhancements to its Advanced Creative Platform (ACP), a self-serve utility that allows RhythmOne’s demand partners to quickly and easily develop and produce highly customized video, rich media, and native ads. This platform supports the latest industry standard interfaces, such as VAST, VPAID, and MRAID, and allows RhythmOne to meet advertiser demands for viewability data and detailed engagement metrics.

These developments represent significant steps forward as RhythmOne bundles its products and technology to better serve advertisers and publishers in a competitive and challenging marketplace, and continues to invest in capacity to drive future growth.

Publishers

RhythmOne is a partner to a variety of inventory providers including supply-side platforms (SSPs), advertising networks, individual publishers and mobile applications. RhythmOne offers supply partners an easy path to monetize their audiences across devices, utilizing a variety of different ad formats.

RhythmOne offers publishers the ability to integrate their inventory with RhythmOne’s platform by using tags, its proprietary software development kit (SDK) or through its header bidder solutions. RhythmOne’s publisher partners access its high-quality demand and package and can monetize those opportunities through its platform. RhythmOne helps its publisher partners drive value by offering access to many high quality demand partners, data analytics to help publishers gain insights into their audiences, and tools to help them package their premium supply for sale in a way that maximizes value for them.

Over time, RhythmOne has built a thriving partner ecosystem and network-effects model that continuously grows in all dimensions. This dynamic ecosystem can be a significant barrier to entry for potential competitors, since partner integration can be time-consuming to establish and difficult to scale.

Advertisers

RhythmOne’s primary goal is to help advertisers achieve the highest return on their advertising spend as efficiently and effectively as possible. RhythmOne’s customers consist primarily of advertising agencies and the brands they serve, as well as demand-side platforms looking to provide access to their agency partners to open auction (“RTB”) buying. As of March 31, 2017, RhythmOne had approximately 511 advertising customers. No customer accounted for more than 10% of RhythmOne’s total revenue for the fiscal year ended March 31, 2017 after giving effect to the acquisitions of Perk and Radium.

RhythmOne works with agencies in two primary ways: managed service and self-serve. RhythmOne’s managed service offering is targeted at small- to mid-sized agencies that do not have a seat on one of the self-serve demand-side platforms, or who may be resource-constrained and seeking partners who can extend their media planning and buying capabilities. RhythmOne provides high-touch solutions that help them define their goals and pinpoint their audience targeting parameters using first-party data derived from its proprietary analytics tools and third-party data from select partners. RhythmOne then builds, deploys and manages customized campaigns through its demand-side platform, primarily focused on driving direct-response actions. In this model, RhythmOne’s differentiator is its suite of proprietary analytics tools that, once installed on a brand’s website or mobile app, help generate a distinctive, first-party profile of their prospects and customers, even tapping into traditionally non-measured activities such as email and messaging (known as dark social).

RhythmOne’s second target is larger agencies and holding companies that are executing most of their spend programmatically through one of the major third-party demand-side platforms. With this audience, RhythmOne’s principal offering is its private and guaranteed marketplaces. Private marketplaces allow RhythmOne to package premium, highly-targeted inventory into custom segments that can then be used exclusively by these agencies and the brands they serve. Similarly, guaranteed marketplaces provide pockets of inventory that have built-in, guaranteed thresholds around viewability and verification (non-human traffic). This inventory is packaged through what is known as a “deal ID” which is then accessible through their chosen third-party DSP provider.

With the acquisition of Radium, and the addition of YuMe, RhythmOne will have assembled a compelling demand-side offering, differentiated by a comprehensive supply-side portfolio, innovative technology and data-driven insights.

Sales and Marketing

As of September 30, 2017, RhythmOne had total sales and marketing staff of 175 employees.

Demand-side

RhythmOne’s sales strategy is focused on targeting advertising agencies. Brand advertisers’ purchasing decisions typically are made and coordinated by their advertising agencies and require input from multiple constituencies. As a result, RhythmOne’s sales process can be time-consuming. RhythmOne has invested significant resources in establishing relationships with brand advertisers, advertising agencies and agency trading desks.

RhythmOne’s demand-side sales team is structured around two primary targets: small to mid-sized advertising agencies who do not have a seat on a demand-side platform and primarily access RhythmOne’s media solutions through a managed service arrangement, and larger agencies and holding companies who have access to a programmatic trading desk and are buying “self-serve” advertising through their seat on a demand-side platform. In the case of holding companies, RhythmOne seeks to establish relationships with both top-level executives who are making partnership decisions, as well as front-line media planners and trade desk buyers. In addition, certain members of RhythmOne’s team are focused on cultivating relationships with third-party demand-side platform partners to identify integration opportunities and to ensure satisfaction with the supply they are accessing. RhythmOne’s sales organization includes an operations team which supports the sales teams in executing and optimizing advertising campaigns, a marketing team which assists with developing pitch material and collateral, and an engineering team with deep technical expertise.

Sales executives and account managers are assigned to specific regions where they oversee relationships with the agencies in that region. For managed service campaigns, RhythmOne’s team provides consultation throughout the process, from identifying key performance indicators to detailed automated and manual optimization, to ensure that campaign goals are met to the customer’s satisfaction. RhythmOne also has a creative services team that provides assistance with ad development and deployment. If the campaign calls for RhythmOne’s analytics tools to be installed on a brand’s website, RhythmOne also has a technical team that assists with installation and set-up.

RhythmOne locates sales and support personnel across each of the markets it serves to align with the geographies of buyers and vertical markets that it serves.

Supply-side

RhythmOne’s supply-side team is focused on fostering adoption and overall market awareness of RhythmOne’s publisher offering amongst both individual publishers and mobile application developers as well as SSPs. Publishers have many options when it comes to demand partners, so building strong relationships and providing value-added solutions is key to initial conversion and retention. Ultimately, RhythmOne’s goal is to help them maximize the amount of revenue they can derive from advertising to the audiences they have developed for their websites or mobile applications. RhythmOne therefore invests significant time in identifying and cultivating relationships with publishers to ensure they understand the value of working with RhythmOne.

RhythmOne’s publisher development team is supported by a marketing team and an engineering team with deep technical expertise.

Marketing Channels and Tactics

The marketing team, principally located in the United States, supports both demand- and supply-side sales. While RhythmOne is always seeking to raise awareness of the company in all markets, through events and advertising, RhythmOne’s marketing strategy has favored direct-response, lead-generation campaigns fueled by thought-leadership.

RhythmOne’s Competition

RhythmOne’s industry is highly competitive and fragmented. RhythmOne competes with companies like AppNexus, Sovrn, and Pubmatic as well as large, established industry leaders such as Google and Facebook, as well as other demand- and supply-side platform providers. RhythmOne believes that it competes primarily based on the performance, capabilities and transparency of its platform. RhythmOne is differentiated from its competitors in the following areas:

•	Platform scale — RhythmOne’s platform functions across devices and formats — Ranked #4 on comScore’s U.S. Display Ad Ecosystem (August 2017)

•	Brand safety — through RhythmOne’s proprietary filtering technology, RhythmGuard, RhythmOne filters suspicious and underperforming traffic before it reaches the marketplace — ranked #1 in the United States on Pixalate’s Global Seller Trust Index (August 2017)

•	Data — proprietary analytics tools enable RhythmOne to gather first-party data from brand partners and model audiences based on this data for better performance and higher audience engagement

•	Creative Innovation — RhythmOne’s Advanced Creative Platform simplifies the ad creation and deployment process — making it easier for advertisers to get the most out of their campaign

•	End-to-end technology stack — RhythmOne’s platform enables efficient connections between advertisers and audiences, eliminating the need for intermediaries and point solutions

Intangible Properties

The protection of RhythmOne’s technology and intellectual property is an important component of RhythmOne’s success. RhythmOne relies on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and also use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect RhythmOne’s intellectual property.

As of September 30, 2017, RhythmOne held 32 issued patents and over a dozen pending patent applications. In addition, RhythmOne maintains a trademark portfolio including common law trademarks, trademark registrations in (and trademark applications pending in) the United States, Canada, Australia and the European Union, and a trademark registration with the World Intellectual Property Organization.

RhythmOne’s business model also includes directing appropriate resources to protecting and enhancing its goodwill and reputation in the marketplace.

Government Regulation; Industry Alliances

RhythmOne is subject to numerous U.S. and foreign laws and regulations that are applicable to companies engaged in the online advertising business, including advertising on mobile devices. In addition, many areas of law that apply to RhythmOne’s business are still evolving, and could potentially affect RhythmOne’s business to the extent they restrict RhythmOne’s business practices or impose a greater risk of liability. RhythmOne is aware of several ongoing lawsuits filed against companies in RhythmOne’s industry alleging various violations of privacy or data security related laws.

Privacy

Privacy and data protection laws and regulations play a significant role in RhythmOne’s business. In the United States, at both the state and federal level, there are laws that govern activities such as the collection, use and disclosure of data by companies like RhythmOne. Online advertising activities in the United States have primarily been subject to regulation by the Federal Trade Commission, or the FTC, which has regularly relied upon Section 5 of the Federal Trade Commission Act, or Section 5, to enforce against unfair and deceptive trade practices. Section 5 has been the primary regulatory tool used to enforce against alleged violations of consumer privacy interests. In addition, RhythmOne’s solutions reach devices and users throughout the world, including in Australia, North America, Europe and Asia. As a result, some of RhythmOne’s activities may also be subject to the laws of foreign jurisdictions. In particular, European data protection laws can be more restrictive regarding the collection, use, and disclosure of data than those in the United States. If RhythmOne expands into other foreign countries and jurisdictions, it may be subject to additional laws and regulations that may affect how it conducts business.

Additionally, U.S. and foreign governments and relevant self-regulatory bodies have enacted, considered or are considering legislation or regulations that could significantly restrict industry participants’ ability to collect, augment, analyze, use and share anonymous data, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tools to track people online or by redefining the types of information that constitute personal information and non-personal information. The European Union, or EU, and some EU member states have already implemented legislation and regulations requiring advertisers to obtain specific types of notice and consent from individuals before using cookies or other technologies to track individuals and their online behavior and deliver targeted advertisements. RhythmOne sometimes uses precise location information for the purpose of better targeting online or mobile advertisements. The use of precise location information is of significant interest to regulators and legislators and new regulations or legislation may impose additional restrictions or costs upon RhythmOne in the future. It remains a possibility that additional legislation and regulations may be passed or otherwise issued other than in relation to precise location information in the future. RhythmOne also participates in industry self-regulatory programs under which, in addition to other compliance obligations, RhythmOne provides consumers with notice about its use of cookies and its collection and use of data in connection with the delivery of targeted advertising and allow them to opt-out from the use of data RhythmOne collects for the delivery of targeted advertising. The rules and policies of the self-regulatory programs that RhythmOne participates in are updated from time to time and may impose additional restrictions upon RhythmOne in the future.

Any failure, or perceived failure, by RhythmOne to comply with U.S. federal, state, or international laws or regulations pertaining to privacy or data protection, or other policies, self-regulatory requirements or legal obligations could result in proceedings or actions against RhythmOne by governmental entities or others.

Advertising

Even though RhythmOne generally receives certain contractual protections from its buyers with respect to their ads, RhythmOne may nevertheless be subject to regulations concerning the content of ads. Federal and state laws governing intellectual property or other third-party rights could apply to the content of ads RhythmOne places. Laws and regulations regarding unfair and deceptive advertising, sweepstakes, advertising to children, and other consumer protection regulations, may also apply to the ads RhythmOne places on behalf of clients.

Industry Alliances

Given the ongoing development of online advertising, industry practices are rapidly evolving. RhythmOne is a participating members of the Digital Advertising Alliance, or DAA. RhythmOne also participates in a wide range of Interactive Advertising Bureau (“IAB”) committees, councils and working groups, as well as other industry groups that are focused on establishing best practices for the online video advertising industry.

Seasonality

In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with holiday buying. Historically, the fourth quarter of the calendar year reflects RhythmOne’s highest level of advertising activity and the first quarter reflects the lowest level of such activity. RhythmOne expects its revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole, and events such as the U.S. election cycle and the Olympics.

RhythmOne’s Employees

As of September 30, 2017, RhythmOne had 463 employees, of which 233 were primarily engaged in technology and development functions, 175 were engaged in sales and marketing functions, and 55 were engaged in general and administrative functions. These employees are distributed globally (United States, Canada, United Kingdom, France, Italy, Asia Pacific and India), but the majority (331) are located in North America. None of RhythmOne’s employees are represented by a labor union or covered by a collective bargaining agreement, other than RhythmOne’s employees in France, who are covered by the Bureau d’Études Technique (SYNTEC) collective bargaining agreement. RhythmOne considers its relationship with its employees to be good.

As a growing online advertising company, RhythmOne has been able to attract and retain talented professionals in the industry who have strong knowledge of advertisers, content publishers and target consumers across devices and content types. RhythmOne’s senior management team consists of experienced and knowledgeable operations, financial, technology, marketing and communications, sales, and legal and regulatory team members who have gained extensive experience, including with other industry leaders.

Foreign Operations

Although RhythmOne has offices in, among other non-U.S. locations, London, England, Bangalore, India, Sydney, Australia and Waterloo, Ontario, it is headquartered in the United States and the majority of its customers (and revenue) are based in the United States, with approximately 10% of RhythmOne’s revenues generated outside of the United States.

Material Properties

RhythmOne leases office space in locations throughout the United States, Canada, the European Union, Australia and Asia, including offices in Austin, Bellevue, Chicago, New York, San Francisco, Waterloo, Bangalore, London, Paris, Singapore and Sydney. None of the leases are considered to be material to the company. As of September 30, 2017, RhythmOne had approximately US $7.6 million of property and equipment, which primarily consists of its servers and networking equipment.

Legal Proceedings

RhythmOne is involved in legal proceedings in the ordinary course of its business. RhythmOne’s board of directors believes that RhythmOne makes appropriate provisions for legal claims and actions against RhythmOne on the basis of the likely outcome, but makes no provisions for those which are, in the view of RhythmOne’s directors, unlikely to succeed.

There are no legal or arbitration proceedings which are in progress, pending or threatened during the 12 months preceding the date of this prospectus/offer to exchange which may have, or have had, a material effect on the financial position of RhythmOne.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RHYTHMONE

The following discussion and analysis of the financial condition and results of RhythmOne should be read in conjunction with RhythmOne’s audited consolidated financial statements and the unaudited condensed consolidated interim financial statements included in this prospectus/offer to exchange. The consolidated financial statements and the unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including the United States.

This discussion and analysis contains forward-looking statements such as those which, although based on assumptions that RhythmOne considers reasonable, are subject to risks and uncertainties that could cause actual events or conditions to differ materially from those expressed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus/offer to exchange, see particularly “Risk Factors” beginning on page 36 and “Cautionary Statement Regarding Forward-Looking Statements” on page 65 of this prospectus/offer to exchange.

The financial information and related discussion and analysis contained in this section are presented in U.S. dollars, and many of the amounts and percentages have been rounded for convenience of presentation.

Company Overview

RhythmOne is an online advertising technology company that connects brands to audiences through digital advertising and content distribution. Its business focuses on three key constituents in the value chain: (i) consumers, by facilitating access to digital content; (ii) advertisers, by maximizing return on advertising spend; and (iii) publishers, as suppliers of audiences, by monetizing their content, improving yield and enhancing the value of their inventory. RhythmOne offers advertisers a suite of solutions that allow them to reach and connect with their target audiences through premium content across a variety of devices — from smartphones, tablets and other mobile devices to desktop computers. RhythmOne aims to maximize return on investment for advertisers by providing streamlined, transparent connections between advertisers and audiences through a combination of differentiated supply, innovative technology and data-driven insights. RhythmOne offers publishers the ability to maximize their yield and revenue by providing value-added tools and premium demand for their advertising inventory. RhythmOne’s proprietary technology and data analytics tools deliver a comprehensive, integrated solution at scale that allows advertisers to buy its ad supply in a programmatic, multi-channel fashion and publishers to manage and monetize their ad inventory.

The majority of RhythmOne’s revenue is generated from brand- and performance-based advertising delivered through mobile and desktop devices via formats such as video, rich media, OTT, banners and native advertising. Historically, RhythmOne’s strength has been on the supply-side of the value chain. RhythmOne believes YuMe’s strength lies in demand-side relationships with both agencies and trading platforms, a robust data management and targeting platform and emerging programmatic capabilities. While RhythmOne has added data management and demand-side platform capabilities through the acquisition of Radium, RhythmOne believes adding YuMe’s capabilities will enable it to become one of the top global players with a comprehensive, end-to-end technology offering within the digital advertising ecosystem. The combined power of data-driven marketing solutions and supply-side depth enables RhythmOne to offer advertisers the ability to reach consumers on multiple connected devices across a variety of formats, driving business outcomes.

Going forward, RhythmOne expects its unified programmatic platform, RhythmMax, to be the primary engine for growth across RhythmOne’s selling channels, facilitating the delivery of targeted, quality audiences, across devices and formats, at scale — globally. RhythmOne anticipates programmatic growth will be derived from a number of drivers, including: international expansion across EMEA and APAC regions; the addition of exclusive supply, fueling greater demand, fill rates and pricing; the delivery of high impact, high margin video and rich media campaigns programmatically; higher pricing as a result of data-driven targeting capabilities, increased throughput from existing supply and demand side relationships; new direct and programmatic supply and demand side partners; and the establishment of private (trading) marketplaces to directly connect preferred supply and demand within the RhythmMax platform.

RhythmOne’s organizational structure largely reflects the operating model, with supply and demand entities supported by centralized finance, operations, marketing, product and engineering, and legal functions. The sales function is fully consolidated to encourage cross-platform, integrated campaign selling.

RhythmOne is headquartered in San Francisco, California, with offices across the United States, Canada and the United Kingdom.

Key Factors Affecting Results of Operations

Industry Trends Affecting Revenue and Profit

During 2017, spend in the online advertising industry continued to shift from offline to online channels, as advertisers followed consumers online, with mobile, video and programmatic segments growing fastest in the industry. A testament to this trend, digital advertising spend in the United States outpaced television spend for the first time in history. As expected, the market has continued to polarize entities providing an integrated offering, and entities providing point solutions which are facing challenges of scale and scope, making them ripe for consolidation. RhythmOne expects this trend to continue for the foreseeable future.

Along with a shift from offline to online channels there has also been growth in the level of mobile ad spend which now outpaces desktop ad spend by a margin of over two-to-one with $58 billion anticipated spend on mobile in 2017 compared to $25 billion on desktop. In future years this is expected to continue and by 2019 mobile ad spend alone is projected to outpace all television ad spend ($82 billion compared to $76 billion) according to eMarketer.

The digital advertising space is rapidly changing and standards around quality assurance have yet to be universally defined. Ad fraud is costing the U.S. marketing and media industry an estimated $7.2 billion each year. RhythmOne has taken significant steps to build and enhance its supply quality through investing in technologies such as RhythmGuard which has allowed RhythmOne to operate as one of the highest quality marketplaces in the industry.

With new devices, content and ad formats, targeting features and distribution channels being introduced to the online advertising sector, RhythmOne prioritizes supporting internal research and development and actively seeking partnerships that allow RhythmOne to serve ads against new and emerging digital content types.

Seasonality of Operations

RhythmOne’s revenue tends to fluctuate based on seasonal factors that affect the advertising industry. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday and year-end purchasing activities. Historically, the fourth quarter of the year reflects the highest advertising activity and the first quarter reflects the lowest level of such activity.

Business Combinations and Acquisitions

In line with RhythmOne’s growth strategy, on January 19, 2017, RhythmOne completed the acquisition of Perk for a total consideration of approximately $43.7 million. Through the acquisition of Perk, RhythmOne gained access to several premium consumer mobile apps and web properties, adding exclusive inventory to RhythmOne’s supply portfolio that can be programmatically-enabled, as well as strategic demand relationships. Perk is expected to advance RhythmOne’s future performance and help RhythmOne to scale a leading platform to drive industry-wide consolidation and capitalize on the expected increase in mobile ad spend in future years.

On June 26, 2017, RhythmOne acquired a leading data-driven marketing platform from Radium, together with certain other related assets and associated liabilities for consideration of $20.4 million and the assumption of approximately $4 million in net negative working capital. This acquisition accelerates RhythmOne’s strategy to build a unified programmatic platform with distinctive audiences of uniform quality at scale. Through the acquisition of Radium, RhythmOne gains access to a leading data driven marketing platform, distinctive consumer insights, audience segmentation and targeting technology, and premium demand relationships — which are expected to positively affect both pricing and fill rates on the RhythmOne platform.

Discontinued Operations

On March 31, 2017, RhythmOne ceased the operations of its consumer business activities sold certain assets and specific liabilities of Prime Visibility Media Group (“PVMG”). The results of these operations are presented as discontinued operations in RhythmOne’s income statement. The comparatives have been restated to show the discontinued operations separately from the continuing operations.

Discussion of Principal Income Statement Line Items

Revenue

RhythmOne’s revenue is principally derived from advertising services measured by the number of advertising impressions displayed on digital media properties owned and controlled by third-party digital media property owners and its owned and operated digital media properties and mobile apps. RhythmOne’s revenue is priced on a cost per thousand impressions (“CPM”) or on a Pay per Click (“PPC”) basis. RhythmOne recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, RhythmOne considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

In the normal course of its business, RhythmOne acts as a facilitator in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether RhythmOne is acting as the principal or an agent in the transaction. In determining whether RhythmOne acts as the principal or an agent, RhythmOne follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because RhythmOne is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) establishing the selling prices of the advertisements sold, (iii) performing all billing and collection activities including retaining credit risk and (iv) bearing sole responsibility for fulfillment of the advertising, which may also include committing to buy advertising inventory in advance, RhythmOne acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

RhythmOne recognizes revenue based on delivery information from a combination of third-party reporting and RhythmOne’s proprietary campaign tracking systems. Contracts containing multiple deliverables are split into their constituent parts and each deliverable’s fair value is separately determined and recognized accordingly.

The policies for each of RhythmOne’s key revenue streams in relation to services are set out below.

Advertising Revenue

When sales values are based on the volume of impressions, revenue is based on an agreed amount per impression and the number of impressions displayed. This revenue is recognized as the volumes are reported either by RhythmOne’s customers, RhythmOne’s internal reporting system or an authoritative third-party, based on the contractual terms.

When sales values are based on volume of clicks, revenue is based upon an agreed amount per click that the end user makes after viewing the advertisement and the number of clicks made by the users, in the period in which the clicks occur.

Share of Advertising Revenue

Where customers use the RhythmOne technology to retrieve their own content, contractual arrangements may provide for RhythmOne to receive a share of the customer’s advertising revenues. The amount of revenue is dependent upon the amount paid per click or per advertisement shown. This revenue is recognized as reported by RhythmOne’s customers, in the period to which it relates.

RhythmOne generated $114.5 million and $66.8 million of revenue in the six months ended September 30, 2017 and September 30, 2016, respectively. In fiscal years 2017 and 2016, RhythmOne generated $149.0 million and $116.1 million of revenue, respectively.

Cost of Revenue

Cost of revenue consists primarily of costs incurred with digital media property owners, typically under revenue-sharing arrangements or based on minimum guaranteed impressions. RhythmOne refers to these costs as traffic acquisition costs. Generally, RhythmOne incurs traffic acquisition costs in the period the advertising impressions are delivered.

These costs represented $70.9 million and $43.7 million, or 61.9% and 65.4% of RhythmOne’s revenue in the six months ended September 30, 2017 and September 30, 2016, respectively. In fiscal years 2017 and 2016, these costs represented $98.5 million and $72.7 million, or 66.1% and 62.6% of revenue, respectively.

Operating Expenses

Operating expenses consist of costs associated with RhythmOne’s research and development, sales and marketing activities, general and administrative costs, charges for depreciation of property plant and equipment, and amortization of intangible assets.

Research and Development Expenses

Research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new and existing products and services, in addition to co-locations and facilities charges. The development expenditures are capitalized in accordance with RhythmOne’s standard internal capitalization policy set out in Note 2 of RhythmOne’s consolidated financial statements. All research costs are expensed when incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of compensation and related costs for personnel engaged in customer service, sales, and sales support functions, as well as advertising and promotional expenditures that are not directly attributable to revenue, in addition to facilities charges.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation and related costs for personnel and facilities, and include costs related to RhythmOne’s facilities, finance, human resources, information technology, and legal organizations, and fees for professional services. Professional services principally consists of outside legal, audit, information technology consulting, and outsourcing services.

Exceptional items within operating expenses include acquisition legal and accounting expenses, integration costs, severance and other significant assets write-downs.

Operating costs represented $54.9 million and $33.5 million, or 47.9% and 50.1% of revenue in the six months ended September 30, 2017 and September 30, 2016, respectively. In fiscal years 2017 and 2016, these costs represented $65.8 million and $120.6 million, or 44.2% and 103.9% of revenue, respectively.

Finance Income

Finance income includes bank interest and income from short-term deposits.

Finance Expense

Finance expense includes interest on obligations under finance leases.

Internal Control over Financial Reporting

In connection with the Offer and in preparation of RhythmOne becoming subject to Section 404 reporting requirements, RhythmOne is engaged in a process to document and evaluate its internal control over financial reporting. Furthermore, RhythmOne’s internal control over financial reporting were for the first time subject to review under PCAOB auditing standards in connection with the audit of RhythmOne’s annual consolidated financial statements for the two years ended March 31, 2017. As a result of the work undertaken, certain weaknesses in RhythmOne’s internal control over financial reporting have been identified, which under PCAOB standards are considered to be material weaknesses.

Under the PCAOB standards, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of RhythmOne’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) the insufficient nature of RhythmOne’s formally designed, documented and implemented control processes and review procedures, (ii) the lack of adequate controls over key reports and spreadsheets, and (iii) the lack of key accounting personnel with the requisite knowledge and experience of IFRS for complex transactions and SEC rules.

RhythmOne intends to implement a number of measures to address these material weaknesses. RhythmOne will be formalizing and documenting its internal control processes and review procedures with clearly defined responsibilities for its finance personnel. RhythmOne will be further reviewing and designing additional controls over key reports and spreadsheets which will also be documented in line with existing controls. To facilitate the improvement in its internal controls, RhythmOne will look to hire necessary additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of IFRS and SEC reporting requirements. RhythmOne will also establish an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially training related to IFRS and SEC reporting requirements. RhythmOne is continuing its efforts to further enhance its internal audit function to enhance its monitoring of IFRS accounting and reporting matters.

RhythmOne and its independent registered public accounting firm were not required to perform an evaluation of its internal control over financial reporting as at March 31, 2017 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, RhythmOne cannot assure you that as a result of its preliminary assessment that it has identified all, or that it will not in the future have additional, material weaknesses. Material weaknesses may still exist when RhythmOne reports on the effectiveness of its internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act after the completion of this Offer. See “Risk Factors — Risks related to the Business of RhythmOne — RhythmOne has identified material weaknesses in its internal control over financial reporting, and if it fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired”.

Consolidated Results of Operations

The discussion of RhythmOne’s consolidated results from operations is based on its historical results. Except as set out below, the financial data discussed in this section for the six months ended September 30, 2017 and 2016 and the fiscal years ended March 31, 2017 and March 31, 2016 has been prepared in accordance with IFRS. The discussion should be read in conjunction with “Selected Historical Consolidated Financial Information of RhythmOne” and “Information about RhythmOne” beginning on pages 23 and 153 of this prospectus/offer to exchange, respectively, and “Presentation of Certain Financial and Other Information” of this prospectus/offer to exchange.

As disclosed in Note 5 of RhythmOne’s consolidated financial statements and in Note 1 of RhythmOne’s unaudited condensed consolidated interim financial statements, in fiscal years ended March 31, 2017 and March 31, 2016 and in the six months ended September 30, 2017 and September 30, 2016, RhythmOne has determined that the chief operating decision maker reviews financial information for RhythmOne as a whole, determining where to allocate resources and drive business forward by examining consolidated results. Consequently, in accordance with IFRS 8, RhythmOne does not report results on a segmental basis.

Six Months Ended September 30, 2017 Compared with Six Months Ended September 30, 2016

Consolidated Financial Results (In thousands of U.S. dollars)	Six months ended September 30, 2017(1)	Six months ended September 30, 2016(1)
	Total	Total
Revenue	114,528	66,771

Cost of revenue	(70,939)	(43,736)
Operating expenses	(54,910)	(33,546)

Loss before tax and other items	(11,321)	(10,511)
Finance income	232	299
Finance expense	(141)	(84)
Other income	2,944	—

Loss before income tax	(8,286)	(10,296)
Income tax recovery (expense)	48	(404)

Loss from continuing operations	(8,238)	(10,700)
Discontinued operations
Loss from discontinued operations, net of tax	—	(197)

Loss for the period	(8,238)	(10,897)

(1) The above historical financial data has been extracted from RhythmOne’s unaudited condensed consolidated financial statements included in this prospectus/offer to exchange.

Revenue

Total revenue from continuing operations in the six months ended September 30, 2017 was $114.5 million, as compared with $66.8 million in the six months ended September 30, 2016, an increase of $47.7 million, or 71.4%. The change in revenue was principally driven by growth in advertising revenue derived from programmatic trading products. Programmatic revenues benefited from both organic growth and from the acquisitions of Perk and Radium, including year-on-year organic growth of $1.9 million and $43.6 million attributable to the acquisitions. Overall programmatic revenues accounted for $101 million, or 88%, of total revenue during the six month period ended September 30, 2017, of which 57% related to RhythmOne’s organic business and 43% of which was attributable to the acquisitions.

Cost of Revenue

Cost of revenue increased to $70.9 million in the six months ended September 30, 2017 as compared to $43.7 million in the six months ended September 30, 2016, an increase of $27.2 million or 62.2%. In the six months ended September 30, 2017, the cost of revenue as a percentage of revenue decreased to 61.9% from 65.4% due to a shift in product mix towards higher value inventory.

Operating Expenses

Operating expenses increased by $21.4 million, or 63.8%, to $54.9 million in the six months ended September 30, 2017 from $33.5 million in the six months ended September 30, 2016. The majority of the increase was driven by the additional operating expenses from the acquisitions of Perk and RadiumOne, and an increase in exceptional items driven by restructuring and acquisition related charges. However, this was offset by the $6.0 million decrease in annualized operating expenses across the business.

Finance Income

Finance income decreased to $0.2 million for the six months ended September 30, 2017 from $0.3 million for the six months ended September 30, 2016 driven by the sale of marketable securities to fund acquisition consideration and investments.

Finance Expense

Finance expense remained consistent at $0.1 million for the six months ended September 30, 2017 and the six months ended September 30, 2016.

Provision for Income Taxes

Provision for income taxes consists of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions, deferred income taxes reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and the realization of net operating loss carryforwards.

RhythmOne recorded a tax recovery of $nil million for the six months ended September 30, 2017 compared to $0.4 million expense for the six months ended September 30, 2016, For the six months ended September 30, 2017 and 2016, the income tax expense represents the best estimate of the average annual effective income tax rate expected for the full year, plus the effect of discrete items recognized in the period.

Deferred tax assets have been recognized in respect of tax losses and other deductible temporary differences where it is probable that these assets will be recovered. There is an unrecognized deferred tax asset arising from unrecognized temporary differences of $27.5 million as at September 30, 2017 ($25.6 million as at March 31, 2017) which has not been recognized due to insufficient certainty that taxable profits will be available against which this asset could be used.

Loss for the period

RhythmOne generated a net loss of $8.2 million for the six months ended September 30, 2017 compared to a net loss of $10.9 million for the six months ended September 30, 2016, a decrease of $2.7 million or 24.8%. The gain on remeasurement of deferred consideration of $2.9 million in the six months ended September 30, 2017 contributed to the decrease in net loss.

Adjusted EBITDA

Adjusted EBITDA, a measure that is not defined by IFRS, was $3.1 million for the six months ended September 30, 2017 compared with ($2.6) million in the six months ended September 30, 2016, an increase of $5.7 million. This increase is principally driven by a decrease in loss for the period of $2.7 million, as well as increases in depreciation and amortization and exceptional items following the acquisition of Perk and Radium. See the section entitled “Selected Historical Consolidated Financial Information of RhythmOne” in this prospectus/offer to exchange for additional information on Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to loss for the period, the most directly comparable IFRS financial measure.

Fiscal Year Ended March 31, 2017 Compared with Fiscal Year Ended March 31, 2016

Consolidated Financial Results (In thousands of U.S. dollars)	Year ended March 31, 2017	Year ended March 31, 2016
	Total	Total
Revenue	149,025	116,058

Cost of revenue	(98,478)	(72,690)
Operating expenses	(65,802)	(120,607)

Loss before tax and finance income and expense	(15,255)	(77,239)
Finance income	631	256
Finance expense	(266)	(198)

Loss before income tax	(14,890)	(77,181)
Income tax recovery	861	1,654

Loss from continuing operations	(14,029)	(75,527)
Discontinued operations
Loss from discontinued operations, net of tax	(4,761)	(16,726)

Loss for the year	(18,790)	(92,253)

Revenue

Total revenue in fiscal year ended March 31, 2017 was $149.0 million, as compared with $116.1 million in fiscal year ended March 31, 2016, an increase of $32.9 million, or 28.3%. The change in revenue was principally driven by growth in advertising revenue derived from programmatic trading products. Year on year, average prices increased by 69.2% and volume (total number of opportunities within the platform) increased by 86.8%, both partially offset by a decrease in fill rate (percent of opportunities monetized) of 59.4%.

Cost of Revenue

Cost of revenue increased to $98.5 million in fiscal year ended March 31, 2017 as compared to $72.7 million in fiscal year ended March 31, 2016, an increase of $25.8 million or 35.5%. During the year, the cost of revenue as a percentage of revenue increased to 66.1% from 62.6% due to RhythmOne’s continued shift in product mix toward programmatic, mobile and video solutions, which are lower margin products.

Operating Expenses

Operating expenses decreased by $54.8 million, or 45.4%, to $65.8 million in fiscal year ended March 31, 2017 from $120.6 million in fiscal year ended March 31, 2016. The majority of the decrease was driven by weaker than expected performance of legacy platforms and non-core products in fiscal year ended March 31, 2016 which led to a $32.4 million goodwill impairment charge and a $12.0 million expense from change in intangible assets’ lives. In addition, compared to fiscal year ended March 31, 2016, RhythmOne reduced

$12.9 million of operating expense through an extensive cost reduction initiative offset by $2.4 million increase in acquisition-related charges, restructuring and severance costs.

Finance Income

Finance income increased to $0.6 million for the fiscal year ended March 31, 2017 from $0.3 million for the fiscal year ended March 31, 2016 driven by the marketable securities investment results.

Finance Expense

Finance expense increased to $0.3 million for the fiscal year ended March 31, 2017 from $0.2 million for the fiscal year ended March 31, 2016 driven by an increase in finance lease interest charge.

Provision for Income Taxes

Provision for income taxes consists of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions, deferred income taxes reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and the realization of net operating loss carryforwards.

RhythmOne recorded a tax credit of $0.9 million in fiscal year ended March 31, 2017 as compared to $1.7 million in fiscal year ended March 31, 2016, a decrease of $0.8 million or 47.1%. For fiscal year ended March 31, 2017, income tax recovery was primarily related to acquired goodwill offset by state taxes. For fiscal year ended March 31, 2016, income tax recovery was primarily related to a net operating loss carryback offset by state taxes.

Deferred tax assets have been recognized in respect of tax losses and other deductible temporary differences where it is probable that these assets will be recovered. There is an unrecognized deferred tax asset arising from unrecognized temporary differences of $25.6 million as at March 31, 2017 ($18.2 million as at March 31, 2016) which has not been recognized due to insufficient certainty that taxable profits will be available against which this asset could be used.

Loss for the Year

RhythmOne generated a net loss of $18.8 million in fiscal year ended March 31, 2017 compared with $92.3 million in fiscal year ended March 31, 2016, a decrease in net loss of $73.5 million or 79.6%. The loss in the year ended March 31, 2016 was largely driven by the non-cash impairment of $50.3 million of carrying values of goodwill related to historical acquisitions, including $15.5 million related to PVMG which was subsequently classified as discontinued operations in fiscal year ended March 31, 2017. The remaining decrease is the result of the changes in the line items described above, which are largely the result of transition in RhythmOne’s industry as a whole toward mobile and programmatic trading.

Adjusted EBITDA

Adjusted EBITDA, a measure that is not defined by IFRS, was $1.4 million in fiscal year 2017 compared with ($10.5) million in fiscal year 2016, an increase of $11.9 million. This increase is principally driven by the decrease in loss for the year, partially offset by the decrease in exceptional items in fiscal year 2017 due to goodwill impairment and change in intangible assets’ lives in fiscal year 2016 which did not recur in fiscal year 2017. See the section entitled “Selected Historical Consolidated Financial Information of RhythmOne” in this prospectus/offer to exchange for additional information on Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to loss for the year, the most directly comparable IFRS financial measure.

Liquidity and Capital Resources

RhythmOne’s principal sources of liquidity are its cash, cash equivalents, marketable securities and its Revolving Credit Facility described under “— Indebtedness”. As at the six months ended September 30, 2017, RhythmOne had $39.3 million in cash and cash equivalents. Cash held internationally as at September 30, 2017 totaled $6.0 million. As at March 31, 2017, RhythmOne had $75.2 million in cash, cash equivalents, and marketable securities, as compared to $78.5 million as at March 31, 2016. Cash equivalents and marketable securities as at March 31, 2017 consists of money market funds, corporate bonds, U.S. government and agency bonds and commercial paper. Cash held internationally as at March 31, 2017 totaled $0.3 million.

RhythmOne’s future capital requirements will depend on many factors, including RhythmOne’s rate of revenue growth, the cost of maintaining and improving its technologies and its operating expenses related to the development and marketing of its solutions. RhythmOne believes that its existing cash, cash equivalents, and marketable securities balance will be sufficient to meet its anticipated cash requirements through at least the next twelve months. However, RhythmOne’s liquidity assumptions may prove to be incorrect, and RhythmOne could utilize its available financial resources sooner than it currently expects. In addition, RhythmOne may elect to raise additional funds at any time through equity, equity-linked or debt financing arrangements. RhythmOne’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements”. RhythmOne may not be able to secure additional financing to meet its operating requirements on acceptable terms, or at all. If RhythmOne raises additional funds by issuing equity or equity-linked securities, the ownership of its existing shareholders will be diluted. If RhythmOne raises additional financing by the incurrence of indebtedness, RhythmOne will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on RhythmOne’s ability to incur additional debt, and other operating restrictions that could adversely impact its ability to conduct its business. If RhythmOne is unable to obtain needed additional funds, it will have to reduce its operating expenses, which would impair its growth prospects and could otherwise negatively impact its business.

The following summary data shows key liquidity metrics for the periods indicated.

	As at September 30 2017(1)	As at March 31	As at March 31
(in thousands of U.S. dollars)		2017	2016
Cash and cash equivalents	39,325	19,338	18,222
Marketable securities (current and non-current)	—	55,866	60,264
Current Assets (excluding cash and cash equivalents and current marketable securities)	80,368	44,903	25,247
Current Liabilities (excluding current amounts payable under finance leases)	(57,950)	(43,691)	(29,684)
Amount payable under finance leases	(2,521)	(2,767)	(2,082)

	Six months ended September 30		Year ended March 31
	2017(1)	2016(1)	2017	2016
Net cash used in operating activities	(14,621)	(5,960)	(6,382)	(6,212)
Net cash from / (used in) investing activities	49,519	164	10,136	(70,079)
Net cash used in financing activities	(15,118)	(759)	(2,585)	(1,214)

(1) The above historical financial data has been extracted from RhythmOne’s unaudited condensed consolidated financial statements included in this prospectus/offer to exchange.

Net Cash Used in Operating Activities

RhythmOne’s primary source of cash from operating activities is receipts from the sale of RhythmOne’s advertising services to RhythmOne’s customers. RhythmOne’s primary uses of cash from operating activities are payments to publishers and other vendors for the purchase of digital media inventory and related costs, employee compensation and related expenses, sales and marketing expenses, general operating expenses, and the purchase of property and equipment.

RhythmOne used $14.6 million of cash in operating activities during the six months ended September 30, 2017 as compared to $6.0 million during the six months ended September 30, 2016, an increase of $8.6 million or 59.6%. The increase in cash used in operating activities resulted primarily from a decrease in trade and other payables of $4.6 million in the six months ended September 30, 2017, as compared to an increase in trade and other payables of $9.0 million in the six months ended September 30, 2016. Additionally, net cash used in operating activities was impacted by a gain on remeasurement of deferred consideration of $2.9 million in the six months ended September 30, 2017. This movement was partially offset by:

•	an increase in trade and other receivables from $6.3 million in the six months ended September 30, 2017, as compared to $10.9 million in the six months ended September 30, 2016; and

•	a decrease in the loss for the period from $10.9 million in the six months ended September 30, 2016 to $8.2 million in the six months ended September 30, 2017.

RhythmOne used $6.4 million of cash in operating activities during the fiscal year ended March 31, 2017 as compared to $6.2 million during the fiscal year ended March 31, 2016, an increase of $0.2 million or 3.2%. The increase in cash used in operating activities resulted primarily from a decrease in loss for the year of $73.5 million, at $18.8 million in the fiscal year ended March 31, 2017 as compared to $92.3 million in the fiscal year ended March 31, 2016, offset by:

•	a decrease in non-cash impairment of goodwill, with $nil recognized in the fiscal year ended March 31, 2017 as compared to $50.3 million in the fiscal year ended March 31, 2016;

•	a decrease in non-cash depreciation and amortization expense of $16.0 million, with $10.2 million recognized in the fiscal year ended March 31, 2017 as compared to $26.2 million in the fiscal year ended March 31, 2016, which included the $12.0 million impact of a change in intangible assets’ lives recognized in the fiscal year ended March 31, 2016;

•	a decrease in non-cash taxation benefit of $1.1 million, with $0.9 million recognized in the fiscal year ended March 31, 2017 as compared to $2.0 million in the fiscal year ended March 31, 2016;

•	a decrease in non-cash share based payment expense of $2.4 million, with $2.0 million recognized in the fiscal year ended March 31, 2017 as compared to $4.4 million in the fiscal year ended March 31, 2016;

•	a non-cash loss on disposal of PVMG assets in the fiscal year ended March 31, 2017 of $3.9 million as compared to $nil in the fiscal year ended March 31, 2016;

•	cash used as a result of changes in operating assets and liabilities of $2.8 million in the fiscal year ended March 31, 2017 as compared to cash from changes in operating activities of $3.0 million in the fiscal year ended March 31, 2016; and

•	net cash received from tax refunds and payments of $0.2 million in the fiscal year ended March 31, 2017 as compared to cash received from tax refunds of $4.2 million in the fiscal year ended March 31, 2016.

Net Cash From / Used In Investing Activities

RhythmOne’s primary investing activities consist of (i) purchases of property and equipment to support the build out of RhythmOne’s data centers and software to support website development and operations, and

RhythmOne’s corporate infrastructure, (ii) expenditures to develop internal-use software, (iii) acquisition payments and (iv) purchases sales or maturities of marketable securities. Purchases of property and equipment may vary from period to period due to the timing of the expansion of RhythmOne’s operations and website and internal-use software and development.

RhythmOne generated $49.5 million of cash from investing activities during the six months ended September 30, 2017, as compared to cash from investing activities during the six months ended September 30, 2016, of $0.2 million, a difference of $49.3 million, primarily as a result of cash flow from the sale of marketable securities of $55.9 million in the six months ended September 30, 2017, as compared to $2.7 million in the six months ended September 30, 2016 flow. This was partially offset by cash outflows related to acquisitions of $4.5 million in the six months ended September 30, 2017 as compared to cash outflows of $0.5 million in the six months ended September 30, 2016, an increase of $4.0 million.

RhythmOne generated $10.1 million of cash from investing activities during the fiscal year ended March 31, 2017 as compared to cash used in investing activities during the fiscal year ended March 31, 2016 of $70.1 million, a difference of $80.2 million, primarily as a result of:

•	a decrease in cash used for the purchase of marketable securities of $59.6 million, at $0.6 million during the fiscal year ended March 31, 2017 as compared to $60.2 million during the fiscal year ended March 31, 2016;

•	a $10.2 million cash inflow related to the acquisition of Perk during the fiscal year ended March 31, 2017;

•	a $5.0 million cash inflow from the sale of marketable securities during the fiscal year ended March 31, 2017, as compared to $nil during the fiscal year ended March 31, 2016;

•	a decrease in cash used for the payment of deferred consideration, at $0.5 million during the fiscal year ended March 31, 2017 as compared to $5.0 million during the fiscal year ended March 31, 2016 related to the Adkarma acquisition;

•	$1.1 million of proceeds from the sale of the assets of PVMG during the fiscal year ended March 31, 2017;

•	a decrease in cash outflow for development expenditure of $1.1 million, with $3.3 million cash outflow during the fiscal year ended March 31, 2017 as compared to $4.4 million during the fiscal year ended March 31, 2016; and

•	an increase in cash outflow for investments to existing infrastructure and platforms of $1.7 million, at $2.4 million during the fiscal year ended March 31, 2017 as compared to $0.7 million during the fiscal year ended March 31, 2016.

Net Cash Used In Financing Activities

RhythmOne’s financing activities consist primarily of payments of finance lease obligations, repayment of credit facility debt, interest payments and proceeds from the issuance of RhythmOne Shares.

RhythmOne used $15.1 million of cash for financing activities during the six months ended September 30, 2017, as compared to cash used of $0.8 million during the six months ended September 30, 2016, an increase of $14.3 million in cash used in financing activities, primarily as a result of the $14.4 million repayment of a credit facility acquired with the Radium acquisition in the six months ended September 30, 2017.

Net cash used in financing activities represented a cash outflow of $2.6 million and $1.2 million in the fiscal years 2017 and 2016, respectively. This increase of $1.4 million in cash used in financing activities, was primarily the result of a $1.5 million repayment of borrowings acquired from Perk in the fiscal year 2017.

Indebtedness

On November 8, 2017, RhythmOne and certain of its subsidiaries entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Silicon Valley Bank (“SVB”) and certain other lenders party thereto pursuant to which certain subsidiaries of RhythmOne may borrow up to $25.0 million of revolving loans. The Revolving Credit Facility also includes a $1.0 million letter of credit subfacility and a $10.0 million swingline subfacility. The obligations of each borrower under the Revolving Credit Facility are guaranteed on a full and unconditional basis by RhythmOne and each of its existing and subsequently acquired or formed direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and certain subsidiaries whose guarantee is prohibited by applicable law). The obligations under the Revolving Credit Facility are also secured by a pledge of substantially all of the assets of the RhythmOne, the borrowers and the guarantors (limited, in the case of the stock of certain non-U.S. subsidiaries of the borrowers, to 65% of the capital stock of such subsidiaries).

The revolving loans may from time to time be in Eurodollar loans or adjusted base rate (“ABR”) loans, as determined by the applicable borrower. The Revolving Credit Facility matures on November 8, 2020. Subject to satisfaction of certain conditions, the total revolving commitments under the Revolving Credit Facility may be increased by an amount not to exceed $75.0 million.

Each Eurodollar loan will bear interest for each day during each interest period applicable thereto at a rate per annum equal to the Eurodollar rate determined for such day plus the applicable margin. Each ABR loan (including any swingline loan) will bear interest at a rate per annum equal to the higher of (i) the prime rate in effect on such day and (ii) the federal funds effective rate in effect for such day plus 0.50%; provided that in no event shall the ABR be deemed to be less than 0.50%, plus the applicable margin. Upon the occurrence of an event of default under the Revolving Credit Facility, the interest rate will increase by 2.0% above the applicable interest rate.

The credit agreement governing the Revolving Credit Facility contains customary conditions to borrowing, customary representations and warranties, events of default, and customary affirmative and negative covenants, including covenants restricting RhythmOne’s ability to incur debt, create or permit to exist liens, pay dividends, engage in mergers and acquisitions, sell assets, engage in transactions with affiliates, make investments or change RhythmOne’s business.

The credit agreement governing the Revolving Credit Facility also requires that RhythmOne maintain compliance with a minimum adjusted quick ratio (which is a ratio of (i) certain cash and cash equivalents plus certain accounts receivables to (ii) current liabilities less the current portion of deferred revenue) and a minimum trailing twelve-month consolidated Adjusted EBITDA. As of the date of this prospectus/offer to exchange, RhythmOne is in compliance with such covenants.

The foregoing description of the Revolving Credit Facility does not purport to be a complete description of its terms, and is qualified by reference to the complete text of the credit agreement governing the Revolving Credit Facility, a copy of which is filed as an exhibit to the registration statement of which this prospectus/offer to exchange forms a part, and is incorporated herein by reference.

Off-balance Sheet Arrangements and Contractual Commitments

RhythmOne has multiple non-cancellable operating leases for its corporate offices, other corporate locations and equipment finance leases. RhythmOne does not have any other off-balance sheet arrangements.

RhythmOne’s contractual obligations as at March 31, 2017 were as follows:

	Payments due by period
(in thousands of U.S. dollars)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Finance Lease Obligations	2,767	602	1,330	835	—
Operating Lease Obligations	9,880	3,140	4,617	2,123	—

Total	12,647	3,742	5,947	2,958	—

Critical Judgements in Applying RhythmOne’s Accounting Policies

The following are the critical judgments apart from those involving estimations (which are dealt with separately below), that RhythmOne’s directors have made in the process of applying RhythmOne accounting policies and that have the most significant effect on the amounts recognized in the financial statements.

Business Combinations

In making their judgments with regards to the fair value and useful life of assets and liabilities for acquired businesses, the directors have considered the criteria for accounting for business combinations set out in IFRS 3 “Business Combinations”, including the identification and valuation of acquired intangible assets.

Discontinued Operations

When assessing whether to account for a business segment as a discontinued operation the directors of RhythmOne have considered the detailed criteria set out in IFRS 5 “Non-Current Assets Held for Sale and Discontinued Operations” in particular whether a business unit qualifies for disclosure as a discontinued operation. The RhythmOne board of directors considers the non-core operations to represent a major line of business and part of a single disposal plan.

Revenue Recognition

In making their judgment with regard to revenue recognition, the directors of RhythmOne have considered the detailed criteria for the recognition of revenue for the provision of services set out in IAS 18 “Revenue” and the policy in Note 3 to RhythmOne’s consolidated financial statements beginning on page F-23 of this prospectus/offer to exchange, in particular regarding whether the debt is collectible. There is a policy in relation to the sales and doubtful debt allowance and the directors of RhythmOne have exercised judgment in relation to this.

In addition, determining whether to recognize revenue on a gross or net basis is also considered a significant judgment by the RhythmOne board of directors. The RhythmOne board of directors considers that gross recognition is appropriate, as in the normal course of business, RhythmOne acts as a facilitator in executing transactions with third parties.

Determination of Functional Currency

Determining the appropriate functional currency requires management judgment and consideration of the economic factors in which the entity operates, such as the currency that mainly influences revenue, labor, material and other costs.

Capitalization of Development Costs

Determining the point of capitalization of costs related to developing internally generated technology requires judgment. The RhythmOne board of directors has considered the detailed criteria per IAS 38,

“Intangible Assets” and have ensured that costs are appropriately capitalized only when the technical and commercial feasibility of technology is met. There is judgment in assessing the probability of future economic benefits and the estimated useful life.

Key Sources of Estimation Uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at September 30, 2017 and March 31, 2017, which have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period, are discussed below.

Impairment of Goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating unit (“CGU”) to which goodwill has been allocated. The value in use calculation requires the entity to estimate the future cash flows of the CGU and a suitable discount rate in order to calculate present value. The carrying amount of goodwill as at the six months ended September 30, 2017, March 31, 2017 and March 31, 2016 was $58.2 million, $48.5 million and $37.2 respectively. See Note 14 to RhythmOne’s consolidated financial statements beginning on page F-40 of this prospectus/offer to exchange for further details and Note 12 to RhythmOne’s unaudited condensed consolidated interim financial statements.

Identification and Valuation of Acquired Intangibles

In making judgments in relation to the identification, valuation and useful economic life of acquired intangibles, the RhythmOne board of directors bases its assessment on valuation reports prepared by an expert third-party at the time of an acquisition. See Note 7 to RhythmOne’s consolidated financial statements beginning on page F-36 of this prospectus/offer to exchange for further details.

Deferred Tax Asset

In determining the level of recognition of the deferred tax assets, the RhythmOne board of directors has considered the level of future taxable profits that are expected to be received in the foreseeable future. See Note 20 to RhythmOne’s consolidated financial statements beginning on page F-46 of this prospectus/offer to exchange for further details.

RhythmOne has recognized a net deferred tax asset of $15.5 million as at September 30, 2017, of which $14.2 million relates to available trading losses which are due to expire within the next 15 to 20 years. A net deferred tax asset of $15.4 million was recognized as at March 31, 2017 (compared to $18.9 million as at March 31, 2016), of which $13.1 million (compared to $12.0 million as at March 31, 2016) relates to available trading losses which are due to expire within the next 15 to 20 years. All recognized trading losses relate to RhythmOne’s U.S. operations, as the RhythmOne board of directors does not believe it is more likely than not that the U.K. business will be profitable in the foreseeable future.

In relation to the available U.S. trading losses, RhythmOne considers all available evidence to determine whether it is more likely than not that some portion or all of the available deferred tax asset should be recognized. The ultimate utilization of the deferred tax assets is dependent upon the generation of future taxable income. RhythmOne’s management considers projected taxable income in assessing the expected utilization of deferred tax assets. In making such judgments, significant weight is given to evidence that can be objectively verified, such as improved profitability and visible market trends. As at March 31, 2017 and 2016 and as at September 30, 2017, the recognition of the deferred tax assets is deemed to be supported by the future taxable profits of RhythmOne. The key assumption in the RhythmOne board of directors’ deferred tax asset model is the revenue growth rate which is disclosed in Note 14 to RhythmOne’s consolidated financial statements beginning on page F-40 of this prospectus/offer to exchange.

Considering the industry in which RhythmOne operates and its cyclical and fast changing character, management have determined that the amount of losses to be recognized should be limited to those which are expected to be utilized over the next three years. RhythmOne’s technology continues to evolve and RhythmOne has made acquisitions in line with the business strategy model to complement its own technology. On this basis, RhythmOne’s management have determined that RhythmOne will generate positive core taxable profits, which have been used in the estimates to assess the recoverability of the deferred tax assets. RhythmOne’s management believe they have clear evidence to support the key assumptions in RhythmOne’s forecast model.

Based on the above and all available evidence, management have recognized partial deferred tax assets as at September 30, 2017, March 31, 2017 and March 31, 2016 based on estimates of recoverability. RhythmOne continues to regularly monitor both positive and negative evidence in determining the ongoing need for a change in the amount of recognized deferred tax asset.

In addition to the recognized deferred tax asset, there is an unrecognized deferred tax asset of $27.5 million as at September 30, 2017. The unrecognized deferred tax asset as at March 31, 2017 was $25.6 million (compared to $18.2 million as at March 31, 2016). This asset has not been recognized due to insufficient certainty that taxable profits will be available against which this asset could be utilized. The majority of the unrecognized asset relates to the US trading losses.

Share Options and Restricted Share Units

In calculating the fair value of the share options, the RhythmOne board of directors has considered the expected life of the option, the volatility of the price of RhythmOne shares, the risk free rate and forfeiture rates. In calculating the fair value of the restricted share units RhythmOne uses the share price at the date of grant. See Note 25 to RhythmOne’s consolidated financial statements beginning on page F-50 of this prospectus/offer to exchange for further details.

Allowance Account for Credit Losses

RhythmOne provides for bad debts by analyzing historical default rates and current information available about customer’s credit worthiness on an account by account basis. Uncertainty relates to the actual collectability of customer balances which can vary from RhythmOne’s estimation.

Quantitative and Qualitative Disclosures about Market Risk

Information on RhythmOne’s financial risk management policies can be found in Note 27 to RhythmOne’s consolidated financial statements beginning on page F-53 of this prospectus/offer to exchange. There have been no changes in the risk management department or in any risk management policies since the year ended March 31, 2017.

MANAGEMENT OF RHYTHMONE

Directors of RhythmOne

Following consummation of the Transactions, the RhythmOne board of directors will consist of seven directors. Five of the directors, including the Chairman of the RhythmOne board of directors, will not be executive officers of RhythmOne (the “Non-Executive Directors”). Two of the directors will be executive officers of RhythmOne, serving as Chief Executive Officer and Chief Financial Officer (the “Executive Directors”).

Pursuant to the Merger Agreement, the RhythmOne board of directors has agreed to cause the RhythmOne board to comprise a total of seven directors and to appoint two persons designated by YuMe to serve on the RhythmOne board of directors, one of whom will be Chairman of the RhythmOne board of directors. It is currently expected that Eric Singer and John Mutch will be appointed to the RhythmOne board of directors, with Mr. Singer serving as Chairman.

Below is the biographical information of (i) the current members of the RhythmOne board of directors, other than Raj Chellaraj who is expected to resign from the RhythmOne board of directors upon consummation of the Transactions, and (ii) Messrs. Singer and Mutch. It is currently expected that another current member of the RhythmOne board of directors will resign upon consummation of the Transactions to bring the total number of RhythmOne directors to seven.

Mark Opzoomer (age 60)

Mr. Opzoomer has been a member of the RhythmOne board of directors since May 2007. Mark Opzoomer has extensive knowledge of internet, communications and media markets in many different countries and 25 years of corporate operating and deal making experience. Mr. Opzoomer has served as a partner in Bond Capital Partners since 2004 and serves on the board of directors of Entertainment One Limited, Benross Golf Limited and Somo Global Limited, on which Mr. Opzoomer serves as the chairman of the board. Mr. Opzoomer has previously served as a director of Web Reservations International Limited, Newbay Software Limited, Autonomy plc and Miva Inc. Mr. Opzoomer served as the chief executive officer of Rambler Media Limited from 2005 to 2009, regional Vice-President of Yahoo! Europe from 2001 to 2003, Deputy Chief Executive of Hodder Headline plc from 1994 to 1999, Commercial and Finance Director of Sega Europe Ltd from 1991 to 1994 and Commercial Director of Virgin Communications Ltd. from 1988 to 1991. Mr. Opzoomer qualified as a chartered accountant through the Canadian Institute of Chartered Accountants and has an M.B.A. from IMD, Lausanne, Switzerland. Mr. Opzoomer is a citizen of Canada and the United Kingdom. Mr. Opzoomer’s current business address is 21 Arlington Street, London, United Kingdom, SW1A 1RN.

Ujjal Kohli (age 58)

Mr. Kohli has been a member of the RhythmOne board of directors since 2014. Mr. Kohli brings over 30 years of executive management, engineering, marketing, strategy, M&A and board level experiences to RhythmOne. Mr. Kohli co-founded and led Mountain View-headquartered Rhythm NewMedia (“Rhythm”) as its chief executive officer before its acquisition by RhythmOne in December 2013. Mr. Kohli served as the chief executive officer of Preact Inc. from December 2014 to November 2016, and co-founded and served as the chief executive officer of Meru Networks, Inc. until 2005. Mr. Kohli also served as the executive vice president of marketing and national sales for AirTouch Cellular from 1997 to 1999, and was a consultant with McKinsey and Company in London, Los Angeles and Silicon Valley from 1986 to 1991. Mr. Kohli has previously been a board member or advisor of Magma Design Automation LLC, Berkeley Networks, Inc., ByteMobile Inc., WirelessHome Corp., Jasper Technologies & Seriously! Mr. Kohli holds an M.B.A. from Harvard Business School, an M.S. in Electrical Engineering from the University of Rochester and a BTech in Electrical Engineering from the Indian Institute of Technology, New Delhi. Mr. Kohli is a citizen of the United States. Mr. Kohli’s current business address is 20415 Franklin Avenue, Saratoga, CA 95070.

Addresses of past occupation or employment: Preact Inc., 290 King Street, Suite No. 10, San Francisco, California, 94107; Rhythm NewMedia Inc., 800 West El Camino Real, Suite 100, Mountain View, CA 94040.

Andy Cunningham (age 60)

Ms. Cunningham has been a member of the RhythmOne board of directors since February 2016. Ms. Cunningham brings over 30 years’ experience in creating and executing marketing, branding and communication strategies that accelerate growth, increase shareholder value and advance corporate reputation. She is the founder of and has served as president of Cunningham Collective since March 2012. Ms. Cunningham was the acting chief marketing officer of Avaya from April 2014 to August 2015. Ms. Cunningham also serves on the board of directors of Specialized Bicycle Components, Inc., Finelite, Inc. and GrowthPlay, LLC. Ms. Cunningham also advises the following companies: Virta Health, AirPR, Traackr, MixR, OptzzChain and Wellomics. In addition, Ms. Cunningham serves on the board of directors of institutions and non-profit organizations including The Aspen Institute, Menlo College, Northwestern University Medill School of Journalism, Media, Integrated Marketing Communications, and ZERO1: The Art & Technology Network. Ms. Cunningham is a citizen of the United States. Ms. Cunningham’s current business address is 71 Stevenson St., San Francisco, CA 94105.

Addresses of past occupation or employment: Avaya, 4655 Great America Parkway, Santa Clara, CA 95054.

Suranga Chandratillake (age 40)

Mr. Chandratillake has been a member of the RhythmOne board of directors since May 2007. Mr. Chandratillake is a general partner at Balderton Capital. Mr. Chandratillake founded blinkx in 2004 and led the company for eight years as its chief executive officer. Before founding blinkx, Mr. Chandratillake worked at Autonomy Corporation and served as the company’s U.S. chief technology officer. Mr. Chandratillake also serves on the boards of Banjo, Inc., Contentful GmbH, Dalia Research GmbH, Tab Media Ltd., Vivino, Inc. and Funnel Operations AB. Mr. Chandratillake has an M.A. in Computer Science from the University of Cambridge. He holds patents in the areas of video discovery and online video advertising, was elected a Fellow of the Royal Academy of Engineering in July 2012, and was chosen as one of the World Economic Forum’s Young Global Leaders in December 2009. Mr. Chandratillake is a citizen of the United States and the United Kingdom. Mr. Chandratillake’s current business address is Balderton Capital, The Stables, 28-32 Britannia Street, London WCIX 9JF.

Addresses of past occupation or employment: blinkx, 251 Kearny Street, 2nd Floor, San Francisco, CA 94108.

Ted Hastings (age 43)

Mr. Hastings has served as the Chief Executive Officer of RhythmOne since July 19, 2017, and is responsible for corporate vision and growth and all operating functions of the firm. Mr. Hastings has been a member of the RhythmOne board of directors since February 13, 2017. He brings significant digital advertising, publishing and ad-tech experience to the organization. From April 2015 to January 2017, Mr. Hastings served as the chief executive officer of Perk Inc., the mobile-first supply side rewards and engagement platform that was acquired by RhythmOne in January 2017. Mr. Hastings also served as chief executive officer of Rebellion Media Group Corp. from April 2012 to April 2015, president of Cyberplex Inc. (currently known as EQ Inc.) from July 2010 until March 2012, chief executive officer of Orion Foundry (Canada) Inc. (dba Tsavo Media) from October 2007 to June 2010, president of Geosign Corporation from January 2007 to September 2007 and chief executive officer of Global Beverage Group from January 2002 to December 2006. He began his career as an associate in the audit division of Deloitte & Touche LLP in Canada from June 1997 to March 2000. Mr. Hastings currently serves on the board of directors of Fongo Inc. Mr. Hastings also served as head executive coach of HyperDrive, venture fund located in Waterloo, Ontario from January 2012 to December 2012. Mr. Hastings holds a Bachelor of Business Administration from Wilfrid Laurier University. Mr. Hastings is a citizen of Canada. Mr. Hasting’s current business address is 251 Kearny Street, 2nd Floor, San Francisco, CA 94108.

Addresses of past occupation or employment: Perk Inc., 150 Caroline St, Suite 406, Waterloo, ON N2L 0A5, Canada; Rebellion Media Group Corp., 150 Caroline St, Suite 406, Waterloo, ON N2L 0A5, Canada.

Edward Reginelli (age 46)

Mr. Reginelli has been a member of the board of directors of RhythmOne and Chief Financial Officer since September 29, 2017 and brings over 20 years of managing all aspects of financial accounting, controls, analysis, operations and reporting in complex corporate environments. Before rejoining RhythmOne, he was chief financial officer at Milestone Technologies Inc. from January 2017 to September 2017. Mr. Reginelli was chief financial officer at RhythmOne from December 2012 to January 2017. Prior to this he held other senior financial roles at Purple Communications, Inc., Burke Industries, Inc., Compass Aerospace, PPG Industries and Nestle USA. Mr. Reginelli holds a B.S. in Business Administration and Accounting from John Carroll University, Ohio and is a registered Certified Public Accountant. Mr. Reginelli is a citizen of the United States of America. Mr. Reginelli’s current business address is 251 Kearny Street, 2nd Floor, San Francisco, CA 94108.

Addresses of past occupation or employment: Milestone Technologies Inc., 3101 Skyway Ct, Fremont, CA 94539.

Eric Singer (age 43)

Mr. Singer has been a member of the board of directors YuMe since May 2016. Mr. Singer also serves on the boards of Numerex Corporation, a provider of managed enterprise solutions, and Support.com, Inc., a provider of cloud-based software and services. Mr. Singer has extensive business and financial experience across various industries, including several years of experience serving as a director on multiple boards. Since May 2014, Mr. Singer has served as the managing member of each of VIEX GP, VSO GP II, and VIEX Capital. From 2009 to 2014, Mr. Singer held various positions at Potomac Capital Management II and Potomac Capital Management III, and its related entities, an investment partnership. From 2007 to 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. From 2003 to 2007, Mr. Singer managed private portfolios for Alpine Resources, LLC. Mr. Singer holds a B.A. in American Studies from Brandeis University. Mr. Singer is a citizen of the United States. Mr. Singer’s current business address is 825 Third Avenue, 33rd Floor, New York, NY 10022.

Addresses of past occupation or employment: Potomac Capital Management II and Potomac Capital Management III, 825 Third Avenue, 33rd Floor, New York, NY 10022.

John Mutch, (age 61)

Mr. Mutch has served on the YuMe board of directors since July 2017. Since 2005, Mr. Mutch has been managing partner and founder of MV Advisors LLC, a strategic block investment firm. Mr. Mutch has extensive business and financial experience across various industries, including several years of experience serving as chief executive officer of various companies. From 2008 to 2014, Mr. Mutch served as the president, chief executive officer and chairman of the board of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions sold into the Global 2000 IT infrastructure market. From July 2003 to December 2005 Mr. Mutch served as the president and chief executive officer of Peregrine Systems and from July 1997 to August 2002 Mr. Mutch served as the president and chief executive officer of HNC Software. Mr. Mutch is a member of the board of directors of Maxell Technologies, an energy storage and power delivery solutions company since 2017, the chairman of the board of Aviat Networks, a global supplier of microwave networking solutions 2015 and a member of the board of directors of Agilysys Networks, a provider of hospitality software and solutions since 2009. From 2008 to 2016, Mr. Mutch also served as a member of the board of directors of Steel Excel, an oilfield service company. Mr. Mutch holds a B.S. in Applied Economics from Cornell University and an M.B.A. from the University of Chicago. Mr. Mutch is a citizen of the United States. Mr. Mutch’s current business address is PO Box 666, Rancho Fe, CA 92067.

Addresses of past occupation or employment: BeyondTrust Software, 5090 North 40th Street, Suite 400, Phoenix, AZ 85018.

Senior Management of RhythmOne

Below is the biographical information of the individuals, as of the date of this prospectus/offer to exchange, who are expected to be members of RhythmOne’s senior management after consummation of the Transactions. The biographical information for Mr. Hastings and Mr. Reginelli are set forth above. RhythmOne expects that its management structure will be determined as part of the integration phase of the Transactions and that additional members of RhythmOne’s senior management after consummation of the Transactions, which may include YuMe employees, will be determined in due course. The business address of the individuals noted below is 251 Kearny Street, 2nd Floor, San Francisco, CA 94108, and their business telephone number is (415) 655-1450.

Dan Slivjanovski (age 45)

Dan Slivjanovski serves as Chief Marketing Officer at RhythmOne, responsible for strategic brand direction, corporate communications, product marketing and sales empowerment. Mr. Slivjanovski joined RhythmOne in September 2012. Mr. Slivjanovski’s expertise lies in anticipating sector trends and emerging customer needs while also helping to define and implement corporate growth strategies. Mr. Slivjanovski’s knowledge base covers comprehensive digital advertising elements, with core specialization in programmatic trading. Mr. Slivjanovski brings approximately 25 years of senior experience in online advertising, management consulting and agency services to his role as head of Marketing. Prior to joining RhythmOne, Mr. Slivjanovski was Executive Vice President of HNW Inc, a strategic consultancy focused on the financial services and luxury sectors from 2003 to 2012. Mr. Slivjanovski served as Senior Consultant with Cap Gemini Ernst & Young, LLC in 2002 and as a Senior Associate at APCO Worldwide (formerly a subsidiary of Grey Advertising) from 1996 to 2000. Mr. Slivjanovski earned his B.S. from Georgetown University’s School of Foreign Service and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Slivjanovski is a citizen of the United States.

Bhaskar Ballapragada (age 49)

Bhaskar Ballapragada is Head of Products at RhythmOne, responsible for product strategy, vision and execution, including oversight of the product development and management teams, evaluating, prioritizing and planning product launches and enhancements. Mr. Ballapragada has over 16 years of experience within the internet and technology sectors. He specializes in running advertising platforms with high volume transactions and building optimization routines to improve advertiser ROI. Mr. Ballapragada joined RhythmOne in 2011 and during his tenure, has introduced numerous products and technologies and managed several businesses. Prior to RhythmOne, Mr. Ballapragada was a Senior Engineer at Damon S. Williams Associates, an engineering consulting firm, from 1998 to 1999. Mr. Ballapragada earned a Bachelor of Technology in Engineering from IIT, Bombay, a PhD in Engineering from the University of Washington and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Mr. Ballapragada is a citizen of the United States.

During the past five years, neither RhythmOne nor any director or member of senior management of RhythmOne has been (i) convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining RhythmOne or such director or executive officer from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as set forth above, none of the RhythmOne directors or senior management were selected to be a director or executive officer of RhythmOne pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with RhythmOne. There are no family relationships between any of the current RhythmOne directors or senior management. There are no actual or potential conflicts of interests between any duties of RhythmOne’s directors and their private interests and other duties.

Role and Responsibility of the RhythmOne Board of Directors

The RhythmOne board of directors convenes at regular scheduled intervals and follows a formal agenda of matters specifically reserved for discussion, including such matters as:

•	determining RhythmOne’s strategy;

•	ensuring open and informative communication with shareholders;

•	reviewing and managing risks;

•	evaluating major capital expenditures;

•	evaluating material contracts to be entered into;

•	shaping key operational policies;

•	reviewing and approving RhythmOne’s business plan and forecasts;

•	measuring performance;

•	reviewing and approving recommendations from the Remuneration Committee regarding remuneration of directors and senior officers; and

•	approving the annual and interim financial statements.

Effectiveness of the RhythmOne Board

RhythmOne has considered the overall balance between Executive and Non-Executive Directors and believe that the structure of the RhythmOne board of directors, coupled with the integrity and commitment of the individuals who make up the RhythmOne board of directors, ensures that no one individual has a greater proportion of decision-making power. The RhythmOne board of directors has a good balance between financial, industry-specific and general business knowledge experience, with a highly experienced executive management team. All directors are considered able to dedicate sufficient time to their role to ensure that they can discharge their responsibilities effectively.

On joining the RhythmOne board of directors, all new directors receive a comprehensive induction to introduce them to the business, enhance their knowledge of the industry and to meet the key personnel across RhythmOne. The RhythmOne board of directors is committed to a culture of continued personal development, and all members of the RhythmOne board of directors are encouraged to undertake any training which will enhance their understanding or ability to serve the RhythmOne board of directors and refresh their knowledge. Regular updates on Corporate Governance are also provided.

Board effectiveness is reviewed regularly. The most recent review, shortly before the year end, concluded that the RhythmOne board of directors and its individual members continue to perform effectively. The review is considered a general overview as to the operation of the RhythmOne board of directors, opinions on shareholder relationships, views on the board’s inputs into strategy, governance and compliance, risk management and succession planning.

The RhythmOne board of directors is supplied with information in a form that enables it to discharge its responsibilities effectively. Board materials are supplied on a timely basis, with sufficient time for the board to review and raise questions ahead of the formal meeting to which they relate. The culture of the board is to encourage participation and active debate in a constructive and supportive manner.

Relationships with Shareholders

The RhythmOne board of directors believes in open and regular dialogue with shareholders to ensure that the objectives and overall business strategy of RhythmOne are effectively communicated. As such, the Chief Executive Officer, Chief Financial Officer and the Chairman, working in consultation with RhythmOne’s corporate brokers and advisors, make themselves available to meet shareholders at least once a year at the Annual General Meeting. There are also a series of meetings with analysts and institutional investors in relation to RhythmOne’s annual and interim financial statements.

The Non-Executive Directors make themselves available to meet shareholders on an ad hoc basis as necessary, and consider the Annual General Meeting a good opportunity to canvas opinion and hold discussions with individual shareholders. The RhythmOne board of directors makes constructive use of the Annual General Meeting to communicate with investors and encourages full participation.

Trading updates and press releases are issued as appropriate and RhythmOne’s brokers provide information on shareholder opinion and compile independent feedback from investor meetings.

Internal Control and Risk Management

The RhythmOne board of directors acknowledges its responsibility for ensuring that RhythmOne maintains a sound system of internal control to provide them with reasonable assurance that the assets of RhythmOne are safeguarded and that the shareholders’ investments are protected. It has established a continuous process for identifying, evaluating and monitoring the significant risks to which RhythmOne is exposed.

The RhythmOne board of directors has overall responsibility for ensuring RhythmOne maintains an adequate system of internal control and risk management, while the Audit Committee reviews the effectiveness of those systems on behalf of the RhythmOne board of directors. This review is performed at least annually. The implementation of internal control systems is the responsibility of executive management. The organizational structure of RhythmOne has clearly defined lines of responsibility and delegation of accountability and authority.

The RhythmOne board of directors’ review of the significant risks in the year covered financial, operational, commercial, regulatory, fraud and R&D risks. The risk review is an ongoing process with at least annual input and review from the board of directors. The primary purpose of this review is to ensure that, having considered the controls that are in place to mitigate risks, the RhythmOne board of directors is satisfied with the residual level of risk being taken in pursuit of RhythmOne’s strategy.

The RhythmOne board of directors’ risk review consists of:

•	the review of the risk register, considering the ongoing pertinence of each risk, and whether changes in the business meant that additional risks had been identified which should be added to the register. All risks were recorded in a centrally maintained register;

•	risk assessment, which is performed in terms of the likelihood of occurrence and the potential impact on RhythmOne; and

•	identification of appropriate mitigating actions for each risk, with responsible parties and a timetable for completion assigned.

Any system of internal control is designed to manage, rather than eliminate, the risks inherent in a fast-moving industry, and can therefore only provide reasonable and not absolute assurance against the possibility of material misstatement or loss. In connection with the preliminary PCAOB assessment of RhythmOne’s internal control over financial reporting conducted alongside the audit of RhythmOne’s financial statements for the fiscal year ended March 31, 2017, three material weaknesses were identified. See “Management’s Discussion and Analysis of RhythmOne — Internal Control over Financial Reporting”.

The RhythmOne board of directors also operates a whistleblowing policy which provides for all employees to raise concerns to the Audit Committee, in strict confidence about any unethical behaviors, suspected fraud, misconduct or wrongdoing without fear of recrimination. There were no whistleblowing reports throughout financial year 2017, and to the date of this prospectus/offer to exchange.

Financial Reporting

The RhythmOne board of directors is responsible for reviewing and approving the annual and half year financial statements, and for ensuring that they present a fair, balanced and understandable assessment of RhythmOne’s position and performance. Drafts of the annual report are reviewed by the RhythmOne board of directors prior to approval with a formal process for addressing comments from the RhythmOne board of directors.

Committees of the RhythmOne Board

The RhythmOne board of directors has established an Audit Committee, Nomination Committee and a Remuneration Committee. These committees each consist of a small sub-committee of the main RhythmOne board of directors and are entirely made up of Non-Executive Directors. Each has its own terms of reference and responsibilities.

Audit Committee. The Audit Committee is appointed by the RhythmOne board of directors, and is formed of Non-Executive Directors, chaired by Mark Opzoomer. Other members of the Audit Committee will be appointed after consummation of the Transactions. Its principal responsibilities are:

•	monitoring the integrity of the financial statements of RhythmOne and any formal announcements relating to RhythmOne’s financial performance;

•	overseeing the involvement of RhythmOne’s external auditors, in planning and reviewing the audit of the financial statements;

•	recommending the appointment and fees of the external auditor, including maintaining an appropriate policy on the level of non-audit fees;

•	reviewing and monitoring the independence and objectivity of the external auditor, and the effectiveness of the external audit process;

•	reviewing, at least annually, the need for an internal audit function;

•	reviewing the risk management process, and the effectiveness of internal controls, including identifying and implementing improvements; and

•	reviewing the arrangements through which staff may raise concerns about possible improprieties in confidence.

The Remuneration Committee. The Remuneration Committee is appointed by the RhythmOne board of directors, and is formed of Non-Executive Directors, chaired by Ujjal Kohli and includes Andy Cunningham. Other members of the Remuneration Committee will be appointed after consummation of the Transactions. Its principal responsibilities are:

•	to review and make recommendations in relation to the remuneration policy;

•	consult with key shareholders on compensation-related proposals and recommendations;

•	apply these recommendations to the Executive Directors, and senior members of the executive management team;

•	determine the metrics for the bonus scheme of the executive management team;

•	ensure that the policies and metrics are aligned with RhythmOne’s strategy; and

•	to consider and award other performance-related benefits such as restricted stock units and stock options, as and when appropriate.

The Nomination Committee. The Nomination Committee is appointed by the RhythmOne board of directors, and is formed of Non-Executive Directors. The members of the Nomination Committee include Ujjal Kohli and Andy Cunningham, and other members to be appointed after consummation of the Transactions. Its principle responsibilities are:

•	advising on the structure, size and composition of the RhythmOne board of directors;

•	ensuring the diversity on the RhythmOne board of directors, and across the company;

•	advising the RhythmOne board of directors on areas where further recruitment may be appropriate;

•	the overall leadership needs of RhythmOne;

•	consideration of succession planning for the RhythmOne board of directors; and

•	the search for and selection of suitable candidates for the appointment or replacement of additional members of the RhythmOne board of directors.

REMUNERATION OF RHYTHMONE’S DIRECTORS AND SENIOR MANAGEMENT

Compensation of Executive Directors

RhythmOne does not pay its Executive Directors any compensation for their services as directors. The remuneration for RhythmOne’s Executive Directors for their services as members of RhythmOne’s senior management is in line with remuneration for RhythmOne’s other senior management (details are set out under “— Compensation of Senior Management” below).

Compensation of Non-Executive Directors

The remuneration of Non-Executive Directors is set by RhythmOne’s Chairman and CEO under delegated authority from RhythmOne’s board of directors rather than by RhythmOne’s Remuneration Committee.

In order to attract and retain individuals with the personal attributes, skills and experience required to determine strategy and governance, to apply executive oversight and to represent shareholders’ interests, each Non-Executive Director is entitled to receive compensation for his or her services consisting of an annual cash fee and equity awards based on relevant external market benchmarks. Annual fees are payable on a quarterly basis following the end of each fiscal quarter, and subject to pro rata adjustment if the Non-Executive Director did not serve the entire year. Equity awards are granted to Non-Executive Directors pursuant to RhythmOne’s equity compensation plans (details are set out under “— Equity Compensation Plan” below). Other than covering travel expenses, no additional fees or equity compensation is provided to Non-Executive Directors for ad hoc services, such as committee memberships and board meetings. All Non-Executive Directors’ appointments are terminable on at least three months’ notice on either side.

Non-Executive Director Compensation Table

The table below sets out the annual fee and beneficial interests in shares and vested share options for the year ended March 31, 2017 of the RhythmOne Non-Executive Directors who are expected to serve as RhythmOne Non-Executive Directors following consummation of the Transactions. No equity awards were made to Non-Executive Directors for the year ended March 31, 2017, with the exception of a grant of 5,000 RSUs (which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017) made to Andy Cunningham on June 14, 2016.

Name(1)	Annual Cash Fee(2)	Stock Awards(3)		Option Awards	Non-Equity Incentive Plan Compensation FY2017	All Other Compensation FY2017
Mark Opzoomer	$65,000	—		—	—	—
Ujjal Kohli	$65,000	—		—	—	—
Andy Cunningham	$65,000	$11,700	(4)	—	—	—
Suranga Chandratillake	$65,000	$12,857		—	—	—

(1)	The above table does not include Raj Challaraj who is expected to resign as the Chairman of the RhythmOne board of directors immediately following consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the RhythmOne board of directors and Non-Executive Director, respectively, immediately following consummation of the Transactions.
(2)	All values in $ using an exchange rate of $1.30 to £1.
(3)	Long-term incentive awards represent awards of stock options and restricted stock units issued to Non-Executive Directors which vested during the year. Long-term incentive value represents the notional gain on stock options or restricted stock units, but are not realized until the awards are sold.
(4)	Andy Cunningham was granted 50,000 RSUs on June 14, 2016 which were immediately vested. The valuation of these RSUs is based on the stock value at vesting.

There were no outstanding option-based and share-based awards granted for the year ended March 31, 2017 issued by RhythmOne to its Non-Executive Directors who are expected to serve as RhythmOne Non-Executive Directors following consummation of the Transactions, as shown in the following table:

	Option-Based Awards				RSUs
Name(1)	Number of shares underlying unexercised options	Option Exercise price	Option expiration date	Value of unexercised in-the-money options	Number of shares that have not vested	Market value of share- based awards that have not vested
Mark Opzoomer	—	—	—	—	—	—
Ujjal Kohli	—	—	—	—	—	—
Andy Cunningham	—	—	—	—	—	—
Suranga Chandratillake	—	—	—	—	—	—

(1)	The above table does not include Raj Challaraj who is expected to resign as the Chairman of the RhythmOne board of directors immediately following consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the RhythmOne board of directors and Non-Executive Director, respectively, immediately following consummation of the Transactions.

The values vested during the year ended March 31, 2017 of the option-based and share-based awards granted to RhythmOne’s Non-Executive Directors who are expected to serve as RhythmOne Non-Executive Directors following consummation of the Transactions are shown in the following table:

Name(1)	Option-Based Awards — Value vested during the year	Share-Based Awards — Value vested during the year
Mark Opzoomer	—	—
Ujjal Kohli	—	—
Andy Cunningham	—	$11,700
Suranga Chandratillake	—	$12,857

(1)	The above table does not include Raj Challaraj who is expected to resign as the Chairman of the RhythmOne board of directors immediately following consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the RhythmOne board of directors and Non-Executive Director, respectively, immediately following consummation of the Transactions.

Non-Executive and Executive Director Share Ownership

Each member of RhythmOne’s board of directors is encouraged to purchase equity in RhythmOne to hold for the long term. Interests in RhythmOne Shares as at January 2, 2018 held by members of RhythmOne’s board of directors who are expected to serve as RhythmOne Non-Executive and Executive Directors following consummation of the Transactions are shown in the table below. As at January 2, 2018, there were 51,235,968 RhythmOne Shares outstanding.

Name of Beneficial Owner(2)	Interests in RhythmOne Shares at January 2, 2018	RSUs	Options	Total RhythmOne Shares beneficially held(1)	Percentage of RhythmOne Shares
Mark Opzoomer	40,000	—	—	40,000	*
Ujjal Kohli	46,867	—	—	46,867	*
Andy Cunningham	5,000	—	—	5,000	*
Suranga Chandratillake	73,504	—	175,213	248,717	*
Ted Hastings	446,989	563,538	—	446,989	*
Edward Reginelli	—	292,611	—		*

*	Indicates less than 1%.
(1)	Includes options that are exercisable within 60 days of January 2, 2018. No RSUs are exercisable within 60 days of January 2, 2018.
(2)	The above table does not include Raj Challaraj who is expected to resign as the Chairman of the RhythmOne board of directors immediately following consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the RhythmOne board of directors and Non-Executive Director, respectively, immediately following consummation of the Transactions.

Compensation of Senior Management

RhythmOne’s Remuneration Committee, in consultation with RhythmOne’s Chief Executive Officer (except in the case of Chief Executive Officer compensation), is responsible for establishing RhythmOne’s general compensation philosophy and participating in the establishment and oversight of the compensation and benefits of RhythmOne’s senior management. RhythmOne’s executive compensation program is designed to align the interests of RhythmOne’s executives and shareholders by linking compensation with RhythmOne’s performance and to be competitive on a total compensation basis in order to attract and retain executives.

The Remuneration Committee utilizes publicly available surveys from Radford, which is part of Aon Hewitt, a business unit of Aon plc (NYSE: AON) to provide it with data on executive compensation. A formal “peer group” is not used in the Remuneration Committee’s benchmarking practices, however, informal benchmarking is performed against similarly sized advertising technology companies in the UK and in the US to help determine the competitive overall compensation for RhythmOne’s senior management. In general, the Remuneration Committee’s goal is to achieve total compensation for senior management as a group that falls around the 50th percentiles of the market data for RhythmOne’s peer group if paid at target.

The remuneration of RhythmOne’s senior management consists of an annual base salary, a discretionary annual bonus, participation in long term equity compensation plan and other benefits.

Base Salary

The base salary of a RhythmOne executive takes into consideration the current competitive market conditions, experience, proven or expected performance, and the particular skills of the executive. The base salaries of RhythmOne’s senior management are intended to be competitive but to remain relatively constant, generally increasing only when there is an increase in the scale, scope, complexity or responsibility of the role or to allow the base salary of newly appointed executives to move toward market norms as their experience and contributions increase.

Annual Bonus

With the exception of Ted Hastings who is eligible to receive an annual bonus of 100% of his base salary, each executive is eligible to receive an annual cash bonus in a range of 50% to 75% percent of his base salary. In awarding such bonuses, the Remuneration Committee considers the performance of RhythmOne in the applicable financial year and the executive’s individual performance. Performance metrics will generally include revenue and profitability as measured through earnings of RhythmOne before interest, tax, depreciation, amortization and special one-time non-operating charges. The goals are intended to be reasonable stretch goals to encourage high levels of performance. The RhythmOne performance metrics for the year ended March 31, 2017 were not met, however, discretionary bonuses were paid to senior management based on the Remuneration Committee’s assessment of progress toward RhythmOne’s objectives and achievement of individual performance. The Remuneration Committee has not yet set executive annual bonus performance metrics for RhythmOne’s 2018 financial year given the recent changeover in senior management, however, the Remuneration Committee intends to review and develop same in the near term.

Equity Awards

Equity awards are granted to senior management under RhythmOne’s equity compensation plans (details are set out under “— Equity Compensation Plan” below) to give senior management an interest in preserving and maximizing shareholder value in the longer term, to enable RhythmOne to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance. Historically, equity awards had been granted to senior management in the form of MVSOs (as defined below under “— Equity Compensation Plan”), however, more recently, RhythmOne has granted restricted stock units to executives in an effort to provide executives with additional retention incentives. The Remuneration Committee intends to continue with this practice. Equity awards are generally awarded to executives upon joining RhythmOne. The size and form of the initial equity awards for RhythmOne’s senior management has typically been established through arm’s-length negotiation at the time the individual is hired. Additional equity awards may occur based on the executive officer’s performance, level of expertise, responsibilities, length of service to RhythmOne and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry. The exercise price and exercise period terms of RhythmOne’s stock option equity awards such as MVSOs are subject to requirements under the applicable equity plan as described below under “— Equity Compensation Plan”.

Other Benefits

Standard benefits for senior management typically include long term and short term disability and healthcare insurance (including cover for eligible dependents) and life insurance. Other benefits may be provided from time to time where the Remuneration Committee feels it appropriate and in line with market practice. The actual value of these benefits will vary from time to time depending, among other things, on the cost of insuring them. The intention is that the aggregate cost would be in line with market practice.

Pension benefits are provided in the form of a RhythmOne matching contribution to a defined contribution pension plan. Contributions are based on 50% of the first 6% of the participants eligible compensation deferred each pay date up to an annual dollar maximum of $2,500. Matching contributions vest based on years of service commencing with 25% after one year of service and increasing each year by 25% up to a maximum of 100% after four years of service.

Summary Compensation Table

RhythmOne’s senior management for the fiscal year ended March 31, 2017 were its former Chief Executive Officer S. Brian Mukherjee, its former Chief Financial Officer Richard O’Connor, its former Chief Business Officer Frank Pao, its Chief Revenue Officer Richard Nunn, and Messrs. Reginelli, Slivjanovski and Ballapragada, whose positions are identified above. Individual disclosure of the remuneration paid by RhythmOne to its senior management (excluding its Executive Directors) is not required in the United Kingdom and RhythmOne does not otherwise publicly disclose this information. For the year ended March 31, 2017, the aggregate remuneration paid or payable to the senior management as a group, including Executive Directors, was approximately $3,499,000, of which $1,952,000 was due to salary payments, $954,000 was due to bonus payments, $585,000 was due to stock option awards (covering 342,000 RhythmOne Shares), and $8,000 was due to other benefits (which comprises RhythmOne’s 401(k) matching contributions).

Details of the compensation awarded for the fiscal year ended March 31, 2017 to RhythmOne’s Executive Directors are shown in the table below:

Name and principal position with RhythmOne	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total Compensation
Ted Hastings, Director and Chief Executive Officer(2)	$34,000	—	—	—	—	—		$34,000

S. Brian Mukherjee, Former Director and Chief Executive Officer(3)	$500,000	$355,000	—	—	—	$2,500	(4)	$857,500

Edward Reginelli, Director and Chief Financial Officer(5)	$288,000	$177,000	—	—	—	—		$465,000

(1)	Long-term incentive awards represent awards of stock options and restricted stock units issued to Executive Directors which vested during the year. Long-term incentive value represents the notional gain on stock options or restricted stock units, but are not realized until the awards are sold. All values in $ using an exchange rate of $1.30 to £1.
(2)	Ted Hastings was appointed to RhythmOne’s board of directors on February 10, 2017 and became Chief Executive Officer on July 19, 2017.
(3)	S. Brian Mukherjee resigned as Chief Executive Officer and from RhythmOne’s board of directors effective July 19, 2017.
(4)	“All Other Compensation” consists of RhythmOne’s 401(k) matching contributions.
(5)	Edward Reginelli resigned as Chief Financial Officer in January 2017 and was appointed to RhythmOne’s board of directors and reappointed Chief Financial Officer on September 29, 2017. Mr. Reginelli was not a director of RhythmOne during the fiscal year ended March 31, 2017.

Equity Compensation Plan

RhythmOne has established the following equity compensation plans:

•	The blinkx 2007 Enterprise Management Incentive Plan (the “blinkx 2007 EMI Plan”)

•	The blinkx US Share Option Plan (the “blinkx 2007 US Plan”)

•	The blinkx Autonomy Employee Discretionary Share Option Scheme 2007 (the “Autonomy Discretionary Scheme”)

•	The blinkx Autonomy Employee US Share Option Plan (the “Autonomy US Plan”)

•	The RhythmOne 2017 International Equity Incentive Plan (the “RO 2017 Plan”)

Each of the blinkx 2007 EMI Plan and the blinkx 2007 US Plan were replaced by the RO 2017 Plan adopted by the RhythmOne board of directors on July 14, 2017. No significant changes have been made to the RO 2017 Plan since it was adopted, and any changes would require the approval of the Remuneration Committee and the RhythmOne board of directors. Under the RO 2017 Plan, stock-related awards in the form of options or restricted stock units may be made to RhythmOne’s employees, directors and other advisors, including senior management. An award made to any individual is on a one- time or infrequent basis and any additional award is made to reflect an increase in responsibilities or general alignment of the aggregate amount of awards to senior management with comparable degrees of responsibility.

Under the RO 2017 Plan, all awards will be evidenced by an award agreement setting out provisions in respect of the award, including the exercise price, the term, the vesting provisions and the effect of a cessation of services. The option exercise price is set by the RhythmOne board of directors and is based on the closing price of RhythmOne Shares on AIM as of the trading date immediately preceding the date the grant is approved. The term of an award is set by the RhythmOne board of directors, but no term of an award shall be longer than 10 years from the grant date of such award. The vesting provisions in respect of awards may be determined by the Board at the date of grant, however, typically vesting schedules applicable to senior management are as follows:

•	For an initial issuance to senior management, 25% of the award will vest upon the first anniversary of the grant date, provided the participant is employed by RhythmOne as of that date and the remainder of the award will vest in a series of 12 equal and successive quarterly instalments of 6.25% of the award upon the participant’s completion of each three-month period of employment thereafter (“4-Year Vesting”).

•	For a subsequent issuance to senior management, 16.7% of the award will vest upon the 6-month anniversary of the grant date, provided the participant is employed by RhythmOne as of that date and the remainder of the award will vest in a series of 10 equal and successive quarterly instalments of 8.33% of the award upon the participant’s completion of each three-month period of employment thereafter (“3-Year Vesting”).

•	In addition to the 3-Year Vesting or the 4-Year Vesting, as the case may be, awards made pursuant to a RhythmOne Executive Stock Option Agreement may be subject to an additional performance component where, on a rolling basis, the average market value of a RhythmOne Share for the preceding 30 days must be equal to or greater than a minimum stock price threshold predetermined by the board of directors, provided that, notwithstanding any other vesting conditions, the award may become exercisable in full if the market value of a RhythmOne Share exceeds a certain greater threshold predetermined by the board of directors (“MVSOs”).

The leaver provisions of the RO 2017 Plan provide that an award will no longer continue to vest upon the cessation of a participant’s services to RhythmOne and the award will lapse (i) at the end of the three month period following cessation of service (other than for death, disability or misconduct); (ii) at the end of the 12 month period following death; (iii) at the end of the 12 month period following cessation of service due to disability; and (iv) immediately on termination for misconduct. Unless otherwise agreed there is no accelerated vesting of an award on a change of control of RhythmOne.

The Autonomy Discretionary Scheme and the Autonomy US Plan allowed a one-time grant of options to certain Autonomy employees who at the time of RhythmOne’s demerger from Autonomy had vested Autonomy options. Options granted under this plan were granted at market price, vest over a period of three years and may be exercised over a term of an award that shall be no longer than 10 years from the grant date of such award (subject to earlier expiration on cessation of services to RhythmOne).

No awards pursuant to the above-described awards were granted for the year ended March 31, 2017 to RhythmOne’s Executive Directors, as shown below:

	Option-Based Awards				RSUs
Name	Number of shares underlying unexercised options	Option Exercise price	Option expiration date	Value of unexercised in-the-money options	Number of shares that have not vested	Market value of share- based awards that have not vested
S. Brian Mukherjee(1)	—	—	—	—	—	—
Ted Hastings(2)	—	—	—	—	—	—
Edward Reginelli(3)	—	—	—	—	—	—

(1)	S. Brian Mukherjee resigned as Chief Executive Officer and from RhythmOne’s board of directors effective July 19, 2017.
(2)	Ted Hastings was appointed to RhythmOne’s board of directors on February 10, 2017 and became Chief Executive Officer on July 19, 2017.
(3)	Edward Reginelli resigned as Chief Financial Officer in January 2017 and was appointed to RhythmOne’s board of directors and reappointed Chief Financial Officer on September 29, 2017. Mr. Reginelli was not a director of RhythmOne during the fiscal year ended March 31, 2017.

The values vested during the fiscal year ended March 31, 2017 of the option-based and share-based awards granted to RhythmOne’s Executive Directors are shown in the following table:

Name	Option-Based Awards— Value vested during the year	Share-Based Awards— Value vested during the year
S. Brian Mukherjee(1)	$677,200	$38,600
Ted Hastings(2)	—	—
Edward Reginelli(3)	—	—

(1)	S. Brian Mukherjee resigned as Chief Executive Officer and from RhythmOne’s board of directors effective July 19, 2017.
(2)	Ted Hastings was appointed to RhythmOne’s board of directors on February 10, 2017 and became Chief Executive Officer on July 19, 2017.
(3)	Edward Reginelli resigned as Chief Financial Officer in January 2017 and was appointed to RhythmOne’s board of directors and reappointed Chief Financial Officer on September 29, 2017. Mr. Reginelli was not a director of RhythmOne during the fiscal year ended March 31, 2017.

Employment Agreement Summaries

The terms and conditions of employment for each of RhythmOne’s current Executive Directors and senior management are set forth in employee offer letters and, in some cases, an executive service agreement. The executive service agreements generally provide for payment of continued salary and health insurance coverage for certain periods following an Involuntary Termination (as defined below under “Material Definitions in Executive Service Agreements”), in exchange for a release of claims. These executive service agreements in some cases also provide for accelerated vesting of specified equity awards and increased severance in the event an Involuntary Termination occurs within a specified period of time prior to or following a Change in Control (as defined below under “Material Definitions in Executive Service Agreements”).

The amount and terms of these benefits are consistent with typical U.S. and U.K. practice and reflect the negotiations of each of RhythmOne’s senior management with RhythmOne. The severance and Change in Control benefits are critical to attracting and retaining high caliber executives. Appropriately structured severance benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his employment with RhythmOne during times of uncertainty. RhythmOne’s existing arrangements allow for senior management to focus on continuing normal business operations and, for Change in Control benefits, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of RhythmOne’s shareholders will impact his own financial security.

RhythmOne has entered into employment agreements with individuals who, as of the date of this prospectus/offer to exchange, are expected to be members of RhythmOne’s senior management after consummation of the Transactions. RhythmOne expects that its management structure will be determined as part of the integration phase of the Transactions and that additional members of RhythmOne’s senior management after consummation of the Transactions, which may include YuMe employees, will be determined in due course. The following is a summary of the material terms of those agreements:

Employment Agreements

Each member of senior management has entered into an employment agreement with RhythmOne, for a term commencing on the start date indicated below and continuing until terminated by either party pursuant to the termination provisions contained in the applicable employment agreement and such further details as set forth in the table below:

Name	Date of Employment Agreement	Title	Start Date
Ted Hastings	June 29, 2017	Chief Executive Officer	July 19, 2017
Edward Reginelli	September 8, 2017	Chief Financial Officer	September 29, 2017
Dan Slivjanovski	August 30, 2012	Chief Marketing Officer	August 31, 2012
Bhaskar Ballapragada	October 26, 1999 (updated on December 28, 2007)	Head of Product	October 26, 1999

Compensation

Pursuant to each member of senior management’s employment agreement he is entitled to the type of compensation as set forth in the table below:

Name	Base Salary	Cash Bonus Eligibility	Participation in Equity Compensation Plan	One-Time Sign-On Equity Award	One-Time Sign-On Cash Award	Participation in Benefits Programs(1)
Ted Hastings	✓	✓	✓	✓	N/A	✓
Edward Reginelli	✓	✓	✓	✓	✓	✓
Dan Slivjanovski	✓	✓	✓	✓	N/A	✓
Bhaskar Ballapragada	✓	✓	✓	✓	N/A	✓

(1)	As described above under “— Compensation of Senior Management — Other Benefits”.

Termination Provisions

Each member of senior management, except Bhaskar Ballapragada, is a party to an executive service agreement, which sets out certain payments and other benefits to which he is entitled upon the occurrence of an Involuntary Termination or a Qualifying Termination (as defined below under “Material Definitions in Executive Service Agreements”). A summary of these entitlements is set forth in the table below:

Name	Involuntary Termination				Qualifying Termination
	Cash Severance(1)	Bonus(2)	Acceleration of Equity Awards(3)	Continuation of Benefits(4)	Cash Severance(1)	Bonus(2)	Acceleration of Equity Awards(3)	Continuation of Benefits(4)
Ted Hastings	12 months	100%	100%(5)	12 months	12 months	100%	100%(6)	12 months
Edward Reginelli	6 months	100%	N/A	6 months	12 months	100%	100%	12 months
Dan Slivjanovski	6 months	100%	N/A(7)	6 months	6 months	100%	N/A(7)	6 months
Bhaskar Ballapragada	3 months	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Cash severance entitlement expressed as an amount equal to a specified number of months of base salary.
(2)	Bonus payment entitlement expressed as a percentage of target bonus pro-rated for bonus period served.
(3)	Vesting to occur in respect of unvested equity awards as at the time of termination expressed as a specified percentage of total unvested equity awards.
(4)	The number of months that entitlement to standard benefits will continue following termination.
(5)	Acceleration of vesting to occur only if termination occurs after July 19, 2018 and only in respect of certain restricted stock units issued to Mr. Hastings on the effective date of his employment.
(6)	Acceleration of vesting to occur immediately upon Change in Control regardless of whether an Involuntary Termination has occurred and only in respect of certain restricted stock units issued to Mr. Hastings on the effective date of his employment.
(7)	Acceleration of vesting subject to Remuneration Committee discretion.

If each member of senior management’s employment is terminated by RhythmOne other than as a result of an Involuntary Termination, such member of senior management will not be entitled to any further compensation from RhythmOne other than earned but unpaid salary and benefits.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to each member of senior management’s employment agreement, each member of senior management is subject to provisions prohibiting his solicitation of RhythmOne employees and customers or competing with RhythmOne and its subsidiaries and affiliates during the term of his employment and for a period of one year thereafter. In addition, each member of senior management is prohibited at all times from disclosing confidential information related to RhythmOne and its business.

Material Definitions in Executive Service Agreements

As defined in the respective employment agreements of RhythmOne’s senior management:

“Cause” generally means one or more of the following:

(i) a willful, unauthorized use or disclosure by executive of material confidential information or trade secrets of RhythmOne, which use or disclosure causes material economic harm to RhythmOne;

(ii) a continuing material breach by executive of any written agreement between executive and RhythmOne after executive has received a written demand for corrective action which describes the basis for non-compliance and provides executive with 30 days to take corrective action;

(iii) executive’s conviction of a felony under the laws of the United States or any State thereof;

(iv) the willful commission by executive of any act of fraud, embezzlement or other crime of moral turpitude with respect to RhythmOne;

(v) executive’s intentional misconduct causing RhythmOne substantial public disgrace or substantial disrepute or material economic harm;

(vi) a substantial, willful and repeated failure by executive to perform duties reasonably directed by RhythmOne’s board of directors after receiving a written demand for performance which describes the basis for such willful failure and provides executive with 30 days to take corrective action; or

(vii) a failure by executive to cooperate in good faith with a governmental or internal investigation of RhythmOne or of its directors, officers, managers or employees, if RhythmOne or has requested executive’s cooperation.

No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of RhythmOne.

“Change in Control” generally means one or more of the following:

(i) The acquisition, by any Person (as defined below), directly or indirectly, of Beneficial Ownership (as defined below) of more than 50% of the then outstanding RhythmOne Shares or voting securities representing more than 50% of the combined voting power of RhythmOne then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that no Change in Control shall be deemed to have occurred as a result of an acquisition of ordinary shares or voting securities of RhythmOne: (A) by RhythmOne, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by RhythmOne or any of its subsidiaries, or (B) by any other corporation or other entity with respect to which, following such acquisition, Persons who were RhythmOne’s shareholders immediately prior to such acquisition retain Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such acquisition, of more than 50% of the outstanding shares of the ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity; or

(ii) The consummation of any merger or consolidation of RhythmOne with any other corporation, other than a merger or consolidation which results in Persons who were RhythmOne’s shareholders immediately prior to such merger or consolidation retaining Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such merger or consolidation, of more than 50% of the outstanding ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation; or

(iii) The consummation of any liquidation or dissolution of RhythmOne or a sale or other disposition of all or substantially all of the assets of RhythmOne.

For purposes of the foregoing: “Person” shall mean a natural person, company, trust or other corporate entity, or any government or agency. “Beneficial Ownership” shall mean (1) a person who enjoys the benefits of ownership even though title is in another name or entity, or (2) any individual or group of individuals that, either directly or indirectly, has the power to vote or influence any material transaction decisions regarding a specific security of RhythmOne.

“Good Reason” generally means one or more of the following:

(i) RhythmOne adversely changes executive’s title or materially reduces executive’s responsibilities (including reporting responsibilities) inconsistent with the position executive holds immediately prior to such change;

(ii) RhythmOne causes executive to report to a person other than the board of directors of RhythmOne or the highest ranking officer of RhythmOne;

(iii) a material reduction in executive’s annual rate of base salary, unless the reduction is made as part of, and is consistent with, a broader and general reduction of senior executive salaries;

(iv) a relocation of executive’s place of employment by more than 50 miles, in one or more steps, but only if such change, reduction or relocation is effected by RhythmOne without executive’s consent; or

(v) any material breach of the executive’s employment agreement by RhythmOne.

Executive’s resignation from employment shall not be considered for “Good Reason” unless executive gives RhythmOne written notice of the occurrence of a condition described in this section within 90 days after such condition comes into existence, RhythmOne fails to remedy such condition within 30 days after receiving the executive’s written notice, and executive’s resignation becomes effective within 6 months after such condition comes into existence.

“Involuntary Termination” generally means either (i) RhythmOne terminates executive’s employment for a reason other than Cause, or (ii) executive resigns from employment with RhythmOne for Good Reason; provided that Involuntary Termination shall not include any termination of executive’s employment as a result of executive’s death or disability, or as a result of executive’s voluntary termination of employment which is not a resignation for Good Reason.

“Qualifying Termination” means an Involuntary Termination that (A) in the case of Edward Reginelli, occurs within 3 months prior, or 12 months following, a Change in Control; and (B) in the case of Dan Slivjanovski and Ted Hastings, occurs within 24 months following a Change in Control.

RELATED PARTY TRANSACTIONS

No RhythmOne director or member of senior management has or has had (i) any material interest in any transaction with RhythmOne or any of its subsidiaries or (ii) any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of RhythmOne and which was effected by RhythmOne or any of its subsidiaries in the preceding three financial years. There are no outstanding loans or guarantees provided by RhythmOne or any of its subsidiaries for the benefit of RhythmOne directors or senior management during this period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS OF RHYTHMONE

Security Ownership by Major Shareholders

To the knowledge of RhythmOne’s management and other than with respect to agreements entered into in connection with the Merger Agreement: (i) RhythmOne is not directly or indirectly owned or controlled (a) by another corporation or (b) by any foreign government; and (ii) there are no arrangements the operation of which may at a subsequent date result in a change in control of RhythmOne.

As of January 2, 2018, which gives effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017, the issued share capital of RhythmOne consisted of 51,235,968 ordinary shares.

The table below presents, to the knowledge of RhythmOne’s management on the basis of notification received under the U.K. Disclosure Guidance and Transparency Rules, information regarding the total amount of RhythmOne Shares directly or indirectly owned by RhythmOne’s shareholders beneficially owning more than 3% of RhythmOne Shares as of November 30, 2017, after giving effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017. To the knowledge of RhythmOne’s management and other than with respect to agreements entered into in connection with the Merger Agreement, none of the RhythmOne shareholders below hold voting rights which are different from those held by RhythmOne’s other shareholders and there are no shareholdings that carry special rights relating to control of RhythmOne.

Beneficial Owner	Number of RhythmOne Shares	Percentage of RhythmOne Shares(1)
Toscafund Asset Management	14,519,424	28.34%
River & Mercantile Asset Management	4,922,050	9.61%
Cogefi Gestion	2,886,244	5.63%
Hargreaves Lansdown Asset Management	2,591,933	5.06%
TD Direct Investing	2,239,591	4.37%
Lombard Odier Asset Management (Europe) Ltd	1,935,493	3.78%
RadiumOne, Inc.(2)	1,660,569	3.24%
Richard Griffiths	1,558,740	3.04%
Halifax Share Dealing	1,531,216	2.99%

(1)	Based on 51,235,968 issued and outstanding RhythmOne Shares as of January 2, 2018.
(2)	Reflects issuance of 1,660,569 RhythmOne Shares as a Deferred Consideration payment on December 21, 2017.

Significant Changes in Percentage Ownership

In accordance with the U.K. Disclosure Guidance and Transparency Rules, share transfers by major shareholders of greater than 1 per cent must be reported to RhythmOne. The following table presents the highest and lowest share ownership positions for each of RhythmOne’s major shareholders during the past three fiscal years to the best of RhythmOne’s knowledge:

	High		Low
	RhythmOne Shares(1)%		RhythmOne Shares(1)%
Year ended March 31, 2015	40,491,526	10.06	14,165,349	3.54
Richard Griffiths	34,782,897	8.68	19,182,691	4.80
Hargreaves Lansdown Asset Management	30,863,924	7.71	18,144,113	4.54
Barclays Wealth Management	24,775,029	6.18	14,425,541	3.61
TD Direct Investing	17,854,469	4.46	6,764,660	1.69
River & Mercantile Asset Management	16,092,471	4.02	8,642,638	2.16
Halifax Share Dealing	40,491,526	10.06	14,165,349	3.54

	High		Low
	RhythmOne Shares(1)%		RhythmOne Shares(1)%
Year ended March 31, 2016
Toscafund Asset Management	116,678,944	28.87	9,109,272	2.26
Hargreaves Lansdown Asset Management	30,525,728	7.55	29,158,235	7.23
Richard Griffiths	41,911,901	10.42	29,677,915	7.34
TD Direct Investing	22,325,674	5.52	19,845,909	4.93
Barclays Wealth Management	26,157,521	6.50	21,637,200	5.35
Halifax Share Dealing	16,678,013	4.12	14,275,296	3.54
River & Mercantile Asset Management	14,315,897	3.54	10,146,361	2.52

Year ended March 31, 2017
Toscafund Asset Management	117,021,825	28.89	116,758,502	23.62
River & Mercantile Asset Management	45,285,860	9.15	15,074,611	3.72
Richard Griffiths	31,860,167	7.85	30,443,134	6.15
Hargreaves Lansdown Asset Management	29,649,073	7.33	27,196,627	5.50
TD Direct Investing	23,007,843	5.68	19,583,767	3.96
Barclays Wealth Management	21,232,808	5.24	18,044,487	3.64
AVG Ventures, LP	15,038,652	3.04	15,038,652	3.04

(1)	Reflects the number of RhythmOne Shares then held by each major shareholder and does not give effect to the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017.

Security Ownership by Directors and Senior Management

The table below presents, to the knowledge of RhythmOne’s management, information regarding the total amount of RhythmOne Shares as of January 2, 2018 directly or indirectly owned by RhythmOne’s directors and senior management who are expected to serve as RhythmOne’s directors and senior management following consummation of the Transactions.

Name	Interests in RhythmOne Shares at October 25, 2017	RSUs	Options	Total RhythmOne Shares beneficially held(1)	Percentage of RhythmOne Shares
Mark Opzoomer	40,000	—	—	40,000	*
Ujjal Kohli	46,867	—	—	46,867	*
Andy Cunningham	5,000	—	—	5,000	*
Suranga Chandratillake	73,504	—	175,213	248,717	*
Ted Hastings	446,989	563,538	—	446,989	*
Edward Reginelli	0	292,611	—	—	*
Dan Slivjanovski	8,034	330,892	247,031	82,538	*
Bhaskar Ballapragada	23,552	—	180,000	203,552	*
All directors and senior management as a group(2)	643,946	1,187,041	602,244	1,073,663	2.17%

*	Indicates less than 1%.
(1)	Includes options that are exercisable within 60 days of January 2, 2018. No RSUs are exercisable within 60 days of January 2, 2018.
(2)	The above table does not include Raj Challaraj (Chairman of the board), who is expected to resign from his position immediately following consummation of the Transactions, or Richard Nunn (Chief Revenue Officer), who is not expected to be a member of RhythmOne’s senior management after the consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the board and Non-Executive Director, respectively, immediately following consummation of the Transactions.

Outstanding Share-based Awards and Options-based Awards

The table below presents, to the knowledge of RhythmOne’s management, the options and awards relating to RhythmOne Shares as of January 2, 2018 held by RhythmOne’s directors and senior management who are expected to serve as RhythmOne’s directors and senior management following consummation of the Transactions.

Name(1)	Date of Award	Type of Award	Number of RhythmOne Shares	Exercise Price	Exercise Period	Vested
Mark Opzoomer	—	—	—	—	—	—
Ujjal Kohli	—	—	—	—	—	—
Andy Cunningham	—	—	—	—	—	—
Suranga Chandratillake	6/18/2009	Executive Options	65,213	£1.60	6/18/2019	Vested
	7/29/2010	Executive Options	75,000	£5.90	7/29/2020	Vested
	9/2/2012	Executive Options	10,000	£4.93	9/2/2022	Vested
	2/19/2013	Executive Options	25,000	£8.35	2/19/2023	Vested
Ted Hastings	7/19/2017	RSUs	563,568	£0.10	7/19/2021	Unvested
Edward Reginelli	9/29/2017	RSUs	292,611	£0.10	9/29/2020	Unvested
Dan Slivjanovski	9/2/2017	RSUs	330,892	£0.10	9/2/2020	Unvested
	11/16/2012	Executive Options	5,156	£7.23	11/16/2022	Vested
	2/19/2013	Executive Options	1,875	£8.35	2/19/2023	Vested
	3/31/2015	Executive Options	67,473	£2.95	3/31/2025	Vested
	3/31/2015	Executive Options	22,527	£2.95	3/31/2025	Unvested
	6/14/2016	Executive Options	62,475	£1.90	6/14/2026	Vested
	6/14/2016	Executive Options	87,525	£1.90	6/14/2026	Unvested
Bhaskar Ballapragada	11/18/2011	Executive Options	6,000	£8.25	11/18/2021	Vested
	2/8/2012	Executive Options	1,500	£6.75	2/8/2022	Vested
	9/4/2012	Executive Options	7,500	£4.93	9/4/2022	Vested
	11/16/2012	Executive Options	2,500	£7.23	11/16/2022	Vested
	2/19/2013	Executive Options	12,500	£8.35	2/19/2023	Vested
	3/31/2015	Executive Options	80,968	£2.95	3/31/2025	Vested
	3/31/2015	Executive Options	27,032	£2.95	3/31/2025	Unvested
	6/14/2016	Executive Options	6,000	£1.90	6/14/2026	Vested
	6/14/2016	Executive Options	17,493	£1.90	6/14/2026	Unvested

(1)	The above table does not include Raj Challaraj (Chairman of the board), who is expected to resign from his position immediately following consummation of the Transactions, or Richard Nunn (Chief Revenue Officer), who is not expected to be a member of RhythmOne’s senior management after the consummation of the Transactions. The above table does not include Eric Singer and John Mutch who are expected to be appointed Chairman of the board and Non-Executive Director, respectively, immediately following consummation of the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS OF YUME

Share Ownership

To the knowledge of YuMe’s management and other than with respect to agreements entered into in connection with the Merger Agreement: (i) YuMe is not directly or indirectly owned or controlled (a) by another corporation or (b) by any foreign government; and (ii) there are no arrangements the operation of which may at a subsequent date result in a change in control of YuMe.

As at January 2, 2018, the issued share capital of YuMe consisted of 35,056,618 YuMe Shares.

Based upon YuMe’s review of Schedule 13G or Schedule 13D filings with the SEC through January 2, 2018 and other publicly available information, the following entities are known to YuMe’s management to be beneficial owners of more than five percent of YuMe Shares as indicated:

	Beneficial Owner of YuMe Shares(1)
Name and Address of Beneficial Owner	Number of YuMe Shares	Percentage of YuMe Shares
Entities affiliated with VIEX Capital Advisors(2)	5,508,069	15.7%
Entities affiliated with AVI Management(3)	3,447,292	9.8%
Entities affiliated with Edenbrook Capital(4)	2,437,687	6.95%

(1)	Pursuant to the regulations promulgated by the SEC, the YuMe Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of YuMe Shares, whether or not such person has any pecuniary interest in such YuMe Shares, or the right to acquire the power to vote or dispose of YuMe Shares within 60 days of November 6, 2017, including any right to acquire through the exercise of any option, warrant or right. All amounts listed represent sole voting and dispositive power unless otherwise indicated.
(2)	Based on the Schedule 13D/A filed on September 6, 2017, consists of (i) 2,591,733 shares held by VIEX Opportunities Fund, LP — Series One (“Series One”), (ii) 561,269 shares held by VIEX Opportunities Fund, LP — Series Two (“Series Two”) and (iii) 2,339,594 shares held by VIEX Special Opportunities Fund II, LP (“VSO II”) and (iv) 15,473 shares held by Eric Singer. VIEX Capital Advisors, LLC (“VIEX Capital”) is the investment manager of each of Series One, Series Two and VSO II. Eric Singer is the managing member of VIEX Capital Advisors. The address of the entities affiliated with VIEX Capital Advisors is 825 Third Avenue, 33rd Floor, New York, New York 10022.
(3)	Based on the Schedule 13D/A filed on September 7, 2017, consists of (i) 3,003,560 shares held by AVI Capital Yankee, LP (“AVI Yankee”), (ii) 39,102 shares held by AVI Capital Partners, LP (“AVI LP”) and (iii) 404,630 shares held by the AVI Managed Account. AVI Partners, LLC (“AVI Partners”) is the general partner of each of AVI Yankee and AVI LP. AVI Management, LLC (“AVI Management”) is the investment manager of each of AVI Yankee and AVI LP. AVI Partners is the investment advisor of the AVI Managed Account. James A. Dunn, Jr. and Darren C. Wallis are managing partners of AVI Partners and managing members of AVI Management. The address of the entities affiliated with AVI Management is 555 E. Lancaster Avenue, Suite 520, Radnor, PA 19087.
(4)	Based on the Schedule 13D/A filed on December 21, 2017, filed by Edenbrook Capital, LLC (“Edenbrook”). Jonathan Brolin and Edenbrook Long Only Value Fund, LP (the “Fund”). Jonathon Brolin is the principal of Edenbrook with respect to the YuMe Shares owned by Edenbrook. Edenbrook is the investment manager to certain private investment funds with respect to the YuMe Shares owned by such funds. The Fund is a private investment fund managed by Edenbrook. Edenbrook and Mr. Brolin may be deemed to beneficially own 2,437,687 YuMe Shares and the Fund may be deemed to beneficially own 1,878,871 YuMe Shares. The address for Edenbrook and Mr. Brolin is 2 Depot Plaza, Bedford Hills, New York 10507.

In addition, on September 14, 2017, RhythmOne filed a Schedule 13D reporting beneficial ownership of 31.9% of the YuMe Shares solely because RhythmOne may be deemed to have beneficial ownership of such shares as a result of certain provisions of the Tender and Support Agreements.

To the knowledge of management and other than with respect to agreements entered into in connection with the Merger Agreement, none of the above stockholders hold voting rights which are different from those held by YuMe’s other stockholders and there are no shareholdings that carry special rights relating to control of YuMe.

Information about beneficial ownership of YuMe Shares by directors and executive officers of YuMe may be found in YuMe’s Annual Report on Form 10-K/A, filed with the SEC on April 28, 2017, which is incorporated by reference in this prospectus/offer to exchange. See “Where You Can Find More Information”.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined income statements (the “Pro Forma Income Statements”) for the fiscal year ended March 31, 2017 and the six months ended September 30, 2017 have been prepared by RhythmOne and give effect to the following transactions as if they occurred on April 1, 2016:

•	The acquisition of Perk by RhythmOne on January 19, 2017 for consideration of 0.4512 RhythmOne shares for each Perk share outstanding, as adjusted for the share consolidation of RhythmOne Shares implemented on September 25, 2017;

•	The acquisition of certain assets and related liabilities of Radium by RhythmOne on June 26, 2017 for consideration of $20.4 million. The consideration included a cash payment of $8.9 million on the acquisition date and up to a further $11.5 million being deferred and payable in shares at future dates; and

•	The proposed acquisition of YuMe by RhythmOne for consideration of 0.7325 RhythmOne ordinary shares, as adjusted for the share consolidation of RhythmOne Shares implemented on September 25, 2017, and $1.70 in cash, without interest, per outstanding share of YuMe common stock.

The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as at September 30, 2017 combines the historical consolidated balance sheets of RhythmOne and YuMe, giving effect to the proposed acquisition of YuMe as if it occurred on September 30, 2017. RhythmOne share numbers and per share information included herein have been adjusted to give effect to the RhythmOne share consolidation implemented on September 25, 2017.

The unaudited pro forma condensed combined financial information (the “Unaudited Pro Forma Financial Information”) has been adjusted for items that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the Pro Forma Income Statements, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Financial Information should be read in conjunction with its accompanying notes to the Unaudited Pro Forma Financial Information. In addition, the Unaudited Pro Forma Financial Information is based on and should be read in conjunction with the financial statements and notes of RhythmOne, Perk, Radium and YuMe which are included or incorporated by reference elsewhere in this prospectus/offer to exchange. See the “Presentation of Certain Financial and Other Information” section of this prospectus/offer to exchange.

The consolidated financial statements of Perk and RhythmOne were prepared in accordance with IFRS. The consolidated financial statements of YuMe and Radium were prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Financial Information includes adjustments to convert the financial information of YuMe and Radium from U.S. GAAP to IFRS as well as reclassifications to conform the historical accounting presentation of Perk, Radium and YuMe to RhythmOne’s accounting presentation. Apart from reclassification adjustments, RhythmOne has not identified any material differences between Perk’s application of IFRS and RhythmOne’s application of IFRS.

Each of the Acquisitions will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations, which requires that one company is designated as the acquirer for accounting purposes. RhythmOne will be treated as the accounting acquirer in each of the Acquisitions, and accordingly, the assets acquired and liabilities assumed of Perk, Radium and YuMe will be adjusted based on preliminary estimates of fair value. The actual fair values will be determined at a subsequent date and may vary materially from these preliminary estimates.

The Unaudited Pro Forma Financial Information has been prepared by RhythmOne in accordance with SEC Regulation S-X Article 11 for illustrative purposes only. The Unaudited Pro Forma Financial Information is not necessarily indicative of what the combined company’s financial position or results from operations would have been had the Acquisitions been completed as at the dates indicated. In addition, the Unaudited Pro Forma Financial Information does not purport to project the future financial position or operating results of the combined company. The Unaudited Pro Forma Financial Information does not reflect the cost of any integration activities or benefits from the Acquisitions, including potential synergies that may be generated in future periods.

RhythmOne PLC Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(expressed in thousands of U.S. dollars)

	RhythmOne (IFRS)	YuMe (IFRS) (Note 4)	Pro Forma Adjustments						Pro Forma Combined (IFRS)
			YuMe Financing	Note	YuMe Acquisition	Note	Intercompany Elimination	Note
ASSETS

NON-CURRENT ASSETS
Goodwill	58,234	3,902	—		42,353	(8,9)	—		104,489
Intangible assets	44,856	8,844	—		41,056	(8)	—		94,756
Property, plant and equipment	7,579	6,977	—		—		—		14,556
Other receivables and restricted cash	2,718	1,342	—		—		—		4,060
Deferred tax asset	19,707	—	—		—		—		19,707
Marketable securities	—	—	—		—		—		—

	133,094	21,065	—		83,409		—		237,568

CURRENT ASSETS
Trade receivables	72,299	46,025	—		—		(380)	(10)	117,944
Other receivables and restricted cash	8,069	4,273	—		—		—		12,342
Marketable securities	—	12,732	—		—		—		12,732
Cash and cash equivalents	39,325	28,589	35,000	(5)	(66,727)	(8,9)	—		36,187

	119,693	91,619	35,000		(66,727)		(380)		179,205

TOTAL ASSETS	252,787	112,684	35,000		16,682		(380)		416,773

LIABILITIES

NON-CURRENT LIABILITIES
Deferred tax liability	(4,192)	—	—		(6,280)	(8)	—		(10,472)
Other payables	(3,118)	(1,140)	—		—		—		(4,528)
Loans and borrowings	—	—	—		—		—		—
Provisions	(1,142)	—	—		—		—		(1,142)

	(8,452)	(1,140)	—		(6,280)		—		(16,142)

CURRENT LIABILITIES
Trade and other payables	(59,531)	(41,853)	—		—		380	(10)	(101,004)
Loans and borrowings	—	—	(35,000)	(5)	—		—		(35,000)
Provisions	(940)	—	—		—		—		(940)

	(60,471)	(41,853)	(35,000)		—		380		(136,944)

TOTAL LIABILITIES	(68,923)	(43,263)	(35,000)		(6,280)		380		(153,086)

NET ASSETS	183,864	69,421	—		10,402		—		263,687

SHAREHOLDERS’ EQUITY
Share capital	8,674	37	—		3,510	(11)	—		12,221
Treasury stock	—	(8,247)	—		8,247	(11)	—		—
Share premium account	177	127,188	—		(47,373)	(11)	—		79,992
Shares to be issued	9,150	—	—		—		—		9,150
Share based compensation reserve	29,246	—	—		—		—		29,246
Currency translation reserve	31,346	—	—		—		—		31,346
Merger reserve	49,277	—	—		—		—		49,277
Accumulated other comprehensive (loss) / income	—	(237)	—		237	(11)	—		—
Retained earnings / (deficit)	55,994	(49,320)	—		45,781	(9,11)	—		52,455

TOTAL EQUITY	183,864	69,421	—		10,402		—		263,687

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

RhythmOne PLC Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended March 31, 2017

(expressed in thousands of U.S. dollars, except number of shares and per share amounts)

	RhythmOne (IFRS)	Perk (IFRS) (Note 2)	Radium (IFRS) (Note 3)	Perk Acquisition	Note	Radium Acquisition	Note	Pro Forma Combined Group before YuMe	YuMe (IFRS) (Note 4)	YuMe Acquisition	Note	Intercompany Elimination	Note	Pro Forma Combined (IFRS)
Revenue	149,025	56,458	140,664	—		—		346,147	160,411	—		(3,807)	(10)	502,751

Cost of revenue	(98,478)	(33,583)	(69,969)	—		—		(202,030)	(80,190)	—		3,807	(10)	(278,413)
Operating expenses	(65,802)	(34,321)	(86,365)	383	(6,9)	(1,644)	(7)	(187,749)	(88,975)	(8,070)	(8)	—		(284,794)

Loss before tax and other items	(15,255)	(11,446)	(15,670)	383		(1,644)		(43,632)	(8,754)	(8,070)		—		(60,456)
Other income	—	18	3	—		—		21	—	—		—		21
Gain on revaluation of provisions	—	1,837	—	—		—		1,837	—	—		—		1,837
Gain on disposition of subsidiary	—	1,140	—	—		—		1,140	—	—		—		1,140
Other expense	—	—	—	—		—		—	(2)	—		—		(2)
Finance income	631	—	184	—		—		815	1,311	—		—		2,126
Finance expense	(266)	(383)	(1,494)	—		—		(2,143)	(296)	—		—		(2,439)

Loss before income tax	(14,890)	(8,834)	(16,977)	383		(1,644)		(41,962)	(7,741)	(8,070)		—		(57,773)
Income tax recovery (provision)	861	847	(293)	(134)	(6,9)	575	(7)	1,856	20	2,825	(8)	—		4,701

Loss from continuing operations	(14,029)	(7,987)	(17,270)	249		(1,069)		(40,106)	(7,721)	(5,245)		—		(53,072)
Discontinued operations
Loss from discontinued operations, net of tax	(4,761)	—	—	—		—		(4,761)	—	—		—		(4,761)

Loss for the year	(18,790)	(7,987)	(17,270)	249		(1,069)		(44,867)	(7,721)	(5,245)		—		(57,833)

	Cents													Cents
Loss per share attributable to RhythmOne plc
Basic	(44.5)													(81.9)

Diluted	(44.5)													(81.9)

Loss per share from continuing operations
Basic	(33.2)													(75.1)

Diluted	(33.2)													(75.1)

Weighted average shares outstanding, in thousands of shares
Basic	42,261					2,158				26,218	(12)			70,637

Diluted	42,261					2,158				26,218	(12)			70,637

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

RhythmOne PLC Unaudited Pro Forma Condensed Combined Income Statement

For the Six Months Ended September 30, 2017

(expressed in thousands of U.S. dollars, except number of shares and per share amounts)

	RhythmOne (IFRS)	Radium (IFRS) (Note 3)	Perk Acquisition	Note	Radium Acquisition	Note	Pro Forma Combined Group before YuMe	YuMe (IFRS) (Note 4)	YuMe Acquisition	Note	Intercompany Elimination	Note	Pro Forma Combined (IFRS)
Revenue	114,528	18,197	—		—		132,725	77,855	—		(1,230)	(10)	209,350

Cost of revenue	(70,939)	(9,664)	—		—		(80,603)	(40,116)	—		1,230	(10)	(119,489)
Operating expenses	(54,910)	(12,399)	270	(9)	1,750	(7,9)	(65,289)	(33,394)	(1,986)	(8,9)	—		(100,669)

Loss before tax and other items	(11,321)	(3,866)	270		1,750		(13,167)	4,345	(1,986)		—		(10,808)
Other income	2,944	—	—		—		2,944	—	—		—		2,944
Gain on revaluation of provisions	—	—	—		—		—	—	—		—		—
Gain on disposition of subsidiary	—	—	—		—		—	—	—		—		—
Other expense	—	—	—		—		—	1	—		—		1
Finance income	232	40	—		—		272	907	—		—		1,179
Finance expense	(141)	(345)	—		—		(486)	(386)	—		—		(872)

Loss before income tax	(8,286)	(4,171)	270		1,750		(10,437)	4,867	(1,986)		—		(7,556)
Income tax recovery (provision)	48	(231)	(95)	(9)	(613)	(7,9)	(891)	(504)	695	(8,9)	—		(700)

Loss from continuing operations	(8,238)	(4,402)	175		1,137		(11,328)	4,363	(1,291)		—		(8,256)
Discontinued operations
Loss from discontinued operations, net of tax	—	—	—		—		—	—	—		—		—

Loss for the year	(8,238)	(4,402)	175		1,137		(11,328)	4,363	(1,291)		—		(8,256)

	Cents												Cents
Loss per share attributable to RhythmOne plc
Basic	(16.6)												(10.6)

Diluted	(16.6)												(10.6)

Loss per share from continuing operations
Basic	(16.6)												(10.6)

Diluted	(16.6)												(10.6)

Weighted average shares outstanding, in thousands of shares
Basic	49,542				2,158	(12)			26,218	(12)			77,918

Diluted	49,542				2,158	(12)			26,218	(12)			77,918

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Note 1: Basis of Presentation

The Unaudited Pro Forma Financial Information set forth herein is based upon the consolidated financial statements and related notes of RhythmOne, Perk, Radium and YuMe included or incorporated by reference in this prospectus/offer to exchange. This pro forma financial information has been prepared to illustrate the effects of the Acquisitions, including the financing structure established to fund the acquisition of YuMe, as if they had occurred on April 1, 2016 in respect of the Pro Forma Income Statements, and as if they had occurred on September 30, 2017 in respect of the Pro Forma Balance Sheet. The Unaudited Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the Acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisitions.

The Unaudited Pro Forma Financial Information has been prepared using the acquisition method in accordance with IFRS 3, Business Combinations, with RhythmOne being the accounting acquirer with respect to each of the Acquisitions, and is based on the historical financial statements of RhythmOne, Perk, Radium and YuMe. The assets acquired and liabilities assumed from Perk, Radium and YuMe are adjusted based on preliminary estimates of fair value, using fair value concepts defined in IFRS 13, Fair Value Measurement. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Perk, Radium and YuMe have been completed on a preliminary basis. Significant assets and liabilities that are subject to preparation and completion of valuation studies to determine appropriate fair value adjustments include intangible assets such as customer relationships, technology, and tradenames and trademarks. Changes to the fair values of these assets will also result in changes to goodwill and deferred income taxes. The actual fair values will be determined at future dates and may vary materially from preliminary estimates used in the Unaudited Pro Forma Financial Information.

Pro forma adjustments reflected in the Pro Forma Balance Sheet are based on items that are factually supportable and directly attributable to the Acquisitions. Pro forma adjustments reflected in the Pro Forma Income Statements are based on items that are factually supportable, directly attributable to the Acquisitions and expected to have a continuing impact on RhythmOne’s operating results. Any nonrecurring items directly attributable to the Acquisitions are included in the Pro Forma Balance Sheet, but not in the Pro Forma Income Statements. The Unaudited Pro Forma Financial Information does not reflect the cost of any integration activities or benefits from the Acquisitions, including potential synergies that may be generated in future periods.

The historical consolidated financial statements of Perk and RhythmOne were prepared in accordance with IFRS. The historical consolidated financial statements of YuMe and Radium were prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Financial Information includes adjustments to conform the financial information of YuMe and Radium from U.S. GAAP to IFRS and reclassifications to conform the historical accounting presentation of Perk, Radium and YuMe to RhythmOne’s accounting presentation. Apart from reclassification adjustments, RhythmOne has not identified any material differences between Perk’s application of IFRS and RhythmOne’s application of IFRS.

RhythmOne’s fiscal year end is on March 31, whereas the fiscal year ends of Perk and Radium prior to their acquisitions were on December 31 and the fiscal year end of YuMe is December 31. The fiscal year ends of the companies differ by less than 93 days; therefore, financial information for Radium and YuMe has not been adjusted. As such, the Pro Forma Income Statement for the year ended March 31, 2017 is based upon:

•	Financial information for RhythmOne for the fiscal year ended March 31, 2017,

•	Financial information for Perk for the fiscal year ended December 31, 2016, adjusted to match the fiscal year of RhythmOne by removing Perk’s results of operations for the three months ended March 31, 2016 and including Perk’s results of operations for the 18 days ended January 18, 2017, both periods derived from Perk’s accounting records, as RhythmOne acquired Perk on January 19, 2017,

•	Financial information for Radium for the fiscal year ended December 31, 2016 and

•	Financial information for YuMe for the fiscal year ended December 31, 2016.

The Pro Forma Balance Sheet and Pro Forma Income Statement as of and for the six months ended September 30, 2017 is based upon:

•	Financial information for RhythmOne as of and for the six months ended September 30, 2017,

•	Financial information for Radium for the 86 days ended June 25, 2017 derived from Radium’s accounting records, as RhythmOne acquired Radium on June 26, 2017 and

•	Financial information for YuMe for the three months ended March 31, 2017 and as of and for the nine months ended September 30, 2017.

Note 2: Adjustments to Perk’s consolidated statement of operations

The statement of operations below illustrates the impact of adjustments made to (1) match to the fiscal year of RhythmOne by removing Perk’s results of operations for the three months ended March 31, 2016 and include Perk’s results of operations for the 18 days ended January 18, 2017 and (2) to present it on a basis consistent with RhythmOne’s accounting policies.

Unaudited Adjusted Statement of Operations of Perk Inc.

(expressed in thousands of U.S. dollars)

	Perk Historical for the Year Ended December 31, 2016 (IFRS)	Adjustments (IFRS)	Reclassifications (2a)	Perk Adjusted for the Period Ended January 18, 2017 (IFRS)
Revenue	71,313	(14,855)	—	56,458
Cost of revenue	(41,293)	7,710	—	(33,583)
Employee compensation and benefits	(17,566)	3,977	13,589	—
Marketing and user acquisition	(2,035)	1,833	202	—
General and administrative	(9,183)	1,881	7,302	—
Depreciation of property and equipment	(312)	51	261	—
Amortization of intangible assets	(4,027)	729	3,298	—
Transaction and restructuring costs	(3,276)	(1,740)	5,016	—
Operating expenses	—	—	(34,321)	(34,321)

Loss before tax and other items	(6,379)	(414)	(4,653)	(11,446)
Foreign exchange (loss) gain	(183)	69	114	—
Other income (expense)	18	—	—	18
Gain on revaluation of provisions	1,837	—	—	1,837
Gain on disposition of subsidiary	1,140	—	—	1,140
Impairment of goodwill	(4,539)	—	4,539	—
Finance cost	(607)	224	383	—
Finance expense	—	—	(383)	(383)

Loss before income tax	(8,713)	(121)	—	(8,834)
Income tax recovery (expense)
Current	(756)	(41)	797	—
Deferred	2,003	(359)	(1,644)	—
Income tax recovery (provision)	—	—	847	847

Loss for the year	(7,466)	(521)	—	(7,987)

(a)	The classification of certain items presented by Perk has been modified in order to align with the presentation used by RhythmOne.

Modifications to Perk’s historical statement of operations presentation include:

•	Presentation of employee compensation and benefits, marketing and user acquisition, general and administrative, depreciation of property and equipment, amortization of intangible assets, transaction and restructuring costs, foreign exchange loss and impairment of goodwill together within operating expenses;

•	Presentation of finance cost within finance expense; and

•	Presentation of current income tax recovery (expense) and deferred income tax recovery (expense) within income tax recovery (provision).

Note 3: Adjustments to Radium’s consolidated financial statements

The financial information below illustrates the impact of adjustments made to Radium’s consolidated financial statements in order to present them on a basis consistent with RhythmOne’s accounting policies under IFRS.

Unaudited Adjusted Statement of Operations of RadiumOne, Inc.

For the Year Ended December 31, 2016

(expressed in thousands of U.S. dollars)

	Radium Historical (U.S. GAAP)	Reclassifications (3a)	Radium Adjusted (IFRS)
Revenue	140,664	—	140,664
Cost of revenue	69,969	—	69,969

Gross margin	70,695	—	70,695
Research and development	27,574	(27,574)	—
Sales and marketing	48,894	(48,894)	—
General and administrative	8,141	(8,141)	—
Operating expenses	—	86,365	86,365

Total operating expenses	84,609	1,756	86,365
Loss before tax and other items	(13,914)	(1,756)	(15,670)
Interest expense	(1,494)	1,494	—
Finance expense	—	(1,494)	(1,494)
Interest income	184	(184)	—
Finance income	—	184	184
Other expense, net	(1,753)	1,753	—
Other income	—	3	3

Loss before income tax	(16,977)	—	(16,977)
Income tax recovery (provision)	(293)	—	(293)

Loss for the year	(17,270)	—	(17,270)

The statement of operations below illustrates the impact of adjustments made to (1) match to the six months ended September 30, 2017 of RhythmOne by including Radium’s financial information for the 86 days ended June 25, 2017 and (2) to present it on a basis consistent with RhythmOne’s accounting policies.

Unaudited Adjusted Statement of Operations of RadiumOne, Inc.

For the Period Ended June 25, 2017

(expressed in thousands of U.S. dollars)

	Radium Historical (U.S. GAAP)	Reclassifications (3a)	Radium Adjusted (IFRS)
Revenue	18,197	—	18,197
Cost of revenue	9,664	—	9,644

Gross margin	8,533	—	8,533
Research and development	3,699	(3,699)	—
Sales and marketing	7,936	(7,936)	—
General and administrative	1,330	(1,330)	—
Operating expenses	—	12,399	12,399

Total operating expenses	12,965	(566)	12,399
Loss before tax and other items	(4,432)	566	(3,866)
Interest expense	(345)	345	—
Finance expense	—	(345)	(345)
Interest income	40	(40)	—
Finance income	—	40	40
Other expense, net	566	(566)	—

Loss before income tax	(4,171)	—	(4,171)
Income tax recovery (provision)	(231)	—	(231)

Loss for the period	(4,402)	—	(4,402)

(a)	The classification of certain items presented by Radium under U.S. GAAP has been modified in order to align with the presentation used by RhythmOne under IFRS.

Modifications to Radium’s historical statement of operations presentation include:

•	Presentation of research and development, sales and marketing, and general and administrative expenses together within operating expenses;

•	Presentation of interest expense within finance expense;

•	Presentation of interest income within finance income; and

•	Separate presentation of components of other (expense) income, net, within operating expenses and other income.

Note 4: Adjustments to YuMe’s consolidated financial statements

The financial information below illustrates the impact of adjustments made to YuMe’s consolidated financial statements in order to present them on a basis consistent with RhythmOne’s accounting policies under IFRS.

Unaudited Adjusted Statement of Operations of YuMe Inc.

For the Year Ended December 31, 2016

(expressed in thousands of U.S. dollars)

	YuMe Inc. Historical (U.S. GAAP)	Reclassifications (4a)	YuMe Inc. Adjusted (IFRS)
Revenue	160,411	—	160,411
Cost of revenue	80,190	—	80,190
Sales and marketing	51,676	(51,676)	—

Research and development	10,968	(10,968)	—
General and administrative	22,513	(22,513)	—
Asset impairment	922	(922)	—
Restructuring	1,577	(1,577)	—
Operating expenses	—	88,975	88,975

Total operating expenses	87,656	1,319	88,975

Loss before tax and other items	(7,435)	(1,319)	(8,754)
Interest expense	(7)	7	—
Finance expense	—	(296)	(296)
Other expense, net	(299)	299	—
Other expense	—	(2)	(2)
Finance income	—	1,311	1,311

Loss before income tax	(7,741)	—	(7,741)
Income tax (expense) benefit	20	(20)	—
Income tax recovery (provision)	—	20	20

Loss for the year	(7,721)	—	(7,721)

The financial information below illustrates the impact of adjustments made to (1) match the six month period ended September 30, 2017 of RhythmOne by including YuMe’s results of operations for the nine months ended September 30, 2017 and removing YuMe’s results of operations for the three months ended March 31, 2017 and (2) present them on a basis consistent with RhythmOne’s accounting policies under IFRS.

Unaudited Adjusted Statement of Operations of YuMe Inc.

For the Six Months Ended September 30, 2017

(expressed in thousands of U.S. dollars)

	YuMe Inc. for the Nine Months Ended September 30, 2017 (U.S. GAAP)	YuMe Inc. for the Three Months Ended March 31, 2017 (U.S. GAAP)	YuMe Inc. for the Six Months Ended September 30, 2017 (U.S. GAAP)	Reclassifications (4a)	YuMe Inc. Adjusted (IFRS)
Revenue	114,309	36,454	77,855	—	77,855
Cost of revenue	57,517	17,401	40,116	—	40,116
Sales and marketing	31,105	10,590	20,515	(20,515)	—
Research and development	6,025	2,092	3,933	(3,933)	—
General and administrative	14,232	5,332	8,900	(8,900)	—
Operating expenses	—	—	—	33,394	33,394

Total operating expenses	51,362	18,014	33,348	46	33,394
Profit before tax and other items	5,430	1,039	4,391	(46)	4,345
Interest expense	(6)	(2)	(4)	4	—
Finance expense	—	—	—	(386)	(386)
Other expense, net	782	302	480	(480)	—
Other expense	—	—	—	1	1
Finance income	—	—	—	907	907

Profit before income tax	6,206	1,339	4,867	—	4,867
Income tax (expense) benefit	(638)	(134)	(504)	504	—
Income tax recovery (provision)	—	—	—	(504)	(504)

Profit for the period	5,568	1,205	4,363	—	4,363

Unaudited Adjusted Balance Sheet of YuMe Inc.

As at September 30, 2017

(expressed in thousands of U.S. dollars)

	YuMe Inc. Historical (U.S. GAAP)	Reclassifications 4(a)	Adjusted YuMe Inc. (IFRS)
ASSETS

NON-CURRENT ASSETS
Marketable securities, long term	—	—	—
Property, equipment and software, net	15,821	(15,821)	—
Intangible assets	—	8,844	8,844
Property, plant and equipment	—	6,977	6,977
Goodwill	3,902	—	3,902
Restricted cash, non-current	739	(739)	—
Deposits and other assets	603	(603)	—
Other receivables and restricted cash	—	1,342	1,342

	21,065	—	21,065
CURRENT ASSETS
Cash and cash equivalents	28,589	—	28,589
Marketable securities	12,732	—	12,732
Accounts receivable, net	46,025	(46,025)	—
Trade receivables	—	46,025	46,025
Prepaid expenses and other current assets	4,273	(4,273)	—
Other receivables and restricted cash	—	4,273	4,273

	91,619	—	91,619

TOTAL ASSETS	112,684	—	112,684

LIABILITIES

NON-CURRENT LIABILITIES
Capital leases, non-current	(703)	703	—
Other long-term liabilities	(707)	707	—
Other payables	—	(1,410)	(1,410)

	(1,410)	—	(1,410)

CURRENT LIABILITIES
Accounts payable	(8,839)	8,839	—
Dividends Payable	(1,045)	1,045	—
Accrued digital media property owner costs	(17,924)	17,924	—
Accrued liabilities	(12,124)	12,124	—
Deferred revenue	(102)	102	—
Capital leases, current	(1,819)	1,819	—
Trade and other payables	—	(41,853)	(41,853)

	(41,853)	—	(41,853)

TOTAL LIABILITIES	(43,263)	—	(43,263)

NET ASSETS	69,421	—	69,421

SHAREHOLDER’S EQUITY
Common stock	37	(37)	—
Share capital	—	37	37
Treasury stock	(8,247)	—	(8,247)
Additional paid-in-capital	127,188	(127,188)	—
Share premium account	—	127,188	127,188
Accumulated deficit	(49,320)	49,320	—
Retained deficit	—	(49,320)	(49,320)
Accumulated other comprehensive loss	(237)	—	(237)

TOTAL EQUITY	69,421	—	69,421

(a)	The classification of certain items presented by YuMe under U.S. GAAP has been modified in order to align with the presentation used by RhythmOne under IFRS.

Modifications to YuMe’s historical statement of operations presentation include:

•	Presentation of sales and marketing, research and development, general and administrative, asset impairment and restructuring expenses together within operating expenses;

•	Separate presentation of components of other expense, net, into operating expense, finance income, finance expense and other expense;

•	Presentation of interest expense within finance expense; and

•	Presentation of income tax (expense) benefit within income tax recovery.

Modifications to YuMe’s historical balance sheet presentation include:

•	Separate presentation of components of property, equipment and software, net, into intangible assets and property, plant and equipment;

•	Presentation of deposits and other assets and restricted cash, non-current, within non-current other receivables and restricted cash;

•	Presentation of accounts receivable, net, within trade receivables;

•	Presentation of prepaid expenses and other current assets within current other receivables and restricted cash;

•	Presentation of non-current capital leases and other long-term liabilities within non-current other payables;

•	Presentation of accounts payable, dividends payable, accrued digital media property owner costs, accrued liabilities, deferred revenue and capital leases, current, within current trade and other payables;

•	Presentation of common stock within share capital;

•	Presentation of additional paid-in capital within share premium account; and

•	Presentation of accumulated deficit within retained deficit.

Note 5: Financing

Sources of funding

RhythmOne currently intends to use a $35 million short-term loan to finance the Cash Consideration portion of the Transaction Consideration. The loan matures on the earliest of July 30, 2018 and the date that is 120 days after the closing of the YuMe acquisition and bears interest at the greater of (i) the prime rate from time to time in effect less 1.5%, and (ii) 2.75% per annum. The loan is secured by substantially all of the assets of the borrowers and guarantors. This is shown on the Pro Forma Balance Sheet as an increase to cash and cash equivalents and to loans and borrowings of $35 million. Because the term of the loan is 120 days, this does not have a material or a continuing impact and therefore is not shown in the Pro Forma Income Statements.

Note 6: Perk Acquisition

The transaction has been accounted for as a business combination using the acquisition method of accounting in accordance with IFRS. Under this method, the Perk assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with IFRS, RhythmOne measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values below are preliminary and may vary materially from the final purchase price allocation fair values.

Preliminary Allocation of Purchase Price

Total purchase consideration for the Perk acquisition was $43.7 million, comprising 8,823,541 RhythmOne ordinary shares, as adjusted for RhythmOne’s share consolidation approved in RhythmOne’s September 25, 2017 general meeting. The preliminary allocation of purchase consideration to estimated fair value of acquired assets and assumed liabilities is as follows:

Estimated fair values of assets acquired and liabilities assumed (in thousands of U.S. dollars)
Identifiable intangible assets	19,899
Deferred tax liabilities	(4,695)
Other net assets acquired	11,049
Goodwill	17,444

Total allocation	43,697

The estimated fair value of Perk’s identifiable intangible assets is estimated to be $19.9 million, or a net increase of $10.0 million compared to a carrying value of $9.9 million at December 31, 2016. The primary intangible assets include customer relationships and user base, technology-related assets and trademarks and tradenames. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, customer attrition rates and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. These estimates are preliminary and subject to change.

The fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value (in thousands of U.S. dollars)	Estimated useful life (in years)	Annual amortization (in thousands of U.S. dollars)
Customer relationships and user base	9,700	1-3	4,300
Technology-related assets	4,700	2-3	1,767
Trademarks and tradenames	5,400	10	540
Software	99	3	33

Total acquired identifiable intangible assets	19,899		6,640
Less: Perk’s historical net book value of intangible assets	(9,882)

Adjustment to intangible assets, net	10,017

Based on the estimated respective fair values of identified intangible assets and their estimated useful lives, an increase to amortization expense of $2.0 million has been included in operating expenses in the Pro Forma Income Statement for the year ended March 31, 2017 pertaining to the period of April 1, 2016 to January 18, 2017, prior to Perk’s acquisition by RhythmOne. The related estimated increase in income tax recovery in the Pro Forma Income Statement for the year ended March 31, 2017 is $0.7 million. This adjustment will recur for the life of the underlying assets.

An adjustment of $4.7 million to non-current deferred tax liabilities has been recorded on the net fair value step-up on Perk’s assets acquired and liabilities assumed, including amounts relating to the estimated gross fair value of Perk’s identified intangible assets.

Total net assets acquired excluding identifiable intangible assets, net deferred taxes and goodwill was $11.0 million. Fair value approximated carrying value; therefore, no adjustments were required for these balances. RhythmOne believes, to the best of its knowledge and based on the preliminary assessment performed to date, that the current Perk carrying values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the effective date of the acquisition.

The goodwill balance arising from the acquisition is estimated to be $17.4 million, which represents an adjustment of $14.3 million. The goodwill has been calculated as the excess of the sum of the purchase consideration of $43.7 million over the fair value of the net assets acquired of $26.3 million. Goodwill is primarily attributable to the assembled workforce of the acquired business and synergies expected to arise post-acquisition and integration of the business. None of the goodwill recognized is expected to be deductible for tax purposes.

Note 7: Radium Acquisition

The acquisition of Radium has been accounted for as a business combination using the acquisition method of accounting in accordance with IFRS. Under this method, the Radium assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with IFRS, RhythmOne measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values below are preliminary and may vary materially from the final purchase price allocation fair values.

Preliminary Allocation of Purchase Price

Total purchase consideration for the Radium acquisition was $20.4 million, comprising $8.9 million in cash consideration and equity consideration totaling $11.5 million of RhythmOne Shares. The preliminary allocation of purchase consideration to estimated fair value of acquired assets and assumed liabilities is as follows:

Estimated fair values of assets acquired and liabilities assumed (in thousands of U.S. dollars)
Identifiable intangible assets	10,512
Deferred tax liabilities	(436)
Other net assets acquired	10,331
Goodwill	—

Total allocation	20,407

The estimated fair value of Radium’s identifiable intangible assets is estimated to be $10.5 million, or a net increase of $8.2 million compared to a carrying value of $2.3 million at December 31, 2016. The primary intangible assets include customer relationships, technology-related assets and trademarks and tradenames. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, customer attrition rates and discount rates. Fair value estimates are based on the assumptions RhythmOne management believes a market participant would use in pricing the asset or liability. These estimates are preliminary and subject to change.

The fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value (in thousands of U.S. dollars)	Estimated useful life (in years)	Annual amortization (in thousands of U.S. dollars)
Customer relationships	900	5	180
Technology-related assets	5,412	5	1,082
Trademarks and tradenames	4,200	4	1,050

Total acquired identifiable intangible assets	10,512		2,312
Less: Radium’s historical net book value of intangible assets	(2,279)

Adjustment to intangible assets, net	8,233

Based on the estimated respective fair values of identified intangible assets and their estimated useful lives, an increase to amortization expense of $1.6 million and $0.3 million has been included in operating expenses in the Pro Forma Income Statements for the fiscal year ended March 31, 2017 and the six months ended September 30, 2017, respectively. The related estimated increase in income tax recovery in the Pro Forma Income Statements is $0.6 million and $0.1 million for the fiscal year ended March 31, 2017 and the six months ended September 30, 2017, respectively. This adjustment will recur for the life of the underlying assets.

A net adjustment of $1.5 million to non-current deferred tax liabilities has been recorded on the fair value step-up on Radium’s assets acquired and liabilities assumed, primarily relating to deferred tax liability recognized on the estimated gross fair value of Radium’s identified intangible assets and the elimination of $1.0 million of deferred tax assets from Radium’s historical financial statements.

Total net assets acquired excluding identifiable intangible assets, net deferred taxes and goodwill was $10.3 million. Fair value approximated carrying value; therefore, no adjustments were required for these balances. Property and equipment is required to be measured at fair value unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. RhythmOne does not have sufficient information at this time as to the specific nature, age, condition or location of the furniture and fixtures, computer equipment and leasehold improvements, and RhythmOne does not know the appropriate valuation premise, in use or in exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated, as well as a profile of the associated market participants. All of these factors could result in differences between fair value and net book value. Accordingly, for the purposes of this Unaudited Pro Forma Financial Information, RhythmOne believes, to the best of its knowledge that the current Radium carrying values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the effective date of the acquisition.

Note 8: YuMe Acquisition

The acquisition of YuMe will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS. Under this method, the YuMe assets acquired and liabilities assumed will be recorded based on preliminary estimates of fair value. In accordance with IFRS, YuMe measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The final fair values will be determined upon the completion of the Transactions and may vary materially from these estimates.

Preliminary Purchase Price

The estimated purchase consideration is calculated as follows:

(in thousands of U.S. Dollars, except per share data and share price)
YuMe shares outstanding as of November 30, 2017(i)	35,042,936	(i)
Exchange ratio	0.7325

Total RhythmOne ordinary shares to be issued to YuMe stockholders	25,668,951
RhythmOne closing price as of November 30, 2017	£2.35
RhythmOne closing price as of November 30, 2017 at $1.3530/£1	$3.1796

Total equity consideration	81,616	(ii)
Cash consideration	59,573	(iii)
Additional cash consideration for YuMe stock based compensation	1,275	(iv)
Additional equity consideration for YuMe stock based compensation	1,747	(iv)

Total purchase consideration	144,210

(i)	Excluding the total number of YuMe Shares issuable under outstanding YuMe equity awards that are expected to be settled for RhythmOne Shares in connection with the Transactions.

(ii)	The total equity consideration for each YuMe Share was estimated using the closing price of RhythmOne Shares after giving effect to the exchange ratio and converted to U.S. Dollars using the closing exchange rate at November 30, 2017 of $1.3530/£1, which was the last practicable date prior to the date of this prospectus/offer to exchange. The actual purchase consideration will be determined upon the completion of the Transactions. A hypothetical 5% change in the price of RhythmOne Shares, all other factors remaining constant (including foreign exchange rate), would result in a corresponding increase or decrease in the total purchase consideration of $4.2 million.

No fractional RhythmOne Shares will be issued in the Transactions, and YuMe stockholders will receive cash in lieu of fractional RhythmOne Shares. The amount of cash required to be disbursed for the fractional RhythmOne Shares from the sale of such RhythmOne ordinary shares is not expected to be material, cannot be determined until the closing of the Transactions and is not included in the Unaudited Pro Forma Financial Information. See “The Offer — Terms of the Offer”

(iii)	The total cash consideration was estimated using the number of YuMe Shares outstanding as of November 30, 2017 and the $1.70 due to YuMe stockholders for each YuMe Share.
(iv)	Upon completion of the Transactions, each YuMe Option that is vested and outstanding as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the value of the Transaction Consideration will be “net exercised” with a portion of the YuMe Shares subject to the option withheld by YuMe to fund payment of the option exercise price and applicable tax withholdings, and each of the issued YuMe Shares resulting from such “net exercise” will be cancelled at the Effective Time in exchange for the Transaction Consideration.

Each YuMe RSU that is subject to an agreement with an individual holder that provides that such RSU shall be settled in connection with a change of control of YuMe (without the required occurrence of termination or any other event), or that otherwise becomes vested on or before the Effective Time will be settled in exchange for the Transaction Consideration with any applicable tax withholdings due upon the settlement of the YuMe RSUs to be withheld from the RhythmOne Shares portion of the Transaction Consideration.

Preliminary Allocation of Purchase Price

The preliminary allocation of purchase consideration to estimated fair value of acquired assets and liabilities is as follows:

(in thousands of U.S. Dollars)
Estimated fair values of assets acquired and liabilities assumed
Identifiable intangible assets	49,900
Deferred taxes, net	(6,280)
Other net assets assumed	56,675
Goodwill	43,915

Total allocation	144,210

The estimated fair value of YuMe’s identifiable intangible assets is estimated to be $49.9 million, or a net increase of $41.1 million compared to a carrying value of $8.8 million. The primary intangible assets include customer relationships, technology-related assets and trademarks and tradenames. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, customer attrition rates and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. These estimates are preliminary and subject to change. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

The fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value (in thousands of U.S. dollars)	Estimated useful life (in years)	Annual amortization (in thousands of U.S. dollars)
Customer relationships	29,100	6	4,850
Technology-related assets	13,200	3	4,400
Trademarks and tradenames	7,600	5	1,520

Total acquired identifiable intangible assets	49,900		10,770
Less: YuMe’s historical net book value of intangible assets	8,844

Adjustment to intangible assets, net	41,056

Based on the estimated respective fair values of identified intangible assets and their estimated useful lives, an increase to amortization expense of $8.1 million and $4.2 million has been included in operating expenses in the Pro Forma Income Statements for the fiscal year ended March 31, 2017 and the six months ended September 30, 2017 respectively. The related estimated increase in income tax recovery in the Pro Forma Income Statements are $2.8 million and $1.5 million for the fiscal year ended March 31, 2017 and the six months ended September 30, 2017, respectively. This adjustment will recur for the life of the underlying assets.

A net adjustment of $6.3 million to non-current deferred tax liabilities has been recorded due to the recognition of a deferred tax liability of $6.3 million relating to the estimated gross fair value of YuMe’s identified intangible assets.

Total net assets acquired excluding identifiable intangible assets, net deferred taxes and goodwill was $56.7 million. Fair value approximated carrying value; therefore, no adjustments were required for these balances. Property and equipment is required to be measured at fair value unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. RhythmOne does not have sufficient information at this time as to the specific nature, age, condition or location of the furniture and fixtures, computer equipment and leasehold improvements, and RhythmOne does not know the appropriate valuation premise, in use or in exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated, as well as a profile of the associated market participants. All of these factors could result in differences between fair value and net book value. Accordingly, for the purposes of this Unaudited Pro Forma Financial Information, RhythmOne believes, to the best of its knowledge that the current YuMe carrying values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the effective date of the Transactions.

The goodwill balance arising from the merger is estimated to be $43.9 million, which represents an adjustment of $40.0 million. The goodwill has been calculated as the excess of the sum of the purchase consideration of $144.2 million over the fair value of the net assets acquired of $100.2 million. Goodwill is primarily attributable to the assembled workforce of the acquired business and synergies expected to arise post-acquisition and integration of the business.

Note 9: Transaction and related costs

(i)	For the year ended March 31, 2017

In the year ended March 31, 2017, RhythmOne and Perk incurred $0.9 million and $1.5 million of transaction and related costs, respectively ($0.6 million and $1.0 million after tax, respectively). As a result an adjustment has been made to remove the expenses from the Pro Forma Income Statement for the year ended March 31, 2017.

(ii)	For the six months ended September 30, 2017

It has been estimated that total transaction and related costs of $16.2 million ($10.5 million after of tax) will be incurred by RhythmOne, Perk, Radium and YuMe in connection with the Acquisitions, which include advisory, legal, audit, valuation and other professional fees. RhythmOne, Perk, Radium and YuMe incurred $1.5 million, $0.2 million, $1.3 million and $1.6 million of transaction and related costs, respectively ($1.0 million, $0.1 million, $0.8 million and $1.0 million after tax, respectively) in the six months ended September 30, 2017. As a result an adjustment has been made to remove the expenses from the Pro Forma Income Statement for the six months ended September 30, 2017.

Transaction and related costs of $5.4 million and $3.6 million related to the acquisition of YuMe are expected to be incurred by RhythmOne and YuMe, respectively, subsequent to September 30, 2017. An adjustment of $5.9 million has been presented in the Pro Forma Balance Sheet as a reduction to cash and a corresponding reduction to retained earnings to represent the estimated total after-tax transaction and related costs.

Note 10: Intercompany eliminations

Sales between, and balance due to and due from Perk and YuMe have been eliminated in the Unaudited Pro Forma Financial Information. Sales from Perk to YuMe amounted to $3.8 million for the year ended December 31, 2016 and $1.2 million for six months ended September 30, 2017. The associated payable and receivable positions and as of September 30, 2017 of $0.4 million have been eliminated in the Pro Forma Balance Sheet. There are no other material transactions occurring between RhythmOne, Perk, Radium and YuMe in the periods presented in the Unaudited Pro Forma Financial Information.

Note 11: Impact to shareholders’ equity

The table below summarizes the estimated impact to shareholders’ equity as at September 30, 2017 resulting from the (i) elimination of YuMe’s historical equity, (ii) the issuance of RhythmOne Shares in connection with the Acquisitions and (iii) transaction and related costs:

(in thousands of U.S. Dollars)	Transaction and related costs	Eliminate YuMe historical equity	Issuance of RhythmOne shares to YuMe	Total adjustments to equity
Share capital	—	(37)	3,547	3,510
Treasury stock	—	8,247	—	8,247
Share premium	—	(127,188)	79,815	(47,373)
Accumulated other comprehensive (loss) / income	—	237	—	237
Retained (deficit)	(3,539)	49,320	—	45,781

Total equity	(3,539)	(69,421)	83,362	10,402

Note 12: Pro forma loss per share

For the fiscal year ended March 31, 2017, the weighted average number of RhythmOne Shares used in computing pro forma basic loss per share, as adjusted for the RhythmOne share consolidation, was 70.6 million weighted average shares, which reflects the 42.3 million weighted average of RhythmOne Shares issued and outstanding for the period, the 2.2 million RhythmOne Shares to be issued as consideration for the acquisition of Radium and the 26.2 million of RhythmOne Shares to be issued as consideration for the acquisition of YuMe.

For the six months ended September 30, 2017, the weighted average number of RhythmOne Shares used in computing pro forma basic loss per share, as adjusted for the RhythmOne share consolidation, was 77.9 million weighted average shares, which reflects the 49.5 million weighted average of RhythmOne Shares issued and outstanding for the period, the 2.2 million RhythmOne Shares to be issued as consideration for the acquisition of Radium and the 26.2 million of RhythmOne Shares to be issued as consideration for the acquisition of YuMe.

RhythmOne has been in a net loss position and in accordance with International Accounting Standard 33, Earnings per share, the inclusion of potentially dilutive potential ordinary shares would have an antidilutive effect on the loss per share for the period. The impact of these potential ordinary shares has been excluded from the calculation of loss per share for the Unaudited Pro Forma Financial Information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

You are urged to consult your own tax advisor regarding the U.S. federal, state and local and the United Kingdom tax consequences of the receipt of RhythmOne Shares pursuant to the Transactions and of owning and disposing of RhythmOne Shares in your particular circumstances.

In General

The following discussion is a summary of (i) U.S. federal income tax consequences of the Transactions generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of YuMe Shares and (ii) U.S. federal income tax considerations generally applicable to U.S. Holders of owning and disposing of RhythmOne Shares received in the Transactions. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that YuMe stockholders hold their YuMe Shares, and will hold their RhythmOne Shares received in the Transactions, as “capital assets” within the meaning of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of YuMe Shares or RhythmOne Shares in light of their personal circumstances, or to any holders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	brokers or dealers in securities;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax or the unearned income Medicare contribution tax on net investment income;

•	any person that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of YuMe before the completion of the Transactions or of RhythmOne after the completion of the Transactions;

•	persons who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•	persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

In addition, there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of YuMe Shares or, after the completion of the Transactions, RhythmOne Shares received in exchange for YuMe Shares pursuant to the Transactions, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of YuMe Shares or, after the completion of the Transactions, RhythmOne Shares received in exchange for YuMe Shares pursuant to the Transactions, who is an individual, corporation, estate or trust, in each case, that is not a U.S. Holder.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds YuMe Shares or, after the completion of the Transactions, RhythmOne Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Transactions and the ownership and disposition of RhythmOne Shares.

Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. Holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of RhythmOne immediately after the completion of the Transactions. Any such U.S. Holder is urged to consult its tax adviser regarding the U.S. federal income tax consequences of the Transactions with regard to such U.S. Holder’s particular circumstances.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF YUME SHARES OR, AFTER THE COMPLETION OF THE TRANSACTIONS, RHYTHMONE SHARES, ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS AND THE OWNERSHIP AND DISPOSITION OF RHYTHMONE SHARES TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The following discussion assumes that the Transactions will be consummated as described in the Merger Agreement and this prospectus/offer to exchange.

The determination of the U.S. federal income tax consequences of the Transactions to U.S. Holders is subject to factual and legal uncertainties. U.S. Holders will not know, at the time they tender YuMe Shares in the Offer, the extent to which they will be required to recognize taxable gain realized upon the transfer of YuMe Shares in exchange for RhythmOne Shares and Cash Consideration in the Transactions.

U.S. Federal Income Tax Consequences of the Transactions to U.S. Holders of YuMe Shares

The U.S. federal income tax consequences of the Transactions to U.S. Holders will depend on whether the Offer and the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and whether Section 367(a) of the Code applies to transfers of YuMe Shares by U.S. Holders pursuant to the Transactions. The qualification of the Offer and the Mergers as a tax-free “reorganization” within the meaning of Section 368(a) of the Code is uncertain. Thus, no representation is made as to whether the Offer and the Mergers will qualify as a reorganization for U.S. federal income tax purposes, nor will YuMe or RhythmOne seek or obtain either a ruling from the IRS or an opinion of legal counsel regarding the tax consequences of the Transactions. Accordingly, there can be no assurance that the IRS will not challenge the treatment of the Offer and the Mergers, taken together, as a reorganization or that a U.S. court would uphold the treatment of the Offer and the Mergers as a reorganization in the event of an IRS challenge. U.S. Holders are urged to consult their tax advisers regarding the proper tax reporting of the Transactions.

If the Offer and the Mergers, taken together, do not qualify as a reorganization under Section 368(a) of the Code, then neither Section 368(a) of the Code nor Section 367(a) of the Code will determine the U.S. federal income tax consequences of the Transactions with respect to U.S. Holders. In such case, (i) a U.S. Holder generally will recognize gain or loss measured by the difference between (x) the Cash Consideration and the fair market value as of the closing date of the Transactions of the RhythmOne Shares (including fractional shares) received and (y) such holder’s tax basis in the YuMe Shares surrendered in the Transactions; (ii) the U.S. Holder’s tax basis in the RhythmOne Shares received would equal their fair market value as of the closing date of the Transactions; and (iii) the U.S. Holder’s holding period for those RhythmOne Shares would begin on the day following that closing date. Any gain or loss so recognized generally would be long-term capital gain or loss if such holder had held the YuMe Shares for more than one year as of the closing date of the Transactions. Long-term capital gain of non-corporate U.S. Holders generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Based on the considerations discussed below under “— Application of Section 368(a)” and “— Application of Section 367(a)(1),” in deciding whether to tender YuMe Shares in the Offer, U.S. Holders should consider the possibility that the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration will be a fully taxable transaction to them for U.S. federal income tax purposes, with the consequences described in the paragraph immediately above. The U.S. federal income tax consequences of the Transactions for U.S. Holders are complex, and U.S. Holders are urged to consult their tax advisers regarding the tax consequences of the Transactions with regard to their particular circumstances.

Application of Section 368(a)

In general, the U.S. federal income tax consequences of the Transactions to U.S. Holders will depend on the integrated treatment of the Offer and the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the Merger Agreement, the parties have agreed not to knowingly take or fail to take any action that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, but only if the Substantiality Test (discussed below under “— Application of Section 367(a)(1)”) is satisfied. However, even if the Substantiality Test is satisfied, the qualification of the Offer and the Mergers as a reorganization is uncertain.

To qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Offer and the Mergers must satisfy certain statutory and non-statutory requirements, including the requirement that “substantially all” the assets of YuMe be acquired. For the purpose of satisfying the “substantially all” requirement, it is not clear to what extent certain distributions made by YuMe before the Transactions, as well as the repayment of certain borrowings by RhythmOne to finance the Transactions, will be taken into account, nor whether such distributions and repayment, even if fully taken into account, would prevent satisfaction of the “substantially all” requirement. As a result, it is uncertain whether the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Subject to the discussion below under “— Application of Section 367(a),” if the Offer and the Mergers, taken together, qualify as a reorganization under Section 368(a) of the Code, then, with respect to U.S. Holders, the U.S. federal income tax consequences of the Transactions generally will be as follows:

•	A U.S. Holder, upon the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration (other than cash received in lieu of a fractional share), generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the Cash Consideration and the fair market value of the RhythmOne Shares received in the Transactions over that holder’s adjusted tax basis in its YuMe Shares surrendered) and (ii) the Cash Consideration received in the Transactions (excluding any cash received in lieu of a fractional share). If a U.S. Holder acquired different blocks of YuMe Shares at different times or different prices, such holder is urged to consult its tax adviser regarding the manner in which gain should be determined.

•	Any gain so recognized by a U.S. Holder generally would be long-term capital gain if such holder had held the YuMe Shares for more than one year as of the closing date of the Transactions. If, however, the Cash Consideration received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of earnings and profits as calculated for U.S. federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

•	A U.S. Holder’s aggregate tax basis in RhythmOne Shares received in the Transactions, including any fractional share interests deemed received and sold as described below, will equal the holder’s aggregate adjusted tax basis in YuMe Shares surrendered, decreased by the Cash Consideration received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by such holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) in the Transactions. A U.S. Holder’s holding period for RhythmOne Shares received in the Transactions (including a fractional share interest deemed received and sold as described below) will include such holder’s holding period for YuMe Shares surrendered in the Transactions.

•	A U.S. Holder who receives cash in lieu of a fractional RhythmOne Share in the Transactions generally will be treated as having received such fractional share in the Transactions and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder’s aggregate tax basis in YuMe Shares surrendered which are allocable to the fractional share. This gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the holding period for the YuMe Shares is more than one year on the closing date of the Transactions.

U.S. Holders are urged to consult their tax advisers regarding the application of Section 368(a) to the Transactions in light of their particular circumstances.

Application of Section 367(a)(1)

Section 367(a)(1) of the Code and the Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a foreign corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. shareholder is required to recognize all gain (but not loss) realized on such exchange unless certain additional requirements are met. One such requirement is that the value of RhythmOne equal or exceed the value of YuMe, as specifically determined for purposes of Section 367 of the Code, as of the closing date of the Transactions (the “Substantiality Test”). In determining the value of RhythmOne for these purposes, assets acquired by RhythmOne outside of the ordinary course of business during the 36 months preceding the closing date of the Transactions will be disregarded, unless such acquisitions either (i) consist of interests in certain corporations or partnerships or (ii) do not consist of passive assets (including cash) and are not undertaken with a principal purpose of satisfying the Substantiality Test. For purposes of this test, the value of YuMe generally must be increased by (i) certain non-ordinary course distributions made by YuMe over the 36 months preceding the closing date of the Transactions and (ii) certain transfers or deemed transfers of money or property made to YuMe stockholders in connection with the Transactions to the extent such money or property is treated for U.S. federal income tax purposes as directly or indirectly provided by YuMe.

The determination of whether the value of RhythmOne equals or exceeds the value of YuMe for purposes of Section 367 of the Code is based on facts that cannot be known with sufficient certainty until the closing date of the Transactions. In addition, the law in this area, particularly as applied to certain facts relating to YuMe and RhythmOne, is not well-established. Accordingly, no assurance can be given as to whether Section 367(a)(1) of the Code will apply to the transfer by a U.S. Holder of YuMe Shares to RhythmOne in exchange for RhythmOne Shares and Cash Consideration in the Transactions, and no opinion is expressed as to the application of Section 367(a) of the Code to such transfer.

If Section 367(a)(1) applies to transfers of YuMe Shares to RhythmOne in exchange for RhythmOne Shares and Cash Consideration in the Transactions, then, with respect to U.S. Holders, the U.S. federal income tax consequences of the Transactions generally would be as follows:

•	A U.S. Holder would recognize gain, if any, in an amount equal to the excess of (i) the Cash Consideration and the fair market value as of the closing date of the Transactions of the RhythmOne Shares (including fractional shares) received over (ii) such holder’s tax basis in the YuMe Shares surrendered in the Transactions. Any gain so recognized generally would be long-term capital gain if such holder had held the YuMe Shares for more than one year as of the closing date of the Transactions. The U.S. Holder’s tax basis in the RhythmOne Shares received would equal their fair market value as of the closing date of the Transactions. Any such U.S. Holder is urged to consult its tax adviser regarding the holding period for such RhythmOne Shares received.

•	A U.S. Holder would not recognize loss, if any, in YuMe Shares surrendered in the Transactions. Such U.S. Holder’s aggregate tax basis in RhythmOne Shares received (including fractional shares) would equal the holder’s aggregate adjusted tax basis in YuMe Shares surrendered, decreased by the Cash Consideration received (excluding any cash received in lieu of a fractional share). Such U.S. Holder’s holding period for the RhythmOne Shares received would include such holder’s holding period for YuMe Shares surrendered in the Transactions.

•	If a U.S. Holder acquired different blocks of YuMe Shares at different times or different prices, such holder is urged to consult its tax adviser regarding the manner in which gain or loss should be determined. Such U.S. Holder generally would not be permitted to net any realized loss with respect to a YuMe Share against any gain recognized with respect to another YuMe Share.

If, as of the closing date of the Transactions, the value of RhythmOne does not equal or exceed the value of YuMe, as specifically determined for purposes of the Substantiality Test under Section 367 of the Code (as discussed above), then the U.S. federal income tax consequences described in the bulleted paragraphs immediately above are expected to apply.

U.S. Holders are urged to consult their tax advisers regarding the application of Section 367(a) to the Transactions in light of their particular circumstances.

Possible Treatment of Cash as a Dividend

The following discussion regarding the possible treatment of cash as a dividend applies only if (i) the Offer and the Mergers, taken together, qualify as a reorganization under Section 368(a) of the Code and (ii) Section 367(a) of the Code does not apply to transfers of YuMe Shares by U.S. Holders pursuant to the Transactions.

In general, the determination of whether any gain recognized in the Transactions will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces a U.S. Holder’s deemed percentage stock ownership of RhythmOne. For purposes of this determination, a U.S. Holder is treated as if it first exchanged all of its YuMe Shares solely for RhythmOne Shares and then RhythmOne immediately redeemed, which RhythmOne refers to as the “deemed redemption,” a portion of the RhythmOne Shares in exchange for the Cash Consideration the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. Holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in a U.S. Holder’s deemed percentage stock ownership of RhythmOne. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of RhythmOne that the U.S. Holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of RhythmOne that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a U.S. Holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a U.S. Holder’s option to purchase in addition to the stock actually owned by the holder.

The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis. Accordingly, gain recognized by a U.S. Holder in the Transactions would be expected under most circumstances to be treated as capital gain.

U.S. Federal Income Tax Considerations Relating to the Second Merger

If the Offer and the Mergers, taken together, do not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then the Second Merger, standing alone, nonetheless could so qualify as a tax-free reorganization. In such case, (i) the tax consequences of the Second Merger — a private transaction involving only RhythmOne and its affiliates — would apply only to these parties and not to U.S. Holders, and (ii) for U.S. Holders, the exchange of YuMe Shares for RhythmOne Shares and Cash Consideration would remain a fully taxable transaction to them for U.S. federal income tax purposes.

U.S. Federal Income Tax Considerations to U.S. Holders of Owning and Disposing of RhythmOne Shares Received in the Transactions

Distributions on RhythmOne Shares

Subject to the passive foreign investment company rules discussed below, the U.S. dollar amount of the gross amount of any distribution RhythmOne makes to you with respect to RhythmOne Shares (including the amount of any taxes withheld therefrom) generally will be includible in your gross income, in the year actually or constructively received, as dividend income, but only to the extent that such distribution is paid out of RhythmOne’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds RhythmOne’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of your tax basis in the RhythmOne Shares you hold, and then, to the extent such excess amount exceeds your tax basis in such RhythmOne Shares, as capital gain. RhythmOne, however, may not calculate its earnings and profits under U.S. federal income tax principles. In such case, any distribution RhythmOne makes to you will be reported as a dividend, even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including U.S. Holders who are individuals, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) RhythmOne is eligible for the benefits of the income tax convention between the United Kingdom and the United States, (ii) RhythmOne is neither a passive foreign investment company nor treated as such with respect to you (as discussed below under “— Passive Foreign Investment Company Considerations”) for its taxable year in which the dividend is paid or the preceding taxable year, (iii) certain holding period requirements are met, and (iv) RhythmOne does not become a “surrogate foreign corporation” that is not a domestic corporation, as determined under Section 7874 of the Code. RhythmOne believes that it is eligible for the benefits of the income tax convention between the United Kingdom and the United States. You are urged to consult your tax advisers regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends RhythmOne pays with respect to the RhythmOne Shares.

The amount of any dividend paid in pounds sterling will be the U.S. dollar value of the pounds sterling distributed by RhythmOne, calculated by reference to the exchange rate on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted to U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the pounds sterling are converted to U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars generally will be treated as ordinary income or loss. Such currency exchange gain or loss, if any, generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends RhythmOne pays with respect to the RhythmOne Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Any dividends RhythmOne pays to you generally will constitute foreign-source income for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit are complex, and you are urged to consult your tax advisers regarding the availability of a foreign tax credit in your particular circumstances.

Sale, Exchange, or Other Taxable Disposition of RhythmOne Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a RhythmOne Share equal to the difference between the amount realized (in U.S. dollars) for such RhythmOne Share and your tax basis (in U.S. dollars) in such share. Such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) may be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such U.S. Holders’ holding period for the RhythmOne Share exceeds one year. The deductibility of capital losses is subject to limitations. Any gain or loss recognized upon the disposition of RhythmOne Shares generally will be treated as U.S.-source income or loss for foreign tax credit limitation purposes. You are urged to consult your tax advisers regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company Considerations

Certain generally adverse tax consequences could apply to a U.S. Holder if RhythmOne were treated as a passive foreign investment company (“PFIC”) for any taxable year during which such U.S. Holder held RhythmOne Shares. A foreign corporation, such as RhythmOne, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of its assets during such year (generally based on the quarterly average of the value of its assets) produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a

PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an equity interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

RhythmOne believes that it was not a PFIC for the taxable year ending March 31, 2017. Based on its current business plans and financial expectations, as well as the anticipated composition of its income and assets, RhythmOne does not expect to be a PFIC for its current taxable year or for the foreseeable future. However, the determination of PFIC status for any year is fact-specific, based on the types of income earned and the types and values of assets from time to time, all of which are subject to change. Moreover, the PFIC determination depends upon the application of complex U.S. federal income tax rules that are subject to differing interpretations. As a result, there can be no assurance that RhythmOne will not be a PFIC for its current taxable year or any future taxable year.

If RhythmOne were classified as a PFIC for any taxable year during which a U.S. Holder held RhythmOne Shares, then gain recognized by such U.S. Holder upon the sale or other taxable disposition of the RhythmOne Shares would be allocated ratably over the U.S. Holder’s holding period for the RhythmOne Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before RhythmOne became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder during a taxable year on its RhythmOne Shares were to exceed 125% of the average of the annual distributions on the RhythmOne Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such “excess distribution” would be subject to taxation in the same manner as gain, described immediately above. Certain elections (such as a “mark to market” or “qualified electing fund” election) might be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. However, there can be no assurance that RhythmOne Shares will qualify as “marketable stock” for which a mark-to-market election can be made, nor can there be any assurance that RhythmOne will provide the information necessary for U.S. holders to make a qualified-electing-fund election.

Subject to certain exceptions, a U.S. Holder who owns RhythmOne Shares during any taxable year in which RhythmOne is a PFIC must disclose certain information with respect to such holder’s ownership interest by filing IRS Form 8621. You are urged to consult your tax adviser regarding the PFIC rules, including the foregoing filing requirement, as well as the advisability of making a mark-to-market or other election, if available, in the event that RhythmOne is classified as a PFIC.

Backup Withholding and Information Reporting

In general, information reporting will apply to distributions made on RhythmOne Shares within the United States to a non-corporate U.S. Holder and to proceeds from the sale, exchange, or other disposition of RhythmOne Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. In addition, backup withholding of U.S. federal income tax may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number or otherwise fails to establish, in the manner provided by law, an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Certain U.S. Holders holding “specified foreign financial assets” (generally including stock and other securities issued by a foreign corporation, unless held in an account maintained by a financial institution) exceeding certain thresholds are required to report information relating to such assets. Significant penalties may apply for the failure to satisfy this reporting obligation. U.S. Holders are urged to consult their tax advisers regarding the backup withholding tax and information reporting rules described above, as well as any other reporting requirements and information statements that could apply to the Transactions or the holding of RhythmOne Shares and any potential penalties associated with the failure to satisfy such requirements.

U.S. Federal Income Tax Consequences of the Transactions for Non-U.S. Holders of YuMe Shares

A Non-U.S. Holder of YuMe Shares generally will not be subject to U.S. federal income tax on any gain realized in the Transactions unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); (ii) the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or (iii) YuMe Shares constitute a U.S. real property interest (“USRPI”) by reason of YuMe’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits that are attributable to such gain, as adjusted for certain items.

Gain described in (ii) above generally will be subject to U.S. federal income tax at a rate of 30%, which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to (iii) above, YuMe is not currently a USRPHC, has not been a USRPHC during the preceding five years, and does not expect to become a USRPHC prior to or at the time of the Transactions. Because the determination of whether YuMe is a USRPHC depends on the fair market value of YuMe’ USRPIs relative to the fair market value of YuMe’ non-USPRIs and other business assets, there can be no assurance that YuMe is not a USRPHC or will not become a USRPHC prior to or at the time of the Transactions. Even if YuMe is or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of YuMe Shares will not be subject to U.S. federal income tax if YuMe Shares are considered “regularly traded,” as defined by Treasury Regulations, on an established securities market at the time of the Transactions, and such Non-U.S. Holder owned, actually and constructively, 5% or less of the outstanding YuMe Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition and the Non-U.S. Holder’s holding period. You are urged to consult your tax adviser regarding the consequences that could result if YuMe were a USRPHC.

MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to those U.K. tax considerations described below and do not purport to be a complete analysis of all potential U.K. tax consequences of holding or disposing of RhythmOne Shares. They are based on current U.K. legislation and what is understood to be the current practice and interpretation of HM Revenue and Customs as at the date of this prospectus/offer to exchange, any of which may change, possibly with retroactive effect.

The statements in this section apply only to holders of RhythmOne Shares who are resident in and, in the case of an individual, domiciled in (and only in) the United Kingdom for all tax purposes, “U.K. tax resident” (other than where expressly stated to the contrary), who hold RhythmOne Shares as an investment (other than in an individual savings account or self-invested pension plan) and who are the absolute beneficial owners of those shares and any dividends paid on them.

The tax position of certain categories of RhythmOne shareholders who are subject to special rules (such as persons who acquired (or are deemed to have acquired) their shares in connection with an office or employment, persons subject to the remittance basis of taxation, dealers in securities, insurance companies and collective investment schemes) is not considered.

The statements do not constitute legal or tax advice. Nothing in this section is intended to address any U.K. tax consequences of the merger between RhythmOne, Purchaser, Merger Sub Two and YuMe, including but not limited to the disposal of YuMe Shares, for any YuMe stockholders, whether U.K. tax resident or resident elsewhere. RhythmOne shareholders or YuMe stockholders who are in any doubt about their taxation position or who may be subject to tax in a jurisdiction other than the United Kingdom should consult their own professional advisors.

Withholding tax on dividends

RhythmOne is not required to withhold U.K. tax at source from dividend payments made on RhythmOne Shares, irrespective of the residence of the RhythmOne shareholders or their particular circumstances.

Taxation of dividends

U.K. Resident Individual Shareholders

Dividends received from RhythmOne by a U.K. resident individual will form part of such shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £5,000 of taxable dividend income received by the shareholder in a tax year. Where the dividend income is above the £5,000 dividend allowance, the first £5,000 of the dividend income will be charged at the nil rate and any excess amount will be taxed at the rate that would apply to that amount if the nil rate did not exist. The rates are 7.5% to the extent that the excess amount falls within the basic rate tax band, 32.5% to the extent that the excess amount falls within the higher rate tax band and 38.1% to the extent that the excess amount falls within the additional rate tax band.

The U.K. government announced on March 8, 2017 that it intends to reduce the dividend allowance from £5,000 to £2,000 from April 6, 2018.

U.K. Resident Corporate Shareholders

U.K. resident corporate shareholders will not generally be subject to tax on dividends received from RhythmOne as long as the dividends fall within an “exempt class” and certain other conditions are met. Examples of dividends that fall within an exempt class are dividends paid on shares that are “ordinary share capital” for U.K. tax purposes and are not redeemable and dividends paid to a person holding less than 10% of the issued share capital of the payer.

Non-U.K. Resident Shareholders

Non-U.K. resident individual shareholders will not be subject to U.K. tax on dividends received from RhythmOne unless they are carrying on a trade, profession or vocation in the United Kingdom and the dividends are either a receipt of that trade or, in the case of corporation tax, the RhythmOne Shares are held by or for a U.K. permanent establishment through which the trade is carried on.

Taxation of chargeable gains on disposal of RhythmOne Shares

Liability for U.K. tax on chargeable gains will depend on the individual circumstances of each shareholder.

U.K. Resident Individual Shareholders

In the absence of any available allowances and reliefs, a gain arising on the disposal of RhythmOne Shares by a U.K. resident individual will be taxed at the rate of 10% except to the extent that the gain, when it is added to such shareholder’s other taxable income and gains in excess of the personal allowance in the relevant tax year, exceeds the upper limit of the basic rate income tax band £33,500 for the tax year ending April 5, 2018), in which case it will be taxed at the rate of 20%.

The capital gains tax annual exempt amount (£11,300 for the tax year ending April 5, 2018) may be available to an individual shareholder to offset against chargeable gains realized on the disposal of such shareholder’s RhythmOne Shares.

U.K. Resident Corporate Shareholders

For a shareholder that is a U.K. resident company, any gain on the disposal of its RhythmOne Shares will be subject to corporation tax (at 19% for the corporation tax years starting April 1, 2017, 2018 and 2019 and at 18% for the year starting April 1, 2020) in the absence of any available exemptions and reliefs.

Non-U.K. Resident Shareholders

Subject to the below, shareholders who are not resident in the United Kingdom for tax purposes will not generally be subject to U.K. tax on chargeable gains, unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency or (in the case of a company) permanent establishment and the RhythmOne Shares disposed of are used or held for the purposes of that branch, agency or permanent establishment.

A shareholder who is an individual, who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of RhythmOne Shares during that period may be liable for U.K. tax on capital gains (in the absence of any available exemptions or reliefs). If applicable, the tax charge will arise in the tax year that the individual returns to the United Kingdom.

U.K. Stamp Duty and SDRT

The statements in this section regarding U.K. stamp duty and stamp duty reserve tax (“SDRT”), apply to RhythmOne shareholders irrespective of their residence and are intended as a general guide only. Special rules may apply to certain categories of persons, including intermediaries, brokers, dealers and persons connected with depositary receipt arrangements and clearance services.

Based on current published HM Revenue & Customs practice and recent case law, no SDRT should be payable, and no liability for stamp duty should arise, in respect of the issue of RhythmOne Shares in respect of the transactions contemplated by this prospectus/offer to exchange.

Transfers of RhythmOne Shares, including the repurchase of RhythmOne Shares by RhythmOne, will generally be subject to stamp duty or SDRT at the rate of 0.5% of the amount or value of the consideration given.

Purchaser or the transferee of RhythmOne Shares will generally be responsible for paying any stamp duty or SDRT payable. Where stamp duty or SDRT is payable, it is payable regardless of the residence of Purchaser or transferee.

DESCRIPTION OF RHYTHMONE SHARES AND ARTICLES OF ASSOCIATION

The following is a summary of both the material terms of the RhythmOne Shares as set out in RhythmOne’s articles of association and the material provisions of the laws of England and Wales and RhythmOne’s articles of association

The following is a summary of the material terms of (1) the RhythmOne Shares as set forth in the RhythmOne articles of association; (2) English law insofar as it applies to the RhythmOne Shares; and (3) the RhythmOne articles of association, which were adopted pursuant to a special resolution (as defined herein) on September 17, 2010 (as amended on September 25, 2017). Please note that this is only a summary, and may not contain all of the information relevant to you. Accordingly, you should read RhythmOne’s articles of association in their entirety.

RhythmOne Articles of Association

The RhythmOne articles of association are filed as an exhibit to the Form F-4 registration statement of which this prospectus/offer to exchange forms a part. RhythmOne is registered in England and Wales under the Companies Act (2006) (United Kingdom) (the “Companies Act”) with company registration number 06223359. RhythmOne’s purposes and objects are not restricted.

Share Capital

As at January 2, 2018, the issued and fully paid share capital of RhythmOne was 51,235,968 RhythmOne Shares, each with a nominal value of £0.10. There are no acquisition rights or obligations in relation to the issue of RhythmOne Shares in the capital of RhythmOne or an undertaking to increase the capital of RhythmOne. There are no convertible securities, exchangeable securities or securities with warrants in RhythmOne. Subject to the provisions of the Companies Act, the articles of association (article 5.1) and any direction given by RhythmOne in a general meeting, the RhythmOne board has the unconditional authority to allot (with or without conferring rights of renunciation), grant options over, offer or otherwise deal with or dispose of any new shares in RhythmOne or rights to subscribe for or convert any security into RhythmOne shares to such persons and on such terms as they think fit. No shares in the capital of RhythmOne may be allotted at a discount and no shares shall be allotted except as paid up to at least one quarter of its nominal value and the whole of any premium on it.

History of RhythmOne’s Share Capital

Save as disclosed below, during the three years immediately preceding the date of this prospectus/offer to exchange, RhythmOne has not issued any of its share capital and there are, and have been, save in connection with RhythmOne’s equity compensation plan, no options outstanding to acquire any share capital of RhythmOne. The share capital described below does not reflect the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017

As at April 1, 2014, the issued share capital of RhythmOne consisted of 399,908,379 RhythmOne Shares. During the fiscal year ended March 31, 2015, 1,800,381 new RhythmOne Shares were issued to satisfy remuneration awards in connection with RhythmOne’s equity compensation plans. In addition, in connection with RhythmOne’s acquisition of Burst Media Corporation and Rhythm NewMedia Inc., RhythmOne issued 106,544 new RhythmOne Shares and 511,197 new RhythmOne Shares, respectively. As at March 31, 2015, RhythmOne had an allotted and fully paid share capital of 402,326,511 RhythmOne Shares.

During the fiscal year ended March 31, 2016, 1,623,482 new RhythmOne Shares were issued to satisfy remuneration awards in connection with RhythmOne’s equity compensation plans. In addition, 512,877 new RhythmOne Shares were issued in connection with RhythmOne’s acquisition of Rhythm NewMedia Inc. As at March 31, 2016, RhythmOne had an allotted and fully paid share capital of 404,462,870 RhythmOne Shares.

During the fiscal year ended March 31, 2017, 2,395,658 new RhythmOne Shares were issued to satisfy remuneration awards in connection with RhythmOne’s equity compensation plans. In addition, 88,235,410 new RhythmOne Shares were issued in connection with RhythmOne’s acquisition of Perk. As at March 31, 2017, RhythmOne had an allotted and fully paid share capital of 495,093,938 RhythmOne Shares.

Liability of Shareholders

The liability of the shareholders is limited to the amount, if any, unpaid on the shares held by them. Shareholders are referred to as members in the RhythmOne articles of association and the Companies Act. All RhythmOne Shares are, and all RhythmOne Shares that will be issued in connection with the Offer and the First Merger will be, fully paid and, accordingly, no further contribution of capital may be required by RhythmOne from the holders of RhythmOne Shares.

Further Issues of Share Capital and Preemptive Rights

Pursuant to the Companies Act, RhythmOne’s directors are, with certain exceptions, not permitted to allot any equity securities without express authorization from RhythmOne’s shareholders. Further, under the Companies Act, RhythmOne may not issue shares for cash (other than pursuant to an employee share scheme) without first making an offer to existing shareholders to allot such shares to them on the same or more favorable terms in proportion to their respective shareholdings, unless this requirement is waived by a special resolution of the shareholders. See “— Voting Rights” beginning on page 242 of this prospectus/offer to exchange for an explanation of the requirements for approval of a special resolution.

On September 25, 2017 at a general meeting of RhythmOne, RhythmOne obtained shareholder approval authorizing the directors to exercise all the powers of the company pursuant to section 551 of the Companies Act to allot equity securities (within the meaning of Section 560 of the Companies Act) with an aggregate nominal amount of £3,000,000 with such authority being limited to the issue of RhythmOne Shares, that will be delivered as the share portion of the Transaction Consideration. Assuming the Offer and the First Merger are completed, RhythmOne’s issued and fully paid share capital will consist of approximately 77,462,885 RhythmOne Shares.

Subject to receipt of authorization from RhythmOne’s shareholders, the directors may issue shares with such rights or restrictions, including shares that are redeemable at the option of RhythmOne or the shareholder, as the directors or RhythmOne by ordinary resolution may determine. See “— Voting Rights” beginning on page 242 of this prospectus/offer to exchange for an explanation of the requirements for approval of an ordinary resolution. Throughout this section, references to shares of RhythmOne refer to any shares that may be issued out of the capital of RhythmOne, including RhythmOne Shares.

Changes to the Share Capital

Shareholder approval by ordinary resolution is required for RhythmOne to vary the rights attaching to any existing shares and in particular to:

•	consolidate and divide all or any of its share capital into shares of larger nominal amount than its existing shares;

•	sub-divide its shares, or any of them, into shares of smaller nominal amount than its existing shares; and

•	determine that, as between the shares resulting from such a sub-division, any of the shares may have any preference or advantage as compared with the others.

On September 25, 2017 RhythmOne obtained shareholder approval by ordinary resolution to:

•	consolidate the existing 495,667,540 shares so that every 10 existing issued ordinary shares of £0.01 each in the capital of RhythmOne be consolidated into one consolidated ordinary share of £0.10 each.

The Companies Act contains the procedural requirements for a reduction of capital. The reduction of capital must be approved by shareholders by special resolution, and must be approved by a court. The decision to approve the reduction is at the court’s discretion, and it will consider whether (a) the reduction is for a discernible purpose, (b) all shareholders are treated equally, (c) the reduction has been properly explained to shareholders and (d) the company’s creditors are safeguarded. Subject to these requirements, RhythmOne may reduce its share capital, its capital redemption reserve and any share premium account in any way.

At the Annual General Meeting of RhythmOne on June 27, 2017, RhythmOne obtained shareholder approval to carry out a reduction of its share capital by way of:

(i)	a capitalization of the entire amount standing to the credit of its merger reserve via a bonus issue and the subsequent cancellation of the resulting deferred share of £0.01 in the capital of RhythmOne; and

(ii)	a cancellation of the entire amount standing to the credit of RhythmOne’s share premium account,

which reduction was subsequently confirmed by the High Court in London.

Since RhythmOne’s share premium account and the merger reserve are not treated as part of its capital and therefore are non-distributable reserves, the reduction of capital (registered at Companies House on the 26 July 2017) was carried out in order to create additional distributable reserves of approximately £142,825,734 allowing the directors more flexibility to make distributions to its shareholders if thought fit by the directors.

Repurchase of Shares

Once approved by RhythmOne shareholders by ordinary resolution and subject to certain procedural requirements of the Companies Act, RhythmOne may repurchase its own shares, including any RhythmOne Shares and any redeemable shares that may be issued. Any shares which have been repurchased may be held as treasury shares or, if not so held, must be canceled immediately upon the completion of the purchase, thereby reducing the amount of RhythmOne’s issued share capital. At the Annual General Meeting of RhythmOne held on June 27, 2017, RhythmOne obtained approval to repurchase 4,952,011 RhythmOne Shares.

Off Market Buyback of Shares

On September 25, 2017, RhythmOne obtained shareholder approval by ordinary resolution to enter into an agreement with the sellers of existing shares for the purchase of ordinary shares of £0.01 each in the capital of RhythmOne and the deferred shares of £0.01 each in the capital of RhythmOne. Pursuant to this share buy-back agreement two ordinary shares of £0.01 each and the deferred share were purchased on September 26, 2017 and cancelled.

Dividends

RhythmOne may by ordinary resolution declare a dividend to be paid to shareholders in accordance with their respective rights but no dividends shall exceed the amount recommended by the RhythmOne board of directors. No dividend shall be paid other than out of profits available for distribution as specified in the Companies Act.

Subject to the provisions of the Companies Act, under the articles of association (article 123) the RhythmOne board of directors may if it considers that the profits of the company available for distribution justify such payments:

(i)	declare and pay interim dividends on shares of any class of such amounts and on such dates and for such periods as it determines; and

(ii)	declare and pay the fixed dividend on any class of shares carrying a fixed dividend on the dates prescribed for the payment of such dividends.

If the share capital is divided into different classes, the RhythmOne board of directors may pay interim dividends on shares which rank after shares conferring preferred rights with regard to dividend as well as on shares with preferred rights, unless at the time of payment any preferential dividend is in arrears.

Provided that the RhythmOne board of directors acts in good faith, it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares ranking after those with preferred rights.

The rights attached to RhythmOne Shares carry the right to receive dividends and distributions that have been declared by RhythmOne on a pro rata basis but have no other right to share in the profits of RhythmOne and are not entitled to any fixed income. RhythmOne may issue shares that rank prior to the RhythmOne Shares in respect of payment of dividends.

RhythmOne’s board of directors may with the authority of an ordinary resolution of the company, direct that the payment of all or any part of a dividend be satisfied by the distribution of such assets as the directors may determine and, where any difficulty arises in regard to the distribution, the directors may settle the same as they think fit.

The directors may, with the prior approval of RhythmOne shareholders by ordinary resolution, offer any holders of RhythmOne Shares the right to elect to receive further RhythmOne Shares, credited as fully paid, instead of cash in respect of the whole or part (to be determined by the directors) of any dividend. RhythmOne or the directors may fix a date as the record date by reference to which a dividend will be declared or paid or a distribution, allotment or issue made, and that date may be before, on or after the date on which the dividend, distribution, allotment or issue is declared.

Method of payment:

Under the articles of association (article 125) RhythmOne may pay any dividend, interest or other sum payable in respect of a share:

(i)	in cash or by cheque, warrant or money order;

(ii)	by any bank or other funds transfer system;

(iii)	in respect of shares in uncertificated form, where the company is authorized to do so by or on behalf of the holder or joint holders, by means of a relevant system (subject always to the facilities and requirements of that relevant system). Without prejudice to the generality of the preceding wording, such payment may include the sending by the company or by any person on its behalf of an instruction to the operator of the relevant system to credit the cash memorandum account (being an account so designated by the operator of the relevant system) of the holder or joint holders or, if permitted by the company, of such person as the holder or joint holders may direct in writing; or

(iv)	by such other means and to or through such person as the holder or joint holders may direct in writing.

Every such cheque, warrant or money order may be sent:

(i)	by post to the registered address of the person entitled to it;

(ii)	in the case of joint holders (or of two or more persons being jointly entitled to a share by reason of the death or bankruptcy of a Member or otherwise by operation of law), to the registered address of that person whose name stands first in the register of shareholders (or, in the case of persons so entitled on death or bankruptcy, if their names are not entered in the register of shareholders, to such of those persons whose surname is first alphabetically); or

(iii)	to such person and address as the person or persons entitled may direct in writing.

Every cheque, warrant or money order is sent at the risk of the person entitled to the money represented by it. Without prejudice to the generality of the preceding wording, if any such cheque, warrant or money order has or is alleged to have been lost, stolen or destroyed, the RhythmOne board of directors may, if the person entitled to such cheque, warrant or money order requests it, issue a replacement cheque, warrant or money order (subject to compliance with such conditions as to evidence and indemnity and the payment of out- of-pocket expenses of the company in connection with the request as the RhythmOne board of directors thinks fit).

The company shall have no responsibility for any sum lost or delayed in the course of transfer by or through any bank or other funds transfer system (including the relevant system concerned) or when it has acted on any directions given in writing by the person or persons entitled to it.

The payment of the cheque, warrant or money order or the collection of funds from or transfer of funds by a bank or other funds transfer system in accordance with the articles of association (article 125) or, in respect of shares in uncertificated form, the making of payment in accordance with the facilities and requirements of the relevant system concerned shall be a good discharge to the company. Any joint holder or other person jointly entitled to any share may give an effective receipt for all dividends and other monies paid in respect of such share.

The RhythmOne board of directors may withhold payment of any dividend payable to any person entitled to a share by reason of the death or bankruptcy of the holder, or of any other event giving rise to a transmission of such entitlement by operation of law, until such person has provided such evidence of his right as the RhythmOne board of directors may reasonably require.

Under the articles of association (article 126) unless otherwise provided therein or the rights attached to any shares, a dividend or any other monies payable in respect of a share may be declared or paid in whatever currency the RhythmOne board of directors may decide. The RhythmOne board of directors may decide that a particular approved depositary should receive dividends in a currency other than the currency in which it is declared and may make arrangements accordingly. In particular, where an approved depositary has elected or agreed to receive dividends in another currency, the RhythmOne board of directors may in its discretion make arrangements with such approved depositary for payment of dividends to be made to it for value on the date on which the relevant dividend is paid, or such later date as the RhythmOne board of directors may determine.

In the event that a dividend is to be paid in a currency other than the currency in which it was declared, the rate of exchange to be used for conversion of the dividend shall be such market rate selected by the RhythmOne board of directors as it shall consider appropriate as at the close of business on the last business day before:

(i)	in the case of a dividend declared by ordinary resolution in accordance with the provisions of article 122, the date when the RhythmOne board of directors announces their intention to recommend the particular dividend; or

(ii)	in any other case, the date when the RhythmOne board of directors declares the particular dividend.

The decision of the RhythmOne board of directors regarding the rate of exchange shall be final and conclusive.

Dividends not to bear interest

Under the articles of association (article 127) no dividend or other monies payable by the company on or in respect of any RhythmOne Share shall carry a right to receive interest from the company, unless otherwise provided by the rights attached to the shares.

Calls or debts may be deducted from dividends

Under the articles of association (article 128) the RhythmOne board of directors may deduct from any dividend or other monies payable to any person on or in respect of a share all such sums as may be due from him to the company on account of calls or otherwise in relation to shares of the company. Monies deducted in this way may be used to pay such amounts owed to the company in relation to such shares.

Unclaimed dividends etc

Under the articles of association (article 129) all unclaimed dividends, interest or other sums payable may be invested or otherwise made use of by the RhythmOne board of directors for the benefit of the company until claimed. All dividends unclaimed for a period of 12 years after having been declared or becoming due for payment shall be forfeited and cease to remain owing by the company. The payment of any unclaimed dividend, interest or other sum payable by the company on or in respect of any share into a separate account shall not constitute the company a trustee, and the company shall not be liable to pay interest, in respect of it.

Uncashed dividends

Under the articles of association (article 130) if:

(i)	on two consecutive occasions:

a.	cheques, warrants or money orders for dividends or other monies payable in respect of a share sent by the company to the person entitled to it are returned to the company or left uncashed during the period for which they are valid; or

b.	any transfer by a bank or other funds transfer system has not been satisfied; or

(ii)	following one such occasion, reasonable enquiries have failed to establish any new address of the registered holder,

the company shall not be obliged to send or transfer any dividends or other monies payable in respect of that share due to that person until he notifies the company of an address to be used for the purpose.

Payment of dividends in kind

Under the articles of association (article 131) the RhythmOne board of directors may, with the authority of an ordinary resolution of the company, direct that payment of all or part of any dividend declared may be satisfied by the distribution of such assets as the RhythmOne board of directors may determine (and, in particular, of paid up shares or debentures of any other company).

The RhythmOne board of directors may settle any difficulty which arises in relation to the distribution, as it thinks fit; and, in particular, may:

(i)	ignore fractions, or issue certificates for fractions, or authorise any person to sell and transfer fractions;

(ii)	fix the value for the distribution of such specific assets or any part of them;

(iii)	determine that cash payments may be made to any shareholders on the basis of the value so fixed in order to secure equality of distribution; or

(iv)	vest any such assets in trustees on trust for the persons entitled to the dividend.

Voting Rights

All RhythmOne Shares have equal voting rights and are entitled to attend and vote at all general meetings of RhythmOne. RhythmOne may issue, subject to the restrictions discussed above under the caption “— Share Capital — Further Issues of Share Capital and Preemptive Rights” beginning on page 238 of this prospectus/offer to exchange, shares with preferential voting rights. This section assumes that all shares have equal voting rights and that no preferential shares are issued.

Under English law, resolutions to be voted on by shareholders at a general meeting can be either an ordinary resolution, which means that the resolution must be passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy or by corporate representative and entitled to vote at the general meeting, or a special resolution, which means that the resolution must be passed by a majority of not less than 75% of the shareholders or holders of 75% of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy or by corporate representative and entitled to vote at the general meeting. For a resolution to be regarded as a special resolution, the notice of the general meeting must specify the intention to propose the resolution as a special resolution.

Under the articles of association (article 52), a resolution put to the vote of a general meeting must be decided on a show of hands unless either the notice of the meeting specifies that a poll will be called on such resolution or before a show of hands, or before or immediately following the declaration of the result of a show of hands a poll is demanded by:

•	the chairman of the meeting;

•	not less than five shareholders present in person or by proxy or by corporate representative and entitled to vote at the meeting;

•	a shareholder or shareholders present in person or by proxy or by corporate representative representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting (excluding any voting rights attached to any shares in RhythmOne held as treasury shares); or

•	a shareholder or shareholders present in person or by proxy or by corporate representative holding shares conferring a right to vote on the resolution on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding any shares in RhythmOne conferring a right to vote at the meeting which are held as treasury shares).

Unless a poll is demanded and the demand is not withdrawn, a declaration by the chairman that the resolution has been carried, or carried by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the book containing the minutes of the proceedings of the company, shall be conclusive evidence of the votes recorded in favor of or against such a resolution.

Under the articles of association (article 54), at a general meeting of the company on a show of hands, every shareholder who is present in person or by a duly authorized representative (in the case of a shareholder who is a corporation) has one vote regardless of the number of shares held by such shareholder. Every proxy duly appointed by one or more shareholders entitled to vote on the resolution and present has one vote, except that if the proxy has been duly appointed by more than one shareholder entitled to vote and is instructed by one or more of those shareholders to vote for the resolution and by one or more others to vote against it, or is instructed by one or more of those shareholders to vote in one way and is given discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way) he has one vote for and one vote against the resolution.

On a poll every shareholder present in person or by duly appointed proxy or by a duly appointed representative (in the case of a shareholder that is a corporation) has one vote for every share held by the shareholder. A shareholder or his, her or its duly appointed proxy entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses the same way.

For the purposes of determining which persons are entitled to attend or vote at a general meeting, RhythmOne may specify in the notice convening the meeting a time, not more than 48 hours before the time fixed for the meeting (not including any part of a day that is not a working day), by which a person must be entered on the register in order to have the right to attend or vote at the meeting.

In the case of joint holders, the most senior of the joint holders who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of shareholders.

If any shares are issued by RhythmOne that are not fully paid, holders of those shares will not be permitted to vote at any general meeting or at any separate meeting of the holders of that class of shares, either in person or by proxy, unless all amounts presently payable by such holder in respect of that share have been paid (article 56).

In the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote (article 55).

Neither English law nor RhythmOne’s articles of association impose any limitation on the rights of non-U.K. residents or foreign shareholders to own RhythmOne Shares, including the rights to hold or exercise voting rights on the RhythmOne Shares.

Transfer of the Shares

Under the articles of association (article 32), a shareholder may transfer all or any of his shares to another person. The transferor shall be deemed to remain the holder of any share transferred until the name of the transferee is entered in the register of members in respect of it. No fee shall be charged by the company for the registration of any transfer or any other change relating to or affecting the title to any share or the right to transfer it or for making any other entry in the register of members.

Uncertificated shares

The articles of association (article 33) provide that every transfer of shares which are in uncertificated form must be made by means of a relevant system.

Transfers of certificated shares

The articles of association (article 34) provide that every transfer of shares which are in certificated form must be in writing in any usual form or in any form approved by the RhythmOne board of directors. Such transfer shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee. The company is entitled to retain any transfer which it registers.

Right to refuse registration

The articles of association (article 35) provide that the RhythmOne board of directors may, in its absolute discretion and without giving any reason, refuse to register any transfer of certificated shares if:

(i)	it is in respect of shares which are not fully paid up;

(ii)	it is in respect of more than one class of shares. Each class needs a separate share transfer form;

(iii)	it is not duly stamped (if so required); and

(iv)	it is not delivered for registration to the registered office or such other place as the RhythmOne board of directors may from time to time determine, accompanied (except in the case of a transfer by a recognised person where a certificate has not been issued) by the certificate for the shares to which it relates and such other evidence as the RhythmOne board of directors may reasonably require to show the right of the transferor to make the transfer.

The RhythmOne board of directors may, in its absolute discretion and without giving any reason, refuse to register any transfer of shares which is in favor of:

(i)	a child, bankrupt or person of unsound mind; or

(ii)	more than four joint transferees.

If the RhythmOne board of directors refuses to register any transfer of a share, it shall notify the person to whom the shares were to be transferred and, in the case of shares in certificated form, the company must return the share transfer form to the person who delivered it to the company (except in the case of suspected fraud). Such notification shall be made no later than two months after the date:

(i)	(in the case of shares held in certificated form) on which the share transfer form was lodged with the company; or

(ii)	(in the case of shares held in uncertificated form) on which the instruction from the operator of the relevant system was received by the company.

No fee shall be payable to the company for the registration of any transfer or any other document relating to or affecting the title to any share or for making any entry in the register affecting the title to any share.

Distribution of Assets on a Winding-up

If RhythmOne is wound up, the liquidator may, with the approval of shareholders by a special resolution and any other approvals required by law, divide among the shareholders in specie the whole or any part of the assets of RhythmOne and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with such approvals, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability.

Disclosure of Shareholding Ownership

There are no additional provisions in RhythmOne’s articles of association other than as set out below whereby persons acquiring, holding or disposing of a certain percentage of RhythmOne Shares are required to make disclosure of their ownership percentage, although there are such requirements under statute and regulation.

As a public company, RhythmOne has a right to investigate who has an interest in its issued share capital under Part 22 of the Companies Act and accordingly has the power to send a notice (under section 793 of the Companies Act) (“s793 Notice”) to a shareholder to find out about interests in its shares as set out in the articles of association (article 64).

The articles of association provide that where a shareholder has failed to disclose to the company the information requested within the prescribed period from the date of service of the s793 Notice in relation to any shares then (unless the RhythmOne board of directors otherwise determines) the shareholder shall not in respect of the default shares and any other shares held by him be entitled to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares, or on any poll, or to exercise any other right conferred by membership in relation to any such meeting or poll.

The same restrictions will apply to any transferee to whom any of such default shares are transferred, unless such transfer is an excepted transfer (as defined in article 68.5).

For a description of these requirements, including the consequences of failing to comply with these requirements, see “Comparison of Shareholders’ Rights”.

Untraced Shareholders

In accordance with articles 30.1(a) to 30.1(c) (inclusive) of the articles of association (as set out below), RhythmOne is entitled to sell at the best price reasonably obtainable any share held by a shareholder, or any share to which a person is entitled by transmission of the title of such share provided that:

•	for a period of not less than 12 years, (during which at least three cash dividends (whether interim or final) shall have been paid to shareholders of the class to which the shares concerned belong):

a.	no cheque, warrant or money order sent by the company through the post in a pre-paid envelope addressed to the shareholder, or to the person entitled by transmission to the share, at his address on the shareholder register (or other last known address given by such shareholder or person to which cheques, warrants and money orders in respect of such share are to be sent) has been cashed; or

b.	all funds paid by any bank or other funds transfer system to such shareholder or person in accordance with article 125.1 have been returned to the company;

•	at the expiration of such period of 12 years, RhythmOne has given notice of its intention to sell such shares by advertisement in both a national newspaper and in a newspaper circulating in the area of the registered address or the address at which services of notices may be effected in the manner authorized by these articles is located; and

•	the company has not, during such period of 12 years or the further period of three months following the last of such advertisements, received any communication in respect of such share from the shareholder or person entitled by transmission.

•	If, during the period of not less than 12 years referred to above or during any period ending on the date when all the requirements of paragraphs 1 to 3 (inclusive) above have been satisfied, any additional shares have been issued by way of a bonus issue in respect of those shares held at the beginning of, or previously so issued during, such periods, and all the requirements of paragraphs 1(a) and 1(b) above have been satisfied in regard to such additional shares, RhythmOne shall be entitled to sell the additional shares.

•	A statutory declaration by a director or the secretary of RhythmOne that a share has been sold on the date stated in the declaration shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

Variation of Rights

Section 630 of the Companies Act provides that rights attached to a class of a company’s shares may only be varied:

(a)	in accordance with provision in the company’s articles for the variation of those rights; or

(b)	if the company’s articles contain no such provision (as is the case in the RhythmOne articles of association), if the holders of shares of that class consent to the variation in accordance with that section.

This is without prejudice to any other restrictions on the variation of the rights. The consent required for the purposes of section 630 of the Companies Act on the part of the holders of a class of a company’s shares is:

(a)	consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

(b)	a special resolution passed at a separate general meeting of the holders of that class sanctioning the variation.

The Companies Act further states that any amendment of a provision contained in a company’s articles of association for the variation of the rights attached to a class of shares, or the insertion of any such provision into the articles of association, is itself to be treated as a variation of those rights. References to the variation of those rights in any provision in a company’s articles of association attached to a class of shares include references to their abrogation (except where the context otherwise requires).

Material Tax Consequences

For a discussion that summarizes material U.S. federal income tax consequences and material U.K. tax consequences to U.S. holders related to the acquisition, ownership and disposition of RhythmOne Shares, see “Material U.S. Federal Income Tax Considerations” and “Material U.K. Tax Considerations”.

Change of Control and Takeovers

RhythmOne is subject to the City Code on Takeovers and Mergers, which governs the conduct of mergers and takeovers in the United Kingdom.

An English public limited company such as RhythmOne may be acquired in a number of ways, including by means of a scheme of arrangement (as defined herein) between the company and its shareholders or by means of a takeover offer.

A scheme of arrangement is a statutory procedure under the Companies Act pursuant to which the English courts may approve an arrangement between an English company and some or all of its shareholders. In a scheme of arrangement, the company would make an initial application to the court to convene a meeting or meetings of its shareholders at which a majority in number of shareholders representing 75% of the voting rights of the shareholders present and voting either in person or by proxy at the meeting must agree to the arrangement by which they will sell their shares in exchange for the consideration being offered by the bidder. If the shareholders so agree, the company will return to court to request the court to sanction the arrangement. Upon such a scheme of arrangement becoming effective in accordance with its terms and the Companies Act, it will bind the company and such shareholders.

A takeover offer is an offer to acquire all of the outstanding shares of a company (other than shares which at the date of the offer are already held by the bidder). Under the City Code on Takeovers and Mergers and in order to squeeze out dissenting shareholders, the offer must be made on identical terms to all holders of shares to which the offer relates. If the bidder, by virtue of acceptances of the offer, acquires or contracts to acquire not less than 90% in value of the shares to which the offer relates representing not less than 90% of the voting rights owned by the shares, the Companies Act allows the bidder to give notice to any non-accepting shareholder that the bidder intends to acquire his, her or its shares through a compulsory acquisition (also referred to as a squeeze out), and the shares of such non-accepting shareholders will be acquired by the bidder six weeks later on the same terms as the offer, unless the shareholder objects to the English court and the court enters an order that the bidder is not entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

The Companies Act permits a scheme of arrangement or takeover offer to be made relating only to a particular class or classes of a company’s shares.

There are no provisions in RhythmOne’s articles of association that would have an effect of delaying, deferring or preventing a takeover by, or change of control of, RhythmOne.

Under English law, RhythmOne’s directors have a statutory and fiduciary duty to take only those actions that are in the interests of RhythmOne as a whole. Generally, anti-takeover measures are not actions that fall within this category.

However, under the City Code on Takeovers and Mergers, if an acquisition of RhythmOne Shares increases the aggregate holding of an acquirer and persons acting in concert with the acquirer (i.e. persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer for a company) to shares carrying 30% or more of the voting rights in RhythmOne, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for the outstanding RhythmOne Shares at a price not less than the highest price paid for the RhythmOne Shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by any acquisition of shares by a person holding (together with its concert parties) shares carrying between 30 and 50% of the voting rights in RhythmOne if the effect of such acquisition were to increase that person’s percentage of the voting rights.

General Meetings

An annual general meeting of shareholders must be held every year within a period of six months of the day following RhythmOne’s financial year end (which is March 31), at such place or places, date and time as may be decided by the directors.

Ability to Call General Meetings

Under the articles of association (article 40), all general meetings of the RhythmOne other than annual general meetings are called general meetings. The RhythmOne board of directors may convene a general meeting of the company whenever it thinks fit.

The directors are required to call a general meeting if requested by shareholders immediately on receipt of a requisition from shareholders representing at least 5% of the paid-up capital of RhythmOne as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares) in accordance with the Companies Act. Such meeting must be called within 21 days from the date on which the directors become subject to the requirement, and held on a date not more than 28 days after the date of the notice calling the meeting.

At any general meeting convened on any such requisition or by such requisitionist(s), the only business which shall be transacted is that stated by the requisition or proposed by the RhythmOne board of directors.

Notice of General Meetings

Pursuant to the Companies Act and the articles of association (article 41), an annual general meeting must be called by at least 21 clear days’ written notice and all other general meetings must be called by not less than 14 clear days’ notice (the “clear days” rule is set out in section 360 of the Companies Act and excludes the day of the meeting and the day that the notice is given; the articles of association also include provisions for when notice is deemed to have been delivered).

Length and form of notice

Under the articles of association (article 41), subject to the Companies Act, a general meeting may be called by shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by all the shareholders entitled to attend and vote at the meeting; and

(b)	in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in nominal value of the shares giving that right.

The notice shall specify:

(i)	whether the meeting is an annual general meeting or a general meeting;

(ii)	the date, the time and the place of the meeting;

(iii)	if the meeting is convened to consider a special resolution, the intention to propose the resolution as such; and

(iv)	with reasonable prominence, that a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a shareholder.

Notice of every general meeting shall be given to the shareholder (other than any who, under the provisions of the articles of association or of any restrictions imposed on any shares, are not entitled to receive notice from the company), to the directors and to the auditors.

It is the duty of the company, subject to the provisions of the Companies Act, on the requisition in writing of such number of shareholders as is specified in the Companies Act and (unless the company otherwise resolves) at the expense of the requisitionists: (a) to give to shareholders entitled to receive notice of the next annual general meeting notice of any resolution which may properly be passed and is intended to be passed at that meeting; and (b) to circulate to shareholders entitled to have notice of any general meeting sent to them any statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

If the RhythmOne board of directors, in its absolute discretion, considers that it is impractical or undesirable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the meeting to another date, time and place. When a meeting is so postponed, notice of the date, time and place of the postponed meeting shall be placed in at least one national newspaper in the United Kingdom. Notice of the business to be transacted at such postponed meeting shall not be required.

The accidental omission to send notice of a meeting or (in cases where it is sent out with the notice) a form of proxy to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings at that meeting.

Notices to be in writing

The articles of association (article 136) provide that any notice to be given to or by any person pursuant to the articles of association shall be in writing, except that a notice convening a meeting of the RhythmOne board of directors or of a committee need not be in writing.

Service of notice or other documents on shareholders

Under the articles of association (article 137) any notice or other document may be served on, or delivered to, any shareholder by the company:

(a)	personally;

(b)	by sending it through the post in a prepaid envelope addressed to the shareholder at his registered address (or at any other address in the United Kingdom notified for the purpose);

(c)	by delivering it by hand to or leaving it at that address in an envelope addressed to the shareholder;

(d)	(except in the case of a share certificate and only when the shareholder has agreed to the sending of notices or other documents by fax) by fax sent to a fax number given by the shareholder to the company for the purpose of sending such notice or other document;

(e)	(except in the case of a share certificate and only when the shareholder has agreed to the sending of notices or other documents by electronic communication) by any other form of electronic communication (including, but not limited to, email) sent to an electronic address given by the shareholder to the company for the purpose of sending such notice or other document;

(f)	subject to and in accordance with the provisions of article 139 (documents available on the website) by publishing such notice or other document on a website;

(g)	where the notice or other document relates to uncertificated shares, through the relevant system; or

(h)	as authorized in writing by the relevant shareholder.

The articles of association (article 137.2) provide that the provisions contained therein shall not affect any provision of the Companies Act requiring notices or documents to be served on, or delivered to, a shareholder in a particular way.

In the case of joint holders of a share, all notices and other documents shall be given to the person named first in the register of members in respect of the joint holding (ignoring any joint holding without a United Kingdom address). Notice so given shall be sufficient notice to all joint holders.

If a shareholder (or, in the case of joint holders, the person first named in the register of members) has a registered address outside the United Kingdom, but has notified the company of an address within the United Kingdom at which notices or other documents may be given to him, he shall be entitled to have notices and other documents given to him at that address. Otherwise, no such shareholder (or joint holders) shall be entitled to receive any notice or document from the company.

If, as a result of all or some of the notices, dividend warrants or other documents given or sent by the company to a shareholder being returned undelivered to the company or other reasonable evidence, it is apparent that during a period of at least two consecutive years such documents have not been received by that shareholder, then the company shall no longer be obliged to give notices to that shareholder until he notifies the company of another address to be entered as his registered address, or, in the case of a shareholder whose registered address is outside the United Kingdom, another address in the United Kingdom as his address for service.

Any notice or other document to be given or delivered to a shareholder shall be deemed to have been duly given to or delivered to any shareholder who under the previous two paragraphs or any other provision of the articles of association is not entitled to the same from the company by exhibiting the same at the registered office.

A shareholder who has agreed to receive documents or information electronically shall be entitled to receive them in hard copy form upon request in accordance with section 1145 of the Companies Act.

Notice by advertisement

Under the articles of association (article 138) if, at any time, by reason of the suspension or curtailment of postal services within the United Kingdom, the company is unable effectively to convene a general meeting by sending notices through the post, the RhythmOne board of directors may (subject in the case of an annual general meeting to section 423 of the Companies Act ), in its absolute discretion and as an alternative to any other method of service permitted by the company’s articles of association, resolve to convene a general meeting by a notice advertised in at least one national newspaper. In any such case the company shall send confirmatory copies of the notice by post if, at least seven clear days before the meeting, the posting of notices to addresses throughout the United Kingdom again becomes practicable.

Documents available on websites

The articles of association (article 139) provide that subject to the provisions of the Companies Act, a notice or other document may be served on, or delivered to, a shareholder by the Company publishing such notice or other document on a website to which such shareholder has access, provided that:

(a)	the company and the relevant shareholder have agreed that, instead of the company sending notices or other documents to the shareholder, such shareholder will access them on a website;

(b)	the notice or other document actually published on the website is a notice or document to which the agreement referred to above at (a) applies;

(c)	the shareholder is notified, in a manner for the time being agreed for the purpose between the shareholder and the company and in accordance with the provisions of the Companies Act, of:

i.	the publication of the notice or other document on a website;

ii.	the address of that website;

iii.	the place on such website where the notice or other document may be accessed and how it may be accessed; and

iv.	the period of time for which the documents will be available on the website, which (in the case of a notice of a meeting and accompanying documents) must be for the period commencing with the giving of that notification and ending with the conclusion of the meeting; and

(d)	the notice or other document is published on that website throughout the period referred to in (iv) above. However, if the documents are published on that website for a part but not all of such period, the notice or document will be treated as published throughout that period if the failure to publish the notice or other document throughout the period is attributable to circumstances which it would not be reasonable to have expected the company to prevent or avoid.

Evidence of service

Under the articles of association (article 140) any notice or other document:

(a)	addressed to a shareholder at his registered address or address for service in the United Kingdom shall, if sent by post, be deemed to have been served or delivered:

i.	(if prepaid as first class) 24 hours after it was posted; and

ii.	(if prepaid as second class) 48 hours after it was posted,

and, in proving such service, it shall be sufficient to prove that the envelope containing such notice or document was properly addressed, prepaid and put into a post office or any postbox subject to the control of the post office;

(b)	not sent by post but addressed to a shareholder and delivered by hand to or left at a registered address or address for service in the United Kingdom shall be deemed to have been served or delivered on the day it was so delivered or left;

(c)	sent to a shareholder by fax shall be deemed to have been served or delivered 24 hours after the fax was sent and, in proving such service, it shall be sufficient to produce a transaction report or log generated by the fax machine which evidences such fax transmission;

(d)	sent to a shareholder by any other form of electronic communication shall be deemed to have been served or delivered 24 hours after the electronic communication was sent and, in proving such service, it shall be sufficient to produce a confirmation setting out either the total number of recipients to whom or each recipient to whom the message was sent;

(e)	given by publishing such notice or other document on a website in accordance with the provisions of the articles of association shall be deemed to have been served or delivered when the notice required by article 139.3 (documents available on the website), however sent, shall be deemed to have been served in accordance with the provisions of article 140 above;

(f)	served or delivered through the relevant system shall be deemed to have been served or delivered when the company, or any participant in the relevant system acting for the company, sends the instruction relating to the notice or other document;

(g)	given by any other means authorized in writing by the shareholder shall be deemed to have been served or delivered when the company has done what it was authorized to do by that shareholder for service or delivery.

Where notice is given by way of a newspaper advertisement, such notice shall be deemed to have been duly served on all shareholder or person(s) entitled to receive notice at noon on the day when the advertisement appears or, if given by way of two or more advertisements which appear on different days, at noon on the last of the days when the advertisement appears.

A shareholder present in person or by proxy at any meeting of the company or of the holders of any class of shares in the company shall be deemed to have received due notice of the meeting and, if required, of the purposes for which it was called.

Any notice or document exhibited at the registered office shall be deemed to have been served or delivered on that day when it was first so exhibited.

Record date for service

For the purpose of serving notices of meetings or other documents on shareholders, whether in accordance with the Companies Act, the articles of association or any other document, the company may determine that only those persons entered on the register of shareholders at the close of business on a day fixed by the company are entitled to receive such notices or other documents. This day must not be more than 14 days before the day that the notice is sent. No change in the register of shareholders after that time shall invalidate that service or delivery.

Every person who, by operation of law, transfer or by any other means, becomes entitled to a share shall be bound by any notice in respect of that share (other than a s793 Notice as set out above under “Disclosure of Shareholding Ownership”) which, before his name is entered in the register of shareholders, has been duly served on or delivered to a person from whom he derives his title.

Notice in case of death, bankruptcy or mental disorder

Under the articles of association (article 143), in the case of the death or bankruptcy of a shareholder or of any other event giving rise to a transmission of entitlement to a share by operation of law, the company may serve or deliver a notice or other document to the person entitled in consequence of such event as if he was the holder of a share. Such notice or other document shall be given by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt shareholder (or by any similar designation) at an address within the United Kingdom supplied for that purpose by the person claiming to be so entitled. Until such an address has been supplied, a notice or document may be served or delivered in any manner in which this might have been done if the death, bankruptcy or other event had not occurred. Service or delivery in accordance with the article 143 of the articles of association shall be deemed to be sufficient notice to all other persons interested in such share.

Quorum

No business shall be transacted at any general meeting unless a quorum is present. The absence of a quorum shall not preclude the appointment of a chairman of the meeting in accordance with the provisions of the articles of association, which shall not be treated as part of the business of the meeting.

Subject to article 43.1 of the articles of association and section 318(2) of the Companies Act, the quorum for a general meeting shall, for all purposes, be two shareholders present in person or by proxy or by a duly authorized corporate representative of a corporation which is a shareholder and entitled to vote.

If a quorum is not present within 15 minutes (or such longer interval as the chairman in his absolute discretion thinks fit) from the time appointed for the commencement of the meeting, or if, during a meeting, a quorum ceases to be present, the meeting, if convened by or on the requisition of shareholders shall be dissolved. In any other case, it shall stand adjourned to such date (being not less than 14 days nor more than 28 days later), time and place as the chairman (or, in default, the RhythmOne board of directors) shall appoint.

At any such adjourned meeting the quorum shall be two shareholders present in person or by proxy and entitled to vote. If a quorum is not present within 15 minutes (or such longer interval as the chairman in his absolute discretion thinks fit) from the time appointed for the commencement of such adjourned meeting, or if, during the meeting, a quorum ceases to be present, the adjourned meeting shall be dissolved. The company shall give not less than seven clear days’ notice of any such adjourned meeting. The notice shall specify the date, the time and the place of the adjourned meeting and the general nature of the business to be transacted, and shall state the quorum requirement. Attendance at General Meetings

All shareholders may attend, speak and vote at RhythmOne general meetings (including annual general meetings).

Conduct and accommodation of members at meeting

Under the articles of association (article 50) the RhythmOne board of directors may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The shareholders present in person or by proxy at satellite meeting places shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question. Provided that the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that shareholders attending at all the meeting places are able to participate in the business for which the meeting has been convened, and to hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise), in the principal meeting place and any satellite meeting place, and to be heard and seen by all other persons so present in the same manner, such meeting shall be duly constituted and its proceedings valid. The chairman of the meeting shall be present at and the meeting shall be deemed to take place at the principal meeting place.

If it appears to the chairman that the principal meeting place or any satellite meeting place is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid provided that the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that a shareholder who is unable to be accommodated is able to participate in the business for which the meeting has been convened, and to hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere, and to be heard and seen by all other persons so present in the same manner.

The RhythmOne board of directors and, at any general meeting, the chairman may make any arrangement and impose any requirement or restriction which it or he (as appropriate) considers appropriate to ensure the security and orderly conduct of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items which may be taken into the meeting place. The RhythmOne board of directors and, at any general meeting, the chairman is entitled to refuse entry to, or to eject, a person who refuses to comply with these arrangements, requirements or restrictions or who disrupts the proper and orderly conduct of the meeting.

Appointment of a proxy

A shareholder is entitled to appoint another person as his or her proxy to exercise all or any of his, her or its rights to attend and to speak and vote at a meeting of RhythmOne. A proxy need not be a shareholder. The shareholders present in person or by proxy at satellite meeting places shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question.

The articles of association (article 57.1) provide that (subject to article 57.2 where the RhythmOne board of directors has resolved to allow a proxy to be appointed by an electronic communication (including, but not limited to, telephone, fax or e-mail), a form appointing a proxy shall be:

(a)	in writing in the usual form, or in such other form as may be approved by the RhythmOne board of directors;

(b)	executed by the appointor or his duly constituted attorney or, if the appointor is a corporation, under its seal or under the hand of its duly authorized officer or attorney or other person or persons authorized to sign.

Subject to the Companies Act, the RhythmOne board of directors may resolve to allow a proxy to be appointed by an electronic communication (including, but not limited to, telephone, fax or e-mail). The ability to appoint a proxy by an electronic communication may be subject to such limitations, restrictions or conditions as the RhythmOne board of directors thinks fit. In particular, but without limitation, the RhythmOne board of directors may require such evidence as it considers appropriate to decide that the appointment of a proxy in this manner is effective.

A shareholder may appoint more than one proxy to attend on the same occasion. When two or more valid but different forms of proxy or electronic communications appointing a proxy are delivered or received in respect of the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other(s) as regards that share. If the company is unable to determine which was last delivered or received, none of them shall be treated as valid in respect of that share.

The appointment of a proxy shall not preclude a shareholder from attending and voting in person at the meeting or any adjournment of it or on any poll. The appointment of a proxy shall, unless the contrary is stated in it, be valid for any adjournment of the meeting as well as for the meeting(s) to which it relates. No appointment of a proxy shall be valid after the expiry of 12 months from the date it is given.

The company shall send out proxy forms, whether by post or (subject to the Companies Act) by electronic communication, to all of the persons entitled to receive notice of and to vote at any meeting.

The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll pursuant and subject to section 329 of the Companies Act (right of proxy to demand a poll).

Subject to the provisions of the Companies Act, the articles of association (article 60) further provide that any corporation (other than RhythmOne itself) which is a shareholder of RhythmOne may, by resolution of its directors or other governing body, authorize such person(s) as it thinks fit to act as its representative(s) at any meeting of RhythmOne, or at any separate meeting of the holders of any class of shares. The person so authorized shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holding to which the authorisation relates) as that corporation could exercise if it were an individual shareholder. The corporation for the purposes of the articles of association is deemed to be present in person at any such meeting if a person so authorized is present at it, and all references to attendance and voting in person are construed accordingly.

Where a corporation authorizes more than one person:

(a)	on a vote on a resolution on a show of hands at a meeting of the company, each authorized person has the same voting rights as the grantor would be entitled to; and

(b)	where article 60.1 (a) of the articles of association does not apply (e.g. on a poll) and more than one authorized person purports to exercise a power in respect of the same shares:

•	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

•	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

RhythmOne may require the representative to produce a certified copy of the resolution before permitting it to exercise his or her powers. The directors may (and shall if and to the extent that RhythmOne is required to do so by the Companies Act) allow an appointment of proxy to be sent or supplied in electronic form subject to any conditions or limitations as the directors may specify.

Disclosure of Information by RhythmOne

Upon the consummation of the Merger, RhythmOne will be subject to certain disclosure obligations under U.S. law. The following is a description of the general disclosure obligations of public companies under U.S. law as such laws and rules exist as of the date of this prospectus, and should not be viewed as legal advice for specific circumstances.

Under the Exchange Act, for so long as RhythmOne continues to qualify as a “foreign private issuer,” RhythmOne will be required to publicly file with the SEC annual reports on Form 20-F within four months of the end of the financial year covered by the report. As a foreign private issuer, RhythmOne would also be required to publicly file with the SEC on Form 6-K material information that it makes or is required to make public pursuant to English law, files or is required to file with any stock exchange on which RhythmOne Shares trade and which was made public by that exchange, or is otherwise distributed or required to be distributed to shareholders of RhythmOne. To that extent more than 50% of RhythmOne’s voting securities are held by U.S. residents, given the residence of RhythmOne directors and officers, the location of its assets and where its business is principally administered, RhythmOne would likely cease to be a foreign private issuer.

In the future, RhythmOne may no longer qualify as a “foreign private issuer,” in which case RhythmOne would be required to publicly file with the SEC an annual report on Form 10-K within 90, 75 or 60 days of the end of the financial year covered by the report, with the time period determined based on RhythmOne’s aggregate worldwide market value, the period of time for which it is has been subject to SEC reporting requirements and certain other factors. In addition, RhythmOne would be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 or 40 days (depending on the same factors) of the end of the applicable financial quarter. RhythmOne would also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, RhythmOne would be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or shareholders of RhythmOne who are reasonably likely to trade on the basis of the information.

Following the consummation of the Transactions, RhythmOne may cease to be a reporting company under the Exchange Act, and to the extent not required in connection with any other debt or equity securities of RhythmOne registered or required to be registered under the Exchange Act, RhythmOne would no longer be required to file annual reports or other information with the SEC.

The AIM Rules require RhythmOne to issue notification on a Regulated Information Service without delay of price sensitive information: this applies to any new developments which are not public knowledge but which, if made public, would be likely to lead to a significant movement in price of its shares. RhythmOne may delay notifying price sensitive information where that information is an impending development or matter in course of negotiation, and where such information is kept confidential.

Under the Market Abuse Regulation (2014/596/EU) RhythmOne has the obligation to inform the public as soon as possible of ‘inside information’ which directly concerns it. A delay of disclosure of inside information is only permitted if:

1.	immediate disclosure would likely prejudice the legitimate interests of the company;

2.	delay is not likely to mislead the public; and

3.	the company can ensure confidentiality of the information.

The relevant information must be disclosed by RhythmOne as soon as any of these conditions are no longer satisfied. Where inside information is disclosed after a delay, RhythmOne must immediately notify the Financial Conduct Authority (“FCA”) that disclosure of information was delayed identifying those persons who decided to delay disclosure and (where requested by the FCA) provide a written explanation of how each of the conditions set out above were met.

Under the AIM Rules details of various transactions (as set out below) must also be disclosed by RhythmOne via a Regulated Information Services. Whether a transaction needs to be disclosed (and if so, what details) depends mainly on whether it exceeds certain percentage limits in the “class tests”.

There are five class tests which are set out in Schedule Three to the AIM Rules which are used to determine whether rules 12 (substantial transactions), 13 (related party transactions), 14 (reverse takeovers), 15 (fundamental changes of business) or 19 (annual accounts) apply to RhythmOne:

1.	Gross Assets test

2.	Profits test

3.	Turnover test

4.	Consideration test

5.	Gross Capital test

Each test involves a comparison between particular values of the transaction with the equivalent measure for the company as follows:

The Gross Assets test

Gross assets the subject of the transaction	x 100
Gross assets of AIM company

Figures to use for the Gross assets test:

1.	The “Gross assets of the AIM company” means the total non current assets plus total current assets. These figures should be taken from the most recent of the following:

(a)	the most recently notified consolidated balance sheet; or

(b)	where an admission document has been produced for the purposes of admission following a reverse takeover, any pro forma net asset statement published in the admission document may be used, provided it is derived from information taken from the last published audited consolidated accounts and that any adjustments to this information are clearly shown and explained; or

(c)	in a case where transactions are aggregated pursuant to rule 16 (aggregation of transactions), the most recently notified consolidated balance sheet (as at a date prior to the earliest aggregated transaction).

2.	The “Gross assets the subject of the transaction” means:

(a)	in the cases of an acquisition of an interest in an undertaking which will result in consolidation of the undertaking’s net assets in the accounts of the AIM company, or a disposal of an interest in an undertaking which will result in the undertaking’s net assets no longer being consolidated in the accounts of the AIM company, the assets the subject of the transaction means the value of 100% of the undertaking’s assets, irrespective of what interest is acquired or disposed.

(b)	in the case of an acquisition or disposal which does not fall within paragraph 2(a) of this test, the assets the subject of the transaction means:

•	for an acquisition, the consideration plus any liabilities assumed (if any); and

•	for a disposal, the book value of the assets attributed to that interest in the AIM company’s last audited accounts.

(c)	in the case of an acquisition of assets other than an interest in an undertaking, the assets the subject of the transaction means the book value of the assets.

The Profits test

Profits attributable to the assets the subject of the transaction	x 100
Profits of the AIM company

Figures to use for the Profits test:

1.	The “Profits of the AIM company” means profits before taxation and extraordinary items as stated in the following:

(a)	the last published annual consolidated accounts;

(b)	the last notified preliminary statement of annual results; or

(c)	in a case where transactions are aggregated pursuant to rule 16 of the AIM Rules, the last such accounts or statement prior to the earliest transaction.

In the case of an acquisition or disposal of an interest in an undertaking of the type described within paragraph 2(a) of the Gross assets test above, the “profits attributable to the assets the subject of the transaction” means 100% of the profits of the undertaking irrespective of what interest is acquired or disposed.

The Turnover test

Turnover attributable to the assets the subject of the transaction	x 100
Turnover of the AIM company

Figures to use for the Turnover test:

1.	The “Turnover of the AIM company” means the turnover figure as stated in the following:

(a)	the last published annual consolidated accounts;

(b)	the last notified preliminary statement of annual results; or

(c)	in a case where transactions are aggregated pursuant to rule 16 (aggregation of transaction) of the AIM Rules, the last such accounts or statement prior to the earliest transaction.

In a case of an acquisition or disposal of an interest in an undertaking of the type described within paragraph 2(a) of the Gross assets test above, the “turnover attributable to the assets the subject of the transaction” means 100% of the turnover of the undertaking irrespective of what interest is acquired or disposed.

The Consideration test

Consideration	x 100
Aggregate market value of all the ordinary shares (excluding treasury shares)

of the AIM company

Figures to use for the Consideration test:

1.	The “Consideration” means the amount paid to the vendors, but the London Stock Exchange may require the inclusion of further amounts:

(a)	where all or part of the consideration is in the form of securities to be listed, or traded on AIM, the consideration attributable to those securities means the aggregate market value of those securities;

(b)	if deferred consideration is, or may be, payable or receivable by the AIM company in the future, the consideration means the maximum total consideration payable or receivable under the agreement.

2.	The “Aggregate market value of all the ordinary shares of the AIM company (excluding treasury shares)” means the value of its enfranchised securities on the day prior to the notification of the transaction (excluding treasury shares).

The Gross Capital test

Gross capital of the company or business being acquired	x 100
Gross capital of the AIM company

Figures to use for the Gross capital test:

1.	The “Gross capital of the company or business being acquired” means the aggregate of:

(a)	the consideration;

(b)	if a company, any of its shares and debt securities which are not being acquired;

(c)	all other liabilities (other than current liabilities), including for this purpose minority interests and deferred taxation; and

(d)	any excess of current liabilities over current assets.

2.	The “Gross capital of the AIM company” means the aggregate of:

(a)	the aggregate market value of its securities (excluding treasury shares);

(b)	all other liabilities (other than current liabilities), including minority interest and deferred taxation; and

(c)	any excess of current liabilities over current assets.

The figures to be used must be the aggregate market value of the enfranchised securities on the day prior to the notification of the transaction (excluding treasury shares).

Substitute Tests

In circumstances where the above tests produce anomalous results or where the tests are inappropriate to the sphere of activity of the AIM company, the London Stock Exchange may (except in the case of a transaction with a related party), disregard the calculation and substitute other relevant indicators of size, including industry specific tests. Only the London Stock Exchange can decide to disregard one or more of the class tests, or substitute another test.

Transactions requiring notification:

•	Substantial transactions: a transaction which exceeds 10% in any of the class tests. It includes any transaction by a subsidiary of the company but excludes any transactions of a revenue nature in the ordinary course of business and transactions to raise finance which do not involve a change in the fixed assets of the company or its subsidiaries. RhythmOne must issue notification without delay as soon as the terms of any substantial transaction are agreed, disclosing the information specified by the AIM Rules.

•	Related party transactions: any transaction whatsoever with a related party which exceeds 5% in any of the class tests.

A related party is:

(a)	any person who is a director of an AIM company or of any company which is its subsidiary or parent undertaking, other subsidiary undertaking of its parent company;

(b)	any person who holds any legal or beneficial interest directly or indirectly in 10% or more of any class of AIM security (excluding treasury shares) or 10% or more of the voting rights (excluding treasury shares) of an AIM company including for the purpose of rule 13 such holding in any subsidiary, sister or parent undertaking and excluding, for the purposes of rule 7: (i) any authorized person; (ii) any investing company whose investing policy is externally managed on a fully discretionary basis by an investment manager that is an authorized person; and (iii) any company with securities quoted upon the London Stock Exchange’s markets, unless the company is an investing company which has not substantially implemented its investing policy (a “Substantial Shareholder”).

(c)	an associate of (a) or (b) being;

(i)	the family of such a person;

(ii)	the trustees (acting as such) of any trust of which the individual or any of the individual’s family is a beneficiary or discretionary object (other than a trust which is either an occupational pension scheme as defined in regulation 3 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001, or an employees’ share scheme which does not, in either case, have the effect of conferring benefits on persons all or most of whom are related parties).

(iii)	any company in whose equity shares such a person individually or taken together with his or her family (or if a director, individually or taken together with his family and any other director of that company) are directly or indirectly interested (or have a conditional or contingent entitlement to become interested) to the extent that they are or could be able:

•	to exercise or control the exercise of 30% or more of the votes (excluding treasury shares) able to be cast at general meetings on all, or substantially all, matters; or

•	to appoint or remove directors holding a majority of voting rights at board meetings on all, or substantially all, matters;

(iv)	any other company which is its subsidiary undertaking, parent undertaking or subsidiary undertaking of its parent undertaking;

(v)	any company whose directors are accustomed to act in accordance with (a)’s directions or instructions;

(vi)	any company in the capital of which (a), either alone or together with any other company within (iv) or (v) or both taken together, is (or would on the fulfillment of a condition or the occurrence of a contingency be) interested in the manner described in (iii);

(d)	for the purposes of rule 13 (related party transactions) of the AIM Rules, any person who was a director of an AIM company or any of its subsidiaries, sister or parent undertakings or a Substantial Shareholder within the twelve months preceding the date of the transaction.

RhythmOne must issue notification without delay as soon as the terms of a transaction with a related party are agreed disclosing the information specified by the AIM Rules, the name of the related party concerned and the nature and extent of their interest in the transaction. The notification must also include a statement that, with the exception of any director who is involved in the transaction as a related party, its directors consider, having consulted with its nominated adviser, that the terms of the transaction are fair and reasonable insofar as its shareholders are concerned.

•	Reverse takeovers: any acquisition or acquisitions in a twelve month period which for the company would exceed 100% in any of the class tests; or result in a fundamental change in its business, board or voting control; or in the case of an investing company, depart materially from its investing policy.

Any agreement which would effect a reverse takeover must be:

•	conditional on the consent of its shareholders being given in general meeting;

•	notified without delay disclosing the information specified by the AIM Rules and insofar as it is with a related party, the additional information required by rule 13; and

•	accompanied by the publication of an admission document in respect of the proposed enlarged entity and convening the general meeting.

Where shareholder approval is given for the reverse takeover, trading in the AIM securities of the AIM company will be cancelled. If the enlarged entity seeks admission, it must make an application in the same manner as any other applicant applying for admission of its securities for the first time.

Fundamental changes of business: any disposal by RhythmOne which, when aggregated with any other disposal(s) over the previous twelve months, exceeds 75% in any of the class tests, is deemed to be a disposal resulting in a “fundamental change of business” and must be conditional on the consent of its shareholders being given in a general meeting; notified without delay disclosing the information specified by the AIM Rules and insofar as it is with a related party, the additional information specified above under “related party transactions”; and accompanied by the publication of a circular containing details of the disposal and any proposed change in business together with the information specified above and convening the general meeting.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of RhythmOne shareholders are governed by the laws of England and Wales, including the Companies Act and the regulations, instruments and other subordinate legislation made pursuant to it, RhythmOne’s articles of association and the AIM Rules. The rights of YuMe stockholders are governed by Delaware law, including the DGCL, YuMe’s certificate of incorporation and the NYSE listing rules. The following is a comparison and summary of the material differences between the rights of RhythmOne shareholders and those of YuMe stockholders arising from differences between the laws of England and Wales and Delaware law and between RhythmOne’s articles of association and YuMe’s certificate of incorporation.

This is a summary only and therefore does not contain all the information that may be important to you. For more complete information, you should read the full text of YuMe’s certificate of incorporation and RhythmOne’s articles of association as well as all relevant statutes and regulations referred to herein. RhythmOne’s articles of association are included as an exhibit to the registration statement on Form F-4 with respect to the Offer of which this prospectus/offer to exchange is a part and which has been filed with the SEC. YuMe’s certificate of incorporation, as amended and restated, and by-laws, as amended and restated, are included as an exhibit to the Quarterly Report on Form 10-Q of YuMe filed August 30, 2013 with the SEC. See “Where You Can Find More Information.” YuMe stockholders should consult their legal or other professional advisors with regard to the implications of the exchange of YuMe Shares for RhythmOne Shares as contemplated under the Transactions which may be of importance to them.

YuMe Shares	RhythmOne Shares
AUTHORIZED CAPITAL STOCK
YuMe’s certificate of incorporation authorizes YuMe to issue two hundred million (200,000,000) shares of common stock, par value $0.001 per share and twenty million (20,000,000) shares of preferred stock, $0.001 par value per share. YuMe’s board of directors is authorized to determine the classes and series of any common stock issued by YuMe, each such series or class being distinctly designated, and to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series or class of common stock, the relative rights and preferences pertaining thereto.	There is no authorized share capital requirement for English companies. As of January 2, 2018, there were 51,235,968 ordinary shares validly issued and allotted by RhythmOne.
DECLARATION OF DIVIDENDS
Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus (as defined in and computed in accordance with §§ 154 and 244) or out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation (computed in accordance with §§ 154 and 244) amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

RhythmOne’s articles of association (article 122 ) provide that RhythmOne may, subject to the provisions of the Companies Act, by ordinary resolution, declare dividends in accordance with the respective rights and interests of RhythmOne shareholders, but no dividend shall exceed the amount recommended by the RhythmOne board of directors.

In addition, RhythmOne, may pursuant to Section 830 of the Companies Act only make a distribution out of profits available for the purpose

YuMe Shares	RhythmOne Shares
YuMe’s by-laws provide that dividends, if any, may be declared by the board at any regular or special meeting, pursuant to applicable law, and may be paid in cash, in property or in shares of capital stock.	and, being a public company has to comply with additional requirements in that it, may only make a distribution if: (a) at the time that the distribution is made, the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves; and (b) if and to the extent that, the distribution itself at the time that it is made does not reduce the amount of the net assets to less than the aggregate of its called-up share capital and undistributable reserves. A company’s undistributable reserves are its share premium account, its capital redemption reserve, the amount by which its accumulated, unrealized profits (so far as not previously utilized by capitalization) exceed its accumulated, unrealized losses (so far as not previously written off in a reduction or reorganization of capital duly made) and any other reserves that the company is prohibited from distributing under the articles of association or statute.
SOURCES AND FORM OF DIVIDENDS

Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus (as defined in and computed in accordance with §§ 154 and 244) or out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation (computed in accordance with §§ 154 and 244) amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

YuMe’s by-laws provide that dividends, if any, may be declared by the board at any regular or special meeting, pursuant to applicable law, and may be paid in cash, in property or in shares of capital stock.

Before a company can make a distribution, it must ensure it has sufficient distributable reserves pursuant to Section 830(1) of the Companies Act. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made.

Subject to the provisions of the Companies Act, the RhythmOne board of directors may pay interim dividends (being dividends that are declared and distributed before the company’s annual earnings have been calculated) if it considers that the profits of RhythmOne available for distribution justify such payment under the articles of association (article 123).

No dividend or other monies payable by the company on or in respect of any share carry a right to receive interest from the company unless otherwise provided by the rights attached to the shares.

The RhythmOne articles of association (article 131) provide that the RhythmOne board of directors may with the authority of an ordinary resolution of the company, direct that payment of all or part of any

YuMe Shares	RhythmOne Shares
dividend declared may be satisfied, wholly or partly, by the distribution of assets, including, without limitation, paid-up shares or debentures of another body corporate.
CAPITAL CALLS ON SHARES
YuMe’s by-laws provide that subject to applicable law, shares may not be issued until the full amount of the consideration has been paid unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of YuMe in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

All new RhythmOne Shares issued pursuant to the Arrangement will be issued as fully paid shares. However, RhythmOne is permitted to issue partly paid shares in which case, under the RhythmOne articles of association (article 19), the RhythmOne board of directors may, from time to time, make calls on the RhythmOne shareholders in respect of any monies unpaid on their RhythmOne Shares (whether in respect of nominal value or premium). Each RhythmOne shareholder shall (subject to receiving at least 14 clear days’ notice) pay to RhythmOne any unpaid amount called on his or her RhythmOne Shares.

If a call or any installment of a call remains unpaid, in whole or in part, after it has become due and payable, the RhythmOne board of directors may give the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid, together with any interest which may have accrued and any costs, charges and expenses incurred by RhythmOne by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with, the RhythmOne Shares in respect of which the call was made will be liable to be forfeited.

RhythmOne will have a first and paramount lien on every share that is not fully paid up for any amount payable in respect of each share and such lien shall apply to all dividends from time to time declared or other monies payable in respect of such share. However the RhythmOne board of directors may at any time waive such lien.

REGISTERED OFFICE AND RECORDS
Under the DGCL, a company’s registered office must be located in Delaware and must maintain a registered agent in Delaware. The address of YuMe’s registered office in the State of Delaware is Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, County of	Under Section 86 of the Companies Act, a company is required to have a registered office at all times to which communications and notices may be addressed and upon registration must state where in England and Wales, Scotland or Northern Ireland it is to be,

YuMe Shares	RhythmOne Shares
Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.	since its registered office cannot be located outside the UK. Under Section 87 of the Companies Act the registered office can be changed by resolution of the directors and by giving notice to the Registrar of Companies. RhythmOne’s registered office is located at 6th Floor, 65 Gresham Street, London EC2V 7NQ. RhythmOne is required to make available for inspection its records at its registered office pursuant to Section 1134 of the Companies Act including it’s register of members, register of directors, accounting records, agreements, memorandum, minutes or other documents required by the Companies Act and any register of its debenture holders.
SIZE OF THE BOARD OF DIRECTORS

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or by-laws.

YuMe’s board of directors currently consists of 8 members. YuMe’s by-laws provide that YuMe’s board of directors consist of 6 members, which shall be fixed from time to time as set forth in the certificate of incorporation, unless otherwise required by law. YuMe’s certificate of incorporation provides that the number of directors shall be fixed by a resolution adopted by a majority of the Whole Board. “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorship. YuMe’s certificate of incorporation provides that YuMe’s directors are divided into three classes, with each class serving a three-year term.

The RhythmOne articles of association (article 70) provide that, unless otherwise determined by ordinary resolution, the number of directors of RhythmOne (other than alternate directors) shall consist of a minimum of two with no maximum limit.
REMOVAL OF DIRECTORS

The DGCL provides that unless otherwise provided in the certificate of incorporation or by-laws, and provided the board is not classified, a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

YuMe’s certificate of incorporation provides that any director of YuMe may be removed only for cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a two-thirds of the voting power of the then-outstanding shares of capital stock of

Under RhythmOne’s article of association and separately under section 168 the Companies Act, RhythmOne may, by ordinary resolution at a shareholders meeting, remove a director before the expiration of his or her period of office.

Any director appointed by the RhythmOne board of directors will hold office only until the dissolution of the annual general meeting following such appointment. Such director is eligible to stand for election by shareholders at that annual general meeting.

YuMe Shares	RhythmOne Shares
YuMe then entitled to vote at an election of directors voting together as a single class.

Under the articles of association (article 94), at each annual general meeting of the company, one-third of the directors who are subject to retirement by rotation or, if their number is not three or a multiple of three, the number nearest to but not exceeding one-third shall retire from office but so that, if there are fewer than three directors who are subject to retirement by rotation, one shall retire from office.

In addition to the directors required to retire by rotation under article 94 of the articles of association, there shall also be required to retire by rotation any director who at an annual general meeting of the company was a director at each of the preceding two annual general meetings of the company, provided that:

(i) he was not appointed or reappointed at either such annual general meeting; and

(ii) he has not otherwise ceased to be a director (whether by resignation, retirement, removal or otherwise) and been reappointed by general meeting of the company at or since either such annual general meeting.

Subject to the provisions of the Companies Act and the articles of association, the directors to retire by rotation at each annual general meeting shall:

(i) exclude any director appointed after the date of any notice convening the annual general meeting; and

(ii) include, so far as necessary to obtain the number required, first, any director who wishes to retire and not offer himself for re-election, and secondly, those directors who have been longest in office since their last appointment or reappointment. As between two or more directors who have been in office an equal length of time, the director to retire shall, in default of agreement between them, be determined by lot.

The directors to retire on each occasion (both as to number and identity) shall be determined by the composition of the RhythmOne board of directors at the start of business on the date of the notice convening the annual general meeting, even though the number or identity of the directors after that time but before the close of the meeting may change.

YuMe Shares	RhythmOne Shares
A director who retires at an annual general meeting (whether by rotation or otherwise) may, if willing to act, be reappointed. If he is not reappointed or is not deemed to have been reappointed, he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.
FILLING VACANCIES ON THE BOARD OF DIRECTORS

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

YuMe’s certificate of incorporation provides that subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the YuMe board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the YuMe board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy not created by a newly created directorship, be elected to a class of directors in which such vacancy exists, and shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

The RhythmOne articles of association (article 89) provide that RhythmOne may, by ordinary resolution, appoint a person who is willing to act as a director either to fill a vacancy or as an addition to the existing RhythmOne board of directors.

The RhythmOne board of directors may appoint a person who is willing to act as a director to either fill a vacancy or as an addition to the existing RhythmOne board of directors. Irrespective of the terms of his or her appointment, a director so appointed shall (unless he or she is re-elected during such meeting) hold office only until the dissolution of the annual general meeting next following such appointment. A director so appointed shall not retire by rotation at such meeting or be taken into account in determining the number of directors who are to retire by rotation at such meeting. If not reappointed at such annual general meeting, he or she shall vacate office at its conclusion.

Subject to the provisions of the Companies Act, the RhythmOne board of directors may from time to time appoint one or more of its body to hold any employment or executive office (including that of chief executive and managing director) for such period and on such terms as the board may determine; and (without prejudice to any claim for damages for breach of any contract of service between the director and the company and to any claim which may arise by operation of law) the board may revoke or terminate any such appointment. A chief executive, managing director or other executive director who ceases to hold the office of director from any cause shall automatically cease to be a managing or executive director immediately.

YuMe Shares	RhythmOne Shares
QUORUM OF DIRECTORS

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or the by-laws require a greater number.

YuMe’s by-laws provide that a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof.

The RhythmOne articles of association (article 109) provide that the quorum for the transaction of the business of the RhythmOne board of directors may be determined by the RhythmOne board and, unless otherwise determined, shall be two directors.
REQUIRED VOTE FOR CERTAIN TRANSACTIONS — SPECIAL MAJORITY REQUIREMENTS

Under the DGCL, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

YuMe’s certificate of incorporation provides that, any director of YuMe may be removed with cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a two-thirds of the voting power of the then-outstanding shares of capital stock of YuMe then entitled to vote at an election of directors voting together as a single class.

YuMe’s certificate of incorporation provides that, in addition to any vote of the holders of any class or series of stock of YuMe required by law or by its certificate of incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of YuMe entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws.

Under the Companies Act, a special resolution is passed (a) at a meeting on a show of hands if it is passed by a majority of not less than 75% of the votes cast by those entitled to vote; or (b) on a poll taken at a meeting if it is passed by shareholders representing not less than 75% of the total voting rights of shareholders who (being entitled to do so) vote in person, by proxy or by corporate representative. Special resolutions are required, among other things, for the following:

•    change of the company’s name (provided that a company may provide in its articles that directors may approve a name change);

•    reduction of capital or purchase of own shares from capital;

•    variation of the articles of association;

•    disapplication of shareholders’ pre-emption rights; and

•    re-registration of a company as a private company.

REQUIRED VOTE FOR CERTAIN TRANSACTIONS — SIMPLE MAJORITY REQUIREMENTS

Under the DGCL, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Under the Companies Act, an ordinary resolution is passed (a) at a general meeting by a majority of not less than 50% of the votes cast by those entitled to vote; and (b) on a poll taken at a meeting if it is passed by shareholders representing not less than 50% of the total voting rights of shareholders who

YuMe Shares	RhythmOne Shares
Under YuMe’s certificate of incorporation, no action shall be taken by the stockholders of YuMe except at an annual or special meeting of the stockholders and no action shall be taken by the stockholders of YuMe by written consent.

(being entitled to do so) vote in person, by proxy or by corporate representative.

Ordinary resolutions are required, among other things, for the following:

•    appointment of a director or removal of a director at a general meeting;

•    appointing or removing auditors; and

•    authorizing directors to allot securities.

QUORUM OF SHAREHOLDERS

Under the DGCL, the certificate of incorporation or by-laws of a nonstock corporation may specify the number of stockholders having voting power who shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than 1/3 of the shares of such class or series or classes or series. In the absence of such specification in the certificate of incorporation or by-laws of the corporation a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

YuMe’s by-laws provide that at each meeting of stockholders the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise required by applicable law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

The RhythmOne articles of association and the Companies Act provide that two “Qualifying persons” present at a meeting and entitled to vote on the business to be dealt with at that meeting constitute a quorum, unless: (a) each is a Qualifying person only because he or she is authorized under the Companies Act to act as a representative of a company in relation to the meeting, and they are representatives of the same company; or (b) each is a Qualifying person only because he or she is appointed as proxy of a shareholder in relation to the meeting, and they are proxies of the same shareholder.

(“Qualifying person” means: (a) an individual who is a RhythmOne shareholder; (b) a person authorized under the Companies Act to act as a representative of a company in relation to the meeting; or (c) a person appointed as proxy of a RhythmOne shareholder in relation to the meeting.)

There is no requirement for the holder of a minimum percentage of the voting share capital to be present at the meeting.

If a quorum is not present within 15 minutes (or such longer interval as the chairman in his absolute discretion thinks fit) from the time appointed for the commencement of the meeting, or if, during a meeting, a quorum ceases to be present, the meeting, if convened by or on the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to such date (being not less than 14 days nor more than 28 days later), time and place as the chairman (or, in default, the RhythmOne board of directors) shall appoint.

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NOTICE OF MEETING OF SHAREHOLDERS

Under the DGCL, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting

YuMe’s by-laws provide that notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the certificate of incorporation, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Under Section 310 of the Companies Act, notice of a general meeting of a company must be sent to every shareholder of the company.

Under the RhythmOne articles of association and Section 307 of the Companies Act, not less than 21 clear days’ notice is required for an annual general meeting.

Under Section 307 and Section 307A of the Companies Act a general meeting must be called by notice of at least 14 days where: (i) the meeting is not an annual general meeting; (ii) the company offers the facility for shareholders to vote electronically; and (iii) and the company has passed a special resolution reducing the period to not less than 14 days.

Under the articles of association (article 41), subject to the provisions of the Companies Act a general meeting may be called by shorter notice if it is so agreed:

(i) in the case of an annual general meeting, by all the shareholders entitled to attend and vote at the meeting; and

(ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in nominal value of the shares giving that right.

If the RhythmOne board of directors, in its absolute discretion, considers that it is impractical or undesirable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the meeting to another date, time and place. When a meeting is so postponed, notice of the date, time and place of the postponed meeting shall be placed in at least one national newspaper in the United Kingdom. Notice of the business to be transacted at such postponed meeting shall not be required.

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ANNUAL MEETING OF SHAREHOLDERS

Under the DGCL, the annual meeting of a Delaware corporation’s stockholders may be held on such date, at such time and at such place as may be designated by the board of directors. Further, under the DGCL, if YuMe does not hold an annual meeting to elect directors within the 13-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under YuMe’s by-laws, the annual meeting of YuMe stockholders shall be held for the election of directors and such other business that the YuMe board of directors may determine at such date and time as the board shall fix each year.

Under article 39 of the RhythmOne articles of association and the Companies Act, the directors shall convene and RhythmOne shall hold a general meeting as its annual general meeting within six months from the day following its accounting reference date (in addition to any other meeting held during that period). All shareholders shall be given 21 clear days’ notice of the meeting and have the right to attend and vote at the meeting which shall be held at such time and place as the directors may determine.
SPECIAL MEETING OF SHAREHOLDERS AND SHAREHOLDER REQUISITIONS

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the by-laws.

YuMe’s by-laws provide that special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the board, the Chief Executive Officer, the President or the board acting pursuant to a resolution adopted by a majority of the Whole Board.

Under article 40 of the RhythmOne articles of association and the Companies Act the RhythmOne board of directors can call general meetings whenever and at such times as it shall determine.

In addition, the holders representing at least 5% of the paid-up capital of the company that carries the right of voting at general meetings of the company (excluding any paid-up capital held as treasury shares) can require the directors to call a general meeting (section 303, Companies Act). The directors must call the meeting requested by the shareholders within 21 days from the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting (section 304, Companies Act).

The request must state the general nature of the business to be dealt with at the meeting and may include the text of a resolution(s) that may be properly moved and is intended to be moved.

A resolution may be properly moved at a meeting unless:

•    if passed, it would be ineffective (for example, due to an illegality or inconsistency with the company’s articles of association or otherwise);

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•    it is defamatory to any person; or

•    it is frivolous or vexatious.

A request may be in hard copy form or in electronic form and must be authenticated by the person or persons making it. The directors may propose other business at the meeting but only the business set out in the request can be proposed by members and dealt with at the meeting (section 304(3), Companies Act).

LOCATION OF SHAREHOLDER MEETINGS
Stockholder meetings may be held either at a place, within or without the State of Delaware as permitted by the DGCL, or by means of remote communication as the YuMe board of directors in its sole discretion may determine.	The RhythmOne board of directors can call general meetings at such places as it shall determine.
SHAREHOLDER PROPOSALS

The DGCL provides that stockholders may propose business for annual meetings if proper notice is given.

YuMe’s by-laws provide that nominations of persons for election to the YuMe board of directors and the proposal of business to be considered by the stockholders shall be made at an annual meeting of stockholders (i) pursuant to YuMe’s notice of such meeting, (ii) by or at the direction of the YuMe board of directors or (iii) by any stockholder of YuMe who was a stockholder of record (a “Record Stockholder”) at the time of giving of the notice, who is entitled to vote at such meeting and who complies with the notice procedures set forth in YuMe’s by-laws. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the YuMe’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, at an annual meeting of stockholders.

For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to YuMe’s by-laws: (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of YuMe; (ii) such other business must otherwise be a proper matter for Record Stockholder action under the DGCL; (iii) if the Record Stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided

Under the section 338 of the Companies Act; (1) the members of the company may require the company to give, to members of the company entitled to receive notice of the next annual general meeting, notice of a resolution which may properly be moved and is intended to be moved at that meeting;

(2) a resolution may properly be moved at an annual general meeting unless: (a) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or the company’s constitution or otherwise); (b) it is defamatory of any person; or (c) it is frivolous or vexatious;

(3) The company is required to give notice of a resolution once it has received requests that it do so from: (a) members representing at least 5% of the total voting rights of all the members who have a right to vote on the resolution at the annual general meeting to which the requests relate (excluding any voting rights attached to any shares in the company held as treasury shares); or (b) at least 100 members who have a right to vote on the resolution at the annual general meeting to which the requests relate and hold shares in the company on which there has been paid up an average sum, per member, of at least £100. See also section 153 (exercise of rights where shares held on behalf of others);

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YuMe with a Solicitation Notice, such Record Stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the YuMe’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination, have delivered a proxy statement and form of proxy to holders of a percentage of the YuMe’s voting shares reasonably believed by such Record Stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (iv) if no Solicitation Notice relating thereto has been timely provided, the Record Stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a Record Stockholder’s notice must be received by the Secretary at the principal executive offices of YuMe not later than 5:00 p.m. Pacific Time on the seventy-fifth (75th) day nor earlier than 5:00 p.m. Pacific Time on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than 5:00 p.m. Pacific Time on the one hundred and fifth (105th) day prior to the currently proposed annual meeting and (B) no later than 5:00 p.m. Pacific Time on the later of the seventy-fifth (75th) day prior to such annual meeting or 5:00 p.m. Pacific Time on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by YuMe. Such Record Stockholder’s notice shall set forth the information required as set out in YuMe’s by-laws.

YuMe’s bylaws provide that to be in proper written form, a Record Stockholder’s notice to the secretary:

1. regarding any business other than nominations of persons for election to the YuMe board of directors must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on

(4) A request: (a) may be in hard copy form or in electronic form; (b) must identify the resolution of which notice is to be given; (c) must be authenticated by the person or persons making it; and (d) must be received by the company not later than: (i) 6 weeks before the annual general meeting to which the requests relate; or (ii) if later, the time at which notice is given of that meeting.

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whose behalf the proposal is made, (ii) the name and record address of such stockholder and of such beneficial owner, (iii) the class or series and number of shares of capital stock of YuMe which are owned by such stockholder and such beneficial owner, (iv) a description of all arrangements or understandings between such stockholder and such beneficial owner and any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (v) whether or not such stockholder or beneficial owner will deliver a proxy statement and form of proxy to the holders of at least the percentage of YuMe’s voting power required under applicable law to carry the proposal, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is directly or indirectly entitled to bases on any increase or decrease in the value of the YuMe Shares, as of the date of such notice including without limitation any such interests held by members of each such stockholder’s or beneficial owner’s immediate family sharing the same household, (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of YuMe, and (viii) any other information relating to each such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

2. regarding any nominations of persons for election to the YuMe board of directors must set forth as to each nominee (i) all information required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) the name and record address of such stockholder or such beneficial owners, (iii) the class or series and number of shares of capital stock of YuMe which are owned by

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such stockholder and such beneficial owner, (iv) a description of all arrangements or understandings between such stockholder and such beneficial owner and any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including the nominee, (v) whether or not such stockholder or beneficial owner will deliver a proxy statement and form of proxy to the holders of at least the percentage of YuMe’s voting power required under applicable law to carry the proposal, (vi) any performance-related fees (other than an asset-based fee) that such stockholder is directly or indirectly entitled to based on any increase or decrease in the value of the YuMe Shares, as of the date of such notice including without limitation any such interests held by members of each such stockholder’s or beneficial owner’s immediate family sharing the same household, (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of YuMe, and (viii) any other information relating to each such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or the election of directors in a contested election pursuant to Section 14 of the Exchange Act.
PROXIES
Under the DGCL, each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long

Under Section 324 of the Companies Act, every shareholder of a company is entitled to appoint another person, who need not be a shareholder, as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at a meeting of the company.

Under article 57 of the RhythmOne articles of association the appointment of a proxy shall be made in writing and shall be in any usual form or in any other form which the RhythmOne board of directors

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as, it is coupled with an interest sufficient in law to support an irrevocable power.

YuMe’s by-laws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law.

may approve and is executed by the appointer or his duly constituted attorney. Subject thereto, the appointment of a proxy may be: (a) in hard copy form; or (b) by electronic means on such terms and subject to such conditions as the RhythmOne board of directors considers fit. The company shall send out proxy forms, whether by post or (subject to the Companies Act) by electronic communication, to all of the persons entitled to receive notice of and to vote at any meeting.

The appointment of a proxy shall not preclude a RhythmOne shareholder from attending and voting in person at a RhythmOne general meeting or poll concerned. No appointment of proxy shall be valid after the expiry of 12 months from the date it is given. A shareholder may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder.

Subject to the provisions of the Companies Act, the articles of association (article 60) provide that any corporation (other than RhythmOne itself) which is a shareholder of RhythmOne may, by resolution of its directors or other governing body, authorize such person(s) as it thinks fit to act as its representative(s) at any meeting of RhythmOne, or at any separate meeting of the holders of any class of shares. The person so authorized shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holding to which the authorisation relates) as that corporation could exercise if it were an individual shareholder. The corporation for the purposes of the articles of association is deemed to be present in person at any such meeting if a person so authorized is present at it, and all references to attendance and voting in person are construed accordingly.

AMENDMENT OF CERTIFICATE OF INCORPORATION/ARTICLES
Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of a class, increase or decrease the par value of the shares of a class	Under the Companies Act, any amendment to a company’s articles requires shareholder approval by special resolution being a majority of not less than 75% of shareholders’ votes cast at a general meeting.

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or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of the affected class also must approve the amendment, in addition to the majority of shares otherwise entitled to vote on the amendment. If any proposed amendment would alter or change the powers, preferences, or special rights of any series of a class so as to affect them adversely, but does not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of the preceding sentence. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

YuMe’s certificate of incorporation provides that YuMe may amend or repeal any provision contained in the certificate of incorporation in the manner prescribed by the laws of the State of Delaware, provided that the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of YuMe entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article V (Amendments of Bylaws), Article VI (Matters Relating to the Board of Directors), Article VII (Director Liability) or Article VIII (Matters Relating to the Stockholders) or Article X (Amendment of Certificate of Incorporation).

AMENDMENT OF BY-LAWS
In accordance with the DGCL, YuMe’s certificate of incorporation provides that the YuMe board of directors shall have the power to adopt, amend or repeal the by-laws. Any adoption, amendment or repeal of the by-laws by the YuMe board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws; provided, however, that in addition to any vote of the holders of any class or series of stock of YuMe required by law or by the certificate of incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of YuMe entitled to vote generally in the election of directors, voting together as a single class, shall be	No corresponding Laws of England and Wales, as there is no concept of by-laws in England and Wales. All provisions are included in the articles of association.

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required to adopt, amend or repeal any provision of the by-laws.
COMPULSORY ACQUISITION

YuMe is subject to Section 203 of the DGCL.

Under Section 203 of the DGCL, YuMe is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of YuMe) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, YuMe’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of YuMe outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of YuMe.

Part 28 of the Companies Act sets out the right of non-assenting shareholders to be bought out and the compulsory acquisition of non-assenting shareholders’ shares by a bidder.

The Companies Act confers two distinct rights:

•    The bidder’s right to buy the minority (squeeze-out right). Where a bidder obtains acceptances of at least 90% in value of the shares it is offering to buy in the target company in a take-over offer and (in the case where such shares are voting shares) acceptances of at least 90% of the voting rights carried by the shares it is offering to buy, it can require the remaining non-accepting shareholders to sell their shares on the same terms of the offer.

•    Minority shareholders’ right to be bought out (sell-out right). This right is also triggered on satisfaction of a dual test. Any minority holder has the right to require the bidder to buy its shares at the offer price if the bidder has obtained: (i) 90% in value of all the voting shares in the company; and (ii) not less than 90% of the voting rights in the company.

Where a compulsory acquisition does not become available, the bidder will need to rely on another method of removing the minority, in particular, a scheme of arrangement.

RIGHTS OF DISSENT AND APPRAISAL
Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating or a sale of all or substantially all of the assets of the Delaware corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either (a) listed on a national securities exchange or designated as a national market system security on an

Under the Companies Act and subject to certain conditions, shareholders may make an application to the court for relief, in certain limited circumstances, including:

•    where shareholders of not less than 5% in nominal value of the company’s issued share capital apply to the court for the cancellation of the resolution passed by a public company to be re-registered as a private limited company;

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interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 holders.

Even if a Delaware corporation’s stock meets the foregoing requirements (as YuMe’s stock currently does), the DGCL provides that appraisal rights generally will be permitted if stockholders of the Delaware corporation are required to accept for their stock in any merger, consolidation or similar transaction anything except: (a) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof; (b) shares of any other corporation, or depository receipts in respect thereof, which shares (or depository receipts) are either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b); or (d) any combination of the foregoing.

•    where shareholders of not less than 15% of the class in question object to a proposed variation of the rights attaching to such class of shares; and

•    in a takeover situation where the offeror has acquired 90% in value and voting rights of the shares to which the offer relates and a shareholder objects to his or her shares being compulsorily acquired by the offeror.

Remedies which the court may grant include:

•    cancellation of the resolution complained of;

•    regulation of the company’s affairs in the future;

•    preventing the company from doing or continuing an act complained of or requiring the company to do an act it has omitted to do;

•    preventing the company from making alterations to its articles of association without the leave of the court; or

•    providing for the purchase of the shares of any members of the company by other members or by the company itself.

OPPRESSION REMEDY
The DGCL does not contain a statutory oppression remedy.

Under the Companies Act, a shareholder may apply to the court by petition for an order on the ground that the company’s affairs are being or have been conducted in a manner which is unfairly prejudicial to the interests of its shareholders generally or some part of its shareholders (including at least himself or herself), or that any actual or proposed act or omission of the company is or would be so prejudicial. If the court is satisfied that a petition is well founded, it may make such order as it thinks fit for giving relief in respect of the matters complained of.

Under the Companies Act, a minority of shareholders can bring an action in their own name seeking a remedy on behalf of a company in respect of a wrong done to it.

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A shareholder who is seeking permission to continue a derivative claim (a) is required to make a prima facie case for permission to continue the claim, and (b) is required to file evidence in respect of its claim. A court may not give permission to continue the claim if (a) it is satisfied that a person acting in accordance with a duty to promote the success of the company would not seek to continue the claim, or (b) the act or omission giving rise to the cause of action has been authorized or ratified by the company.

On hearing the application, the court may (a) give permission to continue the claim as a derivative claim on such terms as it thinks fit, (b) refuse permission and dismiss the application, or (c) adjourn the proceedings and give such directions as it thinks fit.

SHAREHOLDERS’ STATUTORY PRE-EMPTIVE RIGHTS
Under the DGCL, no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation.

Under the Companies Act, subject to certain exceptions, prior to an allotment of equity securities for cash, those securities must first be offered to existing shareholders proportionate to their existing holdings. These rights may be excluded or varied by a special resolution passed at a general meeting.

A special resolution was passed at RhythmOne’s last annual general meeting disapplying pre-emption rights generally in respect to (i) up to an aggregate nominal amount representing approximately one third of the issued ordinary share capital as at April 28, 2017 in connection with rights issue and (ii) otherwise up to an aggregate nominal amount representing approximately 5% of the issued ordinary share capital as at April 28, 2017. RhythmOne has routinely sought this disapplication of pre-emption rights at previous annual general meetings.

There are no statutory pre-emption rights where securities are issued for non-cash or partly non-cash consideration.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil,	Under the Companies Act, subject to certain conditions, directors may be indemnified against liability incurred by the director to a person other than the company or an associated company.

YuMe Shares	RhythmOne Shares

criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that a Delaware corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Delaware corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Delaware corporation would have the power to indemnify such person against such liability.

YuMe’s certificate of incorporation provides that to the fullest extent permitted by law, no director of YuMe shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of YuMe shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

YuMe’s by-laws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a member of the board or officer of YuMe or a Reincorporated Predecessor (as defined herein) or is or was serving at the request of

The RhythmOne articles of association (article 147) provide that, to the extent permitted by the Companies Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of RhythmOne or an associated company (other than any person (whether or not an officer of RhythmOne or an associated company) engaged by RhythmOne or an associated company as auditor) shall be and shall be kept indemnified out of the assets of RhythmOne against all costs, charges, losses and liabilities incurred by him in the actual or purported execution or discharge of his duties, or in relation to them other than in respect (broadly) of any liability incurred by such person to RhythmOne or to an associated company, any criminal or regulatory fine or the costs of defending any criminal proceedings in which such person is convicted.

YuMe Shares	RhythmOne Shares
YuMe or a Reincorporated Predecessor as a member of the board of directors, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), shall be indemnified and held harmless by YuMe to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits YuMe to provide broader indemnification rights than such law permitted YuMe to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of YuMe, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, YuMe shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the YuMe board of directors or such indemnification is authorized by an agreement approved by the YuMe board of directors. As used herein, the term “Reincorporated Predecessor” means a corporation that is merged with and into YuMe in a statutory merger where (a) YuMe is the surviving corporation of such merger; (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.
LIABILITY OF DIRECTOR
Under the DGCL, the duty of care requires that directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. In addition, directors have a duty of loyalty, which may be summarized as the duty to act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders pursuant to the “business judgment rule.”

Under the Companies Act, directors must act within their powers, promote the success of the company, exercise independent judgment, exercise reasonable care, skill and diligence, avoid conflicts of interest, not accept benefits from third parties and declare an interest in a proposed transaction or arrangement.

The company can ratify a breach of duty by resolution of the members of the company but unlawful acts cannot be ratified.

YuMe Shares	RhythmOne Shares
LIMITATIONS ON DIRECTOR OF LIABILITY
Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The Companies Act provides that any provision that purports to exempt a director from any liability that would otherwise attach in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

However, a company may indemnify a director against defense costs, or costs incurred in a relief application. The director must repay the costs if he is unsuccessful.

Additionally, the shareholders of a company may ratify a director’s breach of duty, releasing such director from liability to the company.

TRANSACTIONS INVOLVING DIRECTORS

Under the DGCL and YuMe’s by-laws, no contract or transaction between a corporation and its directors or officers, or other organization in which one (1) or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(1)    The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)    The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

The Companies Act and the RhythmOne articles of association (article 104) provide that the RhythmOne board may authorize any matter to them which would, if not so authorized, involve a breach of duty by a director due to a conflict of interest under Section 175 of the Companies Act. Any such authorization will be effective only if any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other directors interested in the matter under consideration and the matter was agreed to without such directors voting or would have been agreed to if such directors’ vote had not been counted.

The Companies Act and the RhythmOne articles of association (article 105) require that a director of RhythmOne who is in any way directly or indirectly interested:

•    in a proposed transaction or arrangement with RhythmOne, must declare the nature and extent of his interest to the other directors before RhythmOne enters into the transaction or arrangement; and

YuMe Shares	RhythmOne Shares
(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

•    in a transaction or arrangement entered into by RhythmOne, must declare the nature and extent of the interest to the other directors as soon as is reasonably practicable (unless it has already been declared in advance of entering into the transaction), in accordance with Section 177 and 182 of the Companies Act and in each case, in a prescribed manner and subject to certain limited exceptions.

Subject to the Companies Act and provided he has declared to the directors the nature and extent of any direct or indirect interest of his in accordance with the RhythmOne articles of association, a director may enter into or otherwise be interested in any contract, arrangement, transaction or proposal with RhythmOne or in which RhythmOne is directly or indirectly interested or may act by himself or through his firm in a professional capacity for RhythmOne (other than as auditor) and in any such case on such terms as to remuneration and otherwise as the directors may decide, or may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which RhythmOne is otherwise interested.

A director need not declare an interest under if it cannot reasonably be regarded as likely to give rise to a conflict of interest:

(a) of which the director is not aware, or where the director is not aware of the contract in question, and for this purpose a director is treated as being aware of matters of which he ought to be aware;

(b) if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware); or

(c) if, or to the extent that, it concerns the terms of a service contract that have been or are to be considered by a board meeting or a committee of the directors appointed for this purpose under the articles of association.

YuMe Shares	RhythmOne Shares

Under Section 190 (substantial property transactions) of the Companies Act:

(1) A company may not enter into an arrangement under which: (a) a director of the company or of its holding company, or a person connected with such a director, acquires or is to acquire from the company (directly or indirectly) a substantial non-cash asset; or (b) the company acquires or is to acquire a substantial non-cash asset (directly or indirectly) from such a director or a person so connected, unless the arrangement has been approved by a resolution of the members of the company or is conditional on such approval being obtained.

(2) If the director or connected person is a director of the company’s holding company or a person connected with such a director, the arrangement must also have been approved by a resolution of the members of the holding company or be conditional on such approval being obtained.

Under Section 197 (loans to directors) of the Companies Act:

(1) A company may not: (a) make a loan to a director of the company or of its holding company; or (b) give a guarantee or provide security in connection with a loan made by any person to such a director, unless the transaction has been approved by a resolution of the members of the company.

(2) If the director is a director of the company’s holding company, the transaction must also have been approved by a resolution of the members of the holding company.

(3) A resolution approving a transaction to which this section applies must not be passed unless a memorandum setting out the matters mentioned in subsection (4) is made available to members in the case of a resolution at a meeting, by being made available for inspection by members of the company both: (i) at the company’s registered office for not less than 15 days ending with the date of the meeting; and (ii) at the meeting itself.

(4) The matters to be disclosed are: (a) the nature of the transaction; (b) the amount of the loan and the purpose for which it is required; and (c) the extent of the company’s liability under any transaction connected with the loan.

YuMe Shares	RhythmOne Shares

In addition RhythmOne and its directors have specific disclosure obligations under the AIM Rules in particular for information to be “notified” in certain circumstances. Notification obligations in the AIM Rules mean an obligation to deliver an announcement to a Regulatory Information Service (RIS) for distributing to the public.

Under Rule 13 (related party transactions) of the AIM Rules as referred to above, an AIM company must issue notification without delay as soon as the terms of a transaction with a related party that exceeds 5% in any of the class tests are agreed. Related parties include, among others, a director (including a director of the company’s parent or subsidiary or of another subsidiary of its parent), a 10% shareholder or any member of their respective families.

In addition Article 19 of the Market Abuse Regime includes notification obligations for AIM companies and persons discharging managerial responsibilities (“PDMR’s”) which includes directors. Under Article 19(1) PDMR’s as well as persons closely associated with them must notify both the company and the Financial Conduct Authority of every transaction conducted on their own relating to the shares/debt instruments of the company and derivatives or other financial instruments linked to those shares or debt instruments. Notifications should be made by PDMRs no later than three business days after the date of the transaction. The company must promptly (and within three business days of receiving notification by the PDMR) make notification via a Regulatory Information Service announce information received from the PDMR in the notification made to it.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

Interests of YuMe’s Directors and Executive Officers in the Transactions

Certain of YuMe’s board of directors and executive officers have interests in the Offer that are different from, or in addition to, those of other stockholders of YuMe generally. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the Expiration Time.

The YuMe board of directors was aware of and considered these interests, among other things, in approving the Merger Agreement and in recommending to YuMe stockholders that they tender their YuMe Shares into the Offer.

Treatment of YuMe Equity Awards

Certain YuMe directors and executive officers hold one or more of the following equity-based awards: YuMe Options and YuMe RSUs, which equity-based awards will be treated as follows in connection with the Transactions:

YuMe Options

As of January 2, 2018, YuMe’s directors and executive officers collectively held 1,403,458 YuMe Options granted under YuMe’s 2013 Equity Incentive Plan and the YuMe’s 2004 Stock Plan (collectively, the “YuMe Stock Plans”).

Pursuant to the Merger Agreement, each YuMe Option that has a per share exercise price that is less than Transaction Consideration Value (as defined below) (each, an “In-the-Money YuMe Option”), to the extent vested and outstanding as of the Effective Time, will be “net exercised” and each of the resulting YuMe Shares will be cancelled at the Effective Time in exchange for the Transaction Consideration. The number of YuMe Shares resulting from this automatic “net exercise” will be calculated as the aggregate number of vested YuMe Shares underlying such YuMe Options award minus the quotient obtained by dividing (a) the sum of the aggregate exercise price to purchase the vested YuMe Shares subject to that YuMe Options award plus the tax withholdings applicable to exercise of such award, by (b) the Transaction Consideration Value. The “Transaction Consideration Value” will be calculated as the sum of (x) the Cash Consideration plus (y) the product of the (i) Share Consideration multiplied by (ii) the volume-weighted average trading price (rounded to the nearest one ten-thousandth) of RhythmOne Shares listed for trading on AIM over the five (5) consecutive trading days ending on the last trading day prior to the Effective Time as converted from Sterling Pounds to U.S. Dollars using the exchange ratio quoted by Bloomberg at approximately 10:30am Pacific Time on the last trading day prior to the Effective Time.

Pursuant to the Merger Agreement, In-the-Money YuMe Options that are unvested and outstanding as of immediately prior to the Effective Time, to the extent held by a continuing service provider, will be converted into options to purchase RhythmOne Shares (after such conversion, a “Converted RhythmOne Option”) generally having the same terms and conditions as applied prior to the Mergers, except for an adjusted share count and adjusted per-share exercise price. The number of RhythmOne Shares subject to each such Converted RhythmOne Option will be equal to the number of YuMe Shares subject to the award immediately prior to the Effective Time multiplied by the Equity Award Conversion Ratio (as defined below), rounded down to the nearest whole share. The per share exercise price of each such Converted RhythmOne Option will be equal to the award’s exercise price per YuMe Share immediately prior to the Effective Time divided by the Equity Award Conversion Ratio, rounded up to the nearest whole cent. The “Equity Award Conversion Ratio” will be calculated as the quotient of (x) the Transaction Consideration Value (as defined above) divided by (y) the volume-weighted average trading price (rounded to the nearest one ten-thousandth) of RhythmOne Shares on AIM over the five (5) consecutive trading days ending on the last trading day prior to the Effective Time, as converted from Sterling Pounds to U.S. Dollars using the exchange ratio quoted by Bloomberg at approximately 10:30am Pacific Time on the last trading day prior to the Effective Time. Each YuMe Option that is not an In-the-Money YuMe Option and each unvested YuMe Option not held by a continuing service provider will be cancelled at the Effective Time for no consideration in exchange.

The table below sets forth (i) the number of YuMe Shares subject to vested In-the-Money YuMe Options held, or beneficially held, by YuMe’s directors and executive officers as of January 2, 2018 as well as any other In-the-Money YuMe Options expected to “single-trigger” vest in connection with the Transactions, (ii) the estimated amount of Transaction Consideration payable in respect of the “net exercised” YuMe Shares resulting from those vested In-the-Money YuMe Options (rounded to the nearest dollar), (iii) the number of unvested In-the-Money YuMe Options held, or beneficially held, by YuMe’s directors and executive officers as of January 2, 2018, except for any such unvested YuMe Options expected to “single-trigger” vest in connection with the Transactions, and (iv) the estimated number of Converted RhythmOne Options to be exchanged in respect of such unvested In-the-Money YuMe Options. Not included in the table below are the following YuMe Options which are not expected to be In-the-Money YuMe Options and, therefore, are expected to be cancelled at the Effective Time for no consideration: 47,500 options held by Mr. Lares, 78,333 options held by Mr. Paisley, 78,738 options held by Mr. Habib, 273,333 options held by Mr. Porrini, 306,976 options held by Mr. Sankaran, 296,916 options held by Mr. Hudes and 107,904 options held by Mr. Carvalho. The actual amount of Transaction Consideration and Converted RhythmOne Options to be received by each YuMe director and executive officer will depend on the number of outstanding YuMe Options held, or beneficially held, by the director or executive officer as of the Effective Time, and may differ from the amounts in the table below. The estimates set forth in the table below do not reflect reduction for any tax withholding that may be due on such amounts.

	Vested In-the-Money YuMe Options(1)		Unvested In-the-Money YuMe Options(1)
Name	Vested-In- the-Money YuMe Options(#)(2)	Transaction Consideration for Vested In-the-Money YuMe Options ($)(3)	Unvested In-the- Money YuMe Options (#)	Weighted Average Exercise Price of Unvested In-the- Money YuMe Options($)	Converted RhythmOne Options from Unvested In-the-Money Yume Options (#)
NON-EMPLOYEE DIRECTORS
Adriel Lares	—		—	—	—
Brian Kelley	—		—	—	—
Chris Paisley	—		—	—	—
Elias Nader	—		—	—	—
Eric Singer	—		—	—	—
John Mutch	—		—	—	—
Mitchell Habib	—		—	—	—
Stephen Domenik	45,056	13,967	—	—	—

EXECUTIVE OFFICERS
Paul Porrini	—	—	—	—	—
Ayyappan Sankaran	168,702	657,938	—	—	—
Michael Hudes	—	—	—	—	—
Tony Carvalho	—		—	—	—

TOTALS FOR DIRECTORS AND EXECUTIVE OFFICERS	213,758	$671,905	—	N/A	—

(1)	For purposes of identifying In-the-Money YuMe Options, the Transaction Consideration Value was assumed to be the sum of $1.70 plus $2.80, the latter of which is the product of the Share Consideration multiplied by $3.82, which is the closing price per RhythmOne Share on January 2, 2018.
(2)	The number of directors’ awards that are vested reflects 100% single-trigger acceleration of all then-unvested awards which will occur in connection with the Transactions, as described below under the heading “— Change in Control Agreements under the YuMe Stock Plans”.
(3)	Calculated as the sum (rounded to the nearest dollar) of the estimated “spread” value of each of the director’s or executive officer’s option awards, with the spread value equal to the product of (x) the number of vested YuMe In-the-Money Options subject to the applicable option award multiplied by (y) the excess of the Transaction Consideration Value minus the per-share option exercise price of the applicable option award. For this purpose, the Transaction Consideration Value was estimated using the same parameters described in footnote 1 to this table.

YuMe RSUs

As of January 2, 2018, YuMe’s directors and executive officers collectively held 607,136 YuMe RSUs granted under the YuMe Stock Plans.

Pursuant to the Merger Agreement, each YuMe RSU that is vested and outstanding as of the Effective Time (including YuMe RSUs that vest in connection with the Transactions) will be settled in a YuMe Share. Each of the YuMe Shares resulting from such settlement will be cancelled at the Effective Time in exchange for the Transaction Consideration, with any applicable tax withholdings from the settlement of the YuMe RSUs to be deducted from the Share Consideration portion of the Transaction Consideration.

Pursuant to the Merger Agreement, YuMe RSUs that are unvested and outstanding as of the Effective Time, to the extent held by a continuing service provider, will be converted into RSUs with respect to RhythmOne Shares (after such conversion, a “Converted RhythmOne RSU”) generally having the same terms and conditions as applied prior to the Mergers, except for an adjusted share count. The number of RhythmOne Shares subject to each such Converted RhythmOne RSU will be equal to the number of YuMe Shares subject to the award immediately prior to the Effective Time multiplied by the Equity Award Conversion Ratio (as defined above), rounded down to the nearest whole share. Except as described below under Executive Severance Plan, each unvested YuMe RSU not held by a continuing service provider will be cancelled at the Effective Time for no consideration in exchange.

The table below sets forth (i) the number of vested YuMe RSUs held, or beneficially held, by YuMe’s directors and executive officers as of January 2, 2018 as well as any YuMe RSUs expected to “single-trigger” vest in connection with the Transactions, (ii) the estimated amount of Transaction Consideration payable in respect of YuMe Shares resulting from those vested YuMe RSUs, rounded the nearest dollar, (iii) the number of unvested YuMe RSUs held, or beneficially held, by YuMe’s directors and executive officers as of January 2, 2018, except for any such unvested YuMe RSUs expected to “single-trigger” vest in connection with the Transactions, and (iv) the estimated number of Converted RhythmOne RSUs to be exchanged in respect of such Unvested YuMe RSUs. The actual amount of Transaction Consideration and Converted RhythmOne RSUs to be received by each YuMe director and executive officer will depend on the number of outstanding YuMe RSUs held, or beneficially held, by the director or executive officer as of the Effective Time, and may differ from the amounts in the table below. The estimates set forth in the table below do not reflect reduction for any tax withholding that may be due on such amounts.

	Vested YuMe RSUs		Unvested YuMe RSUs
Name	Vested YuMe RSUs (#)(1)	Transaction Consideration for Vested YuMe RSUs ($)(2)	Unvested YuMe RSUs (#)	Converted RhythmOne RSUs from Unvested YuMe RSUs(#)(3)
NON-EMPLOYEE DIRECTORS
Adriel Lares	—	—	—	—
Brian Kelley	20,883	$93,974	—	—
Chris Paisley	—	—	—	—
Elias Nader	30,946	139,257	—	—
Eric Singer	30,946	139,257	—	—
John Mutch	20,883	93,974	—	—
Mitchell Habib	—	—	—	—
Stephen Domenik	—	—	—	—

EXECUTIVE OFFICERS
Paul Porrini	—	—	193,874	228,311
Ayyappan Sankaran	—	—	116,399	137,074
Michael Hudes	—	—	72,846	85,785
Tony Carvalho	—	—	120,359	140,811
TOTALS FOR DIRECTORS AND EXECUTIVE OFFICERS	103,658	$466,462	503,478	591,981

(1)	The number of directors’ awards that are vested reflects 100% single-trigger acceleration of all then-unvested awards which will occur in connection with the Transactions, as described below under the heading “— Change in Control Agreements under the YuMe Stock Plans”.
(2)	Calculated as the product of (x) the sum of the director or executive officer’s vested YuMe RSUs multiplied by (y) the Transaction Consideration Value. For this purpose, the Transaction Consideration Value was assumed to be the sum of $1.70 plus $2.80, the latter of which is the product of the Share Consideration multiplied by $3.82, which is the closing price per RhythmOne Share on January 2, 2018.
(3)	For purposes of calculating the Equity Award Conversion Ratio, the Transaction Consideration Value was estimated using the same parameters described in footnote 1 to this table and the per RhythmOne Share value was assumed to be $3.82, which is the closing price per RhythmOne Share on January 2, 2018.

Consideration for YuMe Shares tendered pursuant to the Offer

YuMe’s directors and executive officers that tender their YuMe Shares into the Offer will receive the same Transaction Consideration for each YuMe Share tendered, on the same terms and conditions, as the other YuMe stockholders.

The following table sets forth, as at January 2, 2018, beneficial ownership of YuMe Shares by each YuMe director and executive officer and the total cash value each such person would receive if he or she tendered all such YuMe Shares in the Offer, assuming a price per RhythmOne Share of $3.82, which is the closing price per share on January 2, 2018.

As at January 2, 2018, there were 35,056,618 YuMe Shares outstanding, and YuMe’s directors and executive officers beneficially owned, in the aggregate, 6,987,874 YuMe Shares, excluding for this purpose any YuMe Shares subject to YuMe Options or YuMe RSUs, which are separately summarized above. If YuMe’s directors and executive officers were to tender all such YuMe Shares pursuant to the Offer, and all such YuMe Shares were accepted for exchange, they would receive an aggregate of approximately $31,445,457.

The table below sets forth the number of YuMe Shares held, or beneficially held, by YuMe’s directors and executive officers (and their affiliates) as of January 2, 2018 and the estimated amount of Cash Consideration (rounded to the nearest dollar), estimated amount of Share Consideration (rounded down to the nearest share) and estimated overall Transaction Consideration they would receive for those YuMe Shares in the Offer based on the assumptions set forth below.

Name	Issued and Outstanding YuMe Shares Owned (#)	Cash Consideration for YuMe Shares Pursuant to the Offer ($)	Share Consideration for YuMe Shares Pursuant to the Offer (#)	Transaction Consideration for YuMe Shares Pursuant to the Offer($)(1)
NON-EMPLOYEE DIRECTORS
Adriel Lares	52,469	$89,197	38,433	$236,112
Brian Kelley	—	—	—	—
Chris Paisley	96,469	163,997	70,663	434,112
Elias Nader	15,473	26,304	11,333	69,632
Eric Singer(2)	5,508,069	9,363,717	4,034,659	24,786,316
John Mutch	—	—	—	—
Mitchell Habib	35,803	60,865	26,225	161,116
Stephen Domenik	—	—	—	—

EXECUTIVE OFFICERS
Paul Porrini	140,045	238,077	102,582	630,207
Ayyappan Sankaran	985,919	1,676,062	722,185	4,436,638
Michael Hudes	27,965	47,541	20,484	125,844
Tony Carvalho	125,662	213,625	92,047	565,480

TOTALS FOR DIRECTORS AND EXECUTIVE OFFICERS	6,987,874	$11,879,385	5,118,611	$31,445,457

(1)	Calculated based on the sum of (i) the Cash Consideration (rounded to the nearest dollar), (ii) the cash to be received in lieu of fractional RhythmOne Shares (rounded to the nearest dollar), and (iii) the aggregate dollar value of the Share Consideration to be received for YuMe Shares, with the value of fractional RhythmOne Shares and the Share Consideration based on an assumed price per RhythmOne Share of $3.82, which is the closing price per RhythmOne Share on January 2, 2018.
(2)	Includes 5,492,596 shares directly held by funds affiliated with VIEX Capital Advisors LLC that may be considered indirectly beneficially owned by Mr. Singer, the managing member of such funds. For additional information, reference the section above entitled “Security Ownership Of Certain Beneficial Holders of YuMe.”

Executive Severance Plan

Under the YuMe, Inc. Executive Severance Plan (the “Severance Plan”), participating YuMe employees are eligible for certain severance benefits in the event they experience an involuntary termination of employment without cause (as defined in the plan), a termination by reason of death or disability or a “change-in-control termination,” which is an involuntary termination without cause or a voluntary resignation for good reason (each as defined in the plan) in either case occurring within three (3) months prior to or twelve (12) months following a change in control of YuMe. The consummation of the Transactions contemplated by the Merger Agreement will constitute a change in control for purposes of the Severance Plan. Each of YuMe’s executive officers participates in the Severance Plan.

Under the Severance Plan, if YuMe’s Chief Executive Officer, currently Mr. Porrini, or YuMe’s co-founder executive officer, Mr. Sankaran (“Founder”), is terminated for any reason other than cause, death or disability, other than in a change-in-control termination, then he would be entitled to receive severance benefits of an amount equal to (i) 100% of his then-current annual base salary and (ii) an estimate of the aggregate monthly benefits premium to continue his health insurance coverage under COBRA for twelve (12) months. In addition, 25% of the shares underlying all unvested YuMe Options and YuMe RSUs held by the Chief Executive Officer or Founder immediately prior to such termination will become vested and, to the extent applicable, exercisable for a period of one (1) year after the date of termination. If the Chief Executive Officer or Founder experienced a change-in-control termination, he would be entitled to receive (i) 150% of his then-current annual base salary and (ii) an estimate of the aggregate monthly benefits premium to continue his health insurance coverage under COBRA for twelve (12) months. In addition, 100% of the shares underlying all unvested all YuMe Options and YuMe RSUs held by each of the Chief Executive Officer or Founder immediately prior to such termination will become vested and, and, to the extent applicable, exercisable for a period of one (1) year after the date of termination. If either the Chief Executive Officer or Founder is terminated for death or disability, 25% of the shares underlying all unvested equity awards held by such person immediately prior to such termination will become vested and exercisable for a period of one (1) year after the date of termination.

Under the Severance Plan, if any YuMe executive officer other than the Chief Executive Officer or Founder, currently Messrs. Carvalho and Hudes, (“Other Executive Officer”) is terminated other than for cause, death or disability, other than in a change-in-control termination, that officer would be entitled to receive (i) 50% of his then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium to continue his health insurance coverage under COBRA for twelve (12) months. If an Other Executive Officer experienced a change-in-control termination, that officer would be entitled to receive (i) 100% of his or her then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium to continue his health insurance coverage under COBRA for twelve (12) months. In addition, if the Other Executive Officer has been employed by YuMe for at least one (1) year, 100% of the shares underlying all YuMe Options and YuMe RSUs held by that officer immediately prior to such termination will become vested and, to the extent applicable, exercisable for a period of one year after the date of termination. If the Other Executive Officer has been employed by YuMe for less than one year, 25% of the shares underlying all unvested YuMe Options and YuMe RSUs held by that officer immediately prior to such termination will become vested and, to the extent applicable, exercisable for a period of one (1) year after the date of termination. If any Other Executive Officer is terminated for death or disability, 25% of the shares underlying all unvested YuMe Options and YuMe RSUs held by that officer immediately prior to such termination will become vested and, to the extent applicable, exercisable for a period of one (1) year after the date of termination.

Participants in the Severance Plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

The table below sets forth the estimated salary severance (12 months for Messrs. Hudes and Carvalho and 18 months for Messrs. Porrini and Sankaran), COBRA health insurance premium severance (12 months for each), unvested In-the-Money YuMe Option acceleration value (100% acceleration for each) and unvested YuMe RSU acceleration value (100% acceleration for each) payable to the executive officers under the Severance Plan, assuming that the Effective Time occurred on January 2, 2018 and each executive officer experienced a change-in-control termination immediately after consummation of the Merger. The amounts set forth in the table below do not reflect reduction for any tax withholding that may be due on such amounts.

Name	Salary Severance ($)	Health Coverage Severance ($)(1)	Acceleration of YuMe Options ($)(2)	Acceleration of YuMe RSUs ($)(3)	Total ($)
Paul Porrini	$675,000	$25,210	$—	$872,428	$1,572,638
Ayyappan Sankaran	$510,000	$25,210	$—	$523,791	$1,059,001
Michael Hudes	$340,000	$15,515	$—	$327,804	$683,319
Tony Carvalho	$315,400	$17,659	$—	$538,071	$871,130

(1)	Represents the product of the monthly cost of the COBRA health plan premiums of the listed individual’s medical, dental, and vision benefits as of December 31, 2017 multiplied by the maximum, twelve-month period of health benefits continuation available to such individual in connection with a change-in-control termination.
(2)	Represents the difference between (i) the product of the number of Converted RhythmOne Options identified in the table included under the heading “— Treatment of YuMe Equity Awards — YuMe Options” multiplied by the assumed per RhythmOne Share value of $3.82, which is the closing price per RhythymOne Share on January 2, 2018, minus (ii) aggregate exercise price applicable to such Converted RhythmOne Options.
(3)	Represents the product of the number of Converted RhythmOne RSUs identified in the table included under the heading “— Treatment of YuMe Equity Awards — YuMe RSUs” multiplied by the assumed per RhythmOne Share value of $3.82, which is the closing price per RhythmOne Share on January 2, 2018.

Change in Control Agreements under the YuMe Stock Plans

In November 2016, a performance award was granted to Mr. Porrini pursuant to YuMe’s 2013 Equity Incentive Plan pursuant to which a cash payment of up to $150,000 is outstanding and eligible to be paid in November 2018, subject to achievement of certain strategic goals. By this award’s terms, any outstanding tranche of this award will be accelerated and paid in full upon a change in control of YuMe, including pursuant to the Transactions contemplated by the Merger Agreement.

In January 2017 a performance award was granted to each of Mr. Sankaran and Mr. Hudes pursuant to YuMe’s 2013 Equity Incentive Plan that provides for a target cash payment of $50,000 and $100,000, respectively, to be paid in 2018 subject to achievement of certain strategic goals. By these awards terms, any outstanding tranche of these awards will be accelerated and paid in full upon a change in control of YuMe, including pursuant to the Transactions contemplated by the Merger Agreement.

All YuMe Options and YuMe RSUs held by YuMe’s non-employee directors under YuMe’s 2013 Equity Incentive Plan, to the extent then-unvested, shall become 100% vested prior to the consummation of a “corporate transaction” (as defined in the plan), including pursuant to the Transactions contemplated by the Merger Agreement.

Appointments to the RhythmOne Board of Directors

Pursuant to the Merger Agreement, the RhythmOne board of directors has agreed to cause the RhythmOne board of directors to be comprised of a total of seven directors and to appoint two persons designated by YuMe to serve on the RhythmOne board of directors. It is currently expected that Eric Singer, current Chairman of YuMe, and John Mutch, current director of YuMe, will be appointed to the RhythmOne board of directors, with Mr. Singer serving as Chairman of the RhythmOne board of directors.

Compensation and Benefits of Continuing YuMe Employees

RhythmOne is not obligated to continue employment of any YuMe employee for any period of time after the Transactions. However, each YuMe employee who does continue as an employee of RhythmOne or any of its respective subsidiaries, following the consummation of the Transactions will, until the earlier of the termination of such employee’s employment with such entities or the twelve month anniversary of the Effective Time, be provided (a) at least the same level of base salary or base wage as provided to such YuMe employees immediately prior to the Effective Time, (b) bonus and incentive opportunities that are substantially equivalent, in the aggregate, provided to such YuMe employees immediately prior to the Effective Time, (c) employee benefits, other than equity-based awards, defined benefit, or non-qualified retirement arrangements, that are substantially equivalent in the aggregate to the employee benefits provided to such YuMe employees immediately prior to the Effective Time, or otherwise as required by applicable law and (d) upon a termination without cause or, if applicable, resignation for good reason of a such YuMe employees, severance benefits that are no less favorable than those that would have been provided to such YuMe employee under the applicable severance benefit plans, programs, policies or arrangements as in effect immediately prior to the date of the Merger Agreement. RhythmOne will also cause each such YuMe employee who participated in YuMe’s annual bonus or incentive plan as of immediately prior to the date of the First Merger to be paid a bonus, or other applicable incentive payment, through the end of the applicable fiscal year in accordance with the terms of the plan as in effect on the Closing Date.

Potential Employment Agreements Following the Transactions

It is anticipated that certain current executive officers of YuMe will have positions as executive officers of RhythmOne following the Transactions. Subject to the terms of the Merger Agreement, certain executive officers of YuMe could, prior to the consummation of the Transactions, enter into new employment agreements or incentive compensation arrangements with RhythmOne or YuMe, although no such agreements or arrangements have been concluded to date.

Indemnification and Insurance

In addition to the indemnification provided for in the amended and restated bylaws and amended and restated certificate of incorporation of YuMe, YuMe has entered into indemnification agreements with each of its directors and executive officers on the company’s standard form, as well as with Viex Capital Advisors LLC and their affiliates (“Viex”), an affiliate of Mr. Singer. YuMe believes these agreements are necessary to attract and retain qualified persons to act on its behalf. These agreements, among other things, require YuMe to indemnify its executive officers, directors and affiliates for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by an indemnified party in any action or proceeding arising out of their services to YuMe. For Viex, this indemnification extends to situations where Viex is threatened to be or is made a party to a proceeding which relates to Viex’s affiliation with Mr. Singer, alleged false or misleading statements made by YuMe, or alleged inappropriate influence or control by Viex over the Company or its affiliates.

Pursuant to the Merger Agreement, RhythmOne has agreed that all rights to indemnification by YuMe now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of YuMe or any subsidiary of YuMe (each an “YuMe Indemnified Party”), with respect to actions or omissions taken by a YuMe Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of YuMe or a subsidiary of YuMe, as provided in YuMe’s certificate of incorporation or by-laws, in each case as in effect on the date of the Merger Agreement, or pursuant to any indemnification agreements of YuMe, in each case as in effect on the date of the Merger Agreement, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Mergers and will remain in full force and effect through the six year anniversary of the date on which the Effective Time occurs.

In addition, pursuant to the Merger Agreement, RhythmOne has agreed to maintain YuMe’s officers’ and directors’ liability insurance policies, in effect on the date of the Merger Agreement (the “YuMe D&O Insurance”), for a period of six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that RhythmOne may substitute policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time. RhythmOne will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by YuMe for such insurance (the “Maximum Amount”) to maintain or procure such insurance coverage provided, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, RhythmOne will be required to procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount.

Certain Other Relationships with YuMe

Except as described in this prospectus/offer to exchange, none of RhythmOne, Purchaser, nor, to the best knowledge of RhythmOne and Purchaser, any of their current directors and executive officers, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of YuMe.

Except as set forth in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions between RhythmOne or any of its subsidiaries, including Purchaser or, to the best knowledge of RhythmOne and Purchaser, any of their current directors and executive officers, on the one hand, and YuMe or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Except as described in this prospectus/offer to exchange, none of RhythmOne, Purchaser, nor, to the best knowledge of RhythmOne and Purchaser, any of their current directors and executive officers, has had any business relationship or transaction with YuMe or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

As of the date of this prospectus/offer to exchange, except as described in this prospectus/offer to exchange, none of (i) RhythmOne, Purchaser, or, to the best knowledge of RhythmOne and Purchaser, any of their current directors or executive officers, or any of their respective associates or majority owned subsidiaries, beneficially owns or has any right to acquire, directly or indirectly, any securities of YuMe; and (ii) in the 60 days prior to the date of this prospectus/offer to exchange, none of RhythmOne, Purchaser, or, to the best knowledge of RhythmOne and Purchaser, or any of their current directors or executive officers or any of their respective associates or majority owned subsidiaries, have effected any transactions in securities of YuMe.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Price History

RhythmOne Shares are listed on AIM under the ticker symbol “RTHM” and YuMe Shares are currently listed on the NYSE under the symbol “YUME.”

The tables below set out, for the periods indicated, the per share high and low sales prices for RhythmOne Shares as reported on AIM and for YuMe Shares as reported on the NYSE. The price of RhythmOne Shares as presented below have been adjusted to reflect the 10-for-1 share consolidation of RhythmOne Shares implemented on September 25, 2017).

	RhythmOne (AIM)
RhythmOne	High	Low
	(£ per RhythmOne Share)
Fiscal Year ended March 31:
2013	9.50	3.33
2014	23.48	7.60
2015	11.43	2.33
2016	4.05	1.48
2017	4.70	1.55
2018 (through January 2, 2018)	5.00	2.06

Fiscal Year ended March 31, 2016
Fourth Quarter	11.43	5.83

Fiscal Year ended March 31, 2017
First Quarter	2.93	1.58
Second Quarter	3.05	1.55
Third Quarter	3.85	2.78
Fourth Quarter	4.45	3.35

Fiscal Year ending March 31, 2018
First Quarter	5.00	4.05
Second Quarter	4.20	2.88
Third Quarter	3.27	2.06
Fourth Quarter (through January 2, 2018)	3.00	2.80

Fiscal Year ending March 31, 2018
May	4.90	4.20
June	4.48	4.08
July	4.20	3.45
August	4.20	2.88
September	3.80	3.10
October	3.27	2.50
November	2.80	2.20
December	2.90	2.06
January (through January 2, 2018)	3.00	2.80

	YuMe (NYSE)
YuMe, Inc.	High	Low
	($ per YuMe Share)
Year ended December 31:
2013	12.08	5.86
2014	8.80	4.20
2015	6.38	2.35
2016	4.36	2.77
2017	6.06	3.35
2018 (through January 2, 2018)	4.80	4.36

Year ended December 31, 2016
First Quarter	4.18	2.77
Second Quarter	4.00	3.38
Third Quarter	4.36	3.14
Fourth Quarter	4.00	3.11

Year ending December 31, 2017
First Quarter	4.15	3.45
Second Quarter	5.85	3.85
Third Quarter	6.06	4.08
Fourth Quarter	4.80	3.35

Year ending December 31, 2018
January (through January 2, 2018)	4.80	4.36

The tables above shows only historical data. The data may not provide meaningful information to YuMe stockholders in determining whether to tender their YuMe Shares in the Offer. YuMe stockholders are urged to obtain current market quotations for RhythmOne Shares and YuMe Shares and to review carefully the other information contained in, or incorporated by reference into, this prospectus/offer to exchange, when considering whether to tender their YuMe Shares in the Offer. For more information, see “Where You Can Find More Information.”

The market prices of RhythmOne Shares and YuMe Shares are likely to fluctuate prior to the Expiration Time and cannot be predicted. RhythmOne urges you to obtain current market information regarding RhythmOne Shares and YuMe Shares.

Dividends

The timing, declaration, amount of, and payment of any dividends by RhythmOne is within the discretion of the RhythmOne board of directors and will depend upon many factors, including RhythmOne’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of RhythmOne’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by the RhythmOne’s board of directors.

Since 2013, RhythmOne historically has not paid any dividends prior to the date of this prospectus/offer to exchange.

Since 2013, except for a special dividend of $1.00 per share and quarterly dividends of $0.03 per share paid on July 7, 2017 and October 9, 2017, YuMe historically has not paid any dividends prior to the date of this prospectus/offer to exchange.

LEGAL MATTERS

Bird & Bird LLP has provided a legal opinion that the RhythmOne Shares to be issued in the Offer and the First Merger will be validly issued in accordance with English law.

EXPERTS

The financial statements of RhythmOne plc as of March 31, 2017 and March 31, 2016 and for each of the two years in the period ended March 31, 2017 included in this prospectus/offer to exchange have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Perk Inc. as of and for the year ended December 31, 2016, included in this prospectus/offer to exchange have been audited by Deloitte LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of RadiumOne, Inc. and its subsidiaries as of and for the year ended December 31, 2016 included in this prospectus/offer to exchange have been so included in reliance on the report of Crowe Horwath LLP, independent auditor, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RadiumOne, Inc. and its subsidiaries as of December 31, 2015, and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 financial statements refers to a change in the method of accounting for redeemable convertible preferred stock.

The financial statements of YuMe, Inc. incorporated in this prospectus/offer to exchange by reference to YuMe, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER

U.S SECURITIES LAWS

RhythmOne is a public limited company incorporated and registered under the laws of England and Wales with number 06223359. Some of RhythmOne’s directors and executive officers reside outside the United States. A substantial portion of RhythmOne’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon RhythmOne or those persons or to enforce against RhythmOne or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States. RhythmOne has been advised by its English solicitors, Bird & Bird LLP of 12 New Fetter Lane, London EC4A 1JP (as to the laws of England and Wales), that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in England and Wales.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of September 4, 2017

by and among

RHYTHMONE PLC,

REDWOOD MERGER SUB I, INC.,

REDWOOD MERGER SUB II, INC.

and

YUME, INC.

A-ii

A-iii

A-iv

Exhibits

Exhibit A	—	Certain Definitions and Index of Defined Terms

Exhibit B	—	Offer Conditions

Exhibit C	—	Certificate of Incorporation and Bylaws

A-v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 4, 2017 (the “Agreement Date”) (as amended, restated, modified or supplemented from time to time, this “Agreement”), among RhythmOne plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Redwood Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Redwood Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two” and collectively with Purchaser, the “Merger Subs” and each, individually, a “Merger Sub”) and Yume, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent and Company have determined that it is in the best interests of their respective companies and shareholders to engage in a business combination pursuant to which the Parent will indirectly acquire all the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”), other than the Excluded Shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has agreed, subject to the terms and conditions of this Agreement, to cause the Purchaser to commence an exchange offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of Company Common Stock on the terms and subject to the conditions set forth in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, (a) Purchaser will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (b) immediately following the First Merger, the Company, as the surviving company of the First Merger, will be merged with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each issued and outstanding Share, other than any Excluded Share (as defined herein) or Appraisal Share (as defined herein), that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive the Transaction Consideration (as defined herein), without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth herein;

WHEREAS, the Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend for the Second Merger, whether standing alone or together with the Offer and the First Merger, to so qualify, this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) determining that this Agreement, including the Offer, and the First Merger and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the First Merger be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the First Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the

Transactions, including the Offer and the First Merger, and (v) recommending that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the boards of directors of Parent and of each Merger Sub have unanimously adopted and approved this Agreement and declared it advisable for Parent, each Merger Sub and its respective stockholders or members, as applicable, respectively, to enter into this Agreement and to consummate the Offer, the Mergers and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, the Merger Subs and the Company acknowledge and agree that the First Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, certain stockholders and each of Company’s executive officers and directors have executed and delivered to Parent and Purchaser a tender and support agreement (“Tender and Support Agreement”) in favor of Parent and Purchaser, pursuant to which each such person, among other matters, agreed to (i) tender all outstanding Shares beneficially owned by them to Purchaser in the Offer and (ii) support the First Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender and Support Agreements.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent have executed and delivered to Parent a letter of intent (“Letter of Intent”) in favor of the Parent, pursuant to which each such person, among other matters, expressed a current intention to vote in favour of the Parent Shareholder Approval (as defined herein), each on the terms and subject to the conditions set forth in the Letter of Intent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGERS

Section 1.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with ARTICLE 8 and no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions in Exhibit B to be satisfied, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the effectiveness of the Registration Statement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, other than the Excluded Shares, at a price per Share equal to (i) $1.70 in cash (the “Cash Consideration”) and (ii) 7.325 shares of Parent Common Stock (as adjusted pursuant to Section 1.11) (the “Stock Consideration” and, together with the Cash Consideration, the “Transaction Consideration”; provided, however, that Purchaser shall not be required to commence the Offer if the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9 containing the Company Board Recommendation and other disclosure required under Section 1.2.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Tender Condition and the satisfaction or waiver by Parent and Purchaser (to the extent permitted by Exhibit B) of the conditions set forth in Exhibit B (the Minimum Tender Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). Parent and Purchaser expressly reserve the right to (i) increase the Transaction Consideration, (ii) waive any Offer Condition or (iii) make any other changes in the terms and conditions of the Offer; provided, however, that notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) reduce the Transaction Consideration, (B) change or waive the Minimum Tender Condition or the condition set forth in clause (h)(ii) of the Offer Conditions, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Time in a manner other than as required or permitted by this Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such. The Offer may not be withdrawn prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 8.1.

(c) Expiration and Extension of the Offer. The initial expiration date of the Offer shall be one minute following 11:59 p.m., Pacific Time on the date that is twenty (20) Business Days following the commencement of the Offer, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated in accordance with ARTICLE 8 (and subject to the parties’ respective termination rights under ARTICLE 8), Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer: (i) for any period required by any Law or any interpretation or position of the SEC applicable to the Offer; and (ii) for one or more consecutive periods of ten (10) Business Days each (with any longer or shorter period for such extension to be mutually determined by Parent and the Company), if, as of the scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived (to the extent waivable) by Parent or Purchaser, until such Offer Condition is satisfied. Notwithstanding anything to the contrary herein, in no event shall Purchaser be required to extend the Offer to a date later than the Outside Date.

(d) Payment for Shares. On the terms and subject to the conditions of this Agreement and the Offer, promptly and in accordance with applicable Law following the Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and, no later than three (3) Business Days after the Expiration Time, provide the Transaction Consideration to the Exchange Agent in accordance with Section 2.2 to pay for all Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time. The Transaction Consideration payable in respect of each Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of Shares accepted for purchase and payment effective immediately after accepted for payment.

(e) Termination of the Offer. Except in connection with a valid termination of this Agreement pursuant to ARTICLE 8, and subject to its obligations to extend the Offer in accordance with Section 1.1(c), Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to ARTICLE 8, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within twenty-four (24) hours of such termination), terminate the Offer and shall not be required to acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. The Company acknowledges that Parent, Purchaser or any Affiliate may, in its sole discretion, commence an offer at any time following the termination of the Offer.

(f) No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Shares tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the Effective Time, as applicable) will be paid an amount in cash (without interest) determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(g) Schedule TO; Offer Documents; Registration Statement. Subject to the terms of this Agreement, Purchaser (or the Parent, as applicable) shall:

(i) on the date of commencement of the Offer, file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer shall be made (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”);

(ii) within five (5) Business Days following the date of this Agreement, issue a circular (the “Circular”) to its shareholders and a notice calling a general meeting of its shareholders (the “Notice of GM”) on 20 clear days’ notice at which the shareholders shall be asked to resolve (A) to authorize the allotment and issue of the Stock Consideration (the “Parent Shareholder Approval”), (B) amend the existing articles of association of the Parent; (C) consolidate every 10 issued ordinary shares of £0.01 each in the capital of the Parent into one ordinary share of £0.10 each in the capital of the Parent; and (D) to authorize the Parent to make off-market purchases of its own shares in pursuance of an off-market buyback agreement to address the payment of cash in retirement of fractional shares and to buy back the one deferred share in the capital of the Parent that is in issue. Parent may abandon the resolutions described in paragraphs (B), (C) and (D) in this Section 1.1(g)(ii) with the consent of the Company, such consent which shall not be unreasonably withheld, conditioned or delayed. Each of Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Circular and Notice of GM prior to issuance, and give reasonable consideration to any timely comments thereon made by the Company or its counsel;

(iii) take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable securities Laws;

(iv) provided that the Company has not effected a Company Adverse Change Recommendation and has complied with its obligations in Section 1.1(g)(vii). Parent shall use its reasonable best efforts to prepare and file with the SEC by a target date of October 5, 2017, a registration statement on Form F-4 to register under the Securities Act, the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”);

(v) until the termination of this Agreement in accordance with ARTICLE 8, with the Company’s reasonable cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement and the Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the First Merger; and

(vi) notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer or the First Merger for offering or sale in any jurisdiction.

(vii) Unless the Company Board shall have effected a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company, its Subsidiaries, and the holders of Shares that is required by applicable Law or otherwise reasonably advisable to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). The Company agrees to use reasonable best efforts to cause the Company’s current and former accountants to promptly deliver to Parent and Purchaser duly executed consents of such accountants to allow Parent and Purchaser to include or incorporate by reference in the Registration Statement the Company’s financial statements and such accountants’ report therein. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all reasonable steps to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff.

(viii) Parent shall cause the Registration Statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Registration Statement and promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and give reasonable consideration to any timely comments thereon made by the Company or its counsel, and (D) promptly provide the Company with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock pursuant to the Offer and the First Merger, and will pay all expenses thereto, and the Company shall timely furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the First Merger, the Second Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) On the date of the filing of the Schedule TO with the SEC, the Company shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall contain (i) the Company Board Recommendation (subject to Section 6.1(b)), and the Company hereby consents to the inclusion in the Offer Documents and the Registration Statement of the Company Board Recommendation (unless the Company Board shall have previously effected a Company Adverse Change Recommendation in accordance with Section 6.1(b)); (ii) the opinion of the financial advisor referred to in Section 3.22; (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iv) the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 (A) to comply in all material respects with the Exchange Act and other applicable Laws and (B) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. The Company shall provide Parent and Purchaser and its counsel with a copy of any written comments or telephonic notification of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), shall consult with Parent and Purchaser and their counsel prior to responding to such comments, and shall provide to Parent and Purchaser and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff. Notwithstanding the foregoing, the obligations of the Company in the preceding two sentences of this Section 1.2(b) shall not apply from and after the time the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1(b) or (c).

(c) In connection with the Offer, the Company shall (and shall instruct its transfer agent to) furnish Purchaser or its designated agent promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders and security position listings as of a recent date, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders and security position listings) as Parent or Purchaser may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents, the Registration Statement and any other documents necessary to consummate the Transactions, Parent and Purchaser shall, until the consummation of the Offer, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the First Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

(d) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, at the sole expense of the Parent, provide such cooperation as may reasonably be requested by Parent in connection with the financing of the Transactions, including reasonable cooperation in providing due diligence information to potential financing sources, participating in lender meetings and rating agency presentations, assisting in the preparation of offering and related documents and, contingent upon the consummation of the Transactions, executing loan documentation and providing or obtaining ancillary certificates, comfort letters and legal opinions.

Section 1.3 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and as soon as practicable following the consummation of the Offer in accordance with the DGCL (including Section 251(h)), (a) Purchaser shall be merged with and into the Company, in accordance with the DGCL (including Section 251(h)) at the Effective Time (as defined below), whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of Parent, (b) immediately thereafter, and as part of the same plan, at the Second Effective Time (as defined below), in accordance with the DGCL, the First Surviving Corporation shall be merged with and into Merger Sub Two, whereupon the separate corporate existence of the First Surviving Corporation will cease with Merger Sub Two surviving the Second Merger (Merger Sub Two, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Corporation”) such that following the Second Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent, and (c) immediately thereafter, and as part of the same plan, all issued and outstanding shares of Merger Sub Two shall be transferred to RhythmOne (US) Holding, Inc. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL. The First Merger shall be governed by Section 251(h) of the DGCL.

Section 1.4 Effects of the Mergers. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub Two shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub Two shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m. (East Coast time) on the same date as the Offer Acceptance Time, except if the condition set forth in Section 7.1 will not be satisfied or waived by such date, in which case on no later than the first Business Day on which Section 7.1 is satisfied or waived, at the offices of Torys LLP, 1114 Avenue of the Americas, 23rd Floor, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) following the filing of the First Certificate of Merger, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub Two under the DGCL in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The Effective Time shall, in all events, precede the Second Effective Time.

Section 1.7 Organizational Documents; Directors and Officers.

(a) At the First Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation of Merger Sub One and the bylaws of Merger Sub One shall serve as the certificate of incorporation and the bylaws, respectively of the First Surviving Corporation until thereafter amended and provided therein or by applicable Law.

(b) At the Second Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation as set forth in Exhibit C-1 hereto and the bylaws of Merger Sub Two as in effect immediately prior to the Second Effective Time as set forth in Exhibit C-2 hereto, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

(c) Subject to applicable Law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the First Surviving Corporation. Subject to applicable Law, the directors of Merger Sub Two immediately prior to the Second Effective Time shall be and become the directors of the Surviving Corporation as of the Second Effective Time. Except as otherwise determined by Parent prior to the Second Effective Time, the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Corporation and shall hold office until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

Section 1.8 Tax Consequences. The Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that the Second Merger, whether standing alone or together with the Offer and the First Merger, will so qualify; in either case, this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g). None of the parties to this Agreement makes any representation regarding whether the Offer and the Mergers, taken together, will so qualify.

Section 1.9 Further Action. Each of the Company, Parent and Merger Subs agree to take all necessary actions to cause the First Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the stockholders of the Company, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of the Company, Parent or Purchaser shall, and each of the Company, Parent and Purchaser shall cause their respective Subsidiaries and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the First Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Merger Subs, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and each Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.10 Parent Board of Directors. On or immediately after the Closing Date, the Board of Directors of Parent (the “Parent Board”) shall take such reasonable actions as are necessary under the articles of association of Parent and applicable Law (i) to appoint two (2) individuals as directors of Parent who are designated by the Company, who shall initially be Eric Singer and John Mutch (the “Company Nominees”), subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on each Company Nominee and (ii) provide for a Parent Board at such time that is comprised of a total of seven directors; provided, however, that if, prior to the Effective Time, any individual designated as a Company Nominee is unable or unwilling to serve on the Board of Directors of Parent as a result of illness, death, resignation or any other reason, the

Company shall designate another individual to serve in such person’s place. As of the Agreement Date, Parent is not aware of any reason why Mr. Singer or Mr. Mutch would not be eligible to serve on the Parent Board. On or immediately after the Closing Date, the Board of Directors of Parent shall appoint an individual designated by the Company, who shall initially be Eric Singer, as the chairman of the Board of Directors of Parent subject again to the prior approval of the Board of Parent acting reasonably; provided, however, that in the event that, prior to the Effective Time, Mr. Singer is unable or unwilling as a result of illness, death, resignation or any other reason, to serve as the chairman of the Board of Directors of Parent, the Company shall designate another individual to so serve. Any substitute nominee that is nominated by the Company will be subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on any such substitute nominee. The Company Nominees shall serve as directors of Parent until the first annual meeting of shareholders of Parent following the Closing. The Board of Directors of Parent shall, subject to compliance with their fiduciary duties, cause the Company Nominees to be nominated and recommended for election as directors of Parent at the first annual meeting of Parent following the Closing.

Section 1.11 Adjustment for stock split, stock dividend, etc.. If, between the date hereof and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction. If, between the date hereof, and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the outstanding Parent Stock is changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or other similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1 Effect on Capital Stock.

(a) Conversion of Purchaser Capital Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of shares of Purchaser common stock, each share of Purchaser common stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Surviving Corporation. From and after the Effective Time, all certificates representing shares of Purchaser common stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Company Common Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of Shares:

(i) Subject to Section 2.1(b)(iii), each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Appraisal Shares) shall be canceled and converted automatically into the right to receive the Transaction Consideration, subject to any withholding of Taxes required by applicable Laws. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share will cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon surrender of the Certificate or uncertificated Shares (the “Uncertificated Shares”) in accordance with Section 2.2, without interest.

(ii) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (such canceled shares, the “Excluded Shares”).

(c) Conversion of Merger Sub Two Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the parties or holders of any securities of the First Surviving Company or of Merger Sub Two, (i) each share of Merger Sub Two common stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and (ii) all shares of common stock of the First Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust or payment company to act as the paying agent for purposes of effecting the payment and distribution of the Transaction Consideration in connection with the Offer and the Mergers (the “Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with such Exchange Agent, the Transaction Consideration to pay for the Shares (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and each holder of record of Uncertificated Shares, in each case whose Shares were converted into the right to receive the Transaction Consideration pursuant to Section 2.1(b)(i): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Transaction Consideration. Each holder of record of Shares that have been converted into the right to receive the Transaction Consideration will be entitled to receive the Transaction Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Transaction Consideration pursuant to the provisions of this ARTICLE 2, each Certificate or Uncertificated Share so surrendered or transferred will forthwith be canceled.

(c) Transfers of Ownership. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares will be properly transferred and the Person requesting such issuance will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of record of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d) No Further Ownership Rights in Company Common Stock. Each Certificate and each Uncertificated Share will be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.2 the Transaction Consideration into which the Shares will have been converted pursuant to Section 2.1. No interest will be paid or will accrue on any consideration payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this ARTICLE 2. The Transaction Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE 2 will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the Agreement Date and that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided by Law.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand to hold as bare trustee, and any such holders who have not theretofore complied with this ARTICLE 2 will thereafter look only to the Surviving Corporation for payment of their claim for the Transaction Consideration (subject to abandoned property, escheat or other similar Laws).

(f) No Liability. None of Parent, Merger Subs, the Company or the Exchange Agent will be liable to any Person in respect of any consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been exchanged in accordance with this ARTICLE 2 prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this ARTICLE 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which will not exceed the Transaction Consideration payable with respect to such Certificate), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Transaction Consideration with respect thereto pursuant to this Agreement.

(h) Tax Withholding. Each of the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable tax Law. Each payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options or RSUs in respect of which such deduction and withholding was made.

Section 2.3 Treatment of Options; RSUs.

(a) Options.

(i) Each Unvested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time and is held by a Continuing Service Provider shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such

Unvested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a Parent Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Unvested Option immediately prior to such time and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Unvested Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Unvested Options as provided in this Section 2.3 shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Unvested Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Following the time of the conversion contemplated above, each such Unvested Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Option immediately prior to the Effective Time. Each Unvested Option that is outstanding immediately prior to the Effective Time and is held by a Person that is not a Continuing Service Provider shall not be assumed by Parent and shall, by virtue of the First Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(ii) Each Vested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Vested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a number of shares of Company Common Stock equal to (x) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option, minus (y) the Net Exercise Amount in respect of such Vested Option (which represents the exercise price of the Vested Option plus any applicable withholding taxes, which shall paid to the appropriate Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder of the Vested Option). The shares of Company Common Stock resulting from such conversion shall be considered outstanding shares of Company Common Stock for all purposes under this Agreement (including the Minimum Tender Condition) and treated as set forth in Section 2.1 above.

(iii) Each Option with an exercise price that is not less than the Transaction Consideration Value that is outstanding immediately prior to the Effective shall not be assumed by Parent and shall, by virtue of the Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(b) RSUs.

(i) Each RSU awarded in respect of shares of Company Common Stock granted under an Employee Benefit Plan that is outstanding as of the Effective Time shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such RSU, as of the Effective Time, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Equity Award Conversion Ratio. Following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable RSU immediately prior to the Effective Time.

(ii) Notwithstanding anything in this Agreement to the contrary, if a RSU is subject to an agreement with an individual holder in effect as of the date hereof that provides that such RSU shall be settled in connection with a change of control involving the Company (without the required occurrence of termination or any other event), or if a RSU otherwise becomes vested on or before the Effective Time (and has not already been settled), such RSU shall be treated as set forth in Section 2.1 above. Any applicable Taxes required to be withheld with respect to the settlement of RSUs at the Effective Time shall be withheld from the Parent shares that would otherwise be issued on settlement.

(c) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Options and RSUs (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3. Parent shall register the shares of Parent Common Stock issuable pursuant to Parent Options and Parent RSUs as promptly as practicable, and no later than ten (10) Business Days, after the Closing Date. Parent shall maintain the effectiveness of such registration statement until at least the earlier of, the date that no Parent Options or Parent RSUs remain outstanding and the one year anniversary of Closing. Parent shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Offer Acceptance Time, the Company shall take all actions, including obtaining any necessary determinations and resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and Law, to ensure that (A) except for the six-month offering period under the ESPP that commenced on August 20, 2017 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the Offer Acceptance Time shall occur prior to February 19, 2018 (which is the Purchase Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the Offer Acceptance Time, (ii) the ESPP shall terminate in its entirety immediately prior to the Offer Acceptance Time, and (iii) each ESPP participant’s accumulated contributions under the ESPP shall be refunded to the relevant participant without interest (except as otherwise required by local laws) as promptly as practicable following such termination and shall not be used to purchase shares of Company Common Stock; and (C) no further rights shall be granted or exercised under the ESPP after its termination.

(e) Following written notice from Parent delivered not less than ten (10) Business Days prior to the Effective Time, at or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause all stock plans of the Company to terminate at or prior to the Effective Time and (ii) ensure that from and after the Effective Time, none of Parent, the Merger Subs, the Company or any of their successors or Affiliates will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of awards pursuant thereto.

Section 2.4 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Expiration Time that are held by any Person who (i) is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (ii) as of the Expiration Time, has neither effectively withdrawn nor lost such Person’s rights to such appraisal and payment under the DGCL with respect to such Shares (“Appraisal Shares”), will not be converted into the right to receive Transaction Consideration as provided in Section 2.1(b)(i), but rather the holders of Appraisal Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Transaction Consideration as provided in Section 2.1(b)(i). The Company shall give Parent prompt notice (and in no event more than two (2) Business Days) of (i) any demand received by the Company for appraisal of Shares (and shall give Parent the opportunity (at Parent’s election) to direct and control all negotiations and proceedings with respect to any such demand) and (ii) any notice of exercise by any holder of Shares of appraisal rights in accordance with the DGCL. The Company shall not (and shall not agree to), without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company’s Annual Report filed on Form 10-K on March 10, 2017 and the Company SEC Reports filed by the Company with the SEC after such date but is publicly available at least one (1) Business Day prior to the Agreement Date (each, an “Available Company SEC Document”) (but (A) without giving effect to any amendment thereof filed with the SEC on or after the Agreement Date and (B) excluding any disclosure contained in such Available Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”) (with each exception set forth in the Company Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as may be amended after the Agreement Date in accordance with Section 5.1, the copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Company, as of the Agreement Date.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 Shares and (ii) 30,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of 5:00 p.m., Eastern time, on August 31, 2017 (the “Capitalization Date”): (i) 34,696,961 Shares were issued and outstanding (which excludes 2,335,144 Shares held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Shares were held by the Company in its treasury or by any Company Subsidiary. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of Company Common Stock pursuant to the exercise of Options and vesting of RSUs outstanding on such date and (B) there have been no issuances or grants of Options, RSUs or warrants or other rights to acquire capital stock of the Company.

(b) As of the Capitalization Date, (i) there were outstanding Options to purchase 3,274,916 Shares pursuant to the Stock Plans, (ii) there were 1,716,542 Shares subject to issuance pursuant to RSUs granted and outstanding pursuant to the Stock Plans, (iii) 4,600,736 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options and RSUs), (iv) 100,000 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Transaction Consideration, and (v) 396,372 Shares are reserved for future issuance under the ESPP (including Shares estimated in clause (iv) above).

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Options, RSUs, and other rights to purchase or receive Shares granted under the Stock Plans, any sub-plan thereto, or otherwise, and, for each such Option, RSU and other right, the number of Shares subject thereto, the terms of vesting (including any performance-based vesting and the extent that it will become accelerated as a result of the Mergers, either alone or in connection with any other event) and vested status, the grant and expiration dates, the exercise price, if applicable, the name of the holder thereof, whether such Option is an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, whether such Option may be early exercised (i.e., prior to vesting), the jurisdiction in which the award was granted, if applicable, the form of award agreement under which the grant was made, and the Stock Plan under which the grant was made. There are no equity award plans, agreements or similar arrangements other than the Stock Plans. The Options satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(i)(A) and the RSUs are exempt from Section 409A of the Code. Each Option has an exercise price at least equal to the fair market value of the Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, and no Option has had its exercise date or grant date “back dated.”

(d) The Company has Made Available to Parent complete and accurate copies of the following, each only to the extent they pertain to currently outstanding Options, RSUs and other rights to purchase or receive Shares (A) the Stock Plans, (B) forms of stock option agreements evidencing Options, any Option agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form Option agreement from which such award is based, (C) forms of agreements evidencing RSUs, any RSU agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form RSU agreement from which it is based, and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement to which the Company or a Company Subsidiary is a party or otherwise bound.

(e) There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) and Section 3.2(b) and except for shares of Company Common Stock issued since the Capitalization Date pursuant to the exercise of Options and vesting of RSUs outstanding on the Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(f) Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company, (ii) registration rights, preemptive rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of the Company or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

Section 3.3 Authorization; No Conflict; Consents.

(a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform and carry out its obligations hereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held prior to the execution and delivery of this Agreement, at which all of the directors of the Company Board were present, unanimously adopted resolutions (i) determining that this Agreement, including the Offer, the Mergers and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Mergers, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Mergers, and (v) making the Company Board Recommendation, in each case, on the terms and subject to the conditions of this Agreement. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 4.2 and that the First Merger is consummated in accordance with Section 251(h) of the DGCL, the Company Board has taken all actions so that the restrictions applicable to “business combinations” in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by the action of the Company Board under applicable Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Mergers and the other Transactions.

(c) Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions and compliance with the provisions hereof will (with or without notice or lapse of time, or both) (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) below, conflict with or violate any judgment, ruling, order, writ, injunction (whether temporary or permanent), or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement with the SEC, (iv) the filing of such reports, schedules or materials under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws and the rules and regulations of the NYSE, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, and would not reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Assuming that the First Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the First Merger.

Section 3.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter, which sets forth, as of the Agreement Date, for each Company Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. The Company has Made Available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary. There are no other Company Subsidiaries other than the Company Subsidiaries identified in Section 3.4(a) of the Company Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions, options, warrants, calls or other similar rights to acquire from the Company or any Company Subsidiary, and (ii) no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound, obligating the Company or such Company Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Company Subsidiary. There are no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2014, the Company has timely filed or otherwise furnished (as applicable) with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Report, none of the Company SEC Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company and the Company Subsidiaries contained in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2014, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.6 Books and Records. The books, records and accounts of the Company and each Company Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable).

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for the Company and the Company Subsidiaries in accordance with

GAAP or applicable Law. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurances (i) that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since January 1, 2014, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (x) any known material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to the Company’s Knowledge, oral) that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported to the current Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents.

(c) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.8 No Undisclosed Liabilities.

(a) Except as reflected in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Reports (“Most Recent Balance Sheet”), neither the Company nor any Company Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b) Neither the Company nor any Company Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements”

(as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

Section 3.9 Absence of Certain Changes or Events.

(a) Between December 31, 2016 and the Offer Acceptance Time, there has not been or occurred a Company Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) Between December 31, 2016 and the Agreement Date, except as set forth in Section 3.9(b) of the Company Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.1(b).

Section 3.10 Legal Proceedings.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries that (i) are material to the Company, (ii) relates to any Government Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b) There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any continuing investigation by any Government Authority.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective assets or properties, or any executive officer of the Company or any Company Subsidiary in their capacity as such, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 3.11 Employee Benefit Plans.

(a) The Company has Made Available to Parent a true, correct and complete list, as of the Agreement Date, of all material Company Employee Benefit Plans.

(b) With respect to each material Company Employee Benefit Plan, the Company has Made Available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Company Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Company Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service (the “IRS”) (or any other relevant tax authority), if any; (vi) all material administrative service agreements and group insurance Contracts currently in effect relating to each such Company Employee Benefit Plan; (vii) all filings within the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other similar requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. There are no unwritten material Company Employee Benefit Plans.

(c) Each Company Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the IRS (or, if applicable, an advisory or opinion letter upon which the sponsor of such Company Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified status of any such Company Employee Benefit Plan.

(d) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e) Neither the Company nor any Company ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Company Employee Benefit Plan and, to the Knowledge of the Company, no such transaction has occurred or is reasonably expected to occur with respect to any Company Employee Benefit Plan. No Company Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f) Neither the Company, nor any Company ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h) All contributions due from the Company or any Company Subsidiary with respect to any of the Company Employee Benefit Plans have been made or have been accrued on the Company Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after December 31, 2016 as a result of the operations of the Company and the Company Subsidiaries). All contributions due from the Company or any Company Subsidiary with respect to any Company Employee Benefit Plan have been timely made, including, without limitation, any Company Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Company Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Company; (ii) result in a payment or benefit under any Company Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Company Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Company Employee Benefit Plan.

(j) There are no loans by the Company or any Company Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of Section 402 of the Sarbanes-Oxley Act or similar applicable Law.

Section 3.12 Tax Matters.

(a) Tax Returns and Audits.

(i) Each of the Company and each Company Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii) There is no Legal Proceeding currently pending and served or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns alleging that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of the Company or the Company Subsidiaries other than Permitted Liens.

(iii) Neither the Company nor any Company Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding the Company or any Company Subsidiaries, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No Tax Return of the Company or any Company Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither the Company nor any Company Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv) The Company has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP, in respect of the periods or portions thereof prior to December 31, 2016, which accrual or reserve as of December 31, 2016 is fully reflected on the Company Financial Statements. Since December 31, 2016, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b) Withholding. The Company and each Company Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c) Certain Transactions and Obligations.

(i) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii) Neither the Company nor any Company Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between the Company and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under the Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(iv) Neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction governed, or intended to be governed, by Section 355 of the Code or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d) No Tax Shelters. Neither the Company nor any Company Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation.

(i) Except as set forth on Section 3.12(e)(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Company Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii) All Options have been appropriately authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii) The Company has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f) Reorganization Status.

(i) None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii) None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any material liability under any Environmental Law.

(b) No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Company Subsidiary to comply with any Environmental Law.

(c) To the Knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d) All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e) To the Knowledge of the Company, there are no material liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 3.14 Compliance with Laws; Permits.

(a) Neither the Company nor the Company Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any

Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits, certificates and other regulatory authorizations (“Permits”) from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of the Company and the Company Subsidiaries, taken as a whole. Except for any failures to be in compliance that would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Permits.

Section 3.15 Intellectual Property.

(a) Section 3.15(a)(i) of the Company Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Company or any Company Subsidiary. Other than as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, or except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries (1) own and possess all right, title and interest in and to all Company Owned Intellectual Property Rights and (2) to the Knowledge of the Company have the right to use and exploit (in the manner currently used and exploited by the Company and Company Subsidiaries) all material Company Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Company or the Company Subsidiaries. Other than as set forth on Section 3.15(a)(iii) of the Company Disclosure Letter, to the Knowledge of the Company, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Company such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Company, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Company Owned Intellectual Property Rights and are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Company Owned Intellectual Property Rights that are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any Company Subsidiary (i) has received any licenses (which includes for this Section 3.15 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Company or any Company Subsidiary (each an “In-bound License”);

provided, however, that In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Company Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product (C) non-exclusive licenses to Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Company or any Company Subsidiary by a customer of the Company or a customer of any Company Subsidiary, incorporated or embodied in any Company Product for such customer, that are incidental to the operation or marketing of the other Company Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product or (E) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Company Owned Intellectual Property Rights (each an “Out-bound License”); provided, however, that Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Company Products or incidental to the provision of services to the Company or its Subsidiaries, or (C) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company, (A) none of the Company Products does, and the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Company, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Company Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Company, claims threatened by the Company or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Company Owned Intellectual Property Rights. To the Knowledge of the Company, no third party is infringing, violating, diluting, or misappropriating any material Company Owned Intellectual Property Rights.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Company’s or any Company Subsidiaries’ ownership or right to use any Company Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material In-bound License or Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Company or any of its Subsidiaries or in the granting of any right or licenses to any Company Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Company or any Company Subsidiary under any agreement governing any Company Intellectual Property Rights.

(e) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Company and each Company Subsidiary has required, except as would not be material to the

Company or the Company Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Company or any of the Company Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f) Neither the Company nor any Company Subsidiary is under any obligation to license any Company Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Company Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Company Subsidiary from any Governmental Authority.

(g) To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are (i) no defects in any of the Company Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the Agreement Date, the Company and the Company Subsidiaries possess all source code and other materials used by the Company and the Company Subsidiaries in the development and maintenance of the Company Products. The Company and the Company Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Company, any material source code that embodies material Technology of the Company or the Company Subsidiaries or Company Intellectual Property Rights for any Company Product.

(h) The Company and the Company Subsidiaries have and, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Company Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 3.15(h) of the Company Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, or as would not be material to the Company and the Company Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Company or any Company Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 3.15(i) of the Company Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Company and developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Company’s or any Company Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Company Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Company or any Company Subsidiary; and (iii) the Company has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the Company or any Company Subsidiary, and no consultant or independent contractor hired by the Company or any Company Subsidiary to perform services for the Company or any Company Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Company Owned Intellectual Property Rights.

(j) Except as set forth in Section 3.15(j) of the Company Disclosure Letter, there are no proceedings, settlement agreements to which the Company is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Company’s or any Company Subsidiaries’ rights to use any

Company Intellectual Property Rights or Technology material to the Company; (ii) restrict the use of Technology material to the Company or the conduct of the Company’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Company Intellectual Property Rights; or (iv) affect the validity or enforceability of any Company Intellectual Property Rights.

(k) Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have never (i) incorporated any Publicly Available Software into, or combined Publicly Available Software with, the Company Products, (ii) distributed Publicly Available Software in conjunction with any Company Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Company or any Company Subsidiary with respect to any Company Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Company Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Company Products. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have, to the Knowledge of the Company, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Company Products.

Section 3.16 Labor and Other Employment Matters.

(a) The Company has Made Available to Parent a materially complete and accurate list, that is redacted to remove all employee names, of the current employees of the Company and each Company Subsidiary as of August 31, 2017 and shows, to the extent permitted by applicable Law, with respect to each such employee (i) the employee’s position held, work location and base salary or hourly wage rate, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (ii) the date of hire, (iii) vacation accrued as of August 31, 2017, and (iv) full-time, part-time, temporary, or leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves). Except as set forth in any contract Made Available to Parent or as required by applicable Law, the employment of each current employee of the Company and each Company Subsidiary is terminable at will, with or without cause and with or without advance notice. The Company has delivered or Made Available to Parent accurate and complete copies of all material employee manuals and handbooks, policy statements and other written materials relating to the employment of the Employees.

(b) To the Company’s Knowledge, the Company and each Company Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Company and the Company Subsidiaries have taken all reasonable actions to ensure that the relationship of the Company and the Company Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur any Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Company, all employees of the Company and each Company Subsidiary are legally permitted to be employed by the Company or any Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(c) Since January 1, 2016, neither the Company nor any Company Subsidiary has taken any action which would constitute a “mass layoff” or “plant closing” as defined by the United States Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing by the Company or its Subsidiaries would trigger any notice or other obligations under the WARN Act or similar foreign, state or local Law.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment or contractor relationship or its or their obligations as an employing or engaging party.

(e) To the Knowledge of the Company, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Company, engaged in any organizing activity with respect to any employee of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Company or any of the Company Subsidiaries. There has not been, and to the Knowledge of the Company or any Company Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of the Company relating to the alleged violation by the Company of any labor relations Law, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Company and the Company Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Company or any Company Subsidiaries that would be covered under such regulation.

Section 3.17 Insurance. The Company has Made Available to Parent all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.18 Material Contracts; Related Party Transactions.

(a) Except for this Agreement or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(iii) any Contract which impose any material restrictions on the Company’s ability to assert or enforce any Company Owned Intellectual Property Rights;

(iv) any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v) any Company Employee Agreement with any current executive officer or any current member of the Company Board;

(vi) any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by the Company or any Company Subsidiaries with a value greater than $250,000;

(vii) any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by the Company or any Company Subsidiary of more than $250,000 in any calendar year;

(viii) any Contract for the supply of Company Products (other than insertion orders) with any of the twenty (20) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(ix) any Contract for the supply of products, services or Technology with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(x) any Contract for the supply of products, services or Technology (other than short-term media buys) (A) with any of the twenty (20) largest publishers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016 or (B) with any publisher of the Company or the Company Subsidiaries that provides for a guaranteed minimum payment by the Company or such Company Subsidiary;

(xi) any Leases;

(xii) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with the Company or any Company Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP, in each case in excess of $250,000;

(xiii) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv) any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv) any Contract that grants an exclusive license in, under, or to any Company Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Company or any Company Subsidiary to use or exploit any Company Owned Intellectual Property Rights, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(xvi) any Contract (A) imposing any most favored nations or most favored customer status conditions on the Company or any of its Subsidiaries, except for those which are not material to the Company and the

Company Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on the Company or any of its Subsidiaries; and

(xvii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xvii) is referred to herein as a “Company Material Contract.”

(b) A true, correct and complete copy of each Company Material Contract has been Made Available to Parent. Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There is no material default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Company Material Contract.

(d) Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports.

(e) Since January 1, 2014 through the Agreement Date, neither the Company nor any of the Company Subsidiaries has waived or knowingly failed to enforce any confidentiality or non-use agreement relating to a Takeover Proposal or terminated, amended, waived or failed to enforce any standstill or similar agreement or restriction which the Company or any Company Subsidiary is a party.

Section 3.19 Properties and Assets.

(a) The Company or one of the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or such Company Subsidiary or acquired after the date thereof, in each case that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.19(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Leased Real Property” and the agreements relating there to, the “Leases”). With respect to each Lease listed or required to be listed in Section 3.19(b) of the Company Disclosure Letter: (A) to the Knowledge of the Company, there are no disputes with respect to any such Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole; and (B) the Company or one of the Company Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

Section 3.20 Privacy Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Company or any Company Subsidiary.

(b) To the Company’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Company or any Company Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Company or any Company Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Company’s Knowledge, such disclosures have not contained any material omissions. The Company’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company and each Company Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws, government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Company, any Company Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Company’s or any Company Subsidiary’s behalf. The Company and each Company Subsidiary have implemented appropriate technical and organizational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented appropriate procedures to ensure that the Company’s and each Company Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software. To the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of the Company’s or any Company Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Company.

(d) Neither the Company nor any Company Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the control of the Company or any Company Subsidiary, and, to the Company’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(e) To the Knowledge of the Company, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Company or any Company Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Company receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.21 Certain Business Practices.

(a) (i) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of the Company or any Company Subsidiary) or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with (A) applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, the Company has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

(b) Since January 1, 2014, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“Sanctions”). Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with applicable Sanctions Laws.

(c) The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) the Company and the Company Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Company Subsidiary with respect to export licenses or other approvals; (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any Company Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to the Company’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 3.22 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Transaction Consideration to be received by holders of Company Common Stock (excluding Parent and its Affiliates) pursuant to the Offer and the Mergers, as provided in this Agreement, was fair, from a financial point of view, to such holders of shares of Company Common Stock. As at the Agreement Date, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified. A true, correct and complete copy of such opinion will be provided by the Company to Parent solely for informational purposes not later than two (2) Business Days after the Agreement Date.

Section 3.23 Information Supplied. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), the Registration Statement (including the Offer Prospectus) (and any amendment thereof or supplement thereto), shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) shall comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.24 Broker’s or Finder’s Fees. Except for Deutsche Bank Securities Inc. (the “Company Financial Advisor”), no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.25 Solvency.

(a) The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b) The Company has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 3.26 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any implied or express representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, the Merger Subs or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, the Merger Subs or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (i) as disclosed in any form, statement, certification, report or document which is filed or furnished after December 31, 2016 by Parent to a Regulatory Information Service in accordance with or is available on Parent’s website under the heading “Investors,” in compliance with the AIM Rules for Companies and is publicly available at least one (1) Business Day prior to the Agreement Date (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Parent to the Company (the “Parent Disclosure Letter”) (with each exception set forth in the Parent Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Parent Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 4.1 Incorporation, Organization and Qualification.

(a) Parent and each Merger Sub is a corporation or other legal entity duly incorporated, organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Parent and each Merger Sub has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Parent and each Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Except as may be amended after the Agreement Date, pursuant to the Circular and Notice of GM or otherwise in accordance with Section 5.2, the articles of association of the Parent which are filed with the Registrar of Companies are complete and correct copies of such document and contain all amendments thereto as in effect on the Agreement Date. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Parent, as of the Agreement Date.

Section 4.2 Merger Subs; Ownership of Shares. Since the date of their respective incorporation or organization, and prior to the Effective Time, neither of the Merger Subs has carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor either Merger Sub owns (directly or indirectly), and at all times for the past three (3) years has not owned, any Shares or holds, or at any time for the past three (3) years has not held, any rights to acquire any Shares except pursuant to this Agreement.

Section 4.3 Capitalization.

(a) As of the Capitalization Date the issued share capital of Parent consists of 495,652,162 shares of Parent Common Stock and one share of Parent Deferred Stock and no shares were held by Parent in its treasury or by any Parent Subsidiary. Such issued shares have been duly allotted and validly issued, and are fully paid up and, except as provided in Companies Legislation, free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by Parent of ordinary shares other than issuances of Parent Common Stock pursuant to the exercise of Parent Options and Parent RSUs outstanding on such date and (B) there have been no issuances or grants of options or warrants or other rights to acquire share capital of Parent.

(b) As of the Capitalization Date, (i) there were outstanding options to purchase 36,978,766 shares of Parent Common Stock pursuant to the Parent Stock Plans, (ii) there were 5,648,575 shares of Parent Common Stock subject to issuance pursuant to Parent RSUs granted and outstanding pursuant to the Parent Stock Plans, and (iii) 31,720,483 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (including upon exercise of the Parent Options and Parent RSUs).

(c) Except for the buyback arrangements contemplated in the Circular and Notice of GM and described in Section 1.1(g)(ii) of this Agreement, there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any issued Parent Common Stock. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and Parent RSUs, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth in Section 4.3(a) and Section 4.3(b) and except as permitted pursuant to Section 5.2 of this Agreement or for shares of Parent Common Stock issued since the Capitalization Date pursuant to the exercise of Parent Options and vesting of Parent RSUs outstanding on the Capitalization Date, (i) no shares or other voting securities of Parent are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d) Except as contemplated by this Agreement and the Letter of Intent or described in this Section 4.3, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent, (ii) registration rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of Parent and, except as provided in Companies Legislation, preemptive rights or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent.

Section 4.4 Authorization; No Conflict; Required Consents.

(a) Each of Parent and each Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to the receipt of Parent Shareholder Approval, to carry out its obligations hereunder and thereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by Parent and Merger Subs, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions have been duly authorized by the respective Boards of Directors of Parent and the Merger Subs, and other than the Parent Shareholder Approval, no other authorizations, approvals of Parent or the Merger Subs (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The respective board of directors of Parent and each Merger Sub has, by resolutions duly adopted September 4, 2017 by the unanimous vote of all the directors serving on such board on September 4, 2017, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Mergers and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or the Merger Subs, the consummation by Parent or the Merger Subs of the Transactions or compliance by Parent or the Merger Subs with any of the provisions herein will (with or without notice or lapse of time, or both) (i) result in a violation or breach of or conflict with the memorandum of association or articles of association of Parent or the certificates of incorporation or bylaws or other organizational documents of the Merger Subs, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or the Merger Subs under any of the terms, conditions or provisions of any Contract to which Parent or the Merger Subs is a party or by which Parent or the Merger Subs or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, conflict with or violate any Judgment or Law applicable to Parent or the Merger Subs or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Neither the execution, delivery or performance of this Agreement by Parent or the Merger Subs or the consummation by the Parent and the Merger Subs of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority except for (i) the pre-merger notification requirements under the HSR Act, and relevant notification / clearance requirements or clearances following any notifications under any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of the Registration Statement (including the Offer Prospectus) with the SEC in accordance with the Securities Act, (v) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the Transactions, (vi) such consents, approvals, orders, authorizations, public announcements, registrations, declarations, notices and filings (including “blue sky” filings, the Circular and Notice of GM) as may be required under Companies Legislation or applicable securities Laws, including the AIM Rules for Companies, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Subsidiaries.

(a) The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.5(a) of the Parent Disclosure Letter, which sets forth, as of the Agreement Date, for each Parent Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. Parent has Made Available to the Company true, correct and complete copies of the memorandum of association and articles of association of Parent and the certificates of incorporation of the Merger Subs and bylaws or other organizational documents of Parent and the Merger Subs. There are no other Parent Subsidiaries other than the Parent Subsidiaries identified in Section 4.5(a) of the Parent Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by Parent or by a Parent Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions, options, warrants, calls or other similar rights to acquire from Parent or any Parent Subsidiary, and (ii) no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound, obligating Parent or such Parent Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Parent Subsidiary. Except as set forth in Section 4.5(b) of the Parent Disclosure Letter, there are no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound requiring Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary prior to the Closing. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other Contracts to which Parent or any Parent y Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Parent Subsidiary.

Section 4.6 Public Information and Financial Statements.

(a) Since January 1, 2014, Parent has timely filed or otherwise furnished (as applicable) all forms, reports, schedules, prospectuses, circulars, announcements and other documents (collectively, including all exhibits thereto, the “Parent Public Reports”) required to be filed or furnished by Parent with a Regulatory Information Service. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Parent Public Reports complied in all material respects as to form with the requirements of the AIM Rules for Companies and the Companies Act 2006 that are applicable to such Parent Public Reports, and, except to the extent that information contained in such Parent Public Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Parent Public Report, none of the Parent Public Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with a Regulatory Information Service.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including, in each case, any related notes and schedules thereto) of Parent as of and for the years ended March 31, 2017 and March 31, 2016 (collectively, the “Parent Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Companies Act 2006 with respect thereto, (ii) have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by IFRS), and (iii) give a true and fair view of the assets, liabilities, loss and cash flows of the Parent as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.7 Books and Records. The books, records and accounts of Parent and each Parent Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with IFRS (to the extent applicable).

Section 4.8 Internal Controls.

(a) Parent has established and maintains a system of internal controls over financial reporting sufficient to provide a reasonable basis for the directors to make proper judgments on an ongoing basis as to the financial position and prospectus of the company. Parent has established and maintains disclosure controls and procedures to provide reasonable assurances (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied and (ii) that transactions are executed only in accordance with the authorization of management.

(b) Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent any director or officer of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to Parent’s Knowledge, oral) that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any Parent Subsidiary has reported to the current Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents.

(c) Parent is in compliance in all material respects with the AIM Rules for Companies.

Section 4.9 No Undisclosed Liabilities.

(a) Except as reflected in the most recent consolidated balance sheet of Parent (or the notes thereto) included in the Parent Public Reports (“Parent Most Recent Balance Sheet”), neither Parent nor any Parent Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b) Neither Parent nor any Parent Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements, where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent Public Reports.

Section 4.10 Absence of Certain Changes or Events.

(a) Between March 31, 2017 and the Offer Acceptance Time, there has not occurred a Parent Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(b) Between March 31, 2017 and the Agreement Date, except as set forth in Section 4.10(b) of the Parent Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.2(b).

Section 4.11 Information Supplied. None of the information supplied or to be supplied by Parent or the Merger Subs specifically for inclusion or incorporation by reference in the Offer Documents, the Registration Statement (including the Offer Prospectus) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement (including the Offer Prospectus) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or the Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents and in the Registration Statement (including the Offer Prospectus).

Section 4.12 Legal Proceedings.

(a) There are no Legal Proceedings pending or threatened against Parent or any of the Parent Subsidiaries or any person for whose acts or defaults the Parent may be vicariously liable that (i) are material to Parent, (ii) relates to any Governmental Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b) There are no Judgments of any Governmental Authority or arbitrator outstanding against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of Parent, neither the Parent nor any Parent Subsidiary is subject to any continuing investigation by any Government Authority.

(c) Section 4.12(c) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective assets or properties, or any executive officer of Parent or any Parent Subsidiary in their capacity as such, or for which Parent or any Parent Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 4.13 Employee Benefit Plans

(a) The Parent has Made Available to Company a true, correct and complete list, as of the Agreement Date, of all material Parent Employee Benefit Plans.

(b) With respect to each material Parent Employee Benefit Plan, the Parent has Made Available to the Company a true, correct and complete copy of: (i) each written Parent Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Parent Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Parent Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS (or any other relevant tax authority), if any; (vi) all material administrative service agreements and group insurance Contracts currently in effect relating to each such Parent Employee Benefit Plan; (vii) all filings within the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan. There are no unwritten material Parent Employee Benefit Plans.

(c) Each Parent Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) or otherwise achieve tax savings has received a favorable determination letter from the IRS or any other relevant tax authority (or, if applicable, an advisory or opinion letter upon which the sponsor of such Parent Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified or tax efficient status of any such Parent Employee Benefit Plan.

(d) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e) Neither the Parent, nor any Parent Subsidiary nor any Parent ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan and, to the Knowledge of the Parent, no such transaction has occurred or is reasonably expected to occur with respect to any Parent Employee Benefit Plan. No Parent Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f) Neither the Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Parent Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h) All contributions due from Parent or any Parent Subsidiary with respect to any of the Parent Employee Benefit Plans have been made or have been accrued on the Parent Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after March 31, 2017 as a result of the operations of Parent and the Parent Subsidiaries). All contributions due from Parent or any Parent Subsidiary with respect to any Parent Employee Benefit Plan have been timely made, including, without limitation, any Parent Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Parent Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Parent; (ii) result in a payment or benefit under any Parent Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Parent Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Parent Employee Benefit Plan.

(j) There are no loans by the Parent or any Parent Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of applicable Law governing the making of such loans to such persons by Parent or any Parent Subsidiary.

Section 4.14 Tax Matters.

(a) Tax Returns and Audits.

(i) Each of Parent and each Parent Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by Parent and each Parent Subsidiary. Neither Parent nor any Parent Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii) There is no Legal Proceeding currently pending and served or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No written claim has been made by a Governmental Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns alleging that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of Parent or any Parent Subsidiary other than Permitted Liens.

(iii) Neither Parent nor any Parent Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding Parent or any Parent Subsidiary, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No Tax Return of Parent or any Parent Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due from Parent or any Parent Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither Parent nor any Parent Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv) Parent has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with IFRS, in respect of the periods or portions thereof prior to March 31, 2017, which accrual or reserve as of March 31, 2017 is fully reflected on the Parent Financial Statements. Since March 31, 2017, neither Parent nor any Parent Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business or inconsistent with past custom and practice.

(v) Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b) Withholding. Parent and each Parent Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c) Certain Transactions and Obligations.

(i) Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii) Neither Parent nor any Parent Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between Parent and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was Parent or a Parent Subsidiary) or (B) has any liability for any Taxes of any Person (other than Parent or a Parent Subsidiary) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(d) No Tax Shelters. Neither Parent nor any Parent Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation.

(i) Except as set forth on Section 4.14(d)(i) of the Parent Disclosure Letter, Parent and the Merger Subs are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Parent Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii) All Options have been appropriately authorized by the Parent Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii) Parent has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f) Reorganization Status.

(i) None of Parent or any Parent Subsidiary is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii) None of the Parent or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of Parent,

threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any material liability under any Environmental Law.

(b) No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of Parent, threatened by any Governmental Authority or other Person relating to or arising out of any failure of Parent or any Parent Subsidiary to comply with any Environmental Law.

(c) To the Knowledge of Parent, there are no conditions on any real property owned, leased or operated by Parent or any Parent Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d) All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent’s and the Parent Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e) To the Knowledge of Parent, there are no material liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Parent, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 4.16 Compliance with Laws; Permits.

(a) Neither Parent nor the Parent Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to Parent or the Parent Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and the Parent Subsidiaries have all Permits from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of Parent and the Parent Subsidiaries, taken as a whole. Except for any failures to be in compliance that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all such Permits.

Section 4.17 Intellectual Property.

(a) Section 4.17(a)(i) of the Parent Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Parent or any Parent Subsidiary. Other than as set forth in Section 4.17(a)(ii) of the Parent Disclosure Letter, or except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the Parent and the Parent Subsidiaries (1) own and possess all right, title and interest in and to all Parent Owned Intellectual Property Rights and (2) to the Knowledge of the Parent have the right to use and exploit (in the manner currently used and exploited by the Parent and Parent Subsidiaries) all material Parent Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Parent or the Parent

Subsidiaries. Other than as set forth on Section 4.17(a)(iii) of the Parent Disclosure Letter, to the Knowledge of the Parent, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Parent such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Parent, the Parent and the Parent Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Parent and the Parent Subsidiaries as currently conducted, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Parent Owned Intellectual Property Rights and are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Parent Owned Intellectual Property Rights that are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole.

(b) Section 4.17(b) of the Parent Disclosure Letter sets forth each Contract pursuant to which the Parent or any Parent Subsidiary (i) has received any licenses (which includes for this Section 4.17 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Parent or any Parent Subsidiary (each a “Parent In-bound License”); provided, however, that Parent In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Parent Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product (C) non-exclusive licenses to Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Parent or any Parent Subsidiary by a customer of the Parent or a customer of any Parent Subsidiary, incorporated or embodied in any Parent Product for such customer, that are incidental to the operation or marketing of the other Parent Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product or (E) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Parent Owned Intellectual Property Rights (each a “Parent Out-bound License”); provided, however, that Parent Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Parent Products or incidental to the provision of services to the Parent or its Subsidiaries, or (C) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole.

(c) Except as set forth on Section 4.17(c) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole: (i) to the Knowledge of the Parent, (A) none of the Parent Products does, and the operation of the business of the Parent and the Parent Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Parent, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Parent or the Parent Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Parent Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Parent, claims threatened by the Parent or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Parent Owned Intellectual Property Rights. To the Knowledge of the Parent, no third party is infringing, violating, diluting, or misappropriating any material Parent Owned Intellectual Property Rights.

(d) Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Parent’s or any Parent Subsidiaries’ ownership or right to use any Parent Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material Parent In-bound License or Parent Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Parent or any of its Subsidiaries or in the granting of any right or licenses to any Parent Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Parent or any Parent Subsidiary under any agreement governing any Parent Intellectual Property Rights.

(e) The Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Parent and each Parent Subsidiary has required, except as would not be material to the Parent or the Parent Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Parent or any of the Parent Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f) Neither the Parent nor any Parent Subsidiary is under any obligation to license any Parent Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Parent Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Parent Subsidiary from any Governmental Authority.

(g) To the Knowledge of the Parent, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are (i) no defects in any of the Parent Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the Agreement Date, the Parent and the Parent Subsidiaries possess all source code and other materials used by the Parent and the Parent Subsidiaries in the development and maintenance of the Parent Products. The Parent and the Parent Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Parent, any material source code that embodies material Technology of the Parent or the Parent Subsidiaries or Parent Intellectual Property Rights for any Parent Product.

(h) The Parent and the Parent Subsidiaries have and, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Parent Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 4.17(h) of the Parent Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i) Except as set forth in Section 4.17(i) of the Parent Disclosure Letter, or as would not be material to the Parent and the Parent Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Parent or any Parent Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 4.17(i) of the Parent Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Parent and developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Parent’s or any Parent Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Parent Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Parent or any Parent Subsidiary; and (iii) the Parent has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the Parent or any Parent Subsidiary, and no consultant or independent contractor hired by the Parent or any Parent Subsidiary to perform services for the Parent or any Parent Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Parent Owned Intellectual Property Rights.

(j) Except as set forth in Section 4.17(j) of the Parent Disclosure Letter, there are no proceedings, settlement agreements to which the Parent is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Parent’s or any Parent Subsidiaries’ rights to use any Parent Intellectual Property Rights or Technology material to the Parent; (ii) restrict the use of Technology material to the Parent or the conduct of the Parent’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Parent Intellectual Property Rights; or (iv) affect the validity or enforceability of any Parent Intellectual Property Rights.

(k) Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have never (i) incorporated any Publicly Available Software into, or combined Publicly Available Software with, the Parent Products, (ii) distributed Publicly Available Software in conjunction with any Parent Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Parent or any Parent Subsidiary with respect to any Parent Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Parent Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Parent Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Parent Products. Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have, to the Knowledge of the Parent, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Parent Products.

Section 4.18 Labor and Other Employment Matters.

(a) To the Parent’s Knowledge, the Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Parent and the Parent Subsidiaries have taken all reasonable actions to ensure that the relationship of the Parent and the Parent Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Parent or any of its Subsidiaries would reasonably be expected to incur any

Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Parent, all employees of the Parent and each Parent Subsidiary are legally permitted to be employed by the Parent or any Parent Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(b) Since January 1, 2016, neither the Parent nor any Parent Subsidiary has taken any action which would constitute (i) a “mass layoff” or “plant closing” as defined by the WARN Act or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied; or (ii) a collective redundancy as defined by the EU Collective Redundancies Directive (Council Directive 98/59/EC) and as transposed into applicable Law.

(c) Except as set forth in Section 4.18(c) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Parent or any of the Parent Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Parent, threatened in writing against the Parent or any Parent Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant, or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment, or contractor relationship or its or their obligations as an employing or engaging party.

(d) To the Knowledge of the Parent, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Parent, engaged in any organizing activity with respect to any employee of the Parent or any Parent Subsidiary. Neither the Parent nor any of the Parent Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Parent or any of the Parent Subsidiaries. There has not been, and to the Knowledge of the Parent or any Parent Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of Parent relating to the alleged violation of any labor relations Law by Parent, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Parent and the Parent Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Parent or any of the Parent Subsidiaries that would be covered under such regulation.

Section 4.19 Insurance. Parent has Made Available to the Company all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Parent and the Parent Subsidiaries (collectively, the “Parent Insurance Policies”). Each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and Parent is in compliance in all material respects with the terms and conditions of such Parent Insurance Policies. Parent has not received any written notice regarding nay invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 4.20 Material Contracts; Related Party Transactions.

(a) Except for this Agreement or as set forth in Section 4.20 of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent or any of the Parent Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i) any Contract not made in the ordinary course of business which is material to Parent and the Parent Subsidiaries, taken an a whole, and is to be performed in whole or in part after the Agreement Date;

(ii) any Contract containing covenants binding upon Parent or any Parent Subsidiary that materially restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole;

(iii) any Contract which imposes any material restrictions on Parent’s ability to assert or enforce any Parent Owned Intellectual Property Rights;

(iv) any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v) any Parent Employee Agreement with any current executive officer or any current member of the Parent Board;

(vi) any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by Parent or any Parent Subsidiaries with a value greater than $250,000;

(vii) any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by Parent or any Parent Subsidiary of more than $250,000 in any calendar year;

(viii) any Contract for the supply of Parent Products with any of the twenty (20) largest customers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of revenues received by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(ix) any Contract for the supply of products, services or Technology (other than short term media buys) with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(x) any Contract for the supply of products, services or Technology (A) with any of the twenty (20) largest publishers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017 or (B) with any publisher of Parent or the Parent Subsidiaries that provides for a guaranteed minimum payment by Parent or such Parent Subsidiary;

(xi) any Parent Leases;

(xii) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with Parent or any Parent Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with IFRS, in each case in excess of $250,000;

(xiii) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv) any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv) any Contract that grants an exclusive license in, under, or to any Parent Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Parent or any Parent Subsidiary to use or exploit any Parent Owned Intellectual Property Rights, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole; and

(xvi) any Contract (A) imposing any most favored nations or most favored customer status conditions on Parent or any of its Subsidiaries, except for those which are not material to Parent and the Parent

Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on Parent or any of its Subsidiaries; and

(xvii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Parent Material Contract.”

(b) A true, correct and complete copy of each Parent Material Contract has been Made Available to the Company. Each of the Parent Material Contracts is valid and binding on Parent and each Parent Subsidiary party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) There is no material default under any Parent Material Contract by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written notice of termination or cancellation under any Parent Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Parent Material Contract.

(d) Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings with any Affiliates, directors or officers of Parent or any Parent Subsidiary, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed in the Parent Public Reports.

Section 4.21 Properties and Assets.

(a) Parent or one of the Parent Subsidiaries have, and immediately following the Effective Time will continue to have, good, valid and marketable title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Parent Public Reports as being owned by Parent or such Parent Subsidiary or acquired after the date thereof, in each case that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b) Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.21(b) of the Parent Disclosure Letter contains (i) a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which Parent or any Parent Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Parent Leased Real Property” and the agreements relating there to, the “Parent Leases”). With respect to each Parent Lease listed or required to be listed in Section 4.21(b) of the Parent Disclosure Letter: (A) to the Knowledge of Parent, there are no disputes with respect to any such Parent Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent and the Parent Subsidiaries, taken as a whole; and (B) Parent or one of the Parent Subsidiaries that is either the tenant or licensee named under the Parent Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Parent Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any of the Parent Subsidiaries.

Section 4.22 Privacy Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Parent or any Parent Subsidiary.

(b) To the Parent’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Parent or any Parent Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Parent or any Parent Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Parent’s Knowledge, such disclosures have not contained any material omissions. The Parent’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent and each Parent Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws , and government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(d) To the Knowledge of the Parent, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Parent, any Parent Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Parent’s or any Parent Subsidiary’s behalf.

(e) The Parent and each Parent Subsidiary have implemented appropriate technical and organisational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented appropriate procedures to ensure that the Parent’s and each Parent Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software.

(f) To the Knowledge of the Parent, there have been no successful unauthorized intrusions or breaches of the security of the Parent’s or any Parent Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Parent.

(g) Neither the Parent nor any Parent Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the control of the Parent or any Parent Subsidiary, and, to the Parent’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(h) To the Knowledge of the Parent, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Parent or any Parent Subsidiary. The Parent and the Parent Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Parent or any Parent Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Parent receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.23 Certain Business Practices.

(a) (i) Neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of Parent or any Parent Subsidiary) or any other Person associated with or acting for or on behalf of Parent or any Parent Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with (A) applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, Parent has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

(b) Since January 1, 2014, neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury. Since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, its or any Parent Subsidiary’s representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with applicable economic sanctions Laws.

(c) Parent and Parent Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) Parent and Parent Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) Parent and Parent Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to Parent’s Knowledge, threatened claims against Parent or any Parent Subsidiary with respect to export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to Parent’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to Parent and Parent Subsidiaries, taken as a whole. Since January 1, 2016, neither Parent nor any Parent Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to Parent’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 4.24 Solvency.

(a) Neither Parent nor the Merger Subs is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b) The Parent has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 4.25 DGCL Section 203. None of Parent, the Merger Subs and their respective Subsidiaries is or has been at any time during the period commencing three (3) years prior to the Agreement Date through the Agreement Date, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, the Merger Subs nor any of their Subsidiaries directly or indirectly owns any Shares as of the Agreement Date, other than shares beneficially owned through benefit or pension plans.

Section 4.26 Broker’s or Finder’s Fees. Except for NUMIS Securities Limited and PEM Corporate Finance, no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.27 Financing. Assuming satisfaction of the Offer Conditions, upon commencement of the Offer, Parent and the Merger Subs will have sufficient funds and/or access to adequate financing arrangements to consummate the Offer at the Offer Acceptance Time and to consummate the Mergers and the Other Transactions at the Effective Time.

Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Parent or the Merger Subs, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, during the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to ARTICLE 8 (the “Pre-Closing Period”), except (i) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.1 of the Company Disclosure Letter:

(a) The businesses of the Company and each Company Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.1 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to keep available in all material respects the services of the current officers, employees and consultants of the Company and each Company Subsidiary and to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with the Company or any Company Subsidiary; and

(b) The Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise (including any material Company Owned Intellectual Property) (except, in the case of any of the foregoing (1) in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries and (3) as provided for in the Company’s capital expense budget Made Available to Parent or Parent’s Representatives);

(ii) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract, or amend or modify any Company Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Company or any Company Subsidiary;

(iii) enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Company Material Contract, except in the ordinary course of business;

(iv) enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(v) (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to the Company and the Company Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Company Intellectual Property Rights; or (C) abandon any material Company Owned Intellectual Property Rights;

(vi) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(vii) amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(viii) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent and for the quarterly dividend of $0.03 per share to be paid by the Company on October 9, 2017;

(ix) repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of RSUs as required under a RSU agreement;

(x) split, combine, subdivide or reclassify any outstanding shares of its capital stock;

(xi) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date made available to Parent prior to the Agreement Date, (B) for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the Agreement Date, (C) for the settlement of RSUs granted prior to the Agreement Date, (D) pursuant to the operation of the ESPP in accordance with Section 2.3 and (E) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 150,000 Company Common Stock (as adjusted pursuant to Section 1.11);

(xii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xiii) make any loans or advances, except (A) any payments in connection with the Company’s Master Sales Incentive Plan made available to Parent prior to the Agreement Date, consistent with past practice, (B) to or for the benefit of the Company Subsidiaries or (C) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with the Company’s existing policies to employees of the Company or any Company Subsidiary;

(xiv) except (x) as set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter or (y) to the extent required in a Company Employee Benefit Plan in existence as of the Agreement Date made available to Parent prior to the Agreement Date: (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Company shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Company of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Company Employee Agreement; (C) materially increase or decrease the benefits payable under any Company Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Company Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date) if it were in existence on the Agreement Date, or amend any existing Company Employee Benefit Plan; (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.11(i) (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to the Company under any Company Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000);

(xv) (A) execute or amend any indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Company or any of the Company Subsidiaries;

(xvi) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Company or any Company Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xvii) change any material Tax accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(xviii) (A) amend any income Tax Return or any material non-income Tax Return, (B) make, change or revoke any material Tax election, (C) settle or compromise any material Tax claim or assessment by any Governmental Authority, (D) surrender or waive any right to claim a material Tax refund, or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix) settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13) or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Company or any Company Subsidiary following the Effective Time, or waive any material claims or rights, or (B) those Legal Proceedings set forth on Schedule 5.1(b)(xix));

(xx) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xxi) make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2017 capital expenditure plan previously Made Available to Parent;

(xxii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xxiii) take or agree in writing or otherwise to take any of the actions precluded by Section 5.1(a) or Section 5.1(b).

Section 5.2 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, during the Pre-Closing Period except (i) with the written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.2 of the Parent Disclosure Letter:

(a) The businesses of Parent and each Parent Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and Parent and each Parent Subsidiary shall use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with Parent or any Parent Subsidiary; and

(b) Parent shall not, and shall not permit any of the Parent Subsidiaries to, do any of the following:

(i) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Parent Material Contract, or amend or modify any Parent Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Parent or any Parent Subsidiary;

(ii) except as permitted pursuant to Section 5.2(b)(v), enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Parent Material Contract, except in the ordinary course of business;

(iii) enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(iv) (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to Parent and the Parent Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Parent Intellectual Property Rights; or (C) abandon any material Parent Owned Intellectual Property Rights;

(v) (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to Parent and the Parent Subsidiaries, considered as a single enterprise (including any material Parent Owned Intellectual Property), (B) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof; (C) with respect to Parent only, amend its articles of association or bylaws; or (D) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except, nothing in this Agreement shall prohibit the Parent or the Parent Subsidiaries from (1) taking such actions in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) making dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Parent and the Parent Subsidiaries the whole, (3) taking any such actions if provided for in the Parent’s capital expense budget Made Available to Company or Company’s Representatives, (4) subject to Section 6.19 of this Agreement, entering into a Parent Specified Agreement or consummating a Parent Takeover Proposal, or (5) the acquisition by Parent, or merger with or purchase of an interest in, any other Person (other than the Company as contemplated by the Transactions) if such acquisition, merger or purchase (I) would not reasonably be expected to prevent or materially impede or delay Parent’s and the Merger Subs’ ability to consummate the Transactions and (II) does not involve the issuance of ten percent (10%) or more of the issued and outstanding Parent Common Stock.

(vi) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Parent Common Stock), except for dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent;

(vii) repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Parent Associates in payment of withholding tax upon the vesting of Parent RSUs as required under a Parent RSU agreement;

(viii) split, combine, subdivide or reclassify any outstanding shares of its capital stock except for any transaction contemplated by Section 1.1(g)(ii);

(ix) except as permitted pursuant to Section 5.2(b)(v) and other than issuances of Parent Common Stock at or above the Parent Trading Price for purposes of a bona fide capital financing, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Parent or any of the Parent Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date Made Available to Company prior to the Agreement Date, (B) for the Parent Common Stock issuable upon exercise or conversion of Parent Options outstanding on the Agreement Date, (C) for the settlement of Parent RSUs granted prior to the Agreement Date, and (D) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 900,000 shares of Parent Common Stock (as adjusted pursuant to Section 1.11);

(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xi) make any loans or advances, except (A) to or for the benefit of the Parent Subsidiaries or (B) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with Parent’s existing policies to employees of the Parent or any Parent Subsidiary;

(xii) except (x) as set forth in Section 5.2(b)(xi) of the Parent Disclosure Letter, (y) to the extent required in a Parent Employee Benefit Plan in existence as of the Agreement Date Made Available to the Company prior to the Agreement Date or (z) otherwise in the ordinary course of business: (A) grant or increase any severance or termination pay to any Parent Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Parent shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Parent of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Parent Employee Agreement; (C) materially increase or decrease the benefits payable under any Parent Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Parent Employee Benefit Plan if it were in existence on the Agreement Date, or amend any existing Parent Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date); (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 4.13(h) (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to the Parent under any Parent Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000);

(xiii) (A) execute or amend any indemnification agreement between the Parent or any of the Parent Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Parent or any of the Parent Subsidiaries other than on the Parent’s standard form;

(xiv) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Parent or any Parent Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xv) settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13, or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Parent or any Parent Subsidiary following the Effective Time, or waive any material claims or rights or (B) the Legal Proceedings set forth in Section 5.2(b)(xv) of the Parent Disclosure Letter;

(xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Parent Financial Statements;

(xvii) make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Parent’s fiscal 2017 capital expenditure plan previously Made Available to the Company; or

(xviii) take or agree in writing or otherwise to take any of the actions precluded by Section 5.2(a) or Section  5.2(b).

Section 5.3 Access to Information; Cooperation. During the Pre-Closing Period, each of the Company and Parent shall, and shall cause their respective Representatives and the Representatives of their respective Subsidiaries to, upon the other party’s reasonable advance notice, afford the officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of the other party reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the other party all financial, operating and other data and information as the other party, through their officers, employees or agents, may reasonably request. Each of the Company and Parent will have the right to make such due diligence investigations as such party will deem necessary or reasonable, upon reasonable notice to the other party; provided, however, that (i) any such investigations will be conducted under the supervision of appropriate personnel of the party providing the information or access and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of such party and its Subsidiaries and (ii) the disclosing party shall not be required to disclose any information if such disclosure would, in the disclosing party’s judgement, violate any applicable U.S. or European Union Privacy and Security Laws, or other similar Laws. Nothing in this Section 5.3 will require any party to disclose any information concerning Takeover Proposals, which will be governed by Section 6.6 and Section 6.19, or any information if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the Agreement Date (including any confidentiality agreement to which such party or their Affiliates is a party); provided, however, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for the applicable party, to the extent the other party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions in the preceding sentence apply. The parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, after the Agreement Date, Parent and its Affiliates may engage in discussions with potential financing sources in connection with the Transactions and may provide Confidential Information (as defined in the Confidentiality Agreement) to any such potential financing source that has agreed with Parent or its Affiliates to comply with the terms of the Confidentiality Agreement.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Board Recommendation.

(a) Subject to Section 6.1(b):

(i) the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and the Registration Statement (including the Offer Prospectus) and the Circular. During the Pre-Closing Period, neither the Company Board nor any committee or director thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or the Merger Subs), or publicly propose to withdraw (or modify in a manner adverse to Parent or the Merger Subs), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); (ii) fail to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, provided that, unless a Takeover Proposal will have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement) or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 6.1); and

(ii) prior to the Parent Shareholder Approval, neither the board of directors of Parent nor any committee or director thereof shall fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days after the Company so requests in writing, provided that, the Company may only make such request once every thirty (30) days.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting, for the first time, for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition (the “Offer Acceptance Time”), if the Company has received a bona fide written Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of Section 6.6) from any Person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, the Company Board has determined, in good faith, that such Takeover Proposal is a Superior Proposal, then (x) the Company Board may make a Company Adverse Change Recommendation, and (y) the Company may terminate this Agreement pursuant to Section 8.1(h) and enter into a Company Specified Agreement with respect to such Superior Proposal, in each case if and only if:

(i) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law;

(ii) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h), in each case, with respect to such Superior Proposal (which notice shall have included a copy of the proposed Company Specified Agreement (in the case of clause “(y)”), the identity of the Person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Superior Proposal Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation); and

(iii) (A) the Company shall have given Parent four (4) Business Days after the date of delivery of the Superior Proposal Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Takeover Proposal would cease to constitute a Superior Proposal, and shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, and (B) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisor, the Company Board shall have determined, in good faith, (I) that such Takeover Proposal still is a Superior Proposal and (II) that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (for the avoidance of doubt, that the provisions of this Section 6.1(b)(iii) also apply to every material amendment to any Takeover Proposal and required that a new Superior Proposal Determination Notice be delivered to Parent in accordance with Section 6.1(b)(ii); provided, however, that the “matching” period described in Section 6.1(b)(ii) shall be two (2) Business Days rather than the initial four (4) Business Day period).

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Adverse Change Recommendation due to an Intervening Event, if and only if: (i) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this clause (i), shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) the Company Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) (A) prior to effecting the Company Adverse Change Recommendation, Company shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall not, by itself, constitute a Company Adverse Change Recommendation) and the opportunity to meet and discuss in good faith the purported basis for the proposed Company Adverse Change Recommendation, Parent’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Transactions contemplated by this Agreement may be effected, and (B) after such discussions, the Company Board (or an authorized committee thereof established solely to address conflicts of interest) determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Adverse Change Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 6.2 Employee and Employee Benefit Matters.

(a) Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliate shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate each Company Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), with such termination effective as of the Business Day immediately prior to the date the Offer Acceptance Time occurs. The Company shall provide Parent with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request. In the event of such 401(k) Plan termination, Parent shall take all actions necessary to allow Continuing Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Offer Acceptance Time (and in no event later than sixty (60) days following the Offer Acceptance Time) under the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including outstanding participant loans.

(b) Effective as of no later than the day immediately preceding the date the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliates shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company and the Company ERISA Affiliates, and all Company Employee Benefit Plans set forth on Schedule 6.2(b) hereof (the “Other Plans”) (but excluding (A) plans, programs or arrangements required by Law and deferred compensation arrangements that cannot be terminated without violating Section 409A of the Code) and (B) agreements entered into by the Company or Company Subsidiaries, on the one hand, and individual employees of the Company or Company Subsidiaries, on the other hand, providing for severance or other employment benefits, including without limitation any agreements entered into after the date of this Agreement (which are hereby expressly permitted for purposes of Section 5.1) providing for severance or termination benefits consistent with existing plans or policies and the provisions of Sections 6.2(e) or (f) below). For the avoidance of any doubt, the termination of the Other Plans pursuant to the preceding sentence (other than any deferred compensation arrangements) shall be effected without any payment or benefit (or giving rights to any payment or benefit) thereunder. The Company shall provide Parent evidence that such Other Plans have been terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such Other Plans as Parent may reasonably request.

(c) From and after the Offer Acceptance Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or the Company Subsidiaries of each employee of the Company or Company Subsidiaries in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Offer Acceptance Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Offer Acceptance Time, Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable best efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to employee of the Company or Company Subsidiaries and their eligible dependents, and (ii) provide each employee of the Company or Company Subsidiaries with credit for any deductibles, coinsurance, copay, or other out of pocket expenses paid under any Company Employee Benefit Plan that provides medical, prescription dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible, coinsurance, copay or out of pocket requirements under any medical, prescription dental or vision plans of Parent or the Surviving Corporation that such employees are eligible to participate in after the Offer Acceptance Time to the same extent that such expenses were recognized under the comparable Company Employee Plan.

(d) Nothing contained in this Agreement shall, or shall be construed so as to, (i) constitute an amendment or modification of any employee benefit plan; (ii) create any third party rights in any such current or former service provider of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof); or (iii) obligate Parent or any of its Affiliates (including the Company, the Company Subsidiaries following the Offer Acceptance Time) to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent or any of its Affiliates (including the Company and the Company Subsidiaries following the Offer Acceptance Time) from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

(e) Parent shall, and shall cause the Surviving Corporation to, for a period ending on the date that is 12 months following the Effective Time to provide for (i) at least the same level of base salary or base hourly wage levels, if applicable, that were provided to such Continuing Employees immediately prior to the Effective Time, (ii) bonus, commission, management by objective or other cash incentive compensation opportunities disclosed to Parent prior to the Agreement Date that are substantially equivalent, in the aggregate, to such opportunities as were provided to such Continuing Employees as of the Agreement Date or in the case of sales commission plans adopted after the Agreement Date, such plans that are consistent with past practice, (iii) employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) that are substantially equivalent in the aggregate to the employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) provided to such Continuing Employees immediately prior to the Effective Time, or otherwise as required by applicable Law and (iv) upon a termination without cause or, if applicable, resignation for good reason of a Continuing Employee, severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable severance benefit plans, programs, policies or arrangements as in effect immediately prior to the date of this Agreement. Parent shall cause each Continuing Employee of the Company or any of its Subsidiaries who participate in the Company’s annual bonus, commission, management by objective or other incentive plan as of immediately prior to the Effective Date to be paid a bonus, commission or other applicable incentive payment, as applicable, through the end of the applicable fiscal year in accordance with the terms of the plan as in effect on the Closing Date (provided that any terms of such plans that are not Made Available to the Parent, are approved by Parent, or in the case of sales commission plans, are consistent with past practice).

(f) For any Company Employee that is not a Continuing Employee (each a “Non-Continuing Employee”), Parent shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under the Company’s current practices or any higher amount of severance and/or termination payments or benefits as may be required by applicable Law, any agreement between such Company Employee and the Company or any of its Subsidiaries, or any agreement governing the relationship between such Company Employee and the Company or any of its Subsidiaries, in each case as in place prior to the termination of any such agreement pursuant to Section 6.2(b) hereof (such payments and benefits, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law, Parent will pay or deliver the Transaction Severance Benefits to any such Non-Continuing Employee as soon as reasonably practicable following the termination of such Non-Continuing Employee’s employment. In addition to the foregoing, the Company and Parent or any Subsidiary of Parent shall use reasonable best efforts and take any action reasonably necessary to mitigate and/or eliminate the impact of the tax consequences of Section 280G of the Code (including as a result of the transactions under all employment, severance and termination agreements, other compensation arrangements and Company Employee Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1); provided, however, that the foregoing shall in no event require or be deemed to require Parent or any Subsidiary of Parent to, or permit the Company to, provide any “gross ups”.

Section 6.3 Efforts; Antitrust Filings.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, under applicable Antitrust Laws and otherwise, to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities (the “Governmental Consents”) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, opinions, reports, valuations. approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, neither the Company nor any Company Subsidiary shall be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with obtaining any consent pursuant to any Company Material Contract.

(b) By way of illustration and not limitation, the parties agree to use their respective reasonable best efforts to take, and to cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which Governmental Consents are sought with respect to the Transactions, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Time. For the avoidance of doubt, nothing in this Agreement, including this Section 6.3, obligates Parent or the Merger Subs to (i) propose, negotiate, offer to commit or effect, by agreement, order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or holding separate of any entities, assets, properties or businesses of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or to otherwise offer or commit to any action, non-action, condition or conduct requirement (including those that limit Parent’s or the Merger Subs’ freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates) that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates. The Company shall not, without Parent’s prior written consent, effect, agree or commit to any of the foregoing.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the Agreement Date, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) as promptly as practicable, make or obtain all other filings, notifications or other consents as may be required to be made or obtained by such party under any other applicable Antitrust Laws; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Authorities in connection with the Transactions.

(d) Without limiting the generality of anything contained in this Section 6.3, during the Pre-Closing Period, each party hereto shall use its commercially reasonable efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other parties of, and provide copies of, any communication from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) furnish to the other party in advance, with a reasonable opportunity for review and comment thereon, and subject to an appropriate confidentiality agreement (which could limit disclosure to the outside counsel of a party), copies of all drafts of communications and other documents (including without limitation Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act) to be provided to any Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) subject to an appropriate confidentiality agreement, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at and participate in each meeting or conference with a Governmental Authority relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding. Each party shall respond as promptly as practicable to all requests for information, documentation, other material or testimony by any Governmental Authority, and shall supply as promptly as practicable all such information, documentation other material or testimony that may reasonably be requested by any Governmental Authority. Purchaser shall pay all filing fees under the HSR Act and for any filings required under any other Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 6.4 Public Statements. The initial press releases relating to this Agreement will be separate press releases issued by each of the Company and Parent in a form mutually agreeable to the Company and Parent, with each party provided reasonable notice and an opportunity to review and thereafter, subject to Section 5.2, except for any disclosure required by Law or any listing agreement with a national securities exchange or trading market, the Company, Parent and the Merger Subs shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement).

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of Parent and the Company agrees to give prompt notice to the other party upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate or of any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or the Merger Subs, or Company, respectively set forth in this Agreement or the remedies available to the parties under this Agreement. During the Pre-Closing Period, each of Parent and the Company shall cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and report the general status of the ongoing operations of such party and its Subsidiaries.

Section 6.6 No Solicitation.

(a) Except as permitted by this Section 6.6, during the Pre-Closing Period, the Company shall not, and the Company shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries not to, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal (a “Takeover Inquiry”), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Takeover Inquiry, or (iv) terminate, amend, waive or fail to enforce any rights under any confidentiality or non-use agreement or provision relating to a Takeover Proposal or “standstill” or other similar agreement to which the Company or any of the Company Subsidiaries is a party; provided, however, that prior to the Offer Acceptance Time, in response to an unsolicited written Takeover Proposal from a third party that has not been withdrawn and that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal, the Company and its Representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its Representatives and afford access to the business, properties, assets, books, records or personnel of the Company and any Company Subsidiary, in each case, pursuant to an Acceptable Confidentiality Agreement and (y) participate or engage in discussions or negotiations with such person making such Takeover Proposal and its Representatives (including to solicit a revised Takeover Proposal), in the case of each of clauses “(x)” and “(y),” if and only if: (1) there shall have been no material breach or violation of the terms of this Section 6.6(a) in connection with such person making such Takeover Proposal; (2) prior to taking any action contemplated in clauses “(x)” or “(y)” with respect to such Person, the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (3) contemporaneously with furnishing or making available any information to such person, the Company furnishes or makes available such information to Parent (to the extent not previously furnished or Made Available to Parent).

(b) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) from making any disclosure to the holders of Company Common Stock if the Company Board has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that: (A) this Section 6.6(b) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except as and to the extent permitted by Section 6.1(b) or (c); and (B) any such communication or disclosure shall be deemed to be a Company Adverse Change Recommendation unless it is accompanied by a statement of the Company Board expressly reaffirming the Company Board Recommendation in connection with such communication or disclosure.

(c) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly (within one (1) Business Day) notify Parent in writing of any Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the Takeover Proposal or Takeover Inquiry is in written form, in which case the Company shall give Parent a copy thereof and any material amendments or modifications thereto) and the identity of the Person making such Takeover Proposal, Takeover Inquiry or request.

(d) The Company shall, and shall direct its Representatives to cease immediately all discussions and negotiations that commenced prior to the Agreement Date regarding any Takeover Proposal or Takeover Inquiry. The Company also shall promptly (and in any event within three (3) Business Days following the Agreement Date) (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Company Subsidiary, and (B) cease furnishing or making available any non-public information regarding the Company or any of the Company Subsidiaries to such Person, including by prohibiting such Person from having access to any physical or electronic data rooms. Notwithstanding anything to the contrary herein, nothing in this Section 6.6(d)

shall be deemed to prevent the Company, the Company Subsidiaries or their respective Representatives from taking any action otherwise permitted by Section 6.6(a) through (c).

Section 6.7 Indemnification of Directors and Officers and Insurance.

(a) Parent and the Merger Subs agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”), with respect to actions or omissions taken by an Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of the Company or a Company Subsidiary, as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the Agreement Date, or pursuant to any indemnification agreements of the Company, in each case as in effect on the Agreement Date, copies of which have been Made Available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Mergers and will remain in full force and effect. From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to abide by such indemnification obligations to the Indemnified Parties.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the Agreement Date (the “D&O Insurance”), for a period of six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount. Parent or the Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy will satisfy the provisions of this Section 6.7(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.7 will survive the consummation of the Mergers and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom Section 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8 Section 16 Matters. Prior to the Offer Acceptance Time, the Company and Parent shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transaction by applicable individuals and/or issuance or conversion of awards by Parent and, in all cases, to cause such dispositions, cancellations and/or issuances or conversion to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation Committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.10 Taxes.

(a) All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees shall be paid by the Person or Persons on whom such Taxes and fees are imposed by applicable Law.

(b) Unless (i) there shall have been a “determination” (within the meaning of Section 1313 of the Code) that the Offer and the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the Parent shall fail to satisfy the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii) with respect to the Company at the time of any transfer of Shares (including any deemed transfer of Shares for U.S. federal income tax purposes) pursuant to the Offer or the Mergers (as determined by Parent, acting reasonably after consultation with the Company), none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (x) take any action, other than an action expressly provided for in this Agreement, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (y) fail to take any action, other than an action expressly prohibited by this Agreement, that could reasonably be expected to be necessary to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Whether or not the Offer and the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and notwithstanding any other provision of this Agreement, none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (i) take any action that could reasonably be expected to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) fail to take any action that could reasonably be expected to be necessary to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

Section 6.11 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of the Merger Subs, a written consent adopting this Agreement.

Section 6.12 No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or the Merger Subs, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.13 Securityholder Litigation. Each of the Company and Parent shall promptly notify the other party in writing of any Securityholder Litigation (and provide copies of all pleadings and (except if it would waive attorney-client privilege) third-party correspondence related thereto) and each of the Company and Parent shall in good faith consider the other party’s advice with respect to such Securityholder Litigation, including the defense and settlement thereof. Neither the Company nor Parent shall agree to any full or partial compromise or settlement of any such claim or litigation without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.14 Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the Company shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.15 Exchange Delisting Matters. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.16 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.17 Directors and Officers. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent written resignations of all directors of the Company from the Company Board, to be effective as of the Effective Time, and the Company shall deliver to Parent written resignations of all officers of the Company and all directors and officers of the Company Subsidiaries from their positions as directors or officers as may be requested by Parent, to be effective as of the Effective Time (or if requested by Parent, upon their later resignation or removal).

Section 6.18 Obligations of Merger Subs. Parent agrees to take all action necessary to cause the Merger Subs or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 6.19 Parent Takeover Proposal. In the event Parent receives a Parent Takeover Proposal:

(a) that falls within clause (A) or (C) of that definition, Parent shall give the Company notice thereof within forty-eight (48) hours of receiving such a Parent Takeover Proposal and will provide to the Company a copy of such Parent Takeover Proposal. Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto; or

(b) that falls within clause (B) of that definition, Parent shall consult with the Panel and, if the Panel so approves (and subject to the Company complying with any requirements imposed on it by the Panel), Parent shall give the Company notice thereof within forty-eight (48) hours of receiving the Panel’s approval and will provide to the Company a copy of such Parent Takeover Proposal. Subject to the Panel’s approval, and the Company complying with the Takeover Code and any requirements imposed on it by the Panel, Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto.

(c) The Company shall keep confidential and shall not disclose the existence or terms of any Parent Takeover Proposal or any other information disclosed by Parent under this Section 6.19 without the prior written consent of Parent.

Section 6.20 Admission to Trading. Parent shall authorize NUMIS Securities Limited to submit to the London Stock Exchange an application for admission to trading on AIM (“Admission”) of the Stock Consideration in accordance with the AIM Rules for Companies. Parent agrees to use all reasonable endeavors to obtain Admission including paying all fees and executing and delivering all such documents as shall be necessary in connection with the application and, insofar as within its power, shall generally do and procure to be done all such things as may properly be required by the London Stock Exchange for the purposes of or in connection with Admission so as to enable Admission to take place by the Offer Acceptance Time.

ARTICLE 7

CONDITIONS PRECEDENT TO THE MERGERS

The respective obligations of each party to effect the Mergers are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

Section 7.1 No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, will be in effect that would make the Mergers illegal or otherwise prohibit or prevent the consummation thereof.

Section 7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Offer and the Mergers may be abandoned (with respect to Section 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party) at any time prior to the Offer Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m., Pacific time on March 31, 2018 (the “Outside Date”); provided, however, that if at March 31, 2018 all conditions set forth in Exhibit B have been satisfied (other than those of a nature to be satisfied at the Expiration Time, but which shall be capable of being satisfied) other than the HSR Condition and the SEC Condition, then the Outside Date shall instead be April 30, 2018; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or the Mergers illegal or otherwise prohibiting or preventing the consummation thereof will be in effect and will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Judgment, Law or other legal restraint;

(d) by Parent, if: (i) the Company Board will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company a Takeover Proposal; (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of this Agreement, the Offer and the Mergers; (iv) a Takeover Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms its recommendation of this Agreement, the Offer and the Mergers, within five (5) Business Days after receipt of Parent’s request to do so; or (v) there shall have been a breach or deemed breach by the Company of Section 6.1 or Section 6.6 in any material respect;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B, and (ii) is incapable of being cured by the Outside Date, or has not been cured within thirty (30) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if either Parent or the Merger Subs is then in material breach of any representation, warranty, covenant or obligation hereunder;

(f) by the Company, if Parent or the Merger Subs has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement as follows: (i) (A) any of the representations set forth in Section 4.3(a), Section 4.3(b) or Section 4.3(c) of this Agreement (the “Parent Capitalization Representations”) (1) is not true and correct, other than de minimis inaccuracies as of the Expiration Time as if made on or as of the Expiration Time (except, in each case, for representations and warranties in the Parent Capitalization Representations that address matters only as of a specific date or time, which failure to be true and correct would be as of such date or time only) and (2) the failure to be so true and correct, individually or in the aggregate with all other failures of the Parent Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by Parent in the aggregate or more than a de minimis cost, expense or liability to Parent and its Affiliates in the aggregate, (B) any failure to perform by Parent or Merger Subs in all material respects with the obligations, or failure to comply in all material respects with the agreements or covenants, of the Company to be performed or complied with by it under this Agreement prior to such time; provided, however, nothing in this Section 8.1(f)(i)(B) shall give the Company the right to terminate this Agreement except solely for the purpose of determining whether the condition set forth in clause (h)(ii) of the Offer Conditions has been met; and (C) any breach or failure to perform by Parent of the other representations and warranties, covenants or other agreements contained in this Agreement (other than the Parent Capitalization Representations) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) in each such breach or failure to perform is incapable of being cured by the Outside Date, or has not been cured by Parent or Merger Subs, as applicable, within thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company upon two (2) Business Days’ notice to Parent, if Purchaser will have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may have been extended pursuant to this Agreement);

(h) by the Company, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal immediately following or concurrently with such termination (a “Company

Specified Agreement”), provided that (A) the Company has complied in all material respects with the requirements of Section 6.1(b) and Section 6.6 and (B) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee contemplated by Section 8.3(a) and enters into the Company Specified Agreement;

(i) by Company, after the date that is thirty (30) Business Days from the Agreement Date, if the Parent Shareholder Approval shall not have been obtained at a vote taken thereon at the duly convened meeting of Parent Shareholders.

Section 8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become null and void except for the provisions of (i) Section 8.2, (ii) Section 8.3, and (iii) ARTICLE 9, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for Fraud or willful and material breach of this Agreement, or Intentional Breach of this Agreement, for any and all liabilities and damages incurred or suffered by the other party as a result of such Fraud or willful and material breach.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated (i) (x) pursuant to Section 8.1(d) (Company Adverse Change Recommendation) or (y) pursuant to Section 8.1(b) (Outside Date) at a time when it could have been terminated by Parent pursuant to Section 8.1(d) (Company Adverse Change Recommendation), or (ii) pursuant to Section 8.1(h) (entry into a Company Specified Agreement by the Company in order to accept a Superior Proposal), the Company shall, concurrently with or prior to (and as a condition to) the termination of this Agreement, pay the Parent the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) in immediately available funds.

(b) If:

(i) after the Agreement Date, a Takeover Proposal shall have been communicated to the Company Board or shall have been publicly announced or disclosed or otherwise become publicly known and not withdrawn at least two (2) Business Days prior to the earliest of (x) the date of such termination, (y) the Outside Date and (z) the then scheduled expiration date of the Offer; and

(ii) this Agreement is thereafter terminated: (A) by Parent or the Company pursuant to Section 8.1(b) (Outside Date) (and at the then scheduled expiration date of the Offer as of immediately prior to such termination, all Offer Conditions are satisfied or waived (other than (I) the Minimum Tender Condition, (II) any Offer Condition the failure which to be satisfied was principally caused or resulted from the Company’s breach of this Agreement and (III) those Offer Conditions that by their terms are to be satisfied or waived at the Offer Acceptance Time, so long as such conditions are capable of being satisfied at such time); or (B) by Parent pursuant to Section 8.1(e) (Company material breach); and

(iii) within twelve (12) months of such termination, the Company or any Company Subsidiary enters into a definitive acquisition agreement or similar definitive agreement that provides for any transaction within the definition of a Takeover Proposal (and which transaction is ultimately consummated), or any transaction within the definition of a Takeover Proposal (regardless of when proposed) is consummated; then, the Company shall pay to the Parent (or a person designated by Parent in writing) the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) by wire transfer of same-day funds the date any such transaction is consummated. Solely for purposes of this Section 8.3(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Exhibit A hereto, except that all references to “15%” therein shall be deemed to be references to “50%.”

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (Outside Date), the Offer has been commenced and at the then scheduled expiration date of the Offer as of immediately prior to such termination, the Minimum Tender Condition is the only Offer Condition not satisfied or waived in accordance with this Agreement, the Company shall pay Parent the Parent Expense Reimbursement within two (2) Business Days of such termination.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) (Outside Date), and Parent has not obtained the Parent Shareholder Approval, Parent shall pay the Company the Company Expense Reimbursement within two (2) Business Days of such termination.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.2 or this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent the reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) of Parent and its Affiliates in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

(g) Notwithstanding anything herein to the contrary, Parent, the Merger Subs and the Company agree that, upon the termination of this Agreement under circumstances where the Termination Fee is payable by the Company or Parent pursuant to this Section 8.3 and the payment in full of the Termination Fee, such Termination Fee shall be deemed to be liquidated damages, and not a penalty, payable to Parent and, except in the case of Fraud, willful breach or Intentional Breach of this Agreement (which Fraud, willful breach or Intentional Breach shall be governed by Section 8.2), (i) receipt of the Termination Fee by Parent hereto shall constitute the sole and exclusive remedy of Parent and its Affiliates for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement and the Transactions (including the termination thereof or any matter forming a basis for such termination), and (ii) neither Parent, the Merger Subs nor any of their respective Affiliates if Parent is paid the Termination Fee shall be entitled to seek any other remedy, at law or in equity or otherwise, including bringing or maintaining any Legal Proceeding against, or seeking recovery, judgment or damages of any kind from, the other party or any of its Subsidiaries (or any of the former, current and future holders of any equity interests, controlling persons, directors, officers, employees, Affiliates, Representatives and assignees of such other party and its Subsidiaries), arising out of this Agreement or any of the Transactions (including the termination of this Agreement or any matters forming the basis for such termination).

Section 8.4 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.7(c), this Agreement may be amended by the parties hereto, without the need to obtain the approval of any third party beneficiaries. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two (2) Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

YuMe, Inc.

1204 Middlefield Road

Redwood City, CA 94063

Attn: General Counsel

Email: legal@yume.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St.

Palo Alto, CA 94304

Attention: James J. Masetti

Email: jim.masetti@pillsburylaw.com

Facsimile: (650) 233-4545

if to Parent or the Merger Subs:

RhythmOne plc

601 Montgomery Street

Suite 1600

San Francisco, California 94111

Attn: Legal

Email: Legal@rhythmone.com

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Attention: John Emanoilidis and Mile Kurta

Email: jemanoilidis@torys.com; mkurta@torys.com

Facsimile: (212) 682-0200

Section 9.2 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement will not survive the Mergers.

Section 9.3 Interpretations. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Where a reference is made to a Contract, instrument or Law, such references is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any reference to the “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects”.

Section 9.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Mergers or any of the other Transactions (and the appellate courts thereof), (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

Section 9.6 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto will be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein will be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent will be void.

(b) Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for, from and after the Closing, the rights of each Indemnified Party under Section 6.7. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.5 without notice or liability to any other Person. Persons other than the parties to this Agreement may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Section 9.7 Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

Section 9.8 Entire Agreement. This Agreement contains all of the terms of the understandings of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.9 Remedies. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Mergers or the other Transactions) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with ARTICLE 8, each party hereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with Section 9.4, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above.

YUME, INC,

By:	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	CEO

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	Chief Executive Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	President

REDWOOD MERGER SUB II, INC.

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	President

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Defined Terms

“2013 Plan” means the Company’s 2013 Equity Incentive Plan, as amended.

“401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Acceptable Confidentiality Agreement” means an agreement with the Company that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations under Section 6.6 of this Agreement

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Agreement Date” has the meaning set forth in the introductory paragraph to this Agreement.

“AIM” means the AIM market of the London Stock Exchange plc.

“AIM Rules for Companies” means the rules published by the London Stock Exchange plc (as amended from time to time) governing admission to AIM and the regulation of companies whose securities are admitted to trading on AIM (including any guidance notes and schedules).

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act 1998, the Enterprise Act 2002 and all other applicable Laws, including foreign Laws, that are designed or intended to preserve or protect competition, prohibit or restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Appraisal Shares” has the meaning set forth in Section 2.4 of this Agreement.

“Available Company SEC Document” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Business Days” mean a day except a Saturday, a Sunday or other day on which the Company is closed for business or the banks in the city of San Francisco, California or London, United Kingdom are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Capitalization Representations” has the meaning set forth in Exhibit B to this Agreement.

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“Cash Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificates of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of this Agreement.

“Circular” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, IRS guidance and Treasury Department regulations promulgated thereunder.

“Companies Legislation” means the Companies Act 2006 and Part V of the Criminal Justice Act 1983.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a)(i) of this Agreement.

“Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) the Company or any Company Subsidiary and (b) any Company Associate.

“Company Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of the Company or any Company ERISA Affiliate (or any beneficiary or dependent thereof) or under which the Company or any of the Company Subsidiaries has or may reasonably expect to have any liability, and each Company Employee Agreement.

“Company ERISA Affiliate” means any Company Subsidiary, and any other trade or business (whether or not incorporated) that, together with the Company or any of the Company Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement, up to a maximum amount of $500,000

“Company Financial Advisor” has the meaning set forth in Section 3.24 of this Agreement.

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“Company Financial Statements” has the meaning set forth in Section 3.5(b) of this Agreement.

“Company Intellectual Property Rights” means (a) all Company Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise; provided, however, that Company Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 3.3(c), Section 3.11(i) or any other representation or warranty of the Company pertaining to the effects of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Company with the terms of this Agreement (other than compliance with the terms of Section 5.1(a)), including any action taken or refrained from being taken by the Company pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Company, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Company takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Company’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Company and the Company Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Company and the Company Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Company and the Company Subsidiaries relative to other companies operating in the industries in which the Company and the Company Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.18(a)(xvii) of this Agreement.

“Company Nominees” has the meaning set forth in Section 1.10 of this Agreement.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Company Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of the Company Subsidiaries.

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“Company SEC Reports” has the meaning set forth in Section 3.5(a) of this Agreement.

“Company Specified Agreement” has the meaning set forth in Section 8.1(h) of this Agreement.

“Company Stock Awards” mean all Options and RSUs.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement between the Company and Parent, dated as of March 23, 2016, as amended March 14, 2017.

“Continuing Employee” means each employee of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee of Parent or a Company Subsidiary after the Effective Time.

“Continuing Service Provider” means any employee, director or consultant of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee, director or consultant of Parent or a Subsidiary of Parent after the Effective Time.

“Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“D&O Insurance” has the meaning set forth in Section 6.7(b) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company or any Company Subsidiary, whether in tangible or electronic form, whether owned by the Company or any Company Subsidiary or held by the Company or any Company Subsidiary under any licenses or sublicenses (or similar grants of rights).

“DOJ” means the United States Department of Justice or any successor thereto.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Employee Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, funded or unfunded, providing payments or benefits, including, without limitation, compensation, employment, equity, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, paid time off, sick pay, restricted stock, stock purchase, restricted stock unit, performance share, stock option, phantom equity, change of control, retention, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, or fringe benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

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“Environmental Laws” means any Federal, foreign, state, local and European Union Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives, guidance notes, codes of practice, circulars, decisions, judgements and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, RCRA, CERCLA, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“Equity Award Conversion Ratio” means the quotient of (i) the Transaction Consideration Value divided by (ii) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules, U.S. Department of Labor guidance, and U.S. Department of Labor regulations promulgated thereunder.

“ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

“Exchange Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Expiration Time” has the meaning set forth in Section 1.1(c) of this Agreement.

“First Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Corporation” has the meaning set forth in Section 1.3 of this Agreement.

“Fractional Share Cash Amount” has the meaning set forth in Section 1.1(f) of this Agreement.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, made or concealed with the intent to deceive (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Delaware law.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“Fundamental Representations” has the meaning set forth in Exhibit B to this Agreement.

“GAAP” has the meaning set forth in Section 3.5(b) of this Agreement.

“Geolocation Data” means information used or intended to be used to precisely determine the actual geographic location of an individual or device with reasonable specificity.

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“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, international, multinational, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit body or Entity and any court, arbitrator or other tribunal.

“Governmental Consents” has the meaning set forth in Section 6.3(a) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Condition” has the meaning set forth in Exhibit B of this Agreement.

“IFRS” has the meaning set forth in Section 4.6(b) of this Agreement.

“In-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.7(a) of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.17 of this Agreement.

“Intellectual Property Rights” mean the rights associated with the following under the Laws of any jurisdiction in the world: (i) patents, utility models, and applications therefor (including provisional applications) and all reissues, revisions, renewals, extensions, provisionals, continuations, and continuations in part, thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship or otherwise corresponding thereto (“Copyrights”), (iii) trademarks, service marks, trade names, trade dress rights and similar designations of origin and rights therein and goodwill associated therewith (“Trademarks”), and (iv) rights in domain names, uniform resource locators, and web site addresses (“Domain Names”), (v) moral rights, (vi) rights in confidential or proprietary information and trade secrets (“Trade Secrets”) and databases and data collections, and (vii) all other intellectual property rights of any kind or nature.

“Intentional Breach” shall mean an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

“Intervening Event” shall mean a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the Agreement Date, which (a) was unknown to and was not reasonably foreseeable by, the Company Board as of or prior to the Agreement Date and (b) becomes known to or by the Company Board prior to the Offer Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the Shares on the NYSE; (iii) the fact that the Company or its Subsidiaries have exceeded or met in and of itself (or the failure of Parent to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date hereof and (iv) changes in the market price or trading volume of the shares of Parent Common Stock on the AIM (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

“IRS” has the meaning set forth in Section 3.11(b) of this Agreement.

“Judgment” has the meaning set forth in Section 3.3(c) of this Agreement.

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“Knowledge” with respect to (i) the Company will mean with respect to any matter in question the actual knowledge of the Company’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question, or (ii) the Parent or the Merger Subs will mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any national, international, multinational, supra-national, federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.19(b) of this Agreement.

“Leases” has the meaning set forth in Section 3.19(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Intent” has the meaning set forth in the recitals to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Made Available” means a document has been, prior to the execution and delivery of this Agreement, as to the Company: (i) listed as an exhibit to the Company’s Annual Report filed on Form 10-K on March 10, 2017 and filed by the Company on EDGAR in unredacted form, (ii) filed by the Company on EDGAR in unredacted form or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors; and, as to Parent: (i) with Companies House in the United Kingdom, or (ii) posted by Parent to the AIM Rule 26 Section of its website at www.rhythmone.com or (iii) produced by Parent in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by the Company and its legal counsel and advisors.

“Maximum Amount” has the meaning set forth in Section 6.7(b) of this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub Two” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub(s)” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Tender Condition” has the meaning set forth in Exhibit B to this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.8(a) of this Agreement.

“Net Exercise Amount” means an amount equal to the sum of:

(i) the quotient obtained by dividing (x) (A) the per share exercise price of a Vested Option, multiplied by (B) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option immediately prior to the Effective Time, by (y) the Transaction Consideration Value; plus

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(ii) the quotient obtained by dividing (x) the amount of any withholding taxes required to be withheld on the exercise of such Vested Option, by (y) the Transaction Consideration Value.

“Non-Continuing Employee” has the meaning set forth in Section 6.2(f) of this Agreement.

“Non-PII” means information associated with an individual’s activities online or on a mobile application (e.g., searches conducted, web pages visited or viewed, video or other content visited or viewed by a particular individual), stored and maintained in a manner in which it is not linked or reasonably linkable to a particular identified individual or to a particular computer or device, provided, in any event, that IP addresses shall be considered Non-PII as such term applies to the Company. The ability to advertise to a particular computer or device will not be considered “linked or reasonably linkable.”

“Notice of GM” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“NYSE” means The New York Stock Exchange, Inc.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 6.1(b) of this Agreement.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of this Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“Offer Prospectus” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Options” means any option to purchase Shares granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof (excluding options to purchase Shares under the ESPP).

“Other Plans” has the meaning set forth in Section 6.2(b) of this Agreement.

“Out-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(b) of this Agreement.

“Panel” means the U.K. Panel for Takeovers and Mergers.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Parent Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to Parent or any Parent Subsidiary.

“Parent Board” has the meaning set forth in Section 1.10 of this Agreement.

“Parent Common Stock” means the ordinary shares £0.01 each in the capital of the Parent.

“Parent Deferred Stock” means the deferred shares of £0.01 each in the capital of the Parent.

“Parent Disclosure Letter” has the meaning set forth in Article 4 of this Agreement.

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“Parent Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) Parent or any Parent Subsidiary and (b) any Parent Associate.

“Parent Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of Parent, any Parent Subsidiary or any Parent ERISA Affiliate (or any beneficiary or dependent thereof) or under which Parent or any of the Parent Subsidiaries has or may reasonably expect to have any liability, and each Parent Employee Agreement.

“Parent ERISA Affiliate” means any Parent Subsidiary, and any other trade or business (whether or not incorporated) that, together with Parent or any of the Parent Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Parent Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of Parent incurred in connection with this Agreement, up to a maximum amount of $500,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b) of this Agreement.

“Parent In-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Intellectual Property Rights” means (a) all Parent Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to Parent or any Parent Subsidiary.

“Parent Insurance Policies” has the meaning set forth in Section 4.19 of this Agreement.

“Parent Leased Real Property” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Leases” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.20(a) of this Agreement.

“Parent Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise; provided, however, that Parent Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Parent and the Parent Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 4.4(c) or Section 4.13(i) or any other representation or warranty of the Parent pertaining to the effects of the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Parent with the terms of this Agreement (other than compliance with the terms of Section 5.2(a)), including any action taken or refrained from being taken by the Parent pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Parent, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Parent

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takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Parent’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Parent and the Parent Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Parent and the Parent Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Parent and the Parent Subsidiaries relative to other companies operating in the industries in which the Parent and the Parent Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect.

“Parent Most Recent Balance Sheet” has the meaning set forth in Section 4.9(a) of this Agreement.

“Parent Option” means an option to purchase shares of Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Out-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, Parent or any Parent Subsidiary.

“Parent Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by Parent or any of the Parent Subsidiaries.

“Parent Public Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Parent RSU” means any restricted stock unit with respect to Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Recommendation” means the recommendation of the Parent Board to vote in favour of the Parent Shareholder Approval.

“Parent Shareholder Approval” has the meaning set forth in Section 1.1(g)(ii).

“Parent Specified Agreement” means a definitive transaction agreement providing for a Parent Takeover Proposal.

“Parent Takeover Proposal” means any proposal or offer from any Person (other than the Company or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Parent or any subsidiary of Parent of (A) the assets or businesses that constitute or represent 30% or more of the total revenue, operating income, or assets of the Parent and the subsidiaries of Parent, taken as a whole, or (B) 30% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, Parent or (C) 30% or more of the shares in or any other capital stock of, or other equity or voting interests in any of the subsidiaries of Parent, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

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“Parent Stock Plans” means RhythmOne Plc US Share Option Plan, the blinkx 2007 Enterprise Management Incentive Plan, the blinkx US Share Option Plan, the blinkx Autonomy Employee Discretionary Share Option Plan 2007, the Executive Plan for Market Value Share Options, blinkx 2007 US Share Plan, 2007 Autonomy Employee US Share Option Plan and RhythmOne plc 2017 International Equity Incentive Plan.

“Parent Subsidiaries” mean the Subsidiaries of the Parent.

“Parent Trading Price” means $0.4582 per share of Parent Common Stock.

“Payment Rules” has the meaning set forth in Exhibit B to this Agreement.

“Permits” has the meaning set forth in Section 3.14(b) of this Agreement.

“Permitted Lien” means (a) any Lien that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or IFRS (whichever applies), (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) Liens which are disclosed in the notes to the consolidated financial statements of the Company or Parent included in the Company SEC Reports filed as of the Agreement Date or in the Parent Public Reports filed as of the Agreement Date, as the case may be, (d) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report, (f) any leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), including any In-bound License or Parent In-bound License, as applicable, or Out-bound License or Parent Out-bound License, as applicable, and (g) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole or Parent and Parent Subsidiaries, taken as a whole, as the case may be.

“Person” means a natural person or Entity.

“Personal Information” means, in addition to any definition provided by the Parties or any Subsidiary of the Parties for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policies, any information that, alone or in combination with other information, can be associated with an individual person or device including, without limitation, an individual’s name, address, telephone number, e-mail address, photograph, social security number or tax identification number, credit card number, bank information, static internet protocol (IP) address, device identifier, or media access control (MAC) address, biometric identifiers used for identification of an individual (e.g., fingerprints, retinal scans or facial scans) or any other information that would fall within the definition of “Personal Data” in Article 4(1) of Regulation (EU) 2016/679. Personal Information includes information in any form, including paper, electronic and other forms.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Privacy and Security Laws” means all Laws and applicable industry standards regarding receiving, collecting, compiling, accessing, using, processing, disclosing, securing, sharing, destroying, transferring and

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storing Personal Information, Geolocation Data, and Non-PII, including (i) the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the CAN-SPAM Act, the European Union Data Protection Directive 95/46/EC, Regulation (EU) 2016/679, the EU Privacy and Electronic Communications Directive 2002/58/EC, the Digital Advertising Alliance’s Self-Regulatory Program, the Network Advertising Initiative Code of Conduct, and the Telephone Consumer Protection Act, and (ii) data breach notification Laws (as applicable).

“Publicly Available Software” means any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from, used, or distributed with such software (i) be disclosed or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“RCRA” means the Resource Conservation and Recovery Act.

“Registered IP” means all Patents, registered Copyrights, registered Trademarks, Domain Names, all other Intellectual Property Rights that are the subject of a registration, certificate, filing, or recordation with or by any Governmental Authority, and all applications for any of the foregoing.

“Registration Statement” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Regulatory Information Service” has the meaning set forth in the AIM Rules for Companies.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU” means any restricted stock unit with respect to Company Common Stock granted by the Company.

“Sanctions” has the meaning set forth in Section 3.21(b) of this Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Condition” has the meaning set forth in Exhibit B to this Agreement.

“Second Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Second Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Section 262” has the meaning set forth in Section 2.4 of this Agreement.

“Securityholder Litigation” shall mean any claim, litigation or other Legal Proceeding related to this Agreement, the Offer, the Mergers or any the other Transactions that is made or brought by any current or former stockholder of the Company or Parent or any holder of the Company’s or Parent’s other securities against the

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Company or Parent and/or their respective directors or officers (on any such person’s own behalf or on behalf of the Company or Parent), including any Legal Proceeding alleging or asserting (i) any misrepresentation or omission in the Schedule 14D-9 or any other document filed with the SEC in connection with the Transactions or (ii) any breach of fiduciary duty by any Company or Parent directors in connection with any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Software” means all computer programs (whether in source code or object code form), databases, compilers, compilations, software libraries, and Documentation (including, without limitation, user, operator, and training manuals) related to any of the foregoing.

“Specified Representation” has the meaning set forth in Exhibit B to this Agreement.

“Stock Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Stock Plans” means the Company’s 2004 Stock Plan, as amended, and the 2013 Plan.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide written Takeover Proposal which is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the Company Board (or a committee thereof) deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed. For purposes of the reference to a “Takeover Proposal” in this definition, all references to 15% in the definition of “Takeover Proposal” will be deemed to be references to “50%.”

“Superior Proposal Determination Notice” has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Surviving Corporation” has the meaning set forth in the Section 1.3 this Agreement.

“Takeover Inquiry” has the meaning set forth in Section 6.6(a) of this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent, the Merger Subs or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, the Company or any of the Company Subsidiaries, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

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“Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a Governmental Authority in connection with, or relating to, Taxes.

“Tax” or “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including taxes, levies, like assessments, charges or fees imposed upon, measured by, or determined by reference to income, franchise, profits, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign Governmental Authority or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto, whether disputed or not.

“Technology” means technology and tangible embodiments thereof, whether in electronic, written or other media, including specifications, designs, documentation, schematics, algorithms, procedures, processes, techniques, methods, programs, formulae, routines, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, Software, application programming interfaces, user interfaces, databases, confidential information, Domain Names, and works of authorship.

“Tender and Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Termination Fee” means $ 5,536,790.00.

“Transaction Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction Consideration Value” means the sum of (i) the Cash Consideration plus (ii) the product of (x) the Stock Consideration multiplied by (y) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“Transaction Severance Benefits” has the meaning set forth in Section 6.2(f) of this Agreement.

“Transactions” has the meaning set forth in Section 1.2(a) of this Agreement.

“Uncertificated Shares” has the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Unvested Option” means an Option that is not a Vested Option.

“Vested Option” means an Option that is issued and outstanding as of immediately prior to the Effective Time, to the extent such Option is vested and exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement).

“WARN Act” has the meaning set forth in Section 3.16(c) of this Agreement.

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EXHIBIT B

Conditions of the Offer

Notwithstanding any other provision of the Offer or this Agreement to the contrary, Parent and Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, unless, at the then effective Expiration Time: (i) there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of the then issued and outstanding Shares (the “Minimum Tender Condition”), (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer will have expired or been terminated (the “HSR Condition”), (iii) the Registration Statement shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall not have been issued by the SEC, and no proceedings for that purposes shall have been initiated or threatened by the SEC (the “SEC Condition”), and (iv) the shares of Parent Common Stock to be issued in the Offer and the Mergers shall have been approved for listing on the AIM and the Parent Shareholder Approval shall have been obtained. Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent and Purchaser will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective Expiration Time, any of the following conditions exists:

(b) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, will be in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

(c) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect that is continuing, or there shall have occurred any Effect that would reasonably be expected to result in a Company Material Adverse Effect;

(d) any of the representations and warranties of the Company set forth in:

(i) Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(c) or Section 3.2(d) of this Agreement (the “Capitalization Representations”) (A) will not have been true and correct other than de minimis inaccuracies as of Agreement Date or will not be true and correct other than de minimis inaccuracies as of the Expiration Time as if made on and as of the Expiration Time (except, in each case, for representations and warranties in the Capitalization Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only) and (B) the failure to be so true and correct, individually or in the aggregate with all other failures of the Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by the Company in the aggregate or more than a de minimis cost, expense or liability to the Company, Parent and their Affiliates in the aggregate);

(ii) Section 3.9(a) of this Agreement (the “Specified Representation”) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time;

(iii) Section 3.1, Section 3.3(a), Section 3.3(b) (other than the last sentence thereof), Section 3.3(e) and Section 3.24 of this Agreement (collectively, the “Fundamental Representations”) will not have

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been true and correct in all material respect as of the Agreement Date or will not be true and correct in all material respects as of the Expiration Time as if made on and as of the Expiration Time, except for representations and warranties in the Fundamental Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case, determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties; or

(iv) the other representations and warranties set forth in Article 3 of this Agreement (other than the Capitalization Representations, the Specified Representation or the Fundamental Representations) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(e) the Company shall not have performed and complied with, in all material respects, all obligations, agreements and covenants of the Company to be performed or complied with by it under this Agreement prior to such time;

(f) Parent and Purchaser shall have not received a certificate executed by the Company’s Chief Executive Officer confirming on behalf of the Company that the conditions set forth in clauses (b), (c) and (d) of this Exhibit B have been duly satisfied;

(g) Parent shall have not received a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) issued by the Company certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h) this Agreement shall have been terminated in accordance with its terms;

(i) an event shall have occurred and remain outstanding or uncured that, with notice or lapse of time or both, provides (i) Parent the right to terminate this Agreement, or (ii) the Company the right to terminate this Agreement pursuant to Section 8.1(f) of this Agreement; or

(j) the Company fails to have cash and cash equivalents of at least $32 million.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Tender Condition and clause (h)(ii) above) may be waived by Parent and Purchaser, in whole or in part at any time from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The condition set forth in clause (h)(ii) above may not be waived by Parent or Purchaser without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

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EXHIBIT C

CERTIFICATE OF INCORPORATION AND BY-LAWS

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EXHIBIT C-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

A Delaware Corporation

                , a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That this corporation was originally incorporated on August 29, 2017 under the name Redwood Merger Sub II, Inc., pursuant to the General Corporation Law.

2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and sole stockholder of Redwood Merger Sub II, Inc.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this “Certificate”) restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is “                            ” (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 and the name of the Corporation’s registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: Subject to the provisions of the General Corporation Law, the number of directors of the Corporation shall be determined as provided in the By-Laws of the Corporation.

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned, being the                  of the Corporation hereinabove named, does hereby execute this Amended and Restated Certificate of Incorporation this                     , 201    .

Name:
Title:

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EXHIBIT C-2

REDWOOD MERGER SUB II, INC.

BY-LAWS

1. OFFICES

The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware or such other place as may be determined by the board of directors. The Corporation may also have offices at such other places, both within and outside the State of Delaware, as may from time to time be designated by the board of directors.

2. BOOKS

The books and records of the Corporation may be kept (except as otherwise provided by the laws of the State of Delaware) outside of the State of Delaware and at such place or places as may from time to time be designated by the board of directors.

3. STOCKHOLDERS

3.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the principal business office of the Corporation or at such other place or places either within or outside the State of Delaware as may be designated by the board of directors and stated in the notice of the meeting, on such day and at such time as shall be determined by the board of directors.

Written notice of the place designated for the annual meeting of the stockholders of the Corporation shall be delivered personally or mailed to each stockholder entitled to vote thereat not less than 10 and not more than 60 days prior to such meeting, but at any meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as described above may be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation, unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.2 Special Meetings. Special meetings of the stockholders of the Corporation shall be held whenever called, in the manner required by the laws of the State of Delaware for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the board of directors, or by the president, or by the holders of a majority of the outstanding shares of capital stock of the Corporation the holders of which are entitled to vote on matters that are to be voted on at such meeting. Any such special meeting of stockholders may be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as may be specified in the notice thereof. Business transacted at any special meeting of stockholders of the Corporation shall be limited to the purposes stated in the notice thereof.

Except as otherwise expressly required by the laws of the State of Delaware, written notice of each special meeting, stating the day, hour and place, and in general terms the business to be transacted at the meeting, shall be delivered personally or mailed to each stockholder entitled to vote at the meeting not less than 10 and not more than 60 days prior to such meeting, but at any special meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above described may

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be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.3 List of Stockholders. The officer of the Corporation who shall have charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (i) on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

3.4 Quorum. At any meeting of the stockholders of the Corporation, except as otherwise expressly provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at such meeting. At any meeting of stockholders at which a quorum is not present, the holders of, or proxies for, a majority of the stock which is represented at such meeting, shall have power to adjourn the meeting, without notice other than by announcement at the meeting, from time to time until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.5 Organization. The chief executive officer or president, or in the chief executive officer’s or president’s absence any vice-president, shall call to order meetings of the stockholders and shall act as chairman of such meetings. The board of directors or the stockholders may appoint any stockholder or any director or officer of the Corporation to act as chairman of any meeting in the absence of the chief executive officer, the president and all of the vice-presidents.

The secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the secretary the presiding officer may appoint any other person to act as secretary of any meeting.

3.6 Voting. Except as otherwise provided in the certificate of incorporation or these by-laws, each stockholder of record of the Corporation shall, at every meeting of the stockholders of the Corporation, be entitled to one vote for each share of stock standing in such stockholder’s name on the books of the Corporation on any matter on which such stockholder is entitled to vote, and such votes may be cast either in person or by proxy, appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney, and filed with the secretary before being voted on, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

The vote on all elections of directors and on any other questions before the meeting need not be by ballot, except upon demand of any stockholder.

When a quorum is present at any meeting of the stockholders of the Corporation, the vote of the holders of a majority of the capital stock entitled to vote at such meeting and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, under any provision of the laws of the State of Delaware or the certificate of incorporation, a different vote is required, in which case such provision shall govern and control the decision of such question.

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3.7 Consent. Except as otherwise provided by the certificate of incorporation, whenever the vote of the stockholders is required or permitted to be taken in connection with any corporate action by any provision of the laws of the State of Delaware or of the certificate of incorporation, such corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented thereto in writing.

3.8 Judges. At every meeting of the stockholders of the Corporation at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided, by two judges. Said judges shall be appointed by the board of directors before the meeting or, if no such appointment shall have been made, by the presiding officer of the meeting. If, for any reason, any of the judges previously appointed fails to attend or refuses or is unable to serve, judges in place of any of them shall be appointed in like manner.

4. DIRECTORS

4.1 Number, Election and Term of Office. The business and affairs of the Corporation shall be managed by the board of directors. The board of directors shall consist of one or more directors. The number of directors may be fixed from time to time by vote of the stockholders or of the board of directors, at any regular or special meeting, subject to the provisions of the certificate of incorporation. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholders of the Corporation, except as provided in section 4.3 of this article, to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

In addition to the powers that these by-laws expressly confer upon them, the board may exercise all such powers of the Corporation as are not, by the laws of the State of Delaware, the certificate of incorporation or these by-laws required to be exercised or done by the stockholders.

4.2 Chair of the Board. The directors may elect one of their members to be chair of the board of directors. The chair shall be subject to the control of, and may be removed by, the board of directors. The chair shall perform such duties as may from time to time be assigned by the board of directors.

4.3 Vacancies and Newly Created Directorships. Except as hereinafter provided, any vacancy in the office of a director occurring for any reason other than the removal of a director pursuant to section 4.4 of this article, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office or by a sole remaining director. In the event that any vacancy in the office of a director occurs as a result of the removal of a director pursuant to section 4.4 of this article, or if vacancies occur contemporaneously in the offices of all of the directors, such vacancy or vacancies shall be filled by the stockholders of the Corporation at a meeting of stockholders called for the purpose. Directors so chosen or elected shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

4.4 Removals. At any meeting of stockholders of the Corporation called for the purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office, with or without cause, any or all of the directors.

4.5 Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and place, either within or outside the State of Delaware, as shall from time to time be determined by resolution of the board.

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4.6 Special Meetings. Special meetings of the board of directors may be called by the president or any two directors on notice given to each director, and such meetings shall be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as shall be specified in the notices thereof.

4.7 Annual Meetings. The first meeting of each newly elected board of directors shall be held on the same day as, and as soon as practicable after, each annual election of directors, at the same place at which regular meetings of the board of directors are held. Alternatively, such meeting may be held at any other time or place as may be provided by resolution of the board and which shall be specified in a notice given to the directors using the procedure set forth in section 4.8 below.

4.8 Notice. Notice of any meeting of the board of directors requiring notice shall be given to each director by mailing the same, addressed to the director at such director’s residence or usual place of business, at least 48 hours before the time fixed for the meeting, or shall be sent to such director at such place by facsimile, courier, telegraph or e-mail, or shall be delivered personally or by telephone, at least 12 hours before the time fixed for the meeting. At any meeting at which every director shall be present or at which all directors not present shall waive notice in writing, any and all business may be transacted even though no notice shall have been given.

4.9 Quorum. At all meetings of the board of directors, the presence of the following number of directors shall constitute a quorum for the transaction of business: if there are one or two directors, the presence of all of the directors; and if there are three directors or more, the presence of at least a majority of the directors. Except as may be otherwise specifically provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, the affirmative vote of a majority of the directors present at the time of such vote shall be the act of the board of directors if a quorum is present. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.10 Consent. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if all members of the board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board.

4.11 Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors may participate in a meeting of the board by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

4.12 Compensation of directors. Directors, as such, shall not receive any stated salary for their services but, by resolution of the board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board; provided that this provision shall not be construed as precluding any director from serving the Corporation in any other capacity and receiving compensation therefore.

4.13 Resignations. Any director of the Corporation may resign at any time by giving written notice to the board of directors or to the president or secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

5. OFFICERS

5.1 Number, Election and Term of Office. The board of directors may appoint such officers of the corporation as it deems appropriate, including a secretary, a treasurer, a chief executive officer, a chief financial officer, one or

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more vice-presidents, assistant secretaries and/or assistant treasurers. The officers of the Corporation shall be elected by the board of directors at its first meeting held after the annual meeting of the stockholders, and shall hold their respective offices until their successors are duly elected and have qualified. Any number of offices may be held by the same person. The board of directors may from time to time appoint such other officers and agents as the board considers to be advisable and may fix their duties and terms of office.

5.2 Chief Executive Officer. The chief executive officer (if any) shall be the chief executive officer of the Corporation and shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The chief executive officer may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The chief executive officer may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The chief executive officer shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In addition to the powers and duties expressly conferred upon the chief executive officer by these by-laws, the chief executive officer shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the chief executive officer by the board of directors.

5.3 President. The president shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The president shall ensure that the books, reports, statements, certificates and other records of the Corporation are kept, made or filed in accordance with the laws of the State of Delaware. The president shall preside at all meetings of the board of directors and at all meetings of the stockholders. The president shall cause to be called regular and special meetings of the stockholders and of the board of directors in accordance with these by-laws. The president may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The president may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The president shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In the event the Corporation does not have a secretary in office, the president shall have the powers and duties of the secretary as set forth in section 5.6 below and in the event the Corporation does not have a treasurer in office, the president shall have the powers and duties of the treasurer as set forth in section 5.8 below. In addition to the powers and duties expressly conferred upon the president by these by-laws, the president shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the president by the board of directors.

5.4 The Chief Financial Officer. The CFO (if any) will be the chief financial officer of the Corporation and shall have such powers and perform all duties incident to the office of CFO, and shall have such other powers and perform such other duties as the board of directors assigns.

5.5 Vice-Presidents. The vice-presidents (if any) shall perform such duties as the president or the board of directors shall require. Any vice-president shall, during the absence or incapacity of the president, assume and perform the president’s duties.

5.6 Secretary. The secretary (if any) may sign all certificates of stock of the Corporation. The secretary shall record all of the proceedings of the meetings of the board of directors and of the stockholders of the Corporation

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in books to be kept for that purpose. The secretary shall have custody of the seal of the Corporation and may affix the same to any instrument requiring such seal when authorized by the board of directors, and when so affixed the secretary may attest the same by the secretary’s signature. The secretary shall keep the transfer books, in which all transfers of the capital stock of the Corporation shall be registered, and the stock books, which shall contain the names and addresses of all holders of the capital stock of the Corporation and the number of shares held by each; and the secretary shall keep such stock and transfer books open daily during business hours for the inspection of every stockholder and for transfers of stock. The secretary shall notify the directors and stockholders of their respective meetings as required by law or these by-laws, and shall perform such other duties as may be required by law or these by-laws, or which may be assigned to the secretary from time to time by the board of directors.

5.7 Assistant Secretaries. The assistant secretary (if any) shall, during the absence or incapacity of the secretary, assume and perform all functions and duties that the secretary might lawfully do if present and not under any incapacity.

5.8 Treasurer. The treasurer (if any) shall have charge of the funds and securities of the Corporation. The treasurer may sign all certificates of stock. The treasurer shall keep full and accurate accounts of all receipts and disbursements of the Corporation in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the board, and shall render to the president or the directors, whenever they may require it, an account of all of the treasurer’s transactions as treasurer and an account of the business and financial position of the Corporation.

5.9 Assistant Treasurers. The assistant treasurer (if any) shall, during the absence or incapacity of the treasurer, assume and perform all functions and duties that the treasurer might lawfully do if present and not under any incapacity.

5.10 Treasurer’s Bond. The treasurer and assistant treasurer (if any) shall, if required so to do by the board of directors, each give a bond (which shall be renewed every six years) in such sum and with such surety or sureties as the board of directors may require.

5.11 Transfer of Duties. The board of directors in its absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer or person(s), notwithstanding the provisions of these by-laws, except as otherwise provided by the laws of the State of Delaware.

5.12 Vacancies. If the office of president, vice-president, secretary or treasurer, or any other officer or agent becomes vacant for any reason, the board of directors may choose a successor to hold office for the unexpired term.

5.13 Removals. At any meeting of the board of directors called for such purpose, any officer or agent of the Corporation may be removed from office, with or without cause, by the affirmative vote of a majority of the board of directors.

5.14 Compensation of Officers. The officers shall receive such salary or compensation as may be determined by the board of directors.

5.15 Resignations. Any officer or agent of the Corporation may resign at any time by giving written notice to the board of directors or to the president or the secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

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6. CONTRACTS, CHECKS AND NOTES

6.1 Contracts, etc. Unless the board of directors shall otherwise specifically direct, all deeds, transfers, assignments, agreements, contracts, obligations and other instruments in writing requiring execution by the Corporation may be executed in the name of the Corporation by any one or more directors or officers of the Corporation.

6.2 Checks and Notes. Without limiting section 6.2 of this article, all checks, drafts, bills of exchange and promissory notes and other negotiable instruments of the Corporation may be signed by any one or more directors or officers of the Corporation or as may otherwise be designated by the board of directors.

7. STOCK

7.1 Uncertificated and Certificated Stock. Shares of stock of the Corporation may, but need not be, evidenced by a certificate. If evidenced by a certificate, shares of the stock of the Corporation shall be in such form, not inconsistent with the certificate of incorporation, as shall be prepared or approved by the board of directors. No holder of stock in the Corporation shall be entitled to have a certificate, but if a share is evidenced by a certificate, it shall be signed by, or in the name of the Corporation by, the chief executive officer, the president or a vice-president, and/or by the treasurer or an assistant treasurer or the secretary or an assistant secretary, certifying the number of shares owned by the stockholder and the date of issue; and no certificate shall be valid unless so signed. All issuances of shares of stock of the Corporation, whether evidenced by a certificate or uncertificated, shall be entered in the books of the Corporation as they are issued.

Where a certificate is countersigned (l) by a transfer agent other than the Corporation or its employee or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of issue.

All certificates issued shall be consecutively numbered and any certificates surrendered to the Corporation shall be cancelled and, except in the case of lost or destroyed certificates, no new certificates shall be issued until the former certificates for the same number of shares of the same class of stock shall have been surrendered and cancelled.

7.2 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or of proper evidence of succession, assignment or authority to transfer uncertificated shares, the Corporation shall issue a new certificate for shares or new uncertificated shares to the person entitled thereto, cancel the old certificate, if applicable, and record the transaction in its books.

8. REGISTERED STOCKHOLDERS

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

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9. LOST CERTIFICATES

Any person claiming a certificate of stock to be lost or destroyed, shall make an affidavit or affirmation of the fact and advertise the same in such manner as the board of directors may require, and the board of directors may, in its discretion, require the owner of the lost or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in a sum sufficient, in the opinion of the board of directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the directors, it is proper so to do.

10. FIXING OF RECORD DATE

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

11. DIVIDENDS

Subject to the relevant provisions of the certificate of incorporation, dividends upon the capital stock of the Corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the certificate of incorporation.

Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

12. WAIVER OF NOTICE

Whenever any notice is required to be given by law or under the provisions of the certificate of incorporation or these by-laws, a waiver of notice in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent thereto.

13. AMENDMENTS

Subject to the provisions of the certificate of incorporation, these by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or the board of directors, at any regular meeting of the stockholders or the board of directors, or at any special meeting of the stockholders or the board of directors, if notice of such alteration, amendment or repeal of the by-laws or of adoption of new by-laws is contained in the notice of the meeting.

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ANNEX B

Execution Version

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 4, 2017, is entered into by and among RhythmOne plc, a public limited company formed under the laws of England and Wales (“Parent”), Redwood Merger Sub I, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Redwood Merger Sub II, Inc. a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two” and collectively with Purchaser, the “Merger Subs” and each, individually, a “Merger Sub”) and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share of YuMe, Inc., a Delaware corporation (the “Company”) (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A next to the Stockholder’s name, in addition to any shares of Company Common Stock issued to or otherwise acquired or owned by such Stockholder after the date of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence an exchange offer to purchase (subject to the Offer Conditions) all of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) and, (b) following completion of the Offer, Purchaser will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (b) immediately following the First Merger, the Company, as the surviving company of the First Merger, will be merged with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Merger Subs to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Merger Subs as to itself, that:

Section 1.01 Authority; Binding Agreement. Such Stockholder is (if an entity) duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 1.02 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will: (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder (if an entity); (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder’s Subject Shares are bound; (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any of such Stockholder’s Subject Shares; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of such Stockholder’s Subject shares are bound, except, in the case of each of clauses (a) through (e), as would not reasonably be expected to have, a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 1.03 Subject Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares listed on Schedule A opposite such Stockholder’s name, and, except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), as of the date hereof, such Subject Shares constitute all of the shares of Company Common Stock or other securities of the Company of which such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act). Other than as set forth on Schedule A, as of the date of this Agreement, such Stockholder does not own any options to purchase or otherwise acquire any securities of the Company or have any interest in or voting rights with respect to any other securities of the Company. Such Stockholder has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). Except pursuant to this Agreement, no other Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

Section 1.04 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares that would prevent such Stockholder from complying with its obligations under this Agreement, except as provided hereunder.

Section 1.05 Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and Merger Subs are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 1.06 No Litigation. With respect to such Stockholder, as of the date hereof, there are no Legal Proceedings pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE II

AGREEMENT TO TENDER

Section 2.01 Tender of Subject Shares. Subject to the terms of this Agreement (including, Section 4.01), each Stockholder hereby agrees that, pursuant to and in accordance with the terms of the Offer, it shall (a) validly tender, or cause to be tendered, into the Offer no later than ten (10) Business Days after the commencement of the Offer, all of such Stockholder’s Subject Shares free and clear of all Liens, and (b) not withdraw, or cause to be withdrawn, its Subject Shares from the Offer, unless and until (x) the Expiration Date, or (y) this Agreement shall have been terminated in accordance with Section 4.01. Each Stockholder shall (i) deliver, or cause to be delivered, to the depositary designated in the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the depositary designated in the Offer may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments reasonably required to be delivered by stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct such Stockholder’s broker or such other Person that is the holder of record of such Stockholder’s Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

Section 2.02 Other Obligations. Subject to the terms of this Agreement (including Section 4.01), each Stockholder hereby agrees that, during the time this Agreement is in effect, to the extent that any of such Stockholder’s Subject Shares have not been purchased in the Offer, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote, or cause to be voted, all of its Subject Shares, (i) against any action, proposal, transaction or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any agreement or arrangement related to or in furtherance of any Takeover Proposal; (iii) against any other action, agreement or transaction the consummation of which would reasonably be expected to materially impede, materially interfere with, or materially delay consummation of the Transactions by the Company (including the Offer or the Merger), including (x) any extraordinary corporate transaction, such as a merger, acquisition, sale, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets of the Company or any reorganization, recapitalization, extraordinary dividend or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, in the case of each of clauses (x), (y) and (z), solely to the extent the Company is prohibited from taking such action pursuant to the Merger Agreement); and (iv) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereunder, (B) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby on the date on which such meeting is held, and (C) any other matter necessary for consummation of the Transactions, which is considered at any such meeting of stockholders.

Section 2.03 Proxy. During the time that this Agreement is in effect, each Stockholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent, and any other Person designated by Parent, as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to (a) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2.02; and (b) vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2.02 at any such meeting. The foregoing proxy shall be deemed coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.01. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.03 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Subs entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2.02 hereof. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes describe in this Agreement.

ARTICLE III

ADDITIONAL COVENANTS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

Section 3.01 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, direct or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Stockholder’s Subject Shares or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares or (vi) take or permit any of their respective Representatives to take other action that would in any way materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes the Company and its counsel to, notify the Company’s transfer agent that, from the date hereof until the termination of this Agreement, and subject to the last sentence of this Section 3.01, there is a stop transfer order with respect to all of such Stockholder’s Subject Shares and that this Agreement places limits on the voting and transfer of such Subject Shares, in each case, prior to the termination of this Agreement. If any involuntary Transfer of any or all of such Stockholder’s Subject Shares shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a Merger Sub at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees or the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares to one or more partners or members of such Stockholder or to an affiliated entity under common control with such Stockholder or to any trustee or beneficiary of the trust or pursuant to a Transfer by will, operation of law or for estate planning purposes, provided, that such a Transfer shall be permitted only if, as a precondition, the transferee of such Subject Shares agrees in writing, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement (each, a “Permitted Transfer”).

Section 3.02 Appraisal Rights. Each Stockholder hereby (a) agrees not to make a written demand or file a petition for appraisal, and hereby waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer and the Merger, and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company and its successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, or (y) alleging any breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

Section 3.03 Documentation and Information. Such Stockholder consents to and hereby authorizes Parent and Merger Subs to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any other transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Merger Subs may file this Agreement or a form hereof with the SEC or with any other Governmental Authority. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.04 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares, as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.05 No Solicitation. Subject to Section 5.10, each Stockholder shall and shall cause each of its Representatives: (a) to immediately cease and cause to be terminated any solicitation, discussions or negotiations by such Stockholder or its Representatives with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Takeover Proposal and (b) not to, directly or indirectly through intermediaries, (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 3.05 and to limit its conversation or other communication exclusively to such referral), and (iii) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Takeover Proposal. Each Stockholder shall, and shall cause its Representatives to, promptly request any Person that has executed a confidentiality or non-disclosure agreement with such Stockholder in connection with any actual or potential Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives.

Section 3.06 Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Parent as promptly as practicable (and in any event no later than 24 hours after receipt) (a) of the number of any additional shares of Company Common Stock or other securities of the Company of which Stockholder acquires beneficial ownership on or after the date hereof, and (b) in the event that such Stockholder or any of its Representatives receives a Takeover Proposal or a request for information relating to the Company or its Subsidiaries that contemplates a Takeover Proposal, including the identity of the Person making the Takeover Proposal and the material terms and conditions thereof and an unredacted copy of such Takeover Proposal. Each Stockholder will keep Parent informed on a reasonably current basis of material developments with respect to any such Takeover Proposal. Each Stockholder shall promptly (and in no event later than 24 hours after receipt) provide to Parent copies of any indications of interest and/or draft agreements received by such Stockholder or its Representatives relating to such Takeover Proposal.

Section 3.07 Lockup. Each Stockholder covenants and agrees that, for a period of six months after the Effective Time (as applicable the “Restricted Period”), it shall not, directly or indirectly, in any single transaction or series of related transactions, and shall not authorize or permit any of its Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, Parent, (i) Transfer or offer to Transfer (other than Permitted Transfers) any legal or beneficial ownership in any Parent Common Stock, Parent Options or Parent RSUs received by it in the Transactions (“Restricted Securities”), (ii) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer (other than Permitted Transfers) of such Stockholder’s Restricted Securities or any right or interest therein, including any derivative instrument, hedging arrangement or other similar agreement or arrangement that Transfers in whole or in part, the economic risk of ownership of any Restricted Securities, or (iii) engage in any short selling of Restricted Securities.

ARTICLE IV

TERMINATION; AMENDMENT AND WAIVER

Section 4.01 Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time, (b) the date the Offer shall have terminated or the Expiration Date shall have occurred or the Merger Agreement is terminated pursuant to its terms, in each case without acceptance for payment of the Subject Shares pursuant to the Offer or (c) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) the provisions of this Article IV and Article V shall survive any termination of this Agreement, (y) Section 3.07 shall survive the Effective Time for the Restricted Period and (z) nothing set forth in this Section 4.01 shall relieve any party from liability for any breach of this Agreement prior to termination hereof.

Section 4.02 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4.03 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two (2) Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):; in each case to the party to be notified at (x) in the case of any notice to Parent or Merger Subs, to the address, facsimile number or email address set forth in Section 9.1 of the Merger Agreement and (y) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth opposite such Stockholder’s name on Schedule A hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by written notice to Parent delivered in accordance with this Section 5.01.

Section 5.02 Interpretation. Capitalized terms used and not defined herein have the meanings assigned to them in the Merger Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. Where a reference is made to a Contract, instrument or Law, such references is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any reference to the “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects”.

Section 5.03 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions (and the appellate courts thereof), (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) Each of the parties to this Agreement irrevocably waives any and all right SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.03.

Section 5.04 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement..

Section 5.05 Assignment; Binding Effect.

(a) Parent or Merger Subs may assign any of their respective rights and obligations to any Person to whom the Merger Agreement is assigned in accordance with Section 9.6 thereof, but no such assignment shall relieve Parent or Merger Subs. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by Stockholder without the prior written consent of Parent and Merger Subs; provided, that the Stockholder may assign its rights and obligations to any Person to whom the Subject Shares are transferred in accordance with Section 3.01. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.05 shall be null and void.

(b) Each of the parties agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Each of the parties agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and, except as otherwise set forth herein, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.

Section 5.06 Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

Section 5.07 Entire Agreement. This Agreement, together with Schedule A, contains all of the terms of the understandings of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 5.08 Remedies. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Merger or the other Transactions) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article IV, each party hereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with Section 5.03, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.09 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 5.10 Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company, nor any director, officer, employee or Affiliate of a Stockholder who is an officer or director of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder of Subject Shares and nothing herein shall be construed to prohibit, limit or otherwise affect any Stockholder or any director, officer, employee or Affiliate of a Stockholder who is an officer or director of the Company, from taking (or refraining from taking) any action in such person’s capacity as a director or officer of the Company or otherwise fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder or any director, officer, employee or Affiliate of such Stockholder acting in his or her capacity as an officer or director of the Company).

Section 5.11 Further Assurances. From time to time and without additional consideration, each of the parties hereto shall execute and deliver such additional instruments, and shall take such further actions, as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 5.12 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

Section 5.13 Excluded Shares. Notwithstanding anything to the contrary contained in this Agreement, 798,000 Shares, which may be deemed to be beneficially owned by AVI Partners, LLC and its affiliates (collectively, “AVI”) and held in an AVI separately managed account (the “Excluded Shares”), shall not be subject to any of the provisions in this Agreement, including but not limited to the provisions set forth in Article II and Article III hereof, if AVI or its affiliates receives any instructions from the beneficial account holder of such Shares that are contrary to the agreements, instructions, restrictions or other provisions contained in this Agreement.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

REDWOOD MERGER SUB II, INC.

By:	/s/ Ted Hastings
Name: Ted Hastings Title: Chief Executive Officer

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Mitchell J. Habib
Mitchell J. Habib

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Adriel Lares
Adriel Lares

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Elias Nader
Elias Nader

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Christopher Paisley
Christopher Paisley

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Eric Singer
Eric Singer

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ John Mutch
John Mutch

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Brian Kelley
Brian Kelley

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Steve Domenik
Steve Domenik

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Tony Carvalho
Tony Carvalho

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Michael Hudes
Michael Hudes

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Paul Porrini
Paul Porrini

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Ayyappan Sankaran
Ayyappan Sankaran

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ DARREN C. WALLIS
DARREN C. WALLIS

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ JAMES A. DUNN, JR.
JAMES A. DUNN, JR.

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI PARTNERS, LLC

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI MANAGEMENT, LLC

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI CAPITAL PARTNERS, LP

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

AVI CAPITAL YANKEE, LP

By:	/s/ Darren C. Wallis
Name:	Darren C. Wallis
Title:	Managing Partner

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Opportunities Fund, LP - Series One

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Opportunities Fund, LP - Series Two

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Special Opportunities Fund II, LP

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX GP, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Special Opportunities GP II, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIEX Capital Advisors, LLC

By:	/s/ Eric Singer
Name:	Eric Singer
Title:	Managing Member

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

/s/ Eric Singer
Eric Singer

[Signature Page to Tender and Support Agreement]

Schedule A

Stockholder Name	Company Common Stock	Options (In-the-money only for Execs; All options for Directors)	Restricted Stock Units
AVI CAPITAL YANKEE, LP	3,003,560
AVI CAPITAL PARTNERS, LP	39,102
AVI MANAGEMENT, LLC	3,042,662
AVI PARTNERS, LLC	3,613,262
JAMES A. DUNN, JR.	3,613,262
DARREN C. WALLIS	3,613,262
VIEX Opportunities Fund, LP - Series One	2,591,733
VIEX Opportunities Fund, LP - Series Two	561,269
VIEX Special Opportunities Fund II, LP	2,339,594
VIEX GP, LLC	3,153,002
VIEX Special Opportunities GP II, LLC	2,339,594
VIEX Capital Advisors, LLC	5,492,596
Eric Singer	15,473		30,946
Mitchell Habib	35,803	78,738
Adriel Lares	52,469	47,500
Elias Nader	15,473		30,946
Christopher Paisley	96,469	78,333
John Mutch	0		20,883
Brian Kelley	0		20,883
Steve Domenik	0	45,056
Tony Carvalho	133,858		125,359
Michael Hudes	34,664	250,250	72,846
Paul Porrini	157,117	183,333	193,874
Ayyappan Sankaran	997,236	252,035	116,399

B-A-1

ANNEX C

September 4, 2017

Board of Directors

YuMe, Inc.

1204 Middlefield Road

Redwood City, CA 94063

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to YuMe, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of September 4, 2017 (the “Merger Agreement”), by and among RhythmOne plc (“Parent”), Redwood Merger Sub I, Inc., a wholly owned subsidiary of Parent (the “Purchaser”), Redwood Merger Sub II, Inc., a wholly owned subsidiary of Parent (“Merger Sub 2”) and the Company. The Merger Agreement provides, among other things, for an exchange offer (the “Exchange Offer”) for all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company pursuant to which Merger Sub 1 will pay consideration for each share of Company Common Stock accepted in the Exchange Offer consisting of (a) $1.70 in cash without interest (the “Cash Consideration”) and (b) 7.325 ordinary shares £0.01 each in the capital of Parent (“Parent Ordinary Shares”) (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The Merger Agreement further provides, among other things, that, following completion of the Exchange Offer, Purchaser will be merged with and into the Company (the “Merger” and, together with the Exchange Offer, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of Company Common Stock (other than shares held in the treasury of the Company and shares owned by Purchaser, Parent or any wholly-owned Subsidiary of Parent or of the Company) will be converted into the right to receive the Consideration. The Merger Agreement also provides, among other things, that immediately after the consummation of the Transaction, the Company, as the surviving corporation in the Merger will be merged with and into Merger Sub 2 (the “Second Merger”).

You have requested our opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company (the “Company Forecasts”). In addition, we reviewed certain forecasts of the amount and timing of certain cost savings and operating efficiencies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We also reviewed certain publicly available financial and other information concerning Parent and certain internal analyses, financial forecasts and other information relating

Board of Directors

YuMe, Inc.

September 4, 2017

to Parent prepared by management of Parent and approved by the Company for our use (the “Parent Forecasts”). We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company, Parent and the combined company and with certain senior officers of Parent regarding the business and prospects of Parent and the combined company. In addition, we have (i) reviewe1the reported prices and trading activity for the Company Common Stock and Parent Ordinary Shares, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, Parent or the combined company including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent, any of their respective subsidiaries or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the Company Forecasts, Synergies and Parent Forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company (in the case of the Company Forecasts and Synergies) and Parent (in the case of the Parent Forecasts), as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no

Board of Directors

YuMe, Inc.

September 4, 2017

restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction, the Second Merger, the Merger Agreement or any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to whether or not any holder of shares of Company Common Stock should tender shares of Company Common Stock pursuant to the Exchange Offer or, if applicable, how any holder of Company Common Stock should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any party to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Consideration or otherwise. This opinion does not in any manner address what the value of the Parent Ordinary Shares actually will be when issued pursuant to the Transaction or the prices at which the shares of Company Common Stock, the Parent Ordinary Shares or any other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Board of Directors

YuMe, Inc.

September 4, 2017

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited condensed consolidated interim financial statements of RhythmOne plc as of and for the six months ended September 30, 2017 and September 30, 2016	F-2
Consolidated financial statements of RhythmOne plc as of March 31, 2017 and March 31, 2016 and for each of the years in the two year period ended March 31, 2017	F-15

Consolidated financial statements of Perk Inc. as of and for the year ended December 31, 2016	F-61

Consolidated financial statements of RadiumOne, Inc. as of and for the year ended December 31, 2016	F-107

Consolidated financial statements of RadiumOne, Inc. as of and for the year ended December 31, 2015	F-134

UNAUDITED CONDENSED CONSOLIDATED INTERIM INCOME STATEMENTS

Results for the six months ended 30 September 2017 and 2016

		Six months ended 30 September 2017	Six months ended 30 September 2016
	NOTE	Total $000’s	Total $000’s
Revenue		114,528	66,771

Cost of revenue		(70,939)	(43,736)
Operating expenses	9	(54,910)	(33,546)

Loss before tax and other items		(11,321)	(10,511)
Finance income		232	299
Finance expense		(141)	(84)
Other income	9	2,944	—

Loss before income tax		(8,286)	(10,296)
Income tax recovery (charge)	3	48	(404)

Loss from continuing operations		(8,238)	(10,700)
Discontinued operations
Loss from discontinued operations, net of tax	14	—	(197)

Loss for the period		(8,238)	(10,897)

	NOTE	CENTS	CENTS
LOSS PER SHARE ATTRIBUTABLE TO RHYTHMONE PLC
BASIC	5	(16.63)	(26.91)
DILUTED	5	(16.63)	(26.91)

LOSS PER SHARE FROM CONTINUING OPERATIONS
BASIC	5	(16.63)	(26.43)
DILUTED	5	(16.63)	(26.43)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

For the six months ended 30 September 2017 and 2016

	Six months ended 30 September 2017 $000’s	Six months ended 30 September 2016 $000’s
Loss for the period	(8,238)	(10,897)
Items which might be potentially reclassified to profit or loss
Exchange difference on translation of foreign operations (revised)	(1,092)	208
Gains on marketable securities (net of tax)	8	30

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD (revised)	(9,322)	(10,659)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

As at 30 September 2017

		30 September 2017	31 March 2017
	NOTE	$000’s	$000’s
ASSETS

NON-CURRENT ASSETS
Goodwill	12	58,234	48,530
Intangible assets	13	44,856	37,971
Property, plant and equipment		7,579	4,556
Deferred tax asset	4	19,707	19,271
Other receivables and restricted cash		2,718	4,686
Marketable securities	10	—	22,864

		133,094	137,878
CURRENT ASSETS
Trade receivables		72,299	41,470
Other receivables and restricted cash		8,069	3,433
Marketable securities	10	—	33,002
Cash and cash equivalents		39,325	19,338

		119,693	97,243

TOTAL ASSETS		252,787	235,121

LIABILITIES

NON-CURRENT LIABILITIES
Deferred tax liability		(4,192)	(3,863)
Other payables		(3,118)	(2,228)
Provisions		(1,142)	(1,502)

		(8,452)	(7,593)

CURRENT LIABILITIES
Trade and other payables		(59,531)	(43,386)
Provisions		(940)	(907)

		(60,471)	(44,293)

TOTAL LIABILITIES		(68,923)	(51,886)

NET ASSETS		183,864	183,235

SHAREHOLDERS’ EQUITY
Share capital	6	8,674	8,667
Share premium account		177	168,159
Shares to be issued	8	9,150	24
Share-based compensation reserve		29,246	28,605
Currency translation reserve		31,346	(8,591)
Merger reserve		49,277	107,820
Accumulated other comprehensive loss		—	(8)
Retained earnings/(deficit)		55,994	(121,441)

TOTAL SHAREHOLDERS’ EQUITY		183,864	183,235

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED INTERIM CASH FLOW STATEMENTS

For the six months ended 30 September 2017 and 2016

		Six months ended 30 September 2017	Six months ended 30 September 2016
	Note	$000’s	$000’s
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period		(8,238)	(10,897)
Adjustments for:
Depreciation and amortization		7,738	5,006
Share based payments	2	641	1,445
Change in provisions		(327)	4
Loss on disposal of property and equipment		184	—
Remeasurement of deferred consideration		(2,944)	—
Income tax charge		(48)	404
Interest expense		141	84
Interest income		(232)	(299)
Foreign exchange (gain) / loss		(640)	267

Operating cash flows before movements in working capital		(3,725)	(3,986)
Changes in operating assets and liabilities:
Increase in trade and other receivables		(6,252)	(10,932)
Increase/(decrease) in trade and other payables		(4,644)	8,997

Net cash used in operating activities		(14,621)	(5,921)
Income taxes paid		—	(39)

Net cash used in operating activities		(14,621)	(5,960)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received		232	299
Purchase of property, plant and equipment		(313)	(435)
Expenditure on development		(1,785)	(1,902)
Acquisitions, net of cash acquired	11	(4,489)	(499)
Sales of marketable securities		55,874	2,701

Net cash generated from investing activities		49,519	164

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on finance lease		(730)	(730)
Interest payments		(141)	(84)
Repayment of credit facility		(14,431)	—
Proceeds from issuance of shares		184	55

Net cash used in financing activities		(15,118)	(759)

Net increase/(decrease) in cash and cash equivalents		19,780	(6,555)
Beginning cash and cash equivalents		19,338	18,222
Effect of foreign exchange on cash and cash equivalents		207	(26)

Cash and cash equivalents at end of period		39,325	11,641

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

UNAUDITED CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

For the six months ended 30 September 2017 and 2016

	ORDINARY SHARE CAPITAL	SHARE PREMIUM ACCOUNT	SHARES TO BE ISSUED	SHARE BASED COMPENSATION RESERVE	CURRENCY TRANSLATION RESERVE	MERGER RESERVE	OTHER RESERVES	RETAINED (DEFICIT)/ EARNINGS	TOTAL SHAREHOLDERS’ EQUITY
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s
Balance as at 1 April 2016	7,537	168,045	24	26,590	(8,836)	65,208	19	(102,649)	155,938
Net loss for the period	—	—	—	—	—	—	—	(10,897)	(10,897)
Other comprehensive income	—	—	—	—	208	—	30	—	238

Total comprehensive loss for the period	—	—	—	—	208	—	30	(10,897)	(10,659)
Issue of shares, net of costs	17	38	—	—	—	—	—	—	55
Credit to equity for share based payments	—	—	—	1,445	—	—	—	—	1,445

Balance as at 30 September 2016	7,554	168,083	24	28,035	(8,628)	65,208	49	(113,546)	146,779

Balance as at 1 April 2017	8,667	168,159	24	28,605	(8,591)	107,820	(8)	(121,441)	183,235
Net loss for the period	—	—	—	—	—	—	—	(8,238)	(8,238)
Other comprehensive income (revised)	—	—	—	—	(1,092)	—	8	—	(1,084)

Total comprehensive loss for the period (revised)	—	—	—	—	(1,092)	—	8	(8,238)	(9,322)
Issue of shares, net of costs	7	177	—	—	—	—	—	—	184
RadiumOne acquisition	—	—	9,126	—	—	—	—	—	9,126
Capitalization of merger reserve (Note 7, revised)	—	58,001	—	—	542	(58,543)	—	—	—
Capital reduction (Note 7, revised)	—	(226,160)	—	—	40,487	—	—	185,673	—
Credit to equity for share based payments	—	—	—	641	—	—	—	—	641

Balance as at 30 September 2017	8,674	177	9,150	29,246	31,346	49,277	—	55,994	183,864

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.	General information, basis of preparation and accounting policies

RhythmOne plc (“the Company”) is incorporated in England and Wales under the UK Companies Act 2006. The address of the registered office is 65 Gresham Street, 6th Floor, London, EC2V 7NQ, United Kingdom. The Company is a public limited company, which is listed on the Alternative Investment Market (“AIM”) of the London Stock Exchange.

These unaudited condensed consolidated interim financial statements were approved for issue on 18 December 2017.

The Group is defined as RhythmOne plc and its subsidiaries which are outlined in Note 17 in the consolidated financial statements of RhythmOne plc for the year ended 31 March 2017. The Parent Company is RhythmOne Plc. The Parent Company’s functional currency is Sterling, being the currency of the primary economic environment in which the Company operates. Other significant subsidiaries within the Group have the USD as their functional currency. The presentational currency of the Group is U.S. Dollars. Foreign operations are included in accordance with policies set out in Note 3 in the consolidated financial statements of RhythmOne plc for the year ended 31 March 2017.

As a result of the discontinued operations in FY2017 as described in note 14, certain comparative figures in the primary financial statements and corresponding notes have been adjusted to conform to the current year presentation of the interim financial statements. Certain comparative notes have been adjusted to reflect the change to continuing operations which are clearly labelled. The unaudited condensed consolidated interim statements of comprehensive income and of changes in equity have been revised to correct the presentation of the capital reduction as set out in note 7. In addition, per share information per note 5 has been restated to take account of the share consolidation as set out in note 6.

These unaudited condensed consolidated interim financial statements for the six months ended 30 September 2017 have been prepared in accordance with IAS 34 “Interim financial reporting” as issued by the International Accounting Standard Board (“IASB”). The unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements of RhythmOne plc for the year ended 31 March 2017, which have been prepared in accordance with IFRS as issued by the IASB.

These unaudited condensed consolidated interim financial statements have been prepared on a going concern basis. The Directors have considered the financial resources of the Group and the risks associated with doing business in the current economic climate and believe the Group is well placed to manage these risks successfully. The Directors have reviewed management’s business plan setting out key business assumptions and considered it to be reasonable and are satisfied that the Group has adequate resources to continue in operational existence for the foreseeable future being a period of no less than 12 months from the date of signing of this interim report. Accordingly, they continue to adopt the going concern basis in preparing these unaudited condensed consolidated interim financial statements.

The accounting policies adopted are consistent with those of the previous financial year. Amendments to IFRS’s effective from the financial year ending 31 March 2018 are not expected to have a material impact on the Group.

The preparation of interim financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates. In preparing these unaudited condensed consolidated interim financial statements, the significant judgements made by management in applying the group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements of RhythmOne plc for the year ended 31 March 2017.

As discussed in detail in the consolidated financial statements of RhythmOne plc for the year ended 31 March 2017, separate financial information is not reviewed by the chief operating decision-maker for the various products to assess their performance or for the purpose of resource allocation decisions and therefore no separate operating or reportable segments have been identified in accordance with IFRS 8 “Operating Segments”.

2.	Share-based compensation from continuing operations

Share-based compensation charges have been charged in the income statement within the following line:

	Six months ended 30 September 2017	Six months ended 30 September 2016
	$000’s	$000’s
Operating expenses	641	1,445

3.	Taxation from continuing operations

Income tax expense is recognised based on management’s estimate of the weighted average annual income tax rate expected for the full financial year.

The tax charge for the six month period ended 30 September 2017 was nil compared to $0.4 million for the six month period ended 30 September 2016. The tax charges for the six months ended 30 September 2017 and 2016 represent the best estimate of the average annual effective income tax rate expected for the full year plus the effect of discrete items recognised in the period.

4.	Deferred Tax Asset

The gross deferred tax asset recognised as at 30 September 2017 is $19.7 million (31 March 2017: $19.3 million). The recognised deferred tax asset relating to US trading losses as at 30 September 2017 is $13.5 million (31 March 2017: $13.1 million).

In relation to the available U.S. trading losses, the Group considers all available evidence to determine whether it is more likely than not that some portion or all of the available deferred tax asset should be recognised. The ultimate utilisation of the deferred tax assets is dependent upon the generation of future taxable income. Management considers projected taxable income in assessing the expected utilisation of deferred tax assets. In making such judgements, significant weight is given to evidence that can be objectively verified, such as improved profitability and visible market trends. As at 30 September 2017 and 31 March 2017, the recognition of the deferred tax assets is deemed to be supported by the future taxable profits of the Group.

Considering the industry in which RhythmOne operates and its cyclical and fast changing character, management have determined that the amount of losses to be recognised should be limited to those which are expected to be utilised over the next three years. RhythmOne’s technology continues to evolve and the Group has made acquisitions in line with the business strategy model to complement its own technology. On this basis, management have determined that they will generate positive core taxable profits, which have been used in the estimates to assess the recoverability of the deferred tax assets. Management believe they have clear evidence to support the key assumptions in the Group’s forecast model.

Based on the above and all available evidence, management have recognised partial deferred tax assets as at 30 September 2017 and 31 March 2017 based on estimates of recoverability. The Group continues to regularly monitor both positive and negative evidence in determining the ongoing need for a change in the amount of recognised deferred tax asset.

In addition to the recognised deferred tax asset, there is an unrecognised deferred tax asset of $27.5 million as at 30 September 2017 (31 March 2017: $25.6 million ) which has not been recognised due to insufficient certainty that taxable profits will be available against which this asset could be utilised. The majority of the unrecognised asset relates to the U.S. trading losses.

5.	Earnings per share

On 25 September 2017, the Company consolidated its outstanding common shares on the basis of one new common share for every ten existing common shares and therefore the earnings per share calculation reflect the impact of the share capital consolidation on a retroactive basis. The calculation of the basic and diluted earnings per share is based on the following information.

	Six months ended 30 September 2017	Six months ended 30 September 2016
	$000’s	$000’s
LOSS FOR PERIOD ATTRIBUTABLE TO RHYTHMONE PLC	(8,238)	(10,897)

LOSS FOR PERIOD FROM CONTINUING OPERATIONS	(8,238)	(10,700)

	SHARES	SHARES
Number of shares
Weighted average number of shares for the purpose of basic earnings per share	49,542,062	40,488,969

Weighted average number of shares for the purpose of diluted earnings per share	49,542,062	40,488,969

In accordance with IAS 33 “Earnings per share” as the Group generated a loss for the period, the inclusion of potentially dilutive options and shares to be issued would have an antidilutive effect on the loss per share for the period. The impact of these has therefore been excluded from the calculation for the six months ended 30 September 2017 and 2016.

6.	Share capital

On 25 September 2017 the Company completed a share consolidation following a resolution duly passed at the Company’s Shareholders General Meeting (the “General Meeting”). The share consolidation was effected to bring the number of common shares in issue in line with comparable London listed companies. The 495,667,540 common shares of £0.01 per share (the “Original Shares”) were consolidated and divided into 49,566,754 new common shares of £0.10 each (the “Consolidated Shares”). The Consolidated Shares have the same rights and are subject to the same restrictions (same as to par value) as the Original Shares.

In the event that the number of Original Shares attributable to a shareholder was not exactly divisible by 10, the consolidation generated an entitlement to a fraction of a Consolidated Share and the Company, pursuant to its articles of association (as amended at the General Meeting), sold the Consolidated Shares representing the fractions on behalf of the selling shareholder for the best price reasonably obtained to any person (including the Company) and distribute the proceeds of sale, in due proportion, among those selling shareholders. In the event that the net proceeds of the sale attributable to a selling shareholder amounted to £5.00 or less, the Company’s Board of Directors was of the view that, as a result of the disproportionate costs involved in distributing small sums to shareholders, it would not be in the best interests of the Company to distribute such proceeds of sale, which instead were retained for the benefit of the Company.

The number of shares subject to all outstanding options and restricted stock units have been consolidated on the same 10:1 basis, except where the consolidation resulted in rights to acquire fractional Consolidated Shares, the Consolidated Shares were rounded down to the nearest whole Consolidated Share. In the case of options, the per share exercise price payable by option holders on exercise of an option was multiplied by 10 so that the total exercise price payable by each option holder to acquire Consolidated Shares is the same as what the total exercise price payable by each option holder would have been to acquire Original Shares.

The increase of share capital in the six months ended 30 September 2017 relates to the issuance of 57,360 shares on the exercise of employee share options.

7.	Capitalization and capital reduction

On 25 July 2017, RhythmOne Plc capitalized the balance of its merger reserve (reflected in its entity accounts) through issuing one deferred share at a premium. On 26 July 2017, RhythmOne Plc completed a High Court approved capital reduction. A copy of the order confirming the capital reduction has been registered by the Registrar of Companies and as such the capital reduction becomes effective. All share premium, including that created through the capitalization, attaching to the Company’s ordinary shares and the deferred share issued on 25 July 2017 has consequently been cancelled. The purpose of capital reduction was to create distributable reserves to enable the Company to pay dividends or buy back shares in the future.

The financial statements are considered revised as the Company has corrected the presentation of the impact of currency translation arising from the capital reduction. The Company revised the unaudited condensed consolidated interim statements of comprehensive income and of changes in equity to present the $41.4 million impact of currency translation directly in equity rather than in other comprehensive income. This change in presentation has no impact on the Group’s total shareholders’ equity in the six months ended September 30, 2017 or in any previous period.

8.	Shares to be issued

The shares to be issued reserve relates to shares that are expected to be issued to RadiumOne shareholders, as part of the consideration for the June 2017 RadiumOne Inc. acquisition, and former Burst Media Corporation shareholders, as part of the consideration for the April 2011 Burst Media Corporation acquisition.

9.	Exceptional items from continuing operations

The following table sets out exceptional items, being those items included in profit (loss) from continuing operations that are material in terms of size and/or nature. The principal events that may give rise to exceptional items include the restructuring and integration of businesses, gains or losses on the disposal of businesses, goodwill impairments, major asset impairments and disposals, and transaction costs relating to business combinations, including related severance costs and professional fees.

	Six months to 30 September 2017	Six months to 30 September 2016
	$000’s	$000’s
Acquisition-related exceptional items:
Severance costs	1,218	147
Professional fees	1,233	109

Total acquisition-related exceptional items	2,451	256
Other exceptional items:
Restructuring charges	4,188	1,459
Fair value adjustment	(2,944)	—

Total other exceptional items	1,244	1,459

Total exceptional items	3,695	1,715

Acquisition-related exceptional items, including severance and professional fees, relate to the acquisition of Perk Inc., RadiumOne Inc. (“RadiumOne”) and the potential acquisition of YuMe Inc.

As at 31 March 2017, the deferred consideration relating to the RadiumOne, Inc. (RadiumOne) acquisition has been recognised within trade and other payables. This item meets the definition of a financial liability and was consequently re-measured as at 30 September 2017. The resulting gain of $2.9 million has been recognised as an exceptional item within other income in the condensed consolidated income statement for the six months to 30 September 2017.

10.	Financial risk management and financial instruments

The Group’s activities expose it to a variety of financial risks: market risk, credit risk and liquidity risk.

These unaudited condensed consolidated interim financial statements do not include all financial risk management information and disclosures required in the annual financial statements. They should be read in conjunction with the Group’s consolidated financial statements for the year ended 31 March 2017.

There have been no changes in the risk management department or in any risk management policies since 31 March 2017.

The marketable securities and the deferred consideration represent the only category of financial instruments which are carried at fair value.

	As at 30 September 2017	As at 31 March 2017
	$000’s	$000’s
Balance at beginning of the period	55,866	60,264
Additions	—	631
Withdrawal	(55,874)	(5,002)
Net gain / (loss) transfer to equity	8	(27)

Balance at the end the period	—	55,866
Less non-current portion	—	(22,864)

Current portion	—	33,002

Marketable securities include the following:

	As at 30 September 2017	As at 31 March 2017
	$000’s	$000’s
Listed securities:
Corporate and government debt instruments	—	55,063
Unlisted securities:
Certificates of deposit	—	803

Total	—	55,866

Marketable securities are denominated in U.S. dollar. The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as marketable securities. None of these financial assets is either past due or impaired. The Group has sold all its marketable securities during the period.

There were no changes in valuation technique of the above assets during the period.

The fair value of the following financial assets and liabilities approximate their carrying amount:

•	Trade receivables

•	Other receivables

•	Cash and cash equivalents

•	Trade and other payables (excluding the deferred consideration which has been re-measured)

11.	Business combinations

On 26 June 2017, the Group acquired certain assets of a leading data-driven marketing platform and related liabilities from RadiumOne, a San Francisco, California based company for a consideration of $20.4 million. The consideration includes $8.9 million in cash and $11.5 million of deferred consideration. At the date of acquisition, there was variability whether the deferred consideration would be settled in cash or shares and as a result this was classified as a financial liability. As at 30 September 2017, the deferred consideration was expected to be settled by RhythmOne plc issuing its shares to RadiumOne. On this basis, the deferred consideration was revalued based on the Company’s shares’ market price and it was then reclassified to shares to be issued within equity as it will be settled by RhythmOne plc’s shares. The resulting $2.9 million profit on revaluation has been recognised as other income within exceptional items.

The acquisition has been accounted for using the acquisition method in accordance with IFRS 3, “Business Combinations”, with the results of operations consolidated with those of the Group effective 26 June 2017. Under this method, the assets acquired and liabilities assumed have been recorded on preliminary estimates of fair value. Given the short period of time since the acquisition all estimates provided in relation to the disclosures are provisional and unaudited and will be updated in due course as permitted under IFRS 3. The fair value table below has been based on available management information and work is continuing in respect of the fair value exercise and the necessary adjustments to determine acquired book values. The transaction costs of $0.8 million were recorded in exceptional items from continuing operations in the six months ended 30 September 2017.

The acquisition incrementally added $20.1 million of revenue to the Group and generated a loss before tax of $2.5 million in the six months ended 30 September 2017. If the acquisition had been completed on 1 April 2017, Group revenue for the six months ended 30 September 2017 would have been $133.4 million and loss before tax would have been $13.3 million.

The provisional allocation of the purchase price as follows is subject to change once management has finalised the acquisition accounting:

$000’s
Property, plant and equipment	3,282
Intangible assets	11,200
Other assets	3,497
Cash and cash equivalents	4,455
Trade receivables	24,162
Credit facility	(14,431)
Trade and other payables	(21,026)
Deferred tax liability	(436)

Provisional fair value of net identifiable assets and liabilities assumed	10,703
Goodwill	9,704

Total consideration	20,407

Satisfied by:
Cash	8,944
Deferred consideration	11,463

Total consideration transferred	20,407

Net cash outflow arising on acquisition:
Cash consideration	8,944
Less cash and cash equivalents acquired	(4,455)

Total net cash outflow arising on acquisition	4,489

The provisional fair value of the financial assets includes trade accounts receivables with a fair value and gross contractual value of $24.2 million. The best estimate at acquisition date of the contractual cash flows not to be collected is $nil. The goodwill of $9.7 million arising from the acquisition was primarily attributable to the assembled workforce of the acquired business and synergies expected to arise post-acquisition and integration of the business. Subsequent to the close, the Company paid of the $14.4 million credit line with Comerica bank. Certain intangible assets and goodwill balances are expected to be deductible for tax purposes over a period of 15 years. The Group engaged an independent valuator to assess and determine the acquired intangibles and goodwill balances.

12.	Goodwill

The Group tests goodwill for impairment annually or more often if there are indications that it may be impaired. At the period end, we did not identify any impairments. The carrying amount of goodwill has been allocated between the cash generating units (CGUs):

	As at 31 March 2017 $000’s	Acquisitions $000’s	As at 30 September 2017 $000’s
RhythmOne	31,086	—	31,086
Perk Inc.	17,444	—	17,444
RadiumOne	—	9,704	9,704

Total	48,530	9,704	58,234

13.	Intangible Assets

	RELATIONSHIPS WITH CUSTOMERS & PUBLISHERS $000’s	PURCHASED TECHNOLOGY $000’s	CAPITALIZED DEVELOPMENT COSTS $000’s	TRADENAMES, TRADEMARKS & PATENTS $000’s	SOFTWARE LICENSES $000’s	TOTAL $000’s
COST
at 31 March 2017	47,780	22,514	21,086	13,461	5,859	110,700
Additions	—	—	1,785	—	—	1,785
Disposals	(5,400)	(2,900)	(98)	—	(123)	(8,521)
Acquired on acquisition of subsidiary	4,200	6,100	—	900	—	11,200

at 30 September 2017	46,580	25,714	22,773	14,361	5,736	115,164
ACCUMULATED AMORTIZATION
at 31 March 2017	(26,860)	(17,639)	(16,194)	(6,763)	(5,273)	(72,729)
Disposals	5,400	2,900	98	—	123	8,521
Amortization	(2,940)	(1,365)	(1,010)	(520)	(265)	(6,100)

at 30 September 2017	(24,400)	(16,104)	(17,106)	(7,283)	(5,415)	(70,308)
NET BOOK VALUE
at 31 March 2017	20,920	4,875	4,892	6,698	586	37,971
at 30 September 2017	22,180	9,610	5,667	7,078	321	44,856

14.	Discontinued operations

On 31 March 2017, the Company discontinued its Non-Core business operations. This included ceasing the operations of its consumer business activities and the sale of certain assets and specific liabilities of Prime

Visibility Media Group (“PVMG”). The results of these operations are presented as discontinued operations in the Group’s unaudited condensed consolidated income statement for the six months ended September 30, 2016.

The comparatives have been restated to show the discontinued operation separately from the continuing operations. Management committed to a plan to discontinue Non-Core operations and sell certain assets and specific liabilities of PVMG in February 2017 and the disposals were finalized on 31 March 2017.

The unaudited condensed consolidated income statement for the six months ended 30 September 2016 has been restated to remove the results of discontinued operations. Results of the discontinued operations for the six months ended 30 September 2016 are as follows:

Six months ended 30 September 2016
Total $000’s
Revenue	13,958

Cost of revenue	(6,818)
Operating expenses	(7,337)

Loss before tax and other items	(197)
Finance income	—
Finance expense	—
Other income	—

Loss before tax	(197)
Income tax recovery	—

Loss from discontinued operations	(197)

CENTS
LOSS PER SHARE FROM DISCONTINUING OPERATIONS
BASIC	(0.40)
DILUTED	(0.40)

15.	Subsequent events

On 8 November 2017, RhythmOne and certain of its subsidiaries entered into a senior secured revolving credit facility with Silicon Valley Bank and certain other lenders party thereto pursuant to which certain subsidiaries of RhythmOne may borrow up to $25.0 million of revolving loans. The funds are designed to provide cash resources to support potential strategic initiatives and general corporate purposes. Subject to satisfaction of certain conditions, the total revolving commitments under the Revolving Credit Facility may be increased by an amount not to exceed $75.0 million. The revolving credit facility bears interest at variable rates. This revolving credit facility matures on 8 November 2020.

In addition, a Subordinated Loan and Security Agreement was signed, under which Silicon Valley Bank will make available to certain of RhythmOne’s subsidiaries a subordinated loan not to exceed $35.0 million. The obligations of each borrower under the Bridge Facility will be guaranteed on a full and unconditional basis by certain of RhythmOne’s subsidiaries. The subordinated loan matures on the earlier of 30 July 2018 and the date that is 120 days after the funding of the subordinated loan; the loan bears interest at variable rates.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of RhythmOne plc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of changes in equity and of cash flow present fairly, in all material respects, the financial position of RhythmOne plc and its subsidiaries at March 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 31 to the consolidated financial statements, the Company effected a share consolidation on September 25, 2017. Management have reflected this share consolidation to give retroactive effect to the loss per share amounts.

As discussed in Note 3 to the consolidated financial statements, the accompanying 2016 consolidated financial statements have been retrospectively adjusted for the presentation of discontinued operations.

/s/ PricewaterhouseCoopers LLP

Uxbridge, United Kingdom

November 12, 2017

CONSOLIDATED INCOME STATEMENTS

FOR THE YEAR ENDED 31 MARCH 2017

		YEAR ENDED 31 MARCH 2017	YEAR ENDED 31 MARCH 2016
	NOTE	TOTAL $000’s	TOTAL $000’s
Revenue	5	149,025	116,058

Cost of revenue		(98,478)	(72,690)
Operating expenses	28 & 29	(65,802)	(120,607)

Loss before tax and finance income and expense		(15,255)	(77,239)
Finance income	11	631	256
Finance expense	11	(266)	(198)

Loss before income tax		(14,890)	(77,181)
Income tax recovery	12	861	1,654

Loss from continuing operations		(14,029)	(75,527)
Discontinued operations
Loss from discontinued operations, net of tax	6	(4,761)	(16,726)

Loss for the year		(18,790)	(92,253)

	NOTE	CENTS	CENTS
LOSS PER SHARE ATTRIBUTABLE TO RHYTHMONE PLC
BASIC	13	(44.5)	(228.8)

DILUTED	13	(44.5)	(228.8)

LOSS PER SHARE FROM CONTINUING OPERATIONS
BASIC	13	(33.2)	(187.3)

DILUTED	13	(33.2)	(187.3)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 31 MARCH 2017

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Loss for the year	(18,790)	(92,253)
Items which might be potentially reclassified to profit or loss
Exchange difference on translation of foreign operations	245	(34)
(Loss) / gains on marketable securities (net of tax)	(27)	19

TOTAL COMPREHENSIVE LOSS FOR THE YEAR	(18,572)	(92,268)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEET

AS AT 31 MARCH 2017

	NOTE	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
ASSETS

NON-CURRENT ASSETS
Goodwill	14	48,530	37,207
Intangible assets	15	37,971	24,200
Property, plant and equipment	16	4,556	3,358
Deferred tax asset	20	19,271	19,208
Other receivables and restricted cash	18	4,686	828
Marketable securities	19	22,864	29,539

		137,878	114,340

CURRENT ASSETS
Trade receivables	18	41,470	22,825
Other receivables and restricted cash	18	3,433	2,422
Marketable securities	19	33,002	30,725
Cash and cash equivalents		19,338	18,222

		97,243	74,194

TOTAL ASSETS		235,121	188,534

LIABILITIES
NON-CURRENT LIABILITIES
Deferred tax liability	20	(3,863)	(318)
Other payables	21	(2,228)	(1,679)
Provisions	21	(1,502)	(5)

		(7,593)	(2,002)

CURRENT LIABILITIES
Trade and other payables	21	(43,386)	(29,894)
Provisions	21	(907)	(700)

		(44,293)	(30,594)

TOTAL LIABILITIES		(51,886)	(32,596)
NET ASSETS		183,235	155,938

SHAREHOLDERS’ EQUITY
Share capital	22	8,667	7,537
Share premium account	23	168,159	168,045
Shares to be issued	24	24	24
Share-based compensation reserve		28,605	26,590
Currency translation reserve		(8,591)	(8,836)
Merger reserve	24	107,820	65,208
Accumulated other comprehensive (loss)/income		(8)	19
Retained (deficit)		(121,441)	(102,649)

TOTAL EQUITY		183,235	155,938

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 MARCH 2017

	ORDINARY SHARE CAPITAL $000’s	SHARE PREMIUM ACCOUNT $000’s	SHARES TO BE ISSUED $000’s	SHARE BASED COMPENSATION RESERVE $000’s	CURRENCY TRANSLATION RESERVE $000’s	MERGER RESERVE $000’s	OTHER RESERVES $000’s	RETAINED (DEFICIT)/ EARNINGS $000’s	TOTAL EQUITY $000’s
BALANCE AS AT 31 March 2015	7,502	168,008	1,686	22,175	(8,802)	63,554	—	(10,426)	243,697
Net loss for the year	—	—	—	—	—	—	—	(92,253)	(92,253)
Other comprehensive loss	—	—	—	—	(34)	—	19	—	(15)

Total comprehensive loss for the year	—	—	—	—	(34)	—	19	(92,253)	(92,268)
Issue of shares, net of costs	35	37	(1,662)	—	—	1,654	—	—	64
Credit to equity for Share-based payments	—	—	—	4,415	—	—	—	—	4,415
Tax movement on share options	—	—	—	—	—	—	—	30	30

BALANCE AS AT 31 March 2016	7,537	168,045	24	26,590	(8,836)	65,208	19	(102,649)	155,938
Net loss for the year	—	—	—	—	—	—	—	(18,790)	(18,790)
Other comprehensive loss	—	—	—	—	245	—	(27)	—	218

Total comprehensive loss for the year	—	—	—	—	245	—	(27)	(18,790)	(18,572)
Issue of shares, net of costs	1,130	114	—	—	—	42,612	—	(2)	43,854
Credit to equity for Share-based payments	—	—	—	2,015	—	—	—	—	2,015

BALANCE AS AT 31 March 2017	8,667	168,159	24	28,605	(8,591)	107,820	(8)	(121,441)	183,235

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 MARCH 2017

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
CASH FLOWS FROM OPERATING ACTIVITIES
LOSS FOR THE YEAR	(18,790)	(92,253)
Adjustments for:
Taxation expense	(861)	(2,031)
Depreciation and amortization	10,208	26,180
Share based payments	2,015	4,415
Interest income	(631)	(256)
Interest expense	266	201
Impairment of goodwill	—	50,322
Loss on sale of computer equipment	82	56
Loss on disposal of PVMG assets	3,858	—
Foreign exchange losses	66	3

OPERATING CASH FLOWS BEFORE MOVEMENTS IN WORKING CAPITAL	(3,787)	(13,363)
CHANGES IN OPERATING ASSETS AND LIABILITIES
(Increase) / Decrease in trade and other receivables	(11,991)	18,350
Increase / (Decrease) in trade and other payables	7,507	(14,891)
Increase / (Decrease) in provisions	1,704	(490)

	(6,567)	(10,394)
Income tax refund received	1,250	4,182
Income tax paid	(1,065)	—

NET CASH USED IN OPERATING ACTIVITIES	(6,382)	(6,212)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	631	256
Purchase of property, plant and equipment	(2,394)	(741)
Expenditure on development	(3,266)	(4,353)
Purchase of marketable securities	(631)	(60,245)
Payment of deferred acquisition consideration	(499)	(5,000)
Proceeds from the sale of computer equipment	—	4
Proceeds from the sale of the assets of PVMG	1,064	—
Proceeds from the sale of marketable securities	5,002	—
Acquisitions, net of cash acquired	10,229	—

NET CASH FROM / (USED IN) INVESTING ACTIVITIES	10,136	(70,079)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on finance lease	(1,050)	(1,080)
Interest payments	(187)	(198)
Repayment of credit facility	(1,507)	—
Proceeds from issuance of shares	159	64

NET CASH USED IN FINANCING ACTIVITIES	(2,585)	(1,214)

Net increase / (decrease) in cash and cash equivalents	1,169	(77,505)
Beginning cash and cash equivalents	18,222	95,734
Effect of foreign exchange on cash and cash equivalents	(53)	(7)

ENDING CASH AND CASH EQUIVALENTS	19,338	18,222

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	GENERAL INFORMATION

RhythmOne plc is a public limited Company incorporated in England and Wales under the UK Companies Act 2006. The Company’s ordinary shares are traded on the Alternative Investment Market (“AIM”). The address of the registered office is 40 Dukes Place, London, EC3A 7NH, United Kingdom.

On June 16, 2016 the Company changed its name from blinkx plc to RhythmOne plc.

The Group is defined as RhythmOne plc and its subsidiaries which are outlined in Note 17. The Parent Company is RhythmOne Plc. The Parent Company’s functional currency is Sterling, being the currency of the primary economic environment in which the Company operates. Other significant subsidiaries within the Group have the USD as their functional currency. The presentational currency of the Group is US Dollars. Foreign operations are included in accordance with policies set out in note 3.

2	ADOPTION OF NEW AND REVISED STANDARDS

The following new and revised Standards and Interpretations have been adopted in the current Period. Their adoption has not had any significant impact on the amounts reported in these consolidated financial statements but may impact the accounting for future transactions and arrangements.

Amendments to IAS 19, ‘Employee benefits’ on defined benefit plans

Annual improvements 2010-2012:

IFRS 2, ‘Share based payment’ on definition of a vesting condition

IFRS 3, ‘Business combinations’ to clarify obligations to pay contingent consideration

IAS16, ‘Property plant and equipment’ and IAS 38, ‘Intangible assets’ on gross carrying amount and depreciation are treated with revaluation model

IFRS 8, ‘Operating segments’ on disclosure of judgments

IAS 24, ‘Related party disclosures’ regarding disclosures of the reporting entity

Annual improvements 2012-2014:

IFRS 5, ‘Non-current assets held for sale and discontinued operations’ regarding methods of disposal

IFRS 7, ‘Financial instruments: Disclosures’

IAS 19, ‘Employee benefits’

IAS 34, ‘Interim financial reporting’

IFRS 14, ‘Regulatory deferral accounts’

Amendment to IFRS 11 ‘Joint arrangements’ on Accounting for acquisitions of interests in joint operations

Amendments to IAS 16, ‘Property plant and equipment’ and IAS 41, ‘Agriculture’ on Agriculture: Bearer plants

Amendments to IAS 16, ‘Property plant and equipment’ and IAS 38, ‘Intangible assets’ on clarification of acceptable methods of depreciation and amortization

Amendments to IAS 27, ‘Separate financial statements’ on equity method in separate financial statements

Amendments to IFRS 10, ‘Consolidated financial statements’ and IAS 28, ‘Investments in associates’, on Investment entities: Applying the consolidation exception

Amendments to IAS 1, ‘Presentation of financial statements’ Disclosure initiative

Amendments to IFRS 10, ‘Consolidated financial statements’ and IAS 28, ‘Investments in associates’ on the sale or contribution between an investor and its associate or joint venture

At the date of authorization of these consolidated financial statements, the following Standards and Interpretations which have not yet been applied in these consolidated financial statements were in issue but not yet effective:

Amendment to IAS 12, ‘Income taxes’, ‘Recognition of deferred tax assets for unrealized losses’

Amendment to IAS 7, ‘Cash flow statements’, Disclosure initiative

Annual improvements 2014-2016 :

IFRS 12, ‘Disclosure of interests in other entities’

IFRS 9, ‘Financial instruments’

IFRS 15, ‘Revenue from contracts with customers’

Amendment to IFRS 15, ‘Revenue from contracts with customers’ clarifications

Amendments to IFRS 2, ‘Share based payments’ classification and measurement of share-based payment transactions

Amendments to IFRS 4, ‘Insurance contracts’, regarding implementation of IFRS 9

Amendment to IAS 40, ‘Investment property’ regarding the transfer of property

IFRS 1, ‘First time adoption of IFRS,’ regarding IFRS 7, IAS 19 and IFRS 10, IAS 28 ‘Investment in associates and joint ventures’

IFRIC 22, ‘Foreign currency transactions and advance consideration’

IFRS 16, ‘Leases’

IFRS 9 Financial Instruments will replace IAS 39 Financial Instruments: Recognition and Measurement. It addresses the classification, measurement and derecognition of financial assets and financial liabilities. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. In November 2013, the IASB issued an amendment to IFRS 9 which includes a new hedge model that aligns accounting more closely with risk management as well as enhancements to the disclosures about hedge accounting and risk management. IFRS 9 has also been amended not to require the restatement of comparative period financial statements for the initial application of the classification and measuring requirements of IFRS 9, but instead requires modified disclosures on transition to IFRS 9. The IASB has deferred the effective date to annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers will replace IAS 18 Revenue, IAS 11 Construction Contracts and related interpretations. IFRS 15 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, improves the comparability of revenue from contracts with customers, reduces the need for the development of case-by-case guidance for emerging revenue recognition issues, and improves disclosures about revenues. In April 2016, the IASB issued Clarifications to IFRS 15, Revenue from Contracts with Customers, clarifying application of some of the more complex aspects of the standard. The IASB has deferred the effective date to annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

IFRS 16 Leases will replace IAS 17 Leases and related interpretations. IFRS 16 eliminates the distinction between operating and finance leases and requires most leases to be recorded on the statement of financial position for lessees under a single model unless the lease term is twelve months or less or the underlying asset has a low value. Lessor accounting remains largely unchanged and the distinction between operating and finance leases is retained. The IASB has an effective date for annual periods beginning on or after January 1, 2019 with early adoption permitted if IFRS 15 Revenue from Contracts with Customers has also been applied. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

3	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations Committee (IFRS IC) interpretations. The consolidated financial statements have been prepared under the historical convention as modified.

The consolidated financial statements for the year ended 31 March 2017, including comparatives, have been approved and authorized for issue by the Board of Directors on 12 November 2017.

As a result of the discontinued operations in FY2017, certain comparative figures in the primary financial statements have been adjusted to conform to the current year presentation of the financial statements. Certain comparative notes have been adjusted to reflect the change to continuing operations, which are clearly labelled.

The preparation of the financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4.

The financial statements have been prepared on the historical cost basis except for marketable securities which are carried at fair value. The principal accounting policies adopted are set out below.

Going Concern

The Directors have, at the time of approving the financial statements, a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. They continue to adopt the going concern basis of accounting in preparing the financial statements.

Basis of Consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) prepared up to 31 March each year. The Company achieves control when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired. Goodwill is initially recognized as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill which is recognized as an asset is reviewed for impairment at least annually. Any impairment is recognized immediately in profit or loss and is not subsequently reversed.

Goodwill is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount is less than the carrying amount, the impairment loss is allocated to reduce the carrying amount of goodwill. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Revenue Recognition

The Company’s revenue is principally derived from advertising services measured by the number of advertising impressions displayed on digital media properties owned and controlled by third-party digital media property owners and its owned and operated digital media properties and mobile apps. The Company’s revenue is priced either on a cost per thousand impressions (“CPM”) basis or on a Pay per Click (“PPC”) basis. The Company recognizes revenue when it has persuasive evidence that there is an arrangement with a customer, that delivery of the advertising impressions has occurred, there is a fixed price which is determined for each transaction and that collection of the revenue is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

In the normal course of business, the Company acts as a facilitator in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) having the general inventory risk, (ii) establishing the selling prices of the advertisements sold and (iii) performing all billing and collection activities including retaining credit risk. The Company acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

Contracts containing multiple deliverables are split into their constituent parts and each deliverable’s fair value is separately determined and recognized accordingly.

The policies for each of the Group’s key revenue streams in relation to services are set out below:

Advertising Revenue

When sales values are based on the volume of impressions (CPM), revenue is based on an agreed amount per impression and the number of impressions displayed. This revenue is recognized as the volumes are reported either by the Group’s internal reporting system or an authoritative third party, based on the contractual terms.

When sales values are based on volume of clicks (pay per click), revenue is based upon an agreed amount per click that the end user makes after viewing the advertisement and the number of clicks made by the users, in the period in which the clicks occur.

Share of Advertising Revenues

Where customers use the RhythmOne technology to retrieve their own content, contractual arrangements may provide for the Group to receive a share of the customer’s advertising revenues. The amount of revenue is dependent upon the amount paid per click or per advertisement shown. This revenue is recognized as reported by the Group’s customers, in the period to which it relates.

Finance Income and Expense

Finance income includes bank interest and income from short-term deposits and marketable securities. Finance expense includes interest on finance leases.

Classification of Expenses

Cost of Revenues

Cost of revenues consists primarily of traffic acquisition costs (“TAC”) and amounts incurred with digital media property owners that are directly related to revenue generated by the Group event.

Operating Expenses

Operating expenses consist of costs associated with the Company’s research and development and sales and marketing activities in addition to general and administrative costs and charges for depreciation of property plant and equipment and amortization of intangible assets.

Research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new and existing products and services, in addition to co-locations and facilities charges.

The development expenditures are capitalized in accordance with the Group’s standard internal capitalization policy outlined further below. All research costs are expensed when incurred.

Sales and marketing expenses consist primarily of compensation and related costs for personnel engaged in customer service, sales, and sales support functions, as well as advertising and promotional expenditures that are not directly attributable to revenue, in addition to facilities charges.

General and administrative expenses consist primarily of compensation and related costs for personnel and facilities, and include costs related to our facilities, finance, human resources, information technology, and legal organizations, and fees for professional services. Professional services are principally comprised of outside legal, audit, information technology consulting, and outsourcing services.

Exceptional Items

Items which are exceptional, being material in terms of size and/or nature, are presented separately in note 28 to the consolidated financial statements. The principal events which may give rise to exceptional items include the restructuring and integration of businesses, gains or losses on the disposal of businesses, goodwill impairments, major asset impairments and disposals, and transaction costs relating to business combinations, including related severance and retention costs, onerous contract provisions and professional fees.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognized as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation.

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Group’s general policy on borrowing costs.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the lease asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognized as a liability. The aggregate benefit of incentives is recognized as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Foreign Currencies

Transactions in currencies other than the functional currency of the entity concerned are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated into the presentational currency, US Dollars, at the rates prevailing on the balance sheet date. The Group has selected US Dollars as its presentational currency as that is the currency of the principal economic environment in which the Group operates.

Exchange differences are recognized in profit or loss in the period in which they arise except for exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur (therefore forming part of the net investment in the foreign operation), which are recognized initially in other comprehensive income and reclassified from equity to profit or loss on disposal or partial disposal of the net investment.

On consolidation, the assets and liabilities of the Group’s foreign denominated operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the Period unless exchange rates fluctuate significantly. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognized as income or as expenses in the period in which the operation is disposed of.

Discontinued Operations

A discontinued operation is a component of the Company’s business; the operations and cash flows of which can be clearly distinguished from the rest of the Company and which:

•	Represents a separate major line of business or geographic area;

•	Is part of a single coordinated plan to dispose of a separate major line of business or geographic area of operations; or

•	Is a subsidiary acquired exclusively with a view to re-sale.

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale. When an operation is classified as a discontinued operation, the income statement and comprehensive loss is represented as if the operation has been discontinued from the start of the comparative year. During the year ended March 31, 2017, the Company has classified its non-core operations as discontinued operations as further described in note 6.

The 2016 income statement has been restated to remove the results of discontinued operations.

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable or receivable is based on taxable loss/profit for the year. Taxable loss/profit differs from net loss/profit as reported in the income statement because it will exclude items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method.

Deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits are available against which deductible temporary differences can be utilized. Such assets and liabilities will not be recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits are available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax will also be dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any recognized impairment loss. Cost includes expenditure that is directly attributable to the acquisition of the assets.

Depreciation is charged so as to write off the cost of assets, over their estimated useful lives, using the straight-line method, on the following bases:

Fixtures, fittings, office and computer equipment	Over 3–5 years
Leasehold improvements	Over shorter of economic life or lease term

The gain or loss arising from the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in income.

Internally-generated Intangible Assets—Research and Development Expenditure

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from the Group’s product development is recognized only if all of the following conditions are met:

•	the product from which the asset arises meets the Group’s criteria for technical feasibility, so it will be available for use;

•	the asset is intended to be completed, and will be used or sold;

•	the asset created is expected to generate demonstrable future economic benefits;

•	the development cost of the asset can be measured reliably; and

•	adequate technical, financial and other resources are available to complete development of the asset.

Internally-generated intangible assets are amortized on a straight-line basis over their useful life, which is considered to be three years starting when the associated technology is available for use. Where no internally-generated intangible asset can be recognized, development expenditure is recognized as an expense in the period in which it is incurred.

Other Intangible Assets Excluding Goodwill

Other intangible assets excluding goodwill are measured initially at purchase cost or at fair value if acquired as part of a business combination, and are amortized on a straight-line basis over their estimated useful lives, on the following bases:

Tradenames, patents and trademarks	3–10 years
Software licenses	3 years
Purchased technology	3–5 years
Relationships with publishers and customers	3–12 years

Impairment of Assets Excluding Goodwill

At each balance sheet date, the Group will review the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount.

An impairment loss is recognized as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognized as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Any increase in the recoverable amount of previously impaired goodwill is not subsequently reversed.

Provisions

Provisions are recognized when the Group has a present obligation as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. Provisions are measured at the Directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date, taking into account risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Share-Based Payments

The Group applies IFRS 2 Share-based Payments in accounting for its Share-based Compensation plans.

The Group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value at the date of grant by use of an appropriate valuation model. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest.

Fair value is measured by use of the Black-Scholes and Monte Carlo models. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioral considerations.

At each balance sheet date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit and loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

When the options are exercised, the Company issues new shares. The proceeds received, net of any directly attributable costs are credited to share capital (nominal value) and share premium.

Retirement Benefits

Payments to a defined contribution scheme are charged as an expense as they fall due.

Financial Instruments

Financial assets and financial liabilities are recognized in the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Loans and Receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are measured at amortized cost using the effective interest method, less any impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Restricted Cash

Where required, the Group keeps amounts on deposit with financial institutions as a condition of certain property leases and purchase card facility requirements. This cash may not be used by the Group and is held as security against the lease or credit facility. At the cessation of the lease or credit facility, the cash restrictions cease, and the cash will be immediately accessible. Until this time, the cash is classified as “Restricted cash” in non-current assets.

Impairment of Financial Assets

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Marketable Securities

Marketable securities represent the Group’s investments in corporate bonds, commercial papers, government bonds, collateralized securities and certificates of deposit. These are recognized either as current or non-current assets, in accordance with their maturity. Marketable securities are carried at fair value with the change in its fair value recognized directly in the Statement of Comprehensive Income. Interest income and dividends on marketable securities is recognized in the Income Statement, as well as any foreign exchange gains and losses and impairment losses.

Financial Liabilities and Equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into.

Equity Instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Financial Liabilities

All financial liabilities are classified as ‘other financial liabilities.’

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, canceled or they expire.

Derivative Financial Instruments

The Group does not use derivative financial instruments.

Business Combinations

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant IFRSs. Changes in the fair value of contingent consideration classified as equity are not recognized.

Where a business combination is achieved in stages, the Group’s previously-held interests in the acquired entity are re-measured to fair value at the acquisition date (i.e., the date the Group attains control) and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss, where such treatment would be appropriate if that interest were disposed of.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 (Revised 2008) are recognized at their fair value at the acquisition date, except that:

•	deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognized and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•	liabilities or equity instruments related to the replacement by the Group of an acquiree’s share-based payment awards are measured in accordance with IFRS 2 Share-based Payment; and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date, and is subject to a maximum of one year.

4	CRITICAL JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

Critical Judgments in Applying the Group’s Accounting Policies

The following are the critical judgments apart from those involving estimations (which are dealt with separately below), that the Directors have made in the process of applying the Group accounting policies and that have the most significant effect on the amounts recognized in the financial statements.

Business Combinations

In making their judgments with regards to the fair value and useful life of assets and liabilities for acquired businesses, the Directors have considered the criteria for accounting for business combinations set out in IFRS 3 ‘Business Combinations’, including the identification and valuation of acquired intangible assets.

Discontinued Operations

When assessing whether to account for a business segment as a discontinued operation the Directors have considered the detailed criteria set out in IFRS 5 ‘Non-Current Assets Held for Sale and Discontinued Operations’ in particular whether a business unit qualifies for disclosure as a discontinued operation. The Directors consider the non-core operations to represent a major line of business and part of a single disposal plan.

Revenue Recognition

In making their judgment with regard to revenue recognition, the Directors have considered the detailed criteria for the recognition of revenue for the provision of services set out in IAS 18 ‘Revenue’ and the policy in note 3, in particular regarding whether the debt is collectible. There is a policy in relation to the sales and doubtful debt allowance and the Directors have exercised judgment in relation to this.

In addition, determining whether to recognize revenue on a gross or net basis is also considered a significant judgement by the Directors. The Directors consider that gross recognition is appropriate. Refer to note 3 for further details.

Determination of Functional Currency

Determining the appropriate functional currency requires management judgment and consideration of the economic factors in which the entity operates, such as the currency that mainly influences revenue, labour, material and other costs.

Capitalisation of Development Costs

Determining the point of capitalization of costs related to developing internally generated technology requires judgement. The Directors have considered the detailed criteria per IAS 38, ‘Intangible Assets’ and have ensured that costs are appropriately capitalized only when the technical and commercial feasibility of technology is met. There is judgement in assessing the probability of future economic benefits and the estimated useful life.

Key Sources of Estimation Uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period, are discussed below.

Impairment of Goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating unit (CGU) to which goodwill has been allocated. The value in use calculation requires the entity to estimate the future cash flows of the CGU and a suitable discount rate in order to calculate present value. The carrying amount of goodwill at the balance sheet date was $48.5m (2016: $37.2m). Refer to note 14 for further details.

Identification and Valuation of Acquired Intangibles

In making judgments in relation to the identification, valuation and useful economic life of acquired intangibles, the Directors base their assessment on valuation reports prepared by an expert third party at the time of an acquisition. Refer to Note 7 for further details.

Deferred Tax Asset

In determining the level of recognition of the deferred tax assets, the Directors have considered the level of future taxable profits that are expected to be received in the foreseeable future. Refer to Note 20 for further details.

Share Options and Restricted Share Units

In calculating the fair value of the share options, the Directors have considered the expected life of the option, the volatility of the Company’s share price, the risk free rate and forfeiture rates. In calculating the fair value of the restricted share units the Company uses the share price at the date of grant. Refer to Note 25 for further details.

Allowance Account for Credit Losses

The Company provides for bad debts by analyzing historical default rates and current information available about customer’s credit worthiness on an account by account basis. Uncertainty relates to the actual collectability of customer balances which can vary from the Company’s estimation.

5	SEGMENTAL ANALYSIS

RhythmOne plc is organized internally along function lines with each line reporting to the Group’s chief operating decision-maker, the Chief Executive Officer. The primary function lines include: finance, human resources, operations, marketing, sales, business development, technology and product development. Each of these functions supports the overall business activities; however, they do not engage in activities from which they earn revenues or incur expenditure in their operations with each other. No discrete financial information is produced for these functional lines. The Group’s chief operating decision-maker is ultimately responsible for entity-wide resource allocation decisions and evaluates the performance of the Group on a Group-wide basis. The Company integrates acquired businesses and products into the RhythmOne business model such that separate management financial data on these entities is not generally maintained post-acquisition. Acquired businesses immediately benefit from the primary function lines noted above and their products and services are enhanced by the inclusion of RhythmOne technology, functionality and the Group’s wider sales channels to the market.

The Group operates a global Internet business and its commercial activity is not generated from distinguishable geographic origins. Although the Group has operations in several geographic locations, no discrete financial performance information is maintained on a regional basis because of the globally distributed nature of the revenues and high degree of functional integration among the different geographic locations. Consequently, decisions around the allocation of resources are not determined on a regional basis and the chief operating decision-maker does not assess the Group’s performance on a geographic basis. Consequently, the Group’s chief operating decision maker reviews financial information for the Group as a whole, determining where to allocate resources and drive business forward by examining consolidated results.

The Group’s business is based on the principle of facilitating free access to content via an advertising-supported distribution model and its revenues are derived from online advertising. The Group applies its technology across a set of standard and inter-related products to connect its audience with contextually relevant advertising. Advertisers select from several product types which are priced on different pricing schemes. Each of the products generates revenues from a mix of the various pricing methodologies. There is considerable overlap among the products and advertisers and it is not meaningful to separate the revenues by primary pricing scheme or product. Consequently, separate financial information is not reviewed by the chief operating decision-maker for the various products to assess their performance or for the purpose of resource allocation decisions and therefore no separate operating or reportable segments have been identified in accordance with IFRS 8 “Operating Segments”. IFRS 8 also requires information on any customer who accounts for 10% or more of the combined revenue. There is one customer who accounts for 23.62% of the combined current year revenue (2016: one customer accounted for 12.56% of combined revenue).

Geographical analysis of the Group’s revenues, including analysis between the Group’s country of domicile and other countries, is not disclosed under IFRS 8 as materially all the customers are US-based. The Geographical location of the non-current assets is primarily within the US.

As required in accordance with IAS 18 “Revenue” an analysis of the Group’s revenue is as follows:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
CONTINUING OPERATIONS
Rendering of services	149,025	116,058

6	DISCONTINUED OPERATIONS

On March 31, 2017, the Company discontinued its Non-Core business operations. This included ceasing the operations of its consumer business activities and the sale of certain assets and specific liabilities of Prime Visibility Media Group (“PVMG”). The results of these operations are presented as discontinued operations in the Group’s Income Statement. The comparatives have been restated to show the discontinued operation separately from the continuing operations. Management committed to a plan to discontinue Non-Core operations and sell certain assets and specific liabilities of PVMG in February 2017 and the disposals were finalized on March 31, 2017. Results of the discontinued operations for the periods presented through to the date of discontinuance are as follows:

	YEAR ENDED 31 MARCH 2017	YEAR ENDED 31 MARCH 2016
	TOTAL $000’s	TOTAL $000’s
Revenue	26,356	50,657

Cost of revenue	(13,779)	(27,750)
Operating expenses	(13,480)	(40,007)

Profit / (Loss) before tax and loss on other items	(903)	(17,100)
Finance expense	—	(3)
Loss on disposition of assets	(3,858)	—

Profit / (Loss) before income taxes	(4,761)	(17,103)
Income tax recovery	—	377

Profit / (loss) discontinued operations	(4,761)	(16,726)

	CENTS	CENTS
LOSS PER SHARE
BASIC	(11.3)	(41.5)

DILUTED	(11.3)	(41.5)

Cash Flows from / (used in) Discontinued Operations:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Net cash (used in) / from operating activities	(776)	5,439
Net cash from / (used in) investing activities	948	(206)
Net cash (used in) financing activities	(438)	(5,791)

Net cash (used in) discontinued operations	(266)	(558)

CONSIDERATION RECEIVED FOR SALE OF CERTAIN ASSETS AND SPECIFIC LIABILITIES OF PVMG:

31 MARCH 2017 $000’s
Consideration received from the purchaser:
Cash consideration received	1,064
Deferred sales proceeds(a)	2,450

3,514

a)	The acquirer issued an unsecured promissory note to the Company which is repayable in annual installments of $0.8m through March 31, 2020 and bears interest at 6% per annum.

DETAILS OF THE NET ASSETS AND LIABILITIES OF PVMG DISPOSED OF ARE AS FOLLOWS:

31 MARCH 2017 $000’s
Assets disposed of:
Prepaid expenses	14
Property plant and equipment	15
Intangible assets	922
Goodwill	6,121

7,072

LOSS ON DISPOSITION OF ASSETS AND LIABILITIES OF PVMG:

31 MARCH 2017 $000’s
Consideration received	3,514
Transaction costs	(300)
Net assets of PVMG disposed of	(7,072)

(3,858)

NET CASH INFLOW ON DISPOSAL OF PVMG:

31 MARCH 2017 $000’s
Consideration received, satisfied in cash	1,064
Transaction costs	(300)

764

7	BUSINESS COMBINATION

On January 19, 2017, the Company acquired 100% of the issued and outstanding shares of Perk Inc. (“Perk”), a Waterloo, Ontario, Canada based innovator in rewarded video for mobile devices for consideration of $43.7m. The acquisition accelerates the Company’s strategy to build a unified programmatic platform with unique audiences of uniform quality at scale. Through Perk, RhythmOne plc gains access to a number of premium consumer mobile apps and web properties, adding exclusive inventory to the Company’s supply side portfolio, as well as strategic demand relationships. The Company issued 8,823,541 of its common shares with a value of $43.7m in consideration for the acquisition.

The acquisition was accounted for using the acquisition method in accordance with IFRS 3, Business Combinations, with the results of operations consolidated with those of the Company effective January 19, 2017. Transaction costs of $0.9m were recorded in transaction costs within net loss.

The acquisition incrementally added $13.1m of revenue to the Group in the current fiscal year and generated a loss before tax of $0.5m. If the acquisition had been completed on the first day of the financial year, Group revenues for the period would have been $234m and loss before tax would have been $21.5m.

The provisional allocation of the purchase price as follows is subject to change once management has finalized the acquisition accounting:

$000’s
PURCHASE CONSIDERATION
Consideration in the Company’s shares (8,823,541 common shares)	43,697

ASSETS
Current assets
Cash	10,229
Trade accounts receivable	10,255
Other receivables	1,753
Property plant and equipment	630
Software	99
Trade names and trademarks	5,400
Technology related assets	4,700
Customer relationships & user base	9,700

LIABILITIES
Current liabilities
Trade and other payables	(9,058)
Term loans	(832)
Provisions	(300)
Income tax payable	(953)
Term loans	(675)
Deferred tax liabilities	(4,695)

PROVISIONAL FAIR VALUE OF NET IDENTIFIABLE ASSETS AND LIABILITIES ASSUMED	26,253

PROVISIONAL GOODWILL	17,444

The provisional fair value of the financial assets includes trade accounts receivables with a fair value of $10.3m and a gross contractual value of $10.3m. The best estimate at acquisition date of the contractual cash flows not to be collected is $ nil. The goodwill of $17.4m arising from the acquisition was primarily attributable to the assembled workforce of the acquired business and synergies expected to arise post acquisition and integration of the business. None of the goodwill recognized is expected to be deductible for tax purposes. The Group engaged an independent valuator to assess and determine the acquired intangibles and goodwill balances.

8	LOSS FOR THE YEAR

Loss for the year is stated after charging:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Net foreign exchange losses	66	3
Operating lease payments (see note 25)	2,992	3,461
Research and development costs (excluding amortization of intangibles below)	22,668	16,198
Depreciation of property, plant and equipment: (see note 16)
Owned	535	1,050
Leased	1,201	1,122
Amortization of intangibles: (see note 15)
Relationships with customers & publishers	3,882	8,994
Purchased technology	932	6,525
Capitalized development costs	2,089	6,837
Trade names, trademarks and patents	896	1,016
Software licenses	673	657
Loss on disposal of property and equipment	82	56
Staff costs (see note 10)	38,830	45,588
Impairment loss recognized on trade receivables (see note 18)	495	585

9	AUDITOR’S REMUNERATION

The analysis of auditor’s remuneration is as follows:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Fees payable to the Company’s auditors for the audit of the Parent Company and Consolidated annual financial statements	440	394
Fees payable to the Company’s auditors and their associates for other services to the Group:
Audit related assurance services	64	70
Tax advisory services	—	145
Transaction related services	156	—

Total Fees	660	609

10	STAFF COSTS

The average monthly number of employees (including Directors) and related staff costs for continuing and discontinued operations was:

	YEAR ENDED 31 MARCH 2017	YEAR ENDED 31 MARCH 2016
Sales and marketing	154	185
Research and development	88	85
Administration and operations	41	45

TOTAL	283	315

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Wages and salaries	31,686	36,066
Share based compensation	2,015	4,415
Social Security costs	2,138	2,579
Other pension costs	1	5

	35,840	43,065
Other employee benefits and costs	3,695	4,291
Costs allocated to internally-generated assets	(705)	(1,768)

INCLUDED IN LOSS FOR THE YEAR	38,830	45,588

11	FINANCE INCOME AND EXPENSE FROM CONTINUING OPERATIONS

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Interest income on cash and cash equivalents	631	256
Interest expense on obligations under finance leases	(266)	(198)

NET FINANCE INCOME	365	58

12	TAX FROM CONTINUING OPERATIONS

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Current tax	352	(1,864)
Deferred tax	(1,213)	210

	(861)	(1,654)

Changes to the UK corporation tax rates were substantively enacted as part of Finance Bill 2015 (on 26 October 2015) and Finance Bill 2016 (on 7 September 2016). These include reductions to the main rate to reduce the rate to 19% from 1 April 2017 and to 17% from 1 April 2020. Deferred taxes at the balance sheet date have been measured using these enacted tax rates and reflected in these financial statements.

The credit for the year can be reconciled to the loss per the income statement as follows:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Loss before tax	(14,890)	(77,181)

Tax at UK corporation rate of 20% (2016: 20%)	(2,978)	(15,437)
Adjustment for overseas tax rate	(2,197)	(12,127)
Tax effect of expense not deductible in determining taxable profit/loss	444	1,392
Non deductible impairment expense	—	13,750
Reduced tax in subsidiaries operating in other jurisdictions	7	(1,103)
Deferred tax not recognized	3,079	13,794
Impact of share-based payments	368	1,141
Adjustment in respect to prior years	416	(3,064)

TAX CREDIT	(861)	(1,654)

13	EARNINGS PER SHARE

On 25 September 2017, the Company consolidated its outstanding common shares on the basis of one new common share for every ten existing common shares and therefore the earnings per share calculation reflect the impact of the share capital consolidation on a retroactive basis.

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
LOSS
Loss used in calculation of basic and diluted earnings per share	(18,790)	(92,253)

Loss used in calculation of basic and diluted earnings per share from continuing operations	(14,029)	(75,527)

	SHARES	SHARES
NUMBER OF SHARES
Weighted average number of shares for the purpose of basic earnings per share	42,260,692	40,319,876

Weighted average number of shares for the purpose of diluted earnings per share	42,260,692	40,319,876

In accordance with IAS 33 “Earnings per share” as the Group generated a loss for the year. The inclusion of potentially dilutive options and shares to be issued would have an antidilutive effect on the loss per share for the Period. The impact of these has therefore been excluded from the calculation for the year ended 31 March 2017 and 2016.

Refer to note 31 which outlines the share consolidation performed post year end.

14	GOODWILL

The Group tests goodwill for impairment annually or more often if there are indications that it may be impaired. The carrying amount of goodwill has been allocated between the CGUs:

	AS AT 31 MARCH 2015 $‘000	RECLASSIFICATIONS AND ACQUISITION ADJUSTMENTS $‘000	IMPAIRMENT CHARGE $‘000	AS AT 31 MARCH 2016 $‘000
Burst	25,000	(25,000)	—	—
Rhythm NewMedia	24,306	(24,306)	—	—
LYFE Mobile	2,242	(2,242)	—	—
All Media Network	1,892	(1,892)	—	—
RhythmOne	—	53,449	(32,363)	21,086
blinkx	2,417	—	(2,417)	—
PVMG	21,663	—	(15,542)	6,121
AdKarma	10,000	—	—	10,000

TOTAL	87,520	9	(50,322)	37,207

	AS AT 31 MARCH 2016 $000’s	ACQUISITION AND DISPOSAL ADJUSTMENTS $000’s	RECLASSIFICATION $000’s	AS AT 31 MARCH 2017 $000’s
RhythmOne	21,086	—	10,000	31,086
AdKarma	10,000	—	(10,000)	—
PVMG	6,121	(6,121)	—	—
Perk Inc.	—	17,444	—	17,444

Total	37,207	11,323	—	48,530

During the period, RhythmOne plc consolidated certain products, infrastructure, sales and marketing efforts under its trade name, RhythmOne. The AdKarma CGU was consolidated with RhythmOne resulting in the goodwill associated with AdKarma being reclassified to the RhythmOne CGU.

The key assumptions for the value in use calculations are those regarding the discount rates, revenue growth rates and terminal growth rate. The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next five years and extrapolates cash flows into perpetuity using a terminal growth rate. The cash flow forecasts were prepared using an average revenue growth rate of 6% per year for RhythmOne and 4.7% per year for Perk. The cash flows beyond the five year period are extrapolated into perpetuity using a terminal growth rate of 2% (2016: 2%). This rate is based on an estimated long-term growth rate for the industry and countries in which RhythmOne operates, and does not exceed the average long-term growth rate for the relevant markets based on the historical Consumer Price Index in the United States. The assumptions for growth rates are based on past experience of each CGUs trading performance and are consistent with industry analyst expectations. The assumptions used differ between CGUs, reflecting the differences in products, customers and suppliers between each CGU.

The pre-tax rate used to discount the forecast cash flows is 21.6% (2016: 19%) for all CGUs. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGUs.

No reasonable changes in assumptions would lead to an impairment of the goodwill.

15	INTANGIBLE ASSETS

	RELATIONSHIPS WITH CUSTOMERS & PUBLISHERS $000’s	PURCHASED TECHNOLOGY $000’s	CAPITALIZED DEVELOPMENT COSTS $000’s	TRADENAMES, TRADEMARKS & PATENTS $000’s	SOFTWARE LICENSES $000’s	TOTAL $000’s
COST
At 31 March 2015	39,180	17,754	13,537	10,177	6,802	87,450
Additions	—	—	4,283	24	46	4,353
Acquired through acquisitions	—	60	—	10	—	70

At 31 March 2016	39,180	17,814	17,820	10,211	6,848	91,873
Additions	—	—	3,266	—	—	3,266
Acquired on acquisition of subsidiaries	9,700	4,700	—	5,400	99	19,899
Disposed through disposition of subsidiary	(1,100)	—	—	(2,150)	(1,088)	(4,338)

At 31 March 2017	47,780	22,514	21,086	13,461	5,859	110,700

ACCUMULATED AMORTIZATION
At 31 March 2015	(15,084)	(10,182)	(7,268)	(6,079)	(5,031)	(43,644)
Amortization	(8,994)	(6,525)	(6,837)	(1,016)	(657)	(24,029)

At 31 March 2016	(24,078)	(16,707)	(14,105)	(7,095)	(5,688)	(67,673)
Disposed through disposition of subsidiary	1,100			1,228	1,088	3,416
Amortization	(3,882)	(932)	(2,089)	(896)	(673)	(8,472)

At 31 March 2017	(26,860)	(17,639)	(16,194)	(6,763)	(5,273)	(72,729)

NET BOOK VALUE
At 31 March 2016	15,102	1,107	3,715	3,116	1,160	24,200

At 31 March 2017	20,920	4,875	4,892	6,698	586	37,971

16	PROPERTY, PLANT AND EQUIPMENT

	COMPUTER EQUIPMENT $000’s	FIXTURES, FITTINGS AND OFFICE EQUIPMENT $000’s	LEASEHOLD IMPROVEMENTS $000’s	TOTAL $000’s
COST
At 31 March 2015	7,136	1,882	728	9,746
Additions	1,880	38	341	2,259
Disposal	(162)	(88)	(4)	(254)
Exchange differences	(13)	(3)	(3)	(19)

At 31 March 2016	8,841	1,829	1,062	11,732
Additions	2,112	229	53	2,394
Acquired upon acquisition of subsidiary	323	58	249	630
Disposals	(1,050)	(665)	(354)	(2,069)
Disposed of upon disposition of subsidiary	—	(114)	(20)	(134)
Exchange differences	(55)	—	—	(55)

At 31 March 2017	10,171	1,337	990	12,498
ACCUMULATED DEPRECIATION
At 31 March 2015	(4,756)	(1,224)	(426)	(6,406)
Depreciation	(1,695)	(317)	(160)	(2,172)
Disposal	133	60	1	194
Exchange differences	7	2	1	10

At 31 March 2016	(6,311)	(1,479)	(584)	(8,374)
Depreciation	(1,389)	(194)	(153)	(1,736)
Disposals	1,036	665	302	2,003
Disposed of upon disposition of subsidiary	—	103	15	118
Exchange differences	47	—	—	47

At 31 March 2017	(6,617)	(905)	(420)	(7,942)
NET BOOK VALUE
At 31 March 2016	2,530	350	478	3,358

At 31 March 2017	3,554	432	570	4,556

The carrying value of assets under finance leases at 31 March 2017 was $2.8m (2016: $2.0m), all of which is included in Computer Equipment.

The Group’s obligations under finance leases are typically secured by the assets to which the lease relates.

17	SUBSIDIARIES

NAME OF COMPANY	NATURE OF BUSINESS	PROPORTION OF ALLOTTED SHARE CAPITAL HELD (DIRECTLY OR INDIRECTLY)	PRINCIPAL PLACE OF BUSINESS	COUNTRY OF REGISTRATION
RhythmOne (US) Holdings, Inc.	Holding company	100% –Directly held	251 Kearny St, San Francisco, CA 94108	United States
RhythmOne, LLC	Trading company	100% –Indirectly held	251 Kearny St, San Francisco, CA 94108	United States
Blinkx(Canada), Inc.	Trading company	100% – Directly held	3500 Maisonneuve West, Westmount, QC H3Z 3C1	Canada
Prime Visibility LLC	Trading company	100% –Indirectly held	251 Kearny St, San Francisco, CA 94108	United States
Verti Technology Group, Inc	Trading company	100% –Indirectly held	251 Kearny St, San Francisco, CA 94108	United States
AdOn Network LLC	Trading company	100% –Indirectly held	251 Kearny St, San Francisco, CA 94108	United States
Perk Inc.	Holding company	100% –Indirectly held	150 Caroline Street Waterloo, ON H3Z 0A5	Canada
Perk.com U.S. Inc.	Trading company	100% –Indirectly held	720 Brazos Street Austin, TX 78701	United States
Perk.com Canada Inc.	Trading company	100% –Indirectly held	150 Caroline Street Waterloo, ON H3Z 0A5	Canada
Perk.com Software Private Limited	Trading company	100% –Indirectly held	No. 95 Koramangala 4th Block, S.T. Bed, Bangalore 560034	India
Perkstar LLC	Holding company	100% –Indirectly held	720 Brazos Street Austin, TX 78701	United States
AppRedeem Inc.	Trading company	100% –Indirectly held	720 Brazos Street Austin, TX 78701	United States
Playerize Network Inc.	Trading company	100% –Indirectly held	150 Caroline Street Waterloo, ON H3Z 0A5	Canada
0945993 BC Ltd.	Holding company	100% –Indirectly held	150 Caroline Street Waterloo, ON H3Z 0A5	Canada
Playerize Inc.	Trading company	100% –Indirectly held	720 Brazos Street Austin, TX 78701	United States
Viggle Rewards Inc.	Trading company	100% –Indirectly held	720 Brazos Street Austin, TX 78701	United States

18	OTHER RECEIVABLES AND RESTRICTED CASH

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
CURRENT ASSETS
Trade receivables	42,413	24,246
Sales and doubtful debts allowance	(943)	(1,421)

NET TRADE RECEIVABLES	41,470	22,825

Other receivables and deposits	1,753	39
Prepayments	1,680	2,383

OTHER RECEIVABLES	3,433	2,422

NON CURRENT ASSETS
Other receivables	1,804	200
Restricted cash amounts	2,882	628

OTHER RECEIVABLES AND RESTRICTED CASH	4,686	828

The average credit period taken on sales is 67 days (2016: 50 days).

Refer to the financial instruments note 27 for information on credit risk.

Movement in the sales and doubtful debts allowance is as follows:

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Balance at beginning of the Period	1,421	2,105
Receivables written off during the year as uncollectible	(973)	(1,269)
Provision for receivables impairment	495	585

Balance at end of the Period	943	1,421

Aging of Past Due but Not Impaired Receivables

As at 31 March 2017, trade receivables of $5.9m (2016: $8.0m) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The aging analysis of these trade receivables is as follows:

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
1 – 90 days	5,399	3,728
in excess of 90 days	547	4,264

Total past due but not impaired	5,946	7,992

Aging of Past Due and Impaired Receivables

As at 31 March 2017, trade receivables of $0.9m (2016: $1.4m) were impaired. The aging of these receivables is as follows:

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
1 – 90 days	5	17
in excess of 90 days	938	1,404

Total past due and impaired	943	1,421

The Directors have considered the credit quality of assets neither past due nor impaired and do not consider further credit provision is required in excess of the allowance for sales and doubtful debts. No interest has been charged for overdue debts in the period.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

(ii)	Cash and Cash Equivalents

Cash and cash equivalents comprise cash held by the Group and short-term bank deposits with an original maturity of one month or less. The carrying amount of these assets approximates their fair value.

(iii)	Restricted Cash

Restricted cash is classified in non–current assets as it is not immediately accessible by the Group.

19	MARKETABLE SECURITIES

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Balance at beginning of the Period	60,264	—
Additions	631	60,245
Withdrawal	(5,002)	—
Net (loss) / gain recorded in other reserves	(27)	19

Balance at the end the Period	55,866	60,264
Less non-current portion	(22,864)	(29,539)

Current portion	33,002	30,725

Marketable securities include the following:

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Listed securities:
Corporate and government debt instruments	55,063	59,461
Certificates of deposit	803	803

TOTAL	55,866	60,264

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as marketable securities.

None of these financial assets are either past due or impaired.

20	DEFERRED TAX

Deferred tax is calculated in full on temporary differences under the liability method using the substantively enacted tax rates of the jurisdictions in which the temporary differences are expected to reverse.

(i)	Recognized Deferred Tax Assets / Liabilities

Deferred tax assets have been recognized in respect of tax losses and other deductible temporary differences where it is probable that these assets will be recovered.

The movements in deferred tax assets and liabilities (including offsetting of balances within the same jurisdiction as permitted under IAS 12) during the period is shown below. Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balances net.

	ASSETS 2016 $‘000	ASSETS 2015 $‘000	LIABILITIES 2016 $‘000	LIABILITIES 2015 $‘000	NET 2016 $‘000	NET 2015 $‘000
Property, plant and equipment and intangible assets	(3,145)	(2)	—	12,568	(3,145)	12,566
Tax credit and loss carry forward	(12,021)	(26,120)	—	—	(12,021)	(26,120)
Share based payments	(387)	(562)	—	—	(387)	(562)
Other deductible temporary differences	(3,723)	(4,953)	386	—	(3,337)	(4,953)

Deferred tax (assets)/liabilities	(19,276)	(31,637)	386	12,568	(18,890)	(19,069)
Offset tax	68	12,509	(68)	(12,509)	—	—

Net deferred tax (assets)/liabilities	(19,208)	(19,128)	318	59	(18,890)	(19,069)

	ASSETS 31 MARCH 2017 $000’s	ASSETS 31 MARCH 2016 $000’s	LIABILITIES 31 MARCH 2017 $000’s	LIABILITIES 31 MARCH 2016 $000’s	NET 31 MARCH 2017 $000’s	NET 31 MARCH 2016 $000’s
Property, plant and equipment and intangible assets	(4,606)	(3,145)	3,422	—	(1,184)	(3,145)
Tax credit and loss carry forward	(13,080)	(12,021)	—	—	(13,080)	(12,021)
Share based payments	(583)	(387)	—	—	(583)	(387)
Other deductible temporary differences	(1,002)	(3,723)	441	386	(561)	(3,337)

Deferred tax (assets) / liabilities	(19,271)	(19,276)	3,863	386	(15,408)	(18,890)
Offset tax	—	68	—	(68)	—	—

Net deferred tax (assets) / liabilities	(19,271)	(19,208)	3,863	318	(15,408)	(18,890)

(ii)	Movement in Temporary Differences

	BALANCE AT 31 MARCH 2015 $‘000	RECOGNIZED IN INCOME $‘000	RECOGNIZED IN GOODWILL $‘000	RECOGNIZED IN EQUITY $‘000	BALANCE AT 31 MARCH 2016 $‘000
Property, plant and equipment and intangible assets	12,566	(15,711)	—	—	(3,145)
Tax credit and losses carry forward	(26,120)	14,099	—	—	(12,021)
Share based payments	(562)	206	—	(31)	(387)
Other deductible temporary differences	(4,953)	1,616	—	—	(3,337)

TOTAL	(19,069)	210	—	(31)	(18,890)

	BALANCE AT 31 MARCH 2016 $000’s	RECOGNIZED IN INCOME $000’s	RECOGNIZED IN GOODWILL $000’s	BALANCE AT 31 MARCH 2017 $000’s
Property, plant and equipment and intangible assets	(3,145)	(1,304)	3,265	(1,184)
Tax credit and losses carry-forward	(12,021)	(1,986)	927	(13,080)
Share based payments	(387)	(196)	—	(583)
Other deductible temporary differences	(3,337)	2,273	503	(561)

	(18,890)	(1,213)	4,695	(15,408)

The amount of credit that can be recognized in the income statement is limited under IAS 12 and any remaining credit is taken to equity.

The Group has recognised a net deferred tax asset of $15.4m as at 31 March 2017 (2016: $18.9m), of which $13.1m (2016: $12.0m) relates to available trading losses which are due to expire within the next 15 to 20 years. All recognised trading losses relate to the Group’s US operations, as the Directors do not believe it is more likely than not that the UK business will be profitable in the foreseeable future.

In relation to the available US trading losses, the Group considers all available evidence to determine whether it is more likely than not that some portion or all of the available deferred tax asset should be recognised. The ultimate utilisation of the deferred tax assets is dependent upon the generation of future taxable income. Management considers projected taxable income in assessing the expected utilisation of deferred tax assets. In making such judgements, significant weight is given to evidence that can be objectively verified, such as improved profitability and visible market trends. As at 31 March 2017 and 2016, the recognition of the deferred tax assets is deemed to be supported by the future taxable profits of the Group. The key assumption in the Directors’ deferred tax asset model is the revenue growth rate which is disclosed in Note 14.

Considering the industry in which RhythmOne operates and its cyclical and fast changing character, management have determined that the amount of losses to be recognised should be limited to those which are expected to be utilised over the next three years. RhythmOne’s technology continues to evolve and the Group has made acquisitions in line with the business strategy model to complement its own technology. On this basis, management have determined that they will generate positive core taxable profits, which have been used in the estimates to assess the recoverability of the deferred tax assets. Management believe they have clear evidence to support the key assumptions in the Group’s forecast model.

Based on the above and all available evidence, management have recognised partial deferred tax assets as at 31 March 2017 and 31 March 2016 based on estimates of recoverability. The Group continues to regularly monitor both positive and negative evidence in determining the ongoing need for a change in the amount of recognised deferred tax asset.

In addition to the recognised deferred tax asset, there is an unrecognised deferred tax asset of $25.6m as at 31 March 2017 (2016: $18.2m) which has not been recognised due to insufficient certainty that taxable profits will be available against which this asset could be utilised. The majority of the unrecognised asset relates to the US trading losses.

21	OTHER PAYABLES AND PROVISIONS FOR LIABILITIES

Trade and Other Payables

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
CURRENT LIABILITIES
Trade payables	29,734	18,722
Customer deposits	348	709
Onerous lease provision	907	700
Other accrued liabilities (including the amount of finance leases due within 12 months)	13,304	10,463

	44,293	30,594

NON CURRENT LIABILITIES
Deferred tax liability	3,863	318
Onerous lease provision	1,502	5
Non current liabilities	2,228	1,679

	7,593	2,002

Trade creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 86 days (2016: 69 days). No interest has been charged by suppliers in respect of overdue amounts in the year. Other accrued liabilities relate primarily to accrued content, rewards and vacation costs.

Non-current liabilities include deferred rent of $0.1m (2016: $0.5m) and obligations under finance leases of $2.1m (2016: $1.2m).

The Directors consider that the carrying amount of trade payables approximates to their fair value.

The onerous lease provision comprises obligations for future rents payable on properties that are vacant or only partially utilized. These provisions are expected to be utilized by 30 September 2021.

Provisions

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Balance at beginning of the Period	705	749
Additional provision in the year	2,159	193
Utilization of provision	(455)	(237)

Balance at end of the Period	2,409	705

Obligations under finance lease:

The following table details the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment period

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
AMOUNTS PAYABLE UNDER FINANCE LEASES
Within one year	602	910
In second to fifth years inclusive	2,165	1,172

	2,767	2,082

Less: Amounts due for settlement within 12 months (shown under current liabilities)	(602)	(910)

Amounts due for settlement after 12 months	2,165	1,172

For the year ended 31 March 2017, the average effective borrowing rate was 6.6% (2016: 8.7%).

There is no material difference between the minimum lease payment and their present values.

The Group’s obligations under finance leases are typically secured on the assets to which the lease relates.

22	SHARE CAPITAL

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Issued and fully paid
49,509,394 ordinary shares of 1 pence each (2016: 40,446,287 ordinary shares of 1 pence each)	8,667	7,537

The Company has one class of ordinary share which carry no right to fixed income.

During the current year 9,063,107 shares were issued, of which 8,823,541 shares related to the acquisition of Perk, 158,830 shares related to exercise of employee share options and 80,736 shares related to restricted stock units. (2016: 213,636 shares were issued, of which 51,288 shares related to the acquisition of Rhythm NewMedia Inc., 25,598 shares related to exercise of employee share options and 136,750 shares related to restricted stock units).

23	SHARE PREMIUM ACCOUNT

SHARE PREMIUM $000’s
Balance at 31 March 2015	168,008
Premium arising on issue of equity shares, net of costs	37

Balance at 31 March 2016	168,045
Premium arising on issue of equity shares, net of costs	114

Balance at 31 March 2017	168,159

24	SHARES TO BE ISSUED AND MERGER RESERVE

The shares to be issued reserve relates to shares that are expected to be issued to former Burst shareholders as part of the consideration who have not yet submitted the paperwork to effect the exchange of Burst shares for RhythmOne plc shares.

The merger reserve arises in business combinations where shares are issued for greater than 90% of consideration. The difference between the fair value and the nominal value of the shares transferred as consideration is taken to the merger reserve.

25	OPERATING LEASE ARRANGEMENTS

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Lease payments under operating leases recognized as an expense in the year	2,992	3,461

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancelable operating leases, of which it is recovering a portion of the lease payments under non-cancelable sub-lease agreements, which fall due as follows:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Within one year	3,140	2,386
In the second to fifth years inclusive	6,740	5,236
More than five years	—	182

	9,880	7,804

Amounts due to be received under non-cancellable sub-lease agreements	1,103	190

	8,777	7,614

Operating lease payments represent rentals payable by the Group for certain of its office properties, computer equipment and software. Lease terms range from two to ten years.

26	SHARE-BASED PAYMENTS AND EQUITY SETTLED SHARE OPTION SCHEMES

On the demerger from Autonomy Corporation plc the Company has established the following share options schemes:

•	The blinkx 2007 Enterprise Management Incentive Plan (the ‘RhythmOne EMI Scheme’)

•	The blinkx US Share Option Plan (the ‘RhythmOne US Plan’)

•	The blinkx Autonomy Employee Discretionary Share Option Scheme 2007 (the ‘Autonomy Discretionary Scheme’)

•	The blinkx Autonomy Employee US Share Option Plan (the ‘Autonomy US Plan’)

The RhythmOne EMI Scheme and the RhythmOne US Plan allow for the grant of options over ordinary shares to employees of the Company and its subsidiaries. At the time of demerger two special grants were made under these plans. The first allowed a fully vested grant at nominal value and the second was a grant at nominal value but with a three-year vesting period. Since then grants have been made at market value and with a three or four-year vesting period with options vesting in varying sized tranches over that period. No option may be granted for a term in excess of 10 years. Vested options are exercisable following termination of employment for a period ranging from 40 to 90 days. Vesting criteria are based on continued employment with the Company.

On 16 September 2013, the Board of Directors approved the amendment of RhythmOne Plc US Share Option Plan to allow the grant of Restricted Stock Units to be made under its terms.

On 3 July 2015 the Board of Directors approved the Executive Plan for Market Value Share Options (MVSOs) that vest quarterly with an additional performance component. The equity awards require a minimum stock price threshold for options to vest and have a further accelerated vesting schedule when the stock price reaches a certain predetermined threshold above the stock price at grant.

The Autonomy Discretionary Scheme and the Autonomy US Plan allowed a one-time grant of RhythmOne plc options to certain Autonomy employees who at the time of the demerger had vested Autonomy options. Options granted under this plan were granted at market price and vest over a period of three years.

Share-based compensation charges have been charged in the income statement within the following line:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Operating expenses	2,015	4,415

The following table summarizes options outstanding at 31 March 2017 and 31 March 2016 relating to the RhythmOne EMI scheme and the RhythmOne US plan. All option exercise prices are quoted in sterling.

	NUMBER	2017 WEIGHTED AVERAGE £	NUMBER	2016 WEIGHTED AVERAGE £
Outstanding balance at beginning of year	2,926,966	3.80	2,369,015	5.00
Granted during the year	810,250	2.40	1,274,750	2.70
Exercised during the year	(158,830)	0.70	(25,598)	1.00
Forfeited during the year	(531,090)	3.50	(691,201)	5.90

Outstanding balance at end of year	3,047,296	3.70	2,926,966	3.80

Exercisable at end of year	1,801,393	4.40	1,166,997	5.20

The weighted average share price at the date of exercise for share options exercised during the period was £3.40 (FY2016: £2.70). The options outstanding at 31 March 2017 had a weighted average exercise price of £3.70 (FY2016: £3.80). The weighted average remaining contractual life of the options was 8 years (FY2016: 8 years).

The inputs to the Black-Scholes and Monte Carlo models were as follows:

	2017	2016
Weighted average share price	2.50	2.70
Weighted average exercise price	3.40	2.70
Expected volatility	39-74%	51-85%
Expected life	6, 10 years	6, 10 years
Risk free rate	1.57-2.41%	2.17-2.37%
Expected dividend	—	—

Expected volatility was determined by calculating the historical volatility of the Group’s share price for the last 90 days prior to grant. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioral considerations.

Options were granted on 2 June 2016, 14 June 2016, 16 June 2016, 10 January 2017, 10 February 2017. The weighted average of the fair value of the options granted in the year was £3.40 per share, (2016: £2.70 per share).

The following table summarizes options outstanding as at 31 March 2017 in relation to the Autonomy Discretionary Share Scheme and Autonomy US Plan options.

	NUMBER	2017 WEIGHTED AVERAGE £	NUMBER	2016 WEIGHTED AVERAGE £
Outstanding balance at beginning of year	48,114	4.50	54,394	4.50
Lapsed during the year	(25,225)	4.50	(6,280)	4.50

Outstanding balance at end of year	22,889	4.50	48,114	4.50

Exercisable at end of year	22,889	4.50	48,114	4.50

No options were exercised during the year from the Autonomy plan. (2016: No options were exercised during the year from the Autonomy plan). The options outstanding at 31 March 2017 had a weighted average exercise price of £4.50 (2016: £4.50). These stock options expire on 21 May 2017. In 2016 the weighted average remaining contractual life of the options was 1 year.

No options were granted during the current or prior year.

The following table summarizes Restricted Stock Units (RSUs) outstanding as at 31 March 2017.

	NUMBER OF RSUs 2017	NUMBER OF RSUs 2016
Outstanding balance at beginning of year	132,541	293,318
RSUs granted	5,000	—
RSUs vested	(80,736)	(136,750)
RSUs forfeited	(50,138)	(24,027)

	6,667	132,541

During the year 5,000 RSU’s were granted and immediately exercised. During the 2016 financial year there were no RSU’s granted.

The majority of RSUs that vested in fiscal year 2016 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The weighted average vesting share price during the period was £3.20 (2016: £2.40).

27	FINANCIAL INSTRUMENTS

Capital Risk Management

The Group manages its capital to ensure that entities in the Group will be able to continue operating as a going concern while maximizing shareholder returns. The capital structure of the Group consists of cash and cash equivalents, marketable securities, and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings. The Group’s overall strategy remains unchanged from the prior year. The Group finances its operations through a combination of retained profits and interest received on bank accounts. Management maintains its capital structure and makes adjustments as necessary in light of changes in the economic environment and strategic objectives of the Group, ensuring that there are sufficient liquid resources available to take advantage of opportunities as they arise.

The Group’s capital risk management policies are unchanged from prior year. The Group is not subject to externally imposed capital requirements.

Categories of financial instrument:

	AS AT 31 MARCH 2017 $000’s	AS AT 31 MARCH 2016 $000’s
Financial assets
Loans and receivables:
Cash and cash equivalents	19,338	18,222
Trade receivables	41,470	22,825
Restricted cash and other receivables	6,439	867
Available-for-sale:
Marketable securities	55,866	60,264

	123,113	102,178

Financial liabilities (amortized cost):
Trade and other payables	(42,343)	(29,894)

	(42,343)	(29,894)

Financial Risk Management

Management is responsible for monitoring and managing the financial risks relating to the operations of the Group, which include credit risk, market risk arising from interest rate risk and currency risk, and liquidity risk. The Board of Directors and the Audit Committee review and approve the internal policies for managing each of these risks as summarized below. The Group is not subject to any externally imposed capital requirements.

The Group’s financial function provides services to the business, monitors and manages the financial risks relating to the operations of the Group. These risks (together with the related risk management policy) include:

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk is primarily with cash and cash equivalents and amounts owing from customers. The Group’s principal financial assets are cash and cash equivalents, trade and other receivables.

One customer represents 23.62% of revenue in the year (2016: one customer represented 12.56% of revenue). This is not considered indicative of a high credit risk as the customer in question has a history with the Company and a positive credit rating. The Group does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are related entities.

Concentration of credit risk did not exceed 16% of gross monetary assets at any time during the year (2016: 13%). Before accepting any new customer, the Group uses an external credit rating system to assess the potential customer’s credit quality. All customers have credit limits set by credit managers and are subject to standard terms of payment. The Group has adopted a policy of only dealing with counterparties that are considered to be creditworthy by management, having completed various credit checks.

The risk of default from a financial institution is considered limited because counterparties are a number of different banks with high credit ratings assigned by international credit-rating agencies, which range from A to AA.

The carrying amount of financial assets recorded in the financial statements, which is net of impairment losses, represents the Group’s maximum exposure to credit risk.

Market Risk (including Interest Rate Risk and Currency Risk)

Interest rate risk

The Group has no loans and borrowings outside finance leases and as such, the Directors are satisfied that interest rate risk is negligible.

Currency risk

The Group does not enter into or trade financial instruments, including derivative financial instruments, for any purpose. The Group maintains the majority of its cash in US Dollars as a natural hedge, in line with our revenue and costs which are predominantly US-based.

The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates as it undertakes certain transactions denominated in foreign currencies. The Group’s presentational currency is US Dollars and the Company’s functional currency is Sterling. The Group operates subsidiaries in the US, UK and Canada and as a result cash is held predominantly in Sterling, Canadian Dollars and US Dollars. The Group holds its funds in several different financial institutions.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	AS AT 31 MARCH 2017 LIABILITIES $000’s	AS AT 31 MARCH 2016 LIABILITIES $000’s	AS AT 31 MARCH 2017 ASSETS $000’s	AS AT 31 MARCH 2016 ASSETS $000’s
Sterling	617	634	292	222
Canadian Dollars	2,766	—	1,802	—

The following table details the Group’s sensitivity to a 20% increase and decrease in the functional currency of the entity against the relevant foreign currencies. 20% is the sensitivity rate used (2016: 20%) when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity includes outstanding foreign currency denominated monetary items and adjusts their translation at the year-end for a 20% change (2016: 20%) in foreign currency rates. The sensitivity analysis includes loans to foreign operations within the Group where the denomination of the loan is in a currency other than the currency of the lender or the borrower. A negative number indicates a decrease in profit and other equity where the Sterling and Canadian Dollar weakens 20% against the US Dollar. For a 20% strengthening of the Sterling and Canadian Dollar against the US Dollar there would be an equal and opposite impact on the profit and other equity and the negative balances below would be positive.

	2017 $000’s	2016 $000’s
Cash and cash equivalents	(308)	(44)
Trade and other receivables	(111)	—
Trade and other payables	676	127

No sensitivity has been performed on a change in interest rates, as the impact of interest rate risk is so low.

Liquidity risk

The Group seeks to manage financial risk to ensure sufficient liquidity is available to meet foreseeable needs and to invest cash safely and profitably by maintaining adequate reserves and cash on hand by continuously monitoring forecast and actual cash flows and by matching the maturity profiles of financial assets and liabilities. The Group reviews its cash flow requirements on a monthly basis, to ensure that it maintains adequate cash reserves, diversifying its cash accounts across several banking institutions and constantly monitoring forecast and actual cash flows.

The fair value of all of the Group’s financial instruments is derived from inputs other than unadjusted quoted prices that are observable for the asset or liability, either directly or indirectly. The carrying amount of financial assets and financial liabilities recorded at amortized cost in the financial statements approximate their fair values. Therefore there is no difference between the carrying value and fair value of the above financial assets and liabilities.

Fair Value of Assets and Liabilities

The Group has assets and liabilities that have been fair valued, on a non-recurring basis, which have arisen through the acquisitions in the previous years.

The only asset carried at fair value is marketable securities which represent the Group’s investments in corporate bonds, commercial papers, government bonds, collateralized securities and certificates of deposit. These are valued using both level 1 and level 2 inputs.

Level 1 financial assets are valued using quoted prices in active markets for identical assets. Level 2 financial assets are valued by an external specialist based upon net asset value per unit of the collective assets in the pooled fund.

28	EXCEPTIONAL ITEMS FROM CONTINUING OPERATIONS

The following table sets out exceptional items, being those items included in profit (loss) from continuing operations that are material in terms of size and/or nature. The principal events which may give rise to exceptional items include the restructuring and integration of businesses, gains or losses on the disposal of businesses, goodwill impairments, major asset impairments and disposals, and transaction costs relating to business combinations, including related severance and retention costs, onerous contract provisions and professional fees.

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Acquisition—related exceptional items:
Severance and retention costs	217	825
Onerous lease	917	—
Professional fees	1,301	309

Total acquisition -related exceptional items	2,435	1,134

Other exceptional items:
Goodwill impairment	—	32,363
Change in intangible assets lives	—	12,027
Restructuring charges	2,042	595
Severance costs	768	1,073

Total other exceptional items	2,810	46,058

Total exceptional items	5,245	47,192

The acquisition—related exceptional items primarily relate to the acquisition of Perk Inc. The exceptional restructuring charges primarily relate to onerous lease provisions.

29	OPERATING EXPENSES BY NATURE FROM CONTINUING OPERATIONS

Operating expenses by nature include the following:

	YEAR ENDED 31 MARCH 2017 $000’s	YEAR ENDED 31 MARCH 2016 $000’s
Depreciation and amortization	9,456	12,485
Market research, public and investor relations, branding	4,313	5,278
Occupancy	4,049	4,340
Other expenses(a)	969	818
Professional services	3,499	5,811
Salaries & wages	29,467	29,331
Share based compensation	2,015	4,415
Technology	5,177	9,043
Travel	1,612	1,894

	60,557	73,415

(a)	Other expenses primarily include bank charges and merchant fees, office costs, training and recruitment costs.

30	RELATED PARTY TRANSACTIONS

Balances and transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

The following table discloses the remuneration of the Company’s Directors during the period.

DIRECTOR	BASE SALARY/ NED FEES $		ANNUAL BONUS $		LONG-TERM INCENTIVES $		OTHER FEES PAID IN RSUS $	YEAR ENDED 31 MARCH 2017 TOTAL $	YEAR ENDED 31 MARCH 2016 TOTAL $
Executive Director and Highest Paid Director:
S. Brian Mukherjee	500,000		355,000	[2]	38,574b	[3]	—	893,574	1,475,000
Ted Hastings	34,000	[4]	—		—		—	34,000	—

Non-Executive Directors:[1]
Raj Chellaraj	104,000		—		—		—	104,000	108,000
Suranga Chandratillake	65,000		—		12,857		—	77,857	162,000
Mark Opzoomer	65,000		—		—		—	65,000	75,000
Ujjal Kohli	65,000		—		—		—	65,000	75,000
Andy Cunningham	65,000		—		11,700		—	76,700	—
Anthony Bettencourt (former Director)	—		—		—		—	—	75,000
Judy Vezmar (former Director)	—		—		—		—	—	30,000

Aggregate emoluments	898,000		355,000		63,131		—	1,316,131	2,000,000

1	Non-Executive Directors’ fees are set at £50,000 for all Directors except for the Chairman of Board whose fees are set at £80,000. The above table includes the value in $ using an exchange rate of $1.30 to £1.
2	Bonus payments are made to Executive Directors only and are determined based on the following performance conditions: individual Executive Directors’ Management Business Objectives (“MBOs”) and Company operating performance. Annual bonus amount was earned in FY2017 and paid in FY2017.
3	Long-term incentive awards represent awards of MVSOs (Market Value Share Options) and RSUs (Restricted Share Units) issued to Executive Directors and Non-Executive Directors which vested during the year. Long-term incentive value represents the notional gain on MVSOs or RSUs, but are not realized until the awards are sold.
4	Ted Hastings was appointed to the Board of Directors on February 10, 2017.

None of the Directors had pension, retirement benefits or similar entitlement. No payment or awards were made to former Directors during the year, and no payments were made in compensation for loss of office.

Long-term incentives include MVSOs which are fully vested and have an expiry period of 10 years. There are also MVSOs outstanding which vest quarterly but cannot be exercised until a minimum share price threshold for RhythmOne plc is achieved. These MVSOs also have an expiry period of 10 years.

Aggregate emoluments disclosed above do not include any amounts for the value of MVSOs to acquire ordinary shares or restricted stock units in the Company granted to or held by any Directors. Details of the options and RSUs exercised during the year are as follows:

DIRECTOR	SCHEME	NUMBER	RANGE OF MARKET PRICES AT VEST DATE £	GAINS ON EXERCISES IN YEAR ENDED 31 MARCH 2017 $	GAINS ON EXERCISES IN YEAR ENDED 31 MARCH 2016 $
S. Brian Mukherjee	RSUs	10,000	2.20-3.70	38,574	72,000
Suranga Chandratillake	RSUs	3,333	2.20-3.70	12,857	24,000
Andy Cunningham	RSUs	5,000	1.90-2.20	9,000	—

Total		18,333		60,431	96,000

Details of options and RSUs for Directors who served during the year are as follows:

DIRECTOR	SCHEME(S)	AT 31 MARCH 2016 NUMBER	GRANTED NUMBER	VESTED NUMBER	AT 31 MARCH 2017 NUMBER
S. Brian Mukherjee
	Options	908.000	—	—	908,000
	RSU	10,000	—	(10,000)	—
Suranga Chandratillake
	Options	248,718	—	—	248,718
	RSU	3,333	—	(3,333)	—
Andy Cunningham
	Options	—	—	—	—
	RSU	—	5,000	(5,000)	—

Long-Term Incentives

Details of the contractual RSU awards and long-term incentive awards vesting during the year are as follows:

DIRECTOR	SCHEME(S)	NUMBER VESTED	MARKET PRICES AT AWARD DATE £	RANGE OF MARKET PRICES AT VESTING DATE £
S. Brian Mukherjee	blinkx US share option plan
	RSUs	10,000	15.50	2.20-3.70
Suranga Chandratillake	blinkx US share option plan
	RSUs	3,333	15.50	2.20-3.70
Andy Cunningham	RSUs	5,000	1.90	1.90-2.20

Total		18,333

31	EVENTS AFTER THE BALANCE SHEET DATE

Acquisition of RadiumOne

On 26 June 2017, the Group acquired certain assets of a leading data-driven marketing platform and related liabilities from RadiumOne, Inc. (RadiumOne), a San Francisco, California based Company for a consideration of $20.4m. The consideration includes $8.9m in cash and $11.5m of deferred equity consideration of RhythmOne ordinary shares. This acquisition accelerates the Company’s strategy to build a unified programmatic platform with distinctive audiences of uniform quality at scale. Through the acquisition of RadiumOne, the Company gains access to a leading data driven marketing platform, distinctive consumer insights, audience segmentation and targeting technology, and premium demand relationships, which are expected to positively affect both pricing and fill rates on the Company’s platform. The direct costs of the acquisition, which were incurred subsequent to 31 March 2017, were $0.8m.

IFRS 3 requires certain disclosures for business combinations, even if those transactions were completed after the balance sheet date. Given the short period of time since the acquisition all estimates provided in relation to the disclosures are provisional and unaudited and will be updated in due course as permitted under IFRS 3. The fair value table below has been based on available management information and work is continuing in respect of the fair value exercise and the necessary adjustments to determine acquired book values.

The provisional allocation of the purchase price as follows is subject to change once management has finalised the acquisition accounting:

$000’s
Property, plant and equipment	3,282
Intangible assets	11,200
Other assets	3,497
Cash and cash equivalents	4,455
Trade receivables	24,162
Notes payable	(14,431)
Trade and other payables	(21,026)
Deferred tax liability	(436)

Provisional Fair Value of Net Identifiable Assets and Liabilities Assumed	10,703
Goodwill	9,704

Total consideration	20,407

Satisfied by:
Cash	8,944
Equity instruments (2,155,880 ordinary shares of parent company)	11,463

Total consideration transferred	20,407

Net cash outflow arising on acquisition:
Cash consideration	8,944
Less cash and cash equivalents acquired	(4,455)

Total net cash outflow arising on acquisition	4,489

The provisional fair value of the financial assets includes trade accounts receivables with a fair value and gross contractual value of $24.1m. The best estimate at acquisition date of the contractual cash flows not to be collected is $nil. The goodwill of $9.7m arising from the acquisition was primarily attributable to the assembled workforce of the acquired business and synergies expected to arise post-acquisition and integration of the business. Subsequent to the close, the Company paid off $14.4m credit line with Comerica bank. Certain intangible assets and goodwill balances are expected to be deductible for tax purposes over a period of 15 years. The Group engaged an independent valuator to assess and determine the acquired intangibles and goodwill balances. No results of operation of RadiumOne have been included in RhythmOne’s results of operation for the year ended 31 March 2017.

Agreement to acquire YuMe

The Company announced on 5 September 2017 that it has entered into a definitive agreement with YuMe, Inc. (YuMe), a publicly-traded company listed on the New York Stock Exchange, to acquire all of YuMe’s issued and to be issued share capital. For each YuMe share held, each YuMe stockholder will be entitled to received $1.70 in cash and 0.7325 RhythmOne Shares, as adjusted for the Company’s share consolidation implemented on 25 September 2017. The parties expect the transaction to close in the first calendar quarter of 2018. The acquisition of YuMe will be accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combinations, which requires that one of the two companies in the transaction be designated as the acquirer for accounting purposes based on the evidence available. RhythmOne is the accounting and legal acquirer.

Strategically, the Company believes the acquisition will result in a combined entity with a complete end-to end platform in one of the fastest growing segments of the industry, with the resources, relationships and talent to drive earnings growth both organically and through other potential acquisitions.

Share consolidation

On 25 September 2017, the Company consolidated its outstanding common shares on the basis of one new common share for every ten existing common shares. The share consolidation was rounded to the nearest whole number, and as a result the 495,093,938 pre-consolidation common shares issued and outstanding were reduced to 49,509,394 common shares on a post-consolidated basis.

These consolidated financial statements have been updated to reflect the share capital consolidation and earnings per share on a retroactive basis. The financial statements also reflect the effects of the share capital consolidation on the number of common shares, options and restricted share units. The post balance sheet events disclosure has been updated to reflect the above consolidation.

Facilities

On 8 November 2017, RhythmOne and certain of its subsidiaries entered into a senior secured revolving credit facility with Silicon Valley Bank and certain other lenders party thereto pursuant to which certain subsidiaries of RhythmOne may borrow up to $25.0m of revolving loans. The funds are designed to provide cash resources to support future strategic initiatives and general corporate purposes. Subject to satisfaction of certain conditions, the total revolving commitments under the Revolving Credit Facility may be increased by an amount not to exceed $75.0m. The revolving credit facility bears interest at variable rates. This revolving credit facility matures on 8 November 2020.

In addition, a Subordinated Loan and Security Agreement was signed, under which Silicon Valley Bank will make available to certain of RhythmOne’s subsidiaries a subordinated loan not to exceed $35.0 million. The obligations of each borrower under the Bridge Facility will be guaranteed on a full and unconditional basis by certain of RhythmOne’s subsidiaries. The subordinated loan matures on the earlier of 30 July 2018 and the date that is 120 days after the funding of the subordinated loan; the loan bears interest at variable rates.

Consolidated financial statements of

Perk Inc.

(Formerly Perk.com Inc.)

December 31, 2016

Independent Auditor’s Report

To the Shareholders of

Perk Inc.

We have audited the accompanying consolidated financial statements of Perk Inc. (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2016, and the related consolidated statement of operations and comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Perk Inc. as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

The accompanying consolidated statement of financial position as of December 31, 2015, and the related consolidated statement of operations and comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the year then ended, and the related notes to the financial statements, were not audited, reviewed, or compiled by us and accordingly we do not express any opinion or any other form of assurance on them.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

November 10, 2017

Kitchener, Canada

Perk Inc.

(formerly Perk.com Inc.)

Consolidated statements of financial position

as at December 31

(In thousands of U.S. dollars)

	2016	2015
		(Unaudited)
	$	$
Assets
Current assets
Cash	10,048	16,592
Trade receivables	14,014	15,378
Prepaid expenses	746	804
Other receivables (Note 8)	782	1,564

	25,590	34,338
Non-current assets
Restricted marketable securities (Note 9)	100	881
Other receivables (Note 8)	458	456
Deferred tax assets (Note 14)	42	—
Property and equipment (Note 10)	639	633
Intangible assets (Note 11)	9,882	8,164
Goodwill (Note 11)	3,192	4,991

	39,903	49,463

Liabilities
Current liabilities
Trade and other payables (Note 8)	10,469	7,646
Unredeemed rewards liability	1,442	832
Current portion of loans and borrowings (Note 12)	902	728
Current portion of provisions (Note 13)	300	1,554
Current portion of deferred lease inducements	6	6
Income taxes payable	530	2,052

	13,649	12,818
Non-current liabilities
Loans and borrowings (Note 12)	687	—
Provisions (Note 13)	—	2,435
Deferred tax liabilities (Note 14)	—	2,089
Deferred lease inducements	47	52

	14,383	17,394

Commitments and contingencies (Note 26)

Shareholders’ equity
Share capital (Note 15)	43,729	49,393
Contributed surplus (Note 15)	9,151	2,570
Accumulated other comprehensive loss	—	(28)
Accumulated deficit	(27,360)	(19,866)

	25,520	32,069

	39,903	49,463

Perk Inc.

(formerly Perk.com Inc.)

Consolidated statements of operations and comprehensive loss for the years ended December 31

(In thousands of U.S. dollars, except per share amounts)

	2016	2015
		(Unaudited)
	$	$
Revenue (Note 16)	71,313	49,305

Expenses
Cost of revenue	41,293	25,945
Employee compensation and benefits	17,566	10,504
Marketing and user acquisition (Note 16)	2,035	1,664
General and administrative	9,183	5,037
Depreciation of property and equipment (Note 10)	312	237
Amortization of intangible assets (Note 11)	4,027	1,144
Transaction and restructuring costs (Note 17)	3,276	2,316
Foreign exchange loss (gain)	183	(114)
Other (income) expense	(18)	1
Gain on disposition of subsidiary (Note 7)	(1,140)	—
Gain on revaluation of provisions (Note 13)	(1,837)	(876)
Gain on revaluation of forward exchange contract	—	(501)
Impairment of goodwill (Note 11)	4,539	—
Loss on revaluation of derivative liabilities	—	15,979
Loss on revaluation of preferred share warrants	—	2,026
Finance cost (Note 21)	607	1,113

Loss before income taxes	(8,713)	(15,170)

Income tax (recovery) expense (Note 14)
Current	756	1,958
Deferred	(2,003)	(78)

	(1,247)	1,880

Net loss	(7,466)	(17,050)

Net income attributable to non-controlling interest	—	3

Net loss attributable to the shareholders of the Company	(7,466)	(17,053)

Other comprehensive loss for items to be reclassified to net income or loss in subsequent periods
Foreign currency translation adjustment	—	(31)

Total comprehensive loss	(7,466)	(17,084)

Perk Inc.

(formerly Perk.com Inc.)

Consolidated statements of changes in shareholders’ equity

years ended December 31

(In thousands of U.S. dollars)

	Series AA		Common shares		Restricted shares		Contributed surplus	Accumulated other comprehensive income (loss)	Accumulated Deficit	Non-controlling Interest	Total shareholders’ equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
		$		$		$	$	$	$	$	$
Balance, January 1, 2015 (unaudited)	400,000	60	8,500,010	2	—	—	327	9	(2,747)	26	(2,323)
Conversion of preferred AA shares to common shares	(400,000)	(60)	400,000	60	—	—	—	—			—
Conversion of preferred A shares to common shares	—	—	3,933,330	19,334	—	—	—	—			19,334
Conversion of preferred A-1 shares to common shares	—	—	1,358,016	6,495	—	—	—	—			6,495
Conversion of common voting shares to restricted voting shares	—	—	(2,158,474)	—	2,158,474	—	—	—			—
Shares issued in conjunction with brokered private placement (Note 4)	—	—	4,000,000	19,640	—	—	—	—			19,640
Transaction costs for brokered private placement (Note 4)	—	—	—	(2,277)	—	—	296	—			(1,981)
Shares issued in conjunction with reverse take-over transaction (Note 4)	—	—	299,996	1,473	—	—	108	—			1,581
Shares issued in conjunction with acquisition of AppRedeem (Note 5)	—	—	706,864	2,241	—	—	—	—			2,241
Shares issued in conjunction with acquisition of Playerize (Note 5)	—	—	455,000	1,265	—	—	—	—			1,265
Employee share-based compensation (Note 18)	—	—	75,000	238	—	—	—	—			238
Share-based compensation (Note 18)	—	—	—	—	—	—	2,169	—			2,169
Warrant-based compensation	—	—	—	—	—	—	34	—			34
Exercise of stock options	—	—	694,423	186	—	—	(75)	—			111
Common share warrants exercised (Note 15)	—	—	1,489,693	736	—	—	(289)	—			447
Change in other comprehensive loss	—	—	—	—	—	—	—	(35)			(35)
Acquisition of non-controlling interest in Perk SPL (Note 6)	—	—	—	—	—	—	—	(2)	(66)	(29)	(97)
Net loss	—	—	—	—	—	—	—	—	(17,053)	3	(17,050)

Balance, December 31, 2015 (Unaudited)	—	—	19,753,858	49,393	2,158,474	—	2,570	(28)	(19,866)	—	32,069

Accumulated other comprehensive loss realized	—	—	—	—	—	—	—	28	(28)	—	—
Common shares issued in conjunction with the acquisition of Viggle Inc. (Note 5)	—	—	1,370,000	3,685	—	—	—	—	—	—	3,685
Common shares reserved in conjunction with the acquisition of the operations of Viggle Inc. (Note 5)	—	—	—	—	—	—	2,322	—	—	—	2,322
Common share warrants issued in conjunction with the acquisition of Viggle Inc. (Note 5)	—	—	—	—	—	—	310	—	—	—	310
Common shares issued in conjunction with payment of contingent consideration (Note 13)	—	—	124,737	240	—	—	—	—	—	—	240
Exercise of stock options	—	—	59,606	30	—	—	(4)	—	—	—	26
Employee share-based compensation (Note 18)	—	—	—	—	—	—	1,965	—	—	—	1,965
Common shares issued per employment compensation arrangements (Note 15)	—	—	320,000	445	—	—	(445)	—	—	—	—
Common shares repurchased for cancellation upon disposition of Corona (Note 7, 15)	—	—	(1,879,532)	(7,717)	(1,505,972)	—	1,428	—	—	—	(6,289)
Common shares repurchased for cancellation from Function(X), Inc. (Note 15)	—	—	(1,012,968)	(2,305)	—	—	1,005	—	—	—	(1,300)
Common shares repurchased for cancellation	—	—	(11,293)	(42)	—	—	—	—	—	—	(42)
Net loss	—	—	—	—	—	—	—	—	(7,466)	—	(7,466)

Balance, December 31, 2016	—	—	18,724,408	43,729	652,502	—	9,151	—	(27,360)	—	25,520

Perk Inc.

(formerly Perk.com Inc.)

Consolidated statements of cash flows

for the years ended December 31

(In thousands of U.S. dollars)

	2016	2015
		(Unaudited)
	$	$
Operating activities
Net loss	(7,466)	(17,053)
Adjustments to reconcile net income (loss) to cash flows (used in) generated by operating activities:
Income attributable to non-controlling interest	—	3
Depreciation of property and equipment	312	237
Amortization of intangible assets (Note 11)	4,027	1,144
Finance cost (Note 21)	607	1,113
Unrealized foreign exchange loss (gain)	55	(54)
Deferred lease inducements	(4)	(34)
Share-based payments (Note 18)	2,139	2,267
Impairment of goodwill (Note 11)	4,539	—
Income tax expense (Note 14)	(1,247)	1,880
Non-cash transaction costs (Note 4)	—	1,418
Gain on revaluation of provisions (Note 13)	(1,837)	(876)
Gain on disposition of subsidiary (Note 7)	(1,140)	—
Loss on revaluation of derivative liabilities	—	15,979
Loss on revaluation of preferred share warrants	—	2,026
Change in non-cash operating working capital (Note 23)	177	(5,956)
Income taxes received	73	504
Income taxes paid	(2,195)	(85)

Cash (used in) generated by operating activities	(1,960)	2,513

Investing activities
Business acquisitions, net of cash acquired	—	(866)
Cash balance transferred upon disposition of subsidiary (Note 7)	(281)	—
Decrease in restricted marketable securities (Note 9)	781	20
Term loans receivable	—	(1,000)
Additions to property and equipment	(333)	(219)
Additions to intangible assets	—	(3)

Cash generated by (used in) investing activities	167	(2,068)

Financing activities
Proceeds from exercise of stock options (Note 18)	18	112
Proceeds from exercise of common share warrants	—	447
Proceeds from exercise of preferred share warrants	—	180
Proceeds from conversion of term loans to preferred shares	—	75
Proceeds from issuance of common shares	—	17,659
Proceeds from bank credit facility	—	8,894
Cash received on merger	—	161
Proceeds from term loan (Note 12)	1,800	—
Cash paid for acquisition of non-controlling interest	—	(97)
Repayment of bank credit facility	—	(11,590)
Repayment of term loan (Note 12)	(985)	(1,000)
Payment of contingent consideration (Note 13)	(2,469)	(594)
Finance cost paid (Note 21)	(55)	(342)
Payment on disposition of subsidiary (Note 7)	(1,750)	—
Repurchase of common shares and common share warrants for cancellation (Note 15)	(1,300)	—

Cash (used in) generated by financing activities	(4,741)	13,905

Effect of foreign currency exchange rate changes on cash	(10)	(31)

Change in cash	(6,544)	14,319
Cash, beginning of year	16,592	2,273

Cash, end of year	10,048	16,592

Perk Inc.

(Formerly Perk.com Inc.)

Notes to the consolidated financial statements

December 31, 2016

(All amounts as at and for the year ended December 31, 2015 are unaudited)

(In thousands of U.S. dollars, except per share amounts)

1.	Corporate information

Perk Inc. (the “Company” or “Perk”) leverages its mobile rewards platform and its proprietary mobile and desktop applications to bring relevant content and advertising to millions of users. Through its Software Development Toolkits, the Company offers its rewards platform to mobile application developers around the globe for increasing monetization and user retention. Perk operated under the name Perk.com Inc. from July 15, 2015 until June 10, 2016. The address of the Company’s registered head office is 150 Caroline Street South, Suite 406, Waterloo, Ontario, Canada, N2L 0A5.

2.	Basis of preparation

(a)	Statement of compliance

These consolidated financial statements (the “Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board

The Financial Statements were authorized for issue by the Board of Directors on November 7, 2017.

(b)	Basis of measurement

The Financial Statements have been prepared under the historical cost basis, except for restricted marketable securities and provisions, which are measured at fair market value.

The Financial Statements are prepared on a going-concern basis.

(c)	Functional and presentation currencies

These Financial Statements are presented in United States dollars (“U.S. dollars”) which is the currency of the primary economic environment in which the Company operates.

(d)	Use of estimates and judgments

The preparation of the Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ materially from these estimates and assumptions.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The Company has applied significant estimates and assumptions to the following: estimates of the fair value of assets and liabilities acquired in business combinations, provisions, unredeemed rewards liability, the useful lives of intangible assets and property and equipment, utilization of tax losses and valuation of deferred income taxes, valuing its financial instruments, and the valuation of securities used for share-based payments. The Company has applied significant estimates and assumptions to the classification of the current and non-current portion of the term loans, the current portion of provisions and valuation of goodwill and other long-lived assets. The Company also made judgments in applying accounting policies to revenue and cost recognition.

2.	Basis of preparation (continued)

(d)	Use of estimates and judgments (continued)

Estimates by management include the following:

•	Estimates as to the nature, expected useful life and rate of return on capital assets and intangible assets based on historical experience;

•	Estimates as to the forecasted payment schedule of provisions and the discounted present value compared to future expected value;

•	Estimates as to the timing and rate of utilization of tax losses; and

•	Estimates of the risk-free interest rate, dividend yield, option life and option volatility when determining the valuation of securities for share-based payments.

Assumptions include the following inputs:

•	Rates of return on assets typically generated by similar companies;

•	Forecasted business and operational results based on historical experience and growth rates which are typical of similar companies;

•	Expected asset lives which are based on historical experience; and

•	Rate of breakage on unredeemed rewards liability, based on historical experience.

3.	Significant accounting policies

The following accounting policies have been applied consistently by the Company:

(a)	Basis of consolidation

These Financial Statements include the accounts of the Company and the accounts of its wholly-owned and majority-owned subsidiaries including: Perk.com US Inc., Perkstar LLC, Perk.com Software Private Limited, Perk.com Canada Inc., AppRedeem Inc., Playerize Network Inc., and Viggle Rewards Inc. as of their respective dates of formation or acquisition. All intercompany balances and transactions have been eliminated on consolidation.

(b)	Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, liabilities incurred by the Company to the former owners of the acquiree and the equity interests issued by the Company in exchange for control of the acquiree. Acquisition-related costs are recognized in net loss as incurred unless they relate to the issuance of debt or equity in which case they are recorded net of the related financing. At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except deferred tax assets or liabilities which are recognized and measured in accordance with International Accounting Standard (“IAS”) 12: Income Taxes.

Goodwill is measured as the excess of the sum of the consideration transferred over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the excess is recognized immediately in net loss.

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination.

3.	Significant accounting policies (continued)

(b)	Business combinations (continued)

The subsequent accounting for changes in the fair value of the contingent consideration that does not qualify as measurement period adjustments depends on how the contingent consideration is classified.

Contingent consideration that is classified as equity is not re-measured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is re-measured at subsequent reporting periods in accordance with IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”), or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in net loss.

(c)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Company’s entities at exchange rates in effect on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the reporting date.

Foreign currency differences arising on translation are recognized in net loss. Non-monetary assets and liabilities and related depreciation and amortization are translated at historical exchange rates. Revenues and expenses are translated at the average rates of exchange for the period.

(d)	Financial instruments

I.	Non-derivative financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Financial instruments are, for measurement purposes, grouped into categories. The classification depends on the purposes and is determined upon initial recognition. The Company has the following categories of non-derivative financial instruments: financial assets and liabilities at fair value through profit or loss, loans and receivables and other financial liabilities.

i.	Financial assets and liabilities at fair value through profit or loss

A financial asset or liability is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in the statement of operations and comprehensive loss as incurred. Financial assets and liabilities at fair value through profit or loss are measured at fair value, and changes therein are recognized in net loss. The Company’s restricted marketable securities and provisions are classified as fair value through profit or loss.

3.	Significant accounting policies (continued)

(d)	Financial instruments (continued)

i.	Financial assets and liabilities at fair value through profit or loss (continued)

Restricted marketable securities consists of deposits with major financial institutions to secure credit card facilities. Restricted marketable securities are classified as current or long term based on the nature of the restriction.

Provisions consists of estimated future payments in cash related to a tax indemnity that the Company provided in conjunction with the disposition of a subsidiary based on the estimated timing of the future payments. Provisions are classified as current.

ii.	Loans and receivables

Loans and receivables, which include cash, trade receivables, and other receivables are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses. Cash includes cash balances and cash deposits with original maturities of three months or less.

iii.	Other financial liabilities

Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Financial liabilities are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expired.

The Company has the following other financial liabilities:

•	trade and other payables;

•	unredeemed rewards liability; and

•	loans and borrowings.

II.	Derivative financial instruments

i.	Derivative financial assets

From time to time the Company enters into forward foreign exchange contracts to mitigate exchange rate fluctuations. The Company recognizes these contracts initially at fair value with attributable transaction costs recognized in net loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value with any gains or losses being recognized in net loss. At December 31, 2016, the Company did not have any forward foreign exchange transactions outstanding (2015 – $Nil).

ii.	Derivative financial liabilities

Prior to their conversion to common shares on July 10, 2015, the Company’s Class A and A-1 preferred shares could be converted to common shares at a variable rate dependent on the valuation of the Company. In accordance with IAS 32 Financial Instruments: Presentation (“IAS 32”) and IAS 39 , the Company accounts for the conversion feature at fair value separately from the host preferred share with any changes in value being recorded in net loss.

3.	Significant accounting policies (continued)

(e)	Property and equipment

i.	Recognition and measurement

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized net within net loss.

The costs of the day-to-day servicing of property and equipment are recognized in net loss as incurred.

ii.	Depreciation

Depreciation is calculated based on the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value. Depreciation is recognized on a straight-line basis over the estimated useful lives of the property and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives for the current and comparative periods are as follows:

Furniture and fixtures	5 years
Computer equipment	3 years
Leasehold improvements	Over the lesser of the useful life of the asset or the term of the lease

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

(f)	Goodwill and intangible assets

i.	Goodwill

Goodwill is not amortized but is tested for impairment annually or whenever there is an indication of impairment. Goodwill is measured at cost less accumulated impairment losses.

ii.	Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in net loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset.

The expenditure capitalized includes the cost of materials, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are recognized in net loss as incurred.

For the years ended December 31, 2016 and 2015, all research and development costs were expensed as incurred.

3.	Significant accounting policies (continued)

(f)	Goodwill and intangible assets (continued)

iii.	Other intangible assets

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses.

iv.	Amortization

Amortization is calculated over the cost of the asset less its residual value. Amortization is recognized in net loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. As at December 31, 2016 and 2015, the Company did not have any indefinite life intangibles other than goodwill.

The estimated useful lives for the current and comparative periods are as follows

Customer relationships-related intangibles	3-5 years
Technology-related intangibles	3-5 years
Brand name	15 years
Domain and content-related intangibles	3-5 years
User base	3-5 years
Computer software-related intangibles	4 years

(g)	Impairment

i	Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security.

The Company considers evidence of impairment for receivables at a specific asset level. All individually significant receivables are assessed for specific impairment.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate.

Losses are recognized in net loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognized through the unwinding of the discount.

When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through net loss.

3.	Significant accounting policies (continued)

(g)	Impairment (continued)

ii.	Non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, an impairment analysis is performed and the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any impairment reversal indicators. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(h)	Share-based payments

The grant date fair value of share-based payment awards granted to employees is recognized as a compensation cost, with a corresponding increase in contributed surplus, over the vesting period of the award. The amount recognized is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that vest. Upon exercising the options, the fair value of the options exercised that has been expensed to contributed surplus is reclassified to share capital.

(i)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The timing or amount of the outflow may still be uncertain. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

(j)	Common share warrants

The fair value of common share warrants issued in conjunction with a business acquisition is estimated using an option pricing model. The fair value estimate depends on certain assumptions, including share price, volatility, risk-free interest rate, the term of the awards, the forfeiture rate and the annual dividend

3.	Significant accounting policies (continued)

(j)	Common share warrants (continued)

yield, which, by their nature, are subject to measurement uncertainty. The fair value is recorded as part of total consideration with a corresponding increase in contributed surplus.

Upon exercise, the fair value of the common share warrants that have been recorded in contributed surplus are reclassified to share capital.

(k)	Preferred share warrants

Prior to their conversion to common shares on July 10, 2015, the Company’s preferred share warrants were converted into Class A preferred shares which contained a conversion feature that the Company accounted for as a derivative liability at fair value. As such, the Company accounted for the warrants at fair value with any changes in value being recorded through net loss.

(l)	Preferred shares

Prior to their conversion to common shares on July 10, 2015, the Company accounted for its Class A and A-1 preferred shares as liabilities at amortized cost and the bifurcated conversion options related to the shares at fair value through profit and loss because they meet the definition of a derivative liability in accordance with IAS 32 and IAS 39.

The Class AA preferred shares were accounted for as equity because the conversion option is fixed and closely related to the underlying preferred shares.

(m)	Revenue

The Company derives its cash inflows from the sale of advertising on its mobile apps and websites as well as through its software platforms which are provided to third party publishers. Revenue generated from advertisers is recognized based upon the execution or completion of an agreed upon action, such as displaying an advertisement or generating a lead for an advertiser. The rate of payment per action is defined in advance by both parties. The Company recognizes revenue once it has fulfilled its obligations under contract, the amount of revenue can be measured reliably, the costs incurred to generate the revenue can be measured reliably and collection is reasonably assured.

The Company recognizes advertising revenue on a gross basis because the Company is a principal to the transaction. Several factors are considered to determine whether the Company is a principal, most notably whether the Company is the primary obligor to the customer. Consideration is also given to whether the Company has credit risk, was involved in the selection of the supplier’s product or service and has latitude in establishing the sales price.

Software revenue from third party publishers is recognized net of the related revenue share payments that are attributable to the third party publishers, as the Company considers itself an agent in these transactions because it is not the primary obligor.

The Company also enters into barter transactions whereby it exchanges advertising on Perk owned and operated mobile apps and websites for advertising on digital properties in dissimilar mediums such as radio and television. Barter revenue is recorded at the time the advertisement is displayed and at the fair value of the advertising provided by Perk. The fair value of the advertising revenue is based on the Company’s own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. The Company records the cost associated with the barter transactions as a corresponding increase in marketing and user acquisition cost.

3.	Significant accounting policies (continued)

(o)	Lease payments

When a lease transfers all of the risks and rewards incidental to ownership to the Company it is classified as a finance lease otherwise it is classified as an operating lease. The Company leases office premises which do not meet the criteria of a finance lease. Payments made under operating leases are recognized in net loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

(p)	Finance cost

Finance cost comprises interest expense on loans and borrowings, accretion of discount on provisions for contingent consideration and accretion for discount on preferred shares. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in net loss using the effective interest method.

(q)	Income taxes

Income tax expense for the year comprises current and deferred income taxes. Current taxes and deferred taxes are recognized in the consolidated statement of operations and comprehensive loss, except to the extent that they relate to items recognized in other comprehensive income (“OCI”) or directly in equity. In these cases, the taxes are also recognized in OCI or directly in equity, respectively.

The Company uses the liability method of accounting for deferred income taxes. Under this method, the Company recognizes deferred income tax assets and liabilities for deferred income tax attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective income tax bases, and on unused tax losses and tax credit carry-forwards. The Company measures deferred income taxes using tax rates and laws that have been enacted or substantively enacted at the reporting date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. The Company recognizes deferred income tax assets only to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences as well as unused tax losses and tax credit carry-forwards can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. The Company recognizes the effect of a change in income tax rates in the period of enactment or substantive enactment.

Deferred income taxes are not recognized if they arise from the initial recognition of goodwill, nor are they recognized on temporary differences arising from the initial recognition of an asset or liability in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss. Deferred income taxes are also not recognized on temporary differences relating to investments in subsidiaries to the extent that it is probable that the temporary differences will not reverse in the foreseeable future.

The Company records current income tax expense or recovery based on taxable income earned or loss incurred for the period in each tax jurisdiction where it operates, and for any adjustment to taxes payable in respect of previous years, using tax laws that are enacted or substantively enacted at the consolidated statement of financial position date.

In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different from the estimates originally made by management in determining the Company’s income tax provisions. Management periodically evaluates the positions taken in the Company’s tax returns with respect to situations in which applicable tax rules are subject to interpretation. The Company establishes provisions related to tax uncertainties where appropriate based on its best estimate of the amount that will ultimately be paid to or received from tax authorities.

3.	Significant accounting policies (continued)

(r)	Recent accounting pronouncements not yet adopted

IFRS 2 – Share-Based Payments

The IASB published Classification and Measurement of Share-based Payment Transactions, which provides amendments to the accounting for: (i) the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; (ii) share-based payment transactions with a net settlement feature for withholding tax obligations; and (iii) a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. These amendments are expected to be effective for annual periods beginning on or after January 1, 2018, with earlier application permitted.

IFRS 9 – Financial Instruments (“IFRS 9”)

The IASB issued IFRS 9 to replace IAS 39. IFRS 9, which is to be applied retrospectively, is effective for annual periods beginning on or after January 1, 2018, with earlier application permitted.

IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial asset. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. The standard also adds guidance on the classification and measurement of financial liabilities.

IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”)

In 2014 the IASB issued IFRS 15 which supersedes existing standards and interpretations including IAS 18, Revenue.

IFRS 15 introduces a single model for recognizing revenue from contracts with customers with the exception of certain contracts under other IFRS’. The standard requires revenue to be recognized in a manner that depicts the transfer of promised goods or services to a customer and at an amount that reflects the expected consideration receivable in exchange for transferring those goods or services. The standard is effective for annual periods beginning on or after January 1, 2018.

IFRS 16 – Leases (“IFRS 16”)

In January 2016 the IASB issued the final publication of the IFRS 16 standard, which will supersede the current IAS 17, Leases (“IAS 17”) standard.

IFRS 16 introduces a single accounting model for lessees and for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee will be required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. The standard is effective for annual periods beginning on or after January 1, 2019.

The Company is assessing the impact of the above noted future accounting policies on the Financial Statements.

4.	Merger

On July 10, 2015, Perk.com US Inc. (“Perk US”) completed a merger with Mira VI Subco Inc., a subsidiary of Mira VI. The merger was a qualifying transaction in accordance with the policies of the TSX Venture Exchange (“TSXV”). The merger was structured as a reverse-triangular merger under the Delaware General Corporation Law. As a result of the merger, Perk US became a wholly-owned subsidiary of Mira VI. In conjunction with the merger, Perk US exchanged all outstanding Series AA, Series A, Series A-1 Preferred Shares (collectively the “Preferred Shares”) for common stock of the Company. At the time of the merger, all of the outstanding common stock of Perk US was exchanged for common stock of Mira VI and all options and warrants of Perk US were converted into options and warrants of Mira VI. The qualifying transaction as defined by the TSXV, constituted a reverse take-over of Mira VI resulting in the former shareholders of Perk US owning a majority of the outstanding shares of Mira VI which was considered the resulting issuer. Subsequent to the transaction, Mira VI changed its name to Perk.com Inc. and Mira VI Subco’s name was changed to Perk.com US Inc.

Prior to the completion of the transaction, the common shares of Mira VI were consolidated on the basis of 41.6667 common shares outstanding prior thereto to one common share outstanding thereafter. Immediately prior to giving effect to the merger, Mira VI had 299,996 common shares and 36,000 common share stock options issued and outstanding.

In connection with the merger 299,996 common shares and 36,000 common share options in Mira VI were exchanged for shares of Perk US at a one to one ratio.

In connection with the merger, on June 2, 2015, Perk US completed a private placement of 4,000,000 subscription receipts (the “Subscription Receipts”) for aggregate gross proceeds of Canadian dollar (herein after “CAD”) $25,000,000 (U.S.$19,640) at a price of CAD $6.25 (U.S.$4.93) per Subscription Receipt. Each Subscription Receipt was convertible into one share of common stock of Perk US (the “Private Placement”). The common shares of Perk US were then exchanged for common shares of Perk.com Inc. (formerly, Mira VI) at the time of the merger. Net proceeds from the Private Placement were CAD $22,506,224 (U.S. $17,659) after deducting agent fees of CAD $1,716,545 (U.S. $1,348) and professional fees of CAD $777,231 (U.S. $633). Perk US also issued the agents for the Private Placement 240,000 options to acquire its common shares, with an estimated fair value of CAD $375,840 (U.S. $296).

After giving effect to the Private Placement, the Agent Stock Options, the exchange of the Preferred Shares, exchange of the warrants, and the merger, Mira VI had 18,467,101 voting common shares, 2,158,474 restricted voting common shares, 384,146 common share warrants, and 671,000 common share options issued and outstanding.

Although the proposed qualifying transaction resulted in the resulting issuer becoming a wholly owned subsidiary of Mira VI, the proposed qualifying transaction constituted a reverse take-over of Mira VI, inasmuch as the former shareholders of Perk US subsequently owned a majority of the outstanding shares of the resulting issuer and 4 of the 7 members of the resulting issuer Board of Directors are designees of Perk.

As a result of the transaction described above, the former shareholders of Perk US acquired control of Mira VI as they owned the majority of the outstanding shares of the Company upon completion of the merger transaction. This transaction resulted in a reverse takeover with Perk US being identified as the accounting acquirer and the net assets of Mira VI being recorded at fair value at the date of the transaction. Consequently, the historical results of operations are those of Perk US.

4.	Merger (continued)

The following summarizes the reverse take-over transaction costs and the Mira VI net assets acquired by Perk US:

	CAD$ 000’s	U.S.$ 000’s
Purchase consideration
Consideration in the Company’s common shares(a)	1,875	1,473
Options(b)	137	108

Fair value of consideration	2,012	1,581

Identifiable assets acquired
Cash	202	161
Prepaid and other current assets	3	2

Net assets acquired	205	163

Reverse takeover transaction costs	1,807	1,418

(a)	Upon the issuance of the financing, shares issued as consideration were measured using the market price of Perk’s shares, which were determined by the value of the private placement completed concurrently with the merger being CAD $6.25 per share (U.S. $4.93) on July 10, 2015.
(b)	Mira VI stock options re-issued as consideration to the former option holders of Mira VI. The estimated fair values of the options re-issued to option holders of Mira VI were calculated using the Black-Scholes option pricing model with the following variables:

Option holders	Number of options	Fair value of each option	Fair value of options	Black-Scholes model assumptions
		$	$
Sponsors	30,000	3.20	96	– Exercise price of $4.17 CAD
				– Exercise option life of 9.44 years
				– Risk-free rate of 1.68%
				– Dividend yield of nil
				– Expected volatility of 46.24%

Agents	6,000	1.92	12	– Exercise price of $4.17 CAD
				– Exercise option life of 1.44 years
				– Risk-free rate of 0.49%
				– Dividend yield of nil
				– Expected volatility of 44.49%

Total	36,000		108

5.	Business acquisitions

Tsavo Mobile Web, a division of Orion Foundry (Canada) Inc.

On April 17, 2015, the Company’s wholly owned subsidiary, Perk.com Canada Inc. (“Perk Canada”) acquired certain assets and assumed specific liabilities of Tsavo Mobile Web (“Tsavo”), a division of Orion Foundry (Canada) Inc. (“Orion”) the (“Vendor”), a Waterloo, Ontario based firm for consideration of $4,389.

The assets include websites, mobile apps, employees, technology including an online advertising customer acquisition platform, and capital assets including office furniture and computers. The acquisition provides the Company with a publishing and analysis platform providing a network of rich content websites, blogs, apps, and search properties that generates its revenues from pay-per-click and display advertisements across on-line properties. In addition, the acquisition provides the Company with assets that Perk can integrate its reward model with, access to necessary infrastructure required for the Company, and a team of employees with complementary skills, including online customer acquisition.

5.	Business acquisitions (continued)

Tsavo Mobile Web, a division of Orion Foundry (Canada) Inc. (continued)

Under the terms of the purchase and sale agreement, Perk Canada is required to pay the Vendor 50% of the EBITDA (the “EBITDA Payments”) generated from the Tsavo assets, as defined in the purchase and sale agreement, on a quarterly basis, until April 17, 2018. In connection with the acquisition, Perk Canada issued an undertaking guaranteed by Perk, which provided that should the EBITDA Payments made to the vendor aggregate to less than $2,000, Perk Canada shall make a top-up payment equal to such shortfall. Perk Canada has accounted for the estimated payments as a provision for contingent consideration and measured the liability at fair value at the time of acquisition. In the event the $2,000 of guaranteed payments have not been paid in full by April 17, 2018, through EBITDA Payments, the remaining balance is due in full on April 17, 2018.

In addition, Perk Canada issued a DMTC Undertaking, guaranteed by Perk, which provided that should Orion receive less than CAD $10,000,000 of digital media tax credits from date of close through until April 17, 2018, for tax years ending prior to the sale of the Tsavo assets, Perk Canada shall make an additional payment to the seller of up to a maximum of $750.

The debt obligations are secured by the assets of Perk Canada, and guaranteed by Perk.

The acquisition was accounted for using the acquisition method in accordance with IFRS 3, Business Combinations (“IFRS 3”), with the results of operations consolidated with those of the Company effective April 17, 2015. Acquisition transaction costs of $51 were recorded in transaction costs within net loss.

The allocation of the purchase price is as follows:

$
Purchase consideration
Provision for contingent consideration	4,389

Fair value of consideration transferred	4,389

Assets
Current assets
Cash	465
Trade accounts receivable	2,508
Prepaid and other current assets	283
Restricted cash	901
Property and equipment	464
Customer related assets	1,559
Technology related assets	1,952
Domain and content related assets	1,365
Computer software	16

Liabilities
Current liabilities
Trade and other payables	(4,920)
Loans and borrowings	(1,000)
Deferred tax liabilities	(534)
Deferred lease inducements	(33)

Fair value of net identifiable assets and liabilities assumed	3,026

Goodwill	1,363

Goodwill represents the expected operational synergies and the value of Tsavo’s assembled workforce and is expected to be deductible for tax purposes.

5.	Business acquisitions (continued)

Tsavo Mobile Web, a division of Orion Foundry (Canada) Inc. (continued)

On August 16, 2016, the Company settled the contingent consideration obligation with a payment of $1,800 and was released from the DMTC undertaking (Note 13).

AppRedeem Inc.

On September 21, 2015, Perk acquired 100% of the issued and outstanding shares of AppRedeem Inc. (“AppRedeem”), a San Francisco, California based innovator in rewarded video for mobile devices for consideration of $2,585. The acquisition provides Perk with enhanced scale and an increased user base in the mobile rewards space. The purchase price was comprised of 706,864 common shares of Perk with a value of $2,241 issued on the closing date of the acquisition (the “Closing Date”), plus an additional 124,737 common shares with a value of $344 to be issued within one year of the Closing Date, subject to adjustment in connection with the net working capital adjustment and indemnification provisions of the definitive transaction agreement.

The acquisition was accounted for using the acquisition method in accordance with IFRS 3 with the results of operations consolidated with those of the Company effective September 21, 2015. Transaction costs of $14 were recorded in transaction costs within net loss.

The allocation of the purchase price is as follows:

$
Purchase consideration
Consideration in the Company’s common shares (706,864 common shares)	2,241
Provision for contingent consideration in the Company’s common shares (124,737 common shares)(a)	344

Fair value of consideration transferred	2,585

Assets
Current assets
Cash	237
Trade accounts receivable	483
Prepaid and other current assets	47
Deferred tax assets	450
Property and equipment	4
Technology related assets	381
User base	583

Liabilities
Current liabilities
Trade and other payables	(1,272)
Deferred tax liabilities	(384)

Fair value of net identifiable assets and liabilities assumed	529

Goodwill	2,056

(a)	Shares are issuable in two tranches, with 20,791 related to the working capital targets and 103,946 related to the indemnification provisions. The fair value of the working capital and indemnification shares expected to be issued was estimated to be $64 and $280 respectively at September 21, 2015 and recorded within provisions for contingent consideration on the statement of financial position. The fair value of the contingent shares on the date of acquisition was determined using the Black-Scholes option pricing model (Note 13).

Goodwill represents the expected operational synergies and the value of AppRedeem’s assembled workforce and is not expected to be deductible for tax purposes.

5.	Business acquisitions (continued)

Playerize Network Inc.

On November 25, 2015, Perk acquired 100% of the issued and outstanding shares of Playerize Network Inc. (“Playerize”), a Vancouver, British Columbia based innovator in alternative payments and virtual rewards for consideration of $1,615. The acquisition expands Perk’s rewards platform beyond Perk Points to include alternative payments and virtual rewards. The purchase price was comprised of cash of $350 paid on the closing date of the acquisition (the “Closing Date”) and 455,000 common shares of Perk with a value of $1,265 (CAD – $1,706,000) issued on the Closing Date.

The acquisition was accounted for using the acquisition method in accordance with IFRS 3 with the results of operations consolidated with those of the Company effective November 25, 2015. Transaction costs of $4 were recorded in transaction costs within net loss.

The allocation of the purchase price is as follows:

$
Purchase consideration
Cash	350
Consideration in the Company’s common shares (455,000 common shares)	1,265

Fair value of consideration transferred	1,615

Assets
Current assets
Cash	262
Trade accounts receivable	446
Prepaid and other current assets	28
Technology related assets	195
Customer relationships	1,598

Liabilities
Current liabilities
Trade and other payables	(826)
Deferred tax liabilities	(717)

Fair value of net identifiable assets and liabilities assumed	986

Goodwill	629

Goodwill represents the expected operational synergies and the value of Playerize’s assembled workforce and is not expected to be deductible for tax purposes.

Corona Labs Inc.

On December 3, 2015, Perk acquired 100% of the issued and outstanding shares of Corona Labs Inc. (“Corona”), a Palo Alto, California based innovator in alternative payments and virtual rewards for consideration of $2,240. The acquisition expands Perk’s rewards platform beyond Perk’s owned and operated mobile properties to third party apps. The purchase price was comprised of cash of $1,493 (CAD – $2,000,000) paid on the closing date of the acquisition (the “Closing Date”) and $747 (CAD – $1,000,000) of cash payable on the one year anniversary of the Closing Date.

The acquisition was accounted for using the acquisition method in accordance with IFRS 3 with the results of operations consolidated with those of the Company effective December 3, 2015. Transaction costs of $121 were recorded in transaction costs within net loss.

5.	Business acquisitions (continued)

Corona Labs Inc. (continued)

The allocation of the purchase price is as follows:

$
Purchase consideration
Cash (CAD $2,000,000)	1,493
Vendor take back note (CAD $1,000,000)(a)	747

Fair value of consideration transferred	2,240

Assets
Current assets
Cash	13
Accounts receivable	9
Prepaid and other current assets	20
Deferred tax assets	445
Property and equipment	19
Technology related assets	1,556

Liabilities
Current liabilities
Trade and other payables	(143)
Deferred tax liabilities	(622)

Fair value of net identifiable assets and liabilities assumed	1,297

Goodwill	943

(a)	The vendor take back note, bears interest at 5% per annum, matures on December 3, 2016 and is repayable in quarterly installments. The balance of the loan at December 31, 2016 was nil (2015 – $728) after adjusting for foreign exchange rate changes.

Goodwill represents the expected operational synergies and the value of Corona’s assembled workforce and is not expected to be deductible for tax purposes.

The Company disposed of the shares of Corona on September 15, 2016 (Note 7).

Viggle

On February 8, 2016, Perk acquired the Viggle App, related assets, and specific liabilities from Viggle Inc. (“Viggle”). Based in New York City, Viggle is a mobile-based entertainment marketing and rewards platform providing incentives to its members for digital content consumption. The acquisition of the Viggle App provides Perk with an award-winning cloud-based mobile rewards app, a patent portfolio related to the rewards market and an established direct ad-sales team with access to relationships with well-known brands and a larger ecosystem of mobile users utilizing Perk rewards.

Under the terms of the asset purchase agreement, Perk paid a total purchase price of $7,317. The purchase consideration included $1,000 of cash, paid on December 14, 2015 (Note 8), plus non-cash consideration of 1,370,000 Perk common shares with a value of $3,685 and warrants to purchase 2,000,000 Perk common shares with a value of $310, both of which were issued on February 8, 2016. The warrants are exercisable based on Perk’s common shares achieving agreed upon volume adjusted weighted average prices between the closing date and February 8, 2018. The Company also made available 2,000,000 additional Perk common shares to the vendors, issuable contingent upon Perk achieving consolidated revenue of $130 million U.S. dollars in either of its 2016 or 2017 fiscal years. The fair value of the contingent shares was $2,322.

5.	Business acquisitions (continued)

Viggle (continued)

The acquisition was accounted for using the acquisition method in accordance with IFRS 3, with the results of operations consolidated with those of the Company effective February 8, 2016. Transaction costs of $586, related to the Viggle acquisition, have been recorded in transaction costs during 2015 and 2016.

The preliminary allocation of the purchase price is as follows:

Purchase consideration	$
Cash	1,000
Consideration in the Company’s common shares (1,370,000 shares)(a)	3,685
Warrants to acquire the Company’s common shares (2,000,000 warrants)(b)	310
Contingent consideration in the Company’s common shares (2,000,000 common shares)(c)	2,322

Fair value of consideration transferred	7,317

Assets
Property and equipment	10
Brand name asset	2,246
Technology related assets	4,643

Liabilities
Accounts payable and accrued liabilities	(500)
Unredeemed rewards liability	(2,765)

Fair value of net identifiable assets and liabilities assumed	3,634

Goodwill	3,683

(a)	The fair value of the Perk common shares issued is based on Perk’s closing share price on February 5, 2016 of CAD $3.75 (USD $2.69).
(b)	The fair value of the warrants to acquire Perk’s common shares was determined using an option pricing model. The key inputs included Perk’s share price of CAD $3.75, volatility of 50%, expiry date of February 8, 2018, exercise price of CAD $6.25 and barrier levels of CAD $12.50 and CAD $18.75.
(c)	The fair value of the contingent consideration was determined using a probability weighted approach. The significant assumptions were Perk’s share price of CAD $3.75, a probability factor of the shares being issued of 50% and a holding period discount of 14%. The probability factor was determined considering Perk’s revenue forecast for 2016 and 2017. There is inherent uncertainty as to whether Perk will achieve its forecasted revenue. Management considered trends in the economy, digital advertising industry, company specific historical growth rates and the possibility of future business acquisitions and determined that the probability of achieving the targeted revenues was in the range of 40% to 60%.

Goodwill represents the expected operational synergies and the value of Viggle’s assembled workforce and is expected to be tax deductible.

On September 29, 2016, the Company repurchased for cancellation a portion of the securities that were issued in conjunction with the acquisition of Viggle (Note 15). The repurchase of the shares was not contemplated as part of the acquisition on February 8, 2016.

5.	Business acquisitions (continued)

Viggle (continued)

For the year ended December 31, 2016, the Company recorded revenue related to the Viggle acquisition of $4,522. Comprehensive loss related to the Viggle acquisition for the year ended December 31, 2016 was $1,246.

Had the Viggle acquisition occurred on January 1, 2016 the Company’s pro forma revenue for the year ended December 31, 2016 would have been $71,879. The pro forma comprehensive loss for the year ended December 31, 2016 would have been $8,014.

6.	Capital transaction

On January 4, 2013, Perk US acquired 80% of Jutera Private Software Limited (“Jutera”), an India-based limited partnership, for no consideration. Jutera focuses on technology development and operational support of Perk’s various technology platforms. The acquisition was accounted for using the acquisition method in accordance with IFRS 3, with the results of operations consolidated with those of Perk US beginning on January 4, 2013. Jutera was renamed Perk.com Software Private Limited (“Perk SPL”) on December 29, 2014.

On April 1, 2015, Perk US acquired the remaining 20% of Perk SPL, with the exception of one share, which pursuant to the laws of India, must be owned by a resident of that country. Perk US paid $97 in cash consideration for the acquisition of the remaining 20%. In accordance with IFRS 10, Consolidated Financial Statements, Perk US accounted for the acquisition of the remaining 20% as a capital transaction, since control of Perk SPL had been attained on January 4, 2013.

7.	Disposition of subsidiary

On September 15, 2016, the Company sold its ownership of Corona Labs Inc. to the Chief Executive Officer of Corona (“the Acquirer”). In conjunction with this transaction, the Acquirer resigned as the President and as a member of the Company’s Board of Directors. The Acquirer returned 1,879,532 common shares of Perk and 1,505,972 restricted common shares of Perk with a market value of $6,289 for cancellation.

At the time of closing, Perk paid the Acquirer $1,750, agreed to provide transitional services of $750 for up to one year and provided an income tax indemnification of up to $300. The Company recorded an accrued liability for the $750 of transitional services and a provision for the $300 income tax indemnification (Note 13).

Perk recorded a gain on disposition of subsidiary of $1,140 for the twelve months ended December 31, 2016 in conjunction with the disposition of Corona.

7.	Disposition of subsidiary (continued)

The components of the gain are as follows:

Net consideration received	$
Perk common shares(a)	6,289
Cash payment	(1,750)
Liability for transition services	(750)
Tax indemnification	(300)

3,489

Assets transferred and transaction costs	$
Net assets of Corona(b)
Cash	281
Accounts receivable	12
Prepaid expenses	30
Other current assets	137
Property and equipment	25
Intangible assets	1,144
Goodwill	943
Trade and other payables	(100)
Deferred tax liability	(128)
Transaction costs	5

2,349

Gain on disposition	1,140

The Company’s estimated income tax liability related to the disposition of Corona will be $300 which it has accrued for at December 31, 2016.

(a)	3,385,504 Perk common shares with a market value per share of $1.86 (CAD $2.45) at the time that the Corona disposition closed on September 15, 2016.

(b)	The estimated fair market value of Corona’s net assets on September 15, 2016.

There were 518,000 options to acquire Perk common shares forfeited at the time of closing, of which 410,000 were held by the Acquirer. Perk recognized a reduction in stock based compensation expense of $461, which is reflected as part of the employee compensation and benefits expense for the twelve months ended December 31, 2016. This reduction was necessary to reverse the expense that Perk previously recorded for the unvested portion of the forfeited options.

8.	Other receivables, trade and other payables

The major components of other receivables are as follows:

	2016	2015
	$	$
Other receivables
Term loan receivable (a)	—	1,005
Non-trade receivables	907	772
Sales tax receivable	138	169
Income tax receivable	195	74

	1,240	2,020

Current	782	1,564
Non-current	458	456

	1,240	2,020

(a)	The term loan was settled on February 8, 2016 by issuing 130,000 fewer common shares as consideration for the acquisition of Viggle (Note 5).

The major components of trade and other payables are as follows:

	2016	2015
	$	$
Trade accounts payable	5,834	3,880
Accrued liabilities	4,635	3,766

	10,469	7,646

9.	Restricted marketable securities

As at December 31, 2016, the Company had $100 (2015 – $881) in restricted marketable securities on reserve at financial institutions as security for credit card facilities.

10.	Property and equipment

	Furniture and fixtures	Computer equipment	Leasehold improvements	Total
	$	$	$	$
Cost
Balance, January 1, 2015	92	136	3	231
Additions through business combinations (Note 5)	35	140	312	487
Additions	19	139	61	219

Balance, December 31, 2015	146	415	376	937

Additions through business combinations (Note 5)	—	10	—	10
Additions	289	42	2	333
Dispositions (Note 7)	—	(37)	—	(37)

Balance, December 31, 2016	435	430	378	1,243

Depreciation
Balance, January 1, 2015	26	37	4	67
Depreciation for the period	37	147	53	237

Balance, December 31, 2015	63	184	57	304

Depreciation for the period	32	216	64	312
Dispositions (Note 7)	—	(12)	—	(12)

Balance, December 31, 2016	95	388	121	604

Carrying amounts
At December 31, 2015	83	231	319	633
At December 31, 2016	340	42	257	639

11.	Intangible assets and goodwill

(a)	Intangible assets by category are as follows:

	Customer relationships	Technology	Brand name	Domain & content	User base	Computer software	Total
	$	$	$	$	$	$	$
Cost
Balance, January 1, 2015	—	—	—	—	—	165	165
Additions through business combinations (Note 5)	3,157	4,084	—	1,365	583	16	9,205
Additions	—	—	—	—	—	3	3

Balance, December 31, 2015	3,157	4,084	—	1,365	583	184	9,373

Additions through business combinations (Note 5)	—	4,643	2,246	—	—	—	6,889
Additions	—	—	—	—	—	—	—
Disposals through disposition of subsidiary (Note 7)	—	(1,556)	—	—	—	—	(1,556)

Balance, December 31, 2016	3,157	7,171	2,246	1,365	583	184	14,706

Amortization
Balance, January 1, 2015	—	—	—	—	—	65	65
Amortization for the period	314	541	—	244	41	4	1,144

Balance, December 31, 2015	314	541	—	244	41	69	1,209

Amortization for the period	788	2,599	134	341	146	19	4,027
Disposals through disposition of subsidiary (Note 7)	—	(412)	—	—	—	—	(412)

Balance, December 31, 2016	1,102	2,728	134	585	187	88	4,824

Carrying amounts
At December 31, 2015	2,843	3,543	—	1,121	542	115	8,164
At December 31, 2016	2,055	4,443	2,112	780	396	96	9,882

(b)	The following details the changes in goodwill:

$
Balance, January 1, 2015	—
Additions through
Acquisition of the assets of Tsavo (Note 5)	1,363
Acquisition of the shares of AppRedeem (Note 5)	2,056
Acquisition of the shares of Playerize (Note 5)	629
Acquisition of the shares of Corona (Note 5)	943

Balance, December 31, 2015	4,991

Additions through acquisition of the assets of Viggle (Note 5)	3,683
Elimination through disposition of subsidiary (Note 7)	(943)
Impairment loss	(4,539)

Balance, December 31, 2016	3,192

11.	Intangible assets and goodwill (continued)

(c)	Impairment

Goodwill

The Company has identified two CGUs which represent the lowest level within the Company that generates cash flows for continuing use. Both CGU’s have been allocated goodwill. As such, the Company tested each CGUs balance of goodwill for impairment as at December 31, 2016. The Company found indicators of impairment in its Perk Apps CGU based on a review of its current and forecasted operations and cash flows, and recorded an impairment loss of $4,539. The Company determined that the impairment was caused by a change in business model resulting in a reduction in future forecasted cash flows.

In assessing whether or not there is impairment, the Company used a “fair value less costs of disposal” valuation method applying a discounted cash flow approach for each CGU by estimating future cash flows for a three-year period and determining a terminal value. For both CGU’s, this method produced a greater value than a “value in use” valuation method. The estimated future cash flows include consideration of expected future operating results, economic conditions and a general outlook for the industry in which the CGU operates. The discount rates used by the Company consider debt to equity ratios and certain risk premiums. The terminal value is the value attributed to the CGU’s operations beyond the projected time period of the cash flows, using a perpetuity rate based on expected economic conditions and a general outlook for the industry. The Company has made certain assumptions for the discount and terminal growth rates to reflect variations in expected future cash flows. These assumptions may differ or change quickly depending on economic conditions or other events. Future changes in assumptions may negatively impact future valuations of CGUs, which could result in recognition of additional impairment losses.

The following table gives an overview of the factors the Company has utilized to arrive at cash flow projections for CGUs with allocated goodwill including: the basis for the cash flow projections, the post-tax discount rates applied to the cash flow projections and the gross margin rates and growth rates applied to the cash flow projections:

CGU	Valuation method	Fair value hierarchy level	Allocated goodwill	Gross margin	Post-tax discount	Perpetual growth
			$	%	%	%
Perk Media	Fair value less costs of disposal	3	1,363	25	24	3.00
Perk Apps	Fair value less costs of disposal	3	1,829	65	24	3.00

			3,192

12.	Bank credit facilities, loans and borrowings

(a)	Bank credit facilities

(i)	A purchase card facility of up to $1,500 with Bank of Montreal held by Perk.com Canada Inc. The purchase card facility is required to be fully cash collateralized (Note 9).

(ii)	A purchase card facility of up to $3,500 with Silicon Valley Bank (“SVB”) held by the Company. The purchase card facility is secured by the assets of the Company. On February 7, 2017, the limit of the purchase card facility was reduced to $2,500 and required full cash collateralization.

(iii)

A loan agreement with SVB (the “Loan Agreement”), whereby SVB makes available a revolving line of credit of up to a maximum of $12,000. This Loan Agreement replaces an earlier loan agreement at Perk’s subsidiary, Perk US, held with SVB. Under the terms of the Loan Agreement, the Company is required to pay SVB a monthly cost of funds fee equal to the net funds employed by SVB (i.e., the daily balance of all amounts loaned multiplied by the annual prime lending rate reported in The Wall Street Journal plus 0.75%, which fees accrue daily, provided the Company maintains a quick ratio of at least 1.20 (the “Minimum Quick Ratio”). The annual prime lending

12.	Bank credit facilities, loans and borrowings (continued)

(a)	Bank credit facilities (continued)

rate on December 31, 2016 was 3.75%. Failure to maintain the Minimum Quick Ratio would cause the interest rate to increase to the annual prime lending rate plus 1.50% and the revolving line of credit would convert to an invoice purchase facility whereby SVB would purchase specific accounts receivable from the Company. The Company is also required to maintain a minimum level of Earnings Before Interest Taxes Depreciation and Amortization (the “Minimum EBITDA”) on a trailing twelve month basis of $4,000, which is measured at the end of each quarter. The Minimum Quick Ratio will be adjusted to 1.25 effective March 1, 2017 and the trailing twelve month EBITDA covenant will increase to $6,000 effective April 1, 2017. The Company was in compliance with the Minimum Quick Ratio at December 31, 2016 and 2015 and the Minimum EBITDA at December 31, 2016.

The Loan Agreement contains standard representations, warranties, covenants, indemnities and releases for agreements governing financing arrangements of this type. Pursuant to the Loan Agreement, the Company’s obligations under the Loan Agreement are secured by the assets of the Company.

The Company did not have any borrowings outstanding under the Loan Agreement at December 31, 2016 or the earlier loan agreement on December 31, 2015.

The Loan Agreement with SVB was terminated on February 7, 2017.

(b)	Loans and borrowings

(i)	On September 7, 2016, the Company entered into a term loan agreement with SVB (the “Term Loan”) in the amount of $1,800. The Term Loan bears interest at the annual prime lending rate as reported in the Wall Street Journal plus 1.50%. The prime lending rate on December 31, 2016 was 3.75%. The Term Loan matures on September 7, 2018 and requires monthly payments of principal and interest. The balance of the Term Loan on December 31, 2016 was $1,589 (2015 – Nil) including accrued interest of $7. The Term Loan is secured by the assets of the Company. The outstanding principal and accrued interest was repaid on February 7, 2017 at which point the Term Loan was cancelled.

(ii)	On December 3, 2015, in conjunction with the acquisition of the shares of Corona Labs Inc., the Company issued a promissory note of $747 (CAD $1,000,000). The note accrued interest at a rate of 5% per annum and was repaid in full on November 30, 2016.

12.	Bank credit facilities, loans and borrowings (continued)

(b)	Loans and borrowings (continued)

The following table outlines the activity for the twelve months ended December 31, 2016 and 2015:

$
Balance, January 1, 2015	2,298
Term loan issued on business acquisition	747
Term loan assumed on business acquisition	1,000
Accrued interest on term loans	119
Foreign exchange gain	(21)
Convertible term loans converted to preferred shares	(2,326)
Payment of interest on term loans	(89)
Payment of principal	(1,000)

Balance December 31, 2015	728

Accrued interest on term loans	55
Foreign exchange loss	29
Proceeds from term loan	1,800
Payment of interest on term loan	(38)
Payment of principal on term loan	(985)

Balance, December 31, 2016	1,589

Current	902
Non-current	687

1,589

During the twelve months ended December 31, 2016, finance cost in the amount of $55 (2015 – $119) was expensed on the term loans.

13.	Provisions

The following details the changes in provisions:

	Income tax indemnification	Contingent consideration liability
	Payable by cash(a)	Payable by cash(b)	Payable by share issuance(c)	Total
	$	$	$	$
Balance, January 1, 2015	—	—	—	—
Provisions made related to business acquisitions (Note 5)	—	4,389	344	4,733
Revaluation of provision	—	(887)	11	(876)
Accretion of discount on provision	—	726	—	726
Payment of provision	—	(594)	—	(594)

Balance, December 31, 2015	—	3,634	355	3,989

Accretion of discount on provision	—	557	—	557
Gain on revaluation of provision	—	(1,722)	(115)	(1,837)
Payment of provision	—	(2,469)	(240)	(2,709)
Provision in conjunction with the sale of Corona (Note 7)	300	—	—	300

Balance, December 31, 2016	300	—	—	300

Current	300	—	—	300
Non-current	—	—	—	—

	300	—	—	300

13.	Provisions (continued)

(a)	Tax indemnification payable by cash

The Company entered into an income tax indemnification agreement with the acquirer of Corona (Note 7). The agreement obliges the Company to pay a maximum of $300 if the acquirer incurs adverse income tax consequences as a result of their purchase of Corona. The agreement expires the earlier of April 1, 2017 and at such time that there is a change of control of Corona. The tax indemnification was paid in full on March 3, 2017.

(b)	Contingent consideration payable by cash

In conjunction with the acquisition of certain assets and specific liabilities of Tsavo Mobile Web (“Tsavo”) on April 17, 2015, Perk Canada was required to pay the vendor 50% of the EBITDA, as defined in the purchase agreement, generated from the Tsavo assets on a quarterly basis until April 17, 2018. A portion, $2,000, of these EBITDA payments were secured by the assets of Perk Canada and guaranteed by the Company.

The Company recorded accretion expense of $557 during the twelve months ended December 31, 2016 (2015 – $726) to adjust the carrying value of the contingent consideration provision.

On August 16, 2016, the Company settled its remaining obligations under the EBITDA based contingent consideration agreement by making a cash payment of $1,800. The Company also made payments of $669 during the first six months of 2016. The carrying value of the provision was $3,522 at the time of settlement which resulted in a revaluation gain of $1,722. The asset pledge and guarantee that were provided by Perk Canada and the Company, respectively, were released as a result of this settlement.

(c)	Contingent consideration payable by share issuance

In conjunction with the acquisition of AppRedeem on September 21, 2015, 124,737 common shares in the capital of Perk had been authorized and reserved for issuance to the vendors. The shares were issuable in two tranches, 20,791 related to working capital targets and 103,946 related to indemnification provisions.

On February 8, 2016, upon the attainment of working capital thresholds, the Company issued the 20,791 shares valued at $50. On September 21, 2016, once the indemnification provisions were satisfied, the Company issued the remaining 103,946 shares, valued at $190.

(d)	Tax credit undertaking

In conjunction with the acquisition of certain assets and specific liabilities of Tsavo, Perk Canada issued an undertaking, guaranteed by the Company, providing that should Tsavo receive less than CAD $10,000,000 of digital media tax credits through April 17, 2018, for tax years ending prior to the sale of the Tsavo assets, Perk Canada shall make an additional payment to the vendor of up to $750. On August 16, 2016 Perk Canada was released from this undertaking without paying any consideration.

14.	Income taxes

The major components of income tax expense are:

	2016	2015
	$	$
Current income tax
Current income tax expense	756	1,958
Deferred tax
Origination and reversal of temporary differences	(2,003)	(78)

Income tax expense	(1,247)	1,880

14.	Income taxes (continued)

A reconciliation of income taxes at statutory rates to actual income taxes is as follows:

	2016	2015
	$	$
Loss before income taxes	(8,713)	(15,170)

Income tax at Perk’s statutory rate of tax 34.39%	(2,996)	(5,217)
Increase (decrease) in income taxes resulting from
Permanent differences	2,485	6,943
Tax attributes not benefited	(105)	12
State taxes	82	177
Foreign tax rate differential	(263)	—
Tax rate differential	45	—
Effects functional currency	(29)	(54)
Deferred tax asset adjustment related to a business acquisition	(400)	—
Other	(66)	19

	(1,247)	1,880

Deferred tax assets and liabilities are attributable to the following:

			2016	2015
	Asset	Liability	Net	Net
	$	$	$	$
Tax loss carry forwards	578	—	578	881
Cash to accrual adjustment(a)	—	(488)	(488)	(931)
Deductible temporary differences	—	—	—	63
Property and equipment	—	(14)	(14)	(27)
Accruals	574	—	574	(520)
Intangible assets	—	(608)	(608)	(1,555)

Net deferred tax assets (liabilities)	1,152	(1,110)	42	(2,089)

Movement in temporary differences during the twelve months ended December 31, 2016 was as follows:

	Balance December 31, 2015	Derecognized in disposition of subsidiary (Note 7)	Recognized in statement of comprehensive of income	Balance December 31, 2016
	$	$	$	$
Tax loss carry forwards	881	(392)	89	578
Cash to accrual adjustment(a)	(931)	—	443	(488)
Deductible temporary differences	63	—	(63)	—
Property and equipment	(27)	—	13	(14)
Accruals	(520)	—	1,094	574
Intangible assets	(1,555)	520	427	(608)

	(2,089)	128	2,003	42

(a)

In 2015, the Company began to report revenue and expenses in its U.S. income tax filings using accrual-based accounting. Historically, the Company’s U.S. income tax reporting was completed using cash-based accounting; whereby it would report revenue and expenses only once they were settled in cash, regardless of the year in which they originated. The Company estimates that there was a net income tax liability of $1,861 related to accrual balances at December 31, 2014, such as accounts

14.	Income taxes (continued)

receivable, prepaid expenses, accounts payable and accrued liabilities. This one-time transitional income tax liability is to be paid rateably over four years. The estimated annual increase in the Company’s income tax liability between 2015 and 2018 is $443.

$
Non-capital loss expiry
2031	25
2032	228
2033	977
2034	246
2035	220
2036	87

1,783

15.	Share capital

Common shares

On February 2 2015, Perk US filed its second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which integrated the then in effect provisions of the Company’s amended and restated certificate of incorporation. The second amended and restated certificate of incorporation became effective on the date of filing. As a result of the second amended and restated certificate of incorporation, the number of total authorized shares was increased to 23,773,058 representing 5,691,346 of preferred stock and 18,081,712 of common stock.

On July 10, 2015, Perk US completed a brokered private placement financing, issuing 4,000,000 subscription receipts, at a price of CAD $6.25, for aggregate gross proceeds of CAD $25,000,000 ($19,640 USD) (Note 4). Each subscription receipt was converted into one common share of the Company.

In connection with the Merger, 12,500,000 common shares in Mira were exchanged for 299,996 shares of the Company at a ratio of 41.6667 Mira shares for one Perk US share. The fair value of the exchanged shares was $1,473.

On July 10, 2015, 2,158,474 voting common shares of the Company were also exchanged for 2,158,474 restricted voting common shares of the Company.

The Company is authorized to issue an unlimited number of common shares. The holders of common shares are entitled to receive dividends when declared and are entitled to one vote per share at shareholder’s meetings.

Acquisition of AppRedeem Inc.

On September 21, 2015, the Company issued 706,864 common shares, valued at $2,241 (CAD $2,969,000) in conjunction with the acquisition of AppRedeem. The Company also issued 75,000 common shares, valued at $238 (CAD $312,000), as part of an employee compensation agreement (Note 5).

Acquisition of Playerize Network Inc.

On November 25, 2015, the Company issued 455,000 shares valued at $1,265 (CAD $1,684,000) in conjunction with the acquisition of Playerize (Note 5).

15.	Share capital (continued)

Acquisition of Viggle

On February 8, 2016, in connection with the acquisition of Viggle (Note 5), the Company issued 1,370,000 common shares of Perk with a value of $3,685.

On February 8, 2016, in connection with the acquisition of Viggle (Note 5), the Company reserved 2,000,000 additional common shares for issuance contingent upon Perk achieving consolidated revenue of $130 million U.S. dollars in either of its 2016 or 2017 fiscal years. These shares have been valued at $2,322.

On February 8, 2016, in connection with the acquisition of Viggle (Note 5), the Company issued 2,000,000 warrants to acquire Perk common shares. The 2,000,000 warrants were valued at $310.

AppRedeem Contingent Consideration

On February 8, 2016, upon finalizing the September 21, 2015 closing net working capital of AppRedeem, the Company issued 20,791 shares valued at $50. On September 21, 2016 the Company issued 103,946 shares valued at $190 which were held back for indemnification purposes.

Employment compensation arrangements

On each of September 12, 2016 and November 11, 2016 the Company issued 160,000 common shares that it had reserved as part of employee compensation arrangements related to the acquisition of Playerize Network Inc. on November 25, 2015. The value of the shares of $445 was determined on November 25, 2015 and recorded as share-based compensation expense in 2015. At the time of issuance, the Company reduced its contributed surplus and increased its share capital by $445, respectively.

Disposition of Corona

On September 15, 2016 the Company cancelled 1,879,532 common shares and 1,505,972 restricted common shares in conjunction with the disposition of Corona (Note 7).The cancelled common shares had a book value of $7,717 and a combined market value of $6,289. Share capital was reduced by the book value of the shares and the market value was recorded as a gain comprehensive loss. Contributed surplus was reduced by $1,450 to account for the variance between the book and market values of $1,428 and to remove Corona’s contributed surplus balance of $22 on the date of sale.

Function(X), Inc. share repurchase

On September 29, 2016 the Company repurchased securities for cancellation from Function(X), Inc. (formerly Viggle Inc.) (“FNCX”) in exchange for a cash payment of $1,300. The repurchased securities were issued in conjunction with the Company’s acquisition of Viggle on February 8, 2016 (Note 5) and consisted of the following:

(i)	1,012,968 Perk common shares with a book value of $2,305;

(ii)	FNCX’s right to be issued 2,000,000 Perk common shares contingent on Perk revenues, these contingent shares had a book value of $2,322 (Note 5); and

(iii)	2,000,000 common share warrants with a book value of $310 (Note 5).

The book value of the cancelled common shares of $2,305 and the combined book value of the contingent shares and common share warrants of $2,632 were removed from share capital and contributed surplus, respectively. The contributed surplus was also reduced by $3,637 to record the variance between the book value of the cancelled securities and the cash payment of $1,300.

Exercise of employee stock options

During the twelve months ended December 31, 2016, the Company issued 59,606 voting common shares in connection with the exercise of employee stock options.

15.	Share capital (continued)

The following table details the changes in share capital and contributed surplus for the twelve months ended December 31, 2016 and 2015:

	Common shares		Restricted shares(a)		Preferred shares – Series AA		Contributed surplus	Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
	#	$	#	$	#	$	$	$
Balance, January 1, 2015	8,500,010	2	—	—	400,000	60	327	389
Exercise of employee stock options	694,423	186	—	—	—	—	(75)	111
Employee share based compensation	—	—	—	—	—	—	2,169	2,169
Warrant based compensation	—	—	—	—	—	—	34	34
Exercise of warrants	1,489,693	736	—	—	—	—	(289)	447
Brokered private placement	4,000,000	19,640	—	—	—	—	—	19,640
Transaction costs of brokered private placement	—	(2,277)	—	—	—	—	296	(1,981)
Mira VI shares	299,996	1,473	—	—	—	—	108	1,581
Conversion of preferred shares	5,691,346	25,889	—	—	(400,000)	(60)	—	25,829
Common shares converted to restricted shares	(2,158,474)	—	2,158,474		—	—	—	—
AppRedeem acquisition	706,864	2,241	—	—	—	—	—	2,241
Employee compensation	75,000	238	—	—	—	—	—	238
Playerize acquisition	455,000	1,265	—	—	—	—	—	1,265

Balance, December 31, 2015	19,753,858	49,393	2,158,474	—	—	—	2,570	51,963

Viggle acquisition	1,370,000	3,685	—	—	—	—	2,632	6,317
AppRedeem contingent consideration	124,737	240	—	—	—	—	—	240
Exercise of employee stock options	59,606	30	—	—	—	—	(4)	26
Employee share based compensation	—	—	—	—	—	—	1,965	1,965
Employment compensation (Playerize)	320,000	445	—	—	—	—	(445)	—
Disposition of Corona	(1,879,532)	(7,717)	(1,505,972)	—	—	—	1,428	(6,289)
Function(X), Inc. share repurchase	(1,012,968)	(2,305)	—	—	—	—	1,005	(1,300)
Repurchased for cancellation	(11,293)	(42)	—	—	—	—	—	(42)

Balance, December 31, 2016	18,724,408	43,729	652,502	—	—	—	9,151	52,880

(a)	The restricted shares cannot be traded without consent from the Company’s Board of Directors. With the exception of certain voting rights, the restricted shares have the same attributes as the Company’s common shares. The restricted shares are classified as common shares for the purpose of calculating net loss per share.

16.	Advertising barter revenue

The Company recognized advertising barter revenue of $1,361 for the twelve months ended December 31, 2016 (2015 – nil). The Company also recorded marketing and user acquisition cost in the amount of $1,361 for the twelve months ended December 31, 2016 (2015 – nil).

17.	Transaction and restructuring costs

The Company incurred $3,276 of transaction and restructuring costs during the twelve months ended December 31, 2016 (2015 – $2,316). Transaction costs related to business acquisitions and divestitures totalled $2,762 (2015 – $2,316). Restructuring costs related to cost reduction activities were $514 (2015 – nil) for the twelve months ended December 31, 2016.

18.	Share-based payments

The Company has a stock option plan (the “Plan”) which provides for the granting of options to employees, officers, directors and consultants. Awards are made to selected employees, directors and consultants to promote stock ownership among award recipients, encourage their focus on strategic long-range corporate objectives, and attract and retain exceptionally qualified personnel.

At December 31, 2016, the maximum aggregate number of common shares of the Company reserved for issuance upon the exercise of all options granted under the Plan and pursuant to other Securities Based Compensation Arrangements of the Company (as defined in the TSX Company Manual) (“ESOP Maximum”) may not exceed 10.00% of the issued and outstanding common shares and restricted voting shares of the Company. As at December 31, 2016, such ESOP Maximum was calculated as 1,937,691 common shares. The standard form of option agreement under the Plan provides that 25% of the options pursuant to a grant will vest on the first anniversary of the vesting commencement date with the remainder vesting rateably over the remaining months, subject to continued service through each applicable date.

In addition to the Plan, the Company is also authorized to reserve 240,000 common shares for stock options granted to agents for the brokered private placement.

The following table summarizes information about stock option activity for the twelve months ended December 31, 2016 and 2015:

	Number of options	Weighted average strike price
		CAD$
Outstanding, January 1, 2015	1,049,830	0.23
Granted	1,733,500	6.25
Exercised	(694,423)	0.21
Forfeited	(46,050)	1.63

Outstanding, December 31, 2015	2,042,857	5.30

Granted(a)	130,000	6.25
Exercised	(59,606)	1.24
Cancelled(b)	(1,059,000)	6.25
Forfeited(c)	(597,707)	6.07

Outstanding, December 31, 2016	456,544	3.73

(a)	On January 1, 2016, the Company granted 130,000 options to acquire shares of Perk at an exercise price of CAD $6.25. The options vest over four years and have a term of 10 years. The option grant was approved by the Company’s Board of Directors on December 23, 2015.
(b)	On October 1, 2016 and October 17, 2016, the Company cancelled 359,000 and 700,000 stock options, respectively for a cash payment of $11. These options had a weighted average strike price of CAD $6.25. The Company recorded share-based compensation expense of $851 in conjunction with the cancellations.
(c)	In conjunction with the sale of Corona (Note 7), 458,000 employee options with a strike price of CAD $6.25 and 60,000 options with a strike price of USD $0.30 were forfeited. This forfeiture resulted in an expense recovery of $461 during the twelve months ended December 31, 2016.

18.	Share-based payments (continued)

A summary of the status of the Company’s options under the Plan as at December 31, 2016 is as follows:

Exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average grant date value per award	Number of options exercisable
$			USD $
USD $0.30	180,544	7.45	$0.20	84,245
CAD $4.17	36,000	8.53	$2.99	36,000
CAD $6.25	240,000	8.53	$1.23	240,000

	456,544	8.10	$0.96	360,245

During the twelve months ended December 31, 2016 the Company recorded expense related to stock options granted to employees of $1,965 (2015 – $2,169).

In conjunction with the acquisition of AppRedeem Inc. in 2015 the Company issued 75,000 shares which could not be transacted until September 2016. The Company recorded share-based compensation expense related to these shares of $174 during the twelve months ended December 31, 2016 (2015 – $64).

The fair value of the options issued was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions as at December 31, 2016 and 2015:

Risk-free interest rate	1.68%
Dividend yield	0%
Expected option lives	10 years
Volatility	46.24%

Volatility was estimated by reviewing similar publically traded companies with a longer history of trading.

19.	Related party transactions and balances

Transactions with key management personnel

The expense for the remuneration of key management personnel of the Company which was recorded as part of employee compensation and benefits expense during the twelve months ended December 31 was as follows:

	2016	2015
	$	$
Salaries and other short-term employee benefits	1,656	1,005
Share-based compensation expense	1,801	976

	3,457	1,981

Related party option issuance

As at December 31, 2016, there were 69,000 options held by related parties (2015 – 1,120,000). In conjunction with the disposition of Corona (Note 7), a key member of management forfeited 410,000 options resulting in a reduction in share-based compensation expense of $282.

Sale of subsidiary to related party

On September 15, 2016, the Company sold its ownership of Corona Labs Inc. to a member of its key management personnel. The related party acquirer returned 1,879,532 common shares and 1,505,972 restricted shares of Perk, with a market value of $6,289 (Note 7).

19.	Related party transactions and balances (continued)

Related party option cancellation

On October 1 and October 17, 2016 the Company cancelled 150,000 and 700,000 options, respectively, that were held by key management personnel by making a cash payment of $9.

Subsidiaries

Perk has the following operating subsidiaries:

Subsidiaries	Jurisdiction of incorporation	Ownership interest
		%
Perk.com US Inc.	Delaware	100
Perkstar LLC	Delaware	100
Perk.com Software Private Limited	India	99
Perk.com Canada Inc.	Ontario	100
AppRedeem Inc.	Delaware	100
Playerize Network Inc.	British Columbia	100
0945993 BC Ltd.	British Columbia	100
Playerize Inc.	Delaware	100
Viggle Rewards Inc.	Delaware	100

20.	Operating leases

Non-cancellable operating leases for office facilities are payable as follows:

$
Less than 1 year	1,527
Between 1 and 5 years	4,264
More than 5 years	—

5,791

The Company has entered into multiple non-cancellable operating leases for office facilities which expire at various dates through 2021. For the twelve months ended December 31, 2016, the Company recorded expense, as part of general and administrative expense, related to operating leases $1,368 (2015 – $1,020).

21.	Finance cost, net

	2016	2015
	$	$
Finance income
Interest income	(6)	—

	(6)	—

Finance expense
Interest expense on term loans	55	119
Other interest expense	1	134
Accretion of discount on provision	557	726
Accretion of discount on preferred shares	—	134

	613	1,113

	607	1,113

22.	Fair value of financial instruments

Financial instruments classified as fair value through profit or loss are carried at fair value on the statement of financial position. Changes in fair values of financial instruments classified as fair value through profit or loss are recognized in net loss.

i.	Classification of financial instruments

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31:

	2016
	Fair value through profit or loss	Loans and receivables / other financial liabilities	Total
	$	$	$
Measurement basis	(Fair value)	(Amortized cost)
Financial assets
Cash	—	10,048	10,048
Restricted marketable securities(a)	100	—	100
Trade receivables	—	14,014	14,014
Other receivables(b)	—	601	601

	100	24,663	24,763

Financial liabilities
Trade and other payables	—	10,469	10,469
Unredeemed rewards liability	—	1,442	1,442
Loans and borrowings	—	1,589	1,589
Provisions(c)	300	—	300

	300	13,500	13,800

(a)	Restricted marketable securities consist of investments in term deposits with maturity dates in 2017. The Company records these investments at their quoted market value as provided by a Canadian Chartered Bank (Note 8).
(b)	Other receivables include a promissory note of $136 which is secured by a pledge in favour of the company of 75,000 Perk common shares. The promissory note is repayable the earlier of September 21, 2020 and the date at which the debtor disposes of its holding of Perk common shares related to the acquisition of AppRedeem (Note 5). The market of the pledged shares at December 31, 2016 was $153.
(c)	The Company recorded a provision for an income tax indemnification related to the disposition of Corona (Note 13).

22.	Fair value of financial instruments (continued)

i.	Classification of financial instruments (continued)

	2015
	Fair value through profit or loss	Loans and receivables / other financial liabilities	Total
	$	$	$
Measurement basis	(Fair value)	(Amortized cost)
Financial assets
Cash	—	16,592	16,592
Restricted marketable securities	881	—	881
Trade receivables	—	15,378	15,378
Other receivables	—	1,777	1,777

	881	33,747	34,628

Financial liabilities
Trade and other payables	—	7,646	7,646
Unredeemed rewards liability	—	832	832
Loans and borrowings	—	728	728
Provisions	3,989	—	3,989

	3,989	9,206	13,195

(ii)	Carrying value and fair value of financial instruments

As at December 31, 2016, the fair values of all financial instruments carried at amortized cost approximate their carrying value because of their short-term maturity. These financial instruments are considered a Level 3 in the financial instrument hierarchy.

(iii)	Fair value measurements

The Company provides disclosure of the three level hierarchy that reflects the significance of the inputs used in making the fair value measurement. The three levels of fair value hierarchy based on the reliability of inputs are as follows:

•	Level 1 – inputs are quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs are based on observable market data, either directly or indirectly other than quoted prices; and

•	Level 3 – inputs are not based on observable market data.

22.	Fair value of financial instruments (continued)

(iii)	Fair value measurements (continued)

In the table below, the Company has segregated all financial assets and financial liabilities that are measured at fair value, as at December 31, 2016 and 2015, into the most appropriate level within the fair value hierarchy, based on the inputs used to determine the fair value at the measurement date.

	2016
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Financial assets
Restricted marketable securities	—	100	—	100

Financial liabilities
Provisions (Note 13)	—	—	300	300

	2015
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Financial assets
Restricted marketable securities	—	881	—	881

Financial liabilities
Provisions (Note 13)	—	—	3,989	3,989

There were no transfers of assets between levels during the twelve months ended December 31, 2016 and 2015.

23.	Changes in non-cash operating working capital

	2016	2015
	$	$
Change in non-cash operating working capital
Trade receivables	1,356	(5,402)
Prepaid expenses and other receivables	(529)	(885)
Trade and other payables	1,660	(226)
Unredeemed rewards liability	(2,155)	476
Income taxes payable	(155)	81

	177	(5,956)

24.	Segment information

More than 98% of the Company’s sales revenue is generated by customers located in the United States of America and is derived from mobile application, pay per click and cost-per-action advertising sales.

During the twelve months ended December 31, 2016, one customer (2015 – three customers) represented 61% (2015 – 64%) of the Company’s revenue. Revenue generated from this customer was $43,265 (2015 – $31,475). During 2015 the Company generated 38%, 14% and 12% of its revenue from these three significant customers, respectively.

24.	Segment information (continued)

The following table includes segment information by geographic area of operation for the Company’s long-lived assets. Long-lived assets include property and equipment, goodwill and intangible assets that are attributed to individual geographic segments.

	2016	2015
	$	$
United States of America	9,306	7,998
Canada	4,313	5,685
India	94	105

	13,713	13,788

25.	Capital risk management

The Company’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions and to provide returns to its shareholders. The Company defines capital that it manages as the aggregate of its shareholders’ equity, which comprises issued capital, contributed surplus and accumulated deficit. At December 31, 2016, shareholders’ equity was $25,520 (December 31, 2015 – $32,069). The Company manages its capital structure and makes adjustments to it in light of general economic conditions, the risk characteristics of the underlying assets and the Company’s working capital requirements. In order to maintain or adjust its capital structure, the Company, upon approval from its Board of Directors, may issue shares, repurchase shares, pay dividends, or undertake other activities as deemed appropriate under the specific circumstances. The Company is subject to loan covenants related to its credit facility with SVB (Note 12) and its Canadian subsidiary has a credit card facility with the Bank of Montreal that is required to be fully cash collateralized (Note 9).

26.	Financial risk management

The Company’s Board of Directors has overall responsibility for the establishment and oversight of the risk management framework. The finance department identifies and evaluates financial risks and is responsible for establishing controls and procedures to ensure that financial risks are mitigated in accordance with the approved policies.

(a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises from the Company’s accounts receivable, restricted marketable securities and cash. As at December 31, 2016 and December 31, 2015 the Company did not set up an allowance for uncollectible accounts, as losses due to uncollectible accounts have historically been immaterial. The majority of the Company’s customers are located in the United States. At December 31, 2016, three customers (2015 – three) represented 78% (2015 – 65%) of the gross accounts receivable balance of $14,014 (2015 – $15,378). The three (2015 – three) customers individually represented 63%, 10% and 5% (2015 –33%, 17%, and 15%) of the gross accounts receivable balance. Of the balance due from the three (2015 – three) significant customers, 50% (2015 – 62%) of the receivables were current, 48% (2015 – 26%) were aged 1-31 days, 1% (2015 – 6%) were aged 31-60 days and 1% (2015 – 6%) were aged 61-90 days. No other individual customer represented more than 10% of the accounts receivable balance.

The Company invests its excess cash, with the objective of maintaining safety of the principal and providing adequate liquidity to meet current payment obligations and future planned capital expenditures and with the secondary objective of maximizing the overall yield of the portfolio. The Company’s cash is not subject to external restrictions, except for restricted marketable securities. Investments must be rated at least investment grade by recognized rating agencies.

26.	Financial risk management (continued)

(b) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s approach to managing liquidity is to ensure, to the extent possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company manages its liquidity risk by continually monitoring forecasted and actual revenue and expenditures and cash flows from operations. Management is also actively involved in the review and approval of planned expenditures. The Company’s principal cash requirements are for principal and interest payments on its debt, payment of provisions, capital expenditures, business acquisitions and working capital needs. The Company uses its operating cash flows, operating facilities and cash balances to maintain liquidity.

The following are the contractual maturities for the financial liabilities:

	Carrying amount	Contractual cash flow	On demand	Less than one year	One to two years
	$	$	$	$	$
2016
Trade and other payables	10,469	10,469	—	10,469	—
Unredeemed rewards liability	1,442	1,442	1,442	—	—
Loans and borrowings	1,589	1,589	—	902	687

	13,500	13,500	1,442	11,371	687

	Carrying amount	Contractual cash flow	On demand	Less than one year	One to two years
	$	$	$	$	$
2015
Trade and other payables	7,646	7,646	—	7,646	—
Unredeemed rewards liability	832	832	832	—	—
Loans and borrowings	728	728	—	728	—

	9,206	9,206	832	8,374	—

(c)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its financial instruments.

i.	Interest rate risk

The Company’s interest rate risk arises primarily from its floating rate demand loans which bear interest at the prime rate as quoted by the Wall Street Journal plus 0.75% to 1.5%. As at December 31, 2016, the prime rate was 3.75%. Management believes that the Company’s cash flows are not significantly exposed to interest rate risk in the next 12 months. Interest rate risk is insignificant on the Company’s restricted marketable securities due to the short-term maturity of the investments held.

ii.	Currency risk

The Company operates internationally with the U.S. dollar as its functional currency and the Company is exposed to foreign exchange risk from purchase transactions, as well as recognized financial assets and liabilities denominated in Canadian dollars and Indian rupees. The Company’s main objective in managing its foreign exchange risk is to maintain enough Canadian dollars and Indian rupees on hand to support forecasted obligations in the respective currencies. To achieve this objective, the Company

26.	Financial risk management (continued)

(c)	Market risk (continued)

monitors forecasted cash flows in foreign currencies and attempts to mitigate the risk by modifying the nature of cash held. During the twelve months ended December 31, 2016, the Company maintained a portion of its cash resources in U.S. and Canadian dollar cash and an immaterial amount of Indian rupees.

The Company has performed a sensitivity analysis model for foreign exchange exposure throughout 2016. The analysis used a modeling technique that compares the U.S. dollar equivalent of all expenses incurred in Canadian dollars, at the actual exchange rate, to a hypothetical 10% adverse movement in the foreign currency exchange rates against the U.S. dollar, with all other variables held constant. Foreign currency exchange rates used were based on the market rates in effect during 2016. The sensitivity analysis indicated that a hypothetical 10% adverse movement in foreign currency exchange rates would result in an increase in comprehensive loss for 2016 of approximately $727. There can be no assurances that the above projected exchange rate change will materialize.

If a shift in foreign currency exchange rates of 10% were to occur, the foreign exchange loss on the Company’s net monetary assets could change by approximately $145 due to the fluctuation and this would be recorded in the statement of comprehensive loss.

Balances held in Canadian dollars:

	2016	2015
	CAD $ 000’s	CAD $ 000’s
Assets
Cash	2,436	2,452
Trade accounts receivable	6	52
Other receivables	719	891

	3,161	3,395

Liabilities
Trade and other payables	5,252	4,689
Loans and borrowings	—	1,004

	5,252	5,693

27.	Subsequent events

Sale of Perk common shares

On January 19, 2017 RhythmOne US Holdings Inc. acquired control of the Company through the issuance of 88,235,410 common shares of RhythmOne PLC (“Rhythm”) to Perk’s shareholders. Perk’s common shares were delisted from the Toronto Stock Exchange on January 20, 2017.

Acquisition of YuMe Inc. by Rhythm

On September 4, 2017 Rhythm announced its intention to acquire YuMe Inc. for consideration consisting of cash and the issuance of Rhythm common shares. As a result of this acquisition, Rhythm will become a foreign issuer under United States securities regulations requiring the filing of a Form F-4 with the U.S. Securities and Exchange Commission. Perk is considered a significant acquisition for Rhythm requiring the inclusion of the Financial Statements with the Form F-4 filing.

RADIUMONE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

RADIUMONE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

RadiumOne, Inc. and subsidiaries

San Francisco, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of RadiumOne, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RadiumOne, Inc. and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 11 to the consolidated financial statements, on June 26, 2017, RadiumOne, Inc. completed a sale of certain of its assets and associated liabilities to RhythmOne plc.

/s/ Crowe Horwath LLP

San Francisco, California

November 9, 2017

RADIUMONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

Year Ended December 31, 2016

ASSETS
Current assets
Cash and cash equivalents	$11,728
Accounts receivable, net of allowance for doubtful Accounts of $266	47,124
Prepaid expenses and other current assets	1,685

Total current assets	60,537
Restricted cash	116
Property, equipment, and software, net	7,232
Deferred tax assets, net	996
Other assets	1,013

Total assets	$69,894

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$25,443
Accrued expenses and other current liabilities	3,597
Accrued employee liabilities	3,559
Line of credit	21,233
Capital lease obligations, current portion	1,453

Total current liabilities	55,285
Capital lease obligations, noncurrent portion	1,003

Total liabilities	56,288

Commitments and contingencies (Note 5)
Redeemable convertible preferred stock
Series C-1 redeemable convertible preferred stock, par value of $0.0001 per share; 6,034,410 shares authorized, issued and outstanding; aggregate liquidation preference of $37,655	33,660

Stockholders’ deficit
Convertible preferred stock, par value of $0.0001 per share, issuable in Series A-1, A-2, B-1, and B-2; 17,723,721 shares authorized; 17,713,721 shares issued and outstanding; aggregate liquidation preference of $33,725	33,373
Common stock, par value of $0.0001 per share; 50,000,000 shares authorized; 15,011,520 shares issued and outstanding	1
Additional paid-in capital	$7,058
Accumulated other comprehensive income	1,112
Accumulated deficit	$(61,598)

Total stockholders’ deficit	(20,054)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$69,894

RADIUMONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

Year Ended December 31, 2016

Revenue	$140,664
Cost of revenue	69,969

Gross margin	70,695

Operating expenses
Research and development	27,574
Sales and marketing	48,894
General and administrative	8,141

Total operating expenses	84,609

Loss from operations	(13,914)
Interest expense	(1,494)
Interest income	184
Other expense, net	(1,753)

Loss before provision for income taxes	(16,977)
Provision for income taxes	(293)

Net loss	$(17,270)

RADIUMONE, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(In thousands)

Year Ended December 31, 2016

Net loss	$(17,270)
Other comprehensive income, net of taxes
Foreign currency translation adjustment	659

Comprehensive loss	$(16,611)

RADIUMONE, INC.

CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

Year Ended December 31, 2016

	Series C-1 Redeemable Convertible Preferred Stock		Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Compre- hensive Income	Accu- mulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2016	6,034,410	$26,715	17,713,721	$33,373	14,924,290	$1	$10,566	$453	$(44,328)	$65
Accretion of preferred stock to redemption amount	—	6,945	—	—	—	—	(6,945)	—		(6,945)
Issuance of common stock	—	—	—	—	49,225	—	92	—	—	92
Issuance of common stock upon exercise of stock options	—	—	—	—	38,005	—	45	—	—	45
Stock-based compensation for employee options	—	—	—	—	—	—	3,300	—	—	3,300
Foreign currency translation adjustment	—	—	—	—	—	—	—	659	—	659
Net loss	—	—	—	—	—	—	—	—	(17,270)	(17,270)

Balance as of December 31, 2016	6,034,410	$33,660	17,713,721	$33,373	15,011,520	$1	$7,058	$1,112	$(61,598)	$(20,054)

RADIUMONE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2016

Cash flows from operating activities
Net loss	$(17,270)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,777
Stock-based compensation	3,300
Provision for doubtful accounts	(155)
Amortization of debt issuance cost	10
Deferred income taxes	205
Foreign exchange loss	1,756
Changes in operating assets and liabilities
Accounts receivable	427
Prepaid expenses and other current assets	(91)
Other assets	(589)
Accounts payable	(2,564)
Accrued expenses and other current liabilities	2,536
Accrued employee liabilities	(959)

Net cash used in operating activities	(8,617)
Cash flows from investing activities
Change in restricted cash	290
Purchase of property, equipment and software	(3,137)

Net cash used in investing activities	(2,847)
Cash flows from financing activities
Proceeds from issuance of common stock upon exercise of employee stock options	137
Repayment of bank debt	(2,984)
Capital lease payments	(1,216)

Net cash used in financing activities	(4,063)
Effect of exchange rates on cash and cash equivalents	(499)

Net decrease in cash and cash equivalents	(16,026)
Cash and cash equivalents, beginning of year	27,754

Cash and cash equivalents, end of year	$11,728

Supplemental disclosures of cash flow information
Cash paid for income taxes, net of refunds	$125
Cash paid for interest	$1,319
Supplemental disclosures of noncash investing and financing activities
Purchase of property equipment through capital lease agreement	$1,074
Purchase of property and equipment included in accounts payable	$45

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation: RadiumOne, Inc. (the Company) was incorporated in the state of Delaware in 2008 as gWallet, Inc. and began commercial operations in 2009. The Company is headquartered in San Francisco, CA and also has operations in New York, Los Angeles, Chicago, Detroit, Dallas, Boston, Seattle and Atlanta. The Company also has wholly owned subsidiaries located in England, France, Italy, Netherlands, Denmark, Norway, Australia and Singapore.

The Company is a leading global programmatic marketing automation software platform that offers solutions that make big data actionable for digital marketers. The Company uses programmatic advertising to connect brands to their next customers by incorporating its proprietary data about behaviors, actions, and interests demonstrated by consumers across Web and mobile touch points. Using insights and data intelligence, the Company helps marketers activate customer engagement in real time with relevant and personalized offers, messages, content and ads across devices, locations and screens.

All intercompany transactions are eliminated in the consolidated financial statements of the Company.

Use of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Significant items subject to such estimates include revenue recognition criteria, allowance for doubtful accounts, fair value of financial instruments, useful lives of property, equipment, and internal use software, fair value of stock-based awards, and valuation allowances for income taxes. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates and assumptions.

Cash and Cash Equivalents: The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash: The Company’s restricted cash represents a letter of credit and security deposits held under a bank guarantee related to certain leasing arrangements. Where funds are required to be held for a period in excess of one year, amounts are classified as noncurrent.

Fair Value of Financial Instruments: The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued liabilities, and line of credit. Cash and cash equivalents are stated at amortized cost, which approximates fair value as of the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The carrying amount of line of credit approximates its fair value as the stated interest rate approximates market rates currently available to the Company. As of December 31, 2016, the Company has not elected the fair value option for any financial assets or liabilities for which it would have been permitted.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company classifies its highly liquid money market funds that are included in cash and cash equivalents with Level 1 because the Company values these investments using quoted market prices.

Accounts Receivable and Allowance for Doubtful Accounts: The Company’s accounts receivable are derived from client obligations due under normal trade terms and are reported at the principal amount outstanding, net of the allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts that is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss related to specific accounts. Accounts receivable are written off to the provision for doubtful accounts when a collection is no longer probable.

The following table presents the changes in the allowance for doubtful accounts (in thousands) for the year ended December 31, 2016:

Balance, beginning of period	$726
Less reduction in provision for doubtful accounts	(155)
Less write-offs, net of recoveries	(305)

Balance, end of period	$266

Property and Equipment: Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the related assets.

Leasehold improvements are amortized on a straight-line basis over the term of the lease, or the useful life of the assets, whichever is shorter. Depreciation and amortization periods for the Company’s property and equipment are as follows:

Property and equipment	Estimated Useful Life
Computer hardware and software	3 years
Furniture and fixtures	3 - 5 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Capitalized Software Development Costs: The Company capitalizes certain internal use software development costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure. These costs include personnel and related employee benefits expenses

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization, as further discussed below, are expensed as incurred as research and development expenses.

Software development activities generally consist of three stages, (i) the planning phase, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation phases of software development, including costs associated with the post-configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with significant software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Internal use software development costs are amortized on a straight-line basis over the estimated useful life, which is generally three years, commencing when the software is ready for its intended use. The straight-line method approximates the manner in which the expected benefit will be derived. The Company capitalized internal use software development costs of $1,232,285, during the year ended December 31, 2016. Amortization expense related to these capitalized costs was $668,084, during the year ended December 31, 2016.

Impairment of Long-Lived Assets: The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or wherever management has committed to a plan to dispose of the assets. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the assets down to their estimated fair values. The final fair value in this instance is estimated based on discounted future cash flows. The Company did not recognize any impairment charges on its long-lived assets during the year ended December 31, 2016.

Research and Development: Research and development costs are expensed as incurred. Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to materials and supplies.

Advertising Expense: Advertising costs are expensed when incurred and are included in sales and marketing expenses in the accompanying statement of operations. The Company’s advertising expenses were $603 during the year ended December 31, 2016.

Revenue Recognition: The Company generates revenue from digital advertising delivered through various channels, including display, mobile, social, and video. Revenue is recognized in the period that the advertising impressions, click-throughs, or actions occur on publishers’ sites. The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectibility is reasonably assured. Revenue arrangements are evidenced by a fully executed insertion order (IO). Generally, IOs state the number and type of advertising (impressions, clicks or actions) to be delivered, the agreed upon rate, and a fixed period of time for delivery. The Company assesses whether fees are fixed or determinable based on impressions delivered and the contractual terms of the arrangements. Historically, any refunds and adjustments have not been material. The Company assesses collectibility based on a number of factors, including the creditworthiness of a buyer and seller and payment and transaction history.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

assessment of whether the Company is acting as the principal or an agent in its transactions. The determination of whether the Company is acting as a principal or agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative, the Company evaluates for each arrangement whether it is (1) identifying and contracting with third-party clients; (2) establishing the selling prices of the display advertisements sold; (3) performing all billing and collection activities, including retaining credit risk; and (4) bearing sole responsibility for fulfillment of the advertising. Revenue earned and costs incurred related to arrangements are primarily recorded on a gross basis as the Company acts as the principal.

Cost of Revenue: Cost of revenue consists primarily of media cost for advertising impressions purchased from real time advertising exchanges. Cost of revenue also includes depreciation of the data center equipment, rental payments for third-party data center costs, and the salaries and related costs of the Company’s ad operations group. The ad group sets up, initiates, and monitors the Company’s advertising campaigns.

Credit Risk: The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are deposited in local currency with major financial institutions in the United States of America and Europe; at most times, such balances with any one financial institution may be in excess of FDIC insurance limits, insurance limits in other jurisdictions, or not covered under a government insurance program.

Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential bad debts. The Company’s revenue is predominantly generated from customers located in the United States of America, Europe, and Australia. Primarily all of the Company’s assets are located in the United States of America with any other amounts located in Europe and Australia.

Stock-Based Compensation: The Company accounts for its employee stock options under the fair value method, which requires stock-based compensation to be based on the fair value of the options, determined using an option-pricing model, on the date of grant. The value of the portion of the award that is expected to vest is recognized as expense over the related employees’ requisite service periods in the Company’s consolidated statements of operations. The Company has elected to calculate the awards’ fair value based on the Black-Scholes option pricing model. The Black-Scholes model requires use of various assumptions including expected option life and expected stock price volatility. The Company is using the straight-line (single-option) method for expense attribution.

Stock-based compensation expense is recorded based on awards that are ultimately expected to vest, and such expense has been reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of the actual option forfeitures.

The Company accounts for stock options that are issued to nonemployees based on the estimated fair value of such awards using the Black-Scholes model. The measurement of stock-based compensation expense for these awards is subject to periodic adjustments to the estimated fair value until the awards vest and resulting change in the estimated fair value is recognized in the Company’s consolidated statement of operations during the period in which the related services are rendered.

Foreign Currency: The functional currency of each of the Company’s foreign subsidiaries is its respective local currency. The Company translates all monetary assets and liabilities denominated in foreign currencies into U.S. dollars using the exchange rates in effect at the balance sheet dates and other assets and liabilities using historical exchange rates. Revenue and expenses are translated at average exchange rates in effect during the year. Translation adjustments are recorded within other comprehensive income.

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency denominated transactions are initially recorded and remeasured at the end of each period using the applicable exchange rate in effect. Foreign currency remeasurement gains (losses) are recognized in other expense, net, in the consolidated statement of operations. Transaction gains and losses are included in other income (expense), net in the accompanying consolidated statement of operations. During the year ended December 31, 2016, the Company recognized a net foreign currency gain (loss) of $286.

Comprehensive Income (Loss): Comprehensive income (loss) is composed of two components: net and other comprehensive income (loss). The Company’s other comprehensive income (loss) is made up of foreign currency translation adjustments for the period presented.

Income Taxes: The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income taxes are classified as noncurrent in the consolidated balance sheet. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company utilizes a two-step approach to evaluate tax positions. Recognition, step one, requires evaluation of the tax position to determine if based solely on technical merits it is more likely than not (MLTN) to be sustained upon examination. The MLTN standard is met when the likelihood of occurrence is greater than 50%. Measurement, step two, is addressed only if step one is satisfied. In step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is MLTN to be realized upon ultimate settlement with tax authorities. If a position does not meet the MLTN threshold for recognition in step one, no benefit is recorded until the first subsequent period in which the MLTN standard is met, the issue is resolved with the tax authority, or the statute of limitation expires. Positions previously recognized are derecognized when the Company subsequently determines that the position no longer is MLTN to be sustained.

Recently Issued and Adopted Accounting Pronouncements: In April 2015, the Financial Accounting Standard Board (FASB) issued new accounting guidance ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs. The guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted this ASU on January 1, 2016. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 describes how an entity’s management should assess, considering both quantitative and qualitative factors, whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued, which represents a change from the existing literature that requires consideration about an entity’s ability to continue as a going concern within one year after the balance sheet date. The Company adopted this ASU on January 1, 2016. The implementation of this standard did not have a material impact on its consolidated financial statements and related disclosures.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. ASU 2014-16 requires an entity to determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including all embedded derivative features. The Company adopted this ASU on January 1, 2016. The adoption had no impact on the Company’s consolidated financial statements.

NOTE 1—SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments. This standard clarifies how specific cash receipts and cash payments are classified and presented in the statement of cash flows. This update is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-15 to have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The update requires excess tax benefits and tax deficiencies to be recorded directly through earnings as a component of income tax expense. Under current GAAP, these differences are generally recorded in additional paid-in capital and thus have no impact on net income. The change will also impact the computation of diluted earnings per share, and the cash flows associated with those items will be classified as operating activities on the condensed statements of consolidated cash flows. Entities will be permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required under current GAAP, or recognized when they occur. ASU 2016-09 is effective for periods beginning after December 15, 2016 and interim periods within those periods. The Company is evaluating the impact of the adoption of ASU 2016-09 on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard update was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including for operating leases, on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this ASU will result in an increase on the balance sheet for lease liabilities and right to use assets. The Company is currently evaluating the quantitative impact that adopting ASU 2016-02 will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606). This standard update calls for a number of revisions in the revenue recognition rules. In August 2015, the FASB deferred the effective date of this ASU to the first quarter of 2018, with early adoption permitted beginning in the first quarter of 2017. The ASU can be applied using a full retrospective method or a modified retrospective method of adoption. The Company is currently reviewing this update in order to determine the effect the adoption will have on its consolidated financial statements.

NOTE 2—FAIR VALUE MEASUREMENTS

The Company uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Cash and short-term investments—The carrying amount approximates fair value because of the short maturity of those instruments.

Accounts receivable—The carrying value of accounts receivable approximates fair value due to their short-term nature and historical collectibility.

Accounts payable—The carrying value of accounts payable approximates fair value due to the short-term nature of the obligations.

Line of Credit—The fair value of the Company’s line of credit is estimated by discounting the future cash flow using the Company’s current borrowing rates. Due to the short term nature of the line of credit the carrying amounts were considered a reasonable estimate of fair value.

NOTE 3—BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets consisted of the following (in thousands) as of December 31, 2016:

Prepaid rent	$184
Prepaid software and IT subscription fees	734
Prepaid advertisement expenses and marketing events	179
Other	588

Total prepaid expenses and other current assets	$1,685

Property, Equipment, and Software, Net: Property, equipment, and software consisted of the following (in thousands) as of December 31, 2016:

Computer hardware and software	$15,881
Capitalized internally developed software costs	4,373
Leasehold improvements	849
Furniture and fixtures	813

Property, equipment, and software, gross	21,916
Less accumulated depreciation and amortization	14,684

Property, equipment and software, net	$7,232

Depreciation and amortization expense for the year ended December 31, 2016 was $4.8 million, which includes amortization of internally developed software. A portion of the amortization was due to assets held under capital leases with a total cost of $10.4 million. Amortization of data center equipment is included in cost of revenue and the remainder of depreciation and amortization expense is included in operating expenses in the accompanying consolidated statement of operations.

Accrued Expenses and Other Current Liabilities: Accrued expenses and other current liabilities consisted of the following (in thousands) as of December 31, 2016:

Deferred rent	$376
Accrued publisher revenue	599
Accrued publisher discount	1,364
Other accrued liabilities	1,258

Total accrued expenses and other current liabilities	$3,597

Accrued Employee Liabilities: Accrued employee liabilities consisted of the following (in thousands) as of December 31, 2016:

Accrued payroll and related expenses	$1,106
Accrued commissions	2,078
Accrued vacation	290
Other accrued employee expenses	85

Total accrued employee liabilities	$3,559

NOTE 4—DEBT

In January 2013, the Company entered into a loan and security agreement (Agreement) with a financial institution. Under the terms of the Agreement, the Company had access to amounts under a revolving line of credit (Line of Credit) equal to the lesser of $10.0 million or 80% of specified eligible accounts, generally consisting of collectible receivables that arose in the ordinary course of the Company’s business. Amounts borrowed under the Line of Credit can be repaid and reborrowed at any time prior to the maturity date of January 31, 2015 without penalty. Upon maturity, all outstanding amounts under the Line of Credit are due and payable. The Line of Credit bears interest equal to London Offered Rate (LIBOR) plus 2.5% per annum and interest payments are due and payable on the first day of each calendar month during the term.

In December 2013, the Company amended the Agreement to increase the amounts available under the Line of Credit to the lesser of $20 million or 80% of specified eligible accounts and extend the maturity date of the Line of Credit to December 2015. The December 2013 amendment to the Agreement also established access to term loans in the amount of $5 million (Term Loans) in addition to the $20 million available under the Line of Credit. The Term Loans bore interest equal to LIBOR plus 2.5% per annum. Amounts under the Term Loans could be drawn any time prior to December 2014. In July 2015, the Company negotiated the fourth amendment to the loan and security agreement. This amendment allows for a $30 million revolving line with a borrowing base of up to 85% of eligible accounts receivable. As part of this amendment updated financial covenants were included, and the maturity date of the debt was extended to July 10, 2017.

On August 31, 2016 the Company signed a sixth amendment to the Agreement that reduced the available borrowing by $5 million to a $25 million facility in the form of a revolving Accounts Receivable (AR) line of credit. This amendment allows for borrowings on 80% of eligible AR through September 30, 2016 then decreasing to 75% of eligible AR starting October 1 2016, up to $5 million of which can be from select agencies of international subsidiaries. This facility matures on July 10, 2017. Under the agreement the revolving AR line of credit bears interest at LIBOR plus 2.5% per annum and interest payments are due and payable on the first day of each calendar month during the term.

Borrowings under the Line of Credit are collateralized by all of the Company’s assets excluding certain intellectual property.

In addition, the terms of the Agreement require certain liquidity ratios and various other standard covenants. As of December 31, 2016, the Company was not in compliance with these debt covenants and received a forbearance agreement from the financial institution through June 15, 2017. As of December 31, 2016, the outstanding balance under the Line of Credit was $21.2 million and is classified as current in the consolidated balance sheet. See Note 11.

Upon execution of the December 2013 amendment to the Agreement, the Company issued a warrant to purchase up to 10,000 shares of Series B-2 convertible preferred stock with an exercise price of $4.15 per share to the lender. The aggregate fair value of the warrant was estimated using the Black-Scholes model to be $40,000 on the date of issuance. The warrant was classified as an equity warrant. The fair value of the warrant was recorded as debt issuance cost that will be amortized as interest expense over the contractual term of the Agreement using the effective interest rate method. During the year ended December 31, 2016, the Company recognized interest expense related to amortization of the debt issuance cost in the amount of $10,000.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Leases: The Company periodically leases facilities and equipment under noncancelable capital and operating leases. The terms of the facilities lease agreements provide for rental payments on a graduated basis, and accordingly, the Company recognizes related rent expense on the straight-line basis over the lease term, and has accrued for rent expense incurred but not paid.

NOTE 5—COMMITMENTS AND CONTINGENCIES (continued)

Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2016 are as follows (in thousands):

	Capital Leases	Operating Leases
2017	$1,607	$1,461
2018	921	1,224
2019	158	890
2020	—	973
2021	—	709
Thereafter	—	1,013

Total minimum lease commitments	2,686	$6,270

Less amount representing interest	(230)

Lease payments	2,456
Less current installments of obligations under capital leases	1,453

Obligations under capital leases, excluding current installments	$1,003

Rent expense incurred under operating leases was $2.5 million, during the year ended December 31, 2016. Rental expense includes $25,206 of sublease rental income in 2016.

Letters of Credit: As of December 31, 2016, the Company had a letter of credit outstanding in the amount of $290,000 for the benefit of the landlords related to noncancelable facilities leases. The letter of credit has an expiration date of February 2017.

Litigation: From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

Indemnifications: In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company, but have not yet been made. To date, the Company has not paid any material claims or been required to defend any actions related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In addition, the Company has indemnification agreements with certain of its directors and executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers with the Company. The terms of such obligations may vary.

NOTE 6—CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Common Stock Reserved for Issuance: As of December 31, 2016, the Company authorized 50,000,000 shares of common stock at a par value of $0.0001 per share. The Company had reserved shares of common stock, on an as-if converted basis, for future issuance as follows as of December 31, 2016:

Conversion of outstanding convertible preferred stock	23,748,131
Exercise and conversion of convertible preferred stock warrants	10,000
Exercise of outstanding stock options	6,885,264
Shares reserved for future option grants	3,091,195

Total	33,734,590

Convertible Preferred Stock: Convertible preferred stock as of December 31, 2016 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Convertible preferred stock
Series A-1	1,410,404	1,410,404	$1,994	2,000
Series A-2	10,525,000	10,525,000	10,377	10,525
Series B-1	3,202,489	3,202,489	10,357	10,500
Series B-2	2,585,828	2,575,828	10,645	10,700
Series C-1	6,034,410	6,034,410	23,554	37,655

Total convertible Preferred stock	23,758,131	23,748,131	$56,927	71,380

The holders of the Company’s preferred stock have the following rights, preferences, and privileges:

Conversion Rights: Each share of preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into a number of fully paid and nonassessable shares of common stock as is determined by dividing the original preferred stock price by the conversion price for the respective preferred stock in effect at the time of conversion (the Conversion Rate). The conversion price for the preferred stock is initially determined to be $1.418 for the Series A-1 preferred stock, $1.00 for the Series A-2 preferred stock, $3.2787 for the Series B-1 preferred stock, $4.1540 for the Series B-2 preferred stock, and $4.16 for the Series C-1 preferred stock (the Conversion Price), which equates to a 1-to-1 conversion as of December 31, 2016 but will be subject to adjustment as provided below.

Automatic Conversion—Each share of Series A-1, A-2, B-1, and B-2 preferred stock is automatically convertible into fully paid and nonassessable shares of common stock, at the Conversion Rate effective for such series of preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, provided that the aggregate gross proceeds to the Company in the offering (before deduction of underwriting discounts, commissions, and registration expenses) are not less than $50.0 million; (ii) with respect to each share of Series A-1 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series A-1 preferred stock; (iii) with respect to each share of Series A-2 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of at least 60% of the then-outstanding shares of Series A-2 preferred stock; (iv) with respect to each share of Series B-1 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series B-1 preferred stock; (v) with respect to each share of Series B-2 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series B-2 preferred stock.

NOTE 6—CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (continued)

Each share of Series C-1 preferred stock is automatically convertible into fully paid and nonassessable shares of common stock, at the Conversion Rate effective for such series of preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Company’s common stock, provided that the aggregate gross proceeds to the Company in the offering (before deduction of underwriting discounts, commissions, and registration expenses) are not less than $50.0 million and a per share offering price of not less than $12.48 per share. In the event the IPO price is less than $12.48 per share, the shares of Series C-1 preferred stock may be converted into an amount of fully paid and nonassessable shares of common stock equal to the quotient obtained by dividing (a) $12.48 by (b) the IPO price; or (ii) upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series C-1 preferred stock.

Adjustment of Conversion Price for Dilutive Issuances—In the event the Company issues additional shares of common stock after the preferred stock original issue date without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then and in each such event the Conversion Price will be reduced to a price equal to such Conversion Price multiplied by the following fraction:

•	The numerator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of common stock, which the aggregate consideration received by the Company for the total number of additional shares of common stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

•	The denominator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of additional shares of common stock so issued.

Dividends: The holders of the then outstanding preferred stock are entitled to receive, on a pari pasu basis, when and as declared by the board of directors, out of assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the common stock (payable other than in common stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock), dividends at the annual rate of $0.11 per share of Series A-1 preferred stock, $0.08 per share of Series A-2 preferred stock, $0.26 per share of Series B-1 preferred stock, $0.33 per share of Series B-2 preferred stock, and $0.33 per share of Series C-1 preferred stock, each as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a Recapitalization Event). No dividends will be paid on any share of common stock unless a dividend (in addition to the amount of any dividends paid pursuant to the above provisions) is paid with respect to all outstanding shares of preferred stock in an amount for each such share of preferred stock equal to or greater than the aggregate amount of such dividends for all shares of common stock into which each such share of preferred stock could then be converted. The right to dividends on shares of preferred stock shall not be cumulative, and no right shall accrue to holders of preferred stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. No dividends have been declared on the Company’s preferred stock through December 31, 2016.

Liquidation Preference: In the event of a liquidation event or deemed liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the assets and funds of the Company available for distribution to stockholders will be distributed as follows:

The first distribution will be made to the holders of the Series C-1 preferred stock then outstanding out of the assets and funds of the Company available for distribution to its stockholders, before any payment is

NOTE 6—CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (continued)

made in respect of the Series A-1, A-2, B-1, and B-2 and common stock, an amount equal to the sum of (i) the Liquidation Preference specified for such share of Series C-1 preferred stock as discussed further below and (ii) all declared but unpaid dividends (if any) on such share.

The second distribution will be made to the holders Series A-1, Series A-2, Series B-1, and Series B-2 then outstanding, on a pari pasu basis, out of the assets and funds of the Company available for distribution to its stockholders, before any payment is made in respect of the common stock, an amount equal to the sum of (i) the Liquidation Preference specified for such share of preferred stock and (ii) all declared but unpaid dividends (if any) on such share of preferred stock, or such lesser amount as may be approved by the holders of at least (i) with respect to the Series A-1 preferred stock, a majority of the then outstanding shares of Series A-1, (ii) with respect to the Series A-2 preferred stock, a majority of the then outstanding shares of Series A-2, (iii) with respect to the Series B-1 preferred stock, a majority of the then outstanding shares of Series B-1, and (iv) with respect to the Series B-2 preferred stock, a majority of the then outstanding shares of Series B-2.

The Liquidation Preferences are $1.418 for the Series A-1 preferred stock, $1.00 for the Series A-2 preferred stock, $3.2787 for the Series B-1 preferred stock, and $4.1540 for the Series B-2 preferred stock. The Liquidation Preference for the Series C-1 preferred stock is as follows:

i.	Initially and until the first anniversary of the issuance of the Series C-1, 1.5 times the original issue price of $4.16 per share.

ii.	On and after the first anniversary of the issuance of the Series C-1, 1.65 times the original issue price of $4.16 per share.

iii.	On and after the second anniversary of the issuance of the Series C-1, 1.8 times the original issue price of $4.16 per share.

iv.	On and after the third anniversary of the issuance of the Series C-1, 1.95 times the original issue price of $4.16 per share.

v.	At any time on or after the fourth anniversary of the issuance of the Series C-1, 2.0 times the original issue price of $4.16 per share.

After the full preferential amounts due the holders of preferred stock have been paid or set aside, any remaining assets or funds of the Company available for distribution to its stockholders will be distributed to the holders of the then outstanding Series C-1 preferred stock and common stock ratably in proportion to the number of shares of common stock, on an as-converted basis, then held by each holder.

Notwithstanding the foregoing, until the third anniversary of the issuance of the Series C-1 preferred stock, the aggregate distributions made pursuant to the above liquidation preferences should not exceed an amount equal to three times the Series C-1 original issue price of $4.16 per share.

Voting Rights: Each holder of preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could then be converted and, except as otherwise required by law, will have voting rights and powers equal to the voting rights and powers of the common stock.

At each election of directors of the corporation, (i) the holders of preferred stock, voting as a separate class, will be entitled to elect three members of the board, (ii) the holders of common stock, voting as a separate class, will be entitled to elect three members, (iii) the holders of all preferred stock and common stock, voting together as a single class on an as-converted basis, will be entitled to elect one director.

NOTE 6—CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (continued)

Redemption: The Series C-1 preferred stock is redeemable any time after the fifth anniversary of the original issuance, following the election of the holders of at least a majority of the then outstanding shares of Series C-1 preferred stock. The Series C-1 preferred stock should be redeemed for cash in an amount equal to three times the original issue price of $4.16 per share, or $12.48 per share. If the funds available for distribution are insufficient to redeem the total number of shares of Series C-1 preferred stock, the maximum number of shares should be redeemed along with a one-year promissory note for the balance, with the note carrying interest equal to 10% per annum.

The other preferred stock is not redeemable at the option of the holder.

Classification and Measurement of Redeemable Securities: The Series C-1 shares contain redemption features that are not solely within the Company’s control. Accordingly, all of the Series C-1 redeemable convertible preferred shares have been classified as temporary equity in the Company’s consolidated balance sheet.

The carrying value of the Series C-1 redeemable convertible preferred stock was recorded at its fair value at the date of issue. The Company has accounted for changes in the redemption value over the period from the date of issuance to the earliest redemption date, using the interest method, to a value equal to the fair value of its redeemable convertible preferred stock over the period from the date of issuance to the earliest redemption date on June 26, 2020. The increases in the redemption value increases the value of the redeemable convertible preferred stock and increases the accumulated deficit balances.

NOTE 7—STOCK-BASED COMPENSATION

As of December 31, 2016, the Company has reserved 13,294,079 shares of common stock under the 2008 Equity Incentive Plan (the 2008 Plan) for the grant of incentive and nonqualified stock options, restricted stock purchases, awards and units and stock appreciation rights to employees, directors, consultants, and other service providers of the Company.

The 2008 Plan provides for stock options to be granted at an exercise price not less than 100% of the fair value at the grant date as determined by the board of directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value.

During the year ended December 31, 2011, the Company adopted the Enterprise Management Incentive (EMI) stock plan in the United Kingdom under which qualified and unapproved options to purchase RadiumOne, Inc. shares may be granted to employees of Radium Ltd. Tax advantaged share options with a market value of up to £120,000 may be granted to a qualifying employee of a qualifying company, subject to a total share value of £3 million under EMI options to all employees. A qualifying company must be an independent trading company that has gross assets of no more than £30 million. Due to Company growth this stock plan concluded in 2015 and the Company adopted the UK addendum to the 2008 Equity Incentive Plan. This addendum defines the terms and conditions of option grants for UK residents or those individuals subject to the laws of the UK. In accordance with this addendum Each Participant shall be accountable for any income tax and national insurance liability which is chargeable on any assessable income deriving from the exercise of, or other dealing in, his or her Option. In respect of such assessable income each Participant shall indemnify the Company and any Subsidiary which is or may be treated as the employer of such Optionee in respect of any income tax liability which falls to be paid to Her Majesty Revenue and Customs (HMRC) by the Company (or the relevant employing Subsidiary) under the Pay As You Earn (PAYE) system as it applies to income tax under Income Tax Earnings and Pensions Act (ITEPA) and the PAYE regulations referred to in it; and any national insurance liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance

NOTE 7—STOCK-BASED COMPENSATION (continued)

purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of (i) all the employee’s primary Class 1 national insurance contributions; and (ii) all the employer’s secondary Class 1 national insurance contributions.

During the year ended December 31, 2012, the Company adopted an addendum to the 2008 Plan that defines the terms and conditions of option grants under the 2008 Plan for French residents or those individuals subject to the laws of France. In accordance with the Addendum, options are not exercisable for at least one year after the grant date, even if vested. To retain beneficial tax treatment, shares received upon exercise of the options must be held at least three years unless an earlier sale or transfer meets certain exemptions within the French tax code. There are additional exercisability and holding restrictions for options granted to corporate officers. The defined periods during which options may not be exercised and shares must be held after exercise will be automatically adjusted upon changes in applicable laws to allow continued favorable tax treatment for income and social security taxation.

Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the board of directors, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years.

The Company retains the right to repurchase any exercised, but unvested shares upon termination of employment, death, or disability at the original exercise price. The right of repurchase lapses in accordance with the option vesting schedule. There were no shares subject to repurchase as of December 31, 2016. The Company has never exercised this right.

The Company’s stock option activity for the year ended December 31, 2016 is as follows:

		Options Outstanding
	Shares Available For Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
					(in thousands)
Outstanding, January 1, 2016	1,153,785	8,860,679	$2.24	8.0	$5,251
Additional shares authorized
Options granted	(923,000)	923,000	2.79
Options exercised	—	(38,005)	1.21
Options canceled	2,860,410	(2,860,410)	2.42

Outstanding, December 31, 2016	3,091,195	6,885,264	$2.82	7.1	$4,030

Exercisable—December 31, 2016		4,311,445	$2.61	6.5	$3,920
Vested and expected to vest—December 31, 2016		6,493,542	2.21	7.0	4,024

The options exercisable as of December 31, 2016 included options that were exercisable prior to vesting. The weighted average grant date fair value of options granted during the year ended December 31, 2016, was $.71.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was $60,000 during the year ended December 31, 2016.

NOTE 7—STOCK-BASED COMPENSATION (continued)

As of December 31, 2016, total unrecognized compensation cost related to stock-based awards granted to employees was $4.2 million, net of estimated forfeitures. These costs will be amortized on a straight-line basis over a weighted average vesting period of 2.0 years.

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of December 31, 2016 is summarized below:

Exercise Prices	Number of Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Options Exercisable	Weighted- Average Exercise Price Per Share
$0.01-0.50	325,000	3.4	$0.26	325,000	$0.26
0.51-0.80	670,344	4.0	0.58	670,344	0.58
0.81-1.70	768,156	4.9	1.18	766,385	1.18
1.71-2.00	535,682	6.9	1.87	418,462	1.87
2.01-4.16	4,586,082	8.2	2.84	2,131,254	2.86

$0.01-4.16	6,885,264	7.1	2.82	4,311,445	2.61

Determining Fair Value of Stock Options: The fair value of each grant of stock options was determined by the Company and its board of directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company estimates the expected term using the simplified method.

Expected Volatility—The expected volatility is derived from the historical stock volatilities of several comparable publicly listed peers over a period approximately equal to the expected term of the options because the Company has limited information on the volatility of its common stock since the Company has no trading history. When making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to its principle business operations.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

Expected Dividend Yield—The expected dividend has been $0 as the Company has never paid dividends and has no expectations to do so.

Fair Value of Common Stock—The fair value of the common stock underlying the stock options has historically been determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of the option grant by considering a number of objective and subjective factors including contemporaneous valuations performed by unrelated third-party specialists, valuations of comparable companies, operating and financial performance, lack of liquidity of capital stock, and general and industry-specific economic outlook, amongst other factors.

NOTE 7—STOCK-BASED COMPENSATION (continued)

Summary of Assumptions: The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes model with the following weighted average assumptions for the year ended December 31, 2016:

Expected term (in years)	5.8
Risk-free interest rate	1.7%
Expected volatility	59%
Expected dividend yield	0%

Stock-Based Compensation Expense: The Company recorded compensation expense for options granted to employees and nonemployees as follows (in thousands) as of December 31, 2016:

Research and development	$852
Sales and marketing	1,420
General and administrative	1,028

Total stock-based compensation	$3,300

NOTE 8—INCOME TAXES

The following table presents the loss before income taxes for domestic and foreign operations (in thousands) as of December 31, 2016:

Domestic	$(17,262)
Foreign	(8)

Total	$(17,270)

The components of the provision for income taxes are as follows (in thousands) as of December 31, 2016:

Current
Federal	$—
State	(11)
Foreign	99

Total current	87

Deferred
Federal	—
State	—
Foreign	205

Total deferred	205

Total provision	$293

The Company’s effective tax rate differs from the federal statutory rate due to the following (in thousands) as of December 31, 2016:

U.S. federal taxes at statutory tax rate	$(5,840)
State taxes, net of federal benefit	(7)
Meals and entertainment	162
Stock-based compensation	554
Impact of foreign operations	272
R&D credit	(308)
Change in valuation allowance	5,479
Other	(19)

$293

NOTE 8—INCOME TAXES (continued)

The tax effects of temporary differences and related deferred tax assets at December 31, 2016 are as follows (in thousands):

Deferred tax assets
Net operating loss carryforwards	$9,433
Accruals and reserves	2,355
Capitalized software	6,048
R&D and other taxes	2,861

Gross deferred taxes	20,697
Valuation allowance	(19,701)

Total net deferred tax assets	$996

At December 31, 2016, the Company had federal net operating loss carryforwards of approximately $22.3 million available to reduce future taxable income. As of December 31, 2016, the Company had state net operating loss carryforwards of approximately $21.9 million. The net operating losses will begin to expire in 2031 and 2036 for federal and state purposes, respectively, if not utilized. The Company also has federal research and development credit carryforwards of approximately $2.0 million at December 31, 2016. Additionally, the Company has state research and development credits of approximately $2.0 million at December 31, 2016. The federal credits will expire starting in 2026 if not utilized. The state credits can be carried forward indefinitely. All of the federal and state net operating losses may be subject to change of ownership limitations provided by the Internal Revenue Code of 1986 and similar state provisions. An annual loss limitation may result in the expiration or reduced utilization of net operating losses and tax credits.

The Company has determined that its tax position are more likely than not to be sustained upon examination by taxing authorities. Should any of the Company’s tax positions not be sustained upon examination, realization of net operating loss and credit carryforwards may be impacted. As of December 31, 2016 the Company had unrecognized tax benefits of $1.6 million which relate to the Company’s federal and state research and development credit carryforwards. The Company’s main tax jurisdictions are the U.S and California. All of the Company’s tax years will remain open for examination by the federal and state authorizes for three and four years, respectively, from the date of utilization of any net operation loss or credits.

At December 31, 2016, the Company maintained a full valuation allowance on its United States net deferred tax assets. The valuation was determined in accordance with the provisions of Accounting Standards Codification (ASC) Topic 740, Accounting for Income Taxes, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. The Company’s history of cumulative losses, along with expected future United States losses required that a full valuation allowance be recorded against all net deferred tax assets. The Company intends to maintain a full valuation allowance on United States net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

At December 31, 2016, the Company had net deferred income tax assets, related primarily to net operating loss carryforwards, deferred revenue, stock-based compensation and accruals and reserves that are not currently deductible of $20.7 million, which have been offset by $19.7 million of valuation allowance.

The Company uses the ‘with-and-without’ approach to determine the recognition and measurement of excess tax benefits. Accordingly, the Company has elected to recognize excess income tax benefits from

NOTE 8—INCOME TAXES (continued)

stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the Company. As of December 31, 2016, the Company has recorded $149,000 excess tax benefits from stock options included in federal and state net operating losses. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research and alternative minimum tax credits, through the income statement.

The Company recognizes interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2016, there were no accrued interest and penalties related to uncertain tax positions. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months. The Company did not have such interest, penalties, or tax benefits during the fiscal year ended December 31, 2016.

A reconciliation of the beginning balance and the ending balance of gross unrecognized tax benefits, before interests and penalties, for the year ended December 31, 2016 is as follows (in thousands):

Beginning balance	$1,294
Additions for tax provisions related to prior year	—
Additions for tax provisions related to current year	342

Ending balance	$1,636

The Company files income tax returns in the United States, California, other states within the United States, France, the United Kingdom, Denmark, Netherlands, Italy Australia and Singapore. It is the intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. The Company does not provide for U.S. income taxes on the earnings of foreign subsidiaries as such earnings are to be reinvested indefinitely. Tax years 2009 to 2016 remain subject to examination for U.S. federal, state, and foreign purposes due to the operating loss carryovers.

NOTE 9—SEGMENTS AND INFORMATION BY GEOGRAPHIC LOCATION

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer.

The Chief Executive Officer reviews financial information presented on an aggregated and consolidated basis, together with certain operating and performance measures for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has a single reporting segment.

The following table represents total revenue based on the customer’s location (in thousands) as of December 31, 2016:

United States	$100,360
Europe	33,437
Asia Pacific	6,867

Total revenue	$140,664

NOTE 9—SEGMENTS AND INFORMATION BY GEOGRAPHIC LOCATION (continued)

The following table summarizes total long-lived assets in the respective locations (in thousands) as of December 31, 2016:

United States	$6,582
Europe	563
Asia Pacific	87

Total long-lived assets	$7,232

NOTE 10—EMPLOYEE BENEFIT PLAN

The Company has a defined-contribution 401(k) plan covering all eligible employees effective April 1, 2011. The Company does not match employee contributions to the plan.

NOTE 11—SUBSEQUENT EVENTS

Management evaluated all activity of the Company and concluded no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as noted below:

Subsequent to December 31, 2016, the Company was named in a lawsuit filed by a shareholder which was settled on a confidential basis.

On June 26, 2017, RhythmOne acquired certain assets and related liabilities from the Company for consideration of $20.4 million.

RADIUMONE, INC.

Consolidated Financial Statements

December 31, 2015

(With Independent Auditors’ Report Thereon)

RADIUMONE, INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

RadiumOne, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of RadiumOne, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statement of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RadiumOne, Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 11(b) to the consolidated financial statements, the Company has elected to change the method of accounting for redeemable convertible preferred stock in the 2015 financial statements presented. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

San Francisco, California

October 28, 2016, except as to Note 11(b),

which is as of November 13, 2017

RADIUMONE, INC.

Consolidated Balance Sheet

December 31, 2015

(In thousands, except share and per share data)

2015
Assets
Current assets:
Cash and cash equivalents	$27,754
Accounts receivable, net of allowance for doubtful accounts of $726, as of December 31, 2015	48,875
Prepaid expenses and other current assets	1,481

Total current assets	78,110
Property, equipment, and software, net	8,923
Restricted cash	411
Deferred tax assets	1,203
Other assets	917

Total assets	$89,564

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,586
Accrued expenses and other current liabilities	4,117
Accrued employee liabilities	5,193
Capital lease obligations, current portion	2,425

Total current liabilities	37,321
Capital lease obligations, noncurrent portion	1,248
Line of credit	24,215

Total liabilities	62,784

Commitments and contingencies (note 5)
Convertible preferred stock
Redeemable convertible preferred stock, par value $0.0001 per share, issuable in Series C-1; 6,034,410 authorized as of December 31, 2015; 6,034,410 issued and outstanding; aggregate liquidation preference of $37,655	$26,715

Stockholders’ equity:
Convertible preferred stock, par value of $0.0001 per share, issuable in Series A-1, A-2, B-1 and B-2; 17,723,721 shares authorized as of December 31, 2015; and 17,713,721 shares issued and outstanding as of December 31, 2015; aggregate liquidation preference of $33,725 as of December 31, 2015	33,373
Common stock, par value of $0.0001 per share; 50,000,000 shares authorized as of December 31, 2015; 14,924,290 shares issued and outstanding as of December 31, 2015	1
Additional paid-in capital	10,566
Accumulated other comprehensive income	453
Accumulated deficit	(44,328)

Total stockholders’ equity	65

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$89,564

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

Consolidated Statement of Operations

Year ended December 31, 2015

(In thousands)

2015
Revenue	$157,006
Cost of revenue	77,484

Gross margin	79,522

Operating expenses:
Research and development	26,851
Sales and marketing	51,532
General and administrative	8,724

Total operating expenses	87,107

Loss from operations	(7,585)
Interest expense	(1,436)
Interest income	128
Other expense, net	(1,263)

Loss before provision for income taxes	(10,156)
Provision for income taxes	228

Net loss	$(10,384)

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

Consolidated Statement of Comprehensive Loss

Year ended December 31, 2015

(In thousands)

2015
Net loss	$(10,384)
Other comprehensive income, net of taxes:
Foreign currency translation adjustment	311

Comprehensive loss	$(10,073)

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Equity

Year ended December 31, 2015

(In thousands, except share data)

	Redeemable Convertible preferred stock		Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other compre- hensive income	Accu- mulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2014	—	—	17,713,721	33,373	14,542,452	1	9,365	142	(33,944)	8,937
Issuance of Series C convertible preferred stock, net of issuance costs of $1,549	6,034,410	23,554	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	381,838	—	399	—	—	399
Stock-based compensation for employee options	—	—	—	—	—	—	3,963	—	—	3,963
Foreign currency translation adjustment	—	—	—	—	—	—	—	311	—	311
Accretion on redeemable preferred stock	—	3,161	—	—	—	—	(3,161)	—	—	(3,161)
Net loss	—	—	—	—	—	—	—	—	(10,384)	(10,384)

Balance as of December 31, 2015	6,034,410	26,715	17,713,721	$33,373	14,924,290	$1	10,566	453	(44,328)	65

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

Consolidated Statement of Cash Flows

Year ended December 31, 2015

(In thousands)

2015
Cash flows from operating activities:
Net loss	$(10,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,038
Stock-based compensation	3,963
Provision for doubtful accounts	84
Fixed assets disposal loss	17
Amortization of debt issuance cost	10
Deferred income taxes	160
Foreign exchange loss	929
Changes in operating assets and liabilities:
Accounts receivable	(11,042)
Prepaid expenses and other current assets	(376)
Other assets	(104)
Accounts payable	13,820
Accrued expenses and other current liabilities	(4,371)
Accrued employee liabilities	973

Net cash used in operating activities	(2,283)

Cash flows from investing activities:
Change in restricted cash	(68)
Purchase of property, equipment, and software	(2,861)

Net cash used in investing activities	(2,929)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of employee stock options issuance costs	23,554
Proceeds from issuance of common stock upon exercise of employee stock options	399
Proceeds from debt	6,805
Capital lease payments	(3,004)

Net cash provided by financing activities	27,754
Effect of exchange rate changes on cash and cash equivalents	(196)

Net increase in cash and cash equivalents	22,346
Cash and cash equivalents, beginning of year	5,408

Cash and cash equivalents, end of year	$27,754

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$(151)
Cash paid for interest	(1,435)
Supplemental disclosures of noncash investing and financing activities:
Purchase of property and equipment through capital lease agreement	$3,518
Purchases of property and equipment included in accounts payable	143

See accompanying notes to consolidated financial statements.

RADIUMONE, INC.

Notes to Consolidated Financial Statements

December 31, 2015

(1)	Summary of Business and Significant Accounting Policies

(a)	Organization and Basis of Presentation

RadiumOne, Inc. (the Company) was incorporated in the state of Delaware in 2008 as gWallet, Inc. and began commercial operations in 2009. The Company is headquartered in San Francisco, California and also has operations in New York, Los Angeles, Chicago, Detroit, Dallas, Boston, Seattle and Atlanta. The Company also has wholly owned subsidiaries located in England, France, Italy, Netherlands, Denmark, Norway, Australia and Singapore.

RadiumOne is a leading global programmatic marketing automation software platform that offers solutions that make big data actionable for digital marketers. The Company uses programmatic advertising to connect brands to their next customers by incorporating its valuable proprietary data about behaviors, actions, and interests demonstrated by consumers across Web and mobile touch points. Using insights and data intelligence, RadiumOne helps marketers activate customer engagement in real time with relevant and personalized offers, messages, content and ads across devices, locations and screens.

All intercompany transactions are eliminated in the consolidated financial statements of the Company.

The Company relies on its line of credit to fund its operations. The line of credit has a current due date of July 10, 2017. It is the Company’s intent and believe that it has the ability to either renew this line of credit before the due date or to enter into a replacement line of credit. If for any reason, the Company is unable to obtain a renewal or replacement line of credit, the Company will need to find alternative sources of funding.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Significant items subject to such estimates include revenue recognition criteria, allowance for doubtful accounts, fair value of financial instruments, useful lives of property, equipment, and internal use software, fair value of stock-based awards, and valuation allowances for income taxes. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates and assumptions.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(d)	Restricted Cash

The Company’s restricted cash represents a letter of credit and security deposits held under a bank guarantee related to certain leasing arrangements. Where funds are required to be held for a period in excess of one year, amounts are classified as noncurrent.

(e)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued liabilities, and line of credit. Cash equivalents are stated at amortized cost, which approximates fair value as of the consolidated balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The carrying amount of line of credit approximates its fair value as the stated interest rate approximates market rates currently available to the Company. As of December 31, 2015, the Company has not elected the fair value option for any financial assets or liabilities for which it would have been permitted.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company classifies its highly liquid money market funds that are included in cash and cash equivalents as Level 1 because the Company values these investments using quoted market prices.

(f)	Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are derived from client obligations due under normal trade terms and are reported at the principal amount outstanding, net of the allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts that is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss related to specific accounts. Accounts receivable are written off to the provision for doubtful accounts when a collection is no longer probable.

The following table presents the changes in the allowance for doubtful accounts for the year ended December 31, 2015 (in thousands):

Balance, beginning of period	$853
Add provision for doubtful accounts	84
Less write-offs, net of recoveries	(211)

Balance, end of period	$726

(g)	Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the related assets.

Leasehold improvements are amortized on a straight-line basis over the term of the lease, or the useful life of the assets, whichever is shorter. Depreciation and amortization periods for the Company’s property and equipment are as follows:

Property and equipment	Estimated useful life
Computer hardware and software	3 years
Furniture and fixtures	3–5 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

(h)	Capitalized Software Development Costs

The Company capitalizes certain internal use software development costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization, as further discussed below, are expensed as incurred as research and development expenses.

Software development activities generally consist of three stages: (i) the planning phase, (ii) the application and infrastructure development stage, and (iii) the postimplementation stage. Costs incurred in the planning and postimplementation phases of software development, including costs associated with the postconfiguration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with significant software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Internal use software development costs are amortized on a straight-line basis over the estimated useful life, which is generally three years, commencing when the software is ready for its intended use. The straight-line method approximates the manner in which the expected benefit will be derived. The Company capitalized internal use software development costs of $0.9 million during the year ended December 31, 2015. Amortization expense related to these capitalized costs was $429,000 during the year ended December 31, 2015.

(i)	Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or wherever measurement has committed to a plan to dispose of the assets. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the assets down to their estimated fair values. The final fair value in this instance is estimated based on discounted future cash flows. The Company did not recognize any impairment charges on its long-lived assets during the year ended December 31, 2015.

(j)	Research and Development

Research and development costs are expensed as incurred. Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to materials and supplies.

(k)	Advertising Expense

Advertising costs are expensed when incurred and are included in sales and marketing expenses in the accompanying consolidated statement of operations. The Company’s advertising expenses were $632,130 during the year ended December 31, 2015.

(l)	Revenue Recognition

The Company generates revenue from digital advertising delivered through various channels, including display, mobile, social, and video. Revenue is recognized in the period that the advertising impressions, click-throughs, or actions occur on publishers’ sites. The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectibility is reasonably assured. Revenue arrangements are evidenced by a fully executed insertion order (IO). Generally, IOs state the number and type of advertising (impressions, clicks or actions) to be delivered, the agreed upon rate, and a fixed period of time for delivery. The Company assesses whether fees are fixed or determinable based on impressions delivered and the contractual terms of the arrangements. Historically, any refunds and adjustments have not been material. The Company assesses collectibility based on a number of factors, including the creditworthiness of a buyer and seller and payment and transaction history.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions. The determination of whether the Company is acting as a principal or agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative, the Company evaluates for each arrangement whether it is (1) identifying and contracting with third-party clients; (2) establishing the selling prices of the display advertisements sold; (3) performing all billing and collection activities, including retaining credit risk; and (4) bearing sole responsibility for fulfillment of the advertising. Revenue earned and costs incurred related to arrangements are primarily recorded on a gross basis as the Company acts as the principal.

(m)	Cost of Revenue

Cost of revenue consists primarily of media cost for advertising impressions purchased from real time advertising exchanges. Cost of revenue also includes depreciation of the data center equipment, rental payments for third-party data center costs, and the salaries and related costs of the Company’s ad operations group. The ad group sets up, initiates, and monitors the Company’s advertising campaigns.

(n)	Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are deposited in local currency with major financial institutions in the United States of America and Europe; at most times, such balances with any one financial institution may be in excess of Federal Deposit Insurance Corporation’s insurance limits.

Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential bad debts. The Company’s revenue is predominantly generated from customers located in the United States of America, Europe, and Australia. Primarily all of the Company’s assets are located in the United States of America with any other amounts located in Europe and Australia.

Significant customers are those which represent more than 10% of the Company’s gross accounts receivable balance at each respective consolidated balance sheet date and total revenue during the respective periods. For each significant customer, accounts receivable as a percentage of total net accounts receivable and revenue as a percentage of total revenue are as follows:

Accounts receivable
December 31, 2015
Customer A	—%

Revenue
Year ended December 31, 2015
Customer A	10%

(o)	Stock-Based Compensation

The Company accounts for its employee stock options under the fair value method, which requires stock-based compensation to be based on the fair value of the options, determined using an option-pricing model, on the date of grant. The value of the portion of the award that is expected to vest is recognized as expense over the related employees’ requisite service periods in the Company’s consolidated statements of operations. The Company has elected to calculate the awards’ fair value based on the Black-Scholes option pricing model. The Black-Scholes model requires use of various assumptions including expected option life and expected stock price volatility. The Company is using the straight-line (single-option) method for expense attribution.

Stock-based compensation expense is recorded based on awards that are ultimately expected to vest, and such expense has been reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of the actual option forfeitures.

The Company accounts for stock options that are issued to nonemployees based on the estimated fair value of such awards using the Black-Scholes model. The measurement of stock-based compensation expense for these awards is subject to periodic adjustments to the estimated fair value until the awards vest and resulting change in the estimated fair value is recognized in the Company’s consolidated statements of operations during the period in which the related services are rendered.

(p)	Foreign Currency

The functional currency of each of the Company’s foreign subsidiaries is its respective local currency. The Company translates all monetary assets and liabilities denominated in foreign currencies into U.S. dollars using the exchange rates in effect at the consolidated balance sheet dates and other assets and liabilities using historical exchange rates. Revenue and expenses are translated at average exchange rates in effect during the year. Translation adjustments are recorded within other comprehensive income.

Foreign currency denominated transactions are initially recorded and remeasured at the end of each period using the applicable exchange rate in effect. Foreign currency remeasurement gains (losses) and transaction gains and losses are included in other income (expense), net in the accompanying consolidated statement of operations. During the year ended December 31, 2015, the Company recognized a net foreign currency loss of $272,000.

(q)	Comprehensive Loss

Comprehensive loss is composed of two components: net loss and other comprehensive income. The Company’s other comprehensive income is made up of foreign currency translation adjustments.

(r)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income taxes are classified as noncurrent in connection with Company’s early adoption of Accounting Standards Update (ASU) No. 2015-17, Balance Sheet Classification of Deferred Taxes. A valuation allowance is provided when it is more likely than not (MLTN) that some portion or all of a deferred tax asset will not be realized.

The Company utilizes a two-step approach to evaluate tax positions. Recognition, step one, requires evaluation of the tax position to determine if based solely on technical merits it is MLTN to be sustained upon examination. The MLTN standard is met when the likelihood of occurrence is greater than 50%. Measurement, step two, is addressed only if step one is satisfied. In step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is MLTN to be realized upon ultimate settlement with tax authorities. If a position does not meet the MLTN threshold for recognition in step one, no benefit is recorded until the first subsequent period in which the MLTN standard is met, the issue is resolved with the tax authority, or the statute of limitation expires. Positions previously recognized are derecognized when the Company subsequently determines that the position no longer is MLTN to be sustained.

(s)	Recently Issued and Adopted Accounting Pronouncements

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The FASB has issued for public comment a proposed ASU that would defer the effective date of ASU 2014-09 by one year.

In April 2015, the FASB issued new accounting guidance ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. The guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The debt issuance costs guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. The Company has elected not to early adopt. The adoption of the debt guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent in a classified statement of financial position. The accounting standard is effective, either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented, for annual periods beginning after

December 15, 2016, and interim periods therein. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company has early-adopted the ASU as of December 31, 2015 on a prospective basis and the statement of financial position as of this date reflects the revised classification of current deferred tax assets and liabilities as noncurrent. There is no other impact on the financial statements of early-adopting the ASU as no prior periods were retrospectively adjusted.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), aimed at making leasing activities more transparent and comparable. The new standard requires substantially all leases, including operating leases, be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2019, and early adoption permitted. The Company is currently evaluating the effect the adoption of this amendment will have on the Company’s financial statements.

(2)	Fair Value Measurements

The Company measures and reports its cash equivalents at fair value on a recurring basis. The Company’s cash equivalents are invested in money market funds. The following table sets forth the fair value of the Company’s financial instruments remeasured on a recurring basis, by level within the fair value hierarchy as of December 31, 2015 (in thousands):

	Level I	Level II	Level III	Total
Financial assets:
Money market funds	$18,158	—	—	18,158

(3)	Balance Sheet Components

(a)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2015 consisted of the following (in thousands):

Prepaid rent	$95
Prepaid software and IT subscription fees	696
Prepaid advertisement expenses and marketing events	296
Other	394

Total prepaid expenses and other current assets	$1,481

(b)	Property, Equipment, and Software, Net

Property, equipment, and software as of December 31, 2015 consisted of the following (in thousands):

Computer hardware and software	$14,167
Capitalized internally developed software costs	3,140
Leasehold improvements	838
Furniture and fixtures	777

Property, equipment, and software – gross	18,922
Less accumulated depreciation and amortization	(9,999)

Property, equipment, and software – net	$8,923

Depreciation and amortization expense for the year ended December 31, 2015 was $4.0 million, which includes amortization of internally developed software. A portion of the amortization was due to assets held under capital leases with a total cost of $8.6 million. Amortization of data center equipment is included in cost of revenue and the remainder of depreciation and amortization expense is included in operating expenses in the accompanying consolidated statement of operations.

(c)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2015 consisted of the following (in thousands):

Deferred rent	$441
Accrued publisher revenue	1,599
Accrued publisher discount	1,177
Other accrued liabilities	900

Total accrued expenses and other current liabilities	$4,117

(d)	Accrued Employee Liabilities

Accrued employee liabilities as of December 31, 2015 consisted of the following (in thousands):

Accrued payroll and related expenses	$1,231
Accrued commissions	3,151
Accrued vacation	746
Other accrued employee expenses	65

Total accrued employee liabilities	$5,193

(4)	Debt

In January 2013, the Company entered into a loan and security agreement (the Agreement) with a financial institution. Under the terms of the Agreement, the Company had access to amounts under a revolving line of credit (Line of Credit) equal to the lesser of $10.0 million or 80% of specified eligible accounts, generally consisting of collectible receivables that arose in the ordinary course of the Company’s business. Amounts borrowed under the Line of Credit can be repaid and reborrowed at any time prior to the maturity date of January 31, 2015 without penalty. Upon maturity, all outstanding amounts under the Line of Credit are due and payable. The Line of Credit bears interest equal to London Interbank Offered Rate (LIBOR) plus 2.5% per annum and interest payments are due and payable on the first day of each calendar month during the term.

In December 2013, the Company amended the Agreement to increase the amounts available under the Line of Credit to the lesser of $20 million or 80% of specified eligible accounts and extend the maturity date of the Line of Credit to December 2015. The December 2013 amendment to the Agreement also established access to term loans in the amount of $5 million (Term Loans) in addition to the $20 million available under the Line of Credit. The Term Loans bore interest equal to LIBOR plus 2.5% per annum. Amounts under the Term Loans could be drawn any time prior to December 2014. In July 2015, the Company negotiated the fourth amendment to the loan and security agreement. This amendment allows for a $30 million revolving line with a borrowing base of up to 85% of eligible accounts receivable. As part of this amendment, updated financial covenants were included, and the maturity date of the debt was extended to July 10, 2017.

As of December 31, 2015, the outstanding balance under the Line of Credit was $24.2 million.

Borrowings under the Line of Credit and Term Loans are collateralized by all of the Company’s assets excluding certain intellectual property. In addition, the terms of the Agreement require certain liquidity ratios and various other standard covenants. As of December 31, 2015, the Company was in compliance with these debt covenants.

Upon execution of the December 2013 amendment to the Agreement, the Company issued a warrant to purchase up to 10,000 shares of Series B-2 convertible preferred stock with an exercise price of $4.15 per share to the lender. The aggregate fair value of the warrant was estimated using the Black-Scholes method to be $40,000 on the date of issuance. The fair value of the warrant was recorded as debt issuance cost that will be amortized as interest expense over the contractual term of the Agreement using the effective interest rate method. During the year ended December 31, 2015, the Company recognized interest expense related to amortization of the debt issuance cost in the amount of $10,000.

(5)	Commitments and Contingencies

(a)	Leases

The Company periodically leases facilities and equipment under noncancelable capital and operating leases. The terms of the facilities lease agreements provide for rental payments on a graduated basis, and accordingly, the Company recognizes related rent expense on the straight-line basis over the lease term, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2015 are as follows (in thousands):

	Capital leases	Operating leases
Year ending December 31:
2016	$2,639	2,043
2017	1,009	1,315
2018	324	1,027
2019	—	712
2020	—	846
2021	—	645
2022	—	514
2023	—	514
2024	—	118

Total minimum lease commitments	3,972	$7,734

Less amount representing interest	(299)

Lease payments	3,673
Less current installments of obligations under capital leases	(2,425)

Obligations under capital leases, excluding current installments	$1,248

Rent expense incurred under operating leases was $2.1 million during the year ended December 31, 2015. Rental expense includes $106,280 of sublease rental income in 2015.

(b)	Letters of Credit

As of December 31, 2015, the Company had a letter of credit outstanding in the amount of $290,000 for the benefit of the landlords related to noncancelable facilities leases. The letter of credit has an expiration date of February 2017.

(c)	Litigation

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

(d)	Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company, but have not yet been made. To date, the Company has not paid any material claims or been required to defend any actions related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In addition, the Company has indemnification agreements with certain of its directors and executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers with the Company. The terms of such obligations may vary.

(6)	Stockholders’ Equity

(a)	Common Stock Reserved for Issuance

As of December 31, 2015, the Company authorized 50,000,000 shares of common stock at a par value of $0.0001 per share. The Company had reserved shares of common stock, on an as-if converted basis, for future issuance as follows as of December 31, 2015:

Conversion of outstanding convertible preferred stock	23,748,131
Exercise and conversion of convertible preferred stock warrants	10,000
Exercise of outstanding stock options	8,860,679
Shares reserved for future option grants	1,153,785

Total	33,772,595

(b)	Convertible Preferred Stock

Convertible preferred stock as of December 31, 2015 consisted of the following (in thousands, except share data):

	Shares authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Convertible preferred stock:
Series A-1	1,410,404	1,410,404	$1,994	2,000
Series A-2	10,525,000	10,525,000	10,377	10,525
Series B-1	3,202,489	3,202,489	10,357	10,500
Series B-2	2,585,828	2,575,828	10,645	10,700
Series C-1	6,034,410	6,034,410	23,554	37,655

Total convertible preferred stock	23,758,131	23,748,131	$56,927	71,380

The holders of the Company’s preferred stock have the following rights, preferences, and privileges:

(c)	Conversion Rights

Each share of preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into a number of fully paid and nonassessable shares of common stock as is determined by dividing the original preferred stock price by the conversion price for the respective preferred stock in effect at the time of conversion (the Conversion Rate). The conversion price for the preferred stock is initially determined to be $1.418 for the Series A-1 preferred stock, $1.00 for the Series A-2 preferred stock, $3.2787 for the Series B-1 preferred stock, $4.1540 for the Series B-2 preferred stock, and $4.16 for the Series C preferred stock (the Conversion Price), which equates to a 1-to-1 conversion as of December 31, 2015, but will be subject to adjustment as provided below.

(i)	Automatic Conversion

Each share of Series A-1, A-2, B-1, and B-2 preferred stock is automatically convertible into fully paid and nonassessable shares of common stock, at the Conversion Rate effective for such series of preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, provided that the aggregate gross proceeds to the Company in the offering (before deduction of underwriting discounts, commissions, and registration expenses) are not less than $50.0 million; (ii) with respect to each share of Series A-1 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series A-1 preferred stock; (iii) with respect to each share of Series A-2 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of at least 60% of the then-outstanding shares of Series A-2 preferred stock; (iv) with respect to each share of Series B-1 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series B-1 preferred stock; (v) with respect to each share of Series B-2 preferred stock, upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series B-2 preferred stock.

Each share of Series C preferred stock is automatically convertible into fully paid and nonassessable shares of common stock, at the Conversion Rate effective for such series of preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Company’s common stock, provided that the aggregate gross proceeds to the Company in the offering (before deduction of underwriting discounts, commissions, and registration expenses) are not less than $50.0 million and a per share offering price of not less than $12.48 per share. In the event the IPO price is less than $12.48 per share, the shares of Series C preferred stock may be converted into an amount of fully paid and nonassessable shares of common stock equal to the quotient obtained by dividing (a) $12.48 by (b) the IPO price; or (ii) upon receipt by the Company of a written request for such conversion by the holders of a majority of the then-outstanding shares of Series C preferred stock.

(ii)	Adjustment of Conversion Price for Dilutive Issuances

In the event the Company issues additional shares of common stock after the preferred stock original issue date without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then and in each such event the Conversion Price will be reduced to a price equal to such Conversion Price multiplied by the following fraction:

•	The numerator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of common stock, which the aggregate consideration received by the Company for the total number of additional shares of common stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

•	The denominator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of additional shares of common stock so issued.

(d)	Dividends

The holders of the then outstanding preferred stock are entitled to receive, on a pari pasu basis, when and as declared by the board of directors, out of assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the common stock (payable other than in common stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock), dividends at the annual rate of $0.11 per share of Series A-1 preferred stock, $0.08 per share of Series A-2 preferred stock, $0.26 per share of Series B-1 preferred stock, $0.33 per share of Series B-2 preferred stock, and $0.33 per share of Series C preferred stock, each as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a Recapitalization Event). No dividends will be paid on any share of common stock unless a dividend (in addition to the amount of any dividends paid pursuant to the above provisions) is paid with respect to all outstanding shares of preferred stock in an amount for each such share of preferred stock equal to or greater than the aggregate amount of such dividends for all shares of common stock into which each such share of preferred stock could then be converted. The right to dividends on shares of preferred stock shall not be cumulative, and no right shall accrue to holders of preferred stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. No dividends have been declared on the Company’s preferred stock through December 31, 2015.

(e)	Liquidation Preference

In the event of a liquidation event or deemed liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the assets and funds of the Company available for distribution to stockholders will be distributed as follows:

The first distribution will be made to the holders of the Series C preferred stock then outstanding out of the assets and funds of the Company available for distribution to its stockholders, before any payment is made in respect of the Series A-1, A-2, B-1, and B-2 and common stock, an amount equal to the sum of (i) the Liquidation Preference specified for such share of Series C preferred stock as discussed further below and (ii) all declared but unpaid dividends (if any) on such share.

The second distribution will be made to the holders Series A-1, Series A-2, Series B-1, and Series B-2 then outstanding, on a pari pasu basis, out of the assets and funds of the Company available for distribution to its stockholders, before any payment is made in respect of the common stock, an amount equal to the sum of (i) the Liquidation Preference specified for such share of preferred stock and (ii) all declared but unpaid dividends (if any) on such share of preferred stock, or such lesser amount as may be approved by the holders of at least (i) with respect to the Series A-1 preferred stock, a majority of the then outstanding shares of Series A-1, (ii) with respect to the Series A-2 preferred stock, a majority of the then outstanding shares of Series A-2, (iii) with respect to the Series B-1 preferred stock, a majority of the then outstanding shares of Series B-1, and (iv) with respect to the Series B-2 preferred stock, a majority of the then outstanding shares of Series B-2.

The Liquidation Preferences are $1.418 for the Series A-1 preferred stock, $1.00 for the Series A-2 preferred stock, $3.2787 for the Series B-1 preferred stock, and $4.1540 for the Series B-2 preferred stock. The Liquidation Preference for the Series C preferred stock is as follows:

(i)	Initially and until the first anniversary of the issuance of the Series C, 1.5 times the original issue price of $4.16 per share.

(ii)	On and after the first anniversary of the issuance of the Series C, 1.65 times the original issue price of $4.16 per share.

(iii)	On and after the second anniversary of the issuance of the Series C, 1.8 times the original issue price of $4.16 per share.

(iv)	On and after the third anniversary of the issuance of the Series C, 1.95 times the original issue price of $4.16 per share.

(v)	At any time on or after the fourth anniversary of the issuance of the Series C, 2.0 times the original issue price of $4.16 per share.

After the full preferential amounts due to the holders of preferred stock have been paid or set aside, any remaining assets or funds of the Company available for distribution to its stockholders will be distributed to the holders of the then outstanding Series C preferred stock and common stock ratably in proportion to the number of shares of common stock, on an as-converted basis, then held by each holder.

Notwithstanding the foregoing, until the third anniversary of the issuance of the Series C preferred stock, the aggregate distributions made pursuant to the above liquidation preferences should not exceed an amount equal to three times the Series C original issue price of $4.16 per share.

(f)	Voting Rights

Each holder of preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could then be converted and, except as otherwise required by law, will have voting rights and powers equal to the voting rights and powers of the common stock.

At each election of directors of the corporation, (i) the holders of preferred stock, voting as a separate class, will be entitled to elect three members of the board, (ii) the holders of common stock, voting as a separate class, will be entitled to elect three members, (iii) the holders of all preferred stock and common stock, voting together as a single class on an as-converted basis, will be entitled to elect one director.

(g)	Redemption

The Series C preferred stock is redeemable any time after the fifth anniversary of the original issuance, following the election of the holders of at least a majority of the then outstanding shares of Series C preferred stock. The Series C preferred stock should be redeemed for cash in an amount equal to three times the original issue price of $4.16 per share, or $12.48 per share. If the funds available for distribution are insufficient to redeem the total number of shares of Series C preferred stock, the maximum number of shares should be redeemed along with a one-year promissory note for the balance, with the note carrying interest equal to 10% per annum.

The other preferred stock is not redeemable at the option of the holder.

(7)	Stock-Based Compensation

As of December 31, 2015, the Company has reserved 13,294,079 shares of common stock under the 2008 Equity Incentive Plan (the 2008 Plan) for the grant of incentive and nonqualified stock options, restricted stock purchases, awards and units and stock appreciation rights to employees, directors, consultants, and other service providers of the Company.

The 2008 Plan provides for stock options to be granted at an exercise price not less than 100% of the fair value at the grant date as determined by the board of directors, unless the optioned is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value.

During the year ended December 31, 2011, the Company adopted the Enterprise Management Incentive (EMI) stock plan in the United Kingdom under which qualified and unapproved options to purchase RadiumOne, Inc. shares may be granted to employees of Radium Ltd. Tax advantaged share options with a market value of up to £120,000 may be granted to a qualifying employee of a qualifying company, subject to a total share value of £3 million under EMI options to all employees. A qualifying company must be an independent trading company that has gross assets of no more than £30 million. Due to Company growth this stock plan concluded in 2015 and the Company adopted the U.K. addendum to the 2008 Equity Incentive Plan. This addendum defines the terms and conditions of option grants for U.K. residents or those individuals subject to the laws of the U.K. In accordance with this addendum, each Participant shall be accountable for any income tax and national insurance liability which is chargeable on any assessable income deriving from the exercise of, or other dealing in, his or her Option. In respect of such assessable income each Participant shall indemnify the Company and any Subsidiary which is or may be treated as the employer of such Optionee in respect of any income tax liability which falls to be paid to Her Majesty’s Revenue and Customs (HMRC) by the Company (or the relevant employing Subsidiary) under the Pay As You Earn (PAYE) system as it applies to income tax under Income Tax Earnings and Pensions Act (ITEPA) and the PAYE regulations referred to in it; and any national insurance liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of (i) all the employee’s primary Class 1 national insurance contributions; and (ii) all the employer’s secondary Class 1 national insurance contributions.

During the year ended December 31, 2012, the Company adopted an addendum to the 2008 Plan that defines the terms and conditions of option grants under the 2008 Plan for French residents or those individuals subject to the laws of France. In accordance with the addendum, options are not exercisable for at least one year after the grant date, even if vested. To retain beneficial tax treatment, shares received upon exercise of the options must be held at least three years unless an earlier sale or transfer meets certain exemptions within the French tax code. There are additional exercisability and holding restrictions for options granted to corporate officers. The defined periods during which options may not be exercised and shares must be held after exercise will be automatically adjusted upon changes in applicable laws to allow continued favorable tax treatment for income and social security taxation.

Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the board of directors, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years.

The Company retains the right to repurchase any exercised, but unvested shares upon termination of employment, death, or disability at the original exercise price. The right of repurchase lapses in accordance with the option vesting schedule. There were no shares subject to repurchase as of December 31, 2015. The Company has never exercised this right.

In August 2015, the Company approved a one-time stock option repricing program (Tender Offer) which offered employees the opportunity to exchange their out-of-money outstanding options to the same number of stock options with a lower exercise price. In September 2015, the Company completed the tender offer. A total of 193 eligible employees participated in the option repricing and 3,882,984 shares of stock options were cancelled effective as of the expiration of the tender offer and replaced by new options with an exercise price of $2.79 per share. The vesting schedule and contractual lives of replacement options remain unchanged. The fair value of the replacement options was measured as the total of the unrecognized compensation cost of the original options tendered and the incremental compensation cost of the replacement options representing the excess of the fair value of the replacement options over the fair value of the original options immediately before cancellation. As a result of the tender offer, the Company will recognize a total incremental fair value of $1.1 million, of which $263,000 related to the vested portion of replacement options was recognized immediately upon completion of the tender offer.

The Company’s stock option activity for the year ended December 31, 2015 is as follows:

		Options outstanding
	Shares available for grant	Number of shares underlying outstanding options	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
					(In thousands)
Outstanding – December 31, 2014	2,551,930	7,844,372	2.45	8.2	11,523
Additional shares authorized	—	—	—
Options granted	(2,960,000)	2,960,000	3.35
Options exercised	—	(381,838)	1.05
Options canceled	1,561,855	(1,561,855)	3.28

Outstanding – December 31, 2015	1,153,785	8,860,679	$2.24	8.0	$5,251

Exercisable – December 31, 2015		3,991,274	$1.64	6.7	$4,706
Vested and expected to vest – December 31, 2015		8,001,350	2.18	7.8	5,187

During 2015, the Company identified an immaterial error that affected the year ended December 31, 2014 financial statements related to the presentation of granted and canceled options in the stock option rollforward table above. The Company has reflected the correction of this immaterial error in the stock option rollforward for the year ended December 31, 2015, which decreased granted options by 225,000 and decreased canceled options by 475,000 in 2014. The error is presentation only and has no impact to the consolidated balance sheet or statement of operations.

The options exercisable as of December 31, 2015 included options that were exercisable prior to vesting. The weighted average grant date fair value of options granted during the year ended December 31, 2015 was $1.88.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was $755,000 during the year ended December 31, 2015.

As of December 31, 2015, total unrecognized compensation cost related to stock-based awards granted to employees was $8.3 million, net of estimated forfeitures. These costs will be amortized on a straight-line basis over a weighted average vesting period of 2.7 years.

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of December 31, 2015 is summarized below:

	Options outstanding			Options exercisable
Exercise prices	Number of options outstanding	Weighted- average remaining contractual life (years)	Weighted- average exercise price	Number of options exercisable	Weighted- average exercise price per share
$0.01–0.50	372,500	5.40	$0.26	372,500	$0.26
0.51–0.80	705,344	6.00	0.58	705,344	0.58
0.81–1.70	1,185,812	7.10	1.29	1,114,760	1.27
1.71–2.00	1,058,983	8.90	1.87	554,001	1.87
2.01–4.12	5,538,040	9.00	2.85	1,244,669	2.89

	8,860,679	8.20	2.24	3,991,274	1.64

(a)	Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company and its board of directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term – The expected term represents the period that the stock-based awards are expected to be outstanding. The Company estimates the expected term using the simplified method.

Expected Volatility – The expected volatility is derived from the historical stock volatilities of several comparable publicly listed peers over a period approximately equal to the expected term of the options because the Company has limited information on the volatility of its common stock since the Company has no trading history. When making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to its principal business operations.

Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

Expected Dividend Yield – The expected dividend has been $0 as the Company has never paid dividends and has no expectations to do so.

Fair Value of Common Stock – The fair value of the common stock underlying the stock options has historically been determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of the option grant by considering a number of objective and subjective factors including contemporaneous valuations performed by unrelated third-party specialists, valuations of comparable companies, operating and financial performance, lack of liquidity of capital stock, and general and industry-specific economic outlook, amongst other factors.

(b)	Summary of Assumptions

The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes model with the following weighted average assumptions for the year ended December 31, 2015:

Expected term (in years)	6.0
Risk-free interest rate	1.7%
Expected volatility	59%
Expected dividend yield	—

(c)	Stock-Based Compensation Expense

The Company recorded compensation expense for options granted to employees and nonemployees for the year ended December 31, 2015 as follows (in thousands):

Research and development	$691
Sales and marketing	1,835
General and administrative	1,437

Total stock-based
compensation	$3,963

(8)	Income Taxes

The following table presents the profit (loss) before income taxes for domestic and foreign operations for the year ended December 31, 2015 (in thousands):

Domestic	$(10,014)
Foreign	(142)

Total	$(10,156)

The components of the provision for income taxes for the year ended December 31, 2015 are as follows (in thousands):

Current:
Federal	$1
State	—
Foreign	67

Total current	68

Deferred:
Federal	—
State	—
Foreign	160

Total deferred	160

Total provision	$228

The Company’s effective tax rate differs from the federal statutory rate due to the following for the year ended December 31, 2015 (in thousands):

U.S. federal taxes at statutory tax rate	$(3,430)
State taxes, net of federal benefit	(406)
Meals and entertainment	218
Stock-based compensation	756
Other permanent items	32
Impact of foreign operations	220
R&D credit	(770)
Change in valuation allowance	3,336
Other	272

$228

The tax effects of temporary differences and related deferred tax assets as of December 31, 2015 are as follows (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$9,156
Accruals and reserves	1,894
Capitalized software	603
State taxes	410
R&D and other tax credits	2,433

Gross deferred tax assets	14,496
Valuation allowance	(13,293)

Total deferred tax assets	1,203

Net deferred tax assets	$1,203

At December 31, 2015, the Company had net operating loss carryforwards for federal income tax purposes of approximately $21.2 million. The federal net operating loss carryforwards and tax credits begin expiring in 2028. The Company also has state net operating loss carryforwards of approximately $19.6 million, which will begin expiring after 2018. All of the federal and state net operating losses may be subject to change of ownership limitations provided by the Internal Revenue Code Section 382 and similar state provisions. An annual loss limitation may result in the expiration or reduced utilization of net operating losses and tax credits.

At December 31, 2015, the Company maintained a full valuation allowance on its United States net deferred tax assets. The valuation was determined in accordance with the provisions of Accounting Standards Codification Topic 740, Income Taxes, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. The Company’s history of cumulative losses, along with expected future United States losses required that a full valuation allowance be recorded against all United States net deferred tax assets. The Company intends to maintain a full valuation allowance on United States net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

At December 31, 2015, the Company had net deferred income tax assets, related primarily to net operating loss carryforwards, deferred revenue, stock-based compensation and accruals and reserves that are not currently deductible of $14.5 million, which have been offset by $13.3 million of valuation allowance.

The Company uses the ‘with-and-without’ approach to determine the recognition and measurement of excess tax benefits. Accordingly, the Company has elected to recognize excess income tax benefits from stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the Company. As of December 31, 2015, the Company has recorded $149,000 and $51,000 thousand of excess tax benefits from stock options included in federal and state net operating losses. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research and alternative minimum tax credits, through the income statement.

The Company recognizes interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2015, there were no accrued interest and penalties related to uncertain tax positions. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months. The Company did not have such interest, penalties, or tax benefits during the fiscal year ended December 31, 2015.

A reconciliation of the beginning balance and the ending balance of gross unrecognized tax benefits, before interests and penalties, for the year ended December 31, 2015 is as follows (in thousands):

Beginning balance	$904
Additions for tax positions related to prior year	3
Additions for tax positions related to current year	387

Ending balance	$1,294

The Company files income tax returns in the United States, California, other states within the United States, France, the United Kingdom, Denmark, Netherlands, Italy, Australia and Singapore. It is the intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. The Company does not provide for U.S. income taxes on the earnings of foreign subsidiaries as such earnings are to be reinvested indefinitely. Tax years 2008 to 2015 remain subject to examination for U.S. federal, state, and foreign purposes due to the operating loss carryovers.

(9)	Segments and Information by Geographic Location

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer.

The Chief Executive Officer reviews financial information presented on an aggregated and consolidated basis, together with certain operating and performance measures for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has a single reporting segment.

The following table represents total revenue based on the customer’s location for the year ended December 31, 2015 (in thousands):

United States	$121,611
Europe	32,537
Asia Pacific	2,858

Total revenue	$157,006

The following table summarizes total long-lived assets in the respective locations as of December 31, 2015 (in thousands):

United States	$7,981
Europe	898
Asia Pacific	44

Total long-lived assets	$8,923

(10)	Employee Benefit Plan

The Company has a defined-contribution 401(k) plan covering all eligible employees effective April 1, 2011. The Company does not match employee contributions to the plan.

(11)	Subsequent Events

The Company has evaluated subsequent events through October 28, 2016, except as to Note 11(b).

(a)	On August 31, 2016, the Company signed a sixth amendment to the Loan and Service Agreement that reduced the available borrowing by $5 million to a $25 million facility in the form of a revolving Accounts Receivable (AR) line of credit. This amendment allows for borrowings on 80% of eligible AR through September 30, 2106 then decreasing to 75% of eligible AR starting October 1, 2106, up to $5 million of which can be from select agencies of international subsidiaries. This facility is effective August 31, 2016 and matures on July 10, 2017 (11 months from close of Amendment). Under the agreement, the revolving AR line of credit bears interest at LIBOR plus 2.5% per annum and interest payments are due and payable on the first day of each calendar month during the term. Through October 2016, the Company has drawn a total of $23.3 million against this line, and the cash flow forecast does not anticipate any additional borrowings.

(b)	In connection with its acquisition, the Company’s financial statements are to be included in a registration statement to be filed with the Securities and Exchange Commission. In advance of this filing the Company has adopted the provisions of ASC Topic 480-10-10-S99-3A, Classification and Measurement of Redeemable Securities. The Series C shares contain redemption features that are not solely within the Company’s control. Accordingly, all of the Series C redeemable convertible preferred shares, previously classified in stockholders equity have been classified as temporary equity rather than as a component of stockholders equity in the Company’s consolidated balance sheet.

The carrying value of the Series C redeemable convertible preferred stock was recorded at its fair value at the date of issue. In accordance with the standard, the Company has accounted for changes in the redemption value over the period from the date of issuance to the earliest redemption date, using the interest method, to a value equal to the fair value of its redeemable convertible preferred stock over the period from the date of issuance to the earliest redemption date on June 26, 2020. The increases in the redemption value increases the value of the redeemable convertible preferred stock and decreases the additional paid in capital balance. There was no impact of adopting this accounting principle on the consolidated statement of cash flows or the consolidated statement of operations for the change in the redemption value.

WHO CAN HELP ANSWER MY QUESTIONS?

The Exchange Agent is: Computershare Trust Company, N.A.

By first class mail:	By registered mail or overnight courier:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

The Information Agent is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, brokers and shareholders please call toll-free: (866) 856-2826

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20. Indemnification of Directors and Officers

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of RhythmOne is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit RhythmOne to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to RhythmOne. The exceptions allow RhythmOne to: (1) purchase and maintain at the company’s expense director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of RhythmOne) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third-party indemnity provision which permits RhythmOne to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the RhythmOne articles of association, subject to the Companies Act, each “relevant officer” (meaning any director or other former director or other officer of the company or an associated company (including any company which is a trustee of an occupational pension scheme as defined in Section 235(6) of the Companies Act) shall be indemnified out of the company’s assets against all charges, costs, losses, expenses and liabilities incurred by him as a relevant officer:

(i) in the actual or purported execution or discharge of his duties, or in relation to them; and

(ii) in relation to the company’s (or any associated company’s) activities as trustee of an occupational pension scheme, including (in each case) any liability incurred by him in defending any civil or criminal proceedings whether or not judgment is given in his favor or the proceedings are otherwise disposed of without finding any material breach, default or breach of trust in relation to the company’s (or any associated company’s) affairs.

RhythmOne shall also provide the necessary funds to meet any such expenditure incurred in connection with such proceedings detailed above and purchase and maintain insurance for the benefit of any relevant officer in respect of any relevant loss.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description

2.1**	Agreement and Plan of Merger, dated September 4, 2017, by and between RhythmOne, Purchaser, Merger Sub Two and YuMe (attached as Annex A to the prospectus/offer to exchange)

3.1**	RhythmOne’s Articles of Association

4.1**	Credit Agreement dated November 8, 2017 by and between RhythmOne plc, RhythmOne (US) Holding, Inc., RhythmOne, LLC, R1Demand, LLC, Perk Inc., the several lenders thereto and Silicon Valley Bank.

4.2**	Subordinated Loan and Security Agreement dated as of November 8, 2017 by and between Silicon Valley Bank, RhythmOne (US) Holding, Inc., RhythmOne, LLC, R1Demand, LLC and Perk Inc.

5.1	Opinion of Bird & Bird LLP regarding the legality of the securities being registered

10.1**	RhythmOne 2017 International Equity Incentive Plan

10.2**	RhythmOne 2017 International Equity Plan — Employee Component — Form of Restricted Stock Unit Agreement

10.3**	Executive Service Agreement of Edward Reginelli, dated September 8, 2017

10.4**	Executive Service Agreement of Dan Slivjanovlski, April 19, 2016

10.5**	Executive Service Agreement of Ted Hastings, dated July 2, 2017

10.6**	Tender and Support Agreement dated September 4, 2017 by and between RhythmOne, Purchaser, Merger Sub Two and certain stockholders of YuMe (attached as Annex B to the prospectus/offer to exchange)

12.1**	Computation of Ratio of Earnings to Fixed Charges

21.1**	Subsidiaries of RhythmOne

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Bird & Bird LLP for opinion regarding the legality of securities being registered (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.4	Consent of Deloitte LLP

23.5	Consent of Crowe Horwath LLP

23.6	Consent of KPMG LLP

24.1**	Powers of Attorney of Directors of RhythmOne signing by an attorney-in-fact (included on the signature page of this Registration Statement)

99.1	Letter of Transmittal

99.2	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Consent of Eric Singer

99.5	Consent of John Mutch

**	Previously filed.

Item 22. Undertakings

(a)	In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

•	To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set out in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set out in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus/offer to exchange which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus/offer to exchange will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6) That every prospectus/offer to exchange (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8) To deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report, to securityholders that is incorporated by reference into the prospectus/offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set out in the prospectus/offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus/offer to exchange to provide such interim financial information.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, on January 4, 2018.

RhythmOne plc

By:	/s/ Ted Hastings
	Name:	Ted Hastings
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons on January 4, 2018 in the capacities indicated:

Signature/Name	Title

* Ted Hastings	Director and Chief Executive Officer (Principal Executive Officer)

* Edward Reginelli	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

* Raj Chellaraj	Director (Chairman)

* Suranga Chandratillake	Director

* Andy Cunningham	Director

* Ujjal Kohli	Director

* Mark Opzoomer	Director

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned solely in his capacity as the duly authorized representative of RhythmOne plc in the United States, in the City of Newark, Delaware, on January 4, 2018.

Authorized Representative in the United States Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director